Form 10KSB40, Exhibit 13
period 1998-12-31
COMMUNITY SHORES BANK CORP
filed 1999-03-30
CIK 1070523

                                                                      EXHIBIT 13

                     COMMUNITY SHORES BANK CORPORATION [LOGO]

















                                   NOTICE OF
                                ANNUAL MEETING,
                                PROXY STATEMENT
                                       &
                               1998 ANNUAL REPORT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 15, 1999

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                        COMMUNITY SHORES BANK CORPORATION


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of COMMUNITY SHORES BANK CORPORATION will be held at the Holiday Inn at 939 Third Street, in Muskegon, Michigan, on Thursday, April 15, 1999, at 2:00 p.m., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

         Only those shareholders of record at the close of business on Monday, March 1, 1999, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Monday, April 5, 1999.

                                      By Order of the Board of Directors,



                                      Jose' A. Infante
                                      Chairman of the Board, President
                                        and Chief Executive Officer


Dated: March 15, 1999

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


                                                                 March 15, 1999


                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Community Shores Bank Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of shareholders of the Corporation to be held on Thursday, April 15, 1999, at 2:00 p.m., at the Holiday Inn at 939 Third Street, Muskegon, Michigan, and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 15, 1999.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof.

         The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Corporation.

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 1, 1999 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

         At the close of business on such record date, the outstanding number of voting securities of the Corporation was 1,170,000 shares of Common Stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Gary F. Bogner, Robert L. Chandonnet, Jose' A. Infante and Joy R. Nelson as Class I directors for three year terms expiring at the 2002 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class I director of the Corporation whose term expires at the April 15, 1999 Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2000 or 2001 Annual Meeting, as the case may be.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the four nominees listed herein. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's Common Stock as of February 1, 1999, by the nominees for election as directors of the Corporation, the directors of the Corporation whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Corporation as a group.

                                                                   Amount              Percent of Class
                                                                 Beneficially            Beneficially
Name of Beneficial Owner                                           Owned (1)               Owned (2)
------------------------                                         ------------          ----------------

David C. Bliss..................................................    20,000                    1.7%
Gary F. Bogner..................................................    26,800(3)                 2.3%
John C. Carlyle.................................................    25,000                    2.1%
Robert L. Chandonnet............................................    25,000                    2.1%
Dennis L. Cherette..............................................    15,000                    1.3%
Bruce J. Essex..................................................    75,000                    6.4%
Michael D. Gluhanich............................................    25,600                    2.2%
Donald E. Hegedus...............................................    25,700                    2.3%
John L. Hilt....................................................    40,000                    3.4%
Jose' A. Infante................................................    20,300(4)                 1.7%
Joy R. Nelson...................................................     2,500                       *
All directors and executive officers of the
Corporation as a group (14 persons).............................   329,100(5)                27.6%

-----------------------------
 *       Less than one percent
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.
(2) The percentages shown are based on the 1,170,000 shares of the Corporation's Common Stock outstanding as of February 1, 1999, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 1999.
(3)      Includes 1,800 shares held by Mr. Bogner's spouse.
(4) Includes 10,000 shares that Mr. Infante has the right to acquire within 60 days of February 1, 1999 pursuant to the Corporation's 1998 Employee Stock Option Plan. Mr. Infante also holds an option under the Plan to purchase an additional 30,000 shares, which has not yet vested. Includes also 300 shares held by Mr. Infante's children.
(5) Includes 23,500 shares that such persons have the right to acquire within 60 days of February 1, 1999 pursuant to the Corporation's 1998 Employee Stock Option Plan. Such persons also hold options under the Plan to purchase an additional 70,500 shares which have not yet vested.

         To the best of the Corporation's knowledge, no person other than Bruce
J. Essex, whose ownership is shown in the table above, owns 5% or more of the Corporation's outstanding Common Stock. Mr. Essex and the other directors named in the table have a business address at the office of the Corporation.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Corporation. Each of the continuing directors and nominees is currently a director of the Corporation as well as a director of Community Shores Bank (the "Bank") which is the Corporation's subsidiary.



Name, Age, and Position with                                  Has Served As                Year When Term
the Corporation and the Bank                                  Director Since            As a Director Expires
----------------------------                                  --------------            ---------------------
David C. Bliss, 61,  Director                                    1998                         2001
Gary F. Bogner, 56,  Director                                    1998                         1999
John C. Carlyle, 60,  Director                                   1998                         2000
Robert L. Chandonnet, 54,  Director                              1998                         1999
Dennis L. Cherette, 44, Director                                 1998                         2000
Bruce J. Essex, 49,  Director                                    1998                         2001
Michael D. Gluhanich, 53, Director                               1998                         2000
Donald E. Hegedus, 63,  Director                                 1998                         2000
John L. Hilt, 54, Director                                       1998                         2001
Jose' A. Infante, 46,  Chairman of the Board, President          1998                         1999
  and Chief Executive Officer, and Director
Joy R. Nelson,  61,  Director                                    1998                         1999
Ralph R. Berggren, 46, Senior Vice President and
  Secretary of the Corporation, Senior Vice President,
  Secretary,  Cashier and Senior Lender of the Bank
Heather D. Brolick, 39, Senior Vice President of the
  Corporation, Senior Vice President, Retail Lending
  and Operations of the Bank
Robert J. Jacobs, 50, Senior Vice President of the
  Corporation, Senior Vice President, Retail Banking
  of the Bank

         The business experience of each of the directors, nominees and executive officers of the Corporation for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is Chairman and Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operates over 100 retail farm and do-it-yourself stores located in Michigan, Ohio, New York, Pennsylvania, West Virginia, Virginia and Indiana under the names of Quality Farm and Fleet and County Post, and has annual sales in excess of $520 million. Mr. Bliss has been the Chief Executive Officer of Quality Stores since 1994, and Chairman of Quality Shores since 1996. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman and Huntington Bank. Mr. Bliss serves as the Vice Chair of Community Foundation of Muskegon County, and as a member of the Boards of Directors of Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association. Mr. Bliss previously served as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, and Muskegon Community Health Project.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s. While a pilot he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractors license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Additionally, he is a partner in two growing companies, Send Delivery Inc. and Send Resources Inc., that deliver small parcels within the Muskegon, Grand Rapids and Holland triangle. Mr. Bogner resides in North Muskegon and is a member of the Airline Pilots Association and Vice President of the Safari Club International.

         JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. He currently serves as Chairman of the Board of the North Ottawa Community Hospital and as a member of the Board of Directors of the Grand Rapids Symphony and the Hospice of North Ottawa Community Endowment Fund. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

         ROBERT L. CHANDONNET (Director) is the owner of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to several foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1980. He is a member of the National Industrial Sand Association, American Foundrymans Society, Muskegon Country Club, Muskegon County Catholic Education Foundation, and DJ Campbell Scholarship Fund.

         DENNIS L. CHERETTE (Director) is an owner and the President of Investment Property Associates, Inc., IPA Construction Inc. and IPA Management. Mr. Cherette formed IPA in 1985 and has over 22 years experience in real estate development. Over the years Mr. Cherette has served as a corporate consultant for both national and regional firms and has had real estate consulting assignments in 22 major markets. Mr. Cherette holds a Certified Commercial Investment Member designation. He presently serves as President of the Northwest Soccer Association, Secretary of the Board of Directors of Mercy General Health Partners and Mercy General Osteopathic Foundation, and as Secretary of the Joint Operating Authority and member of the Finance Committee of Mercy General Health Partners. Mr. Cherette is also on the National Board of Directors of First Priority of America, a youth ministry. He has previously served as President of Hospice of North Ottawa Community. His previous Board positions include the Advisory Board of Grand Bank (located in Grand Rapids, Michigan), West Michigan Wellness Center, CBD 2000 Board of Economics Development, and Salvation Army of Grand Haven.

         BRUCE J. ESSEX (Director) owns and operates a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Casting Corp. and Mirror Image Tool (known as the Port City Group). Mr. Essex has over 25 years experience in the die casting industry and has owned the Port City Group since 1982. Mr. Essex is a longtime resident of Muskegon County. Mr. Essex is a member of the Muskegon Economic Growth Alliance and YFCA partner with Youth Campaign.

         MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Boards of Directors of the Muskegon Economic Growth Alliance, Mercy Development Council and The Child & Family Services of Muskegon, and as Chair of Norton Shores EDC and Brownfield Authority.

         DONALD E. HEGEDUS (Director) started his career in the construction industry over 40 years ago. In 1970, Mr. Hegedus started Tridonn Construction Company, which he sold to his employees in 1994. The company continues to operate under its present ownership. In 1985, Mr. Hegedus started Tridonn Development Company ("TDC"), which he continues to own today. TDC has owned and operated businesses engaged in real estate development, lodging, commercial real estate and restaurants. Mr. Hegedus is also part owner of LHR Properties and Edgewater LLC, located in Muskegon County. Mr. Hegedus is a member of the Muskegon Economic Growth Alliance. Additionally, he is a past board member of the American Builders and Construction Association.

         JOHN L. HILT (Director) is Chairman Emeritus and son of the founder of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's Bank until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee, Western Michigan Cherry County Playhouse-Chairman, and Great Lakes Aquarium.

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 27 of his 28 years of financial services experience are in the West Michigan area. He started his West Michigan career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman in Muskegon. While at FMB-Lumberman, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. After Huntington Bank acquired FMB-Lumberman in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante is a Board Member, Secretary/Treasurer, Finance Committee Chair and Executive Committee Member of Mercy General Health Partners; Board Member of the Muskegon Economic Growth Alliance; Cabinet Member of the United Way of Muskegon, and a member of The State of Michigan Governor's Workforce Committee. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Organization, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman. During her tenure with FMB-Lumberman, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is the Chairperson of the Boards of Baker College of Muskegon and the Workforce Development Board of Muskegon County. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, Executive Committee and member of the Board of Hospice of Muskegon, Committee Member of Muskegon County Heart Walk, and member of the Nominating Committee of Pine & Dunes Girl Scouts.

         RALPH R. BERGGREN (Senior Vice President and Secretary of the Corporation and Senior Vice President, Secretary, Cashier and Senior Lender of the Bank) has over 23 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Corporation in June of 1998. Mr. Berggren is active in the Muskegon community, serving as President of Muskegon Civic Theatre, a member of Ambucs and a member of the Finance Committee of the local YFCA.

         HEATHER D. BROLICK (Senior Vice President of the Corporation and Senior Vice President, Retail Lending and Operations Manger of the Bank) has over 17 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman, where she served as a Retail Branch Manger from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Corporation in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

         ROBERT J. JACOBS (Senior Vice President of the Corporation and Senior Vice President, Retail Banking of the Bank) has over 24 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman as Branch Administrator, and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area. Mr. Jacobs served Huntington Bank in this position until he joined the Corporation in July of 1998. Mr. Jacobs is a board member of the Muskegon United Way and Muskegon's Summer Celebration. He has been active in the YMCA, American Heart Association, West Michigan Better Business Bureau, Jaycees and Rotary.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The members of the Audit Committee consist of John C. Carlyle, Michael
D. Gluhanich and Joy R. Nelson. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Dennis L. Cherette, Bruce J. Essex, John L. Hilt and Joy R. Nelson. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation.

         The members of the Nominating Committee consist of David C. Bliss, John
C. Carlyle, Robert L. Chandonnet, Donald E. Hegedus, and Jose' A. Infante. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Corporation's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Jose' A. Infante., Chairman of the Board, President and Chief Executive Officer of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Corporation's Articles of Incorporation.

         During the period from July 23, 1998 (inception) to December 31, 1998, there were a total of five meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board held during the period that the director served, except Messrs. Bogner, Carlyle, and Essex, who attended 40% of the meetings, and Messrs. Cherette and Gluhanich who attended 60% of the meetings. There were no meetings of the Audit Committee, Compensation Committee, or Nominating Committee during the approximately five months of 1998 that the Corporation was in existence.

         During 1998, no compensation was paid to any directors of the Corporation for their services in such capacities.

SUMMARY COMPENSATION TABLE

         The following table details the compensation received by the named executive for the period from July 23, 1998 (inception) to December 31, 1998:


                                                Annual Compensation              Long Term
                                                -------------------             Compensation
Name and                                                                        -------------
Principal                                                                                             All Other
Position                       Year             Salary         Bonus              Options            Compensation
                               ----             ------         -----              -------            ------------
Jose' A. Infante,              1998             $58,089         $ 0               40,000               $ 0
 Chairman of the Board,
 President and Chief
 Executive Officer


OPTIONS GRANTED IN 1998

         Under the Corporation's 1998 Employee Stock Option Plan, stock options are granted to the Corporation's and the Bank's senior management and other key employees. The Board of Directors of the Corporation is responsible for awarding the stock options. These options are awarded to give senior management and key employees an additional interest in the Corporation from a shareholder's perspective, and enable them to participate in the future growth and profitability of the Corporation. In making awards, the Board may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Corporation, and such other factors as the Board may deem relevant.

         The following table provides information on options granted to the named executive during the period from July 23, 1998 (inception) to December 31, 1998:

                                Individual Grants
                                -----------------

                               Number of             % of Total
                                Shares                 Options
                              Underlying             Granted to         Exercise or
                               Options                Employees          Base Price               Expiration
Name                          Granted (1)              in 1998          Per Share (2)                Date
----                       ---------------           -----------       -------------              -----------
Jose' A. Infante               40,000                      43%             $10.00              September 9, 2008

-----------------------------
(1) The option was immediately exercisable for 10,000 shares as of September 10, 1998, and becomes exercisable for an additional 10,000 of the shares covered by the option on each September 10 thereafter, until September 10, 2001, when it is exercisable in full for all 40,000 shares.

(2) The exercise price equals the price at which the Corporation offered its stock to the public in its initial public offering. The exercise price may be paid in cash, by the delivery of previously owned shares, or a combination thereof.

AGGREGATED STOCK OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1998 by the named executive and the value of unexercised options at December 31, 1998:


                                                                                                 Value of
                                                                  Number of                     Unexercised
                                                                  Unexercised                  In-the-Money
                              Shares                               Options at                   Options at
                           Acquired on        Value                12/31/98                      12/31/98 (1)
Name                         Exercise       Realized      Exercisable/Unexercisable      Exercisable/Unexercisable
----                       -----------      --------      -------------------------      -------------------------
Jose' A. Infante              None             N/A              10,000/30,000                  $1,250/$3,750

-----------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $10.125 per share, the average of the closing bid and asked prices reported on the OTC Bulletin Board on December 31, 1998.

CERTAIN TRANSACTIONS

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of February 1, 1999, the Bank had outstanding three loans to the directors or executive officers of the Corporation and affiliated entities totaling approximately $640,000 in aggregate amount under commitments totaling approximately $1.45 million.

         During 1998, organizers of the Bank loaned approximately $1,138,000 in aggregate amount to the Corporation to cover organizational and other preopening expenses of the Bank and the Corporation. Interest was paid on these loans at the rate of 5% per annum. All of these loans were repaid by the Corporation from net proceeds of its initial public offering in December of 1998. Each of the organizers who loaned money to the Corporation was a member of the Corporation's Board of Directors.

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Crowe, Chizek & Company LLP as the Corporation's principal independent auditors for the year ending December 31, 1999. Representatives of Crowe, Chizek & Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2000 Annual Meeting of shareholders must be sent to the Secretary of the Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441, and received by November 16, 1999 in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION






                               1998 ANNUAL REPORT









                                                               DECEMBER 31, 1998

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan


                               1998 ANNUAL REPORT


                                    CONTENTS






MESSAGE TO THE SHAREHOLDERS...................................................................................  S-2


PLAN OF OPERATION.............................................................................................  S-3


REPORT OF INDEPENDENT AUDITORS................................................................................  S-5


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEET...............................................................................  S-6

     CONSOLIDATED STATEMENT OF INCOME.........................................................................  S-7

     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY................................................  S-8

     CONSOLIDATED STATEMENT OF CASH FLOWS.....................................................................  S-9

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................................................... S-10


SHAREHOLDER INFORMATION....................................................................................... S-15


DIRECTORS AND EXECUTIVE OFFICERS.............................................................................. S-17

                           MESSAGE TO THE SHAREHOLDERS


Muskegon, Michigan
February 23, 1999


Please let me take this opportunity to thank each one of you for investing in Community Shores Bank Corporation. As an owner of this corporation, you are an owner in Community Shores Bank, a true community bank.

I would like to tell you about our Bank and some of the exciting things we anticipate over the next several months.

What makes us different from other banks is that we are locally headquartered. What that means is that all decisions are made by experienced bankers who live locally, in our community and who have a vested interest in making sure that customer needs are being met in an effective and friendly manner.

Merger and acquisition activity in West Michigan over the past several years has created a service void in our market and it is exactly that void which Community Shores intends to fill. The comments we hear from people in our area, have led us to believe that our community is eager and ready to endorse a bank that provides high quality service with local management. Additionally, your Board of Directors, all of whom are local community leaders, founders of and investors in our Bank, are instrumental in the development and delivery of our community banking orientation and strategy.

One of the primary reasons that Community Shores will be successful is because of our employees. Community banking is all about people and providing services that meet the needs of individuals and businesses. We have assembled a team of experienced professionals who are highly motivated. We have given them products that are very competitive, and surrounded them with technology and training that is challenging, exciting, and most importantly fun.

Our market area is Muskegon and Northern Ottawa Counties. We intend to serve small to medium-sized businesses and retail customers. Statistics indicate that these markets have been experiencing rapid growth over the past several years and we plan to be aggressive with business development efforts as well as civic involvement.

From an operations perspective, it is important that we approach technology as an ally that will help us balance economics with opportunity. Now that we are up and running, our staff has begun looking for ways to develop new technologically-based products that will lead the charge for increased revenue in the next millennium. We are excited about these new developments and we look forward to the year 2000.

All of us at Community Shores Bank make a pledge to you to do the very best that we can to provide you with an investment that meets your expectations with regard to financial growth and economic return. This is your bank, so please stop by and see us, and become a customer as well as a shareholder. Our staff will be pleased to show you our temporary offices and tell you about our new main office which will be completed in the fall of 1999.

On behalf of our staff, thank you for the confidence you have shown in us and your assistance in bringing community banking to this area.

                                PLAN OF OPERATION


Community Shores Bank Corporation was incorporated on July 23, 1998 to establish and own Community Shores Bank. Based on preopening growth projections, management believes that the Bank is likely to have adequate funds to meet its capital requirements for the next several years.

Since opening its doors on January 18, 1999, the Bank has seen steady growth. The majority of its growth has occurred in the commercial loan area as management had expected. Within the next few weeks, management will start its marketing awareness campaign and the permanent building will begin construction in the first few weeks of March.

Management has chosen to fund anticipated loan growth in the later half of 1999, in part, by obtaining brokered and out-of-state deposits to augment normal deposit growth. At this time, local deposit growth has been adequate to meet loan demands.

As of December 31, 1998, the Corporation had a retained deficit of $439,000. The retained deficit was primarily the result of preopening fees and expenses. Management believes that the Corporation will generate a net loss for 1999 as a result of expenditures made to organize and grow the Bank to the size necessary to generate revenues to exceed the cost of its overhead structure. Significant ongoing additions to loan loss reserves will also contribute to this deficit due to the projected increase in the loan portfolio. The expenditures made will create the infrastructure and lay the foundation for growth in subsequent years.

The Corporation's plan of operation for the next 12 months does not contemplate the need to raise additional funds during that period. Management has concluded, based on current growth projections, that the Bank is likely to have adequate funds to meet its cash requirements for at least the next several years. Management has no specific plans for product research or development which would be performed within the next 12 months. Management plans to expend approximately $2.1 million for the land and building for its main office (including the temporary facility to be used pending completion of the permanent facility), and approximately $850,000 for fixtures, furniture, equipment and other necessary assets. During the next 12 months, the Corporation does not anticipate requiring substantial additional equipment. The Corporation is exploring leasing a facility in Grand Haven, Michigan that is ready to serve as a branch bank in the first half of 1999. The Bank presently has 20 employees. No significant changes in the number of employees are anticipated in the next 12 months of operation.

The approach of the year 2000 presents potential problems to businesses that utilize computers. Some computer systems may not be able to properly interpret or process dates after December 31, 1999 because they use only two digits to indicate the year in the date. These computer systems do not properly recognize a year that begins with "20" instead of the familiar "19". The effects of this problem may vary from system to system. If not corrected, many computer applications could fail or create erroneous results. The Corporation intends to obtain information and account processing services and reports ("Processing Services") from a reputable and experienced company that provides such services for many financial institutions. The Corporation intends to obtain written assurances from its Processing Services supplier and computer equipment suppliers that their products are or will be year 2000 ready or compliant. The Corporation intends to assess year 2000 compliance by the Corporation and its vendors. Vendors whose year 2000 compliance may affect the Corporation's business and operations include its Processing Services supplier, electronic banking vendors, correspondent banks, utilities and communications companies. Security systems, heating, ventilating, air conditioning and other systems may also be affected. The Corporation expects to require assurances from commercial borrowers as to their year 2000 compliance as part of the loan application and review process. The Corporation has appointed one of its senior officers to oversee its year 2000 programs, and the Corporation intends to apprise its Board of Directors of the progress being made on a regular basis. Costs to the Corporation related to year 2000 matters are estimated to be less than $25,000. These costs may include testing of equipment and software programs, equipment upgrades and customer education. It is difficult to predict such costs, and additional funds may be needed for expenses relating to year 2000 testing, training, education, system or software failure or replacements, or losses due to vendor or customer failure to be year 2000 compliant. The failure of the Corporation, its vendors, or customers to successfully address year 2000 issues could interfere with the Corporation's ability to operate its business and have a material adverse effect on the Corporation's financial condition and results of operation. The Corporation intends to develop a contingency plan to address year 2000 problems that may occur after December 31, 1999, and expects to develop the plan during the first half of 1999.

                      [CROWE, CHIZEK & COMPANY LETTERHEAD]



                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Community Shores Bank Corporation
Roosevelt Park, Michigan


We have audited the accompanying consolidated balance sheet of Community Shores Bank Corporation as of December 31, 1998 and the related statements of income, changes in shareholders' equity and cash flows for the period from July 23, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Community Shores Bank Corporation at December 31, 1998, and the results of its operations and its cash flows for the period from July 23, 1998 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.




                                             /s/Crowe, Chizek and Company LLP
                                                Crowe, Chizek and Company LLP
Grand Rapids, Michigan
February 4, 1999

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998

----------------------------------------------------------------------------------------------------------------
ASSETS
     Cash and due from financial institutions                                                    $       612,377
     Interest earning deposits                                                                         8,000,000
                                                                                                 ---------------
         Total cash and cash equivalents                                                               8,612,377

     Premises and equipment                                                                            1,237,489
     Other assets                                                                                         11,400

         Total assets                                                                            $     9,861,266
                                                                                                 ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Accounts payable                                                                            $        72,214

Shareholders' equity
     Preferred stock, no par value; no shares
       authorized, none issued
     Common stock, no par value:  9,000,000 shares
       authorized and 1,100,000 shares outstanding                                                    10,227,604
     Retained deficit                                                                                   (438,552)
                                                                                                 ---------------
         Total shareholders' equity                                                                    9,789,052

              Total liabilities and shareholders' equity                                         $     9,861,266
                                                                                                 ===============


          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
         Period from July 23, 1998 (inception) through December 31, 1998




----------------------------------------------------------------------------------------------------------------
Interest income                                                                                  $        12,716

Interest expense
     Notes payable                                                                                        17,536


NET INTEREST MARGIN                                                                                       (4,820)

Noninterest expense
     Salaries and benefits                                                                               279,481
     Occupancy                                                                                            17,336
     Furniture and equipment                                                                               7,943
     Directors and officers insurance                                                                     13,300
     Professional services                                                                                67,842
     Telephone                                                                                            11,644
     Other expense                                                                                        36,186
                                                                                                 ---------------
         Total noninterest expenses                                                                      433,732
                                                                                                 ---------------

NET LOSS                                                                                         $      (438,552)
                                                                                                 ===============

Basic and diluted loss per share                                                                 $          (.40)
                                                                                                 ===============

Average shares outstanding                                                                             1,100,000
                                                                                                 ===============





          See accompanying notes to consolidated financial statements.

                       COMMUNITY SHORES BANK CORPORATION
               CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS'
     EQUITY Period from July 23, 1998 (inception) through December 31, 1998



-------------------------------------------------------------------------------------------------------------------

                                                                                                         Total
                                                 Preferred          Common           Retained        Shareholders'
                                                   Stock             Stock            Deficit           Equity
                                                 ----------         -------          ---------       --------------
BALANCE, JULY 23, 1998 (INCEPTION)               $       0      $            0     $          0     $             0

Common stock sale, December 22,
   1998                                                             10,227,604                           10,227,604

Net loss for the period from July 23,
   1998 (inception) through
   December 31, 1998                                                                   (438,552)           (438,552)
                                                 ---------      --------------     ------------     ---------------


BALANCE, DECEMBER 31, 1998                       $       0      $   10,227,604     $   (438,552)    $     9,789,052
                                                 =========      ==============     ============     ===============





          See accompanying notes to consolidated financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
         Period from July 23, 1998 (inception) through December 31, 1998

-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                                    $      (438,552)
     Adjustments to reconcile net loss to net
       cash from operating activities
     Net change in
         Other assets                                                                                    (11,400)
         Account payable                                                                                  72,214
                                                                                                  ---------------
              Net cash from operating activities                                                        (377,738)

CASH FLOWS FROM INVESTING ACTIVITIES
     Additions to premises and equipment                                                              (1,237,489)
                                                                                                  ---------------
         Net cash from investing activities                                                           (1,237,489)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from related party loans                                                                 1,137,500
     Repayment of loans to related parties                                                            (1,137,500)
     Net proceeds from stock offering                                                                 10,227,604
                                                                                                 ---------------
         Net cash from financing activities                                                           10,227,604
                                                                                                  --------------
Net change in cash and cash equivalents                                                                8,612,377

Cash and cash equivalents at beginning of period                                                               0
                                                                                                 ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                       $     8,612,377
                                                                                                 ===============


Supplemental disclosures of cash flow information
     Cash paid during the period for interest                                                    $        17,536





          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation (Corporation) and its wholly-owned subsidiary, Community Shores Bank (Bank), after elimination of significant intercompany transactions and accounts.

Nature of Operations: The Corporation was incorporated on July 23, 1998 under Michigan law and will be a bank holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank intends to provide a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the City of Muskegon, and Northern Ottawa County, which includes the City of Grand Haven. Those services will reflect the Bank's intended strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management intends to initially focus the Bank's retail banking strategy on providing products and services, including automated teller machine, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank began operations on January 18, 1999.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable.

Stock Options: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro-forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro-forma effect is expected to increase in the future as more options are granted. Options granted vest over three years and have a maximum term of ten years.



                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established to the extent of net deferred tax assets due to a lack of operating performance to ensure that it is more likely than not it would be recovered.

Dividend Restriction: The Corporation and Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings which will limit the amount of dividends which may be paid for several years.

Earnings (Loss) Per Share: Basic earnings (loss) per share is based on weighted average common shares outstanding. Diluted earnings (loss) per share further assumes the issue of any dilutive potential common shares.


NOTE 2 - PREMISES AND EQUIPMENT

Year-end premises and equipment are as follows:

                                                                                               Carrying
                                                                                                Value
     1998
         Land                                                                             $        450,440
         Furniture and equipment                                                                   477,119
         Construction in Progress                                                                  309,930
                                                                                          ----------------
                                                                                          $      1,237,489
                                                                                          ================





                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1998


----------------------------------------------------------------------------------------------------------

NOTE 3 - STOCK OPTION PLAN

     Stock options outstanding
         Beginning                                                                                       0
         Granted                                                                                    94,000
                                                                                                    ------
              Ending                                                                                94,000
                                                                                                    ======

     Option exercisable at year end                                                                 35,035

         Minimum exercise price                                                              $       10.00
         Maximum exercise price                                                                      10.00
         Average exercise price                                                                        N/A
         Weighted average remaining option term                                                  9.7 years

     Estimated fair value of stock options granted                                           $     259,640
         Assumptions used:
              Weighted average risk-free interest rate                                                4.62%
              Expected option life                                                                 7 years
              Expected stock volatility                                                                 25%
              Expected dividends                                                                         0%

     Proforma loss per share, assuming fair value method was used for stock options:
         Net loss                                                                            $    (502,558)
         Basic and diluted loss per share                                                             (.49)


NOTE 4 - FEDERAL INCOME TAXES

The Corporation recorded no current or deferred benefit for income taxes as a result of recording the valuation allowance in the amount of net deferred tax assets.

Deferred tax asset consists of:

     Start-up/pre-opening expenses                                                           $     147,469
     Valuation allowance for deferred tax asset                                                   (147,469)
                                                                                             -------------

         Net deferred tax asset after valuation allowance                                    $           0
                                                                                             =============

As a result of the valuation allowance, the Corporation's effective tax rate was reduced from the statutory rate of 34% to 0%.


                                  (Continued)

                    COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1998



NOTE 5 - COMMUNITY SHORES BANK CORPORATION (PARENT COMPANY ONLY)
  CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company only financial statements.



                                       CONDENSED BALANCE SHEET
     ASSETS
         Cash and cash equivalents                                                        $        609,866
         Interest earning deposits                                                               8,000,000
         Investment in subsidiary                                                                1,240,000
         Other assets                                                                               11,400
                                                                                          ----------------

              Total assets                                                                $      9,861,266
                                                                                          ================

     LIABILITIES AND SHAREHOLDERS' EQUITY
         Liabilities                                                                      $         72,214

         Shareholders' equity
              Common stock                                                                      10,227,604
              Retained earnings                                                                   (438,552)
                                                                                          ----------------
                  Total shareholders' equity                                                     9,789,052
                                                                                          ----------------

                      Total liabilities and shareholders' equity                          $      9,861,266
                                                                                          ================


                          CONDENSED STATEMENT OF INCOME
                                                                                               Period from
                                                                                              July 23, 1998
                                                                                               (inception)
                                                                                                 through
                                                                                               December 31,
                                                                                                  1998
                                                                                              ------------

     Income
         Other                                                                            $         12,716

     Expenses
         Other operating expenses                                                                  451,268
                                                                                           ----------------

     LOSS BEFORE INCOME TAX AND EQUITY IN UNDISTRIBUTED
        NET LOSS OF SUBSIDIARIES                                                                  (438,522)

     Federal income tax expense                                                                          0

     Equity in undistributed net loss of subsidiary                                                      0
                                                                                          ----------------

     NET LOSS                                                                             $       (438,522)
                                                                                          ================




                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1998


NOTE 5 - COMMUNITY SHORES BANK CORPORATION (PARENT COMPANY ONLY)
  CONDENSED FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS


                                                                                                Period from
                                                                                               July 23, 1998
                                                                                                (inception)
                                                                                                  through
                                                                                                December 31,
                                                                                                    1998
                                                                                                    ----

     CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                                         $       (438,552)
         Adjustments to reconcile net loss to net
           cash from operating activities
              Change in other assets                                                               (11,400)
              Change in other liabilities                                                           72,214
                                                                                          ----------------
                  Net cash from operating activities                                              (377,738)

     CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from sale of 1,100,000 shares of common stock                                 10,227,604
         Capital investment into Community Shores                                               (1,240,000)
                                                                                          ----------------
              Net cash from financing activities                                                 8,987,604
                                                                                          ----------------

     Net change in cash and cash equivalents                                                     8,609,866

     Cash and cash equivalents at beginning of period                                                    0
                                                                                          ----------------

     CASH AND CASH EQUIVALENTS AT END OF PERIOD                                           $      8,609,866
                                                                                          ================


NOTE 6 - SUBSEQUENT EVENTS (UNAUDITED)

On January 21, 1999, the Corporation received the net proceeds of $651,000 from the sale of 70,000 in overallotment shares from the stock offering completed in December. This will be reflected as an increase in common stock in the first quarter of 1999.

On January 19, 1999, the Bank formally opened for business in temporary mobile units while the Bank's main office construction is completed. The Bank has been accepting deposits and making loans. As of February 26, 1999, the Bank had accumulated total assets of $19,525,000, total loans of $6,052,000 and total deposits of $10,484,000.

                             SHAREHOLDER INFORMATION



SEC FORM 10-KSB

         COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST. PLEASE MAIL YOUR REQUEST TO RALPH R. BERGGREN, SENIOR VICE PRESIDENT AND SECRETARY OF THE CORPORATION, AT 1030 W. NORTON AVENUE, MUSKEGON, MICHIGAN 49441.


STOCK INFORMATION

         The Common Stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At December 31, 1998, there were approximately 53 record holders of the Corporation's Common Stock. The Corporation has paid no dividends since its formation in 1998.

         The following table shows the high and low bid prices by quarter during the period from the date of the Corporation's initial public stock offering (December 17, 1998) through December 31, 1998. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.

                                   BID PRICES

                                                                                          HIGH            LOW
                                                                                          ----            ---

     CALENDAR YEAR 1998
     Fourth Quarter...................................................................$   10.00        $  10.00


MARKET MAKERS

         At December 31, 1998, the following firms were registered with the OTC Bulletin Board as market makers in Community Shores Bank Corporation common stock:

Roney Capital Markets, a division of          Robert W. Baird & Co. Incorporated
 First Chicago Capital Markets, Inc.          777 East Wisconsin Avenue
One Griswold Street                           Milwaukee, Wisconsin 53202
Detroit, Michigan 48226

J. J. B. Hilliard, W. L. Lyons, Inc.          Monroe Securities Inc.
501 South Fourth Street                       47 State Street
Louisville, Kentucky 40202                    Rochester, New York 14614

STOCK REGISTRAR AND TRANSFER AGENT

         State Street Bank & Trust Company
         c/o EquiServe
         P.O. Box 8200
         Boston, MA 02266-8200
         Shareholder Inquiries 1-800-426-5523


LEGAL COUNSEL

         Dickinson Wright PLLC
         500 Woodward Avenue, Suite 4000
         Detroit, Michigan 48226
         and
         200 Ottawa Avenue, N.W., Suite 900
         Grand Rapids, Michigan 49503


INDEPENDENT AUDITORS

         Crowe, Chizek & Company LLP
         55 Campau, Suite 400
         Riverfront Plaza Building
         Grand Rapids, Michigan 49503


ADDITIONAL INFORMATION

         News media representatives and those seeking additional information about the Corporation should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Corporation, at (616) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

         This year's Annual Meeting will be held at 2:00 p.m., on Thursday, April 15, 1999, at the Holiday Inn at 939 Third Street, Muskegon, Michigan.

                        DIRECTORS AND EXECUTIVE OFFICERS



DIRECTORS OF THE CORPORATION AND THE BANK

David C. Bliss, Chairman and Chief Executive Officer of Quality Stores, Inc.
    (retail farm and do-it-yourself stores)
Gary F. Bogner, real estate investor
John C. Carlyle, partner of the law firm of Varnum, Riddering, Schmidt and
    Howlett LLP, and a certified public accountant
Robert L. Chandonnet, President and owner of The Nugent Sand Company, Inc.
    (provider of foundry sand to foundries)
Dennis L. Cherette, President and an owner of Investment Property Associates,
    Inc., IPA Construction Inc. and IPA Management (real estate development and management)
Bruce J. Essex, owner and operator of Port City Die Cast, Port City Metal
    Products, Muskegon Castings Corp., and Mirror Image Tool (die casting) Michael D. Gluhanich, President of Geerpres, Inc. (manufacturer of janitorial supply equipment)
Donald E. Hegedus, Chairman of the Board, President and owner of Tridonn
    Development Company (real estate development)
John L. Hilt, Chairman Emeritus of Quality Stores, Inc. (retail farm and do-it-yourself stores)
Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer
    of the Corporation and the Bank
Joy R. Nelson, retired bank executive


EXECUTIVE OFFICERS OF THE CORPORATION

Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer
    of the Corporation and the Bank
Ralph R. Berggren, Senior Vice President and Secretary of the Corporation, and
    Senior Vice President, Secretary, Cashier and Senior Lender of the Bank Heather D. Brolick, Senior Vice President of the Corporation and Senior Vice
    President, Retail Lending and Operations Manager of the Bank
Robert J. Jacobs, Senior Vice President of the Corporation and Senior Vice
    President, Retail Banking of the Bank

                     COMMUNITY SHORES BANK CORPORATION [LOGO]

                                                                   1829-PS/AR-99

COMMUNITY SHORES
BANK CORPORATION

c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040



Dear Shareholders,

Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting, Proxy Statement & 1998 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy card.

Your proxy card must be received prior to the Annual Meeting of the Shareholders on April 15, 1999.

Sincerely,

Community Shores Bank Corporation

                                  DETACH HERE

[X]  Please mark
     votes as in
     this example

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1.  Election of Directors.                                            2.  In their discretion, the Proxies are authorized to vote
    NOMINEES:  Gary F. Bogner, Robert L. Chandonnet,                      upon such other matters as may properly come before the
               Jose' A. Infante, Joy R. Nelson                            meeting, or at any adjournment of the meeting.

     FOR                             WITHHELD
     ALL    [  ]              [  ]   FROM ALL
  NOMINEES                           NOMINEES


[  ]                                                                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [  ]
    --------------------------------------------------
       For all nominees except those whose names are
                written on the line above.                            MARK HERE FOR ADDRESS CHANGES AND NOTE AT LEFT  [  ]

                                                                      PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE
                                                                      ENCLOSED ENVELOPE.

                                                                      Please sign exactly as your name(s) appears(s) hereon. Joint owners should each sign personally.  Trustees and other
                                                                      fiduciaries should indicate the capacity in which they sign.
                                                                      If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.


Signature:_________________________  Date:______________________    Signature:_________________________  Date:______________________


                                  DETACH HERE

                                      PROXY

                       COMMUNITY SHORES BANK CORPORATION

                             1030 W. Norton Avenue

                            Muskegon, Michigan 49441

               Proxy Solicited by the Board of Directors for the
                         Annual Meeting of Shareholders
                           to be held April 15, 1999

         The undersigned hereby appoints Dennis L. Cherette and John C. Carlyle, or either of them, with power of substitution in each proxies of the undersigned to vote all Common Stock of the undersigned in Community Shores Bank Corporation, at the Annual Meeting of Shareholders to be held on April 15, 1999, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY.


SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                  SIDE