Form 10KSB40, Exhibit 13
period 1999-12-31
COMMUNITY SHORES BANK CORP
filed 2000-03-30
CIK 1070523

                                   EXHIBIT 13

               PROXY STATEMENT & 1999 ANNUAL REPORT OF THE COMPANY

                    [COMMUNITY SHORES BANK CORPORATION LOGO]





                                   NOTICE  OF
                                 ANNUAL MEETING
                                PROXY STATEMENT
                                       &
                               1999 ANNUAL REPORT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 20, 2000

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                        COMMUNITY SHORES BANK CORPORATION


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of COMMUNITY SHORES BANK CORPORATION will be held at the Holiday Inn at 939 Third Street, in Muskegon, Michigan, on Thursday, April 20, 2000, at 2:00 p.m., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four Class II directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

         Only those shareholders of record at the close of business on Wednesday, March 1, 2000, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Monday, April 10, 2000.

                                         By Order of the Board of Directors,



                                         Jose' A. Infante
                                         Chairman of the Board, President
                                          and Chief Executive Officer


Dated: March 23, 2000

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                                                                  March 23, 2000

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Community Shores Bank Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of shareholders of the Company to be held on Thursday, April 20, 2000, at 2:00 p.m., at the Holiday Inn at 939 Third Street, Muskegon, Michigan, and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 23, 2000.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment of the meeting.

         The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of the Company or its subsidiary, in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Company.

         The Board of Directors, in accordance with the By-Laws of the Company, has fixed the close of business on March 1, 2000 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

         At the close of business on the record date, the outstanding number of voting securities of the Company was 1,170,000 shares of Common Stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Articles of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated John C. Carlyle, Dennis L. Cherette, Michael D. Gluhanich, and Donald E. Hegedus as Class II directors for three year terms expiring at the 2003 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class II director of the Company whose term expires at the April 20, 2000 Annual Meeting of the shareholders. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's Common Stock as of February 1, 2000, by the nominees for election as directors of the Company, the directors of the Company whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

                                                                Amount             Percent of Class
                                                             Beneficially            Beneficially
Name of Beneficial Owner                                       Owned (1)               Owned (2)
------------------------                                      ---------               ---------
David C. Bliss............................................     20,310                    1.7%
Gary F. Bogner............................................     36,800(3)                 3.1%
John C. Carlyle...........................................     25,000                    2.1%
Robert L. Chandonnet......................................     26,130                    2.2%
Dennis L. Cherette........................................     23,900                    2.0%
Bruce J. Essex............................................     79,069                    6.8%
Michael D. Gluhanich......................................     28,730                    2.5%
Donald E. Hegedus.........................................     29,700                    2.5%
John L. Hilt..............................................     37,200                    3.2%
Jose' A. Infante..........................................     31,720(4)                 2.7%
Joy R.Nelson..............................................
All directors and executive officers of the
Company as a group (14 persons)...........................    383,889(5)                31.5%
-----------------------------

 *       Less than one percent
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.
(2) The percentages shown are based on the 1,170,000 shares of the Company's Common Stock outstanding as of February 1, 2000, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2000.

(3)      Includes 1,800 shares held by Mr. Bogner's spouse.
(4) Includes 20,000 shares that Mr. Infante has the right to acquire within 60 days of February 1, 2000 pursuant to the Company's 1998 Employee Stock Option Plan. Mr. Infante also holds an option under the Plan to purchase an additional 20,000 shares, which has not yet vested. Includes also 300 shares held by Mr. Infante's children and 170 shares held by Mr. Infante's spouse.
(5) Includes 47,000 shares that such persons have the right to acquire within 60 days of February 1, 2000 pursuant to the Company's 1998 Employee Stock Option Plan. Such persons also hold options under the Plan to purchase an additional 47,000 shares which have not yet vested.

         To the best of the Company's knowledge, no person other than Bruce J. Essex, whose ownership is shown in the table above, owns 5% or more of the Company's outstanding Common Stock. Mr. Essex and the other directors named in the table have a business address at the office of the Company.

INFORMATION ABOUT DIRECTORS,  NOMINEES AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Company. Each of the continuing directors and nominees is currently a director of the Company as well as a director of Community Shores Bank (the "Bank") which is the Company's subsidiary.

Name, Age, and Position with                                  Has Served As          Year When Term
the Company and the Bank                                     Director Since       As a Director Expires
------------------------                                     --------------       ---------------------
David C. Bliss, 62,  Director                                     1998                 2001
Gary F. Bogner, 57,  Director                                     1998                 2002
John C. Carlyle, 61,  Director                                    1998                 2000
Robert L. Chandonnet, 55,  Director                               1998                 2002
Dennis L. Cherette, 45, Director                                  1998                 2000
Bruce J. Essex, 50,  Director                                     1998                 2001
Michael D. Gluhanich, 54, Director                                1998                 2000
Donald E. Hegedus, 64,  Director                                  1998                 2000
John L. Hilt, 55, Director                                        1998                 2001
Jose' A. Infante, 47,  Chairman of the Board, President           1998                 2002
  and Chief Executive Officer, and Director
Joy R. Nelson,  62,  Director                                     1998                 2002
Ralph R. Berggren, 47, Senior Vice President and
  Secretary of the Company, Senior Vice President,
  Secretary,  Cashier and Senior Lender of the Bank
Heather D. Brolick, 40, Senior Vice President of the
  Company, Senior Vice President, Retail Lending
  and Operations of the Bank
Robert J. Jacobs, 51, Senior Vice President of the
  Company, Senior Vice President, Retail Banking
  of the Bank

         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is Chairman of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operates over 350 retail farm and do-it-yourself stores located nationwide under the names of Quality Farm and Fleet and County Post, and has annual sales in excess of $1.2 billion. Mr. Bliss was the Chief Executive Officer of Quality Stores from 1994 to 1999, and Chairman of Quality Stores since 1996. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman's") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman's and Huntington Bank. Mr. Bliss serves as the Vice Chair of Community Foundation of Muskegon County. Mr. Bliss previously served as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, Muskegon Community Health Project, Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s and is now retired. While a pilot he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractors license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Additionally, he is a partner in two growing companies, Send Delivery Inc. and Send Resources Inc., that deliver small parcels within Michigan, Indiana, Illinois and Ohio. Mr. Bogner resides in North Muskegon and is a retired member of the Airline Pilots Association and a current Vice President of the Safari Club International.

         JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. He currently serves as a member of the Board of Directors of the Grand Rapids Symphony and the Hospice of North Ottawa Community Endowment Fund. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

         ROBERT L. CHANDONNET (Director) is the owner of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to several foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the Company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1989. He is a member of the National Industrial Sand Association, American Foundrymans Society, Muskegon Country Club, Muskegon County Catholic Education Foundation, and DJ Campbell Scholarship Fund.

         DENNIS L. CHERETTE (Director) is an owner and the President of Investment Property Association, Inc., IPA Construction Inc. and IPA Management. Mr. Cherette formed IPA in 1985 and has over 22 years experience in real estate development. Over the years Mr. Cherette has served as a corporate consultant for both national and regional firms and has had real estate consulting assignments in 22 major markets. Mr. Cherette holds a Certified Commercial Investment Member designation. He presently serves as Vice Chair of the Board of Directors of Mercy General Health Partners, a Board Member of Mercy General Osteopathic Foundation, and Chairman of the Finance Committee of Mercy General Health Partners. He has previously served as President of Hospice of North Ottawa Community. His previous Board positions include the Advisory Board of Grand Bank (located in Grand Rapids, Michigan), West Michigan Wellness Center, CBD 2000 Board of Economics Development, and Salvation Army of Grand Haven.

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

         MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Board of Directors of Cherry County Playhouse, Mercy Development Council and The Child & Family Services of Muskegon. He is also Chair of Norton Shores EDC and Brownfield Authority and a member of the Finance Committee of Mercy General Health Partners.

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

         JOHN L. HILT (Director) is the retired Chairman Emeritus and son of the founder of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's, the continuing bank, until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee, Western Michigan Cherry County Playhouse-Chairman, and Great Lakes Aquarium.

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 28 of his 29 years of financial services experience are in the West Michigan area. He started his West Michigan career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman's in Muskegon. While at FMB-Lumberman's, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. After Huntington Bank acquired FMB-Lumberman's in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1998, and of the Bank since it commenced business in early 1999. Mr. Infante is a Board Member and on the Finance Committee of Mercy General Health Partners, a member of The State of Michigan Governor's Workforce Committee, a member of the Board of Trustees of Grand Valley State University and a member of the Committee of the Kent, Ottawa and Muskegon Counties Foreign Trade Zone. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Organization, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, Muskegon Growth Alliance, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman's. During her tenure with FMB-Lumberman's, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is the Chairperson of the Boards of Baker College of Muskegon and the Workforce Development Board of Muskegon County. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, Executive Committee and member of the Board of Hospice of Muskegon, Committee Member of Muskegon County Heart Walk, and member of the Nominating Committee of Pine & Dunes Girl Scouts.

         RALPH R. BERGGREN (Senior Vice President and Secretary of the Company and Senior Vice President, Secretary, Cashier and Senior Lender of the Bank) has over 24 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman's (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998. Mr. Berggren has served as Senior Vice President and Secretary of the Company since 1998, and as Senior Vice President, Secretary, Cashier and Senior Lender of the Bank since it commenced business in early 1999. Mr. Berggren is active in the Muskegon community, serving as past President of Muskegon Civic Theatre, a member of Ambucs and a member of the Finance Committee of the local YFCA.

         HEATHER D. BROLICK (Senior Vice President of the Company and Senior Vice President, Retail Lending and Operations Manager of the Bank) has over 18 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman's, where she served as a Retail Branch Manager from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick has served as Senior Vice President of the Company since 1998, and as Senior Vice President Retail Lending and Operations Manager of the Bank since it commenced business in early 1999. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

         ROBERT J. JACOBS (Senior Vice President of the Company and Senior Vice President, Retail Banking of the Bank) has over 25 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman's as Branch Administrator, and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman's in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area. Mr. Jacobs served Huntington Bank in this position until he joined the Company in July of 1998. Mr. Jacobs has served as Senior Vice President of the Company since 1998, and as Senior Vice President, Retail Banking of the Bank since it commenced business in early 1999. Mr. Jacobs is a board member of the Muskegon United Way and Muskegon's Summer Celebration. He has been active in the YMCA, American Heart Association, West Michigan Better Business Bureau, Jaycees and Rotary.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The members of the Audit Committee consist of John C. Carlyle, Michael
D. Gluhanich and Joy R. Nelson. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Company's internal auditing activities and financial statements, and reviewing the Company's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Dennis L. Cherette, Bruce J. Essex, John L. Hilt and Joy R. Nelson. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Company. At present, all officers of the Company are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Company.

         The members of the Nominating Committee consist of David C. Bliss, John
C. Carlyle, Robert L. Chandonnet, Donald E. Hegedus, and Jose' A. Infante. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Company's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company's Articles of Incorporation.

         During 1999, there were a total of 3 meetings of the Board of Directors of the Company. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board held during the period that the director served, except Mr. Hilt, who attended 61% of the meetings, and Mr. Essex who attended 44% of the meetings. There were 3 meetings of the Audit Committee, 1 meeting of the Compensation Committee, and no meetings of the Nominating Committee during 1999.

         During 1999, no compensation was paid to any directors of the Company for their services as directors.

SUMMARY COMPENSATION TABLE

         The following table details the compensation earned or paid to the named executive officer for the period from July 23, 1998 (inception) to December 31, 1998, and the year ended December 31, 1999.

                                       Annual Compensation                     Long Term
                                       -------------------                     ---------
                                                                              Compensation
                                                                              ------------
Name and
Principal                                                                                 All Other
Other Position                  Year       Salary       Bonus            Options        Compensation
                                ----       ------       -----            -------        ------------
Jose' A. Infante,               1999      $150,000       $ 0                  0          $6,000 (1)
 Chairman of the Board,         1998      $ 58,089       $ 0             40,000          $ 0
 President and Chief
 Executive Officer
-----------------------------

(1) Consists of the matching contribution made by the Bank to Mr. Infante's 401(k) plan account.

OPTIONS GRANTED IN 1999

         Under the Company's 1998 Employee Stock Option Plan, stock options are granted to the Company's and the Bank's senior management and other key employees. The Board of Directors of the Company is responsible for awarding the stock options. These options are awarded to give senior management and key employees an additional interest in the Company from a shareholder's perspective, and enable them to participate in the future growth and profitability of the Company. In making awards, the Board may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company, and such other factors as the Board may deem relevant.

         The following table provides information on options granted to the named executive officer during the year ended December 31, 1999.

                                                    Individual Grants
                                                    -----------------
                              Number of              % of Total
                               Shares                 Options
                              Underlying             Granted to        Exercise or
                               Options               Employees         Base Price        Expiration
Name                           Granted                in 1999          Per Share             Date
----                       ----------------          -----------       ---------         ----------
Jose' A. Infante                 None                   N/A               N/A               N/A


AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1999 by the named executive and the value of unexercised options at December 31, 1999:

                                                                                                 Value of
                                                                  Number of                     Unexercised
                                                                  Unexercised                  In-the-Money
                              Shares                               Options at                   Options at
                           Acquired on        Value                12/31/99                      12/31/99(1)
Name                         Exercise       Realized      Exercisable/Unexercisable      Exercisable/Unexercisable
----                       -----------      --------      -------------------------      -------------------------
Jose' A. Infante               None            N/A              20,000/20,000                      $ 0/$ 0
--------------------------

(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. There were no in-the-money options at December 31, 1999.

CERTAIN TRANSACTIONS

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Company's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of February 1, 2000, the Bank had outstanding 36 loans to directors or executive officers of the Company and affiliated entities totaling approximately $5,767,995 in aggregate amount under commitments totaling approximately $7,902,045 million.

         During 1998, organizers of the Bank loaned approximately $1,138,000 in aggregate amount to the Company to cover organizational and other preopening expenses of the Bank and the Company. Interest was paid on these loans at the rate of 5% per annum. All of these loans were repaid by the Company from net proceeds of its initial public offering in December of 1998. Each of the organizers who loaned money to the Company was a member of the Company's Board of Directors.


                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Crowe, Chizek and Company LLP as the Company's principal independent auditors for the year ending December 31, 2000. Representatives of Crowe, Chizek and Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2001 Annual Meeting of shareholders must be sent to the Secretary of the Company, 1030 W. Norton Avenue, Muskegon, Michigan 49441, and received by November 24, 2000 in order to be eligible to be included in the Company's Proxy Statement for that meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION






                               1999 ANNUAL REPORT









                                                               DECEMBER 31, 1999

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan



                               1999 ANNUAL REPORT




                                    CONTENTS


MESSAGE TO THE SHAREHOLDERS...................................................................................  S-2


MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................................................  S-4


REPORT OF INDEPENDENT AUDITORS................................................................................  S-9


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEET............................................................................... S-10

     CONSOLIDATED STATEMENT OF INCOME......................................................................... S-11

     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY................................................ S-12

     CONSOLIDATED STATEMENT OF CASH FLOWS..................................................................... S-13

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................................................... S-14


SHAREHOLDER INFORMATION....................................................................................... S-28


DIRECTORS AND EXECUTIVE OFFICERS.............................................................................. S-30

--------------------------------------------------------------------------------

                           MESSAGE TO THE SHAREHOLDERS



Muskegon, Michigan
February 27, 2000

What a great first year!

At the end of 1999, Community Shores Bank had $72.7 million in total assets. That is a 205% increase from our original projection.

Your faith in this organization has allowed our team the opportunity to have an impact in our market. You, as stockholders of Community Shores Bank Corporation, and in many cases customers of Community Shores Bank, should be very proud of your ownership in this community resource.

The success we have had would never have occurred if it were not for the truly outstanding Community Shores Bank employee team and Board of Directors. They have worked long hours, whether at their own job or covering for teammates when the need arises, in order to assure our customers the best possible service. Our Board of Directors has been one of our best sources of referrals, business and support. Our team is made up of highly skilled individuals with a strong work ethic. We are striving to be the best community bank in our market.

Let me take the opportunity to tell you about our accomplishments as an organization. On January 18, 1999, we opened our doors at our present location in a set of modular units. We worked out of those units while our building was under construction at the same location. While construction was moving forward, our team made strides in letting the community know that we were here, not only to serve them, but also as partners in the growth of this community. That is what community banking is all about.

Our ability to serve a diverse customer base, with an array of advanced products, has been one of our successes. We can take care of the smallest to the largest client and we have, after one year, the record to prove it.

On November 1, 1999, we moved into our building. The positive response to our community open house reinforced how well we have been received in this market. We have had hundreds of visitors in the past few months, including existing customers, prospective customers, vendors and interested individuals from within our market area.

--------------------------------------------------------------------------------

On September 20, 1999, we opened our first branch at the corner of U.S. 31 and Robbins Road in the City of Grand Haven. This location will allow us to better serve the Tri-Cities market. Over the next few years, we will investigate the opportunity to open other branch locations.

The future of the organization is a bright one. The market is as strong as ever and the economic diversification of the Muskegon and Northern Ottawa areas only reinforces the opportunities. Our organization is poised to grab that opportunity. We have been and will continue to be aggressive with business development efforts. All indicators show that those efforts are paying off. We are exploring new products in order to serve the community better. We implement innovative, but prudent, ideas that makes us a breed apart from our competition.

In the year 2000 the employees of Community Shores Bank pledge to you, our stockholders, that this organization will do the best job possible. We will work toward meeting your investment expectations, with regard to financial growth and economic return.

Many of you have seen our two locations, but if you have not, please stop by so I, or one of our team members, can proudly give you a tour and tell you more about our mutual accomplishments. If you are not a customer, please consider giving us the opportunity to show you what a true community bank is all about.

Again, thank you for your support and encouragement. Many of you have taken the time to introduce yourself to us and, just as importantly, provide us with a word of encouragement...it is greatly appreciated.

--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Community Shores Bank Corporation (the "Company") is a Michigan corporation and is the bank holding company for Community Shores Bank (the "Bank"). The Bank commenced operations on January 18, 1999. The Bank is a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation. The Bank provides a full range of commercial and consumer banking services in Muskegon County and Northern Ottawa County, Michigan.

         As planned, the Bank began operations in two separate, adjacent and temporary locations. Construction of a permanent, main office facility commenced in March of 1999 and the Bank completed its physical move to the new building on November 1, 1999. The Company also completed its plans to expand its presence into Northern Ottawa County by leasing a functional, branch banking facility in Grand Haven Township. The Grand Haven Branch opened for business on September 20, 1999.

         The Company has experienced rapid and substantial growth, significantly exceeding initial asset projections for the year ending December 31, 1999. Although management believes the Company will continue to grow in 2000, the rate of increase is not expected to be as rapid as it was in 1999. Initial projections for 2000 indicate that the bank has sufficient funds to meet its cash requirements. Management recognizes that growth exceeding projections may lead to the need for additional funding in the near future.

         As of December 31, 1999, the bank had 24 full time employees and five part time employees. To continue to accommodate growth, management anticipates increasing staff by five full time equivalents during the year 2000.

         The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 1999. Please refer to the consolidated financial statements and the selected financial data presented within this report in addition to the following discussion and analysis. It should also be noted that comparative information on the results of operations between 1998 and 1999 is not provided because the Bank did not commence operations until January 18, 1999.


1999 FINANCIAL HIGHLIGHTS

         The Company's assets grew to $72,699,000 in less than twelve months. This growth was driven by significant net loan originations of $55,946,000. To provide for losses inherent in the loan portfolio and considering the rapid growth, the Company established an allowance for loan losses which was 1.5% of loans outstanding at December 31, 1999. More than 3,500 deposit accounts were opened with year-end balances totaling $55,976,000. The Company built the infrastructure for future growth with the construction of a permanent main office in Muskegon, Michigan which was completed in the fall. In addition, the Company opened a branch in Grand Haven, Michigan expanding our service area.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

         Total assets increased by $62,837,661 to $72,698,927 at December 31, 1999 from $9,861,266 at December 31, 1998. The increase in assets is mainly attributable to tremendous commercial loan growth which is in line with management's strategy of initially focusing on small- to medium-sized business customers. Next year, the second year of operations, the Company anticipates continued growth but does not believe that the rate of increase will be equivalent to that experienced in 1999.

         Cash and cash equivalents decreased by $6,645,803 to $1,966,574 at December 31, 1999 from $8,612,377 at December 31, 1998. This change is mostly an effect of using the proceeds of the initial public offering to infuse capital into the Bank so that it could commence banking operations.

         Securities available for sale increased $10,767,804 during the year. There were no securities held by the Company at December 31, 1998. Security purchases were driven by growth in repurchase agreements. This deposit is not FDIC insured but is instead collateralized by high quality government securities. Other purchases were made during the year to satisfy pledging requirements for Federal Funds Lines and qualification for Federal Home Loan Bank membership.

         Total loans increased to $56,798,379 at December 31, 1999. There were no loans outstanding at December 31, 1998. The growth in loans exceeded expectations and management anticipates the rate of increase to slow during the second year of operations.

         In 1999, with the commencement of banking operations, an allowance for loan loss was established. At December 31, 1999 the allowance totaled $852,000 or approximately 1.5% of gross loans booked during the year. Management has determined this is an appropriate level based on their estimate of losses inherent in the loan portfolio from comparison with allowance levels maintained by other institutions with similar, but seasoned loan portfolios. Management will continue to monitor the allowance for loan loss levels and make necessary adjustments through the provision for loan losses. The Bank recorded no credit losses in 1999.

         Bank premises and equipment increased $2,514,607 to $3,752,096 at December 31, 1999 from $1,237,489 at December 31, 1998. Accumulated depreciation represented $282,143 at year-end compared to $0 in 1998. These increases are due to the construction of the permanent main office in Muskegon at 1030 West Norton Avenue during 1999. In addition, leasehold improvements were made to the Grand Haven branch and furniture and other necessary banking equipment were purchased during 1999 for both locations.

         Deposit balances were $55,976,077 at December 31, 1999. Management has chosen to fund a portion of the rapid loan growth by obtaining brokered deposits. Brokered deposits are time deposits obtained from depositors located outside of our market area and are placed with the Bank by a deposit broker. Approximately 19% of the total deposits reported were brokered at year-end.

--------------------------------------------------------------------------------

         Federal funds purchased and repurchase agreements increased $6,934,491 during 1999. This increase represents a growth of $5,134,491 in the Bank's Repurchase Account deposit product as well as a $1,800,000 overnight purchase of federal funds at year-end.

         Accrued expenses and other liabilities increased $1,181,383 to $1,253,597 at December 31, 1999 from $72,214 at December 31, 1998. Included in 1999's balance were two US Agency securities purchased on December 30, 1999 with a par value of $1,000,000. The securities settled on January 4, 2000.

         Common Stock increased by $643,607 to $10,871,211 at December 31, 1999 compared to $10,227,604 at December 31, 1998 as a result of the January 12, 1999 receipt of the proceeds from the over-allotment from the initial public offering completed in 1998.


RESULTS OF OPERATIONS

         The net loss of $1,801,782 at December 31, 1999 was $1,363,230 higher than that recorded at December 31, 1998. The Company's retained deficit was $2,240,334 at December 31, 1999. Both the retained deficit and net losses are in line with expectations. The primary factors contributing to the retained deficit and net loss are the provision for loan losses and employee salaries and benefits. It is management's opinion that expenditures being made during the start-up period are necessary and critical for establishing a solid foundation for the future growth and stability of the Company.

         As mentioned above, comparative information on the results of operations between 1998 and 1999 is not provided because the Bank did not commence operations until January 18, 1999.

         Net interest income was $1,457,965 at December 31, 1999. Interest income of $2,960,088 was generated primarily from booking loans, purchasing securities, and selling federal funds. Interest expense incurred on deposits, repurchase agreements and federal funds purchased totaled $1,502,123 at year-end.

         The provision for loan losses was $852,000 at December 31, 1999. This amount was directly related to the strong lending activity that occurred throughout the year. The allowance was maintained at 1.5% of gross loans outstanding throughout 1999. Management believes that this ratio is prudent and justifiable but will continue to review the reserve to ensure that it is aligned with loss experience. This ratio may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

         Non-interest income of $172,141 was recorded in 1999. Approximately 53% of the total was related to mortgage loan referral fees and 38% resulted from regular and customary service charges on deposit accounts. Management believes that the service charge portion of non-interest income will continue to increase in future years due to anticipated growth in the number of deposit accounts. However, it is difficult to predict increases in the mortgage loan referral fees because of their dependence on interest rates which are subject to market forces.

--------------------------------------------------------------------------------

         Non-interest expenses were $2,579,888 at December 31, 1999. The main component was employee salaries and benefits (55% of the total). Other significant expenses, occupancy, furniture and equipment, professional services and supplies, comprised 28% of the total.


LIQUIDITY AND INTEREST RATE SENSITIVITY

         The Company's sources of liquidity include loan payments by borrowers, maturity and sales of available for sale securities, depletion of federal funds sold, growth of deposits and secured borrowings, purchases of federal funds, borrowings from the Federal Home Loan Bank, subordinated debt and the issuance of common stock.

         Asset liability management aids the Company in achieving reasonable and predictable earnings and liquidity while maintaining a balance between interest earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. Management of interest rate sensitivity attempts to avoid widely varying net interest margins and achieve consistent net interest income through periods of changing interest rates.

         Interest rate sensitivity varies with different types of earning assets and interest bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest sensitive than regular savings accounts. Comparison of the repricing intervals of interest earning assets to interest bearing liabilities is a measure of interest sensitivity gap. Balancing this gap is a continual challenge in a changing rate environment. The Company uses a sophisticated computer program to perform analysis of interest rate risk, assist with asset liability management, and model and measure interest rate sensitivity.


CAPITAL RESOURCES

         The Company generated net proceeds of $10,227,604 in its initial public offering in December, 1998 In January of 1999 the over allotment was exercised which resulted in additional net proceeds of $643,607. The Company has $1 million that it could contribute to the Bank's capital if necessary.

         The Company and Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

--------------------------------------------------------------------------------

         As a condition to regulatory approval during the Bank's formation it was mandated that the Company and the Bank maintain capital ratios, which equal a ratio of Tier 1 Capital to total assets, of at least 8.00%. The Company's and the Bank's ratios were 20.52% and 18.06% respectively at December 31, 1999. However, as a result of the rapid growth experienced in 1999 and the first few months of 2000, management expects additional capital will be needed in order to continue compliance with these regulatory requirements. At this time several options are being discussed with the Board of Directors.


RECENT REGULATORY DEVELOPMENTS

         At the end of 1999 the United States Congress passed, and the President signed into law, the Gramm-Leach-Bliley Act. This new law, commonly known as the Financial Modernization Act, establishes the legal ability and regulatory framework necessary to transform banking into a broad-based financial services industry. The act does three fundamental things: It repeals key provisions of the 66 year old Glass Steagall Act to permit commercial banks to affiliate with investment banks. It substantially modifies the Bank Holding Company Act of 1956 to permit companies that own commercial banks and satisfy certain statutory criteria to engage in many additional types of financial activity. It allows subsidiaries of qualifying banks to engage in a broad range of financial activities that are not permitted to banks themselves. The law also includes new legislation regarding such matters as privacy of consumer information and community reinvestment. Because of the statute's recent enactment and the delayed effectiveness of some of its provisions, the Company has not yet determined what impact, if any, the statute may have on its operations.


FORWARD LOOKING STATEMENTS

         This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

         Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

--------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan


We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1999 and period from July 23, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from July 23, 1998 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.





                                               /s/ Crowe, Chizek and Company LLP
Grand Rapids, Michigan
February 25, 2000

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      1999               1998
                                                                                      ----               ----
ASSETS
Cash and due from financial institutions                                          $    1,964,847    $       612,377
Interest-bearing deposits in other financial institutions                                  1,727          8,000,000
                                                                                  --------------    ---------------
     Cash and cash equivalents                                                         1,966,574          8,612,377

Securities available for sale                                                         10,767,804
Loans, net                                                                            55,946,379
Federal Home Loan Bank stock                                                             138,200
Premises and equipment, net                                                            3,469,953          1,237,489
Accrued interest receivable                                                              326,484             11,400
Other assets                                                                              83,533
                                                                                  --------------    ---------------
                                                                                  $   72,698,927    $     9,861,266
                                                                                  ==============    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                                         $    4,074,635
     Interest bearing                                                                 51,901,442
                                                                                  --------------
         Total deposits                                                               55,976,077

Federal funds purchased and repurchase agreements                                      6,934,491
Accrued expenses and other liabilities                                                 1,253,597    $        72,214
                                                                                  --------------    ---------------
     Total liabilities                                                                64,164,165             72,214

Shareholders' equity
     Preferred stock, no par value 1,000,000 shares
       authorized, none issued
     Common stock, no par value; 9,000,000 shares authorized; 1,170,000 and
       1,100,000 issued, and outstanding for 1999 and 1998,
       respectively                                                                   10,871,211         10,227,604
     Retained deficit                                                                 (2,240,334)          (438,552)
     Accumulated other comprehensive income (loss)                                       (96,115)
                                                                                  --------------    ---------------
         Total shareholders' equity                                                    8,534,762          9,789,052
                                                                                  --------------    ---------------
                                                                                  $   72,698,927    $     9,861,266
                                                                                  ==============    ===============

--------------------------------------------------------------------------------
        See accompanying notes to consolidated financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
             For the year ended December 31, 1999 and for the period
               July 23, 1998 (inception) through December 31, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                                                                        1999               1998
                                                                                        ----               ----
Interest and dividend income
     Loans, including fees                                                        $    2,362,461
     Securities                                                                          412,957
     Federal funds sold, FHLB dividends and other income                                 184,670    $        12,716
                                                                                  --------------    ---------------
                                                                                       2,960,088             12,716
Interest expense
     Deposits                                                                          1,415,714
     Repurchase agreements, federal funds purchased, and
       other debt                                                                         86,409             17,536
                                                                                  --------------    ---------------
                                                                                       1,502,123             17,536


NET INTEREST INCOME (LOSS)                                                             1,457,965             (4,820)

Provision for loan losses                                                                852,000                  0
                                                                                  --------------    ---------------


NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES                               605,965             (4,820)

Noninterest income
     Service charges on deposit accounts                                                  64,804
     Mortgage loan referral fees                                                          92,002
     Loss on sale of securities                                                          (18,750)
     Other                                                                                15,335
                                                                                  --------------
                                                                                         153,391

Noninterest expense
     Salaries and employee benefits                                                    1,424,982            279,481
     Occupancy                                                                           194,882             17,336
     Furniture and equipment                                                             254,119              7,943
     Advertising                                                                          43,002
     Data processing                                                                      53,234
     Professional services                                                               187,276             67,842
     Telephone                                                                            43,147             11,644
     Supplies                                                                             96,280
     Directors and officers insurance                                                      4,081             13,300
     Other                                                                               260,135             36,186
                                                                                  --------------    ---------------
                                                                                       2,561,138            433,732
                                                                                  --------------    ---------------


LOSS BEFORE INCOME TAXES                                                              (1,801,782)          (438,552)

Income tax expense                                                                             0                  0
                                                                                  --------------    ---------------


NET LOSS                                                                          $   (1,801,782)   $      (438,552)
                                                                                  ==============    ===============

Weighted average common shares outstanding:
     Basic and diluted                                                                 1,166,164          1,100,000
                                                                                  ==============    ===============

Loss per share:
     Basic and diluted                                                            $        (1.55)   $         (.40)
                                                                                  ==============    ==============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
             For the year ended December 31, 1999 and for the period
               July 23, 1998 (inception) through December 31, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      Accumulated
                                                                                                         Other             Total
                                                                          Common         Retained    Comprehensive     Shareholders'
                                                            Shares         Stock         Deficit         Income           Equity
BALANCE AT JULY 23, 1998 (INCEPTION)                                0   $         0    $         0    $          0     $         0

Common stock sale, December 22, 1998                        1,100,000    10,227,604                                     10,227,604

Net loss                                                                                  (438,552)                       (438,552)
                                                          -----------   -----------    -----------    ------------     -----------

BALANCE AT DECEMBER 31, 1998                                1,100,000    10,227,604       (438,552)              0       9,789,052

Comprehensive income (loss):
     Net loss                                                                           (1,801,782)                     (1,801,782)
     Unrealized loss on securities available-for-sale                                                      (96,115)        (96,115)
                                                                                                                       -----------
         Total comprehensive income (loss)                                                                              (1,897,897)

Common stock sale, January 21, 1999                            70,000       643,607                                        643,607
                                                          -----------   -----------    -----------    ------------     -----------

BALANCE AT DECEMBER 31, 1999                                1,170,000   $10,871,211    $(2,240,334)   $    (96,115)    $ 8,534,762
                                                          ===========   ===========    ===========    ============     ===========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the year ended December 31, 1999 and for the period
               July 23, 1998 (inception) through December 31, 1998

-------------------------------------------------------------------------------------------------------------------

                                                                                      1999               1998
                                                                                      ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                      $ (1,801,782)      $    (438,552)
     Adjustments to reconcile net loss to net cash
       from operating activities
         Provision for loan losses                                                      852,000
         Depreciation and amortization                                                  282,143
         Net accretion of securities                                                     49,618
         Net realized loss on sales of securities                                        18,750
         Net change in:
              Accrued interest receivable                                              (315,084)            (11,400)
              Other assets                                                              (83,533)
              Accrued interest payable and other liabilities                          1,181,383              72,214
                                                                                   ------------       -------------
                  Net cash from operating activities                                    183,495            (377,738)

CASH FLOWS FROM INVESTING ACTIVITIES
     Activity in available-for-sale securities:
         Sales                                                                        6,981,250
         Maturities, prepayments and calls                                           17,323,661
         Purchases                                                                  (35,237,198)
     Purchase of Federal Home Loan Bank Stock                                          (138,200)
     Loan originations and payments, net                                            (56,798,379)
     Additions to premises and equipment                                             (2,514,607)         (1,237,489)
                                                                                   ------------       -------------
              Net cash from investing activities                                    (70,383,473)         (1,237,489)

CASH FLOW FROM FINANCING ACTIVITIES
     Net change in deposits                                                          55,976,077
     Net change in federal funds purchased and
       repurchase agreements                                                          6,934,491
     Proceeds from related party deposits                                                                 1,137,500
     Repayment of related party deposits                                                                 (1,137,500)
     Net proceeds from stock offering                                                   643,607          10,227,604
                                                                                   ------------       -------------
         Net cash from financing activities                                          63,554,175          10,227,604
                                                                                   ------------       -------------

Net change in cash and cash equivalents                                              (6,645,803)          8,612,377

Beginning cash and cash equivalents                                                   8,612,377
                                                                                   ------------       -------------
ENDING CASH AND CASH EQUIVALENTS                                                   $  1,966,574       $   8,612,377
                                                                                   ============       =============

Supplemental cash flow information:
     Interest paid                                                                 $  1,389,553       $      17,536

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation (Corporation) and its wholly-owned subsidiary, Community Shores Bank (Bank), after elimination of significant intercompany transactions and accounts.

Nature of Operations: The Corporation was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the City of Muskegon, and Northern Ottawa County, which includes the City of Grand Haven. Those services reflect the Bank's strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing products and services, including automated teller machine, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank began operations on January 18, 1999.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company's consolidated financial statements which are susceptible to change in the near term include the allowance for loan losses, the deferred tax asset valuation allowance and the fair value of financial instruments.

Cash Flows: Cash and cash equivalents includes cash, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

--------------------------------------------------------------------------------

                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past industry loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

There were no loans classified as impaired as of December 31, 1999 and 1998 or for the year ended December 31, 1999 or for the period from July 23, 1998 (date of inception) through December 31, 1998.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on an accelerated basis, except for buildings for which the straight line basis is used.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

--------------------------------------------------------------------------------

                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and earnings per share are provided as if the fair value method of SFAS No.123 were used for stock-based compensation.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established due to a lack of operating performance.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income or loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income or loss and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

Restrictions on Cash: The Bank was required to have $25,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 1999. These balances do not earn interest.

--------------------------------------------------------------------------------

                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Dividend Restriction: Community Shores and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings, which will prevent payment of dividends until positive retained earnings are achieved and may limit the amount of dividends thereafter.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Industry Segments: Internal financial information is primarily reported and aggregated in one line of business, banking.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.


NOTE 2 - SECURITIES

Year-end securities are as follows:

                                                                                        Gross
                                                                     Amortized       Unrealized         Fair
                                                                       Cost            Losses           Value
                                                                       ----            ------           -----
Available for Sale
------------------

1999
----
    U.S. Government and federal agency                          $    8,919,449     $     (51,659)  $      8,867,790
    Mortgage-backed                                                  1,944,470           (44,456)         1,900,014
                                                                --------------     -------------   ----------------

       Total debt securities                                    $   10,863,919     $     (96,115)  $     10,767,804
                                                                ==============     =============   ================

Sales of available for sale securities were as follows:
                                                                                        1999
                                                                                        ----
    Proceeds                                                                       $   6,981,250
    Gross losses                                                                          18,750

--------------------------------------------------------------------------------

                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Contractual maturities of debt securities at year-end 1999 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                                         Available for sale
                                                                                      Amortized            Fair
                                                                                        Cost               Value
                                                                                        ----               -----
    Due in one year or less                                                     $       495,905    $        492,500
    Due from one to five years                                                        8,423,544           8,375,290
    Mortgage-backed                                                                   1,944,470           1,900,014
                                                                                ---------------    ----------------

       Total                                                                    $    10,863,919    $     10,767,804
                                                                                ===============    ================

Securities pledged at year end 1999 had a carrying amount of $7,918,000, and were pledged to secure short-term borrowings.


NOTE 3 - LOANS

Loans at year-end were as follows:

                                                                                       1999
                                                                                       ----
     Commercial, financial and other                                            $ 28,934,031
     Commercial real estate and construction                                      18,905,279
     Residential real estate, mortgages and construction                           3,366,758
     Consumer loans                                                                5,592,311
                                                                                ------------
              Subtotal                                                            56,798,379
     Less:    Allowance for loan losses                                              852,000
                                                                                ------------

     Loans, net                                                                 $ 55,946,379
                                                                                ============

Activity in the allowance for loan losses for the year was as follows:

                                                                                    1999
                                                                                    ----
     Beginning balance                                                          $          0
     Provision for loan losses                                                       852,000
                                                                                ------------

     Ending balance                                                             $    852,000
                                                                                ============

--------------------------------------------------------------------------------

                                  (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                      1999                1998
                                                                                      ----                ----
     Land & Land Improvements                                                   $       673,240    $        450,440
     Buildings & Building Improvements                                                1,715,842
     Furniture, fixtures and equipment                                                1,363,014             477,119
     Construction in Progress                                                                 0             309,930
                                                                                ---------------    ----------------
                                                                                      3,752,096           1,237,489
     Less:  Accumulated depreciation                                                    282,143                   0
                                                                                ---------------    ----------------

                                                                                $     3,469,953    $      1,237,489
                                                                                ===============    ================

Depreciation expense was $282,143 and $ 0 for 1999 and 1998.


NOTE 5 - DEPOSITS

Deposits at year end are summarized as follows:

                                                                                      1999
                                                                                      ----
     Non-interest bearing                                                       $     4,074,635
     DDA                                                                              4,662,155
     Money market                                                                     3,068,971
     Saving                                                                             565,741
     Certificate of deposit                                                          43,604,575
                                                                                ---------------

                                                                                $    55,976,077
                                                                                ===============

Time deposits of $100,000 or more were $ 22,520,013 at year-end 1999.

Scheduled maturities of time deposits for the next five years were as follows:

                           2000                                                 $    40,752,531
                           2001                                                       2,616,885
                           2002                                                          25,601
                           2003                                                         123,213
                           2004                                                          86,345
                                                                                ---------------

                                                                                $    43,604,575
                                                                                ===============

--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 6 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 1999 was $ 45,216. The plan was approved January of 1999 with payroll contributions beginning at that time.


NOTE 7 - INCOME TAXES

The consolidated provision for income taxes is as follows:


                                                                                      1999                1998
                                                                                      ----                ----

     Deferred benefit                                                           $      (610,618)   $       (149,108)
     Change in valuation allowance                                                      610,618             149,108
                                                                                ---------------    ----------------

                                                                                $             0    $              0
                                                                                ===============    ================

The recorded consolidated income tax provision in both 1999 and 1998 differs from that computed by multiplying pre-tax income by the statutory federal income tax rates due to the valuation allowance and nondeductible expenses.

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 1999 and 1998:


                                                                                      1999                1998
                                                                                      ----                ----
     Deferred tax asset
         Net operating loss carryforward                                        $       444,371    $          1,639
         Provision for loan losses                                                      240,304
         Organization costs                                                             120,068             147,469
         Other                                                                           10,829
                                                                                ---------------    ----------------
                                                                                        815,572             149,108
     Deferred tax liabilities
         Depreciation                                                                   (52,504)
         Other                                                                           (3,342)

     Net deferred tax asset before valuation allowance                                  759,726             149,108

     Valuation allowance                                                               (759,726)           (149,108)
                                                                                ---------------    ----------------

                                                                                $             0    $              0
                                                                                ===============    ================

--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------


NOTE 7 - INCOME TAXES (Continued)

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that a valuation allowance of $759,726 is required for 1999 and that a valuation allowance of $149,108 is required for 1998. Net operating loss carryforwards of $1,639 expire in 2018 and $442,732 expire in 2019.

The Company also has deferred tax assets of $32,679 related to the unrealized net losses on securities available-for-sale at December 31, 1999, which have been recorded as an adjustment to equity, offset by a valuation allowance of an equal amount.


NOTE 8 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates totaled $7,078,161 at year end December 31, 1999

Deposits from principal officers, directors, and their affiliates were $1,612,518 at year end December 31, 1999.


NOTE 9 - STOCK OPTIONS

Options to buy stock are granted to officers under the Employee Stock Option Plan, which provides for issue of up to 150,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest over three years.

Had compensation cost for stock options been measured using SFAS Statement No. 123, net income (loss) and earnings (loss) per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.


                                                                  1999                 1998
                                                                  ----                 ----
     Net loss as reported                                    $    (1,801,782)   $       (438,552)
     Pro forma net loss                                           (1,903,292)           (502,558)

     Basic loss per share as reported                                  (1.55)               (.40)
     Pro forma basic loss per share                                    (1.63)               (.46)

--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 9 - STOCK OPTIONS (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                                                          1998
                                                                                          ----
     Risk-free interest rate                                                               4.62%
     Expected option life                                                                7 years
     Expected stock price volatility                                                         25%
     Dividend yield                                                                           0%

A summary of the activity in the plan is as follows.


                                                               1 9 9 9                           1 9 9 8
                                                               -------                           -------
                                                                       Weighted                          Weighted
                                                                        Average                           Average
                                                                       Exercise                          Exercise
                                                         Shares          Price            Shares           Price
                                                         ------          -----            ------           -----
     Outstanding at beginning
       of year                                             94,000     $         10               0     $          0
     Granted                                                    0                0          94,000               10
     Exercised                                                  0                0               0                0
     Forfeited                                                  0                0               0                0
                                                    -------------                     ------------
     Outstanding at end of year                            94,000               10          94,000               10
                                                    =============                     ============


                                                                1 9 9 9                          1 9 9 8
                                                                -------                          -------
                                                                       Weighted                          Weighted
                                                                        Average                           Average
                                                                       Exercise                          Exercise
                                                         Shares          Price            Shares           Price
                                                         ------          -----            ------           -----
     Options exercisable at
       year-end                                            47,000     $         10          23,500     $         10

The weighted average fair value per option for options granted during the year ended December 31, 1998 was $2.76. There were no options granted during 1999. The weighted average remaining contractual life of options outstanding at year-end 1999 was 8.7 years.


--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------


NOTE 10 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED
  EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The Bank must maintain a minimum Tier 1 risk weighted capital ratio of at least 8% for its first three years of operations.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Actual and required capital amounts and ratios are presented below at year-end.


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                               ------               -----------------          -----------------
                                        Amount        Ratio        Amount        Ratio       Amount        Ratio
                                        ------        -----        ------        -----       ------        -----
1999
Total Capital to risk
  weighted assets
     Consolidated                     $ 9,430,098    14.57%     $ 5,177,636      8.00%    $ 6,472,045     10.00%
     Bank                               8,387,185    12.96        5,177,636      8.00       6,472,045     10.00

Tier 1 (Core) Capital to risk
  weighted assets
     Consolidated                     $ 8,663,556    13.39%     $ 2,588,818      4.00%    $ 3,883,227      6.00%
     Bank                               7,620,642    11.77        2,588,818      4.00       3,883,227      6.00

Tier 1 (Core) Capital to
  average assets
     Consolidated                     $ 8,663,556    20.60%     $ 1,682,377      4.00%    $ 2,102,972      5.00%
     Bank                               7,620,642    18.14        1,680,395      4.00       2,100,494      5.00



--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 11 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Outstanding commitments to make loans and unused lines of credit totaled $24,888,000 and $0 at December 31, 1999 and 1998, respectively. Commitments under letters of credit were $278,000 and $0 at December 31, 1999 and 1998, respectively.


NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.


                                                            1 9 9 9                            1 9 9 8
                                                            -------                            -------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                                    ------             -----           ------             -----
     Financial assets
         Cash and cash equivalents              $        1,967   $         1,967   $        8,612   $         8,612
         Securities available for sale                  10,768            10,768
         Loans, net                                     55,946            55,890
         Federal Home Loan Bank stock                      138               138
         Accrued interest receivable                       326               326               11                11
     Financial liabilities
         Deposits                                       55,976            55,988
         Federal funds purchased and
           repurchase agreements                         6,934             6,934
         Accrued interest payable                          158               158

The methods and assumptions used to estimate fair value are described as follows.


--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. Estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered to approximate carrying value.


NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements.

                            CONDENSED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                                                     1999                1998
                                                                                     ----                ----
     ASSETS
     Cash and cash equivalents                                                  $     1,046,803    $      8,609,866
     Investment in and advances to Community Shores Bank                              7,491,849           1,240,000
     Other assets                                                                             0              11,400
                                                                                ---------------    ----------------

         Total assets                                                           $     8,538,652    $      9,861,266
                                                                                ===============    ================

     LIABILITIES AND EQUITY
     Accrued expenses and other liabilities                                     $         3,890    $         72,214
     Shareholders' equity                                                             8,534,762           9,789,052
                                                                                ---------------    ----------------

         Total liabilities and shareholders' equity                             $     8,538,652    $      9,861,266
                                                                                ===============    ================

--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
                             Years ended December 31


                                                                                     1999                1998
                                                                                     ----                ----
     Interest on securities                                                     $             0    $         12,716
     Other income                                                                        59,521                   0
     Interest expense                                                                         0            (451,268)
     Other expense                                                                     (149,267)                  0
                                                                                ---------------    ----------------

     LOSS BEFORE INCOME TAX AND UNDISTRIBUTED
       SUBSIDIARY INCOME                                                                (89,746)           (438,552)

     Equity in undistributed subsidiary loss                                         (1,712,036)                  0
                                                                                ---------------    ----------------

     NET LOSS                                                                   $    (1,801,782)   $       (438,552)
                                                                                ===============    ================


                       CONDENSED STATEMENTS OF CASH FLOWS
                             Years ended December 31


                                                                                       1999              1998
                                                                                       ----              ----
   CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                      $    (1,801,782)   $       (438,552)
         Equity in undistributed subsidiary loss                                      1,712,036
         Adjustments:
              Change in other assets                                                     11,400             (11,400)
              Change in other liabilities                                               (68,324)             72,214
                                                                                ---------------    ----------------
                  Net cash from operating activities                                   (146,670)           (377,738)

     CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from stock issue                                                  643,607          10,227,604
         Capital investment into Community Shores                                    (8,060,000)         (1,240,000)
                                                                                ---------------    ----------------
              Net cash from financing activities                                     (7,416,393)          8,987,604
                                                                                ---------------    ----------------

     Net change in cash and cash equivalents                                          7,563,063           8,609,866

     Beginning cash and cash equivalents                                              8,609,866                   0
                                                                                ---------------    ----------------

     ENDING CASH AND CASH EQUIVALENTS                                           $     1,046,803    $      8,609,866
                                                                                ===============    ================

--------------------------------------------------------------------------------

                                  (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------


NOTE 14 - OTHER COMPREHENSIVE INCOME

Other comprehensive income (loss) components and related taxes were as follows.


                                                                                  1999             1998
                                                                                  ----             ----
Net Loss                                                                     $   (1,801,782)    $           0
     Unrealized holding gains and losses on
       available-for-sale securities                                                (96,115)
                                                                            ---------------    --------------
Other comprehensive loss                                                     $   (1,897,897)    $           0
                                                                            ===============    ==============


--------------------------------------------------------------------------------

                             SHAREHOLDER INFORMATION


SEC FORM 10-KSB

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST. PLEASE MAIL YOUR REQUEST TO RALPH R. BERGGREN, SENIOR VICE PRESIDENT AND SECRETARY OF THE COMPANY, AT 1030 W. NORTON AVENUE, MUSKEGON, MICHIGAN 49441.

STOCK INFORMATION

         The Common Stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At March 1, 2000, there were approximately 80 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

         The following table shows the high and low bid prices by quarter during the period from the date of the Company's initial public stock offering (December 17, 1998) through December 31, 1999. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.

                                   BID PRICES


                                                                                       HIGH              LOW
                                                                                       ----              ---
     CALENDAR YEAR 1999
     First Quarter....................................................................$10.00           $ 8.00
     Second Quarter...................................................................$ 8.00           $ 6.50
     Third Quarter....................................................................$ 7.00           $ 5.25
     Fourth Quarter ..................................................................$ 7.00           $ 4.50

     CALENDAR YEAR 1998
     Fourth Quarter (from December 17)................................................$10.00           $10.00


MARKET MAKERS

         At December 31, 1999, the following firms were registered with the OTC Bulletin Board as market makers in Community Shores Bank Corporation common stock:

Raymond James                                 Robert W. Baird & Co. Incorporated
One Griswold Street                           777 East Wisconsin Avenue
Detroit, Michigan 48226                       Milwaukee, Wisconsin 53202


--------------------------------------------------------------------------------

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


STOCK REGISTRAR AND TRANSFER AGENT

         State Street Bank & Trust Company
         c/o EquiServe
         P.O. Box 8200
         Boston, MA 02266-8200
         Shareholder Inquiries 1-800-426-5523


LEGAL COUNSEL

         Dickinson Wright PLLC
         500 Woodward Avenue, Suite 4000
         Detroit, Michigan 48226
                  and
         200 Ottawa Avenue, N.W., Suite 900
         Grand Rapids, Michigan 49503


INDEPENDENT AUDITORS

         Crowe, Chizek and Company LLP
         300 Riverfront Plaza Building
         55 Campau Avenue, N.W.
         Grand Rapids, Michigan 49503


ADDITIONAL INFORMATION

         News media representatives and those seeking additional information about the Company should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.


ANNUAL MEETING

         This year's Annual Meeting will be held at 2:00 p.m., on Thursday, April 20, 2000, at the Holiday Inn at 939 Third Street, Muskegon, Michigan.



--------------------------------------------------------------------------------

                        DIRECTORS AND EXECUTIVE OFFICERS



DIRECTORS OF THE COMPANY AND THE BANK

David C. Bliss, Chairman of Quality Stores, Inc. (retail farm and do-it-yourself stores)
Gary F. Bogner, real estate investor
John C. Carlyle, partner of the law firm of Varnum, Riddering, Schmidt and
    Howlett LLP, and a certified public accountant
Robert L. Chandonnet, President and owner of The Nugent Sand Company, Inc.
    (provider of foundry sand to foundries)
Dennis L. Cherette, President and an owner of Investment Property Associates,
    Inc., IPA Construction Inc. and IPA Management (real estate development and management)
Bruce J. Essex, owner and operator of Port City Die Cast, Port City Metal
    Products, Muskegon Castings Corp., and Mirror Image Tool (die casting) Michael D. Gluhanich, President of Geerpres, Inc. (manufacturer of janitorial supply equipment)
Donald E. Hegedus, Chairman of the Board, President and owner of Tridonn
    Development Company (real estate development)
John L. Hilt, retired Chairman Emeritus of Quality Stores, Inc. (retail farm and do-it-yourself stores)
Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer
    of the Company and the Bank
Joy R. Nelson, retired bank executive


EXECUTIVE OFFICERS OF THE COMPANY

Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer
    of the Company and the Bank
Ralph R. Berggren, Senior Vice President and Secretary of the Company, and
    Senior Vice President, Secretary, Cashier and Senior Lender of the Bank Heather D. Brolick, Senior Vice President of the Company and Senior Vice
    President, Retail Lending and Operations Manager of the Bank
Robert J. Jacobs, Senior Vice President of the Company and Senior Vice
    President, Retail Banking of the Bank


--------------------------------------------------------------------------------

                                     [LOGO]

                                COMMUNITY SHORES
                                BANK CORPORATION

CSB21B                            DETACH HERE

                                     PROXY

                        COMMUNITY SHORES BANK CORPORATION

                             1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 2000

     The undersigned hereby appoints Gary Bogner and Robert Chandonnet, or either of them, with power of substitution in each proxies of the undersigned to vote all Common Stock of the undersigned in Community Shores Bank Corporation, at the Annual Meeting of Shareholders to be held on April 20, 2000, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL
BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY.

SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE

COMMUNITY SHORES
BANK CORPORATION
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398




     Dear Shareholder,

     Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting, Proxy Statement & 1999 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy card.

     Your proxy card must be received prior to the Annual Meeting of Shareholders on April 20, 2000.

     Sincerely,

     Community Shores Bank Corporation




                                                            DETACH HERE

/ X / PLEASE MARK                                                                                                               ----
      VOTES AS IN                                                                                                                  |
      THIS EXAMPLE                                                                                                                 |


     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

     1. Election of Directors.                                                  2. In their discretion, the Proxies are authorized
                                                                                   to vote upon such other matters as may properly
        NOMINEES: (01) John Carlyle, (02) Dennis Cherette,                         come before the meeting, or at any adjournment of
                  (03) Michael Gluhanich, (04) Donald Hegedus                      the meeting.

               FOR   /   /         /   / WITHHELD
               ALL                       FROM ALL
             NOMINEES                    NOMINEES

     /   /                                                                      MARK HERE IF YOU PLAN TO ATTEND THE MEETING    /   /
          ---------------------------------------
            For all nominees except those whose
            names are written on the line above.                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /   /



                                                                                PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY
                                                                                IN THE ENCLOSED ENVELOPE.

                                                                                Please sign exactly as your name(s) appear(s)
                                                                                hereon. Joint owners should each sign personally.
                                                                                Trustees and other fiduciaries should indicate the
                                                                                capacity in which they sign. If a corporation or
                                                                                partnership, the signature should be that of an
                                                                                authorized person who should state his or her title.




Signature:                                 Date:                        Signature:                            Date:
          --------------------------------      -----------------------           ---------------------------      ----------------
