Form 10KSB40, Exhibit 13
period 2000-12-31
COMMUNITY SHORES BANK CORP
filed 2001-03-29
CIK 1070523

                                                                      EXHIBIT 13



                                     [LOGO]

                                COMMUNITY SHORES
                                BANK CORPORATION




                                    NOTICE OF
                                 ANNUAL MEETING,
                                 PROXY STATEMENT
                                        &
                               2000 ANNUAL REPORT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 19, 2001

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                        COMMUNITY SHORES BANK CORPORATION


         The Annual Meeting of the Shareholders of Community Shores Bank Corporation will be held at the Holiday Inn at 939 Third Street, in Muskegon, Michigan, on Thursday, April 19, 2001, at 2:00 p.m., for the purpose of considering and voting upon the following matters:

         1. Election of Directors. To elect three Class III directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. Other Business. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

         Only those shareholders of record at the close of business on Thursday, March 1, 2001, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Thursday, April 12, 2001.


                                    By Order of the Board of Directors,



                                    Jose' A. Infante
                                    Chairman of the Board, President
                                      and Chief Executive Officer


Dated: March 23, 2001

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441




                                                                  March 23, 2001

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Community Shores Bank Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of shareholders of the Company to be held on Thursday, April 19, 2001, at 2:00 p.m., at the Holiday Inn at 939 Third Street, Muskegon, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about March 23, 2001.

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

         The Board of Directors, in accordance with the By-Laws of the Company, has fixed the close of business on March 1, 2001 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

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

         The Board of Directors has nominated David C. Bliss, Bruce J. Essex and John L. Hilt as Class III directors for three year terms expiring at the 2004 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class III director of the Company whose term expires at the April 19, 2001 Annual Meeting of the shareholders. The other members of the Board, who are Class I and Class II directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2002 or 2003 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the three nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's Common Stock as of February 1, 2001, by the nominees for election as directors of the Company, the directors of the Company whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.



                                                                    Amount              Percent of Class
                                                                 Beneficially            Beneficially
Name of Beneficial Owner                                           Owned (1)               Owned (2)
------------------------                                           ---------               ---------
David C. Bliss..............................................         20,330                    1.7%
Gary F. Bogner..............................................         27,930(3)                 2.4%
John C. Carlyle.............................................         25,000                    2.1%
Robert L. Chandonnet........................................         26,130                    2.2%
Dennis L. Cherette .........................................         14,500                    1.2%
Bruce J. Essex..............................................         77,500                    6.6%
Michael D. Gluhanich........................................         28,930(4)                 2.5%
Donald E. Hegedus...........................................         28,330                    2.4%
John L. Hilt................................................         38,710                    3.3%
Jose' A. Infante............................................         41,720(5)                 3.5%
Joy R. Nelson...............................................          3,630                      *
All directors and executive officers of the
  Company as a group (14 persons)...........................       388,516(6)                 31.3%


-----------------------------
 *       Less than one percent
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.
(2) The percentages shown are based on the 1,170,000 shares of the Company's Common Stock outstanding as of February 1, 2001, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2001.
(3)      Includes 1,800 shares held by Mr. Bogner's spouse.
(4) Includes 1000 shares held in a family partnership of which Mr. Gluhanich is the general partner.

(5) Includes 30,000 shares that Mr. Infante has the right to acquire within 60 days of February 1, 2001 pursuant to the Company's 1998 Employee Stock Option Plan. Mr. Infante also holds an option under the Plan to purchase an additional 10,000 shares, which has not yet vested. Includes also 300 shares held by Mr. Infante's children and 170 shares held by Mr. Infante's spouse.
(6) Includes 70,500 shares that such persons have the right to acquire within 60 days of February 1, 2001 pursuant to the Company's 1998 Employee Stock Option Plan. Such persons also hold options under the Plan to purchase an additional 23,500 shares which have not yet vested.

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



Name, Age, and Position with                                     Has Served As              Year When Term
the Company and the Bank                                         Director Since          As a Director Expires
------------------------                                         --------------          ---------------------
David C. Bliss, 63,  Director                                          1998                      2001
Gary F. Bogner, 58,  Director                                          1998                      2002
John C. Carlyle, 62,  Director                                         1998                      2003
Robert L. Chandonnet, 56,  Director                                    1998                      2002
Dennis L. Cherette, 46, Director                                       1998                      2003
Bruce J. Essex, 51,  Director                                          1998                      2001
Michael D. Gluhanich, 55, Director                                     1998                      2003
Donald E. Hegedus, 65,  Director                                       1998                      2003
John L. Hilt, 56, Director                                             1998                      2001
Jose' A. Infante, 48,  Chairman of the Board, President                1998                      2002
   and Chief Executive Officer, and Director
Joy R. Nelson,  63,  Director                                          1998                      2002
Ralph R. Berggren, 48, Senior Vice President of the Company,
   Senior Vice President and Senior Lender of the Bank
Heather D. Brolick, 41, Senior Vice President and Secretary
   of the Company, Senior Vice President, Retail Lending and
   Operations, and Secretary and Cashier of the Bank
Robert J. Jacobs, 52, Senior Vice President of the Company,
   Senior Vice President, Retail Banking of the Bank


         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is the retired Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operates over 350 retail farm and do-it-yourself stores located nationwide under the names of Quality Farm and Fleet and County Post. Mr. Bliss was the Chief Executive Officer of Quality Stores from 1994 to 1999, and Chairman of Quality Stores from 1996 to 2000. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman's") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman's and Huntington Bank. Mr. Bliss serves as a member of the Board of Directors of Quality Stores and as the Vice Chair of Community Foundation of Muskegon County. Mr. Bliss previously served as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, Muskegon Community Health Project, Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s, and is now retired. While a pilot he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractors license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Additionally, he is a partner in two growing companies, Send Delivery Inc. and Send Resources Inc., that deliver small parcels within Michigan, Indiana, Illinois and Ohio. Mr. Bogner resides in North Muskegon and is a retired member of the Airline Pilots Association and a current Vice President of the Safari Club International.

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

         ROBERT L. CHANDONNET (Director) is the owner and President of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to several foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the Company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1989. He is a member of the National Industrial Sand Association, American Foundrymans Society, Muskegon Country Club, Muskegon County Catholic Education Foundation, and DJ Campbell Scholarship Fund.

         DENNIS L. CHERETTE (Director) is an owner and the President of Investment Property Association, Inc., IPA Construction Inc. and IPA Management. Mr. Cherette formed IPA in 1985 and has over 24 years experience in real estate development. Over the years Mr. Cherette has served as a corporate consultant for both national and regional firms and has had real estate consulting assignments in 22 major markets. Mr. Cherette holds a Certified Commercial Investment Member designation. He presently serves as Chairman of the Board of Directors of Mercy General Health Partners, a Board member of Mercy General Osteopathic Foundation, a member of the Finance Committee of Mercy General Health Partners, and a member of the Board of the Economic Development Committee of the City of Grand Haven. He has previously served as President of Hospice of North Ottawa Community. His previous Board positions include the Advisory Board of Grand Bank (located in Grand Rapids, Michigan), West Michigan Wellness Center, CBD 2000 Board of Economics Development, and Salvation Army of Grand Haven.

         BRUCE J. ESSEX (Director) owns and operates a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Casting Corp. and Mirror Image Tool (known as the Port City Group). Mr. Essex has over 25 years experience in the die casting industry and has owned the Port City Group since 1982. Mr. Essex is a longtime resident of Muskegon County.

         MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Board of Directors of the Cherry County Playhouse, Mercy Development Council and The Child & Family Services of Muskegon. He is also Chair of Norton Shores EDC and Brownfield Authority, and a member of the Finance Committee of Mercy General Health Partners.

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

         JOHN L. HILT (Director) is the retired Chairman Emeritus of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's, the continuing bank, until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee and Chairman, Western Michigan Cherry County Playhouse-Chairman, and Great Lakes Aquarium.

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 29 of his 30 years of financial services experience are in the West Michigan area. He started his West Michigan career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman's in Muskegon. While at FMB-Lumberman's, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. After Huntington Bank acquired FMB-Lumberman's in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1998, and of the Bank since it commenced business in early 1999. Mr. Infante is a member of The State of Michigan Governor's Workforce Committee, a member of the Board of Trustees of Grand Valley State University and a member of the Board of the Kent, Ottawa and Muskegon Counties Foreign Trade Zone. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Organization, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, Muskegon Growth Alliance, Mercy General Health Partners, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman's. During her tenure with FMB-Lumberman's, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is the Chairperson of the Boards of Baker College of Muskegon and the Workforce Development Board of Muskegon County. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, member of the Board and Executive Committee of Hospice of Muskegon, Committee member of Muskegon County Heart Walk, and member of the Nominating Committee of Pine & Dunes Girl Scouts.

         RALPH R. BERGGREN (Senior Vice President of the Company and Senior Vice President and Senior Lender of the Bank) has over 25 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman's (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998. Mr. Berggren has served as Senior Vice President of the Company since 1998, and as Senior Vice President and Senior Lender of the Bank since it commenced business in early 1999. Mr. Berggren also served as Secretary of the Company from 1998 through early 2000, and as Secretary and Cashier of the Bank from 1999 through 2000. Mr. Berggren is active in the Muskegon community, serving as past President of Muskegon Civic Theatre, a member of Ambucs and a member of the Finance Committee of the local YFCA.

         HEATHER D. BROLICK (Senior Vice President and Secretary of the Company and Senior Vice President, Retail Lending and Operations, Secretary, and Cashier of the Bank) has over 19 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman's, where she served as a Retail Branch Manager from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick has served as Senior Vice President of the Company since 1998, and as Senior Vice President Retail Lending and Operations of the Bank since it commenced business in early 1999. Ms. Brolick has also served as Secretary of the Company and Secretary and Cashier of the Bank since 2000. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

         ROBERT J. JACOBS (Senior Vice President of the Company and Senior Vice President, Retail Banking of the Bank) has over 26 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman's as Branch Administrator, and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman's in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area. Mr. Jacobs served Huntington Bank in this position until he joined the Company in July of 1998. Mr. Jacobs has served as Senior Vice President of the Company since 1998, and as Senior Vice President, Retail Banking of the Bank since it commenced business in early 1999. Mr. Jacobs is Vice Chairman of the Muskegon United Way, Board member of Muskegon's Summer Celebration, President of Community Promotions, Inc., and Board member and Treasurer of the Muskegon Area Intermediate School District. He has been active in the YMCA, American Heart Association, West Michigan Better Business Bureau, Jaycees and Rotary.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The functions of the Audit Committee and its activities during 2000 are described below under the heading "Report of the Audit Committee".

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

         The members of the Nominating Committee consist of David C. Bliss, John
C. Carlyle, Robert L. Chandonnet, Donald E. Hegedus, and Jose' A. Infante. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Company's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company's Articles of Incorporation.

         During 2000, there were a total of 12 meetings of the Board of Directors of the Company. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board held during the period that the director served, except Donald Hegedus and Joy Nelson, who attended 71% of the meetings. There were 4 meetings of the Audit Committee, 2 meetings of the Compensation Committee, and 1 meeting of the Nominating Committee during 2000.

         During 2000, no compensation was paid to any directors of the Company for their services as directors.

REPORT OF THE AUDIT COMMITTEE

         The members of the Audit Committee consist of John C. Carlyle, Michael
D. Gluhanich and Joy R. Nelson. Each of the members of the Committee is an independent director as that term is defined in Rule 4200(a) of The Nasdaq Stock Market Rules. The Committee's responsibilities include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of the Company.

         During 2000, the Audit Committee developed a charter for the Committee, which was approved by the Board of Directors on June 21, 2000. The complete text of the charter is included in Appendix A to this Proxy Statement.

         Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the attached Annual Report with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for fiscal 2001.

                                            Audit Committee

                                            John C. Carlyle
                                            Michael D. Gluhanich
                                            Joy R. Nelson


AUDIT FEES

         The aggregate fees billed to the Company for 2000 by the Company's accounting firm, Crowe, Chizek and Company LLP, are as follows:

                  Audit Fees                                      $    31,000
                  Financial Information Systems
                     Design and Implementation Fees                         0
                  All Other Fees                                       41,450
                                                                  -----------

                  Total                                           $    72,450
                                                                  ===========

SUMMARY COMPENSATION TABLE

         The following table details the compensation earned or paid to the named executive officer for the period from July 23, 1998 (inception ) to December 31, 1998, and the calendar years 1999 and 2000.



                                     Annual Compensation        Long Term
                                     -------------------        ---------
                                                               Compensation
                                                               ------------
Name and
Principal                                                                    All Other
Position                   Year       Salary       Bonus       Options      Compensation
------------               ----       ------       -----       -------      ------------
Jose' A. Infante,          2000      $150,000     $6,581                       $6,750 (1)
 Chairman of the Board,    1999       150,000          0             0          6,000 (1)
 President and Chief       1998        58,089          0        40,000              0
 Executive Officer

-----------------------------
(1) Consists of the matching contribution made by the Bank to Mr. Infante's 401(k) plan account.

OPTIONS GRANTED IN 2000

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

         The following table provides information on options granted to the named executive officer during the year ended December 31, 2000.


                                      Individual Grants
                                      -----------------

                       Number of         % of Total
                         Shares           Options
                       Underlying        Granted to        Exercise or
                        Options          Employees         Base Price       Expiration
Name                    Granted           in 2000          Per Share           Date
----                   ----------        ----------        -----------      ----------
Jose' A. Infante          None              N/A               N/A              N/A


AGGREGATED STOCK OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 2000 by the named executive and the value of unexercised options at December 31, 2000:



                                                                                             Value of
                                                              Number of                     Unexercised
                                                              Unexercised                  In-the-Money
                          Shares                               Options at                   Options at
                       Acquired on        Value              12/31/2000                    12/31/2000(1)
Name                     Exercise       Realized      Exercisable/Unexercisable      Exercisable/Unexercisable
----                   -----------      --------      -------------------------      -------------------------
Jose' A. Infante           None            N/A              30,000/10,000                    $ 0/$ 0

-----------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. There were no in-the-money options at December 31, 2000.

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

         As of February 1, 2001, the Bank had outstanding 58 loans to directors or executive officers of the Company and affiliated entities totaling approximately $6.8 million in aggregate amount under commitments totaling approximately $9.7 million.

         Effective June 27, 2000, the Board of Directors authorized the issuance and sale by the Company of up to $4,000,000 of Floating Rate Subordinated Notes due June 30, 2006. The Board of Directors authorized the sale to obtain funds for the Company to contribute to the Bank as additional capital. The Subordinated Notes, subject to certain adjustments, bear interest at one and one-half percent above the prime rate, mature on June 30, 2006, and are subordinated to the repayment of all obligations of the Company for borrowed money and certain other obligations. The Company can prepay the Subordinated Notes at any time on one days notice without any prepayment fee. The terms of the Subordinated Notes and their issuance were approved and recommended to the Board of Directors for approval by a special independent committee of the Board of Directors whose members would not directly or indirectly purchase any of the Subordinated Notes. Effective June 28, 2000, the following directors purchased Subordinated Notes from the Company for the following amounts, Robert Chandonnet
- $140,000, Michael Gluhanich - $70,000, Donald Hegedus - $350,000, and John Hilt, through his IRA account - $525,000. Effective September 27, 2000, the following directors purchased Subordinated Notes for the following amounts, Robert Chandonnet - $60,000, Michael Gluhanich - $30,000, Donald Hegedus - $150,000, and John Hilt, through his IRA account, $225,000; and Community Shores LLC purchased a Subordinated Note in the amount of $35,000. Effective December 26, 2000, Community Shores LLC purchased a Subordinated Note in the amount of $420,000. Community Shores LLC is a Michigan limited liability company formed on June 8, 2000, whose members are, David Bliss, Gary Bogner, Robert Chandonnet, Bruce Essex, Michael Gluhanich and Jose' Infante.

         Each of the members of Community Shores LLC is a director of the Company and the Bank. Community Shores LLC obtained the funds to purchase its Subordinated Notes by borrowing the money from Firstar Bank, National Association under a revolving credit facility expiring on June 30, 2002 for up to $2,450,000. The repayment of amounts borrowed from time to time under the revolving credit facility are guarantied by the members, up to specified amounts that are different for each member. The amount guarantied by each member is as follows, David Bliss - $625,000, Gary Bogner - $937,500, Robert Chandonnet - $375,000, Dennis Cherette - $312,500, Bruce Essex - $375,000 and Jose' Infante - $187,500. The ownership interests of the members of Community Shores LLC are proportional to the maximum amounts for which they are liable under their guaranties.

         Community Shores LLC received a closing fee of $3,500 from the Company when it purchased its September 27, 2000 Subordinated Note. The Company has agree to adjust the interest rate it pays Community Shores LLC from time to time as may be necessary to maintain the interest rate at two percent above Community Shores LLC's cost of funds, and to make corresponding adjustments in the rate of interest paid to other holders of Subordinated Notes if an adjustment is made to the interest rate payable to Community Shores LLC. The Company also pays the out-of-pocket expenses of the purchasers of the Subordinated Notes in connection with their purchase, and any fees payable by Community Shores LLC to its lender.

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

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Crowe, Chizek and Company LLP as the Company's principal independent auditors for the year ending December 31, 2001. Representatives of Crowe, Chizek and Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2002 Annual Meeting of shareholders must be sent to the Secretary of the Company, 1030 W. Norton Avenue, Muskegon, Michigan 49441, and received by November 23, 2001 in order to be eligible to be included in the Company's Proxy Statement for that meeting.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                      APPENDIX A

                        COMMUNITY SHORES BANK CORPORATION
                             AUDIT COMMITTEE CHARTER




I.       COMPOSITION


         The Audit Committee shall be composed of at least three directors who are independent of the management of the Company. They should be free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

II.      PURPOSE

         The Audit Committee shall provide assistance, as it relates to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company, to the board of directors. This assistance will help in the fulfillment of their responsibility to shareholders, potential shareholders, and the investment community.

III.     RESPONSIBILITIES

         In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible. This will ensure that members are able to prudently evaluate changing conditions and ensure, to the directors and shareholders, that the corporate accounting and reporting practices are in accordance with all requirements and are of the highest quality.

         In carrying out these responsibilities, the Audit Committee will:

         - Review and recommend, to the directors, the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

         - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures utilized. At the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

         - Review with the independent auditors, the company's internal audit coordinator, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company. Recommendations for the improvement, enhancement or addition of internal control procedures to particular areas should be elicited. Particular emphasis should be given to the adequacy of controls utilized to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee should periodically review company policy statements to determine their adherence to the code of conduct.

         - Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

         - Before each meeting, receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan. Explanations should be provided for any deviations from the original plan.

         - Review the financial statements contained in the annual report to shareholders, with management and the independent auditors, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

         - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors receive during the course of an audit.

         - Review accounting and financial human resources and succession planning within the company.

         - Submit the minutes of all Audit Committee meetings to the board of directors.

         - Investigate any matter brought to its attention, within the scope of its duties. Hold the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION






                               2000 ANNUAL REPORT









                                                               DECEMBER 31, 2000

                                     [LOGO]

                                COMMUNITY SHORES
                                BANK CORPORATION

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2000 ANNUAL REPORT






                                    CONTENTS




MESSAGE TO THE SHAREHOLDERS................................................  S-2


MANAGEMENT'S DISCUSSION AND ANALYSIS.......................................  S-4


REPORT OF INDEPENDENT AUDITORS............................................. S-14


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS........................................... S-15

     CONSOLIDATED STATEMENTS OF INCOME..................................... S-16

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY............ S-17

     CONSOLIDATED STATEMENTS OF CASH FLOWS................................. S-18

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................ S-19


SHAREHOLDER INFORMATION.................................................... S-35


DIRECTORS AND OFFICERS..................................................... S-37

                           MESSAGE TO THE SHAREHOLDERS



Muskegon, Michigan
March 5, 2001


If you thought our first year was great, wait until you see the accomplishments of our second year!

At the end of 2000, Community Shores Bank had over $125,000,000 in total assets. An increase of 72% from last year, and 150% over our original projection.

During 2000 we saw our first profitable month at the bank level. In the third and fourth quarters, the bank was profitable for five of the six months.

Credit for the success of this organization is shared among our Board of Directors, our employee team, the community and you our shareholders. Community Shores Bank is a great community resource. As shareholders, and in many cases bank customers, you have played a major role in making a difference in the community we serve.

I would like to walk you through some of our year 2000 accomplishments:

Despite national concern, Y2K was a non-event at Community Shores Bank. Through a lot of preparation and planning, our systems worked flawlessly. In fact, we expanded them. To meet the needs of our customers and provide superior service, we launched telephone banking in the second quarter. This easy to use system allows customers to access their account information and complete transactions seven days a week, twenty-four hours a day, via the convenience of their phone.

Recently released statistics show that the hard work of our team members is being realized. The Bank's market share increased from just over 3% in June of 1999 to over 7% in June of 2000. This level of growth is exciting for a bank that was only 18 months old! As anticipated, and in keeping with our strategic plan to achieve even greater market share, the bank opened its third location in January 2001. This full service branch is in North Muskegon, on Whitehall Road, and will allow us to better serve the northern part of Muskegon County.

Concentrating on our customer needs, the bank, as of December 2000, now offers trust services through a third party provider. We believe that our extensive selection process and stringent criteria have allowed us to partner with a trust company intent on providing local service that will meet the exacting standards of Community Shores Bank.

This organization prides itself not only on the commitment of its staff and Board of Directors, but for the accomplishments of 2000. Community Shores Bank is not only a true community bank, it is the only bank headquartered in Muskegon County. We are a part of both communities we serve, Muskegon and North Ottawa. Our employees and Board of Directors are volunteers in the kind of organizations that make living in this area so special. We care!

Our future keeps getting brighter. We are located in a very strong and economically diversified market. The banking mergers that have occurred in our market place continue to provide us with opportunities for both growth and profit. We have been and will continue to be aggressive with business development efforts in order to increase our market share. We will also keep listening to our customers' needs and continue to provide them with the products and services they desire.

Thank you for your support! It is crucial. We could not have accomplished so much without your encouragement. We believe that the year 2001 will be another step forward in Community Shores Bank becoming the best financial institution in this market. If you have not visited one of our three locations, stop by. We would like to personally show you around your bank!

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


INTRODUCTION

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

The Bank currently has three locations from which to serve the communities of Muskegon and Grand Haven. During the final quarter of 2000 a lease was secured in North Muskegon and plans were developed to convert the space into a banking branch. The customizations were completed and the North Muskegon branch of Community Shores Bank opened for business on January, 16, 2001.

The Company has experienced rapid and substantial growth, significantly exceeding initial asset projections for the year ending December 31, 2000. Although management believes the Company will continue to grow in 2001, the rate of increase is not expected to be as rapid as it was in 2000. Initial projections for 2001 indicate that the Bank has sufficient funds to meet its cash requirements. Management recognizes that growth exceeding projections may lead to the need for additional funding in the near future.

As of December 31, 2000, the Bank had 32 full-time employees and 11 part time employees. To continue to accommodate growth, management anticipates increasing staff by 4.5 full time equivalents during the year 2001.

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2000. Please refer to the consolidated financial statements and the selected financial data presented within this report in addition to the following discussion and analysis.


FORWARD LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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


2000 FINANCIAL HIGHLIGHTS

In June of 2000, the Company`s assets surpassed the $100 million mark and proceeded to grow to $125,150,000 by December 31. Similar to last year, the growth was driven mainly by loan originations. Also in June, the Bank reported its first monthly profit and continued to report monthly profits for five out of the last six months of the year. In the fourth quarter of 2000 the Company announced its first quarterly consolidated profit of $47,546.


FINANCIAL CONDITION

Total assets increased by $52,451,509 to $125,150,436 at December 31, 2000 from $72,698,927 at December 31, 1999. This is an increase of 72% for the year. Growth is mostly attributable to tremendous commercial loan volume and growth in the Bank's securities portfolio. Management continues to focus on small- to medium-sized business customers, the original strategy since opening in January 1999.

Cash and cash equivalents increased by $4,295,752 to $6,262,326 at December 31, 2000 from $1,966,574 at December 31, 1999. This increase was a result of federal funds of $2,700,000 being sold at December 31, 2000 as well as increased balances on deposit with our correspondent banks.

Securities available for sale increased $9,090,217 during the year. Security purchases were driven by growth in repurchase agreements. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a borrowing of the Bank. To secure the borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. At the end of 1999, there were few unpledged securities in the Bank's portfolio which required us to purchase additional treasury and agency securities in 2000 to fulfill the collateralization requirement as the repurchase balances increased.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The "wholesale" banking focus used throughout 1999 continued during 2000. Total loans climbed to $95,650,524 at December 31, 2000 from $56,798,379 at December 31, 1999. Of the $38,852,145 increase experienced, 71% occurred in the commercial loan portfolio. Presently, the commercial category of loans comprises 79% of the Bank's total loan portfolio, down from 84% at December 31, 1999. There are four experienced commercial lenders on staff devoted to pursuing and originating these types of loans. Significant growth was also experienced on the "retail" lending side. Installment loans to individuals increased $8,081,765, or 139%, over the balance reported at December 31, 1999. A large portion of this growth was the result of new business in indirect automobile loans and the financing of secured leases. Steady demand for home equity financing also occurred throughout the year as well. The Bank's loan portfolio increased 68% as a whole over the past year but the rate sensitivity of it remained unchanged. At both December 31, 1999 and 2000 there were 64% of the balances carrying a fixed rate and 36% a floating rate. Both types are necessary and beneficial depending on the rate environment. It is a goal of the Company to protect net interest income from being adversely affected by interest rate fluctuations and management will always strive to optimize the mix. The growth in total loans exceeded expectations, however management anticipates that the rate of increase will slow in 2001. The loan maturities and rate sensitivity of the loan portfolio at December 31, 2000 have been included below:

                                        Within         Three to         One to          After
                                         three          twelve           five            five
                                        months          months           years          years           Total
                                    -------------------------------------------------------------------------------
Commercial, financial and other         $10,484,480     $18,691,434     $40,492,949    $ 5,624,052     $75,292,915
Real estate-construction                    472,065       3,032,699               0              0       3,504,764
Real estate-mortgages                             0               0         284,112      2,662,496       2,946,608
Installment loans to individuals            531,278         169,069       9,015,365      4,190,525      13,906,237
                                    -------------------------------------------------------------------------------
                                        $11,487,823     $21,893,202     $49,792,426    $12,477,073     $95,650,524
                                    ===============================================================================

Loans at fixed rates                      1,699,485       4,341,505      47,830,743      7,048,499     $60,920,232
Loans at variable rates                   9,788,338      17,551,697       1,961,683      5,428,574      34,730,292
                                    -------------------------------------------------------------------------------
                                        $11,487,823     $21,893,202     $49,792,426    $12,477,073     $95,650,524
                                    ===============================================================================

The loan portfolio is reviewed and analyzed on a regular basis for the purpose of estimating loan losses. The allowance is adjusted accordingly to maintain an adequate level to absorb loan losses given the risk characteristics of the loan portfolio. At December 31, 2000, the allowance totaled $1,269,050 or approximately 1.33% of gross loans outstanding. Management has determined that this is an appropriate level based on their estimate of losses inherent in the loan portfolio after their detailed review as well as from comparison with allowance levels maintained by other institutions with similar, but seasoned loan portfolios. The allocation of the allowance at December 31, 2000 and 1999 was as follows:

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                                                            2000                               1999
                                               ---------------------------------  -------------------------------
                                                                Percent of                          Percent of
                                                                Allowance                           Allowance
Balance at End of Period Applicable to:                         Related to                          Related to
                                                  Amount        Loan Category        Amount         Loan Category
                                               --------------  -----------------  --------------   --------------
Commercial                                        $1,012,035           79.7 %          $761,700            89.4 %
Residential real estate                               65,909            5.2              35,800             4.2
Installment                                          191,106           15.1              54,500             6.4
Unallocated                                                0            0.0                   0             0.0
                                               --------------  -------------      --------------   -------------

Total loans                                       $1,269,050          100.0 %          $852,000           100.0 %
                                               ==============  =============      ==============   =============

Given the size, recent growth and composition of the Bank's loan portfolio, this allocation is felt to be in line with the banking industry's historical loan loss experience. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience and the financial condition of the borrowers. An additional $504,000 was provided for since December 31, 1999. At December 31, 2000, loans 30-59 days past due totaled $355,290 up from $109,000 at December 31, 1999. There was a total of $9,473 past due 60-89 days and none past due more than 89 days at December 31, 2000, compared to none in either category at December 31, 1999. The Bank had no non-accrual loans at December 31, 2000 or at December 31, 1999. During 2000, ten loans were charged off. The principal balances of these charge-offs aggregated $92,354 of which $5,406 was recovered prior to December 31, 2000. The Bank recorded no credit losses in 1999.

Bank premises and equipment decreased $101,957 to $3,367,996 at December 31, 2000 from $3,469,953 at December 31, 1999. Accumulated depreciation and amortization represented $282,143 at the end of 1999 compared to $566,367 at December 31, 2000. No significant capital expenditures were made in 2000. Fully depreciated leasehold improvements and software totaling approximately $83,000 were written off the books earlier in 2000.

Deposit balances were $97,887,140 at December 31, 2000 up from $55,976,077 at December 31, 1999. Management has chosen to fund a portion of the rapid loan growth by obtaining brokered deposits. Brokered deposits are time deposits obtained from depositors located outside of our market area and are placed with the Bank by a deposit broker. Approximately 27% of the total deposits reported were brokered at December 31, 2000 compared to 19% a year earlier. The increase in brokered deposits only accounts for 37% of the $41,911,063 increase in total deposits during the year. Significant growth was also recorded in money market accounts, as well as regular and interest bearing demand deposit accounts.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


In 2000, we diversified our non-deposit funding sources. Repurchase agreements increased $4,852,251 from December 31, 1999 to December 31, 2000. This represents an increase of 94% for 2000. The growth is attributable to both new customers and existing customers increasing their carrying balances from those held at the year-end 1999. Federal funds purchased were reduced to zero from a balance of $1,800,000 at the end of 1999. As of the end of 2000 the Bank had advances from the Federal Home Loan Bank "FHLB" of $6,000,000 outstanding. There were no borrowings made in 1999. At year-end 2000 the balance consisted of three separate notes which are all putable advances. All three instruments have fixed rates ranging from 5.10% to 5.99%. Two of the notes were issued with a guaranteed fixed rate term of one year and the third is scheduled to remain fixed for three years. At the end of each note's fixed rate term, the FHLB has the option to convert the instrument to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance with no pre-payment penalty. At this time, management does not believe that any of the three outstanding notes will be converted to a floating rate nor does it anticipate that they will be repaid prior to their scheduled maturities which are in 2009 and 2010.

As a result of growth and the necessity to meet regulatory capital requirements, the Company borrowed $2,005,000 from some of its Directors and Community Shores LLC for the purpose of infusing capital into the Bank. This debt is subordinated to all Senior Debt of the Company. The notes have a floating rate and are currently accruing interest at 10.00%. Interest payments are due quarterly. The next scheduled interest payment is due in March of 2001.

Accrued expenses and other liabilities decreased $475,289 to $778,308 at December 31, 2000 from $1,253,597 at December 31, 1999. Included in 1999's year-end balance was a payable for US Agency securities purchased on December 30, 1999 with a par value of $1,000,000. The securities settled on January 4, 2000.

Shareholders' equity decreased by a net amount of $41,516 in spite of the fact that the consolidated net loss for the company was $378,965. The offsetting factor to the recorded loss was favorable change in the mark-to-market adjustment for available for sale securities from December 31, 1999 to the same date in 2000.


RESULTS OF OPERATIONS

The net operating loss for 2000 was $378,965 which was $1,422,817 less than that recorded a year earlier. The difference represents a 79% improvement. The main factor contributing to this improved outcome was an increase in average earning assets of $59,748,150 from 1999 to 2000. The positive benefits of the above mentioned improvements was evident in the fact that the bottom line loss of $0.32 per share at December 31, 2000 was $1.23 less than that reported at December 31, 1999. The Company's retained deficit was $2,619,299 at December 31, 2000 compared to $2,240,334 at December 31, 1999. Both the retained deficit and net losses were expected, however the actual operating results for 2000 were better than management's internal, budgeted goal. The Company's overall earnings performance is expected to improve as operating efficiencies are achieved through strong asset growth. The following table illustrates some key operating ratios for the years ended December 31, 2000 and 1999.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                                                        2000            1999
                                                        ----            ----
Return on average assets                               -0.36%           -4.28%
Return on average shareholders' equity                 -4.60%          -20.07%
Average equity to average assets                        7.90%           21.35%

Although both the return on average assets "ROA" and return on average shareholders' equity "ROE" were negative for the year, it should be mentioned that ROA improved by 92% and ROE improved by 77% over 1999's figures.

For 2000, net interest income was $3,094,333 compared to a figure of $1,457,965 for 1999. The increase over last year of $1,636,368 represents an improvement of 112%. Although the net interest income went up, the Company's net interest margin on average earning assets decreased 60 basis points since December 31, 1999. There are a number of factors which affect net interest margin, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the situation the following table sets forth certain information relating to the Company's consolidated average interest earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented.

                                                                        Years Ended December 31:
                                                             2000                                        1999
                                             Average                      Average        Average                     Average
                                             balance         Interest      rate          balance        Interest      rate
                                        -------------------------------------------  -----------------------------------------
Assets
     Federal funds sold and interest-
        bearing deposits with banks         $   2,253,145    $   143,105      6.35 %    $  3,436,825    $   184,670      5.37 %
     Securities-available for sale             18,011,318      1,187,093      6.59         7,531,762        412,957      5.48
     Loans                                     78,554,917      7,153,778      9.11        28,102,643      2,362,461      8.41
                                        -------------------------------------------  -----------------------------------------
                                               98,819,380      8,483,976      8.59        39,071,230      2,960,088      7.58
     Other assets                               5,404,935                                  2,988,201
                                        ------------------                           ----------------
                                            $ 104,224,315                               $ 42,059,431
                                        ==================                           ================

Liabilities and Shareholders' Equity
     Interest-bearing deposits              $  75,337,902    $ 4,631,222      6.15      $ 29,018,213    $ 1,415,714      4.88
     Federal funds purchased and
          repurchase agreements                11,331,081        555,723      4.90         1,865,645         86,409      4.63
     Note Payable and Federal Home
          Loan Bank Advances                    2,741,026        202,698      7.39                 0              0
                                        -------------------------------------------  -----------------------------------------
                                               89,410,009      5,389,643      6.03        30,883,858      1,502,123      4.86
     Noninterest-bearing deposits               6,067,819                                  2,089,131
     Other liabilities                            513,731                                    108,323
     Shareholders' Equity                       8,232,756                                  8,978,119
                                        ------------------                           ----------------
                                            $ 104,224,315                               $ 42,059,431
                                        ==================                           ================
Net interest income                                          $ 3,094,333                                $ 1,457,965
                                                          ===============                            ===============
Net interest spread                                                           2.56 %                                     2.72 %
                                                                         ==========                                 ==========

Net interest margin                                                           3.13 %                                     3.73 %
                                                                         ==========                                 ==========

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Interest income generated during the year was derived primarily from booking loans, purchasing securities, and selling federal funds. Interest income recorded in 2000 equaled 95% of the Company's annual revenues. For 2000, the Company recorded $8,483,976 of interest income compared to $2,960,088 for 1999. The twelve month figure reflects 287% more interest income in 2000 than shown in 1999. Interest expense incurred on deposits, federal funds purchased, repurchase agreements, notes payable and Federal Home Loan Bank advances totaled $5,389,643 for the year compared to a figure of $1,502,123 for 1999. This category has increased $3,887,520 (259%) for the year compared to 1999. The significant increases shown in both interest income and interest expense over last year are indicative of the growth and the rising rate environment in which financial institutions have been operating in the last twelve months. During 2000, the Federal Reserve increased the national Federal Funds rate 4 times which in turn caused the Bank's internal prime rate to increase from 8.25% to 9.50%. Although the impact of prime rate increases is positive on the interest income generated on variable rate loan products, the rising rates have significantly increased the expense to retain and attract both local and brokered deposits (cost of funds). Shown below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate.

                                                            Year ended December 31,
                                                                 2000 over 1999

                                                   Total            Volume             Rate
                                               ---------------  ----------------  ----------------
Increase (decrease) in interest income
     Federal funds sold and interest-
        bearing deposits with banks                  ($41,565)         ($71,177)          $29,612
     Securities-available for sale                    774,136           675,964            98,172
     Loans                                          4,791,317         4,578,886           212,431
                                               ---------------  ----------------  ----------------
          Net change in interest income             5,523,888         5,183,673           340,215

Increase (decrease) in interest expense
     Interest-bearing deposits                      3,215,508         2,740,245           475,263
     Federal funds purchased and
          repurchase agreements                       469,314           463,917             5,397
     Note Payable and Federal Home
          Loan Bank Advances                          202,698           202,698                 0
                                               ---------------  ----------------  ----------------
          Net change in interest expense            3,887,520         3,406,860           480,660
                                               ---------------  ----------------  ----------------

Net change in net interest income                  $1,636,368        $1,776,813         ($140,445)
                                               ===============  ================  ================

The provision for loan losses was $504,000 for 2000 compared to $852,200 for 1999. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition). Management will continue to review the allowance to make sure that it is maintained at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Non-interest income recorded in 2000 was $417,068 which reflects a $263,677 increase over 1999. This category increased 172% over 1999's figure of $153,391. Service charge income is a major contributor to the increase shown in this category, representing 64% of the change from 1999's results to those at December 31, 2000. Management believes that the service charge portion of non-interest income will continue to increase in future years due to anticipated growth in the number of deposit accounts. Mortgage loan referral fees comprise 20% of non-interest income. Mortgage loan referral fees recorded in 2000 were actually $8,869 lower than the figure at December 31, 1999 mostly as a result of the rising rate environment discussed earlier in this section. These fees have a high dependence on the interest rate environment which is subject to market forces. Although a decline in this income source was experienced during 2000, management is generally optimistic about the possibility of its future contributions and has taken steps to position the Bank to benefit from higher volume in this area.

For the year, non-interest expenses were $3,386,366 which was an increase of 32% over 1999. Salaries and benefits comprised 52% of the year to date increase or $429,765. There were an additional 11 full-time equivalent employees at December 31, 2000 compared to December 31, 1999. Occupancy expense increased $15,610 over the amount recorded for 1999. This year's figure reflected a full year of depreciation on the permanent main office which was completed in December of 1999 as well as a full year of rental expense for the Bank's second location in Grand Haven. Furniture and equipment expenses are responsible for 17% of the increase in non-interest expense over last year. Capital expenditures made to establish a permanent main office late in 1999 caused increased depreciation expense of $89,001 in 2000. Maintenance contracts on operational equipment increased $36,257 from year one to year two of operations, which also contributed to the 17% over last year's figure. Data processing expenses which are partially volume priced increased $66,067 as a result of the significant number of new loans booked and new deposit accounts opened during the year. Professional services expense increased $63,713 over 1999. A portion of the increase in this category was additional legal expenses incurred by the Company to raise the capital necessary to support the Bank's growth. Audit and tax services are also part of the professional service expense. An additional $48,774 was incurred by the Company some of which was related to compliance with SAS 71 which was a new quarterly review requirement in 2000.


LIQUIDITY AND INTEREST RATE SENSITIVITY

As the Company's cost of funds continues to rise and prime rate changes are always a possibility, asset liability management has become an important tool for assessing interest rate sensitivity. Management of interest rate sensitivity attempts to avoid widely varying net interest margins and achieve consistent net interest income through periods of changing interest rates. Asset liability management aids the Company in achieving reasonable and predictable earnings and liquidity while maintaining a balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. As a result of the Bank's increased customer base, management took steps necessary to increase its established federal funds purchased lines through its correspondent banks. The total available lines increased $3 million since December 31, 1999 to a total of $7 million. Although the Bank is generally a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity. An additional source of liquidity are the borrowing programs offered by the FHLB of Indianapolis. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $18 million. A final and more permanent way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. During 2000, deposits of this type were used 13 times.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Interest rate sensitivity varies with different types of earning assets and interest bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest sensitive than regular savings accounts. Comparison of the repricing intervals of interest earning assets to interest bearing liabilities is a measure of interest sensitivity gap. Balancing this gap is a continual challenge in a changing rate environment. The Company uses a sophisticated computer program to perform analysis of interest rate risk, assist with asset liability management, and model and measure interest rate sensitivity. Details of the gap at December 31, 2000 were:

                                                                      Interest rate sensitivity period
                                                  Within          Three to         One to           After
                                                  three            twelve           five            five
                                                  months           months           years           years           Total
                                             -----------------------------------------------------------------------------------
Earning assets
   Interest-bearing deposits
        in other financial institutions          $     29,219    $           0    $          0     $         0     $     29,219
   Federal funds sold                               2,700,000                0               0               0        2,700,000
   Securities available for sale                    1,957,727        7,205,720       8,883,556       1,811,018       19,858,021
   Loans                                           36,429,777        4,341,505      47,830,743       7,048,499       95,650,524
                                             -----------------------------------------------------------------------------------
                                                   41,116,723       11,547,225      56,714,299       8,859,517      118,237,764
Interest-bearing liabilities
   Savings and checking                            19,079,011                0               0               0       19,079,011
   Time deposits< $100,000                          9,450,486       16,290,119       5,858,334               0       31,598,939
   Time deposits>$100,000                           9,956,303       27,498,226       2,753,929               0       40,208,458
   Repurchase agreements and
        Federal funds purchased                     9,986,742                0               0               0        9,986,742
   Notes payable and Federal Home
        Loan Bank advances                          2,005,000        4,000,000       2,000,000               0        8,005,000
                                             -----------------------------------------------------------------------------------
                                                   50,477,542       47,788,345      10,612,263               0      108,878,150
Net asset (liability) repricing gap              $ (9,360,819)   $ (36,241,120)   $ 46,102,036     $ 8,859,517     $  9,359,614
                                             ===================================================================================
Cumulative net asset (liability)
        repricing gap                            $ (9,360,819)   $ (45,601,939)   $    500,097     $ 9,359,614
                                             ==================================================================

CAPITAL RESOURCES

The Company did not generate any additional capital in 2000. The recorded value of common stock remains at $10,871,211 after its IPO and over allotment in 1998 and 1999.

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


As a condition to regulatory approval during the Bank's formation it was mandated that the Bank maintain a ratio of Tier 1 Capital to total assets of at least 8.00% for the first three years. As of December 31, 2000, the second year of operations, the Bank was at 8.12%. The Company is carefully watching this ratio and intends to infuse capital into the Bank as necessary to comply with the regulatory requirement. It should be mentioned that the $2,005,000 borrowing by the Company during 2000 was made for the purpose of infusing capital into the Bank. For capital calculations, the borrowing is considered subordinated debt thus an element of the Company's Tier 2 Capital. This source of capital is limited to an aggregate amount of $4 million, the amount approved by the Federal Reserve Bank of Chicago.


RECENT REGULATORY DEVELOPMENTS

Beginning January 1, 2001, a new accounting standard will require all derivatives be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This standard did not have a material effect on the Company's financial statements at January 1, 2001; however the effect in the future will depend on derivative holdings.

                               [CROWE CHIZEK LOGO]






                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan


We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                   Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 7, 2001

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999


                                                                                     2000                1999
                                                                                     ----                ----
ASSETS
Cash and due from financial institutions                                      $       3,533,107    $      1,964,847
Interest-bearing deposits in other financial institutions                                29,219               1,727
Federal funds sold                                                                    2,700,000                   0
                                                                              -----------------    ----------------
     Cash and cash equivalents                                                        6,262,326           1,966,574

Securities available for sale                                                        19,858,021          10,767,804
Loans, net                                                                           94,381,474          55,946,379
Federal Home Loan Bank stock                                                            300,000             138,200
Premises and equipment, net                                                           3,367,996           3,469,953
Accrued interest receivable                                                             817,405             326,484
Other assets                                                                            163,214              83,533
                                                                              -----------------    ----------------

                                                                              $     125,150,436    $     72,698,927
                                                                              =================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                                     $       7,000,732    $      4,074,635
     Interest bearing                                                                90,886,408          51,901,442
                                                                              -----------------    ----------------
         Total deposits                                                              97,887,140          55,976,077

Federal funds purchased and repurchase agreements                                     9,986,742           6,934,491
Federal Home Loan Bank advances                                                       6,000,000                   0
Notes payable                                                                         2,005,000                   0
Accrued expenses and other liabilities                                                  778,308           1,253,597
                                                                              -----------------    ----------------
     Total liabilities                                                              116,657,190          64,164,165

Shareholders' equity
     Preferred stock, no par value 1,000,000
       shares authorized, none issued                                                         0                   0
     Common stock, no par value; 9,000,000 shares
       authorized; 1,170,000 issued and outstanding                                  10,871,211          10,871,211
     Retained deficit                                                                (2,619,299)         (2,240,334)
     Accumulated other comprehensive income (loss)                                      241,334             (96,115)
                                                                              -----------------    ----------------
         Total shareholders' equity                                                   8,493,246           8,534,762
                                                                              -----------------    ----------------
                                                                              $     125,150,436    $     72,698,927
                                                                              =================    ================




          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2000 and 1999



                                                                                        2000               1999
                                                                                        ----               ----
Interest and dividend income
     Loans, including fees                                                        $    7,153,778    $     2,362,461
     Securities                                                                        1,187,093            412,957
     Federal funds sold, FHLB dividends and other income                                 143,105            184,670
                                                                                  --------------    ---------------
                                                                                       8,483,976          2,960,088
Interest expense
     Deposits                                                                          4,631,222          1,415,714
     Repurchase agreements, federal funds purchased,
       and other debt                                                                    555,723             86,409
     Federal Home Loan Bank advances and notes payable                                   202,698                  0
                                                                                  --------------    ---------------
                                                                                       5,389,643          1,502,123
                                                                                  --------------    ---------------

NET INTEREST INCOME                                                                    3,094,333          1,457,965

Provision for loan losses                                                                504,000            852,000
                                                                                  --------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    2,590,333            605,965

Noninterest income
     Service charges on deposit accounts                                                 232,741             64,804
     Mortgage loan referral fees                                                          83,133             92,002
     Loss on sale of securities                                                             (618)           (18,750)
     Other                                                                               101,812             15,335
                                                                                  --------------    ---------------
                                                                                         417,068            153,391
Noninterest expense
     Salaries and employee benefits                                                    1,854,747          1,424,982
     Occupancy                                                                           210,492            194,882
     Furniture and equipment                                                             395,689            254,119
     Advertising                                                                          67,398             43,002
     Data processing                                                                     119,301             53,234
     Professional services                                                               250,989            187,276
     Telephone                                                                            43,037             43,147
     Supplies                                                                             66,421             96,280
     Directors and officers insurance                                                     11,982              4,081
     Other                                                                               366,310            260,135
                                                                                  --------------    ---------------
                                                                                       3,386,366          2,561,138
                                                                                  --------------    ---------------

LOSS BEFORE INCOME TAXES                                                                (378,965)        (1,801,782)

Income tax expense                                                                             0                  0
                                                                                  --------------    ---------------

NET LOSS                                                                          $     (378,965)   $    (1,801,782)
                                                                                  ==============    ===============

Weighted average common shares outstanding:
     Basic and diluted                                                                 1,170,000          1,166,164
                                                                                  ==============    ===============

Loss per share:
     Basic and diluted                                                            $        (0.32)   $        (1.55)
                                                                                  ==============    ==============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2000 and 1999


                                                                                                     Accumulated
                                                                                                        Other            Total
                                                                         Common        Retained     Comprehensive    Shareholders'
                                                         Shares           Stock         Deficit     Income (Loss)       Equity
                                                         ------           -----         -------     -------------       ------

BALANCE AT JANUARY 1, 1999                               1,100,000   $  10,227,604   $    (438,552)   $        0    $   9,789,052

Comprehensive income (loss):
     Net loss                                                                           (1,801,782)                    (1,801,782)
     Unrealized loss on securities available-for-sale                                                    (96,115)         (96,115)
                                                                                                                    -------------
         Total comprehensive income (loss)                                                                             (1,897,897)

Common stock sale, January 21, 1999                         70,000         643,607                                        643,607
                                                         ---------   -------------   -------------    ----------    -------------


BALANCE AT DECEMBER 31, 1999                             1,170,000      10,871,211      (2,240,334)      (96,115)       8,534,762

Comprehensive income (loss):
     Net loss                                                                             (378,965)                      (378,965)
     Unrealized gain on securities available-for-sale                                                    337,449          337,449
                                                                                                                    -------------
         Total comprehensive income (loss)                                                                                (41,516)
                                                         ---------   -------------   -------------    ----------    -------------

BALANCE AT DECEMBER 31, 2000                             1,170,000   $  10,871,211   $  (2,619,299)   $  241,334    $   8,493,246
                                                         =========   =============   =============    ==========    =============


          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2000 and 1999



                                                                              2000                  1999
                                                                              ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                           $   (378,965)           $ (1,801,782)
     Adjustments to reconcile net loss to net cash
       from operating activities
         Provision for loan losses                                           504,000                 852,000
         Depreciation and amortization                                       371,144                 282,143
         Net accretion of securities                                        (133,510)                 49,618
         Net realized loss on sales of securities                                618                  18,750
         Net change in:
              Accrued interest receivable                                   (490,921)               (315,084)
              Other assets                                                   (79,681)                (83,533)
              Accrued interest payable and other liabilities                (475,289)              1,181,383
                                                                        ------------            ------------
                  Net cash from operating activities                        (682,604)                183,495

CASH FLOWS FROM INVESTING ACTIVITIES
     Activity in available-for-sale securities:
         Sales                                                             2,582,266               6,981,250
         Maturities, prepayments and calls                                 3,679,498              17,323,661
         Purchases                                                       (14,881,640)            (35,237,198)
     Purchase of Federal Home Loan Bank Stock                               (161,800)               (138,200)
     Loan originations and payments, net                                 (38,939,095)            (56,798,379)
     Additions to premises and equipment                                    (269,187)             (2,514,607)
                                                                        ------------            ------------
              Net cash from investing activities                         (47,989,958)            (70,383,473)

CASH FLOW FROM FINANCING ACTIVITIES
     Net change in deposits                                               41,911,063              55,976,077
     Net change in federal funds purchased and
       repurchase agreements                                               3,052,251               6,934,491
     Federal Home Loan Bank activity:
       New advances                                                       17,600,000                       0
       Maturities and payments                                           (11,600,000)                      0
     Net proceeds from note payable                                        2,005,000                       0
     Net proceeds from stock offering                                              0                 643,607
                                                                        ------------            ------------
         Net cash from financing activities                               52,968,314              63,554,175
                                                                        ------------            ------------

Net change in cash and cash equivalents                                    4,295,752              (6,645,803)

Beginning cash and cash equivalents                                        1,966,574               8,612,377
                                                                        ------------            ------------

ENDING CASH AND CASH EQUIVALENTS                                        $  6,262,326            $  1,966,574
                                                                        ============            ============

Supplemental cash flow information
     Interest paid                                                      $  4,629,400            $  1,389,553


          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation "Company" and its wholly-owned subsidiary, Community Shores Bank "Bank", after elimination of significant intercompany transactions and accounts.

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

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past industry loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

There were no loans classified as impaired as of December 31, 2000 and 1999.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on an accelerated basis, except for buildings for which the straight line basis is used.

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

                                   (Continued)

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net loss and loss per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

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

New Accounting Pronouncement: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard, on January 1, 2001 did not have a material effect on the Company's financial statements.

Restrictions on Cash: The Bank was required to have $34,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2000. These balances do not earn interest.


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Dividend Restriction: The Company and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings, which will prevent payment of dividends until positive retained earnings are achieved and may limit the amount of dividends thereafter.

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

Industry Segments: Internal financial information is primarily reported and aggregated in one line of business; banking.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - INVESTMENT SECURITIES

Year-end investment securities are as follows:


                                                                       Gross              Gross
                                                   Amortized         Unrealized        Unrealized           Fair
                                                     Cost              Gains             Losses             Value
                                                --------------    ---------------    --------------     --------------
Available for Sale
------------------

2000
----
U.S. Government and federal                     $   17,845,529    $     205,228      $      (3,754)     $   18,047,003
  agency
Mortgage-backed                                      1,771,158           39,860                              1,811,018
                                                --------------    -------------      --------------     --------------

                                                $   19,616,687    $     245,088      $      (3,754)     $   19,858,021
                                                ==============    =============      ==============     ==============

1999
----
U.S. Government and federal                     $    8,919,449    $           0      $     (51,659)     $    8,867,790
  agency
Mortgage-backed                                      1,944,470                0            (44,456)          1,900,014
                                                --------------    -------------      --------------     --------------

                                                $   10,863,919    $           0      $     (96,115)     $   10,767,804
                                                ==============    =============      ==============     ==============

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 2 - INVESTMENT SECURITIES (Continued)

Sales of available for sale securities were as follows:


                                                  2000               1999
                                                  ----               ----

     Proceeds                               $     2,582,266    $    6,981,250
     Gross losses                                      (618)          (18,750)

Contractual maturities of debt securities at year-end 2000 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


                                                                                        Available for sale
                                                                                    Amortized            Fair
                                                                                      Cost               Value
                                                                                      ----               -----
     Due in one year or less                                                    $     9,142,059    $      9,163,447
     Due from one to five years                                                       8,703,470           8,883,556
     Mortgage-backed                                                                  1,771,158           1,811,018
                                                                                ---------------    ----------------

                                                                                $    19,616,687    $     19,858,021
                                                                                ===============    ================

Securities pledged at year end 2000 had a carrying amount of $18,626,012, and were pledged to secure repurchase agreements and Federal Home Loan Bank advances.


NOTE 3 - LOANS

Loans at year-end were as follows:


                                                                                  2000              1999
                                                                                  ----              ----
     Commercial, financial and other                                          $   75,292,915   $   47,570,725
     Commercial real estate and construction                                       3,504,764        1,445,789
     Residential real estate, mortgages and construction                           2,946,608        1,957,393
     Consumer loans                                                               13,906,237        5,824,472
                                                                              --------------   --------------
                                                                                  95,650,524       56,798,379
     Less:  Allowance for loan losses                                              1,269,050          852,000
                                                                              --------------   --------------

                                                                              $   94,381,474   $   55,946,379
                                                                              ==============   ==============

Activity in the allowance for loan losses for the year was as follows:


                                                                                    2000            1999
                                                                                    ----            ----
     Beginning balance                                                          $    852,000    $          0
     Provision for loan losses                                                       504,000         852,000
     Recoveries                                                                        5,406               0
     Charge-offs                                                                     (92,356)              0
                                                                                ------------    ------------
     Ending balance                                                             $  1,269,050    $    852,000
                                                                                ============    ============

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:


                                                                                      2000                1999
                                                                                      ----                ----
     Land & Land Improvements                                                   $       673,240    $        673,240
     Buildings & Building Improvements                                                1,649,388           1,715,842
     Furniture, fixtures and equipment                                                1,581,100           1,363,014
     Construction in progress                                                            30,635                   0
                                                                                ---------------    ----------------
                                                                                      3,934,363           3,752,096
     Less:  Accumulated depreciation                                                    566,367             282,143
                                                                                ---------------    ----------------

                                                                                $     3,367,996    $      3,469,953
                                                                                ===============    ================

Depreciation expense was $371,144 and $282,143 for 2000 and 1999.


NOTE 5 - DEPOSITS

Deposits at year end are summarized as follows:


                                                                                      2000                1999
                                                                                      ----                ----
     Non-interest bearing DDA                                                   $     7,000,732    $      4,074,635
     Interest bearing DDA                                                             9,843,874           4,662,155
     Money market                                                                     8,309,449           3,068,971
     Saving                                                                             925,688             565,741
     Certificate of deposit                                                          71,807,397          43,604,575
                                                                                ---------------    ----------------

                                                                                $    97,887,140    $     55,976,077
                                                                                ===============    ================

Time deposits of $100,000 or more were $ 40,208,459 at year-end 2000.

Scheduled maturities of time deposits for the next five years were as follows:


                 2001                                                           $    63,302,765
                 2002                                                                 6,527,780
                 2003                                                                 1,590,648
                 2004                                                                   212,916
                 2005                                                                   173,288
                                                                                ---------------

                                                                                $    71,807,397
                                                                                ===============


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of federal funds purchased and repurchase agreements. Federal funds purchased are overnight borrowings from various correspondent banks. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by Bank owned securities held in safekeeping at a correspondent bank. The balances at each period are shown below:


                                                                        Repurchase                 Federal Funds
                                                                        Agreements                   Purchased
                                                                      --------------              ---------------
Outstanding at December 31, 2000                                        $ 9,986,742                 $         0
    Average interest rate at year end                                         4.75%                         N/A
    Average balance                                                      10,809,223                     521,858
    Average interest rate during year                                         4.82%                       6.61%
    Maximum month end balance during year                               $14,815,900                 $ 2,600,000

Outstanding at December 31, 1999                                        $ 5,134,491                 $ 1,800,000
    Average interest rate at year end                                         4.69%                       5.75%
    Average balance                                                       1,841,535                      24,109
    Average interest rate during year                                         4.62%                       5.49%
    Maximum month end balance during year                               $ 5,134,491                 $ 1,800,000


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank (FHLB) are as follows:


                                                   Current
           Maturity Date                        Interest Rate                   2000                     1999
------------------------------------      --------------------------     --------------------     --------------------
March 24, 2010                                       5.99                     $ 1,500,000               $   0
November 3, 2010                                     5.95                       2,000,000                   0
December 13, 2010                                    5.10                       2,500,000                   0
                                                                         --------------------
                                                                              $ 6,000,000

The bank has pledged securities with a fair value of $6,673,934 as collateral for the above advances.

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 8 - NOTES PAYABLE

During 2000, the Company borrowed from related parties, $2,005,000 for the purpose of infusing capital to the Bank. The rate on the Notes is floating and is officially defined as 1.50% over the Firstar Bank, N.A. prime rate which was 9.50% at December 31, 2000. Interest payments are owed quarterly in arrears until the principal of these Notes is paid or made available for payment. The Notes may be prepaid without any prepayment penalty with at least one day's prior written notice. The principal and interest related to these Notes is expressly subordinated to any and all deposits and senior debt of the Company.

Interest expense related to these notes was $77,432 for 2000.


NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2000 and 1999 was $56,938 and $45,216. The plan was approved January of 1999 with payroll contributions beginning at that time.


NOTE 10 - LEASES

The Bank has entered into two lease agreements in order to secure office facilities for its branches.

Future minimum lease payments at December 31, 2000 are as follows:


                  2001                                        $     83,437
                  2002                                              83,437
                  2003                                              83,437
                  2004                                              64,485
                  2995                                              26,580
                  2006                                              26,580
                                                              ------------

                                                              $    367,956
                                                              ============

For periods ended December 31, 2000 and 1999 rental expense was $55,611 and $15,503.



                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:


                                                                                    2000             1999
                                                                                    ----             ----
     Deferred benefit                                                           $    (125,445)   $    (610,618)
     Change in valuation allowance                                                    125,445          610,618
                                                                                -------------    -------------

                                                                                $           0    $           0
                                                                                =============    =============

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2000 and 1999:


                                                                                    2000            1999
                                                                                    ----            ----
     Deferred tax asset
         Net operating loss carryforward                                        $   522,006    $   444,371
         Provision for loan losses                                                  346,635        240,304
         Organization costs                                                          90,939        120,068
         Unrealized loss on securities available for sale                                           32,679
         Other                                                                       23,011         10,829
                                                                                -----------    -----------
                                                                                    982,591        848,251
     Deferred tax liabilities
         Depreciation                                                               (60,526)       (52,504)
         Accretion on securities                                                    (36,894)        (3,342)
         Unrealized gain on securities available for sale                           (82,054)
                                                                                -----------    -----------
                                                                                   (179,474)       (55,846)
                                                                                -----------    -----------

     Net deferred tax asset before valuation allowance                              803,117        792,405

     Valuation allowance                                                           (803,117)      (792,405)
                                                                                -----------    -----------

                                                                                $         0    $         0
                                                                                ===========    ===========

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that a valuation allowance of $803,117 is required for 2000 and that a valuation allowance of $792,405 was required for 1999. Net operating loss carryforwards of $1,638 expire in 2018, $417,930 expire in 2019, and $102,438 expire in 2020.


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 12 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors and their affiliates in 2000 were as follows:


     Beginning balance                                                          $     7,078,161
     New loans and line advances                                                      1,235,431
     Effect of changes in related parties                                                     0
     Repayments                                                                       1,778,197
                                                                                ---------------

     Ending balance                                                             $     6,535,395
                                                                                ===============

Deposits from principal officers, directors and their affiliates at year end 2000 and 1999 were $7,711,273 and $1,612,518.


NOTE 13 - STOCK OPTIONS

Options to buy stock are granted to officers under the Employee Stock Option Plan, which provides for issue of options for up to 150,000 shares of stock of the Company. Exercise price is the market price at date of grant. The maximum option term is ten years, and presently outstanding options vest over three years.

Had compensation cost for stock options been measured using SFAS Statement No. 123, net income (loss) and earnings (loss) per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.


                                                                     2000                 1999
                                                                     ----                 ----
     Net loss as reported                                       $     (378,965)    $    (1,801,782)
     Pro forma net loss                                               (424,310)         (1,903,292)

     Basic loss per share as reported                                     (.32)              (1.55)
     Pro forma basic loss per share                                       (.36)              (1.63)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                                                          1998
                                                                                          ----
     Risk-free interest rate                                                              4.62%
     Expected option life                                                               7 years
     Expected stock price volatility                                                        25%
     Dividend yield                                                                          0%


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 13 - STOCK OPTIONS (Continued)

A summary of the activity in the plan is as follows.


                                                                                         Weighted
                                                                                          Average
                                                                          Shares      Exercise Price
                                                                      ------------    --------------
     Outstanding at January 1, 1998                                              0

     Granted                                                                94,000     $         10
     Exercised                                                                   0
     Forfeited                                                                   0
                                                                      ------------
     Outstanding at December 31, 1998                                       94,000     $         10
                                                                      ------------

     Granted                                                                     0
     Exercised                                                                   0
     Forfeited                                                                   0
                                                                      ------------
     Outstanding at December 31, 1999                                       94,000     $         10
                                                                      ------------

     Granted                                                                     0
     Exercised                                                                   0
     Forfeited                                                                   0
                                                                      ------------
     Outstanding at December 31, 2000                                       94,000     $         10
                                                                      ============

Options exercisable at December 31:


                                                                                         Weighted
                                                                                          Average
                                                                          Shares      Exercise Price
                                                                      ------------    --------------
         1998                                                               23,500     $         10
         1999                                                               47,000     $         10
         2000                                                               70,500     $         10

The weighted average fair value per option for options granted during the year ended December 31, 1998 was $2.76. There were no options granted during 1999 or 2000. The weighted average remaining contractual life of options outstanding at year-end 2000 was 7.7 years.

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The Bank must maintain a minimum Tier 1 risk weighted capital ratio of at least 8% for its first three years of operations.

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

Actual and required capital amounts and ratios for 1999 and 2000 are presented below:


                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                         For Capital             Prompt Corrective
                                                 Actual               Adequacy Purposes          Action Provisions
                                                 ------               -----------------          -----------------
                                          Amount        Ratio        Amount        Ratio       Amount        Ratio
                                          ------        -----        ------        -----       ------        -----
2000
----
Total Capital to risk weighted assets
   Consolidated                         $11,525,962    10.84%     $ 8,506,214      8.00%    $10,632,767     10.00%
   Bank                                  11,423,072    10.74        8,506,214      8.00      10,632,767     10.00
Tier 1 (Core) Capital to risk
  weighted assets
   Consolidated                           8,251,912     7.76        4,253,107      4.00       6,379,660      6.00
   Bank                                  10,154,022     9.55        4,253,107      4.00       6,379,660      6.00
Tier 1 (Core) Capital to
  average assets
   Consolidated                           8,251,912     7.92        4,168,973      4.00       5,211,216      5.00
   Bank                                  10,154,022     9.74        4,168,973      4.00       5,211,216      5.00

1999
----
Total Capital to risk weighted assets
   Consolidated                         $ 9,430,098    14.57%     $ 5,177,636      8.00%    $ 6,472,045     10.00%
   Bank                                   8,387,185    12.96        5,177,636      8.00       6,472,045     10.00
Tier 1 (Core) Capital to risk
  weighted assets
   Consolidated                           8,663,556    13.39        2,588,818      4.00       3,883,227      6.00
   Bank                                   7,620,642    11.77        2,588,818      4.00       3,883,227      6.00
Tier 1 (Core) Capital to
  average assets
   Consolidated                           8,663,556    20.60        1,682,377      4.00       2,102,972      5.00
   Bank                                   7,620,642    18.14        1,680,395      4.00       2,100,494      5.00


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 15 - OFF-BALANCE-SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.


                                                            2 0 0 0                            1 9 9 9
                                                            -------                            -------
                                                     Fixed           Variable           Fixed           Variable
                                                     Rate              Rate             Rate              Rate
                                                     ----              ----             ----              ----
     Unused lines of credit, letters of
       credit, and commitments to
       make loans                               $    2,351,929   $    25,732,441   $    3,609,892   $    21,556,108


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.


                                                                  2 0 0 0                         1 9 9 9
                                                                  -------                         -------
                                                        Carrying          Fair           Carrying          Fair
                                                         Amount           Value           Amount           Value
                                                         ------           -----           ------           -----
                                                                              (In thousands)
     Financial assets
         Cash and cash equivalents                  $       6,262     $      6,262    $      1,967     $      1,967
         Securities available for sale                     19,858           19,858          10,768           10,768
         Loans, net                                        94,382           96,472          55,946           55,890
         Federal Home Loan Bank stock                         300              300             138              138
         Accrued interest receivable                          817              817             326              326
     Financial liabilities
         Deposits                                          97,887           98,196          55,976           55,988
         Federal funds purchased and
           repurchase agreements                            9,987            9,987           6,934            6,934
         FHLB Advances                                      6,000            5,703               0                0
         Notes Payable                                      2,005            2,005               0                0
         Accrued interest payable                             715              715             158              158

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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


NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements.

                            CONDENSED BALANCE SHEETS
                           December 31, 2000 and 1999


                                                                                    2000            1999
                                                                                    ----            ----
     ASSETS
     Cash and cash equivalents                                                  $    147,064    $  1,046,803
     Receivable from Community Shores Bank                                             1,151               0
     Investment in and advances to Community Shores Bank                          10,395,357       7,491,849
                                                                                ------------    ------------

         Total assets                                                           $ 10,543,572    $  8,538,652
                                                                                ============    ============

     LIABILITIES AND EQUITY
     Accrued expenses and other liabilities                                     $     45,326    $      3,890
     Notes payable                                                                 2,005,000               0
     Shareholders' equity                                                          8,493,246       8,534,762
                                                                                ------------    ------------
         Total liabilities and shareholders' equity                             $ 10,543,572    $  8,538,652
                                                                                ============    ============


                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,


                                                                                    2000             1999
                                                                                    ----             ----
     Other income                                                               $    28,071      $     59,521
     Other expense                                                                 (273,095)         (149,267)
                                                                                -----------      ------------

     LOSS BEFORE INCOME TAX AND UNDISTRIBUTED
       SUBSIDIARY INCOME                                                           (245,024)          (89,746)

     Equity in undistributed subsidiary loss                                       (133,941)       (1,712,036)
                                                                                -----------      ------------

     NET LOSS                                                                   $  (378,965)     $ (1,801,782)
                                                                                ===========      ============


                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,


                                                                                       2000              1999
                                                                                       ----              ----
   CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                               $      (378,965)    $    (1,801,782)
         Equity in undistributed subsidiary loss                                        133,941           1,712,036
         Adjustments:
              Change in other assets                                                     (1,151)             11,400
              Change in other liabilities                                                41,436             (68,324)
                                                                                ---------------     ---------------
                  Net cash from operating activities                                   (204,739)           (146,670)

     CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from stock issue                                                        0             643,607
         Proceeds from subordinated debt                                              2,005,000                   0
         Capital investment into Community Shores Bank                               (2,700,000)         (8,060,000)
                                                                                ---------------     ---------------
              Net cash from financing activities                                       (695,000)         (7,416,393)
                                                                                ---------------     ---------------

     Net change in cash and cash equivalents                                           (899,739)          7,563,063

     Beginning cash and cash equivalents                                              1,046,803           8,609,866
                                                                                ---------------     ---------------

     ENDING CASH AND CASH EQUIVALENTS                                           $       147,064     $     1,046,803
                                                                                ===============     ===============

                                   (Continued)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income (loss) components were as follows.


                                                                 2000            1999
                                                                 ----            ----

Unrealized net gain (loss) on securities                    $    336,831     $   (114,865)
Realized loss on sale of securities                                  618           18,750
                                                            ------------     ------------

                                                            $    337,449     $    (96,115)
                                                            ============     ============

                             SHAREHOLDER INFORMATION

SEC FORM 10-KSB

Copies of the Corporation's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to shareholders without charge, upon written request. Please mail your request to Heather D. Brolick, Senior Vice President and Secretary of the Corporation, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

STOCK INFORMATION

The Common Stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At March 1, 2001, there were approximately 90 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during the period from the date of the Company's initial public stock offering (December 17, 1998) through December 31, 2000. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.


                                   BID PRICES

                                                                                 HIGH           LOW
                                                                                 ----           ---
     CALENDAR YEAR 2000
     First Quarter...........................................................   $  8.00       $ 4.50
     Second Quarter..........................................................   $  5.81       $ 4.25
     Third Quarter...........................................................   $  6.75       $ 5.0
     Fourth Quarter .........................................................   $  5.87       $ 4.75

     CALENDAR YEAR 1999
     First Quarter...........................................................   $ 10.00       $ 8.00
     Second Quarter..........................................................   $  8.00       $ 6.50
     Third Quarter...........................................................   $  7.00       $ 5.2
     Fourth Quarter .........................................................   $  7.00       $ 4.50

MARKET MAKERS

At December 31, 2000, the following firms were registered with the OTC Bulletin Board as market makers in Community Shores Bank Corporation common stock:


Raymond James                       Howe Barnes Investments, Inc.               Monroe Securities Inc.
One Griswold Street                 135 South LaSalle Street                    47 State Street
Detroit, Michigan 48226             Chicago, Illinois  60603                    Rochester, New York 14614


Robert W. Baird & Co. Incorporated         J. J. B. Hilliard, W. L. Lyons, Inc.
777 East Wisconsin Avenue                  501 South Fourth Street
Milwaukee, Wisconsin 53202                 Louisville, Kentucky 40202

STOCK REGISTRAR AND TRANSFER AGENT

         State Street Bank & Trust Company
         c/o EquiServe
         150 Royall Street
         Canton, Massachusetts 02021
         Shareholder Inquiries 1-877-282-1168
         www.EquiServe.com


LEGAL COUNSEL

         Dickinson Wright PLLC
         500 Woodward Avenue, Suite 4000
         Detroit, Michigan 48226
                  and
         200 Ottawa Avenue, N.W., Suite 900
         Grand Rapids, Michigan 49503


INDEPENDENT AUDITORS

         Crowe, Chizek & Company LLP
         300 Riverfront Plaza Building
         55 Campau Avenue N.W.
         Grand Rapids, Michigan 49503


ADDITIONAL INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Corporation, at (231) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, April 19, 2001, at the Holiday Inn at 939 Third Street, Muskegon, Michigan.

                             DIRECTORS AND OFFICERS


                      DIRECTORS OF THE COMPANY AND THE BANK

David C. Bliss
Retired CEO
Quality Stores, Inc.
(Retail farm and do-it
  yourself stores)

Gary F. Bogner
Real Estate Investor

John C. Carlyle
Partner - Law Firm
Varnum, Riddering, Schmidt
  and Howlett LP, and a
  certified public accountant

Robert L. Chandonnet
President and Owner
The Nugent Sand Company,
  Inc. (provider of foundry
  sand to foundries)

Dennis L. Cherette
President and Owner
Investment Property
  Associates, Inc.
IPA Construction Inc.
IPA Management (Real estate
  development and
  management)

Bruce J. Essex
Owner and Operator
Port City Die Cast
Port City Metal Products
Muskegon Castings Corp.
Mirror Image Tool (Die
  Casting)

Michael D. Gluhanich
President
Geerpres, Inc. (Manufacturer
  of janitorial supply
  equipment)


Donald E. Hegedus
Chairman of the Board,
  President and Owner
Tridonn Development
  Company (Real estate
  development)

John L. Hilt
Retired Chairman Emeritus
  of Quality Stores, Inc. (Retail
  farm and do-it-yourself
  stores)

Jose' A. Infante
Chairman of the Board,
  President and Chief
  Executive Officer of
  the Company and the Bank

Joy R. Nelson
Retired Bank Executive

                 EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Jose' A. Infante
Chairman of the Board
  President/Chief Executive
  Officer of the Company and
  the Bank

Ralph R. Berggren
Senior Vice President
  Secretary of the Company,
  and Senior Vice President,
  Secretary, Cashier and
  Senior Lender of the Bank

Heather D. Brolick
Senior Vice President of the
  Company and Senior Vice
  President, Retail Lending
  and Operations Manager of
  the Bank

Robert J. Jacobs
Senior Vice President of the
  Company and Senior Vice
  President, Retail Banking of
  the Bank

                              OFFICERS OF THE BANK

Tracey Welsh
Vice President and Controller

Monica Bixeman
Branch Manager

Laurie DeWitt
Retail Banking Officer

Doug Jones
Vice President
Commercial Lending

Susan Kane
Assistant Vice President
Retail Lending

Tom Ladd
Assistant Vice President
Branch Manager

Pat Nardi
Operations Officer

Rodney Prahl
Vice President
Commercial Lending

Amy Schultz
Assistant Vice President
Operations

Clint Todd
Assistant Vice President
Retail Lending

Lori Versalle
Vice President
Branch Manager

Martha Zimmer
Vice President
Commercial Lending

                                  DETACH HERE


                                     PROXY


                       COMMUNITY SHORES BANK CORPORATION


                             1030 W. NORTON AVENUE

                            MUSKEGON, MICHIGAN 49441


               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 19, 2001


          The undersigned hereby appoints Robert Chandonnet and Michael Gluhanich, or either of them, with power of substitution in each proxies of the undersigned to vote all Common Stock of the undersigned in Community Shores Bank Corporation, at the Annual Meeting of Shareholders to be held on April 19, 2001, and at all adjournments thereof.

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

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

COMMUNITY SHORES
BANK CORPORATION
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398





  Dear Shareholder,

  Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting, Proxy Statement & 2000 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

  Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy card.

  Your proxy card must be received prior to the Annual Meeting of Shareholders on April 19, 2001.

  Sincerely,


  Community Shores Bank Corporation


                                  DETACH HERE

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

    1. Election of Directors.                                               2. In their discretion, the Proxies are authorized
       NOMINEES: (01) David Bliss, (02) Bruce Essex, (03) John Hilt            to vote upon such other matters as may properly
                                                                               come before the meeting, or at any adjournment
                                                                               of the meeting.

                     FOR                          WITHHELD
                     ALL    / /             / /   FROM ALL
                  NOMINEES                        NOMINEES


          / /
              _____________________________________________________
              For all nominees except those whose names are written
              on the line above.
                                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    / /

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

Signature: __________________________ Date: ______________ Signature: __________________________ Date: ______________