Form 10KSB40, Exhibit 13
period 2001-12-31
COMMUNITY SHORES BANK CORP
filed 2002-04-01
CIK 1070523

                                                                      EXHIBIT 13




                                      LOGO

                                COMMUNITY SHORES
                                BANK CORPORATION




                                    NOTICE OF
                                 ANNUAL MEETING,
                                 PROXY STATEMENT
                                        &
                               2001 ANNUAL REPORT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 9, 2002

TO OUR SHAREHOLDERS:

         The Annual Meeting of the Shareholders of Community Shores Bank Corporation will be held at the Holiday Inn at 939 Third Street, in Muskegon, Michigan, on Thursday, May 9, 2002, at 2:00 p.m., for the purpose of considering and voting upon the following matters:

         1. Election of Directors. To elect four Class I directors, each for a three year term, as detailed in the accompanying proxy statement.

         2. Other Business. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

         All holders of record of shares of common stock at the close of business on Wednesday, March 20, 2002 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Thursday, May 2, 2002.

                                             By Order of the Board of Directors,



                                             Jose' A. Infante
                                             Chairman of the Board, President
                                              and Chief Executive Officer


Dated: April 5, 2002

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                                                                   April 5, 2002

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Community Shores Bank Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of it's shareholders to be held on Thursday, May 9, 2002, at 2:00 p.m., at the Holiday Inn at 939 Third Street, Muskegon, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about April 5, 2002.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment of the meeting.

         The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail or facsimile, or by directors, officers, or regular employees of the Company or its subsidiary, Community Shores Bank (the "Bank") in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of common stock of the Company.

         The Board of Directors, in accordance with the By-Laws of the Company, has fixed the close of business on March 20, 2002 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

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


                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Gary F. Bogner, Robert L. Chandonnet, Jose' A. Infante, and Joy R. Nelson as Class I directors for three year terms expiring at the 2005 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class I director of the Company whose term expires at the 2002 Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2003 or 2004 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's common stock as of March 1, 2002, by the nominees for election as directors of the Company, the directors of the Company whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

                                                                    Amount        Percent of Class
                                                                  Beneficially          Beneficially
Name of Beneficial Owner                                           Owned (1)            Owned (2)
------------------------                                           ---------            ---------
David C. Bliss................................................      20,330           1.7%
Gary F. Bogner................................................      27,930(3)        2.4%
John C. Carlyle...............................................      25,000           2.1%
Robert L. Chandonnet..........................................      26,130           2.2%
Dennis L. Cherette............................................      14,500(4)        1.2%
Bruce J. Essex................................................      77,500(5)        6.6%
Michael D. Gluhanich..........................................      28,930(6)        2.5%
Donald E. Hegedus.............................................      28,830           2.4%
John L. Hilt..................................................      38,710           3.3%
Jose' A. Infante..............................................      52,527(7)        4.3%
Joy R. Nelson.................................................       3,630              *
Ralph R. Berggren.............................................      24,045(8)        2.0%
Heather D. Brolick............................................      21,981(9)        1.9%
All directors and executive officers of the
  Company as a group (14 persons).                                 414,905(10)      32.8%

--------------------------------
 *    Less than one percent

(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.
(2) The percentages shown are based on the 1,170,000 shares of the Company's common stock outstanding as of March 1, 2002 plus the number of shares that the named person or group has the right to acquire within 60 days of March 1, 2002.

(3)  Includes 1,800 shares owned by Mr. Bogner's spouse.
(4) These shares are owned by a corporation that is 50% owned by Mr. Cherette, and over which he shares voting and dispositive power.
(5) These shares are owned by Muskegon Castings Corporation, a corporation that Mr. Essex previously owned. Pursuant to an agreement with Muskegon Castings Corporation, Mr. Essex has the sole right to vote and control the disposition of the shares for a period of 15 years.
(6) Includes 1000 shares held in a family partnership of which Mr. Gluhanich is the general partner.
(7) Includes 40,000 shares that Mr. Infante has the right to acquire within 60 days of March 1, 2002 pursuant to the Company's 1998 Employee Stock Option Plan, and 408 shares that Mr. Infante owns under the Bank's 401(k) Plan. Includes also 300 shares owned by Mr. Infante's children and 814 shares owned by Mr. Infante's spouse.
(8) Includes 18,000 shares that Mr. Berggren has the right to acquire within 60 days of March 1, 2002 pursuant to the Company's 1998 Employee Stock Option Plan, 245 shares that Mr. Berggren owns under the Bank's 401(k) Plan, and 800 shares owned by his spouse.
(9) Includes 18,000 shares that Ms. Brolick has the right to acquire within 60 days of March 1, 2002 pursuant to the Company's 1998 Employee Stock Option Plan, 1,203 shares that Ms. Brolick owns under the Bank's 401(k) Plan, and 200 shares owned by her spouse.
(10) Includes 94,000 shares that such persons have the right to acquire within 60 days of March 1, 2002 pursuant to the Company's 1998 Employee Stock Option Plan, and 2,618 shares that such persons own under the Bank's 401(k) Plan.

         To the best of the Company's knowledge, no person other than Bruce J. Essex, whose beneficial ownership is shown in the table above, owns 5% or more of the Company's outstanding common stock. Mr. Essex and the other directors and executive officers named in the table have a business address at the office of the Company.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Company. Each of the continuing directors and nominees is currently a director of the Company as well as a director of the Bank.

Name, Age, and Position with                             Has Served As         Year When Term
the Company and the Bank                                 Director Since        As a Director Expires
------------------------                                 --------------        ---------------------

David C. Bliss, 64,  Director                                 1998                        2004
Gary F. Bogner, 59,  Director                                 1998                        2002
John C. Carlyle, 63,  Director                                1998                        2003
Robert L. Chandonnet, 57,  Director                           1998                        2002
Dennis L. Cherette, 47, Director                              1998                        2003
Bruce J. Essex, 52,  Director                                 1998                        2004
Michael D. Gluhanich, 56, Director                            1998                        2003
Donald E. Hegedus, 66,  Director                              1998                        2003
John L. Hilt, 57, Director                                    1998                        2004
Jose' A. Infante, 49,  Chairman of the Board,                 1998                        2002
    President and Chief Executive Officer,
    and Director
Joy R. Nelson,  64,  Director                                 1998                        2002

Ralph R. Berggren, 49, Senior Vice President of the Company, Senior Vice President and
 Chief Lending Officer of the Bank
Heather D. Brolick, 42, Senior Vice President and
 Secretary of the Company, Senior Vice
 President, Chief Operating Officer, and
 Secretary of the Bank
Robert J. Jacobs, 53, Senior Vice President of the Company, Senior Vice President, Retail
 Banking of the Bank

         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is the retired Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operated over 350 retail farm and do-it-yourself stores located nationwide under the names of Quality Farm and Fleet and County Post. Mr. Bliss was the Chief Executive Officer of Quality Stores from 1994 to 1999, and Chairman of Quality Stores from 1996 to 2000. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman's") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman's and Huntington Bank. Mr. Bliss served as a member of the Board of Directors of Quality Stores until November 2001 and is the Chair of Community Foundation of Muskegon County. Mr. Bliss previously served as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, Muskegon Community Health Project, Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s, and is now retired. While a pilot he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractors license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Additionally, he is a partner in two growing companies, Send Delivery Inc. and Send Resources Inc., that deliver small parcels within Michigan, Indiana, Illinois and Ohio. Mr. Bogner resides in North Muskegon and is a retired member of the Airline Pilots Association and is President of the Safari Club International.

         JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

         ROBERT L. CHANDONNET (Director) is the owner and President of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to several foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the Company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1989. He is a member of the National Industrial Sand Association, American Foundrymans Society, Muskegon Country Club, and Muskegon County Catholic Education Foundation.

         DENNIS L. CHERETTE (Director) is the President and an owner of Investment Property Associates, Inc. ("IPA"), located in Grand Haven, Michigan. IPA has a 16 year history in development and management of apartment communities, medical facilities, professional office buildings, banks, and retail shopping centers. IPA was founded by Mr. Cherette in 1985 as a real estate development, brokerage and consulting company. Mr. Cherette also is one of the two owners and founders of IPA Management, Inc., a full service property management company with a history of management for the benefit of both property owners and investors. Since 1977, Mr. Cherette has been involved in various aspects of real estate brokerage, development and management. Additionally, he has served as a consultant for both national and regional corporations with consultancy assignments in 22 major metropolitan markets across the United States. In 1987, Mr. Cherette was awarded the Certified Commercial Investment Member (CCIM) designation by the Commercial Investment Real Estate Council of the Realtors National Marketing Institute, affiliated with the National Association of Realtors. Mr. Cherette serves on a number of committees and boards throughout West Michigan.

         BRUCE J. ESSEX (Director) is Chairman of Port City Die Cast. From 1982 until 2001, Mr. Essex owned and operated the Port City Group, a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Casting Corp., and Mirror Image Tool. Mr. Essex has over 25 years experience in the die casting industry and currently serves on the Plastic Technology Business Advisory Council of the Michigan Job Commission. He is a principle in Cell Plastics and serves as a Director of the Board of Reid Tool. He is also a principle in Buck Snort Products, a rustic hardware and furnishings retail store.

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

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 30 of his 31 years of financial services experience are in the West Michigan area. He started his West Michigan career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman's in Muskegon. While at FMB-Lumberman's, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. After Huntington Bank acquired FMB-Lumberman's in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1998, and of the Bank since it commenced business in early 1999. Mr. Infante is a member of The State of Michigan Governor's Workforce Committee, a member of the Board of Trustees of Grand Valley State University and a member of the Board of the Kent, Ottawa and Muskegon Counties Foreign Trade Zone. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Orchestra, Greater
Muskegon Urban League, Churchill Porter Athletic Association, YFCA, Muskegon Growth Alliance, Mercy General Health Partners, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman's. During her tenure with FMB-Lumberman's, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is on the Board of Baker College of Muskegon and is presently President of Hospice of Muskegon, Oceana, Inc. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, member of the Board and Executive Committee of Hospice of Muskegon, Committee member of Muskegon County Heart Walk, member of the Nominating Committee of Pine & Dunes Girl Scouts, and Chairperson of the Workforce Development Board of Muskegon County.

         RALPH R. BERGGREN (Senior Vice President of the Company and Senior Vice President and Chief Lending Officer of the Bank) has over 26 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman's (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998. Mr. Berggren has served as Senior Vice President of the Company since 1998, and as Senior Vice President and Senior Lender of the Bank since it commenced business in early 1999. Mr. Berggren also served as Secretary of the Company from 1998 through early 2000, and as Secretary and Cashier of the Bank from 1999 through 2000. Mr. Berggren is active in the Muskegon community, serving as past President of Muskegon Civic Theatre, a Salvation Army Board member, and a member of the Finance Committee of the Muskegon Country Club.

         HEATHER D. BROLICK (Senior Vice President and Secretary of the Company and Senior Vice President, Chief Operating Officer, and Secretary of the Bank) has over 21 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman's, where she served as a Retail Branch Manager from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick has served as Senior Vice President of the Company since 1998, and as Senior Vice President Retail Lending and Operations of the Bank since it commenced business in early 1999. Ms. Brolick has also served as Secretary of the Company and Secretary and Cashier of the Bank since 2000. She was promoted to Chief Operating Officer of the Bank in 2001. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

         ROBERT J. JACOBS (Senior Vice President of the Company and Senior Vice President, Retail Banking of the Bank) has over 27 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman's as Branch Administrator, and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman's in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area. Mr. Jacobs served Huntington Bank in this position until he joined the Company in July of 1998. Mr. Jacobs has served as Senior Vice President of the Company since 1998, and as Senior Vice President, Retail Banking of the Bank since it commenced business in early 1999. Mr. Jacobs is Chairman of the Muskegon United Way, Board member of Muskegon's Summer Celebration, President of Community Promotions, Inc., and Board member and Secretary of the Muskegon Area Intermediate School District. He has been active in the YMCA, American Heart Association, West Michigan Better Business Bureau, Jaycees and Rotary.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The functions of the Audit Committee and its activities during 2001 are described below under the heading "Report of the Audit Committee".

         The members of the Compensation Committee consist of Robert L. Chandonnet, Dennis L. Cherette, Bruce J. Essex, John L. Hilt and Joy R. Nelson. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Company. At present, all officers of the Company are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Company.

         The members of the Nominating Committee consist of David C. Bliss, Gary
F. Bogner, John C. Carlyle, Donald E. Hegedus, and Jose' A. Infante. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Company's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company's Articles of Incorporation.

         During 2001, there were a total of 16 meetings of the Board of Directors of the Company. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board held during the period that the director served, except John Carlyle, who attended 50% of the meetings, and John L. Hilt, who attended 68% of the meetings. There were 3 meetings of the Audit Committee, 3 meetings of the Compensation Committee, and 1 meeting of the Nominating Committee during 2001.

         During 2001, the non-employee directors of the Bank were paid a $100 fee for each meeting of the Board of Directors or a committee of the Board of Directors of the Bank that they attended. Generally, a director could have attended up to 20 meetings that were held during 2001 of the Board of Directors and committees of the Board of Directors of the Bank on which the directors served. For 2002, the non-employee directors will be paid a $1,000 retainer, and for each meeting of the Board of Directors of the Company or the Bank that they attend, and each meeting of a committee of either Board that they attend, they will receive a $150 fee; except that where meetings of the Boards of Directors of the Company and the Bank, or the same committee of each Board, are held on the same day, only one $150 fee is paid though the director attends both meetings.

REPORT OF THE AUDIT COMMITTEE

         The members of the Audit Committee consist of John C. Carlyle, Michael
D. Gluhanich and Joy R. Nelson. Each of the members of the Committee is an independent director as that term is defined in Rule 4200(a) of The Nasdaq Stock Market Rules. The Committee's responsibilities include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of the Company. The Audit Committee has a written charter, that has been approved by the Board of Directors.

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

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for 2002.

                                   Audit Committee

                                   John C. Carlyle
                                   Michael D. Gluhanich
                                   Joy R. Nelson


AUDIT FEES

     The aggregate fees billed to the Company for 2001 by the Company's accounting firm, Crowe, Chizek and Company LLP, are as follows:

                  Audit Fees                                   $120,856
                  Financial Information Systems
                      Design and Implementation Fees                  0
                  All Other Fees                                  4,500
                                                               --------

                  Total                                        $125,356
                                                               ========

SUMMARY COMPENSATION TABLE

The following table details the compensation earned or paid to the named executive officers for three years ended December 31, 2001.

                                                   Annual Compensation     Long Term
                                                   -------------------    Compensation
                                                                          ------------
Name and
Principal                                                                                      All Other
Position                                    Year      Salary     Bonus      Options         Compensation(1)
------------                                ----      ------     -----


Jose' A. Infante,
  Chairman of the Board,                    2001   $  165,000  $     0         0               $6,319
  President and Chief                       2000      150,000    6,581         0                6,750
  Executive Officer of the                  1999      150,000        0         0                6,000
  Company and the Bank

Ralph R. Berggren
  Senior Vice President of                  2001   $   97,282  $ 8,000         0               $4,378
  the Company,  Senior Vice                 2000       93,974    3,949         0                4,051
  President and Chief                       1999       88,215        0         0                3,427
  Lending Officer of  the
  Bank

Heather D. Brolick                          2001   $   97,282  $ 8,000         0               $4,378
  Senior Vice President and                 2000       93,961    3,949         0                4,051
  Secretary of the Company,                 1999       87,993        0         0                3,427
  Senior Vice President,
  Chief Operating Officer,
  and Secretary of the Bank


-----------------------------

(1) Consists of the matching contribution made by the Bank to the named officer's 401(k) plan account.

OPTIONS GRANTED IN 2001

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

         The following table provides information on options granted to the named executive officers during the year ended December 31, 2001.

                                Individual Grants

                       Number of       % of Total
                          Shares         Options
                       Underlying      Granted to      Exercise or
                          Options      Employees       Base Price     Expiration
Name                     Granted         in 2001       Per Share          Date
----                   ----------      ----------      ---------      ----------

Jose' A. Infante          None                N/A          N/A            N/A
Ralph R. Berggren         None                N/A          N/A            N/A
Heather D. Brolick        None                N/A          N/A            N/A


AGGREGATED STOCK OPTION EXERCISES IN 2001 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 2001 by the named executive officers and the value of unexercised options at December 31, 2001:

                                                                     Value of
                                                   Number of        Unexercised
                                                  Unexercised      In-the-Money
                                                  Options at        Options at
                          Shares                  12/31/2001      12/31/2001 (1)
                        Acquired on     Value    Exercisable/      Exercisable/
Name                     Exercise     Realized   Unexercisable     Unexercisable
----                     --------     --------   -------------     -------------

Jose' A. Infante           None          N/A       40,000/0           $ 0/$ 0
Ralph R. Berggren          None          N/A       18,000/0           $ 0/$ 0
Heather D. Brolick         None          N/A       18,000/0           $ 0/$ 0

-----------------------------
         (1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. There were no in-the-money options at December 31, 2001.

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

         As of March 1, 2002, the Bank had outstanding 41 loans to directors or executive officers of the Company and affiliated entities totaling approximately $4.0 million in aggregate amount under commitments totaling approximately $4.9 million.

         Effective June 27, 2000, the Board of Directors authorized the issuance and sale by the Company of up to $4,000,000 of Floating Rate Subordinated Notes. The Board of Directors authorized the sale to obtain funds for the Company to contribute to the Bank as additional capital. The Subordinated Notes, subject to certain adjustments, bear interest at one and one-half percent above the prime rate, and based on a subsequent extension mature on June 30, 2007. They are subordinated to the repayment of all obligations of the Company for borrowed money and certain other obligations. The Company can prepay the Subordinated Notes at any time on one days notice without any prepayment fee. The terms of the Subordinated Notes and their issuance were approved and recommended to the Board of Directors for approval by a special independent committee of the Board of Directors whose members would not directly or indirectly purchase any of the Subordinated Notes. Effective June 28, 2000, the following directors purchased Subordinated Notes from the Company for the following amounts, Robert Chandonnet
- $140,000, Michael Gluhanich - $70,000, Donald Hegedus - $350,000, and John Hilt, through his IRA account - $525,000. Effective September 27, 2000, the following directors purchased Subordinated Notes for the following amounts, Robert Chandonnet - $60,000, Michael Gluhanich - $30,000, Donald Hegedus - $150,000, and John Hilt, through his IRA account, $225,000; and Community Shores LLC purchased a Subordinated Note in the amount of $34,000. Effective December 26, 2000, Community Shores LLC purchased a Subordinated Note in the amount of $420,000. During 2001, from March through December, Community Shores LLC purchased six Subordinated Notes which aggregated $1,395,000 in amount. Community Shores LLC is a Michigan limited liability company formed on June 8, 2000, whose members are, David Bliss, Gary Bogner, Robert Chandonnet, Bruce Essex, Michael Gluhanich and Jose' Infante.

     Each of the members of Community Shores LLC is a director of the Company and the Bank. Community Shores LLC obtained the funds to purchase its Subordinated Notes by borrowing the money from Firstar Bank, National Association under a revolving credit facility expiring on June 30, 2002 for up to $2,450,000. The repayment of amounts borrowed from time to time under the revolving credit facility are guarantied by the members, up to specified amounts that are different for each member. The amount guarantied by each member is as follows, David Bliss - $625,000, Gary Bogner - $937,500, Robert Chandonnet - $375,000, Dennis Cherette - $312,500, Bruce Essex - $375,000, Michael Gluhanich
- $250,000, and Jose' Infante - $187,500. The ownership interests of the members of Community Shores LLC are proportional to the maximum amounts for which they are liable under their guaranties.

     Community Shores LLC received a closing fee of $3,500 from the Company when it purchased its September 27, 2000 Subordinated Note. The Company has agreed to adjust the interest rate it pays Community Shores LLC from time to time as may be necessary to maintain the interest rate at two percent above Community Shores LLC's cost of funds, and to make corresponding adjustments in the rate of interest paid to other holders of Subordinated Notes if an adjustment is made to the interest rate payable to Community Shores LLC. The Company also pays the out-of-pocket expenses of the purchasers of the Subordinated Notes in connection with their purchase, and any fees payable by Community Shores LLC to its lender.

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

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Crowe, Chizek and Company LLP as the Company's principal independent auditors for the year ending December 31, 2002. Representatives of Crowe, Chizek and Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2003 Annual Meeting of shareholders must be sent to the Secretary of the Company, 1030 W. Norton Avenue, Muskegon, Michigan 49441, and received by December 6, 2002 in order to be eligible to be included in the Company's Proxy Statement for that meeting.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION






                               2001 ANNUAL REPORT









                                                               DECEMBER 31, 2001

                                     [LOGO]

                                COMMUNITY SHORES
                                BANK CORPORATION

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2001 ANNUAL REPORT






                                    CONTENTS






MESSAGE TO THE SHAREHOLDERS...............................................  S-2


MANAGEMENT'S DISCUSSION AND ANALYSIS......................................  S-3


REPORT OF INDEPENDENT AUDITORS............................................ S-14


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS.......................................... S-15

     CONSOLIDATED STATEMENTS OF INCOME.................................... S-16

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY........... S-17

     CONSOLIDATED STATEMENTS OF CASH FLOWS................................ S-18

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................... S-19


SHAREHOLDER INFORMATION................................................... S-32


DIRECTORS AND OFFICERS.................................................... S-34

                           MESSAGE TO THE SHAREHOLDERS



Muskegon, Michigan
March 6, 2002


2001 was an exciting year for Community Shores Bank! Our third year of operations gave us four consecutive quarters of growth and profitability, despite 11 interest-rate cuts by the Federal Reserve and a recession.

Net income rose 213% to $428,368 or 37 (cents) per share on a fully taxable basis. This is a great improvement over 2000 when the organization's net loss was $378,965 or a loss of 32 (cents) per share. Our success was due in part to a 22 basis point improvement in the Bank's net interest margin.

Assets rose 18% year over year to $148 million. Our loans outstanding rose 23% to $118 million and deposits increased 13% to $110 million. This excellent growth occurred across all business lines.

Our success has been possible because of the dedication of our Board of Directors, employees, and customers, and you our shareholders. Many of you play the dual role of customer and shareholder. You make a difference in our success!

Last year's unusual economy was a challenge to all of us. Our team was up to that challenge. Through our exceptional customer service, knowledge of the community, dedication and hard work, we continue to make inroads in our market. The latest Federal Deposit Insurance Corporation market share numbers, as of June 30, 2001, show our market share to be over 8% in the markets we serve. In Muskegon County we have the fifth largest deposit base.

At the beginning of the fall of 2001, the organization launched a personal Internet banking product. This is not only a product of convenience for our customers, but also a product with positive future implications. As of the end of January 2002, 208 of our customers were using this service. Looking ahead, the second phase of this product, business Internet banking, is scheduled to be rolled out in the second quarter of 2002.

The future of our organization is very promising. Our markets are growing; our asset quality is strong; our employees are highly professional and dedicated; and our philosophy of providing quality products and service has proven successful. The organization remains committed to seizing prudent and profitable opportunities as they present themselves.

Our goal is to make Community Shores Bank the best financial institution in the market. We took giant steps to accomplish this in the last year and we truly appreciate the confidence you have placed in us. On behalf of all of the employees, and the Board of Directors of the Company, I want to thank you for your support.

If you have not visited one of our branches, stop by, let us treat you to a cup of coffee and show you around your bank.



--------------------------------------------------------------------------------

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

The Bank currently has three locations from which to serve the communities of Muskegon and Grand Haven. The second Muskegon branch, located in North Muskegon, was opened for business on January, 16, 2001.

The Company has experienced rapid and substantial growth, significantly exceeding initial asset projections for the year ending December 31, 2001. Projections for 2002 indicate that the Bank has sufficient funds to meet its cash requirements. Management recognizes that growth exceeding projections may lead to the need for additional capital in the near future to support growth.

As of December 31, 2001, the Bank had 36 full-time employees and 12 part time employees. To continue to accommodate growth, management anticipates increasing staff by 6 full time equivalents during the year 2002.

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2001. Please refer to the consolidated financial statements and the selected financial data presented within this report in addition to the following discussion and analysis.


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

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; the ability of the Company to raise additional capital when desired to support future growth; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.



--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


2001 FINANCIAL HIGHLIGHTS

The Company's assets grew by over 18% to $148,191,276 by December 31, 2001. The Company achieved its first fully profitable year of operations. As a result, the earnings of the Company increased 213% or $.69 per share over the loss reported in 2000. Additionally, the Company was able to increase its net interest margin by 22 basis points in spite of the Federal Reserve lowering interest rates 11 times (475 basis points) during 2001. On the operations side, the Bank developed and launched a personal internet banking product early last fall. As of January 31, 2002 there were 208 customers using this service.


FINANCIAL CONDITION

Total assets increased by $23,040,840 to $148,191,276 at December 31, 2001 from $125,150,436 at December 31, 2000. This is an increase of 18.4% for the year. Growth is mostly attributable to commercial and consumer loan volume and growth in the Bank's securities portfolio. Management continues to focus on small- to medium-sized business customers, the original strategy since opening in January 1999.

Cash and cash equivalents decreased by $3,991,405 to $2,270,921 at December 31, 2001 from $6,262,326 at December 31, 2000. This decrease was a result of no federal funds being sold at December 31, 2001 compared to $2,700,000 being sold on the same date in the prior year as well as decreased balances on deposit with our correspondent banks.

Securities held increased by $4,873,904 during 2001. The majority of the purchases were driven by growth in customer repurchase agreements. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. As the repurchase balances increase, the purchase of additional Treasuries and Agencies will be required to fulfill the collateralization requirement. As of December 31, 2001 the Bank owned two municipal securities. Both of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County. One of the municipal securities is a general obligation note. In April when this note was funded, the Bank decided to mark it held to maturity. At this time that is the only item in the Bank's held to maturity portfolio. As of December 31, 2001, these municipal securities were the only two unpledged securities in the Bank's investment portfolio.

Total loans climbed to $118,115,580 at December 31, 2001 from $95,650,524 at December 31, 2000. "Wholesale" banking continued to be successful for the Bank throughout 2001. Of the $22,465,056 increase experienced, 62% occurred in the commercial loan portfolio. Presently, the commercial category of loans comprises 76% of the Bank's total loan portfolio, down from 79% at December 31, 2000. There are four experienced commercial lenders on staff devoted to pursuing and originating these types of loans. Significant growth was also experienced on the "retail" lending side. Installment loans to individuals increased $8,108,387, or 58%, over the balance reported at December 31, 2000. A large portion of this growth was the result of having an additional retail lender. The new business was mostly derived from a steady demand for home equity financing. To a lesser degree, indirect automobile loans and the financing of secured leases also contributed. Steady demand for home equity financing occurred throughout the year as well. The Bank's loan portfolio increased 23% as a whole over the past year. The growth in total loans exceeded expectations, however management anticipates that the rate of increase will slow in 2002. The rate sensitivity of it changed slightly as well. At December 31, 2000 there were 64% of the loan balances carrying a fixed rate and 36% a floating rate. Since December 31, 2000 loan balances carrying a fixed rate decreased 12% while loans carrying a floating rate increased to 48% of the total loan portfolio. Both types are necessary and beneficial depending on the rate environment. The increase in

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

floating rate loans will prove to be beneficial in a rising rate environment. It is a goal of the Company to protect net interest income from being adversely affected by interest rate fluctuations and management strives to optimize the mix. The loan maturities and rate sensitivity of the loan portfolio at December 31, 2001 have been included below:

                                         Within         Three to          One to         After
                                         Three           Twelve            Five           Five
                                         Months          Months           Years          Years        Total
                                     ---------------------------------------------------------------------------

Commercial, financial and other         $13,499,595    $28,855,970     $44,326,063    $2,576,564    $89,258,192
Real estate-construction                  1,531,873      1,549,488               0             0      3,081,361
Real estate-mortgages                        18,085         61,692         564,917     3,116,709      3,761,403
Installment loans to individuals          1,568,988      2,715,977      15,226,248     2,503,411     22,014,624
                                     ---------------------------------------------------------------------------
                                        $16,618,541    $33,183,127     $60,117,228    $8,196,684   $118,115,580
                                     ===========================================================================

Loans at fixed rates                      2,526,255      4,045,905      48,523,282     6,171,688    $61,267,130
Loans at variable rates                  14,092,286     29,137,222      11,593,946     2,024,996     56,848,450
                                     ---------------------------------------------------------------------------
                                        $16,618,541    $33,183,127     $60,117,228    $8,196,684   $118,115,580
                                     ===========================================================================


The loan portfolio is reviewed and analyzed on a regular basis for the purpose of estimating loan losses. The allowance is adjusted accordingly to maintain an adequate level to absorb loan losses given the risk characteristics of the loan portfolio. At December 31, 2001, the allowance totaled $1,535,543 or approximately 1.30% of gross loans outstanding. Management has determined that this is an appropriate level based on their estimate of losses inherent in the loan portfolio after their detailed review as well as from comparison with allowance levels maintained by other institutions with similar, but seasoned loan portfolios. The allocation of the allowance at December 31, 2001 and 2000 was as follows:

                                                         2001                                  2000
                                           ---------------------------------     ---------------------------------
                                                              Percent of                             Percent of
                                                             Loans in Each                         Loans in Each
Balance at End of Period Applicable to:                       Category to                           Category to
                                                Amount         Total Loans            Amount         Total Loans
                                           ---------------------------------     ---------------------------------

Commercial                                      $1,180,208        78.2%               $1,012,035        82.4%
Residential real estate                             68,268         3.2                    65,909         3.1
Installment                                        287,067        18.6                   191,106        14.5
Unallocated                                              0           0                         0           0
                                           ---------------------------------     ---------------------------------

Total loans                                     $1,535,543         100%               $1,269,050         100%
                                           =================================     =================================


Given the size, recent growth and composition of the Bank's loan portfolio, this allocation is felt to be in line with the banking industry's historical loan loss experience. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience and the financial condition of the borrowers. An additional $395,020 was provided for since December 31, 2000. At December 31, 2001, loans 30-59 days past due totaled $735,005 up from $355,290 at December 31, 2000. There was a total of $171,980 past due 60-89 days and $316,532 past due more than 89 days at December 31, 2001, compared to $9,473 and none in the same categories at December 31, 2000. Management believes that the growth in the past due statistics are primarily the result of three factors; the economic environment, the natural seasoning of the portfolio and the general

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS



growth of the portfolio. The Bank had no non-accrual loans at December 31, 2001 or at December 31, 2000. During 2001, nine loans were charged off. The principal balances of these charge-offs aggregated $162,622 of which $34,095 was recovered prior to December 31, 2001. The Bank recorded net credit losses of $86,950 in 2000.

Bank premises and equipment decreased $194,272 to $3,173,724 at December 31, 2001 from $3,367,996 at December 31, 2000. Accumulated depreciation and amortization represented $566,367 at the end of 2000 compared to $1,001,789 at December 31, 2001. Approximately $161,000 was spent on leasehold improvements and equipment at the beginning of the year to open a second Muskegon banking location. The only other significant capital expenditures made during the year were the purchase of internet banking software for approximately $30,000 and the relocation and upgrade of the main office ATM for $38,000.

Other assets increased $143,022 to $306,236 at December 31, 2001 compared to a balance of $163,214 one year earlier. Prepaid broker fees were responsible for approximately $106,000 of the increase. The fees paid to deposit brokers for the placement of time deposits were significantly increased when the Bank replaced some of the maturing deposits with longer term deposits to take advantage of the lower rates being offered throughout 2001. These fees are amortized over the life of the corresponding deposits.

Deposit balances were $110,148,334 at December 31, 2001 up from $97,887,140 at December 31, 2000. In the past management chose to fund a portion of the rapid loan growth by obtaining brokered deposits. Brokered deposits are time deposits obtained from depositors located outside of our market area and are placed with the Bank by a deposit broker. Over time it is the intention of management to decrease the Bank's dependence on this source of funding. As such, approximately 23% of the total deposits reported were brokered at December 31, 2001 compared to 27% a year earlier. The net decrease in brokered deposits over the twelve months of 2001 totaled $842,918. Significant growth was also recorded in money market accounts, as well as interest bearing demand deposit accounts during 2001. The $10,303,198 increase in money market deposits was primarily a result of the rate environment during the year. Many jumbo certificate of deposit customers chose to open money market accounts when their certificates matured because the rates on the money market accounts happened to be more attractive than the short term time deposit rates. Interest bearing demand deposit accounts increased $11,135,588 over the balances held on December 31, 2000. The Bank is the chosen financial institution of three local area school systems compared to two one year ago. Deposits held by these entities are kept in the Bank's interest bearing demand deposit product. Increases in these specific customer balances were largely responsible for the growth. Time deposits greater than $100,000 decreased $12,116,006 due to the reasons mentioned above as well as the significantly reduced rate offerings that were a byproduct of the Federal Reserve's 11 rate reductions throughout 2001.

In 2001, we diversified our non-deposit funding sources. Repurchase agreements increased $2,277,856 from December 31, 2000 to December 31, 2001. This represents an increase of 23% for 2001. The growth is attributable to both new customers and existing customers increasing their carrying balances from those held at the year-end 2000. Federal funds purchased were increased to $6,700,000 from a balance of $0 at the end of 2000. As of the end of 2001, the Bank had the same three advances totaling $6,000,000 from the Federal Home Loan Bank "FHLB" outstanding as what was reflected at December 31, 2000. The balance consists of three separate notes which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99%. During 2001, two of the notes became eligible to convert to a floating rate index at the option of the FHLB. The third is scheduled to remain fixed for two more years. At the end of each note's fixed rate term, the FHLB has the option to convert the instrument to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance with no pre-payment penalty. At this time, management does not believe that any of the three outstanding notes will be converted to a floating rate nor does it anticipate that they will be repaid prior to their scheduled maturities which are in 2009 and 2010.

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


As a result of growth and the necessity to meet regulatory capital requirements, the Company borrowed $1,395,000 from some of its Directors and Community Shores LLC for the purpose of infusing capital into the Bank and to cover operating expenses. This debt is subordinated to all senior debt of the Company. The notes have a floating rate and are currently accruing interest at 6.25%. Interest payments are due quarterly. The next scheduled interest payment is due in April of 2002.

Shareholders' equity increased by a net amount of $640,842 in spite of the fact that the consolidated net income for the company was only $428,368. The offsetting factor to the recorded income was favorable change in the mark-to-market adjustment for available for sale securities from December 31, 2000 to the same date in 2001.


RESULTS OF OPERATIONS

Net income for 2001 was $428,368 which was $807,333 more than the loss of $378,965 recorded a year earlier. The difference represents a 213% improvement. The main factor contributing to this improved outcome was an increase in average earning assets of $33,207,937 from 2000 to 2001. The positive benefits of the above mentioned improvement was evident in the fact that the bottom line income of $.37 per share at December 31, 2001 was $.69 more than that reported at December 31, 2000. The Company's retained deficit was $2,190,931 at December 31, 2001 compared to $2,619,299 at December 31, 2000. Both the retained deficit and net income were expected, however the actual operating results for 2001 were better than management's internal, budgeted goal. The Company's overall earnings performance is expected to improve as operating efficiencies are achieved through strong asset growth. The following table illustrates some key operating ratios for the years ended December 31, 2001 and 2000.


                                                      2001            2000
                                                      ----            ----

Return on average assets                             0.31%           -0.36%
Return on average shareholders' equity               4.87%           -4.60%
Average equity to average assets                     6.34%            7.90%


Both the return on average assets ,"ROA", and return on average shareholders' equity, "ROE", were greatly improved on a year over year basis. In fact, "ROA" improved by 186% and "ROE" improved by 206% over 2000's figures.

For 2001, net interest income was $4,420,254 compared to $3,094,333 for 2000. The increase over last year of $1,325,921 represents an improvement of 43%. In addition to the net interest income growth, the Company's net interest margin on average earning assets increased 22 basis points since December 31, 2000. There are a number of factors which affect net interest margin, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the situation the following table sets forth certain information relating to the Company's consolidated average interest earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented.

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                                                                 Years Ended December 31:
                                      ---------------------------------------------------------------------------------
                                                      2001                                     2000
                                      -------------------------------------    ----------------------------------------
                                        Average                   Average        Average                  Average
                                        Balance      Interest    Yield/Rate      Balance        Interest      Yield/Rate
                                      -------------------------------------    -----------------------------------------
Assets
    Federal funds sold and interest-
      Bearing deposits with banks     $   4,008,388  $   186,002     4.64  %   $   2,253,145   $   143,105       6.35  %
    Securities(1)                        20,563,173    1,297,347     6.31         18,011,318     1,187,093       6.59
    Loans(1)                            107,455,756    8,969,575     8.35         78,554,917     7,153,778       9.11
                                      ------------------------------------     -----------------------------------------
                                        132,027,317   10,452,924     7.92         98,819,380     8,483,976       8.59
    Other assets                          6,920,722                                5,404,935
                                      -------------                            -------------
                                      $ 138,948,039                            $ 104,224,315


Liabilities and Shareholders' Equity

    Interest-bearing deposits         $  98,591,643   $5,007,884     5.08      $  75,337,902   $ 4,631,222       6.15
    Federal funds purchased and
        Repurchase agreements            13,336,793      445,612     3.34         11,331,081       555,723       4.90
    Note Payable and Federal Home
        Loan Bank Advances                8,872,343      579,174     6.53          2,741,026       202,698       7.39
                                      ------------------------------------     -----------------------------------------
                                        120,800,779    6,032,670     4.99         89,410,009     5,389,643       6.03
    Noninterest-bearing deposits          8,664,627                                6,067,819
    Other liabilities                       672,036                                  513,731
    Shareholders' Equity                  8,810,597                                8,232,756
                                      -------------                           --------------
                                      $ 138,948,039                            $ 104,224,315
                                      =============-------------              ==============--------------
Net interest income                                  $ 4,420,254                               $ 3,094,333
                                                     ===========                               ===========
Net interest spread                                                  2.93  %                                     2.56  %
                                                                 =========                                  ==========

Net interest margin(2)                                               3.35  %                                     3.13  %
                                                                 =========                                  ==========

Average interest-earning assets to
  Average interest-bearing liabilities                             109.29  %                                   110.52  %
                                                                 =========                                  ==========

(1) Interest income on tax-exempt securities and loans have not been adjusted to a taxable equivalent basis.
(2) Net interest income divided by average interest-earning assets.

Interest income generated during the year was derived primarily from booking loans, purchasing securities, and selling federal funds. Interest income recorded in 2001 equaled 94% of the Company's annual revenues. For 2001, the Company recorded $10,452,924 of interest income compared to $8,483,976 for 2000. The twelve month figure reflects 23% more interest income in 2001 than shown in 2000. Interest expense incurred on deposits, federal funds purchased, repurchase agreements, notes payable and Federal Home Loan Bank advances totaled $6,032,670 for the year compared to a figure of $5,389,643 for 2000. This category has increased $643,027 (12%) for the year compared to 2000. The inequality of the increases shown in both interest income and interest expense over last year are the reason for the Bank's improved net interest margin. The ability to increase this ratio was particularly notable when considering the fact that the Federal Reserve decreased the national Federal Funds rate 11 times during 2001. These rate reductions in turn caused the Bank's internal prime rate to decrease from

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS



9.50% to 4.50%. Although the impact of prime rate decreases is negative on the interest income generated on variable rate loan products, the declining rates have allowed the Bank to extend the maturity of its time deposit portfolio and reduce the expense to retain and attract both local and brokered deposits (cost of funds). Shown below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate.

                                                                   Year ended December 31,
                                                                       2001 over 2000

                                                      Total               Volume              Rate
                                                   --------------     ----------------    --------------
Increase (decrease) in interest income
       Federal funds sold and interest-
         bearing deposits with banks                  $  42,897           $  89,166          ($46,269)
       Securities                                       110,254             162,665           (52,411)
       Loans                                          1,815,797           2,452,981          (637,184)
                                                   --------------     ----------------    --------------
              Net change in interest income           1,968,948           2,704,812          (735,864)

Increase (decrease) in interest expense
       Interest-bearing deposits                        376,662             937,657          (560,995)
       Federal funds purchased and
         repurchase agreements                        (110,111)              87,173          (197,284)
       Note payable and Federal Home
         Loan Bank Advances                             376,476             402,892           (26,416)
                                                   --------------     ----------------    --------------
         Net change in interest expense                 643,027           1,427,722          (784,695)
                                                   --------------     ----------------    --------------

       Net change in net interest income             $1,325,921          $1,277,090           $48,831
                                                   ==============     ================    ==============


The provision for loan losses was $395,020 for 2001 compared to $504,000 for 2000. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition). Management will continue to review the allowance so that it can be maintained at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

Non-interest income recorded in 2001 was $646,005 which reflects a $228,937 increase over 2000.This category increased 35% over 2000's figure of $417,068. Service charge income contributed to the increase shown in this category, representing 40% of the change from 2000's results to those at December 31, 2001. Management believes that the service charge portion of non-interest income will continue to increase in future years due to anticipated growth in the number of deposit accounts. Mortgage loan referral fees comprise 29% of non-interest income. These fees are collected from other financial institutions for referring mortgage loan applications from the Bank's customers to them. As we do not fund these mortgages or have any other involvement after the referral, the fees are recorded as income when the referral is made and the fee determined. Mortgage loan referral fees recorded in 2001 were $105,110 higher than the prior year. The increase of 126% was mostly a result of the declining rate environment discussed earlier in this section. These fees have a high dependence on the interest rate environment which is subject to market forces. In addition to the favorable rate environment experienced during 2001, the Bank was able to process higher volume in this area with the addition of a second mortgage lender hired late in 2000. Management is generally optimistic about the future contributions of fees of this type and intends to establish a mortgage company which will be wholly owned by the Bank. It is believed that there are several advantages to operating a mortgage company. In addition to having more control over the customer service we are able to provide, the Bank will be able to minimize its state tax liability.

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


For the year, non-interest expenses were $4,242,871 which was an increase of 25% over 2000. Salaries and benefits comprised 46% of the year to date increase or $394,658. There were an additional 4.5 full-time equivalent employees at December 31, 2001 compared to December 31, 2000. Occupancy expense increased $49,626 over the amount recorded for 2000. This year's figure reflects a full year of depreciation on the leasehold improvements made to open the North Muskegon branch as well as a full year of rental expense for this new location. Furniture and equipment expenses increased $70,713, approximately 8% of the total increase experienced in non-interest expense. A rise in depreciation expense on furniture and equipment purchased for the third location contributed to this total as well as an increase in maintenance contracts on operational equipment. Data processing expenses which are partially volume priced increased $78,456 as a result of the significant number of new loans booked and new deposit accounts opened during the year. Included in the data processing charges were the expenses for a full year of telephone banking and a partial year of internet banking. Management has negotiated a five year contract with Fiserv, the Bank's data processor, in an effort to reduce the fluctuations of this expense going forward. Professional services expense increased $24,642 over 2000. Audit and tax services are included in the professional service expense and increased $33,332. The majority of the increase is a result of the Company expanding the internal audit function, which should enhance the safety and soundness of the Company for the benefit of both customers and shareholders. Other operating expenses increased $260,613. Included in this category are such expenses as supplies, correspondent bank fees, other outside services, loan expenses, directors fees, and NSF losses. It is in these areas that the Company experienced most of the increase. Expenses of this nature are a result of the overall growth of the Bank.

During 2001, the Company accrued $60,000 for anticipated state tax liability. This accrual was directly related to the recorded income of the Bank during 2001. The consolidated entity has no Federal tax liability as a result of a deferred tax asset accumulated in the first two years of operation. It is likely that the Company will utilize all of its net operating loss carry forwards during 2003 and will begin accruing a liability for federal income tax.

LIQUIDITY AND INTEREST RATE SENSITIVITY

As the Company's cost of funds continues to rise and prime rate changes are always a possibility, asset liability management has become an important tool for assessing interest rate sensitivity. Management of interest rate sensitivity attempts to avoid widely varying net interest margins and achieve consistent net interest income through periods of changing interest rates. Asset liability management aids the Company in achieving reasonable and predictable earnings and liquidity while maintaining a balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. As a result of the Bank's increased customer base, management took steps necessary to increase its established federal funds purchased lines through its correspondent banks. The total available lines increased $4 million since December 31, 2000 to a total of $11 million. Although the Bank is generally a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity. An additional source of liquidity are the borrowing programs offered by the FHLB of Indianapolis. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $18 million. A final and more permanent way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. During 2001, deposits of this type were used 6 times.

Interest rate sensitivity varies with different types of earning assets and interest bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest rate sensitive than regular savings accounts. Comparison of the repricing intervals of interest earning assets to interest bearing liabilities is a measure of interest sensitivity gap. Balancing this gap is a continual challenge in a changing rate environment. The

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS



Company uses a sophisticated computer program to perform analysis of interest rate risk, assist with asset liability management, and model and measure interest rate sensitivity. Details of the gap at December 31, 2001 were:

                                                                Interest Rate Sensitivity Period
                                              Within        Three to         One to          After
                                              Three          Twelve           Five            Five
                                              Months         Months          Years           Years           Total
                                          ----------------------------------------------------------------------------
Earning assets
  Interest-bearing deposits
       In other financial institutions    $      79,641    $          0   $           0   $          0    $     79,641
  Securities (including FHLB stock)           2,792,162       5,343,478      12,333,720      4,687,565      25,156,925
  Loans                                      48,677,103      13,370,105      53,478,753      2,589,619     118,115,580
                                          ----------------------------------------------------------------------------
                                             51,548,906      18,713,583      65,812,473      7,277,184     143,352,146

Interest-bearing liabilities
  Savings and checking                       41,924,647               0               0              0      41,924,647
 Time deposits <$100,000                      7,116,885       8,037,531      15,759,519              0      30,913,935
 Time deposits >$100,000                      4,009,394       8,419,215      15,663,845              0      28,092,454
  Repurchase agreements and
       Federal funds purchased               18,964,598               0               0              0      18,964,598
  Notes payable and Federal Home
        Loan bank advances                    7,400,000               0       2,000,000              0       9,400,000
                                          ----------------------------------------------------------------------------
                                             79,415,524      16,456,746      33,423,364              0     129,295,634
Net asset (liability) repricing gap       $ (27,866,618)   $  2,256,837   $  32,389,109   $  7,277,184    $ 14,056,512
                                          ============================================================================
Cumulative net asset (liability)
        Repricing gap                     $ (27,866,618)   $(25,609,781)  $   6,779,328   $ 14,056,512
                                          ============================================================


CAPITAL RESOURCES

The Company did not raise any additional capital in 2001. The recorded value of common stock remains at $10 after its initial public offering and over allotment closings in December 1998 and January 1999.

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

As a condition to regulatory approval during the Bank's formation it was mandated that the Bank maintain a ratio of Tier 1 Capital to total assets of at least 8% for the first three years. As of December 31, 2001, the third year of operation, the Bank ratio was 8.14%. As of January 18, 2002, the Bank is no longer subject to the leverage capital ratio mandated above. Going forward the Bank will be judged by the regulators using the standard risk based capital ratios that are used by other banks. As a general practice, the Bank will seek to maintain a total risk based capital ratio of above 10% . At this level, the Bank will remain exempt from paying FDIC insurance and will be allowed to continue its use of brokered deposits The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to comply with the 10% level. It should be mentioned that $1,060,000 of the $1,395,000 borrowing by the Company during 2001 was made for the purpose of infusing capital into the Bank. The additional $335,000 was used to replenish cash and cover the operating expenses of the

--------------------------------------------------------------------------------

Company. For capital calculations, the borrowing is considered subordinated debt thus an element of the Company's Tier 2 Capital. This source of capital is presently limited to an aggregate amount of $4 million, the amount approved by the Federal Reserve Bank of Chicago.

RECENT REGULATORY DEVELOPMENTS

New Accounting Pronouncement: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as good will. Identifiable intangible assets must be separated from good will. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.


















--------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan


We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





                                      Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 27, 2002

















--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------




                                                                          2001             2000
                                                                     -------------    -------------
ASSETS
Cash and due from financial institutions                             $   2,191,280    $   3,533,107
Interest-bearing deposits in other financial institutions                   79,641           29,219
Federal funds sold                                                               0        2,700,000
                                                                     -------------    -------------
     Cash and cash equivalents                                           2,270,921        6,262,326

Securities
     Available for sale (at fair value)                                 24,671,925       19,858,021
     Held to maturity (fair value of $60,000 at December 31, 2001)          60,000                0
                                                                     -------------    -------------
                                                                        24,731,925       19,858,021

Loans                                                                  118,115,580       95,650,524
Less: Allowance for loan losses                                          1,535,543        1,269,050
                                                                     -------------    -------------
     Net loans                                                         116,580,037       94,381,474

Federal Home Loan Bank stock                                               425,000          300,000
Premises and equipment, net                                              3,173,724        3,367,996
Accrued interest receivable                                                703,433          817,405
Other assets                                                               306,236          163,214
                                                                     -------------    -------------
                                                                     $ 148,191,276    $ 125,150,436
                                                                     =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                            $   9,217,298    $   7,000,732
     Interest bearing                                                  100,931,036       90,886,408
                                                                     -------------    -------------
           Total deposits                                              110,148,334       97,887,140

Federal funds purchased and repurchase agreements                       18,964,598        9,986,742
Federal Home Loan Bank advances                                          6,000,000        6,000,000
Notes payable                                                            3,400,000        2,005,000
Accrued expenses and other liabilities                                     544,256          778,308
                                                                     -------------    -------------
           Total liabilities                                           139,057,188      116,657,190

Shareholders' equity
     Preferred stock, no par value 1,000,000
        shares authorized, none issued                                           0                0
     Common stock, no par value; 9,000,000 shares
       authorized; 1,170,000 issued and outstanding                     10,871,211       10,871,211
     Retained deficit                                                   (2,190,931)      (2,619,299)
     Accumulated other comprehensive income                                453,808          241,334
                                                                     -------------    -------------
           Total shareholders' equity                                    9,134,088        8,493,246
                                                                     -------------    -------------
                                                                     $ 148,191,276    $ 125,150,436
                                                                     =============    =============


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2001 and 2000

--------------------------------------------------------------------------------



                                                             2001          2000
                                                         -----------   -----------

Interest and dividend income
   Loans, including fees                                 $ 8,969,575   $ 7,153,778
   Securities                                              1,297,347     1,187,093
   Federal funds sold, FHLB dividends and other income       186,002       143,105
                                                         -----------   -----------
                                                          10,452,924     8,483,976

Interest expense
   Deposits                                                5,007,884     4,631,222
   Repurchase agreements, federal funds purchased,
    and other debt                                           445,612       555,723
   Federal Home Loan Bank advances and notes payable         579,174       202,698
                                                         -----------   -----------
                                                           6,032,670     5,389,643
                                                         -----------   -----------

NET INTEREST INCOME                                        4,420,254     3,094,333

Provision for loan losses                                    395,020       504,000
                                                         -----------   -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        4,025,234     2,590,333

Noninterest income
   Service charges on deposit accounts                       323,958       232,741
   Mortgage loan referral fees                               188,243        83,133
   Gain (loss) on disposition of securities                    5,036          (618)
   Other                                                     128,768       101,812
                                                         -----------   -----------
                                                             646,005       417,068

Noninterest expense
   Salaries and employee benefits                          2,249,405     1,854,747
   Occupancy                                                 260,118       210,492
   Furniture and equipment                                   466,402       395,689
   Advertising                                                45,195        67,398
   Data processing                                           197,757       119,301
   Professional services                                     275,631       250,989
   Other                                                     748,363       487,750
                                                         -----------   -----------
                                                           4,242,871     3,386,366
                                                         -----------   -----------

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES                    428,368      (378,965)

Federal income tax expense                                         0             0
                                                         -----------   -----------

NET INCOME (LOSS)                                        $   428,368   $  (378,965)
                                                         ===========   ===========

Weighted average common shares outstanding:
   Basic and diluted                                       1,170,000     1,170,000
                                                         ===========   ===========

Income (loss) per share:
   Basic and diluted                                     $      0.37   $     (0.32)
                                                         ===========   ===========



--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------




                                                                                                      Accumulated
                                                                                                         Other          Total
                                                                        Common         Retained      Comprehensive   Shareholders'
                                                          Shares         Stock          Deficit      Income (Loss)      Equity
                                                        ----------   ------------    ------------    ------------    -------------
BALANCE AT JANUARY 1, 2000                               1,170,000   $ 10,871,211    $ (2,240,334)   $    (96,115)   $  8,534,762

Comprehensive income (loss):
     Net loss                                                                            (378,965)                       (378,965)
     Unrealized gain on securities available-for-sale                                                     337,449         337,449
                                                                                                                     -------------
          Total comprehensive income (loss)                                                                               (41,516)

BALANCE AT DECEMBER 31, 2000                             1,170,000     10,871,211      (2,619,299)        241,334       8,493,246

Comprehensive income (loss):
     Net income                                                                           428,368                         428,368
     Unrealized gain on securities available-for-sale                                                     212,474         212,474
                                                                                                                     -------------
          Total comprehensive income (loss)                                                                               640,842
                                                        ----------   ------------    ------------    ------------    -------------

BALANCE AT DECEMBER 31, 2001                             1,170,000   $ 10,871,211    $ (2,190,931)   $    453,808    $  9,134,088
                                                        ==========   ============    ============    ============    =============






--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------



                                                                     2001            2000
                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income (loss)                                           $    428,368    $   (378,965)
     Adjustments to reconcile net income (loss) to net cash
       from operating activities
         Provision for loan losses                                    395,020         504,000
         Depreciation and amortization                                435,422         371,144
         Net accretion of securities                                 (124,311)       (133,510)
         Net realized loss (gain) on disposition of securities         (5,036)            618
         Net change in:
              Accrued interest receivable and other assets            (29,050)       (570,602)
              Accrued interest payable and other liabilities         (234,052)       (475,289)
                                                                 ------------    ------------
                  Net cash from operating activities                  866,361        (682,604)

CASH FLOWS FROM INVESTING ACTIVITIES
     Activity in available-for-sale securities:
         Sales                                                              0       2,582,266
         Maturities, prepayments and calls                         17,254,589       3,679,498
         Purchases                                                (21,726,672)    (14,881,640)
     Activity in held to maturity securities:
         Purchases                                                    (60,000)              0
     Purchase of Federal Home Loan Bank Stock                        (125,000)       (161,800)
     Loan originations and payments, net                          (22,593,583)    (38,939,095)
     Additions to premises and equipment                             (241,150)       (269,187)
                                                                 ------------    ------------
              Net cash from investing activities                  (27,491,816)    (47,989,958)

CASH FLOW FROM FINANCING ACTIVITIES
     Net change in deposits                                        12,261,194      41,911,063
     Net change in federal funds purchased and
       repurchase agreements                                        8,977,856       3,052,251
     Federal Home Loan Bank activity:
         New advances                                               4,500,000      17,600,000
         Maturities and payments                                   (4,500,000)    (11,600,000)
     Net proceeds from note payable                                 1,395,000       2,005,000
                                                                 ------------    ------------
         Net cash from financing activities                        22,634,050      52,968,314
                                                                 ------------    ------------

Net change in cash and cash equivalents                            (3,991,405)      4,295,752

Beginning cash and cash equivalents                                 6,262,326       1,966,574
                                                                 ------------    ------------

ENDING CASH AND CASH EQUIVALENTS                                 $  2,270,921    $  6,262,326
                                                                 ============    ============

Supplemental cash flow information
     Interest paid                                               $  6,426,815    $  4,800,193


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation "Company" and its wholly-owned subsidiary, Community Shores Bank (the "Bank"), after elimination of significant intercompany transactions and accounts.

Nature of Operations: The Corporation was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the Cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the City of Grand Haven. Those services reflect the Bank's strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing products and services, including automated teller machines, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank began operations on January 18, 1999.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company's consolidated financial statements which are susceptible to change in the near term include the allowance for loan losses, the deferred tax asset valuation allowance and the fair value of financial instruments.

Cash Flows: Cash and cash equivalents includes cash, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

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

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income or loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements. The Company has had no stock splits or dividends since its creation.

Comprehensive Income: Comprehensive income consists of net income or loss and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.



--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncement: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as good will. Identifiable intangible assets must be separated from good will. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.

Restrictions on Cash: The Bank was required to have $347,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2001. These balances do not earn interest.

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

NOTE 2 - INVESTMENT SECURITIES

Year-end investment securities are as follows:

                                                        Gross          Gross
                                         Amortized    Unrealized     Unrealized       Fair
                                            Cost        Gains          Losses         Value
                                        -----------   ----------    -----------   ------------
Available for Sale
2001
     US Treasuries                      $   499,955   $        0    $     (273)   $    499,682
     U.S. Government and federal
         agency                          12,129,428      391,297       (12,849)     12,507,876
     Municipals                             219,579            0        (2,212)        217,367
     Mortgage-backed                     11,369,155      115,988       (38,143)     11,447,000
                                        -----------   ----------    ----------    ------------

                                        $24,218,117   $  507,285    $  (53,477)   $ 24,671,925
                                        ===========   ==========    ==========    ============

2000
     U.S. Government and federal
         agency                         $17,845,529   $  205,228    $   (3,754)   $ 18,047,003
     Mortgage-backed                      1,771,158       39,860                     1,811,018
                                        -----------   ----------    ----------    ------------

                                        $19,616,687   $  245,088    $   (3,754)   $ 19,858,021
                                        ===========   ==========    ==========    ============

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                      Gross              Gross
                                                 Amortized          Unrealized        Unrealized            Fair
Held to maturity                                    Cost              Gains             Losses              Value
                                               ---------------    ---------------    --------------     --------------

2001

     Municipals                                $       60,000     $          0       $          0       $      60,000
                                               ---------------    ---------------    --------------     --------------

                                               $       60,000     $          0       $          0       $      60,000
                                               ===============    ===============    ==============     ==============


Dispositions of available for sale securities were as follows:

                                                                                      2001                 2000
                                                                                 ----------------    -----------------

Proceeds                                                                         $       994,964     $     2,582,266
Gross gains (losses)                                                                       5,306                (618)


Contractual maturities of debt securities at year-end 2001 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                       Available for Sale                  Held to Maturity
                                               ----------------------------------------------------------------------
                                                  Amortized            Fair              Amortized           Fair
                                                     Cost             Value                Cost             Value
                                               ----------------------------------------------------------------------

Due in one year or less                             $ 5,391,664       $ 5,462,881          $     0           $     0
Due from one to five years                            7,237,719         7,544,677                0                 0
Due in more than five years                             219,579           217,367                0                 0
Mortgage-backed and Municipal                        11,369,153        11,447,000           60,000            60,000
                                               ----------------------------------------------------------------------

                                                    $24,218,115       $24,671,925          $60,000           $60,000
                                               ======================================================================


Securities pledged at year end 2001 had a carrying amount of $24,058,536, and were pledged to secure repurchase agreements and Federal Home Loan Bank advances.

NOTE 3 - LOANS

Loans at year-end were as follows:

                                                                                    2001                  2000
                                                                              ------------------    ------------------

     Commercial, financial and other                                              $ 89,258,193          $ 75,292,915
     Commercial real estate and construction                                         3,081,361             3,504,764
     Residential real estate, mortgages and construction                             3,761,403             2,946,608
     Consumer loans                                                                 22,014,623            13,906,237
                                                                              ------------------    ------------------
                                                                                   118,115,580            95,650,524
     Less:  Allowance for loan losses                                                1,535,543             1,269,050
                                                                              ------------------    ------------------

                                                                                  $116,580,037          $ 94,381,474
                                                                              ==================    ==================

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses for the year was as follows:

                                                                                    2001                  2000
                                                                              ------------------    ------------------

     Beginning balance                                                        $      1,269,050      $        852,000
     Charge-offs                                                                      (162,622)              (92,536)
     Recoveries                                                                         34,095                 5,406
     Provision for loan losses                                                         395,020               504,000
                                                                              ------------------    ------------------

     Ending balance                                                           $      1,535,543      $      1,269,050
                                                                              ==================    ==================

There were no loans classified as impaired at or during the years ended December 31, 2001 and 2000.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                    2001                  2000
                                                                              ------------------    ------------------

     Land & Land Improvements                                                 $        710,879      $        673,240
     Buildings & Building Improvements                                               1,684,526             1,649,388
     Furniture, fixtures and equipment                                               1,780,108             1,581,100
     Construction in progress                                                                0                30,635
                                                                              ------------------    ------------------
                                                                                     4,175,513             3,934,363
     Less:  Accumulated depreciation                                                 1,001,789               566,367
                                                                              ------------------    ------------------

                                                                              $      3,173,724      $      3,367,996
                                                                              ==================    ==================


Depreciation expense was $435,422 and $371,144 for 2001 and 2000.

NOTE 5 - DEPOSITS

Deposits at year end are summarized as follows:

                                                                                    2001                  2000
                                                                              ------------------    ------------------

     Non-interest bearing DDA                                                 $      9,217,298      $      7,000,732
     Interest bearing DDA                                                           20,979,462             9,843,874
     Money market                                                                   18,612,647             8,309,449
     Savings                                                                         2,332,538               925,688
     Certificate of deposit                                                         59,006,389            71,807,397
                                                                              ------------------    ------------------

                                                                              $    110,148,334      $     97,887,140
                                                                              ==================    ==================

Time deposits of $100,000 or more were $28,092,454 at year-end 2001.

Scheduled maturities of time deposits for the next five years, as of year-end 2001, were as follows:

                 2002                                   $    27,583,025
                 2003                                        16,939,121
                 2004                                         5,628,613
                 2005                                         2,546,162
                 2006                                         6,309,468
                                                        ----------------

                                                        $    59,006,389
                                                        ================

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of federal funds purchased and repurchase agreements. Federal funds purchased are overnight borrowings from various correspondent banks. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the bank is secured by bank owned securities held in safekeeping at a correspondent bank. The balances at December are shown below:

                                                            Repurchase            Federal Funds
                                                            Agreements              Purchased
                                                         -----------------       -----------------

Outstanding at December 31, 2001                            $ 12,264,598             $ 6,700,000
    Average interest rate at year end                              2.04%                   1.82%
    Average balance during year                               12,282,957               1,053,836
    Average interest rate during year                              3.36%                   3.16%
    Maximum month end balance during year                   $ 14,589,092             $ 6,700,000

Outstanding at December 31, 2000                            $  9,986,742             $         0
    Average interest rate at year end                              4.75%                     N/A
    Average balance during year                               10,809,223                 521,858
    Average interest rate during year                              4.82%                   6.61%
    Maximum month end balance during year                   $ 14,815,900             $ 2,600,000

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank (FHLB) are as follows:

                                     Current
      Maturity Date               Interest Rate              2001                 2000
-------------------------      -------------------     ----------------     ----------------

March 24, 2010                        5.99                $1,500,000           $1,500,000
November 3, 2010                      5.95                 2,000,000            2,000,000
December 13, 2010                     5.10                 2,500,000            2,500,000
                                                       ----------------     ----------------
                                                          $6,000,000           $6,000,000

All three advances are putable with interest rates ranging from 5.10% to 5.99%. During 2001, two of the advances became eligible to convert to a floating rate index at the option of the FHLB. The third is scheduled to remain fixed for two more years.

The bank has pledged securities with a fair value of $6,176,495 as collateral for the above advances.

NOTE 8 - NOTES PAYABLE

During 2001, the Company borrowed from related parties, $1,395,000 for the purpose of infusing capital to the Bank and to cover operating expenses. The outstanding balance of these notes at December 31, 2001 was $3,400,000. The rate on the Notes is floating and is officially defined as 1.50% over the Firstar Bank, N.A. prime rate which was 4.75% at year-end. Interest payments are owed quarterly in arrears until the principal of these Notes is paid or made available for payment. The Notes may be prepaid without any prepayment penalty with at least one day's prior written notice. The principal and interest related to these Notes is expressly subordinated to all senior debt of the Company.

Interest expense related to these notes was $236,479 for 2001.

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2001 and 2000 was $67,349 and $56,938. The plan was approved January of 1999 with payroll contributions beginning at that time.

NOTE 10 - LEASES

The Bank has entered into two lease agreements in order to secure office facilities for its branches.

Future minimum lease payments at December 31, 2001 are as follows:

                 2002                               $   85,118
                 2003                                   85,703
                 2004                                   66,290
                 2005                                   22,150
                                                   ------------

                                                    $  259,261
                                                   ============


For periods ended December 31, 2001 and 2000 rental expense was $83,457 and $55,611.

NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:

                                                               2001          2000
                                                            ---------     ---------

     Deferred expense (benefit)                             $ 150,018     $(125,445)
     Change in valuation allowance                           (150,018)      125,445
                                                            ---------     ---------

                                                            $       0     $       0
                                                            =========     =========


The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2001 and 2000:

                                                               2001          2000
                                                            ---------     ---------

     Deferred tax asset
         Net operating loss carry forward                   $ 281,253     $ 522,006
         Allowance for loan losses                            486,332       346,635
         Organization costs                                    61,445        90,939
         Other                                                 25,342        23,011
                                                            ---------     ---------
                                                              854,372       982,591
     Deferred tax liabilities
         Depreciation                                         (72,917)      (60,526)
         Accretion on securities                              (46,302)      (36,894)
         Unrealized gain on securities available for sale    (154,295)      (82,054)
                                                            ---------     ---------
                                                             (273,514)     (179,474)
                                                            ---------     ---------
     Net deferred tax asset before valuation allowance        580,858       803,117
     Valuation allowance                                     (580,858)     (803,117)
                                                            ---------     ---------

                                                            $       0     $       0
                                                            =========     =========



--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - INCOME TAXES (Continued)

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that a valuation allowance of $580,858 is required for 2001 and that a valuation allowance of $803,117 was required for 2000. Net operating loss carry forwards of $193,785 expire in 2019, and $87,468 expire in 2020.

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors and their affiliates in 2001 were as follows:

     Beginning balance                                   $      6,535,395
     New loans and line advances                                1,650,523
     Effect of changes in related parties                               0
     Repayments                                                 4,130,058
                                                         -----------------

     Ending balance                                      $      4,055,860
                                                         =================


Deposits from principal officers, directors and their affiliates at year end 2001 and 2000 were $9,726,551 and $7,711,273.

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

                                                          2001           2000
                                                       ----------    ------------
     Net income (loss) as reported                     $  428,368    $  (378,965)
     Pro forma net income (loss)                          412,562       (424,310)

     Basic income (loss) per share as reported                .37           (.32)
     Pro forma basic income (loss) per share                  .35           (.36)


The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                          1998

     Risk-free interest rate                             4.62%
     Expected option life                              7 years
     Expected stock price volatility                       25%
     Dividend yield                                         0%


--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13 - STOCK OPTIONS (Continued)

A summary of the activity in the plan is as follows.

                                                                               Weighted
                                                                               Average
                                                          Shares           Exercise Price
                                                       ------------       ----------------

     Outstanding at January 1, 1999                        94,000            $       10

     Granted                                                    0
     Exercised                                                  0
     Forfeited                                                  0
                                                       ------------
     Outstanding at December 31, 1999                      94,000            $       10
                                                       ------------

     Granted                                                    0
     Exercised                                                  0
     Forfeited                                                  0
                                                       ------------
     Outstanding at December 31, 2000                      94,000            $       10
                                                       ------------

     Granted                                                    0
     Exercised                                                  0
     Forfeited                                                  0
                                                       ------------
     Outstanding at December 31, 2001                      94,000            $       10
                                                       ============

Options exercisable at December 31:

                                                                               Weighted
                                                                               Average
                                                          Shares           Exercise Price
                                                       ------------       ----------------

         1999                                             47,000              $      10
         2000                                             70,500              $      10
         2001                                             94,000              $      10


The weighted average fair value per option for options granted during the year ended December 31, 1998 was $2.76. There were no options granted during 2000 or 2001. The weighted average remaining contractual life of options outstanding at year-end 2001 was 6.7 years.


NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. During its first three years of operations, the Bank was required to maintain a minimum Tier 1 capital to total asset ratio of at least 8%. At December 31, 2001, this ratio was 8.14%. As of January 18, 2002, the Bank was no longer subject to this capital ratio requirement. Going forward the Bank will be judged by the regulators using the standard risk based capital ratios that are used by other banks.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Actual and required capital amounts and ratios for 2001 and 2000 are presented below:

                                                                                                     To Be Well
                                                                                                 Capitalized Under
                                                                        For Capital              Prompt Corrective
                                            Actual                   Adequacy Purposes           Action Provisions
                                   --------------------------    --------------------------    -----------------------
                                       Amount        Ratio           Amount        Ratio          Amount      Ratio
                                   --------------- ----------    --------------- ----------    ------------- ---------
2001
Total Capital to risk weighted assets
    Consolidated                   $   13,615,823    10.62%      $  10,257,734      8.00%      $ 12,822,167    10.00%
    Bank                               13,583,546    10.59          10,256,934      8.00         12,821,167    10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                        8,680,280     6.77           5,128,867      4.00          7,693,300     6.00
    Bank                               12,048,003     9.40           5,128,467      4.00          7,692,700     6.00
Tier 1 (Core) Capital to
  average assets
    Consolidated                        8,680,280     6.25           5,557,922      4.00          6,947,402     5.00
    Bank                               12,048,003     8.67           5,557,821      4.00          6,947,276     5.00

2000
Total Capital to risk weighted assets
    Consolidated                   $   11,525,962    10.84%      $   8,506,214      8.00%      $ 10,632,767    10.00%
    Bank                               11,423,072    10.74           8,506,214      8.00         10,632,767    10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                        8,251,912     7.76           4,253,107      4.00          6,379,660     6.00
    Bank                               10,154,022     9.55           4,253,107      4.00          6,379,660     6.00
Tier 1 (Core) Capital to
 average assets
    Consolidated                        8,251,912     7.92           4,168,973      4.00          5,211,216     5.00
    Bank                               10,154,022     9.74           4,168,973      4.00          5,211,216     5.00

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                                       2 0 0 1                                 2 0 0 0
                                          ----------------------------------     -------------------------------------
                                              Fixed             Variable              Fixed              Variable
                                               Rate               Rate                Rate                 Rate
                                          ---------------    ---------------     ----------------    -----------------
Unused lines of credit, letters of
 credit, and commitments to
 make loans                                 $1,443,870        $31,585,121          $2,351,929          $25,732,441



























--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                          2001                                    2000
                                           ------------------------------------    -----------------------------------
                                              Carrying              Fair              Carrying              Fair
                                               Amount               Value              Amount              Value
                                           ----------------    ----------------    ---------------     ---------------
                                                                         (In Thousands)
Financial assets
    Cash and cash equivalents              $       2,271       $        2,271      $       6,262       $        6,262
    Securities available for sale                 24,672               24,672             19,858               19,858
    Securities held to maturity                       60                   60
    Loans, net                                   116,580              117,615             94,382               96,472
    Federal Home Loan Bank stock                     425                  425                300                  300
    Accrued interest receivable                      703                  703                817                  817
Financial liabilities
    Deposits                                     110,148              110,325             97,887               98,196
    Federal funds purchased and
     repurchase agreements                        18,965               18,965              9,987                9,987
    FHLB Advances                                  6,000                6,182              6,000                5,703
    Notes Payable                                  3,400                3,400              2,005                2,005
    Accrued interest payable                         544                  544                715                  715


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

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements.


                            CONDENSED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                               2001          2000
                                                           -----------   -----------

ASSETS
     Cash and cash equivalents                             $    73,607   $   147,064
     Receivable from Community Shores Bank                           0         1,151
     Investment in and advances to Community Shores Bank    12,501,811    10,395,357
     Other assets                                               10,000             0
                                                           -----------   -----------

         Total assets                                      $12,585,418   $10,543,572
                                                           ===========   ===========

--------------------------------------------------------------------------------

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                                                              2001          2000
                                                          -----------   -----------
LIABILITIES AND EQUITY
     Accrued expenses and other liabilities               $    51,330   $    45,326
     Notes payable                                          3,400,000     2,005,000
     Shareholders' equity                                   9,134,088     8,493,246
                                                          -----------   -----------

         Total liabilities and shareholders' equity       $12,585,418   $10,543,572
                                                          ===========   ===========


                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,


                                                              2001          2000
                                                          -----------   -----------
Other income                                              $   2,331     $  28,071
Other expense                                              (407,944)     (273,095)
                                                          ---------     ---------

LOSS BEFORE INCOME TAX AND UNDISTRIBUTED
 SUBSIDIARY INCOME                                         (408,457)     (245,024)

Equity in undistributed subsidiary income (loss)            833,981      (133,941)
                                                          ---------     ---------

NET INCOME (LOSS)                                         $ 428,368     $(378,965)
                                                          =========     =========


                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,


                                                              2001          2000
                                                          -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                    $   428,368   $  (378,965)
     Equity in undistributed subsidiary (income) loss        (833,981)      133,941
     Adjustments:
         Change in other assets                                (8,849)       (1,151)
         Change in other liabilities                            6,005        41,436
                                                          -----------   -----------
              Net cash from operating activities             (408,457)     (204,739)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from subordinated debt                        1,395,000     2,005,000
     Capital investment into Community Shores Bank         (1,060,000)   (2,700,000)
                                                          -----------   -----------
         Net cash from financing activities                   335,000      (695,000)
                                                          -----------   -----------

Net change in cash and cash equivalents                       (73,457)     (899,739)

Beginning cash and cash equivalents                           147,064     1,046,803
                                                          -----------   -----------

ENDING CASH AND CASH EQUIVALENTS                          $    73,607   $   147,064
                                                          ===========   ===========

--------------------------------------------------------------------------------

NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income (loss) components were as follows.

                                                             2001         2000
                                                          ---------     ---------

Unrealized net gain on securities                         $ 207,168     $ 338,067
Realized gain (loss) on disposition of securities             5,306          (618)
                                                          ---------     ---------

                                                          $ 212,474     $ 337,449
                                                          =========     =========































--------------------------------------------------------------------------------

                             SHAREHOLDER INFORMATION




SEC FORM 10-KSB

Copies of the Company's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to shareholders without charge, upon written request. Please mail your request to Heather D. Brolick, Senior Vice President and Secretary of the Company, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

STOCK INFORMATION

The common stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At February 25, 2002, there were approximately 194 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during 2001 and 2000. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.

                                   BID PRICES

                                                       HIGH      LOW
                                                     --------  --------
CALENDAR YEAR 2001
     First Quarter .............................     $   5.38  $   5.13
     Second Quarter ............................     $   6.00  $   5.25
     Third Quarter .............................     $   6.60  $   5.75
     Fourth Quarter ............................     $   7.00  $   5.90

CALENDAR YEAR 2000
     First Quarter .............................     $   8.00  $   4.50
     Second Quarter ............................     $   5.81  $   4.25
     Third Quarter .............................     $   6.75  $   5.00
     Fourth Quarter ............................     $   5.87  $   4.75

MARKET MAKERS

At December 31, 2001, the following firms were registered with the OTC Bulletin Board as market makers in common stock of the Company:

Raymond James                           Howe Barnes Investments, Inc.            Monroe Securities Inc.
One Griswold Street                     135 South LaSalle Street                47 State Street
Detroit, Michigan 48226                 Chicago, Illinois  60603                Rochester, New York 14614

J. J. B. Hilliard, W. L. Lyons, Inc.    Wedbush Morgan                          Herzog, Heine, Geduld
501 South Fourth Street                 1000 Wilshire Blvd., Suite 900          525 Washington Blvd. 10th Floor
Louisville, Kentucky 40202              Los Angeles, CA  90017                  Jersey City, NJ  07310

Knight Securities                       GVR Company                             Baird, Patrick & Company
525 Washington Blvd., 30th Floor        440 S. LaSalle                          20 Exchange Place, 11th Floor
Jersey City, NJ 07310                   Chicago, IL 60605                       New York, NY  10005



--------------------------------------------------------------------------------

STOCK REGISTRAR AND TRANSFER AGENT

         EquiServe Trust Company N.A.
         c/o EquiServe, Inc.
         150 Royall Street
         Canton, Massachusetts 02021
         Shareholder Inquiries 1-877-282-1168
         www.EquiServe.com


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

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 9, 2002, at the Holiday Inn at 939 Third Street, Muskegon, Michigan.





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

Michael D. Gluhanich
President
Geerpres, Inc. (Manufacturer
  of janitorial supply
  equipment)


Donald E. Hegedus
Chairman of the Board,
  President and Owner
Tridonn Development
  Company (Real estate
  development)

John L. Hilt
Retired Chairman Emeritus
  of Quality Stores, Inc. (Retail
  farm and do-it-yourself
  stores)

Jose' A. Infante
Chairman of the Board,
  President and Chief
  Executive Officer of
  the Company and the Bank

Joy R. Nelson
Retired Bank Executive

                   MANAGEMENT TEAM OF THE COMPANY & THE BANK

Jose' A. Infante
Chairman of the Board
  President/Chief Executive
  Officer of the Company and
   the Bank

Ralph R. Berggren
Senior Vice President of the
  Company, and Senior Vice
  President and Chief Lending
  Officer of the Bank

Heather D. Brolick
Senior Vice President and
  Secretary of the Company
  and Senior Vice President,
  Chief Operating Officer of
  the Bank

Robert J. Jacobs
Senior Vice President of the
   Company and Senior Vice
   President, Retail Banking of
   the Bank

Tracey A. Welsh
Vice President and Principal
  Financial Officer


                   OFFICERS OF THE BANK

Monica Bixeman
Branch Manager

Sherri Campbell
Assistant Vice President
Deposit Operations Manager

Valerie Collis
Controller

Laurie DeWitt
Assistant Branch Manager
Retail Banking Officer

Doug Jones
Vice President
Commercial Lending

Susan Kane
Assistant Vice President
Retail Lending

Tom Ladd
Assistant Vice President
Branch Manager

Pat Nardi
Operations Officer

Amy Schultz
Assistant Vice President
Information Systems Manager

Clint Todd
Assistant Vice President
Retail Lending

Lori Versalle
Vice President
Branch Manager

Martha Zimmer
Vice President
Commercial Lending


--------------------------------------------------------------------------------

COMMUNITY SHORES
BANK CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940






    Dear Shareholder,

    Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting, Proxy Statement & 2001 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

    Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy card.

    Your proxy card must be received prior to the Annual Meeting of Shareholders on May 9, 2002.


    Sincerely,
    Community Shores Bank Corporation


                                  DETACH HERE

[X]   PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.

----------------------------------------------
      COMMUNITY SHORES BANK CORPORATION
----------------------------------------------

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL
NOMINEES.

     1. Election of Directors.                                   2. In their discretion, the Proxies are
                                                                    authorized to vote upon such other matters as
        NOMINEES: (01) Gary Bogner, (02) Robert Chandonnet,         may properly come before the meeting, or at
                  (03) Jose Infante, (04) Joy R. Nelson             any adjournment of the meeting.

            FOR       ____          WITHHELD      ____
            ALL      |    |         FROM ALL     |    |
          NOMINEES   |____|         NOMINEES     |____|


 ____
|    |
|____| _________________________________________________

For all nominees except those whose names are written on
the line above.                                                                                                    ____
                                                                                                                  |    |
                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  |____|
                                                                                                                   ____
                                                                                                                  |    |
                                                                   MARK HERE IF YOU PLAN TO ATTEND THE MEETING    |____|

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

Signature:________________________  Date:_________________  Signature: ______________________________  Date: ____________

                                   DETACH HERE



                                      PROXY

                        COMMUNITY SHORES BANK CORPORATION

                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


            PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                             MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2002



     The undersigned hereby appoints Dennis Charette and Bruce Essex, or either of them, with power of substitution in each proxies of the undersigned to vote all Common Stock of the undersigned in Community Shores Bank Corporation, at the Annual Meeting of Shareholders to be held on May 9, 2002, and at all adjournments thereof.


IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY.


   SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
      SIDE                                                           SIDE