Form 10KSB, Exhibit 13
period 2002-12-31
COMMUNITY SHORES BANK CORP
filed 2003-03-31
CIK 1070523

                                                                      EXHIBIT 13

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION






                               2002 ANNUAL REPORT









                                                               DECEMBER 31, 2002

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2002 ANNUAL REPORT






                                    CONTENTS


MESSAGE TO THE SHAREHOLDERS...................................................................................    2


MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................................................    6


REPORT OF INDEPENDENT AUDITORS................................................................................   17


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS..............................................................................   18

     CONSOLIDATED STATEMENTS OF INCOME........................................................................   19

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY...............................................   20

     CONSOLIDATED STATEMENTS OF CASH FLOWS....................................................................   21

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................   22


SHAREHOLDER INFORMATION.......................................................................................   38

DIRECTORS AND OFFICERS........................................................................................   40

                         Progress Report to Shareholders


March 10, 2003


Dear Shareholders and Friends:

Let me start by thanking you for your continued support. Your bank is now four years old! Together we have accomplished a great deal in a short time.

We continued our steady growth in 2002, adding and expanding relationships with customers in our existing markets, and taking advantage of the still changing face of the financial market in Western Michigan.

CSHB Financial Highlights for 2002:

         -        Assets grew over 17% to $173.5 million.

         - Deposit market share increased (as of 6/02) to 9.65% in Muskegon County, 5th in our market.

         -        Net income grew 92% to $823,000.

         -        Loans grew 20% to $141 million.

         -        Earnings per share grew 76% to $0.65.

         -        Deposits grew 21% to $133 million.

         - The stock price increased from $6.65 on 12/30/01 to $9.65 today - a 45% increase.

The financial highlights of the Company tell only part of the story for 2002. Your organization has made great strides in establishing itself as the bank of choice in the communities we serve. The focus and dedication of our employees and the Board of Directors, as your representatives, have propelled us toward the top. Our goal is to be the premier bank in Muskegon and Northern Ottawa County. The Bank's increase in deposit market share in the two counties we serve demonstrates that we made progress last year toward accomplishing that goal.

                        Exceptional Service Is Our Model

Unlike most, if not all, of our competitors, we continue to execute a basic operating model that has, at its core, exceptional service. We place the authority, responsibility, and accountability for growth and service in the hands of our experienced and dedicated employees. Our bankers live in the communities they serve and have a vested interest in making sure that customers' needs are being met in an efficient and friendly manner. This simple model, with all decisions made locally, enhances the relationship between our customers and the organization.

                            New Products and Services

We are continually striving for new and better ways to meet the needs of our customers. We formed Community Shores Mortgage Company in March of 2002 as a wholly owned subsidiary of the bank. Using the Mortgage Company to process commercial and residential real estate loans, we can provide better service to our customers and enhance our Company's profitability.

Technological enhancements provide convenience to our customers and improve the efficiency of the bank. Adding to our array of technological products, we introduced business Internet banking late in the fourth quarter of 2002. Both business and personal web products have done very well. We have 358 individuals and 48 businesses using the web to do their banking. As we enter 2003, we continue to look for new products - both traditional and technological -- that have the potential to enhance our customer's experience with us.

                        Capital Supports Continued Growth

Community Shores has grown rapidly over the past four years. We have successfully obtained the capital necessary to support this growth and still maintain capital ratios that qualify the Bank as "well-capitalized". 2003 projections indicate we have sufficient funding for continued growth and still comply with our "well-capitalized" objective. We recognize, however, that opportunities to increase shareholder value may arise that could require additional capital. For this reason, the Company regularly reviews its options for increasing its capital.

                         Strong Governance Is a Priority

Our Board of Directors' leadership and strong governance have continually guided the organizations past success and helped to ensure an ever-brighter future. Community Shores Bank has adopted a number of corporate governance initiatives including the creation of a Management Disclosure Committee and an Executive Committee. We instituted an employee code of ethics and conduct and have designated an officer to be responsible for Privacy, Secrecy and Bank Security. These proactive initiatives will help your Board of Directors continue to be well informed and effective.

                           Future Growth Opportunities

The future of our organization is exciting. The market we serve continues to grow and evolve for the better. Muskegon and North Ottawa Counties have made positive strategic economic moves that are paving the way for strong growth. We are committed to increasing our market share in North Ottawa County, specifically the Grand Haven area. In 2002 we increased the number of lenders located in our Grand Haven branch from one to three. We anticipate, by early 2004, the relocation of our office in Grand Haven to provide better access, visibility and support to its growing customer base.

Consumer lending continues to be an important component of the Bank's growth strategy. We believe this profitable segment of the market is currently under-served and we have allocated additional resources to increase our market penetration.

We pride ourselves on our business banking acumen. In Muskegon County 94%, of all businesses have fewer than 50 employees. Recognizing this important demographic, we intend to place more emphasis on the small entrepreneurial businesses in our area. With our strong asset quality, we can leverage the strengths of our dedicated and professional employees to acquire an even greater share of this attractive sector.

                                 A Bright Future

We are driven by two goals: to provide excellent customer service and to grow the value of your Company. On behalf of all the employees and the Board of Directors of the Company, I want to thank you for your support. Your Bank could not have achieved these goals without you being part of its success, as a shareholder, a customer, or both. Your support, your feedback and your referrals are key to the growth of your organization. Please remember that we are: your friends, your neighbors, your bank.

Together, we will prosper.




/s/ Jose' A. Infante
------------------------------------
Jose' A. Infante
Chairman of the Board, President and
Chief Executive Officer

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


INTRODUCTION

Community Shores Bank Corporation ("the Company") is a Michigan corporation and is the holding company for Community Shores Bank ("the Bank") and Community Shores Mortgage Company ("the Mortgage Company"), a wholly-owned subsidiary of the Bank. On September 27, 2002, the Company received regulatory approval to become a financial holding company and created Community Shores Financial Services.

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

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank's commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed Community Shores Financial Services. Community Shores Financial Services only activity is a 1.86% ownership of the Michigan Bankers Insurance Center, LLC.

The Company has experienced significant growth, exceeding initial asset projections for all years since opening including the year ending December 31, 2002. Growth exceeding projections has led to the need for additional capital. Between May and October of 2002, the Company sold 160,000 shares of unregistered common stock in several privately negotiated sales. On March 14, 2003, the Company completed an additional sale of 100,000 shares. All of the sales were made at a price of $8.00. Projections for 2003 indicate that the Company has sufficient funds to meet its cash requirements and support the Bank's expected growth. Management recognizes that additional capital may be needed to support growth in excess of these projections.

As of December 31, 2002, the Bank had 44 full-time employees and 19 part time employees. To continue to accommodate growth, management anticipates increasing staff by 1 full time equivalent employee during the year 2003.

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2002. Please refer to the consolidated financial statements and the selected financial data presented within this report in addition to the following discussion and analysis.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

2002 OVERVIEW

The Company's assets grew by over 17% to $173.5 million at December 31, 2002. The Company achieved its second fully profitable year of operations. As a result, the earnings per share of the Company increased 76% to $.65 per share. The Company's net interest margin remained virtually unchanged even though the Federal Reserve lowered interest rates in the fourth quarter of the year by 50 basis points. Over the past year on the retail side, the Bank was able to increase its deposit market share in both of the counties it operates branches. In Muskegon County where the Bank's main office is located, The Bank has the fifth largest market share. On the operations side, the Bank developed and launched a business internet banking product and continued supporting the personal internet product. As of January 31, 2003 there were 377 customers using these services.

FINANCIAL CONDITION

Total assets increased by $25.3 million to $173.5 at December 31, 2002 from $148.2 at December 31, 2001. Growth is mostly attributable to commercial and consumer loan volume and growth in the Bank's securities portfolio. Management continues to focus on small- to medium-sized business customers, the original strategy since opening in January 1999.

Cash and cash equivalents increased by $.5 million to $2.8 million at December 31, 2002 from $2.3 million at December 31, 2001. This increase was a result of higher balances on deposit with our correspondent banks on the last day of the year.

Securities held increased by $1.6 million during 2002. The majority of the purchases were driven by growth in customer repurchase agreements. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. As the repurchase balances increase, the purchase of additional Treasuries and Agencies is required to fulfill the collateralization requirement. At year-end there were securities with a market value of $19.5 million pledged to repurchase agreements. As of December 31, 2002, the Bank owned six municipal securities. All of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County. Five of the municipals were designated as held to maturity at the time of purchase. As of December 31, 2002, the six municipal securities were the only unpledged securities in the Bank's investment portfolio.

There were $.6 million loans held for sale at December 31, 2002 and none held for sale on the same date in 2001. Loans held for sale consist of residential real estate loans that have been funded by the Mortgage Company and are available for purchase by a third party. The year-end balance is comprised of

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

three loans. These loans were sold within the first week of 2003. It is not management's intent to originate residential mortgage loans for the purpose of increasing the Company's loan portfolio due to the interest rate risk associated with long term assets. A majority of the residential loans originated in the Mortgage Company are sold shortly after funding.

In spite of the sluggish economy existent throughout 2002, loans grew 20% since year-end 2001. The balances climbed to $141.5 million at December 31, 2002 from $118.1 at December 31, 2001. "Wholesale" banking continued to be successful for the Bank throughout 2002. Of the $23.3 million loan increase experienced, 78% occurred in the commercial and commercial real estate loan portfolios. Presently, these categories of loans comprise 76% of the Bank's total loan portfolio, the same ratio as at 2001 year-end. There are five experienced commercial lenders on staff devoted to pursuing and originating these types of loans. The growth was from both existing borrowers needing additional working capital and the establishment of new relationships. Significant growth was also experienced on the "retail" lending side. Installment loans to individuals increased $4.4 million or 20%, over the balance reported at December 31, 2001. The new business was mostly derived from a steady demand for home equity financing and to a lesser degree, indirect automobile loans. Since the majority of home equity loan products are based on a spread to the Bank's internal prime rate (4.25% at December 31, 2002) and the interest cost to the borrower is in most cases tax deductible, it has become a very economical source of liquidity for customers. In spite of the favorable rate environment, the actual growth in total loans for 2002 was slightly less than the rate of growth experienced in 2001. Management anticipates that 2003's rate of increase will be similar to 2002.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the processes used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2002 there were 54% of the loan balances carrying a fixed rate and 46% a floating rate. Since December 31, 2001, the proportion of fixed rate loans in the portfolio decreased 10%. Throughout the year many customers opted to refinance their existing fixed rate borrowings for floating rate notes. They were attempting to take advantage of the historically low prime rate. Often there was a pre-payment penalty paid to the Bank as a result of the transaction. Both types are necessary and beneficial depending on the rate environment. The increase in floating rate loans will prove to be beneficial in a rising rate environment however both types of loans are needed to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the mix in an effort to protect the earnings of the Company. The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2002 have been included below:

                                         Within         Three to          One to         After
                                         Three           Twelve            Five           Five
                                         Months          Months           Years          Years            Total
                                     ---------------------------------------------------------------------------------
Commercial, financial and other         $10,512,078      $28,977,281     $21,546,770    $1,625,515       $ 62,661,644
Real estate - commercial                  2,029,527        8,357,047      34,295,187             0         44,681,761
Real estate-construction                    231,998        1,551,571          69,530             0          1,853,099
Real estate-mortgages                        31,585          133,225         746,521     4,907,958          5,819,289
Installment loans to individuals          2,197,809        3,450,675      18,012,048     2,777,295         26,437,827
                                     ---------------------------------------------------------------------------------
                                        $15,002,997      $42,469,799     $74,670,056    $9,310,768       $141,453,620
                                     =================================================================================

Loans at fixed rates                      1,895,697        6,740,110      60,947,015     7,341,844         76,924,666
Loans at variable rates                  13,107,300       35,729,689      13,723,041     1,968,924         64,528,924
                                     ---------------------------------------------------------------------------------
                                        $15,002,997      $42,469,799     $74,670,056    $9,310,768       $141,453,620
                                     =================================================================================

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Avoiding portfolio concentrations in any one type of loan or in a specific industry helps to decrease credit risk however the risk of nonpayment for any reason exists with respect to all loans. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Bank's estimate of the allowance necessary to provide for probable incurred losses in the portfolio. As such, the loan portfolio is reviewed and analyzed on a quarterly basis for the purpose of estimating loan losses. The allowance is adjusted accordingly to maintain an adequate level to absorb loan losses given the risk characteristics of the loan portfolio. In making this determination, the Bank analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by the Chief Lending Officer, an independent loan review and information provided by examinations performed by regulatory agencies.

At December 31, 2002, the allowance totaled $1.9 million or approximately 1.34% of gross loans outstanding. The analysis of the allowance for loan losses is comprised of two portions: specific credit allocations and subjective credit allocations. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. Subjective credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The total of all allocations included in the allowance by loan class at December 31, 2002 and 2001 was as follows:

                                                         2002                                  2001
                                           ---------------------------------     ----------------------------------
                                                              Percent of                             Percent of
                                                             Loans in Each                         Loans in Each
Balance at End of Period Applicable to:                       Category to                           Category to
                                               Amount          Total Loans           Amount          Total Loans
                                           ---------------------------------     ----------------------------------
Commercial                                      $  862,436        44.3%               $  749,988        46.9%
Real estate - commercial                           663,579        31.6                   430,220        28.7
Real estate - mortgages                             43,645         4.1                    28,210         3.2
Real estate - construction                          24,090         1.3                    40,058         2.6
Consumer                                           305,233        18.7                   287,067        18.6
Unallocated                                              0         0.0                         0         0.0
                                           ---------------------------------     ----------------------------------

Total                                           $1,898,983       100.0%               $1,535,543       100.0%
                                           =================================     ==================================

An additional $625,000 was provided during 2002. The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience and the financial condition of the borrowers.

At December 31, 2002, loans 30-59 days past due totaled $629,000 down from $735,000 at December 31, 2001. There was a total of $740,000 past due 60-89 days at year-end 2002 versus $172,000 at year-end 2001. Loans past due more than 89 days totaled $317,000 at both December 31, 2001 and 2002. The Bank had $521,000 non-accrual loans at December 31, 2002 and no non-accrual loans at December 31, 2001. Management believes that the growth in the past due statistics are primarily the result of three factors; the economic environment, the natural seasoning of the portfolio and the general growth of the portfolio.

During 2002, 29 loans were charged off. The principal balances of these charge-offs aggregated $314,000 in 2002 which is up from $163,000 charged off in 2001. A large portion (40%) of the total is related to one borrower. In this particular circumstance the Bank is working with legal counsel to determine if fraud played a part. If a court decides that fraud was committed there is a possibility of the bank filing a claim against its insurance policy and recovering some portion of the charge-off. Total recoveries on loans previously charged-off were $52,000 for 2002 compared to $34,000 in 2001. These

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

recoveries were the result of the bank selling collateral and to a lesser extent payments made by the borrower. Net charge-offs increased $133,000 to $262,000, or .20% of average loans in 2002 compared to $129,000, or .12% of average loans in 2001.

Bank premises and equipment decreased $263,000 to $2.9 million at December 31, 2002 from $3.2 million at December 31, 2001. Accumulated depreciation and amortization represented $1 million at the end of 2001 compared to $1.4 million at December 31, 2002. Approximately $116,000 was spent on computer equipment and banking software updates.

Deposit balances were $132.7 million at December 31, 2002 up from $110.1 million at December 31, 2001. In demand accounts there were modest increases over the year-end 2001 balances. The non-interest bearing balances held increased $1.2 million. By year-end 2002, there was a net increase of 560 opened non-interest bearing demand accounts. It is growth in these transaction accounts that is the most desired and the hardest to obtain. Management recognizes that growth in these types of deposits is one of the most effective ways of improving margin and continues to make it a focus of the Bank. We are making progress. Based on deposit market share reports published by the FDIC, the Bank increased its market share of total deposits in Muskegon County to 9.37% or 145 basis points over its 2001 Muskegon County deposit market share. The money market balances held at December 31, 2002 were $9.1 million higher than at the same period end one year earlier. $5.0 million of the increase is due to one of the Bank's large school system customers opening a new account during the year. The other growth resulted mostly from jumbo certificate of deposit customers opening money market accounts when their certificates matured because the rates on the money market accounts happened to be more attractive than the short-term time deposit rates. There were 11% more money market account customers at year-end 2002 compared to year-end 2001.

In the past, management chose to fund a portion of the rapid loan growth by obtaining brokered deposits. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. At December 31, 2002 approximately 30% of the total deposits reported were brokered compared to 23% a year earlier. The increase in brokered deposits over the twelve months of 2002 totaled $14.2 million. Over time it is the intention of management to decrease the Bank's dependence on this source of funding.

Our non-deposit funding sources at December 31, 2002 included Federal Funds Purchased, Repurchase agreements and Federal Home Loan Bank Advances. Federal funds purchased were decreased to $950,000 from a balance of $6.7 million at the end of 2001. Fluctuations in the Bank's daily liquidity position drive required purchases of Federal Funds. Currently the Bank has $11 million of available Federal Funds lines with various correspondent banks.

Repurchase agreements increased $6.3 million from December 31, 2001 to December 31, 2002. This represents an increase of 51% for 2002. The growth is mostly attributable to existing customers increasing their carrying balances from those held at the year-end 2001. As discussed previously, this product is not insured by the FDIC and requires 100% collateralization with government securities (see explanation on page 4). Without compromising maturity guidelines dictated by the Bank's internal Investment Policy, it is very difficult to acquire securities that will yield enough return to cover the rate paid to the customer with the current state of the bond market. Management has not aggressively sold this product to new customers. There was only a net increase of four customers in the repurchase product between year-end's 2002 and 2001.

As of the end of 2002, the Bank had the same three advances totaling $6,000,000 from the Federal Home Loan Bank ("FHLB") outstanding as was reflected at December 31, 2001. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99%. Since 2001, two of the notes have been eligible to convert to a floating rate index at the option of the FHLB. The third is scheduled to remain fixed until November 2003. At the end of each note's fixed rate term, the FHLB has the option once a quarter to convert the instrument to a floating rate

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance with no pre-payment penalty. At this time, management does not believe that any of the three outstanding notes will be converted to a floating rate nor does it anticipate that they will be repaid prior to their scheduled maturities which are in 2010.

During 2002, the Company borrowed an additional $200,000 from Community Shores LLC for the purpose of infusing capital into the Bank. The total subordinated debt outstanding at December 31, 2002 was $3.6 million. The debt is comprised of direct borrowings from some of its Directors and Community Shores LLC. The debt is subordinated to all senior debt of the Company. The notes have a floating rate and are currently accruing interest at 5.75%. Interest payments are due quarterly. The next scheduled interest payment is due in April of 2003.

In 2002, Shareholders' equity increased by a net amount of $1.9 million. Since May of 2002, the Company has sold 160,000 shares of unregistered common stock to nine investors. All of the sales were made at a price of $8.00 per share in cash. The proceeds, net of offering costs, were $1.3 million. The consolidated net income for the company was $823,000. The offsetting factor to the sale of shares and recorded income was the unfavorable change in the mark-to-market adjustment for available for sale securities due to the tax effect of the unrealized gain of $160,000 recorded in 2002.

RESULTS OF OPERATIONS

Net income for 2002 was $823,000 which was $395,000 more than the income of $428,000 recorded a year earlier. The difference represents a 92% improvement. On a per share basis there was an improvement of $.28 as the Company's earnings per share improved from $.37 in 2001 to $.65 in 2002. The main factors contributing to this improved outcome were a reduction of interest expense of over $1.0 million and an increase in non-interest income of $.3 million from 2001 to 2002. The Company's accumulated deficit was $1.4 million at December 31, 2002 compared to $2.2 million at December 31, 2001. The Company expects to earn back all of its operating losses sometime in 2004 and the Company's overall earnings performance is projected to improve as operating efficiencies are achieved through strong asset growth, expense control and increases in non-interest income. The following table illustrates some key operating ratios for the years ended December 31, 2002 and 2001.

                                                    2002           2001
                                                    ----           ----
Return on average assets                           0.49%           0.31%
Return on average shareholders' equity             8.27%           4.87%
Average equity to average assets                   5.92%           6.34%

Both the return on average assets, ("ROA"), and return on average shareholders' equity, ("ROE"), were greatly improved on a year over year basis. In fact, "ROA" improved by 58% and "ROE" improved by 70% over 2001's figures.

For 2002, net interest income was $5.4 million compared to $4.4 million for 2001. The increase over last year represents an improvement of 23%. Interest income generated during the year was derived primarily from booking loans, purchasing securities, and selling federal funds. Interest income recorded in 2002 equaled 92% of the Company's annual revenues.

For 2002, average earning assets increased by $29.6 million however the average rate earned decreased by 148 basis points. A significant contributing factor was a decline in the Bank's average internal prime rate between 2002 and 2001. In 2001 the average internal prime rate was 6.91% compared to 2002's average of 4.67%, a 224 basis point difference. Thus, in spite of more earning assets, interest income declined $37,000.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest-bearing liabilities are made up of deposits, federal funds purchased, repurchase agreements, notes payable and FHLB advances. These average interest-bearing liabilities increased $26.5 million during 2002. The interest expense incurred totaled $5.0 million for the year compared to a figure of $6.0 million for 2001. The average rate paid was reduced by 160 basis points. The lower cost of funds due to the depressed rate environment allowed the Company to increase its deposits and actually have less interest expense by over $1.0 million.

The Company's net interest margin improved slightly due to an increase in non-interest bearing deposits and additional capital raised. The net interest margin of the Company improved by 1 basis point since December 31, 2001. There are a number of factors which affect both net interest spread and net interest margin, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the situation the following table sets forth certain information relating to the Company's consolidated average interest earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented.


                                                                            Years Ended December 31:
                                              -------------------------------------------------------------------------------------
                                                                 2002                                         2001
                                              ----------------------------------------    -----------------------------------------
                                                 Average                      Average        Average                       Average
                                                 Balance      Interest      Yield/Rate       Balance       Interest      Yield/Rate
                                              ----------------------------------------    -----------------------------------------
Assets
     Federal funds sold and interest-
       bearing deposits with banks            $  6,466,839   $   109,165      1.69   %    $  4,008,388   $    186,002      4.64   %
     Securities                                 24,094,813     1,196,721      4.97          20,563,173      1,297,347      6.31
     Loans(1)                                  131,081,196     9,110,441(2)   6.95         107,455,756      8,969,575      8.35
                                              ----------------------------------------    -----------------------------------------
                                               161,642,848    10,416,327      6.44         132,027,317     10,452,924      7.92
     Other assets                                6,493,627                                   6,920,722
                                              ------------                                ------------
                                              $168,136,475                                $138,948,039
                                              ============                                ============

Liabilities and Shareholders' Equity
     Interest-bearing deposits                $121,121,409   $ 4,111,838      3.39        $ 98,591,643   $  5,007,884      5.08
     Federal funds purchased and
         repurchase agreements                  16,524,302       310,795      1.88          13,336,793        445,612      3.34
     Note Payable and Federal Home
         Loan Bank Advances                      9,608,767       564,673      5.88           8,872,343        579,174      6.53
                                              ----------------------------------------    -----------------------------------------

                                               147,254,478     4,987,306      3.39         120,800,779      6,032,670      4.99
                                                             -----------                                 ------------
     Noninterest-bearing deposits               10,192,812                                   8,664,627
     Other liabilities                             734,844                                     672,036
     Shareholders' Equity                        9,954,341                                   8,810,597
                                              ------------                                ------------
                                              $168,136,475                                $138,948,039
                                              ============                                ============
Net interest income                                          $ 5,429,021                                 $  4,420,254
                                                             ===========                                 ============
Net interest spread on earning assets                                         3.05   %                                     2.93   %
                                                                            ==========                                   ==========

Net interest margin on earning assets                                         3.36   %                                     3.35   %
                                                                            ==========                                   ==========
Average interest-earning assets to
  Average interest-bearing liabilities                                      109.77   %                                   109.29   %
                                                                            ==========                                  ===========

---------------------------------
(1) Includes loans held for sale and non-accrual loans.
(2) Includes loan fees.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Although the impact of prime rate decreases is negative on the interest income generated on new loan volume and existing variable rate loan products, the declining rates have allowed the Bank to reduce the expense to retain and attract both local and brokered deposits (cost of funds). Shown below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate.

                                                                          Year ended December 31,
                                                                              2002 over 2001

                                                             Total                  Volume                Rate
                                                      ---------------------     ----------------    ------------------
Increase (decrease) in interest income
       Federal funds sold and interest-
         bearing deposits with banks                         ($76,837)                $78,455           ($155,292)

       Securities                                            (100,626)                196,643            (297,269)
       Loans                                                  140,866               1,784,671          (1,643,805)
                                                      ---------------------     ----------------    ------------------
              Net change in interest income                   (36,597)              2,059,769          (2,096,366)

Increase (decrease) in interest expense
       Interest-bearing deposits                             (896,046)                687,988          (1,584,034)
       Federal funds purchased and
         repurchase agreements                               (134,817)                 90,046            (224,863)
       Note payable and Federal Home
         Loan Bank Advances                                   (14,501)                 45,895             (60,396)
                                                      ---------------------     ----------------    ------------------
         Net change in interest expense                    (1,045,364)                823,929          (1,869,293)
                                                      ---------------------     ----------------    ------------------

       Net change in net interest income                  $ 1,008,767              $1,235,840           ($227,073)
                                                      =====================     ================    ==================

The provision for loan losses was $625,000 for 2002 compared to $395,000 for 2001. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition). Management will continue to review the allowance to continue to maintain it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

Non-interest income recorded in 2002 was $902,000 which reflects a $256,000 increase over 2001. The 40% improvement was derived from increases in service charges and fees and mortgage related fee income. Revenue from service charges on deposit accounts improved $183,000, or 57%. Business transaction account charges increased by $97,000. Overdraft fee income increased $80,000 in 2002. Fees of this nature are somewhat related to the state of the economy but they also increase along with the customer base. In general, Management believes that the revenues derived from the service charge portion of non-interest income will continue to increase in future years due to the anticipated growth in the number of deposit accounts.

In past years the Bank recorded significant mortgage loan referral fees. Mortgage loan referral fees decreased $102,000 in 2002. These fees are collected from other financial institutions for referring mortgage loan applications from the Bank's customers to them. In the case of a referral, the Bank does not fund the mortgage or have any other involvement after the referral. The other financial institution determines the fee according to a prescribed pricing sheet and remits the revenue to the Bank upon funding the loan.

In March of 2002, the Bank opened the Mortgage Company by transferring a portfolio of real estate related loans to the Mortgage Company in exchange for 100% of it's equity capital. On the day that the Mortgage Company commenced operations the Bank also transferred its limited residential mortgage origination functions to the Mortgage Company. It is the objective of the Mortgage Company to originate

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

both commercial and residential real estate loans. The residential real estate loans are usually sold to a third party, service released, for a profit shortly after origination. In 2002, the Company received gains on sales of loans from this activity totaling $132,000. The creation of the Mortgage Company has minimized the need to make referrals. Going forward most of the mortgage-related non interest income will be gains on sales of loans. Management is generally optimistic about the future contributions of fees of this type. The low rate environment that existed throughout 2002 was the main reason for the marked increase in revenue. It should be noted however that these fees have a high dependence on the interest rate environment which is subject to market forces.

For the year, non-interest expenses were $4.9 million, an increase of 15% over 2001. Salaries and benefits comprised 68% of the year to date increase or $436,000. There were 11.5 additional full-time equivalent employees at December 31, 2002 compared to December 31, 2001. Four of the staff hired were in the Commercial Loan area. The additions consisted of a lender, two credit analysts and one loan processor. Since opening the Bank this area has had an annual growth rate exceeding 20%. The other additions were made to the branches and operations area.

Occupancy expense increased $22,000 over the amount recorded for 2001. A portion (40%) of the added expense is the result of higher property tax assessments on our main office in Muskegon. Furniture and equipment expenses decreased $23,000. Computer equipment and banking software purchases made in the first years of operation have now been fully depreciated causing a lower expense by $51,000 which was offset by a $19,000 increase in maintenance contracts on equipment.

Advertising expenses increased $66,000. The Bank focused heavily during the year on image campaigns to boost its name recognition in the community. There were several radio and television commercials produced which aired on local stations. Some product advertising was done at the beginning of the year and a home refinance ad campaign was conducted in the early fall.

Data processing increased $54,000. Included in the data processing charges were the expenses for a full year of personal internet banking and a partial year of business internet banking. These new charges coupled with general growth in both the loan and deposit customer base explain the increase.

Professional services expense decreased $29,000 since 2001. Several expenses in 2001's totals did not recur in fiscal year 2002. Some of the decrease was offset by an increase in legal costs of $16,000, primarily related to the organization of Community Shores Mortgage Company.

Other operating expenses increased $115,000. Loan expenses contributed $ 63,000 to the increase. As a result of the declining economy there were higher loan collection and repossession expenses incurred in 2002. In general, expenses such as supplies, correspondent bank fees and regulatory examination fees increase year over year because they are associated with the general growth of the Bank.

The consolidated entity has no Federal tax liability as a result of operating losses accumulated during the first two years of operation. Management believes it possible that the Company will utilize substantially all of its remaining book net operating loss carry forwards during 2003 and will begin recording federal income tax, but that will depend upon continued strong performance in 2003.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company's Asset Liability Committee ("ALCO") which includes senior management and the Bank's Controller monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. As of December 31, 2002, the Bank has $11 million of established federal funds purchase lines through its correspondent banks. Although the Bank is generally a seller of federal funds it recognizes the importance of the established lines in times of

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

unexpected activity. The Bank is currently working to increase one of the lines by $2 million and expects the additional amount to be available by the end of 2003's first quarter. A second source of liquidity is the FHLB of Indianapolis and its various borrowing programs. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $20 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. A third and more permanent way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. During 2002, new brokered deposits totaled $14.1 million. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. The Company employs a variety of measurement techniques to identify and manage this risk. A sophisticated simulation model is used to analyze net interest income sensitivity. The model incorporates both actual cash flows and contractual repricing behavior as well as economic and market based assumptions provided by senior management. ALCO strives to maintain a balance between interest-earning assets and interest-bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest rate sensitive than regular savings accounts. Comparison of the repricing intervals of interest earning assets to interest bearing liabilities is a measure of interest sensitivity gap.

Details of the repricing gap at December 31, 2002 were:

                                                                Interest Rate Sensitivity Period
                                                  Within        Three to         One to          After
                                                  Three          Twelve           Five            Five
                                                  Months         Months           Years           Years           Total
                                              ---------------------------------------------------------------------------
Earning assets
  Interest-bearing deposits
       In other financial institutions        $     59,429    $          0    $          0   $          0    $     59,429
  Securities (including FHLB stock)             12,832,408       3,633,418       5,829,199      4,425,559      26,720,584
  Loan held for sale                                     0               0               0        597,400         597,400
  Loans                                         78,291,361       9,597,818      52,187,507      1,376,934     141,453,620
                                              ---------------------------------------------------------------------------
                                                91,183,198      13,231,236      58,016,706      6,399,893     168,831,033

Interest-bearing liabilities
  Savings and checking                          52,283,701               0               0              0      52,283,701
  Time deposits <$100,000                        4,015,815      13,546,322      15,687,101              0      33,249,238
  Time deposits >$100,000                        9,169,926       8,251,108      19,402,881              0      36,823,915
  Repurchase agreements and
       Federal funds purchased                  19,466,513               0               0              0      19,466,513
  Notes payable and Federal Home
        Loan bank advances                       9,600,000               0               0              0       9,600,000
                                              ---------------------------------------------------------------------------
                                                94,535,955      21,797,430      35,089,982              0     151,423,367
Net asset (liability) repricing gap           $ (3,352,757)   $ (8,566,194)   $ 22,926,724   $  6,399,893    $ 17,407,666
                                              ===========================================================================
Cumulative net asset (liability)
        Repricing gap                         $ (3,352,757)   $(11,918,951)   $ 11,007,773   $ 17,407,666
                                              ===========================================================

CAPITAL RESOURCES

The recorded value of the common stock sold by the Company in its initial public offering and over allotment closings in December 1998 and January 1999 remains at $10 per share. During 2002, the Company sold 160,000 shares of unregistered common stock in nine privately negotiated sales. On March 14, 2003, the Company sold an additional 100,000 shares in a similar transaction. All of the sales were made at a price of $8.00 per share in cash. The net sale proceeds were $2,052,000. Each of

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

the purchasers was believed to be an accredited investor under Regulation D of the Securities Act of 1933. Each of the sales was made in reliance on an exemption from registration under Rule 506 of Regulation D or Section 4(2) under the Securities Act of 1933. Since none of the 260,000 shares sold have been registered under the Securities Act of 1933 they may not be offered for sale in the United States absent registration or an applicable exemption from registration requirements. The net proceeds will be used to support growth of the Bank and for general operating expenses of the Company.

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. For capital calculations, the Company's note payable is considered subordinated debt thus an element of the Company's Tier 2 Capital. In general, capital amounts and classifications are subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

As a general practice, the Bank will seek to maintain a total risk based capital ratio of above 10%. At this level, the Bank will remain exempt from paying FDIC insurance and will be allowed to continue its use of brokered deposits. The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk based capital ratio of the Company and the Bank at December 31, 2002 was 10.64% and 10.30% respectively. The entire $200,000 increase in the Company's Notes Payable during 2002 was used for the purpose of infusing capital into the Bank. Additionally $500,000 of the proceeds from the privately sold stock was also used to support the capital position of the Bank in the fourth quarter of 2002. Based on Management's projections of the Bank's 2003 growth, the Company has sufficient resources to infuse the necessary capital for the Bank to maintain its well-capitalized position. In addition to the cash received from the private stock offerings, the Company has its subordinated debt which is limited to an aggregate amount of $4.0 million, the amount approved by the Federal Reserve Bank of Chicago. There is an additional $400,000 available from this source of capital.

RECENT REGULATORY DEVELOPMENTS

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan


We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





                                          Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 27, 2003

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001


                                                                                 2002                  2001
                                                                            -------------         -------------
ASSETS
Cash and due from financial institutions                                    $   2,722,565         $   2,191,280
Interest-bearing deposits in other financial institutions                          59,429                79,641
                                                                            -------------         -------------
     Cash and cash equivalents                                                  2,781,994             2,270,921

Securities
     Available for sale (at fair value)                                        26,043,017            24,671,925
     Held to maturity (fair value of $255,178 and $60,000
       at December 31, 2002 and 2001, respectively)                               252,567                60,000
                                                                            -------------         -------------
       Total securities                                                        26,295,584            24,731,925

Loans held for sale                                                               579,400                     0

Loans                                                                         141,453,620           118,115,580
Less: Allowance for loan losses                                                 1,898,983             1,535,543
                                                                            -------------         -------------
     Net loans                                                                139,554,637           116,580,037

Federal Home Loan Bank stock                                                      425,000               425,000
Premises and equipment, net                                                     2,910,237             3,173,724
Accrued interest receivable                                                       661,136               703,433
Other assets                                                                      257,956               306,236
                                                                            -------------         -------------
                                                                            $ 173,465,944         $ 148,191,276
                                                                            =============         =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                                   $  10,368,525         $   9,217,298
     Interest bearing                                                         122,356,854           100,931,036
                                                                            -------------         -------------
           Total deposits                                                     132,725,379           110,148,334

Federal funds purchased and repurchase agreements                              19,466,513            18,964,598
Federal Home Loan Bank advances                                                 6,000,000             6,000,000
Notes payable                                                                   3,600,000             3,400,000
Accrued expenses and other liabilities                                            608,179               544,256
                                                                            -------------         -------------
           Total liabilities                                                  162,400,071           139,057,188

Shareholders' equity
     Preferred stock, no par value 1,000,000
        Shares authorized, none issued                                                  0                     0
     Common stock, no par value; 9,000,000 shares authorized;
       2002-1,330,000 shares issued and 2001-1,170,000 shares issued          12,123,585,            10,871,211
     Accumulated deficit                                                       (1,367,911)           (2,190,931)
     Accumulated other comprehensive income                                       310,199               453,808
                                                                            -------------         -------------

     Total shareholders' equity                                                11,065,873             9,134,088
                                                                            -------------         -------------
                                                                            $ 173,465,944         $ 148,191,276
                                                                            =============         =============



          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2002 and 2001


                                                                  2002               2001
                                                              -----------        -----------
Interest and dividend income
   Loans, including fees                                      $ 9,110,441        $ 8,969,575
   Securities, taxable                                          1,170,956          1,270,609
   Federal funds sold, FHLB dividends and other income            134,930            212,740
                                                              -----------        -----------
     Total interest income                                     10,416,327         10,452,924

Interest expense
   Deposits                                                     4,111,838          5,007,884
   Repurchase agreements, federal funds purchased,
    and other debt                                                310,795            445,612
   Federal Home Loan Bank advances and notes payable              564,673            579,174
                                                              -----------        -----------
     Total interest expense                                     4,987,306          6,032,670
                                                              -----------        -----------

NET INTEREST INCOME                                             5,429,021          4,420,254
Provision for loan losses                                         624,840            395,020
                                                              -----------        -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             4,804,181          4,025,234

Noninterest income
   Service charges on deposit accounts                            507,057            323,958
   Mortgage loan referral fees                                     86,379            188,243
   Gain on sale of loans                                          132,344                  0
   Gain on disposition of securities                                    0              5,036
   Other                                                          176,411            128,768
                                                              -----------        -----------
     Total noninterest income                                     902,191            646,005

Noninterest expense
   Salaries and employee benefits                               2,685,641          2,249,405
   Occupancy                                                      281,945            260,118
   Furniture and equipment                                        443,686            466,402
   Advertising                                                    111,227             45,195
   Data processing                                                251,319            197,757
   Professional services                                          246,229            275,631
   Other                                                          863,305            748,363
                                                              -----------        -----------
     Total noninterest expense                                  4,883,352          4,242,871
                                                              -----------        -----------

INCOME BEFORE FEDERAL INCOME TAXES                                823,020            428,368
Federal income tax expense                                              0                  0
                                                              -----------        -----------

NET INCOME                                                    $   823,020        $   428,368
                                                              ===========        ===========

Weighted average shares outstanding                             1,267,301          1,170,000
                                                              ===========        ===========
Basic and diluted earnings per share                          $      0.65        $      0.37
                                                              ===========        ===========


          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2002 and 2001

                                                                                                        Accumulated
                                                                                                           Other          Total
                                                                             Common      Accumulated   Comprehensive  Shareholders'
                                                               Shares         Stock        Deficit     Income (Loss)     Equity
                                                              ---------   ------------  -------------  -------------  ------------
BALANCE AT JANUARY 1, 2001                                    1,170,000   $ 10,871,211  $ (2,619,299)  $    241,334   $  8,493,246

Comprehensive income:
     Net Income                                                                              428,368                       428,368
     Unrealized gain on securities available-for-sale                                                       212,474        212,474
                                                                                                                      ------------
          Total comprehensive income                                                                                       640,842

                                                              ---------   ------------  -------------  ------------   ------------
BALANCE, DECEMBER 31, 2001                                    1,170,000     10,871,211    (2,190,931)       453,808      9,134,088


Proceeds from the sale of stock, net of offering costs          160,000      1,252,374                                   1,252,374

Comprehensive income:
     Net income                                                                              823,020                       823,020
       Unrealized gain on securities available-for-sale, net                                               (143,609)      (143,609)
                                                                                                                      ------------
          Total comprehensive income                                                                                       679,411
                                                              ---------   ------------  -------------  ------------   ------------

BALANCE AT DECEMBER 31, 2002                                  1,330,000   $ 12,123,585  $ (1,367,911)  $    310,199   $ 11,065,873
                                                              =========   ============  =============  ============   ============



          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2002 and 2001


                                                                                            2002                 2001
                                                                                       ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income (loss)                                                                 $    823,020         $    428,368
     Adjustments to reconcile net income (loss) to net cash
       from operating activities
         Provision for loan losses                                                          624,840              395,020
         Depreciation and amortization                                                      387,433              435,422
         Net accretion of securities                                                        (77,949)            (124,311)
         Net realized gain on disposition of securities                                           0               (5,036)
         Net realized gain on sale of loans                                                (132,344)                   0
         Loan originations                                                              (15,557,580)                   0
         Proceeds from loan sales                                                        15,110,524                    0
         Net change in:
              Accrued interest receivable and other assets                                  (69,223)             (29,050)
              Accrued interest payable and other liabilities                                 63,923             (234,052)
                                                                                       ------------         ------------
                  Net cash from operating activities                                      1,172,644              866,361

CASH FLOWS FROM INVESTING ACTIVITIES
   Activity in available-for-sale securities:
         Sales                                                                                    0                    0
         Maturities, prepayments and calls                                               46,115,091           17,254,589
         Purchases                                                                      (47,392,043)         (21,726,672)
     Activity in held to maturity securities:
         Maturities                                                                           8,571                    0
         Purchases                                                                         (201,138)             (60,000)
     Purchase of Federal Home Loan Bank Stock                                                     0             (125,000)
     Loan originations and payments, net                                                (23,599,440)         (22,593,583)
     Additions to premises and equipment                                                   (123,946)            (241,150)
                                                                                       ------------         ------------
              Net cash from investing activities                                        (25,192,905)         (27,491,816)

CASH FLOW FROM FINANCING ACTIVITIES
     Net change in deposits                                                              22,577,045           12,261,194
     Net change in federal funds purchased and
       repurchase agreements                                                                501,915            8,977,856
     Federal Home Loan Bank activity:
         New advances                                                                     1,500,000            4,500,000
         Maturities and payments                                                         (1,500,000)          (4,500,000)
     Draws on note payable                                                                  200,000            1,395,000
     Net proceeds from stock offering                                                     1,252,374                    0
                                                                                       ------------         ------------
         Net cash from financing activities                                              24,531,334           22,634,050
                                                                                       ------------         ------------

Net change in cash and cash equivalents                                                     511,073           (3,991,405)
Beginning cash and cash equivalents                                                       2,270,921            6,262,326
                                                                                       ------------         ------------

ENDING CASH AND CASH EQUIVALENTS                                                       $  2,781,994         $  2,270,921
                                                                                       ============         ============

Supplemental cash flow information:
     Cash paid during the period for Interest                                          $  4,903,649         $  6,426,815


          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation (the "Company") and its wholly-owned subsidiaries, Community Shores Financial Services and Community Shores Bank (the "Bank"), and the Bank's wholly owned subsidiary, Community Shores Mortgage Company (the "Mortgage Company"), after elimination of significant intercompany transactions and accounts.

Nature of Operations: The Corporation was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the Cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the City of Grand Haven. Those services reflect the Bank's strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing traditional banking products and services, including automated teller machines, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank began operations on January 18, 1999.

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank's commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed Community Shores Financial Services. Community Shores Financial Services' only activity at this time is a 1.86% ownership in the Michigan Bankers Insurance Center, LLC. The Michigan Bankers Insurance Center, LLC is a multiple bank-owned insurance agency. The agency, once fully established, is expected to offer a full range of competitive insurance products from multiple carriers which will be available for sale to the customers of its members.

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Loans are sold servicing released, therefore no mortgage servicing right assets are established.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

All interest accrued but not received for loans placed on non accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on the net income and the earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123 Accounting for Stock-Based Compensation.

                                                                          2002            2001
                                                                       -----------     -----------
          Net income as reported                                       $   823,020     $   428,368

            Deduct: stock-based compensation expense determined
                    under fair value based method                           51,224          15,806
                                                                       -----------     -----------
          Pro forma net income                                             771,796         412,562

          Basic and diluted earnings per share as reported                     .65             .37
          Pro forma basic and diluted earnings per share                       .61             .35

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                             2002            1998
                                                             ----            ----
          Risk-free interest rate                            3.90%          4.62%
          Expected option life                              7 years        7 years
          Expected stock price volatility                     40%            25%
          Dividend yield                                      0%              0%
          Computed fair value                                $3.58          $2.76

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

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income or loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. The options outstanding during 2002 and 2001 were not dilutive and were, therefore, not considered. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements. The Company has had no stock splits or dividends since its creation.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Newly Issued But not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

they will not have a material impact on the Company's financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Bank was required to have $656,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2002. These balances do not earn interest. The requirement at year-end 2001 was $714,000.

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

Industry Segments: While Management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered to be aggregated in one reportable segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

Year-end securities are as follows:

                                   Gross               Gross
                                Unrealized           Unrealized              Fair
                                   Gains               Losses                Value
                               ------------         ------------         ------------
Available for Sale
2002
   US Treasuries               $          0         $          0         $          0
   U.S. Government and
         federal agency             190,701               (2,490)          17,669,155
   Municipals                        13,572                    0              233,200
   Mortgage-backed                  268,215                    0            8,140,662
                               ------------         ------------         ------------

                               $    472,488         $     (2,490)        $ 26,043,017
                               ============         ============         ============

2001
   US Treasuries               $          0         $       (273)        $    499,682
   U.S. Government and
         federal agency             391,297              (12,849)          12,507,876
   Municipals                             0               (2,212)             217,367
   Mortgage-backed                  115,988              (38,143)          11,447,000
                               ------------         ------------         ------------

                               $    507,285         $    (53,477)        $ 24,671,925
                               ============         ============         ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)


                                        Gross           Gross            Gross
                       Carrying     Unrecognized    Unrecognized         Fair
Held to maturity        Amount          Gains           Losses           Value
                       --------        --------        --------        --------
2002
     Municipals        $252,567        $  2,611        $      0        $255,178
                       --------        --------        --------        --------

                       $252,567        $  2,611        $      0        $255,178
                       ========        ========        ========        ========

2001
     Municipals        $ 60,000        $      0        $      0        $ 60,000
                       --------        --------        --------        --------

                       $ 60,000        $      0        $      0        $ 60,000
                       ========        ========        ========        ========


Dispositions of available for sale securities were as follows:


                                             2002                 2001
                                        ----------------    -----------------
Proceeds                                $             0     $       994,964
Gross gains                                           0               5,306

Contractual maturities of debt securities at year-end 2002 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                   Available for Sale          Held to Maturity
                                   -----------------------------------------------------
                                           Fair            Carrying              Fair
                                           Value            Amount              Value
                                   -----------------------------------------------------
Due in one year or less                $16,110,072        $    53,853        $    54,134
Due from one to five years               1,559,083            190,143            192,473
Due in more than five years                233,200              8,571              8,571
Mortgage-backed                          8,140,662                  0                  0
                                   -----------------------------------------------------

                                       $26,043,017        $   252,567        $   255,178
                                   =====================================================

Securities pledged at year-end 2002 had a carrying amount of $25,934,235, and were pledged to secure repurchase agreements, Treasury, Tax and Loan deposits and Federal Home Loan Bank advances. Pledged securities at year-end 2001 had a carrying amount of $24,058,536.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS

Loans at year-end were as follows:

                                                                                   2002                  2001
                                                                              -------------         -------------
     Commercial                                                               $  62,751,937         $  55,447,058
     Real Estate:
         Commercial                                                              44,681,761            33,889,667
         Residential                                                              5,819,289             3,761,403
         Construction                                                             1,853,099             3,081,361
     Consumer                                                                    26,437,827            22,014,623
                                                                              -------------         -------------
                                                                                141,543,913           118,194,112
     Less:  Allowance for loan losses                                            (1,898,983)           (1,535,543)

             Net deferred loan fees                                                 (90,293)              (78,532)
                                                                              -------------         -------------

     Loans, net                                                               $ 139,554,637         $ 116,580,037
                                                                              =============         =============

Activity in the allowance for loan losses for the year was as follows:

                                                                                   2002                  2001
                                                                              -------------         -------------
     Beginning balance                                                        $   1,535,543         $   1,269,050
     Charge-offs                                                                   (313,521)             (162,622)
     Recoveries                                                                      52,121                34,095
     Provision for loan losses                                                      624,840               395,020
                                                                              -------------         -------------

     Ending balance                                                           $   1,898,983         $   1,535,543
                                                                              =============         =============


Impaired loans were as follows:

                                                                                   2002                  2001
                                                                              -------------         -------------
     Year-end loans with no allocated allowance for loan losses               $     325,305         $           0
     Year-end loans with allocated allowance for loan losses                        261,717                     0
                                                                              -------------         -------------
         Total                                                                $     587,022                     0
                                                                              =============         =============

     Amount of the allowance for loan losses allocated                        $      90,000         $           0



                                                                                   2002                  2001
                                                                              -------------         -------------
     Average of impaired loans during the year                                $     347,920         $      24,899
     Interest income recognized during impairment                                    24,050                 1,382
     Cash-basis interest income recognized                                                0                     0

Non-performing loans were as follows:



                                                                                   2002                  2001
                                                                              -------------         -------------
     Loans past due over 90 days still on accrual                             $     316,697         $     316,532
     Nonaccrual loans                                                               520,900                     0

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                      2002              2001
                                                   ----------        ----------
          Land & Land Improvements                 $  714,450        $  710,879
          Buildings & Building Improvements         1,689,075         1,684,526
          Furniture, fixtures and equipment         1,895,934         1,780,108
                                                   ----------        ----------
                                                    4,299,459         4,175,513
          Less:  Accumulated depreciation           1,389,222         1,001,789
                                                   ----------        ----------

                                                   $2,910,237        $3,173,724
                                                   ==========        ==========

Depreciation expense was $387,433 and $435,422 for 2002 and 2001.

NOTE 5 - DEPOSITS

Deposits at year end are summarized as follows:

                                              2002                2001
                                          ------------        ------------
          Non-interest bearing DDA        $ 10,368,525        $  9,217,298
          Interest bearing DDA              21,103,272          20,979,462
          Money market                      27,704,511          18,612,647
          Savings                            3,475,918           2,332,538
          Certificate of deposit            70,073,153          59,006,389
                                          ------------        ------------

                                          $132,725,379        $110,148,334
                                          ============        ============

Time deposits of $100,000 or more were $36,823,915 and $28,092,454 at year-end 2002 and 2001.


Scheduled maturities of time deposits for the next five years, as of year-end 2002, were as follows:

                    2003        $34,983,172
                    2004         17,884,052
                    2005         10,607,279
                    2006          6,577,830
                    2007             20,820
                                -----------

                                $70,073,153
                                ===========

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - SHORT-TERM BORROWINGS (Continued)

This obligation of the bank is secured by bank owned securities held in safekeeping at a correspondent bank. The balances at year-end are shown below:

                                                                        Repurchase                 Federal Funds
                                                                        Agreements                   Purchased
                                                                 -------------------------    ------------------------
Outstanding at December 31, 2002                                       $  18,516,513               $      950,000
    Average interest rate at year end                                          1.45%                        1.80%
    Average balance during year                                           15,756,905                      767,397
    Average interest rate during year                                          1.88%                        1.82%
    Maximum month end balance during year                                 18,988,514                    2,000,000

Outstanding at December 31, 2001                                        $ 12,264,598                $   6,700,000
    Average interest rate at year end                                          2.04%                        1.82%
    Average balance during year                                           12,282,957                    1,053,836
    Average interest rate during year                                          3.36%                        3.16%
    Maximum month end balance during year                                 14,589,092                    6,700,000


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank ("FHLB") are as follows:

                                                   Current
           Maturity Date                        Interest Rate                   2002                     2001
------------------------------------      --------------------------     --------------------     --------------------
March 24, 2010                                       5.99                      $1,500,000               $1,500,000
November 3, 2010                                     5.95                       2,000,000                2,000,000
December 13, 2010                                    5.10                       2,500,000                2,500,000
                                                                         --------------------     --------------------
                                                                               $6,000,000               $6,000,000

All three advances are putable with interest rates ranging from 5.10% to 5.99%. Since 2001, two of the advances have been eligible to convert to a floating rate at the option of the FHLB. The third is scheduled to remain fixed until November 2003. If the FHLB exercises its conversion option, the advances may be repaid without penalty. In January of 2002 the Bank arranged to borrow $1.5 Million for 180 days at a variable rate. The note was repaid during the same month.

The Bank had pledged securities with a fair value of $6,147,415 and $6,176,495 as collateral for the above advances at year-end 2002 and 2001, respectively.

NOTE 8 - NOTES PAYABLE

During 2002, the Company borrowed an additional $200,000 from related parties for the purpose of infusing capital into the Bank. The outstanding balance of these notes at December 31, 2002 was $3,600,000. In 2001, the Company borrowed $1,395,000 after which the aggregate outstanding 2001 year-end balance was $3,400,000. The rate on the notes is floating and is officially defined as 1.50% over the US Bank prime rate which was 4.25% at year-end. Interest payments are owed quarterly in arrears until the principal of these notes is paid or made available for payment. The notes may be prepaid without any prepayment penalty with at least one day's prior written notice. The principal and interest related to these notes is expressly subordinated to all senior debt of the Company.

Interest expense related to these notes was $222,595 for 2002 and $236,479 for 2001.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2002 and 2001 was $76,201 and $67,349.


NOTE 10 - LEASES

The Bank has entered into two lease agreements in order to secure office facilities for its branches.

Future minimum lease payments at December 31, 2002 are as follows:

                 2003                                                 $        85,437
                 2004                                                          66,170
                 2005                                                          26,850
                                                                      ----------------

                                                                      $       178,457
                                                                      ================

For years ended December 31, 2002 and 2001 rental expense was $85,736 and $83,457.


NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:

                                                                                         2002              2001
                                                                                      ---------         ---------
     Current payable                                                                  $  89,327         $       0
     Deferred expense (benefit)                                                         190,368           150,018
     Change in valuation allowance                                                     (279,695)         (150,018)
                                                                                      ---------         ---------
                                                                                      $       0         $       0
                                                                                      =========         =========

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2002 and 2001:

                                                                                         2002              2001
                                                                                      ---------         ---------
     Deferred tax asset
         Net operating loss carry forward                                             $       0         $ 281,253
         Allowance for loan losses                                                      587,438           486,332
         Organization costs                                                              40,451            61,445
             Deferred loan costs, net                                                    29,592            25,342
         Other                                                                           12,986                 0
                                                                                      ---------         ---------
                                                                                        670,467           854,372
     Deferred tax liabilities
         Depreciation                                                                   (63,770)          (72,917)
         Accretion on securities                                                        (60,405)          (46,302)
         Unrealized gain on securities available for sale                              (159,799)                0
         Other                                                                           (1,507)                0
                                                                                      ---------         ---------
                                                                                       (285,481)         (119,219)
                                                                                      ---------         ---------

     Net deferred tax asset before valuation allowance                                  384,986           735,153
     Valuation allowance                                                               (455,458)         (735,153)
                                                                                      ---------         ---------

                                                                                      $ (70,472)        $       0
                                                                                      =========         =========


                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (Continued)

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that a valuation allowance of $455,458 is required for 2002 and that a valuation allowance of $735,153 was required for 2001. Tax net operating loss carry forwards of $825,514 were utilized in 2002 and a small tax liability was due. However, the realization of the value of net deferred expenses still depends substantially upon future performance and taxable income.

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2002 were as follows:

     Beginning balance                                                            $      4,055,860
     New loans and line advances                                                         5,548,623
     Repayments                                                                          1,335,762
                                                                                  -----------------

     Ending balance                                                               $      8,268,721
                                                                                  =================

Deposits from principal officers, directors and their affiliates at year-end 2002 and 2001 were $8,434,558 and $9,726,551.

NOTE 13 - STOCK OPTIONS

Options to buy stock are granted to officers under the Employee Stock Option Plan, which provides for issue of options for up to 150,000 shares of stock of the Company. Exercise price is not less than the market price at date of grant, and through 2002 has been $10 per share. The maximum option term is ten years, and presently outstanding options vest over three years.

A summary of the activity in the plan is as follows.

                                                             Weighted
                                                             Average
                                              Shares      Exercise Price
                                              ------      --------------
      Outstanding at January 1, 2001           94,000        $    10

      Granted                                       0
      Exercised                                     0
      Forfeited                                     0
                                              -------        -------
      Outstanding at December 31, 2001         94,000             10
                                              -------        -------
      Granted                                  27,500             10
      Exercised                                     0
      Forfeited                                     0
                                              -------        -------
      Outstanding at December 31, 2002        121,500        $    10
                                              =======        =======

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK OPTIONS (Continued)

Options exercisable at December 31:

                                                           Weighted
                                                           Average
                                         Shares         Exercise Price
                                      ------------    -------------------
         2001                             94,000       $           10
         2002                            100,875       $           10


The weighted average remaining contractual life of all options outstanding at year-end 2002 was 6.6 years.

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2002 and 2001, the Bank was designated as well capitalized under the regulatory framework for prompt corrective action.

Actual and required capital amounts and ratios for 2002 and 2001 are presented below:

                                                                                                  Minimum Required
                                                                                                Be Well Capitalized
                                                                     Minimum Required               Under Prompt
                                                                        For Capital              Corrective Action
                                            Actual                   Adequacy Purposes               Provisions
                                   --------------------------    --------------------------    -----------------------
                                       Amount        Ratio           Amount        Ratio          Amount      Ratio
                                   --------------- ----------    --------------- ----------    ------------- ---------
2002
Total Capital to risk weighted assets
    Consolidated                    $  16,254,657   10.64%       $  12,224,954      8.00%      $ 15,254,086    10.00%
    Bank                               15,781,204   10.30           12,260,797      8.00         15,298,889    10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                       10,755,674     7.04           6,112,477      4.00          9,168,716     6.00
    Bank                               13,882,221     9.06           6,130,398      4.00          9,195,598     6.00
Tier 1 (Core) Capital to
  average assets
    Consolidated                       10,755,674     6.40           6,725,459      4.00          8,406,824     5.00
    Bank                               13,882,221     8.25           6,728,293      4.00          8,410,366     5.00


                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

                                                                                                  Minimum Required
                                                                                                Be Well Capitalized
                                                                     Minimum Required               Under Prompt
                                                                        For Capital              Corrective Action
                                            Actual                   Adequacy Purposes               Provisions
                                   --------------------------    --------------------------    -----------------------
                                       Amount        Ratio           Amount        Ratio          Amount      Ratio
                                   --------------- ----------    --------------- ----------    ------------- ---------
2001
Total Capital to risk weighted assets
    Consolidated                   $   13,615,826    10.66%      $  10,257,734      8.00%      $ 12,822,167    10.00%
    Bank                               13,583,546    10.59          10,256,934      8.00         12,821,167    10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                        8,680,280     6.77           5,128,867      4.00          7,693,300     6.00
    Bank                               12,048,003     9.40           5,128,467      4.00          7,692,700     6.00
Tier 1 (Core) Capital to
 average assets
    Consolidated                        8,680,280     6.25           5,557,922      4.00          6,947,402     5.00
    Bank                               12,048,003     8.67           5,557,821      4.00          6,947,276     5.00

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                                        2002                                     2001
                                          ----------------------------------     -------------------------------------
                                              Fixed             Variable              Fixed              Variable
                                               Rate               Rate                Rate                 Rate
                                          ---------------    ---------------     ----------------    -----------------
Unused lines of credit and letters
of credit                                   $ 1,571,428        $ 32,207,821        $1,611,670          $31,889,621

 Commitments to make loans                  $   235,138        $    306,000        $  254,666          $   470,000


                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                          2002                                    2001
                                           ------------------------------------    -----------------------------------
                                              Carrying              Fair              Carrying              Fair
                                               Amount               Value              Amount              Value
                                           ----------------    ----------------    ---------------     ---------------
                                                                         (In Thousands)
Financial assets
    Cash and cash equivalents              $       2,782       $        2,782      $       2,271       $        2,271
    Securities available for sale                 26,043               26,043             24,672               24,672
    Securities held to maturity                      253                  255                 60                   60
    Loans held for sale                              579                  579                  0                    0
    Loans, net                                   139,555              140,999            116,580              117,615
    Federal Home Loan Bank stock                     425                  425                425                  425
    Accrued interest receivable                      661                  661                703                  703

Financial liabilities
    Deposits                                     132,725              133,836            110,148              110,325
    Federal funds purchased and
     repurchase agreements                        19,467               19,467             18,965               18,965
    FHLB Advances                                  6,000                6,036              6,000                6,182
    Notes Payable                                  3,600                3,600              3,400                3,400
    Accrued interest payable                         608                  608                544                  544

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements.

                            CONDENSED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                                    2002                 2001
                                                                ------------         ------------
ASSETS
     Cash and cash equivalents                                  $    999,431         $     73,607
     Investment in and advances to Community Shores Bank          14,192,420           12,501,811
     Other assets                                                     72,582               10,000
                                                                ------------         ------------

         Total assets                                           $ 15,264,433         $ 12,585,418
                                                                ============         ============

LIABILITIES AND EQUITY
     Accrued expenses and other liabilities                     $    598,560         $     51,330
     Notes payable                                                 3,600,000            3,400,000
     Shareholders' equity                                         11,065,873            9,134,088
                                                                ------------         ------------

         Total liabilities and shareholders' equity             $ 15,264,433         $ 12,585,418
                                                                ============         ============



                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                                     2002                 2001
                                                                ------------         ------------
       Other income                                             $     11,812         $      2,331
       Other expense                                                (402,217)            (407,944)
                                                                ------------         ------------

       LOSS BEFORE INCOME TAX BENEFIT AND UNDISTRIBUTED
        SUBSIDIARY INCOME                                           (390,405)            (408,457)

       Equity in undistributed subsidiary income                   1,134,219              833,981
                                                                ------------         ------------

       FEDERAL INCOME TAX BENEFIT                                    (79,206)                   0
                                                                ------------         ------------

       NET INCOME                                               $    823,020         $    428,368
                                                                ============         ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                                               2002                2001
                                                                           -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                     $   823,020         $   428,368
     Equity in undistributed subsidiary (income)                            (1,134,219)           (833,981)
     Adjustments:
         Change in other assets                                                (62,581)             (8,849)
         Change in other liabilities                                           547,230               6,005
                                                                           -----------         -----------
              Net cash from operating activities                               173,450            (408,457)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from subordinated debt                                           200,000           1,395,000
     Capital investment into Community Shores Bank                            (700,000)         (1,060,000)
     Net proceeds from stock offering                                        1,252,374                   0
                                                                           -----------         -----------
         Net cash from financing activities                                    752,374             335,000
                                                                           -----------         -----------

Net change in cash and cash equivalents                                        925,824             (73,457)

Beginning cash and cash equivalents                                             73,607             147,064
                                                                           -----------         -----------

ENDING CASH AND CASH EQUIVALENTS                                           $   999,431         $    73,607
                                                                           ===========         ===========

NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components were as follows.

                                                                               2002                2001
                                                                           -----------         -----------
Unrealized net gain on securities available for sale                       $    16,190         $   207,168
Realized gain on disposition of securities                                           0               5,306
Tax liability, including $154,295 established for beginning balance           (159,799)                  0
                                                                           -----------         -----------
                                                                           $  (143,609)        $   212,474
                                                                           ===========         ===========

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                                   Earnings Per Share
      (in thousands except per              Interest        Net Interest         Net         --------------------------------
            share data)                      Income            Income           Income           Basic       Fully Diluted
                                            ---------------------------------------------------------------------------------
2002
    First quarter                            $ 2,555          $ 1,253            $166             $.14            $.14
    Second quarter                             2,613            1,357             171              .14             .14
    Third quarter                              2,653            1,408             236              .19             .19
    Fourth quarter                             2,595            1,411             250              .19             .19


                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

                                                                                                   Earnings Per Share
      (in thousands except per              Interest        Net Interest         Net         --------------------------------
            share data)                      Income            Income           Income           Basic       Fully Diluted
                                            ---------------------------------------------------------------------------------
2001
    First quarter                             $2,638            $ 953            $  4             $.00            $.00
    Second quarter                             2,597            1,022              32              .03             .03
    Third quarter                              2,630            1,171             165              .14             .14
    Fourth quarter                             2,588            1,274             227              .19             .19


                             SHAREHOLDER INFORMATION


SEC FORM 10-KSB

Copies of the Company's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Vice President and Chief Financial Officer, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

STOCK INFORMATION

The common stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At March 18, 2003, there were approximately 215 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during 2002 and 2001. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.

                                   BID PRICES

                                                 HIGH          LOW
                                               --------     --------
CALENDAR YEAR 2002
     First Quarter .........................   $   8.50     $   6.55
     Second Quarter ........................   $   8.75     $   8.25
     Third Quarter .........................   $   8.55     $   7.30
     Fourth Quarter ........................   $   8.10     $   7.35

CALENDAR YEAR 2001
     First Quarter .........................   $   5.38     $   5.13
     Second Quarter ........................   $   6.00     $   5.25
     Third Quarter .........................   $   6.60     $   5.75
     Fourth Quarter ........................   $   7.00     $   5.90

MARKET MAKERS

At March 1, 2003, the following firms were registered with the OTC Bulletin Board as market makers in common stock of the Company:

Raymond James                                Howe Barnes Investments, Inc.             Monroe Securities, Inc.
One Griswold Street                          135 South LaSalle Street                  47 State Street
Detroit, Michigan  48226                     Chicago, Illinois  60603                  Rochester, New York  14614

J.J.B. Hilliard, W.L. Lyons, Inc.            Wedbush Morgan                            Hill Thompson Magid, L.P.
501 South Fourth Street                      1000 Wilshire Blvd., Suite 900            15 Exchange Place, Suite 800
Louisville, Kentucky  40202                  Los Angeles, CA  90017                    Jersey City, NJ 07302

Knight Securities                            GVR Company                               Baird, Patrick & Company
525 Washington Blvd., 30th Floor             440 S. LaSalle                            20 Exchange Place, 11th Floor
Jersey City, NJ  07310                       Chicago, IL 60605                         New York, NY  10005

May Financial Corporation                    Sweney Cartwright & Co.                   Schwab Capital Markets, L.P.
7927 Numcoway, Suite 255                     17 South High Street, Suite 300           111 Pazonia East
Brighton, Michigan  48116                    Columbus, OH  43215                       Jersey City, NJ  07310

STOCK REGISTRAR AND TRANSFER AGENT

Mellon Investor Services, LLC
85 Challenger Road
Ridgefield Park, New Jersey  07660
1-800-288-9541
www.melloninvestor.com

LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
                     and
200 Ottawa Avenue, N.W., Suite 900
Grand Rapids, Michigan 49503

INDEPENDENT AUDITORS

Crowe Chizek & Company LLP
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503



ADDITIONAL INFORMATION

News media representatives and those seeking additional information about the Company should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 8, 2003, at the Holiday Inn at 939 Third Street, Muskegon, Michigan.

                                    OFFICERS


EXECUTIVE OFFICERS OF
       THE BANK

Jose' A. Infante
Chairman of the Board
  President/Chief Executive
  Officer of the Company and
  the Bank, and CEO of
  Community Shores
  Mortgage Company


Ralph R. Berggren
Senior Vice President of the
  Company, and Senior Vice
  President and Chief Lending
  Officer of the Bank, and
  Director of Community
  Shores Mortgage Company


Heather D. Brolick
Senior Vice President and
  Secretary of the Company,
  Senior Vice President, Chief
  Operating Officer of the
  Bank, and President and a
  Director of Community
  Shores Mortgage Company


Tracey A. Welsh
Vice President and Chief
  Financial Officer of the
  Bank and Company, and
  Treasurer/Secretary of
  Community Shores
  Mortgage Company

OFFICERS OF THE BANK

Monica J. Bixeman
Branch Manager

Sherri S. Campbell
Assistant Vice President
Deposit Operations Manager

Valerie J. Collis
Assistant Vice President
Controller

Laurie L. DeWitt
Assistant Branch Manager
Retail Banking Officer

Melissa A. Evans
Assistant Vice President
Commercial Lending

Kate Gutierrez
Assistant Vice President
Collections/Retail

Robert J. Jacobs
Senior Vice President
Business Development
  Officer

Douglas F. Jones
Vice President
Commercial Lending

Susan M. Kane
Assistant Vice President
Retail Lending

Thomas R. Ladd
Assistant Vice President
Branch Manager

Patricia A. Nardi
Assistant Vice President
Loan Operations Manager

Ted A. Poulton
Vice President
Commercial Lending

Amy L. Schultz
Assistant Vice President
Operations Manager

Clinton A. Todd
Assistant Vice President
Retail Lending

Lori E. Versalle
Vice President
Main Office Branch Manager
 and Operational Branch Administrator

Martha C. Zimmer
Vice President
Commercial Lending

--------------------------------------------------------------------------------

              COMMUNITY SHORES BANK CORPORATION BOARD OF DIRECTORS
     David C. Bliss, Gary F. Bogner, John C. Carlyle, Robert L. Chandonnet, Dennis L. Cherette, Bruce J. Essex, Michael D. Gluhanich, Donald E. Hegedus,
                John L. Hilt, Jose' A. Infante, and Joy R. Nelson

--------------------------------------------------------------------------------