Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITY SHORES BANK CORP
filed 2004-03-30
CIK 1070523

                                   EXHIBIT 13

                        2003 ANNUAL REPORT OF THE COMPANY

                                                                      EXHIBIT 13

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION

                               2003 ANNUAL REPORT

                                                               DECEMBER 31, 2003

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2003 ANNUAL REPORT

                                    CONTENTS

MESSAGE TO THE SHAREHOLDERS.............................................     2

MANAGEMENT'S DISCUSSION AND ANALYSIS....................................     6

REPORT OF INDEPENDENT AUDITORS..........................................    20

CONSOLIDATED FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEETS.......................................    21

      CONSOLIDATED STATEMENTS OF INCOME.................................    22

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY........    23

      CONSOLIDATED STATEMENTS OF CASH FLOWS.............................    24

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................    25

SHAREHOLDER INFORMATION.................................................    41

DIRECTORS AND OFFICERS..................................................    43

                         PROGRESS REPORT TO SHAREHOLDERS

FEBRUARY 10, 2004

Dear Shareholders and Friends:

As we celebrate the fifth anniversary of our Company, we want to thank all of you -- shareholders, customers and friends - for your continued support. Your contributions have been the key to our success, and have made our many accomplishments possible.

Community Shores Bank Corporation's Financial Highlights for 2003:

         -   Assets grew over 6% to 184.1 million.

         - Deposit market share, measured as of 06-30-03, increased to 10.19% in Muskegon County, the 5th largest share in our market.

         -   Net income grew 29% to $1,064,000.

         -   Loans grew 6% to $150 million.

         -   Earnings per share grew 15% to $0.75.

         -   Deposits grew 13% to $150 million.

         - The stock price increased from $8.00 on 12/31/02 to $13.00 today - a 60% increase.

Although asset growth was slower this year than any year in our history, this was a deliberate strategy. Our priorities were two-fold in the face of slow economic conditions: to maintain high asset quality and maximize profitability. This conservative approach has paid off. Credit quality is sound; we have strong market share and double-digit earnings per share growth. Now, as the economy shows signs of improvement, our loan pipeline is strengthening.

Our goal of being the premier bank in Muskegon and Northern Ottawa County took many steps forward in 2003.

                    EXCEPTIONAL SERVICE ATTRACTS NEW BUSINESS

As we continue to increase deposit market share in the communities we serve, our competitors wonder how we can be so successful. The answer is simple:
Exceptional service. This is our operating model. We hire experienced, hard-working employees from our local communities and give them the training and the authority they need to provide exceptional customer service. With a talented team offering a distinctive level of service, you can only have ONE result...satisfied customers. An increasing customer base is a sign of our growing stature. Within five short years, we have become the fifth largest bank in Muskegon County.

                            NEW PRODUCTS AND SERVICES

We continue to explore new products and services to meet the ever-changing needs of our customers, both business and personal. During the latter part of 2003, we introduced a Premium Business Sweep Account - a new product valued by our business customers. This new sweep product provides a big advantage for the Bank; we are able to use these deposits to support loan growth without adding to our funding base. Over the long run the success of this product will have a favorable impact on corporate profitability.

                                     CAPITAL

We began to experience stronger loan demand toward the end of 2003 as our local economy improved. We anticipate this growth will continue throughout 2004. As we have said in the past, Community Shores Bank plans to take advantage of market opportunities for growth, and is committed to maintaining strong capital ratios from a regulatory standpoint.

Projections for 2004 indicate that we have sufficient resources to meet these dual objectives - growth and a strong capital base. The continued accomplishment of these aims will depend on a well and actively, managed capital program. We plan to take any necessary steps to support those goals. As always, our underlying intention is to maximize shareholder value.

                      LEADERSHIP AND VISION FROM THE BOARD

Leadership and vision from your Board of Directors is crucial to our continued success. This leadership comes in many ways, and is most evident this past year in the governance arena. In the second half of 2003, the Governance Committee of the Board, an independent committee, reviewed -- and improved upon -- the existing committee charters and the Bylaws and Articles of Incorporation of both the Bank and Corporation, in order to improve the overall quality of your organization. Based on recommendations from the Governance Committee, your Board of Directors, working in conjunction with the management team, has recommended certain changes for your vote in this year's Proxy Statement. It is our opinion that these changes will strengthen corporate governance and sustain the quality of the organization for many years to come.

              GROWTH OPPORTUNITIES PROVIDE A BRIGHT BANKING FUTURE

Community Shores Bank has a bright future. We have many opportunities to grow loans and deposits within our markets, and lead our Company into profitable directions.

Muskegon and Northern Ottawa continue to be dynamic areas. As the economy improves, opportunities for growth are ever-increasing. We are committed to community banking, and believe we provide a competitive advantage based on customer service excellence. Service at this level distinguishes our Bank from the regional bank competitors in the markets we serve.

We want to be your "Bank of Choice." Under the leadership of Heather D. Brolick, our newly-appointed Bank President, we have taken steps to capitalize on every opportunity to improve our convenience, product offerings and efficiency, while at the same time continuing to grow the Bank profitably. We've recently completed a market study of our products, services and locations to assist us in planning for the future.

Our customers and shareholders, along with our employees, and the Board of Directors as your representatives, continue to be the key to our success. Our goals have not changed. We want to become the "Bank of Choice" in the communities we serve and to grow the value of your investment in our Company.

On behalf of all the employees and the Board of Directors of the Company, I want to thank you for your continued support and dedication.

I look forward to hearing from you with any suggestions you may have. We hope you plan to join us at our Annual Shareholders meeting on May 13, 2004, at the Muskegon Country Club, at 2:00 p.m.

We are...Your Friends, Your Neighbors, Your Bank.  Together we are prospering.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

Community Shores Bank Corporation ("the Company") is a Michigan corporation and is the holding company for Community Shores Bank ("the Bank") and Community Shores Mortgage Company ("the Mortgage Company"), a wholly-owned subsidiary of the Bank. On September 27, 2002, the Company received regulatory approval to become a financial holding company and created Community Shores Financial Services ("CS Financial Services").

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed Community Shores Financial Services ("CS Financial Services"). In addition to a 1.86% ownership of the Michigan Bankers Insurance Center, LLC, CS Financial Services receives referral fee income from a local insurance agency, Lead Financial. Lead Financial offers amongst other things employer sponsored benefit plans. Community Shores Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

The Company's growth in 2003 was modest in comparison to the first four years of operations. The capital raised from the sale of common stock on March 14, 2003 along with the consolidated earnings were more than enough to support the level of growth recorded. Projections for 2004 indicate that the Company has sufficient funds to meet its cash requirements and support the Bank's expected growth. Management recognizes that additional capital may be needed to support growth in excess of these projections and is in the process of developing a capital plan to employ should the need arise.

As of December 31, 2003, the Bank had 42 full-time employees and 16 part time employees, a decrease of 2 full time and 3 part time positions since December 31, 2002. To replace some positions that are currently available and to continue to accommodate growth, management anticipates increasing staff by 3 full time equivalent employees during the year 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2003. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as disclosures found elsewhere in the Annual Report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from those estimates.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience of seasoned loan portfolios. See Notes 1 and 3 for additional information.

Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company's assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors and the Audit Committee of the Board of Directors has reviewed the Company's disclosures in this Management's Discussion and Analysis.

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

2003 OVERVIEW

The Company's assets grew modestly by 6% to $184.1 million at December 31, 2003. The Company achieved its third fully profitable year of operations. At the end of the first quarter, management determined that the Company no longer needed to carry a valuation allowance with respect to the future tax benefit of temporary differences. This resulted in a one-time tax benefit of $327,000. For the remaining three quarters of the year the Company's earnings were fully taxable. For the year, earnings per share of the Company increased 15% to $.75 per share. The Company's net interest margin remained virtually unchanged even though the Federal Reserve lowered interest rates in the second quarter of the year by 25 basis points. Over the past year on the retail side, the Bank was able to increase its deposit market share in both of the counties where it operates branches. In Muskegon County where the Bank's main office is located, the Bank has the fifth largest market share. On the operations side, the Bank continues to successfully recruit customers both business and individual to utilize the internet

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

banking product that it spent time and resource developing over the last two years. As of January 31, 2004 there were 559 customers using these services, an increase of 48% in the last twelve months.

FINANCIAL CONDITION

Total assets increased by $10.6 million to $184.1 at December 31, 2003 from $173.5 at December 31, 2002. Growth is mostly attributable to commercial loan volume, selling federal funds on the last day of the year and an increase in other cash equivalents.

Cash and cash equivalents increased by $3.8 million to $6.6 million at December 31, 2003 from $2.8 million at December 31, 2002. A portion of the increase was a result of having $2.0 million more on deposit with our correspondent banks on the last day of the year. Additionally the Bank sold federal funds in the amount of $1.7 million on the last day of the year. There were no federal funds sold on December 31, 2002.

Securities held decreased by $2.0 million during 2003. Typically growth in customer repurchase agreements or increases in Federal Home Loan Bank Advances drive purchases. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. Since repurchase balances decreased from year-end 2002 to year-end 2003 and there was no change in long-term Federal Home Loan Bank Advances, the Bank was able to reduce the security portfolio and use the proceeds to fund loans. During the first quarter of 2003 four securities totaling $2.3 million were sold for a gain of $63,000.

At year-end there were securities with a market value of $19.9 million pledged to repurchase agreements, treasury tax and loan balances and Federal Home Loan Bank Advances. As of December 31, 2003, the Bank owned seven municipal securities. Six of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County. Five of the municipals were designated as held to maturity at the time of purchase.

There were no loans held for sale at year-end 2003 but there was a total of $.6 million on the same date in 2002. Loans held for sale consist of residential real estate loans that have been funded by the Mortgage Company and are available for purchase by a third party. It is not management's intent to originate fixed rate residential mortgage loans for the purpose of increasing the Company's loan portfolio due to the interest rate risk associated with long-term assets. A majority of the residential loans originated in the Mortgage Company are sold shortly after funding.

Loans grew 6% since year-end 2002. This rate of growth is down significantly from that experienced by the Bank in its first four years of operation. In addition to the sluggish economy existent throughout 2003, the Bank tactically chose to remain resolute in the face of competitive pricing pressures during this extended period of low rates. Balances were $150.0 million at December 31, 2003 up from $141.5 at December 31, 2002. Increases to the commercial, commercial real estate, residential and construction loan portfolios of $10.2 million were offset by a decrease in the consumer portfolio of $1.7 million.

"Wholesale" banking continues to lead the Bank's advancement. Commercial and commercial real estate loans presently comprise 77% of the Bank's total loan portfolio, nearly the same ratio as at 2002 year-end. There are five experienced commercial lenders on staff devoted to pursuing and originating these types of loans. The $8.5 million in recorded growth was from both existing borrowers needing additional working capital and the establishment of new relationships.

Conversely, installment loans to individuals decreased $1.7 million from the balance reported at December 31, 2002. Nearly $1.0 million of the decline stemmed from a decrease in outstanding home equity borrowings. Many customers throughout the year refinanced their homes taking advantage of

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

historically low mortgage rates and in doing so chose to combine their home equity balances into their mortgage. Since the Bank does not retain mortgage loans (see discussion above) there would not necessarily be growth in the Bank's residential loan portfolio. Automobile loans, direct and indirect, also declined. The auto maker incentives on new car purchases continued throughout 2003. Not only does this adversely impact new indirect automobile loan applications but it also affects existing automobile loans. Total automobile loans decreased $.9 million since year-end 2002.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2003 there were 50% of the loan balances carrying a fixed rate and 50% a floating rate. Since December 31, 2002 the proportion of fixed rate loans in the portfolio decreased 4%. Throughout the year many customers opted to refinance their existing fixed rate borrowings for floating rate notes. They were attempting to take advantage of the low prime lending rate. Often there was a pre-payment penalty paid to the Bank as a result of the transaction. Both fixed and floating rate loans are necessary and beneficial depending on the rate environment. The increase in the proportion of floating rate loans will prove to be beneficial in a rising rate environment however both types of loans are needed to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company.

Avoidance of extension risk is the other important means to circumventing interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes. The maturity distribution of the Bank's loan portfolio is relatively balanced between short-term (less than one year and long-term (greater than one year) maturities at December 31, 2003.

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2003 have been included below:

                                      Within        Three to        One to         After
                                      Three          Twelve          Five          Five
                                      Months         Months          Years         Years           Total
                                    -----------    -----------   -----------    ----------     ------------
Commercial, financial and other     $12,173,536    $33,460,675   $18,012,684    $1,818,190     $ 65,465,085
Real estate - commercial              4,738,548     11,881,998    33,819,568             0       50,440,113
Real estate-construction                175,751      2,617,665       316,158             0        3,109,574
Real estate-mortgages                    32,256        111,280       763,435     5,306,642        6,213,613
Installment loans to individuals      1,656,197      3,664,675    16,963,695     2,437,132       24,721,700
                                    -----------    -----------   -----------    ----------     ------------
                                    $18,776,288    $51,736,293   $69,875,540    $9,561,964     $149,950,085
                                    ===========    ===========   ===========    ==========     ============

Loans at fixed rates                  5,124,338     12,456,012    51,174,594     6,417,601       75,172,545
Loans at variable rates              13,651,950     39,280,281    18,700,946     3,144,363       74,777,540
                                    -----------    -----------   -----------    ----------     ------------
                                    $18,776,288    $51,736,293   $69,875,540    $9,561,964     $149,950,085
                                    ===========    ===========   ===========    ==========     ============

Avoiding portfolio concentrations in any one type of loan or in a specific industry helps to decrease credit risk however the risk of nonpayment for any reason exists with respect to all loans. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Bank's estimate of the allowance necessary to provide for probable incurred losses in the portfolio. As such, the loan portfolio is reviewed and analyzed on a monthly basis for the purpose of estimating loan losses. The allowance is adjusted accordingly to maintain an adequate level to absorb loan losses given the risk characteristics of the loan portfolio. In making this determination, the Bank analyzes the ultimate collectibility of the loans in

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

its portfolio by incorporating feedback provided by the Chief Lending Officer, an independent loan review and information provided by examinations performed by regulatory agencies.

At December 31, 2003, the allowance totaled $1.9 million or approximately 1.29% of gross loans outstanding. The analysis of the allowance for loan losses is comprised of two portions: specific credit allocations and subjective credit allocations. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. Subjective credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions.

The total of all allocations included in the allowance by loan class at December 31, 2003 and 2002 was as follows:

                                                         2003                              2002
                                              -----------------------------     -----------------------------
                                                               Percent of                        Percent of
                                                              Loans in Each                     Loans in Each
                                                               Category to                       Category to
Balance at End of Period Applicable to:         Amount         Total Loans        Amount         Total Loans
                                              ----------      -------------     ----------      -------------
Commercial                                    $  996,728          43.7%         $  862,436          44.3%
Real estate - commercial                         576,778          33.6             663,579          31.6
Real estate - mortgages                           30,708           4.1              43,645           4.1
Real estate - construction                        35,760           2.1              24,090           1.3
Consumer                                         287,782          16.5             305,233          18.7
Unallocated                                            0             0                   0             0
                                              ----------         -----          ----------         -----

Total                                         $1,927,756         100.0%         $1,898,983         100.0%
                                              ==========         =====          ==========         =====

The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience and the financial condition of the borrowers.

At December 31, 2003, loans 30-59 days past due totaled $776,000 up from $629,000 at December 31, 2002. There was a total of $130,000 past due 60-89 days at year-end 2003 versus $740,000 at year-end 2002. Loans past due more than 89 days totaled $116,000 at December 31, 2003 and $317,000 at December 31, 2002. The Bank had $844,000 in non-accrual loans at December 31, 2003 and $521,000 at December 31, 2002. Often there is an indirect correlation between the strength of the economy and the quantity of problem loans. In spite of the weak economic environment that persisted throughout 2003, the Bank's overall past due and non-accrual loans decreased $341,000 year over year. Management attributes a portion of this success to the enhancement of the Bank's collection process which included hiring a full time collection officer. Preserving the asset quality of the Bank's loan portfolio continues to be a strategic priority of both the Bank's management team and its Board of Directors.

Although the collection process was stronger there was still the need to charge-off loans. During 2003, 38 loans were charged-off. The principal balances of these charge-offs aggregated $681,000 in 2003 which is up from $314,000 charged-off in 2002. Total recoveries on loans charged-off previously and during 2003 were $215,000 compared to $52,000 in 2002. These recoveries were the result of the bank selling collateral, insurance claims and to a lesser extent payments made by the borrower. Net charge-offs increased $203,000 to $465,000, or .31% of average loans in 2003 compared to $262,000, or .20% of average loans in 2002. The increase in the ratio of net charge-offs to average loans is reflective of the seasoning of the loan portfolio as well as the effect of the weak economy on consumers and businesses.

Bank premises and equipment decreased $256,000 to $2.7 million at December 31, 2003 from $2.9 million at December 31, 2002. Accumulated depreciation and amortization represented $1.4 million at the

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

end of 2002 compared to $1.8 million at December 31, 2003. During 2003, approximately $111,000 was spent on computer equipment and banking software updates.

Other assets were $1.5 million at December 31, 2003 up from $.3 million one year earlier. Increases in repossessed assets and other real estate owned accounted for $434,000 of the year over year change but the larger portion of the increase, $846,000, resulted from the initial recording of and changes in the balance of deferred tax assets.

Deposit balances were $150.2 million at December 31, 2003 up from $132.7 million at December 31, 2002. Based on deposit market share reports published by the FDIC, the Bank holds the 5th largest share of deposits in Muskegon County. Although it is the same position as 2002 the Bank's market share increased to 10.19% or 82 basis points over its 2002 Muskegon County deposit market share.

Of the recorded deposit growth there was a marked increase in noninterest-bearing demand accounts during 2003. The growth was $2.8 million, or 26.6% over the year-end 2002 balance. The growth in accounts of this type is partially due to a marketing campaign that was targeted towards small business customers. It was kicked off in the second quarter of 2003. Since April of 2003 through year-end, there were 113 new small business account relationships established as a result. Management recognizes that growth in these types of deposits is one of the most effective ways to improve margin and continues to make it a strategic priority of the Bank.

Interest-bearing demand accounts, consisting of checking and money market, increased 18.9% during the year. The combined balances were $58.0 million at December 31, 2003 and $48.8 million at year-end 2002. Checking accounts increased $3.8 million year over year while money market balances grew $5.4 million. The growth in checking account balances is mostly from existing customers carrying higher balances in their accounts and to a lesser degree new customers. Money market accounts increased mainly from new customers opening accounts at the Bank. Money market accounts offer customers liquidity without sacrificing rate. This product typically grows in low rate cycles.

Savings accounts increased $4.4 million since 2002. The balance at December 31, 2003 was $7.9 million up from $3.5 million. In the fourth quarter of 2003, the Bank introduced a new product, Premium Sweep, to several of its existing business customers. Premium Sweep customers have their balances divided into three portions according to their activity levels. Part one is a noninterest-bearing demand account, part two is a savings account and the last piece is a repurchase account. As of December 31, 2003 three customers had transferred to Premium Sweep from the repurchase product (discussed below). As a result, $3.3 million shifted from the Bank's repurchase product into the savings account totals as the third piece of the Premium Sweep was created. Customers receive FDIC insurance on the savings portion of their balances. The Bank intends on actively growing the Premium Sweep product by transferring existing customers as well as pursuing new customers in 2004.

Time deposits overall grew $1.1 million. The increase is comprised of local time deposits decreasing by $5.9 million and brokered deposits increasing by $7.0 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. In the event that management has the opportunity to grow its loan portfolio but temporarily does not have the liquidity to fund the loan originations, the Bank obtains brokered deposits. At December 31, 2003 approximately 31% of the total deposits reported were brokered compared to 30% a year earlier. During 2003, the spread between the rate of a liquid (non-maturing) deposit as compared to that of a time deposit was not enticing enough to depositors due to the low rate environment. It was not surprising that local time deposits decreased during the year. Conversely, low rate environments are the optimal time to secure brokered deposits.

Non-deposit funding sources at December 31, 2003 included federal funds purchased, repurchase agreements and Federal Home Loan Bank advances. There were no Federal funds purchased on December 31, 2003 but $950,000 was purchased on the last day of 2002. Fluctuations in the Bank's daily

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

liquidity position drive required purchases of Federal Funds. Currently the Bank has $18.0 million of available Federal Funds lines with various correspondent banks.

Repurchase agreements decreased $6.6 million from December 31, 2002 to December 31, 2003. Half of the decline is the effect of the new product introduction, Premium Sweep, discussed above. The other half of the decline is attributable to existing customers decreasing their carrying balances from those held at the year-end 2002. Repurchase balances are not insured by the FDIC and require 100% collateralization with government securities. The current state of the bond market makes it difficult to acquire securities that will yield enough return (without compromising maturity guidelines dictated by the Bank's internal Investment Policy) to cover the rate paid on repurchase balances. It is this reason as well as the desire to improve the Bank's net interest margin that drove management to seek an alternative product. As existing repurchase customers request to be transferred to a Premium Sweep account less securities are needed for collateralization. Unpledged investments will either be liquidated or allowed to mature without being replaced. The proceeds will be used to fund loan growth.

As of the end of 2003, the Bank had the same three advances totaling $6.0 million from the Federal Home Loan Bank ("FHLB") outstanding as was reflected at December 31, 2002. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99%. As of November 2003, all three notes were eligible to convert to a floating rate index at the option of the FHLB. Once each quarter the FHLB has the option to convert the instrument to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance with no pre-payment penalty. At this time, management does not expect that any of the three outstanding notes will be converted to a floating rate nor does it anticipate that they will be repaid prior to their scheduled maturities which are in 2010.

The total subordinated debt outstanding at December 31, 2003 was $2.6 million. The debt is comprised of direct borrowings from three current Directors, one former Director and Community Shores LLC. During 2003's first quarter, the Company chose to pre-pay its borrowings from Community Shores LLC in the amount of $1.0 million. A portion of the cash used for repayment came from stock offering proceeds. The debt is subordinated to all senior debt of the Company. The notes have a floating rate and are currently accruing interest at 5.50%. Interest payments are due quarterly. The next scheduled interest payment is due in April of 2004. It is the intention of management that all of the outstanding notes maintain a maturity that is five years or longer for favorable tier two risk based capital treatment. Since one of the borrowings is from a Director that retired from the Board in December, Don Hegedus, the Company has decided to be proactive in planning for the possibility that Mr. Hegedus may no longer wish to maintain a maturity longer than five years on his note. One option that is being considered involves the Company securing a revolving line of credit at a correspondent bank.

In 2003, Shareholders' equity increased by a net amount of $1.6 million. In March of 2003, the Company sold 100,000 shares of common stock to one investor in a private placement. The sale was made at a price of $8.00 per share in cash. The proceeds, net of offering costs, were $799,000. The consolidated net income for the Company was $1.1 million. The offsetting factor to the sale of shares and recorded income was the unfavorable change in the mark-to-market adjustment on available for sale securities of $293,000 recorded in 2003.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Net income for 2003 was $1.1 million, which was $241,000 more than the income of $823,000 recorded a year earlier. The difference represents a 29% improvement. On a per share basis there was an improvement of $.10 as the Company's earnings per share improved from $.65 in 2002 to $.75 in 2003. One factor contributing to this outcome occurred during the first quarter of 2003. Management determined that the Company no longer needed to carry a valuation allowance with respect to the future tax benefit of temporary differences. This resulted in a one-time tax benefit of $327,000. Three quarters of fully taxable earnings followed. At the end of 2003, the Company's net tax benefit was $43,000. Other factors contributing to improved earnings included a reduction in interest expense of $886,000 and an increase in noninterest income of $186,000 from 2002 to 2003. The Company's accumulated deficit was reduced to $.3 million at December 31, 2003 compared to $1.4 million at December 31, 2002. The Company expects to earn back all of its consolidated operating losses sometime in 2004 and the Company's overall earnings performance is projected to improve as operating efficiencies are achieved through asset growth, securing a lower funding base, expense control and increases in noninterest income. The following table illustrates some key operating ratios for the years ended December 31, 2003 and 2002:

                                                     2003      2002
                                                     ----      ----
Return on average assets                             0.58%     0.49%
Return on average shareholders' equity               8.74%     8.27%
Average equity to average assets                     6.65%     5.92%

Both the return on average assets, ("ROA"), and return on average shareholders' equity, ("ROE"), improved on a year over year basis. In fact, "ROA" improved by 18% and "ROE" improved by 6% over 2002's figures. Although the ratios did trend better in 2003, the change in the Company's tax status will hinder further improvement in the short-term as the Company's earnings going forward are taxed at a rate of 34%.

For 2003, net interest income was $5.9 million compared to $5.4 million for 2002. The increase over last year represents an improvement of 9%. Interest income generated during the year was derived from the loan portfolio, the security portfolio, and selling federal funds. Interest income recorded in 2003 equaled 90% of the Company's annual revenues of which the majority was from the loan portfolio.

For 2003, average-earning assets increased by $14.5 million however the average rate earned decreased by 76 basis points. A significant contributing factor was the decline in the Bank's average internal prime rate between 2003 and 2002. In 2002 the average internal prime rate was 4.67% compared to 2003's average of 4.12%, a 55 basis point difference. Thus, in spite of more earning assets, interest income declined $419,000 as new volume was added at lower rates and many existing variable rate loans repriced.

Interest-bearing liabilities are made up of deposits, federal funds purchased, repurchase agreements, notes payable and FHLB advances. These average interest-bearing liabilities increased $10.7 million during 2003. The interest expense incurred on these products totaled $4.1 million for the year compared to a figure of $5.0 million for 2002. The average rate paid was reduced by 79 basis points. Two factors contributed to the Company's lower cost of funds. The low rate environment that extended throughout 2003 and the growth of noninterest-bearing deposits and the raising of additional capital. Total interest expense recorded for the 2003 was $886,000 lower than that recorded in 2002.

There are a number of factors that affect both net interest spread and net interest margin, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the Company's condition the following table sets forth certain information relating to the Company's consolidated average interest-earning assets and interest-bearing liabilities and

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

                                                                           Years Ended December 31:
                                             -------------------------------------------------------------------------------------
                                                               2003                                        2002
                                             ----------------------------------------    -----------------------------------------
                                                Average                     Average         Average                       Average
                                                Balance       Interest     Yield/Rate       Balance        Interest     Yield/Rate
                                             -------------   -----------   ----------    -------------   -----------    ----------
Assets
     Federal funds sold and interest
       bearing deposits with banks           $   1,996,472   $    22,219       1.11%     $   6,466,839   $   109,165        1.69%
     Securities(1)                              25,975,102       872,973       3.37         24,094,813     1,196,721        4.97
     Loans(2)                                  148,179,038     9,101,964(3)    6.14        131,081,196     9,110,441(3)     6.95
                                             -------------   -----------     ------      -------------   -----------      ------
                                               176,150,612     9,997,156       5.68        161,642,848    10,416,327        6.44
     Other assets                                6,865,669                                   6,493,627
                                             -------------                               -------------
                                             $ 183,016,281                               $ 168,136,475
                                             =============                               =============

Liabilities and Shareholders' Equity
     Interest-bearing deposits               $ 130,693,979   $ 3,355,149       2.57      $ 121,121,409   $ 4,111,838        3.39
     Federal funds purchased and
         repurchase agreements                  17,489,217       228,941       1.31         16,524,302       310,795        1.88
     Note Payable and Federal Home
         Loan Bank Advances                      9,797,808       516,737       5.27          9,608,767       564,673        5.88
                                             -------------   -----------     ------      -------------   -----------      ------
                                               157,981,004     4,100,827       2.60        147,254,478     4,987,306        3.39
                                                             -----------                                 -----------
     Noninterest-bearing deposits               12,122,752                                  10,192,812
     Other liabilities                             735,378                                     734,844
     Shareholders' Equity                       12,177,147                                   9,954,341
                                             -------------                               -------------
                                             $ 183,016,281                               $ 168,136,475
                                             =============                               =============
Net interest income                                          $ 5,896,329                                 $ 5,429,021
                                                             ===========                                 ===========
Net interest spread on earning assets                                          3.08%                                        3.05%
                                                                             ======                                       ======

Net interest margin on earning assets                                          3.35%                                        3.36%
                                                                             ======                                       ======
Average interest-earning assets to
  Average interest-bearing liabilities                                       111.50%                                      109.77%
                                                                             ======                                       ======

Although the impact of prime rate decreases is negative on the interest income generated on new loan volume and many existing variable rate loan products, the declining rates have allowed the Bank to reduce the expense to retain and attract both local and brokered deposits. As displayed above, reductions to interest expense offset the decrease in interest income and improved net interest income by $467,000. As such, the Company's net interest spread went up by 3 basis points, from 3.05% in 2002 to 3.08% in 2003. Conversely, the Company's net interest margin on earning assets declined by 1 basis point during the year. The margin was 3.35% for the twelve months ended December 31, 2003 and 3.36% for the twelve months ended December 31, 2002. Essentially the margin held steady during the year in spite of the 25 basis point decrease to the Bank's internal prime lending rate on June 25th.

----------------------

(1) Includes Federal Home Loan Bank Stock.

(2) Includes loans held for sale and non-accrual loans.

(3) Includes loan fees.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Shown below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

                                                                 Year ended December 31,
                                                                     2003 over 2002

                                                          Total         Volume          Rate
                                                       ----------     ----------     -----------
Increase (decrease) in interest income
         Federal funds sold and interest-
           bearing deposits with banks                 $  (86,946)    $  (58,240)    $   (28,706)
         Securities                                      (323,748)        87,518        (411,266)
         Loans                                             (8,477)     1,115,308      (1,123,785)
                                                       ----------     ----------     -----------
                  Net change in interest income          (419,171)     1,144,586      (1,563,757)

Increase (decrease) in interest expense
         Interest-bearing deposits                       (756,689)       178,944        (935,633)
         Federal funds purchased and
           repurchase agreements                          (81,854)        17,259         (99,113)
         Note payable and Federal Home
           Loan Bank advances                             (47,936)        10,926         (58,862)
                                                       ----------     ----------     -----------
           Net change in interest expense                (886,479)       207,129      (1,093,608)
                                                       ----------     ----------     -----------

         Net change in net interest income             $  467,308     $  937,457     $  (470,149)
                                                       ==========     ==========     ===========

The provision for loan losses was $494,000 for 2003 compared to $625,000 for 2002. The reduction in expense is somewhat related to the differences in loan growth between the two years. In 2002 loans grew $23.3 million while loans in 2003 grew just $8.5 million. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition). Management will continue to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

Noninterest income recorded in 2003 was $1.1 million which reflects a $186,000 increase over 2002. The 21% improvement was derived from increases in service charges and fees and realized gains on security sales. Revenue from service charges on deposit accounts improved $74,000, or 15%. There were two main sources of this improvement. The first one being increased overdraft fee income of $47,000. Fees of this nature are somewhat related to the state of the economy but they also increase along with the customer base. Management believes that the negative effect of an economic upturn on overdraft fees will more than likely be offset by growth in the customer base. The second source was service charges on business deposit accounts, which increased by $22,000. Similar to overdraft fee income management believes that the revenues derived from the service charge portion of noninterest income will continue to increase in future years due to the anticipated growth in the number of deposit accounts.

Mortgage related income consists mostly of gains on sales of loans and to a lesser degree mortgage loan referral fees. When residential real estate loans are originated and sold to a third party, service released, a gain is recorded. In the case of referral fees, income is received from other financial institutions for referring mortgage loans from the Bank's customers to them. In the case of a referral, the Bank does not fund the mortgage or have any other involvement after the referral. In total, mortgage related income was an important revenue source for the past two years but year over year the level of activity remained relatively flat. The Mortgage Company will continue to originate, sell and refer residential real estate loans, however it should be noted that mortgage related income has a high dependence on the interest rate environment, which is subject to market forces. In spite of the eventual upturn in the economy, management is optimistic that future contributions of this income type will remain at the same level.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

For the year, noninterest expenses were $5.5 million, an increase of 12% over 2002. Salaries and benefits comprised 50% of the year over year increase or $290,000. There were 2 less full-time employees at December 31, 2003 compared to December 31, 2002. For most of the year staff levels remained similar to 2002. However, in the fourth quarter of 2003, the Bank experienced some turnover. One commercial lending position and one retail banking position were left vacant as a result. The Bank was able to restructure the current branch staff to accommodate the retail banking vacancy and has recently hired a new commercial lender. Since the staff levels were virtually the same for a majority of the year, the increases experienced are mainly the result of annual salary adjustments and rising benefit costs.

Occupancy expense increased $14,000 in 2003 over the amount recorded for 2002. A majority of the added expense (72%) is the result of higher property tax assessments on our main office in Muskegon, higher utility expenses and rising building insurance premiums.

Furniture and equipment expenses increased $12,000. Additional depreciation expense and higher insurance costs compose the difference between 2002 and 2003.

Advertising expenses decreased $35,000 in 2003. Last year (2002), in addition to product campaigns that are normal and customary for banks, the Bank focused heavily on image campaigns to boost its name recognition in the community. There were several radio and television commercials produced which aired on local stations. The image program was not recurrent in 2003.

Data processing increased $45,000. Included in the data processing charges were the expenses for a full year of business internet banking support. These new charges coupled with general growth in both the loan and deposit customer base explain the increase.

Professional services expense increased $83,000 since 2002. Compliance with Sarbanes-Oxley resulted in the use of a second public accounting firm to perform internal control audits as well as increased legal fees. During the year, corporate attorneys performed a detailed review of both the Company's and the Bank's Articles of Incorporation and Bylaws. They were also consulted when several key Board committee charters were drafted.

Other operating expenses increased $178,000. In 2003, the Company implemented a more proactive shareholder relations program to increase the stock's visibility. The additional expenses totaled $52,000. The Company plans on continuing to invest in this initiative going forward but does not expect that expense will go up as significantly in 2004. Additionally, enhancements made to the Bank's collection process along with the continued weak economy translated into higher loan collection and repossession expenses by $55,000. Improvements in the economy should have a positive effect on the level of expenses in future years. Finally, other expenses in this category such as postage, supplies and regulatory examination fees increase year over year because they are associated with the general growth of the organization.

The consolidated entity had a $43,000 Federal tax credit for 2003. At the end of the first quarter of 2003, management eliminated the valuation allowance recorded to reduce deferred tax assets to zero resulting in a one-time gain of approximately $327,000. This was offset beginning in the second quarter as the Company began recording federal income tax on its earnings at a rate of 34%. There was no Federal tax expense or benefit recorded in any year prior to 2003.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company's Asset Liability Committee ("ALCO") which includes senior management and the Bank's Controller monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. As of December 31, 2003, the Bank has $18.0 million of established federal funds purchase lines through its correspondent banks. Although the Bank strives to be a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity.

A second source of liquidity is the FHLB of Indianapolis and its various borrowing programs. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2003, there were securities available to pledge with a market value totaling $3.5 million and approximately $6.0 million in unpledged residential real estate loans.

A third way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. The concentration of brokered deposits to total deposits was 31% at December 31, 2003 up from 30% at December 31, 2002. Brokered deposits increased by $7.0 million in 2003. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 60%.

Another important responsibility of the ALCO is to monitor interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. The Company employs a variety of measurement techniques to identify and manage this risk. A sophisticated simulation model is used to analyze net interest income sensitivity. The model incorporates both actual cash flows and contractual repricing behavior as well as economic and market based assumptions provided by senior management. ALCO strives to maintain a balance between interest-earning assets and interest-bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long-term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest rate sensitive than regular savings accounts. Comparison of the repricing intervals of interest-earning assets to interest-bearing liabilities is a measure of interest sensitivity gap.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Details of the repricing gap at December 31, 2003 were:

                                                                  Interest Rate Sensitivity Period
                                                Within        Three to         One to         After
                                                Three          Twelve           Five          Five
                                                Months         Months           Years         Years           Total
                                             ------------   ------------    ------------   -----------   --------------
Earning assets
  Interest-bearing deposits
       in other financial institutions       $    138,609   $          0    $          0   $         0   $      138,609
  Federal funds sold                            1,700,000              0               0             0        1,700,000
  Securities (including FHLB stock)             1,102,924        371,166      19,951,609     3,273,356       24,699,055
  Loans                                        90,083,922     14,399,737      42,001,212     3,465,214      149,950,085
                                             ------------   ------------    ------------   -----------   --------------
                                               93,025,455     14,770,903      61,952,821     6,738,570      176,487,749

Interest-bearing liabilities
  Savings and checking                         65,897,519              0               0             0       65,897,519
  Time deposits <$100,000                       2,132,387     10,219,351       9,106,886             0       21,458,624
  Time deposits >$100,000                       5,953,750     12,485,365      31,250,083             0       49,689,198
  Repurchase agreements and
       Federal funds purchased                 11,915,282              0               0             0       11,915,282
  Notes payable and Federal Home
        Loan Bank advances                      8,550,000              0               0             0        8,550,000
                                             ------------   ------------    ------------   -----------   --------------
                                               94,448,938     22,704,716      40,356,969             0      157,510,623
Net asset (liability) repricing gap          $ (1,423,483)  $ (7,933,813)   $ 21,595,852   $ 6,738,570   $   18,977,126
                                             ============   ============    ============   ===========   ==============

Cumulative net asset (liability)
        repricing gap                        $ (1,423,483)  $ (9,357,296)   $ 12,238,556   $18,977,126
                                             ============   ============    ============   ===========

CAPITAL RESOURCES

On March 14, 2003, the Company sold 100,000 shares of common stock to one investor in a privately negotiated sale, the same method that was successfully employed several times in 2002. The sale was made at a price of $8.00 per share in cash. The net sale proceeds were $799,000. The purchaser was believed to be an accredited investor under Regulation D of the Securities Act of 1933. The sale in 2003 was made in reliance on an exemption from registration under Rule 506 of Regulation D or Section 4(2) under the Securities Act of 1933. The net proceeds were used to help repay subordinated debt, support growth of the Bank and for general operating expenses of the Company.

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. For capital calculations, the Company's total note payable balance is considered subordinated debt thus an element of the Company's Tier 2 Capital. In general, capital amounts and classifications are subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

As a general practice, the Bank will seek to maintain a total risk based capital ratio of above 10%. At this level, the Bank will remain exempt from paying FDIC insurance and will be allowed to continue its use of brokered deposits. The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk based capital ratio of the Company and the Bank at December 31, 2003 was 10.54% and 10.48% respectively.

                       COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

In the first quarter of 2003, $200,000 of the Company's cash was used for the purpose of contributing capital to the Bank. No further capital infusions were necessary for the remainder of the year. Based on Management's projections of the Bank's 2004 growth, the Company has sufficient resources to infuse the necessary capital for the Bank to maintain its well-capitalized position. The main resource at this time is the Company's ability to increase its subordinated debt outstanding to $3.6 million. There is an additional $1.0 million available from this source of capital. If the stock price continues to improve the options for raising capital may expand. The Company could consider more privately negotiated sales or possibly a secondary offering.

RECENT ACCOUNTING DEVELOPMENTS

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB Statement 145, Recission of FAS Statement 4, 44 and 64, Amendment of FAS Statement 13, and Technical Corrections, FASB Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

[CROWE(TM) LOGO]

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                    Crowe Chizek and Company LLC

Grand Rapids, Michigan
February 19, 2004

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                                                     2003               2002
                                                                                --------------     --------------
ASSETS
Cash and due from financial institutions                                        $    4,751,416     $    2,722,565
Interest-bearing deposits in other financial institutions                              138,609             59,429
Federal funds sold                                                                   1,700,000                  0
                                                                                --------------     --------------
      Cash and cash equivalents                                                      6,590,025          2,781,994

Securities
      Available for sale (at fair value)                                            24,025,008         26,043,017
      Held to maturity (fair value of $250,998 and $255,178
         at December 31, 2003 and 2002, respectively)                                  249,047            252,567
                                                                                --------------     --------------
         Total securities                                                           24,274,055         26,295,584

Loans held for sale                                                                          0            579,400
Loans                                                                              149,950,085        141,453,620
Less: Allowance for loan losses                                                      1,927,756          1,898,983
                                                                                --------------     --------------
      Net loans                                                                    148,022,329        139,554,637

Federal Home Loan Bank stock                                                           425,000            425,000
Premises and equipment, net                                                          2,653,906          2,910,237
Accrued interest receivable                                                            620,138            661,136
Other assets                                                                         1,518,689            257,956
                                                                                --------------     --------------
                                                                                $  184,104,142     $  173,465,944
                                                                                ==============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
      Noninterest-bearing                                                       $   13,122,112     $   10,368,525
      Interest-bearing                                                             137,045,341        122,356,854
                                                                                --------------     --------------
               Total deposits                                                      150,167,453        132,725,379

Federal funds purchased and repurchase agreements                                   11,915,282         19,466,513
Federal Home Loan Bank advances                                                      6,000,000          6,000,000
Notes payable                                                                        2,550,000          3,600,000
Accrued expenses and other liabilities                                                 835,706            608,179
                                                                                --------------     --------------
               Total liabilities                                                   171,468,441        162,400,071

Shareholders' equity
      Preferred stock, no par value 1,000,000
         shares authorized, none issued                                                      0                  0
      Common stock, no par value; 9,000,000 shares authorized;
        2003-1,430,000 shares issued and 2002-1,330,000 shares issued               12,922,314         12,123,585
      Accumulated deficit                                                             (303,865)        (1,367,911)
      Accumulated other comprehensive income                                            17,252            310,199
                                                                                --------------     --------------

      Total shareholders' equity                                                    12,635,701         11,065,873
                                                                                --------------     --------------
                                                                                $  184,104,142     $  173,465,944
                                                                                ==============     ==============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2003 and 2002

                                                                           2003               2002
                                                                      --------------     --------------
Interest and dividend income
   Loans, including fees                                              $    9,101,964     $    9,110,441
   Securities, taxable                                                       856,518          1,170,956
   Federal funds sold, FHLB dividends and other income                        38,674            134,930
                                                                      --------------     --------------
      Total interest and dividend income                                   9,997,156         10,416,327

Interest expense
   Deposits                                                                3,355,149          4,111,838
   Repurchase agreements, federal funds purchased,
    and other debt                                                           228,941            310,795
   Federal Home Loan Bank advances and notes payable                         516,737            564,673
                                                                      --------------     --------------
      Total interest expense                                               4,100,827          4,987,306
                                                                      --------------     --------------

NET INTEREST INCOME                                                        5,896,329          5,429,021
Provision for loan losses                                                    494,239            624,840
                                                                      --------------     --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        5,402,090          4,804,181

Noninterest income
   Service charges on deposit accounts                                       580,654            507,057
   Mortgage loan referral fees                                                56,331             86,379
   Gain on sale of loans                                                     164,690            132,344
   Gain on disposition of securities                                          62,681                  0
   Other                                                                     223,913            176,411
                                                                      --------------     --------------
      Total noninterest income                                             1,088,269            902,191

Noninterest expense
   Salaries and employee benefits                                          2,975,418          2,685,641
   Occupancy                                                                 295,747            281,945
   Furniture and equipment                                                   455,385            443,686
   Advertising                                                                75,733            111,227
   Data processing                                                           296,682            251,319
   Professional services                                                     329,375            246,229
   Other                                                                   1,041,113            863,305
                                                                      --------------     --------------
      Total noninterest expense                                            5,469,453          4,883,352
                                                                      --------------     --------------

INCOME BEFORE FEDERAL INCOME TAXES                                         1,020,906            823,020
Federal income tax benefit                                                   (43,140)                 0
                                                                      --------------     --------------

NET INCOME                                                            $    1,064,046     $      823,020
                                                                      ==============     ==============

Weighted average shares outstanding                                        1,410,274          1,267,301
                                                                      ==============     ==============
Basic and diluted earnings per share                                  $         0.75     $         0.65
                                                                      ==============     ==============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2003 and 2002

                                                                                                     Accumulated
                                                                                                        Other            Total
                                                                            Common     Accumulated   Comprehensive   Shareholders'
                                                               Shares       Stock        Deficit     Income (Loss)       Equity
                                                              ---------   -----------  -----------   -------------   -------------
BALANCE AT JANUARY 1, 2002                                    1,170,000   $10,871,211  $(2,190,931)  $     453,808   $  9,134,088

Proceeds from the sale of stock, net of offering costs          160,000     1,252,374                                   1,252,374

Comprehensive income:
      Net income                                                                           823,020                        823,020
      Unrealized loss on securities available for sale, net                                               (143,609)      (143,609)
                                                                                                                     ------------
           Total comprehensive income                                                                                     679,411

                                                              ---------   -----------  -----------   -------------   ------------
BALANCE AT DECEMBER 31, 2002                                  1,330,000    12,123,585   (1,367,911)        310,199     11,065,873

Proceeds from the sale of stock, net of offering costs          100,000       798,729                                     798,729

Comprehensive income:
      Net income                                                                         1,064,046                      1,064,046
      Unrealized loss on securities available for sale, net                                               (292,947)      (292,947)
                                                                                                                     ------------
           Total comprehensive income                                                                                     771,099
                                                              ---------   -----------  -----------   -------------   ------------

BALANCE AT DECEMBER 31, 2003                                  1,430,000   $12,922,314  $  (303,865)  $      17,252   $ 12,635,701
                                                              =========   ===========  ===========   =============   ============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2003 and 2002

                                                                                               2003               2002
                                                                                          --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                          $    1,064,046     $      823,020
      Adjustments to reconcile net income to net cash
         from operating activities:
            Provision for loan losses                                                            494,239            624,840
            Depreciation and amortization                                                        397,122            387,433
            Net amortization (accretion) of securities                                            82,382            (77,949)
            Net realized gain on disposition of securities                                       (62,681)                 0
            Net realized gain on sale of loans                                                  (164,690)          (132,344)
            Originations of loans for sale                                                   (14,957,710)       (15,557,580)
            Proceeds from loan sales                                                          15,701,800         15,110,524
            Net change in:
                  Accrued interest receivable and other assets                                (1,068,823)           (69,223)
                  Accrued interest payable and other liabilities                                 227,527             63,923
                                                                                          --------------     --------------
                        Net cash from operating activities                                     1,713,212          1,172,644

CASH  FLOWS FROM INVESTING ACTIVITIES
      Activity in available for sale securities:
            Sales                                                                              2,271,377                  0
            Maturities, pre-payments and calls                                                35,355,799         46,115,091
            Purchases                                                                        (36,072,778)       (47,392,043)
      Activity in held to maturity securities:
            Maturities                                                                            53,571              8,571
            Purchases                                                                            (50,000)          (201,138)
      Loan originations and payments, net                                                     (8,961,931)       (23,599,440)
      Additions to premises and equipment, net                                                  (140,791)          (123,946)
                                                                                          --------------     --------------
                  Net cash from investing activities                                          (7,544,753)       (25,192,905)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net change in deposits                                                                  17,442,074         22,577,045
      Net change in federal funds purchased and
         repurchase agreements                                                                (7,551,231)           501,915
      Federal Home Loan Bank activity:
            New advances                                                                       2,000,000          1,500,000
            Maturities and payments                                                           (2,000,000)        (1,500,000)
      Note payable activity:
            New draws                                                                                  0            200,000
            Payments                                                                          (1,050,000)                 0
      Net proceeds from stock offering                                                           798,729          1,252,374
                                                                                          --------------     --------------
            Net cash from financing activities                                                 9,639,572         24,531,334
                                                                                          --------------     --------------

Net change in cash and cash equivalents                                                        3,808,031            511,073
Beginning cash and cash equivalents                                                            2,781,994          2,270,921
                                                                                          --------------     --------------

ENDING CASH AND CASH EQUIVALENTS                                                          $    6,590,025     $    2,781,994
                                                                                          ==============     ==============

Supplemental cash flow information:
      Cash paid during the period for interest                                            $    4,189,278     $    4,903,649
      Cash paid during the period for federal income tax                                         295,000             85,000

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

Nature of Operations: The Corporation was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank's strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing traditional banking products and services, including automated teller machines, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank began operations on January 18, 1999.

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed Community Shores Financial Services ("CS Financial Services"). In addition to a 1.86% ownership of the Michigan Bankers Insurance Center, LLC, CS Financial Services receives referral fee income from a local insurance agency, Lead Financial. The Michigan Bankers Insurance Center, LLC is a multiple bank-owned insurance agency. The agency, once fully established, is expected to offer a full range of competitive insurance products from multiple carriers, which will be available for sale to the customers of its members. Lead Financial, the other collaborative party of CS Financial Services, offers among other things employer sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Loans sold to outside investors are sold servicing released.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Employee and Director compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on the net income and the earnings per share if expense was measured using the fair value recognition provisions of FASB Statement 123 Accounting for Stock-Based
Compensation:

                                                              2003               2002
                                                         --------------     --------------
Net income as reported                                   $    1,064,046     $      823,020
Deduct: stock-based compensation expense determined
         under fair value based method                          141,707             51,224
                                                         --------------     --------------
Pro forma net income                                            922,339            771,796

Basic earnings per share as reported                     $         0.75     $         0.65
Pro forma basic earnings per share                       $         0.65     $         0.61
Diluted earnings per share as reported                   $         0.75     $         0.65
Pro forma diluted earnings per share                     $         0.65     $         0.61

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date:

                                      2003          2002
                                    --------      --------
Risk-free interest rate                 3.61%         3.90%
Expected option life                 8 years       7 years
Expected stock price volatility           36%           40%
Dividend yield                             0%            0%
Computed fair value                 $   4.88      $   3.58

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

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. The options outstanding were slightly dilutive for 2003 (1,108 additional shares) but for 2002 they were not dilutive. The Company has had no stock splits or dividends since its creation. If it had, the earnings and dividends per share would be restated for all stock splits and dividends through the date of issue of the financial statements.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB Statement 145, Recission of FAS Statement 4, 44 and 64, Amendment of FAS Statement 13, and Technical Corrections, FASB Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Bank was required to have $816,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2003. These balances do not earn interest. The requirement at year-end 2002 was $656,000.

Dividend Restriction: The Company and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings, which will prevent payment of dividends until positive retained earnings are achieved and may limit the amount of dividends thereafter.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, pre-payments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

NOTE 2 - SECURITIES

Year-end securities are as follows:

                                                           Gross            Gross
                                                        Unrealized        Unrealized           Fair
                                                           Gains            Losses             Value
                                                       ------------      ------------      ------------
Available for Sale
2003
 US Government and
          federal agency                               $     11,454      $    (60,204)     $ 12,456,595
 Municipals                                                  16,973            (3,598)          607,473
 Mortgage-backed and
  collateralized mortgage obligatigations                   102,318           (40,803)       10,960,940
                                                       ------------      ------------      ------------
                                                       $    130,745      $   (104,605)     $ 24,025,008
                                                       ============      ============      ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

                                                           Gross            Gross
                                                        Unrealized        Unrealized           Fair
                                                           Gains            Losses             Value
                                                       ------------      ------------      ------------
Available for Sale
2002
   US Government and
            federal agency                                  190,701            (2,490)       17,669,155
   Municipals                                                13,572                 0           233,200
   Mortgage-backed                                          268,215                 0         8,140,662
                                                       ------------      ------------      ------------
                                                       $    472,488      $     (2,490)     $ 26,043,017
                                                       ============      ============      ============

                                                                           Gross            Gross
                                                         Carrying       Unrecognized     Unrecognized        Fair
Held to Maturity                                          Amount           Gains            Losses           Value
                                                       ------------     ------------     ------------     ------------
2003
   Municipals                                          $    249,047     $      2,013     $        (62)    $    250,998
                                                       ============     ============     ============     ============
2002
   Municipals                                          $    252,567     $      2,611     $          0     $    255,178
                                                       ============     ============     ============     ============

Dispositions of available for sale securities were as follows:

                   2003           2002
                ----------     ----------
Proceeds        $2,271,377     $        0
Gross gains         62,681              0

Contractual maturities of debt securities at year-end 2003 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and collateralized mortgage obligations ("CMO's"), are shown separately:

                                        Available for Sale           Held to Maturity
                                        ------------------     ------------     ------------
                                                Fair             Carrying           Fair
                                               Value              Amount           Value
                                        ------------------     ------------     ------------
Due in one year or less                 $        4,012,434     $     58,785     $     59,184
Due from one to five years                       8,814,982          190,262          191,814
Due in more than five years                        236,652                0                0
Mortgage-backed and CMO's                       10,960,940                0                0
                                        ------------------     ------------     ------------
                                        $       24,025,008     $    249,047     $    250,998
                                        ==================     ============     ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

                                  Less Than 12 Months              12 Months or More                     Total
                              ---------------------------     ---------------------------     ---------------------------
Description of                   Fair         Unrealized         Fair         Unrealized         Fair         Unrealized
Securities                       Value           Loss            Value           Loss            Value            Loss
                              -----------     -----------     -----------     -----------     -----------     -----------
US Government and
  federal agency              $ 6,944,455     $    60,204     $         0     $         0     $ 6,944,455     $    60,204
Municipals                        421,517           3,660               0               0         421,517           3,660
Mortgage-backed &
  CMO's                         6,469,840          40,803               0               0       6,469,840          40,803
                              -----------     -----------     -----------     -----------     -----------     -----------

Total temporarily
  impaired                    $13,835,812     $   104,667     $         0     $         0     $13,835,812     $   104,667
                              ===========     ===========     ===========     ===========     ===========     ===========

The unrealized losses have not been recognized into income because the issuer of the securities are either the US Government, a government sponsored agency or a local municipality and the decline in the fair market value is due to a change in market interest rates since the bonds were purchased. The fair value is expected to recover as the securities approach maturity and/or current market rates decline.

Securities pledged at year-end 2003 had a carrying amount of $19.9 million and were pledged to secure repurchase agreements, Treasury, Tax and Loan deposits and Federal Home Loan Bank advances. Pledged securities at year-end 2002 had a carrying amount of $25.9 million.

NOTE 3 - LOANS

Loans at year-end were as follows:

                                             2003               2002
                                        --------------     --------------
Commercial                              $   65,576,958     $   62,751,937
Real Estate:
      Commercial                            50,440,113         44,681,761
      Residential                            6,213,613          5,819,289
      Construction                           3,109,574          1,853,099
Consumer                                    24,721,700         26,437,827
                                        --------------     --------------
                                           150,061,958        141,543,913
Less:  Allowance for loan losses            (1,927,756)        (1,898,983)

          Net deferred loan fees              (111,873)           (90,293)
                                        --------------     --------------

Loans, net                              $  148,022,329     $  139,554,637
                                        ==============     ==============

Activity in the allowance for loan losses for the year was as follows:

                                             2003               2002
                                        --------------     --------------
Beginning balance                       $    1,898,983     $    1,535,543
Charge-offs                                   (680,846)          (313,521)
Recoveries                                     215,380             52,121
Provision for loan losses                      494,239            624,840
                                        --------------     --------------

Ending balance                          $    1,927,756     $    1,898,983
                                        ==============     ==============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

                                                                         2003             2002
                                                                     ------------     ------------
Year-end loans with no allocated allowance for loan losses           $          0     $          0

Year-end loans with allocated allowance for loan losses                 2,321,380          587,022
                                                                     ------------     ------------
      Total                                                          $  2,321,380     $    587,022
                                                                     ============     ============

Amount of the allowance for loan losses allocated                    $    348,207     $    138,796

                                                                         2003             2002
                                                                     ------------     ------------
Average of impaired loans during the year                            $  1,526,089     $    347,920
Interest income recognized during impairment                               64,119           24,050
Cash-basis interest income recognized                                      58,381              668

Non-performing loans were as follows:

                                                                         2003             2002
                                                                     ------------     ------------
Loans past due over 90 days still on accrual                         $    116,132     $    316,697
Non-accrual loans                                                         843,810          520,900

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                 2003             2002
                                             ------------     ------------
Land & land improvements                     $    714,450     $    714,450
Buildings & building improvements               1,689,075        1,689,075
Furniture, fixtures and equipment               2,007,390        1,895,934
                                             ------------     ------------
                                                4,410,915        4,299,459
Less:  accumulated depreciation                 1,757,009        1,389,222
                                             ------------     ------------

                                             $  2,653,906     $  2,910,237
                                             ============     ============

Depreciation expense was $397,122 and $387,433 for 2003 and 2002 respectively.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:

                                  2003             2002
                              ------------     ------------
Noninterest-bearing DDA       $ 13,122,112     $ 10,368,525
Interest-bearing DDA            24,888,664       21,103,272
Money market                    33,131,065       27,704,511
Savings                          7,877,790        3,475,918
Certificate of deposit          71,147,822       70,073,153
                              ------------     ------------

                              $150,167,453     $132,725,379
                              ============     ============

Time deposits of $100,000 or more were $49,689,198 and $36,823,915 at year-end 2003 and 2002.

Scheduled maturities of time deposits for the next five years, as of year-end 2003, were as follows:

2004              $30,790,853
2005               18,842,102
2006               16,507,068
2007                3,503,225
2008                1,504,574
                  -----------

                  $71,147,822
                  ===========

Brokered time deposits were $ 46,525,000 at year-end 2003 and $39,543,935 at year-end 2002.

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of federal funds purchased and repurchase agreements. Federal funds purchased are overnight borrowings from various correspondent banks. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the bank is secured by bank-owned securities held in safekeeping at a correspondent bank.

 The balances at year-end are shown below:

                                               Repurchase       Federal Funds
                                               Agreements         Purchased
                                               -----------      -------------
Outstanding at December 31, 2003               $11,915,282      $         .00
     Average interest rate at year-end                1.11%              1.24%
     Average balance during year                15,377,163          2,112,055
     Average interest rate during year                1.28%              1.49%
     Maximum month end balance during year      20,166,404          6,200,000

Outstanding at December 31, 2002               $18,516,513      $     950,000
     Average interest rate at year-end                1.45%              1.80%
     Average balance during year                15,756,905            767,397
     Average interest rate during year                1.88%              1.82%
     Maximum month end balance during year      18,988,514          2,000,000

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank ("FHLB") are as follows:

                                 Current
      Maturity Date           Interest Rate         2003              2002
-------------------------     -------------     -------------     -------------
March 24, 2010                    5.99          $   1,500,000     $   1,500,000
November 3, 2010                  5.95              2,000,000         2,000,000
December 13, 2010                 5.10              2,500,000         2,500,000
                                                -------------     -------------
                                                $   6,000,000     $   6,000,000
                                                =============     =============

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. If the FHLB exercises its conversion option, the advances may be repaid without penalty. In May of 2003, the Bank arranged to borrow $2.0 million for 180 days at a fixed rate of 1.53%. The note was repaid on November 03, 2003.

The Bank had pledged securities with a fair value of $7,086,542 and $6,147,415 as collateral for the above advances at year-end 2003 and 2002, respectively.

NOTE 8 - NOTES PAYABLE

The balance in notes payable is comprised of direct borrowings from past and present directors and Community Shores LLC. During 2003, the Company repaid $1.05 million of the outstanding balance owed to Community Shores LLC, a related party. The outstanding balance of these notes at December 31, 2003 was $2,550,000. In 2002, the Company borrowed $200,000 after which the aggregate outstanding 2002 year-end balance was $3,600,000. The rate on the notes is floating and is officially defined as 1.50% over the US Bank prime rate which was 4.00% at December 31, 2003. Interest payments are paid quarterly in arrears until the principal of these notes is paid or made available for payment. The notes may be prepaid without any pre-payment penalty with at least one day's prior written notice. The principal and interest related to these notes is expressly subordinated to all senior debt of the Company.

Interest expense related to these notes was $160,329 for 2003 and $222,595 for 2002.

NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2003 and 2002 was $86,770 and $76,201.

NOTE 10 - LEASES

The Bank has entered into two operating lease agreements in order to secure office facilities for its branches.

Future minimum lease payments at December 31, 2003 are as follows:

2004                                    $ 67,351
2005                                      26,850
2006                                           0
                                        --------
                                        $ 94,201
                                        ========

For years ended December 31, 2003 and 2002 rental expense was $87,270 and $85,736 respectively.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:

                                                 2003             2002
                                             ------------     ------------
Current payable                              $    542,303     $     89,327
Deferred expense (benefit)                        (43,705)         190,368
Change in valuation allowance                    (455,458)        (279,695)
                                             ------------     ------------
                                             $    (43,140)    $          0
                                             ============     ============

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2003 and 2002:

                                                                     2003              2002
                                                                 ------------      ------------
Deferred tax asset
      Allowance for loan losses                                  $    600,850      $    587,438
      Non-accrual loans                                                21,822            10,779
      Organization costs                                                8,918            40,451
      Deferred loan costs, net                                         38,037            29,592
      Other                                                             2,108             2,207
                                                                 ------------      ------------
                                                                      671,735           670,467
Deferred tax liabilities
      Depreciation                                                    (58,306)          (63,770)
      Accretion on securities                                         (17,924)          (60,405)
      Unrealized gain on securities available for sale                 (8,888)         (159,799)
      Other                                                            (7,015)           (1,507)
                                                                 ------------      ------------
                                                                      (92,133)         (285,481)
                                                                 ------------      ------------

Net deferred tax asset before valuation allowance                     579,602           384,986
Valuation allowance                                                         0          (455,458)
                                                                 ------------      ------------

                                                                 $    579,602      $    (70,472)
                                                                 ============      ============

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management determined that a valuation allowance of $455,458 was required at year-end 2002. At the end of the first quarter of 2003, management concluded that the valuation allowance was no longer needed and recognized the remaining balance of approximately $327,000.

The primary difference between the Company's Federal income tax expense and the statutory tax rate of 34% of pre-tax income is the impact of the valuation allowance.

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2003 were as follows:

Beginning balance                         $ 8,268,721
New loans and line advances                 9,705,662
Effect of changes in related parties       (1,298,829)
*Other Changes                             (3,202,500)
Repayments                                 (4,814,245)
                                          -----------

Ending balance                            $ 8,658,809
                                          ===========

*The effect of a director retiring and no longer being considered a related party.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - RELATED PARTY TRANSACTIONS (Continued)

Deposits from principal officers, directors and their affiliates at year-end 2003 and 2002 were $4,197,757 and $8,434,558, respectively.

NOTE 13 - STOCK OPTIONS

Options to buy stock were granted to officers under the 1998 Employee Stock Option Plan, which provided for issue of options for up to 150,000 shares of stock of the Company. Exercise price is not less than the market price at date of grant. The maximum option term is ten years, and presently outstanding options vest over three years.

Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plan, which provides for the issue of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under this plan is not less than the market price per share as of the date of grant. The maximum option term is ten years. Presently outstanding options under this plan were exercisable in full as of the date the options were granted.

A summary of the activity in the plans is as follows:

                                                                 Weighted
                                                                  Average
                                                 Shares       Exercise Price
                                             ------------     --------------
Outstanding at January 1, 2002                   94,000       $        10.00

Granted                                          27,500                10.00
Exercised                                             0
Forfeited                                             0
                                             ----------       --------------
Outstanding at December 31, 2002                121,500                10.00

Granted                                          26,700                10.24
Exercised                                             0
Forfeited                                             0
                                             ----------       --------------
Outstanding at December 31, 2003                148,200       $        10.04
                                             ==========       ==============

Options exercisable at December 31:

                                                                 Weighted
                                                                  Average
                                                 Shares       Exercise Price
                                             ------------     --------------
2002                                           100,875        $        10.00
2003                                           129,425                 10.05

The weighted average remaining contractual life of all options outstanding at year-end 2003 was 6.3 years.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2003 and 2002, the Bank and the Company were designated as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that date that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for 2003 and 2002 are presented below:

                                                                                                        Minimum Required to
                                                                                                        be Well Capitalized
                                                                            Minimum Required               Under Prompt
                                                                              for Capital                Corrective Action
                                                    Actual                 Adequacy Purposes                Provisions
                                           -------------------------    -------------------------    -------------------------
                                             Amount         Ratio         Amount         Ratio         Amount         Ratio
                                           -----------   -----------    -----------   -----------    -----------   -----------
2003
Total Capital to risk weighted assets
     Consolidated                          $17,096,204      10.54%      $12,975,964      8.00%       $16,219,955      10.00%
     Bank                                   16,986,078      10.48        12,972,014      8.00         16,215,018      10.00
Tier 1 (Core) Capital to risk
  weighted assets
     Consolidated                           12,618,449       7.78         6,487,982      4.00          9,731,973       6.00
     Bank                                   15,058,323       9.29         6,486,007      4.00          9,729,011       6.00
Tier 1 (Core) Capital to
  average assets
     Consolidated                           12,618,449       6.90         7,315,140      4.00          9,143,925       5.00
     Bank                                   15,058,323       8.31         7,250,049      4.00          9,062,562       5.00

2002
Total Capital to risk weighted assets
     Consolidated                          $16,254,657      10.64%      $12,224,954      8.00%       $15,254,086      10.00%
     Bank                                   15,781,204      10.30        12,260,797      8.00         15,298,889      10.00
Tier 1 (Core) Capital to risk
  weighted assets
     Consolidated                           10,755,674       7.04         6,112,477      4.00          9,168,716       6.00
     Bank                                   13,882,221       9.06         6,130,398      4.00          9,195,598       6.00
Tier 1 (Core) Capital to
 average assets
     Consolidated                           10,755,674       6.40         6,725,459      4.00          8,406,824       5.00
     Bank                                   13,882,221       8.25         6,728,293      4.00          8,410,366       5.00

NOTE 15 - OFF BALANCE SHEET ACTIVITIES

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - OFF BALANCE SHEET ACTIVITIES (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

                                                      2003                       2002
                                           -------------------------   -------------------------
                                              Fixed       Variable       Fixed         Variable
                                              Rate          Rate         Rate            Rate
                                           -----------   -----------   -----------   -----------
 Unused lines of credit and letters of
   of credit                               $ 1,854,728   $28,077,861   $ 1,571,428   $32,207,821

Commitments to make loans                  $   608,715   $   617,000   $   235,138   $   306,000

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                         2003                              2002
                                             -----------------------------     -----------------------------
                                               Carrying          Fair            Carrying          Fair
                                                Amount           Value            Amount           Value
                                             ------------     ------------     ------------     ------------
                                                                     (In Thousands)
Financial assets
     Cash and cash equivalents               $      6,590     $      6,590     $      2,782     $      2,782
     Securities available for sale                 24,025           24,025           26,043           26,043
     Securities held to maturity                      249              251              253              255
     Loans held for sale                                0                0              579              579
     Loans, net                                   148,022          148,675          139,555          140,999
     Federal Home Loan Bank stock                     425              425              425              425
     Accrued interest receivable                      620              620              661              661

Financial liabilities
     Deposits                                     150,167          151,431          132,725          133,836
     Federal funds purchased and
      repurchase agreements                        11,915           11,915           19,467           19,467
     FHLB Advances                                  6,000            6,033            6,000            6,036
     Notes Payable                                  2,550            2,550            3,600            3,600
     Accrued interest payable                         348              348              436              436

The methods and assumptions used to estimate fair value are described as follows:

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                                                    2003             2002
                                                                                ------------     ------------
ASSETS
      Cash and cash equivalents                                                 $    204,756     $    999,431
      Investment in and advances to Community Shores Bank                         15,075,575       14,192,420
      Investment in and advances to Community Shores Financial Services               11,981                0
      Other assets                                                                    43,801           72,582
                                                                                ------------     ------------

            Total assets                                                        $ 15,336,113     $ 15,264,433
                                                                                ============     ============

LIABILITIES AND EQUITY
      Accrued expenses and other liabilities                                    $    150,412     $    598,560
      Notes payable                                                                2,550,000        3,600,000
      Shareholders' equity                                                        12,635,701       11,065,873
                                                                                ------------     ------------

            Total liabilities and shareholders' equity                          $ 15,336,113     $ 15,264,433
                                                                                ============     ============

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                                2003              2002
                                                            ------------      ------------
Other income                                                $      7,003      $     11,812
Other expense                                                   (470,909)         (402,217)
                                                            ------------      ------------

LOSS BEFORE INCOME TAX BENEFIT AND UNDISTRIBUTED
 SUBSIDIARY INCOME                                              (463,906)         (390,405)

Equity in undistributed subsidiary income                        976,948         1,134,219

FEDERAL INCOME TAX BENEFIT                                      (551,004)          (79,206)
                                                            ------------      ------------

NET INCOME                                                  $  1,064,046      $    823,020
                                                            ============      ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                                               2003              2002
                                                                           ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                           $  1,064,046      $    823,020
      Equity in undistributed subsidiary income                                (976,948)       (1,134,219)
      Adjustments:
            Change in other assets                                               28,781           (62,581)
            Change in other liabilities                                        (448,148)          547,230
                                                                           ------------      ------------
                  Net cash from operating activities                           (332,269)          173,450

CASH FLOWS FROM INVESTING ACTIVITIES
      Capital investment into Community Shores Bank                            (200,000)         (700,000)
      Capital investment into Community Shores Financial Services               (11,135)                0
                                                                           ------------      ------------
                  Net cash from investing activities                           (211,135)         (700,000)

CASH FLOWS FROM FINANCING ACTIVITIES
      Draw (paydown) on subordinated debt                                    (1,050,000)          200,000
      Net proceeds from stock offering                                          798,729         1,252,374
                                                                           ------------      ------------
            Net cash from financing activities                                 (251,271)        1,452,374
                                                                           ------------      ------------

Net change in cash and cash equivalents                                        (794,675)          925,824

Beginning cash and cash equivalents                                             999,431            73,607
                                                                           ------------      ------------

ENDING CASH AND CASH EQUIVALENTS                                           $    204,756      $    999,431
                                                                           ============      ============

NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components were as follows:

                                                                                    2003              2002
                                                                                ------------      ------------
Unrealized holding gains and losses on available-for-sale securities            $   (381,177)     $     16,190
Less reclassification adjustments for gains and losses later
            recognized in income                                                     (62,681)                0
                                                                                ------------      ------------
Net unrealized gains and losses                                                     (443,858)           16,190
Tax effect, including $154,295 established for beginning balance                     150,911          (159,799)
                                                                                ------------      ------------

Other comprehensive income (loss)                                               $   (292,947)     $   (143,609)
                                                                                ============      ============

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                Earnings Per Share
(in thousands except per       Interest     Net Interest        Net        ---------------------------
      share data)               Income         Income         Income         Basic       Fully Diluted
                              ----------    ------------    ----------     ----------    -------------
2003
  First quarter(1)            $    2,555     $    1,454     $      509     $      .38     $        .38
  Second quarter                   2,548          1,465            139            .10              .10
  Third quarter                    2,486          1,505            183            .13              .13
  Fourth quarter                   2,409          1,473            233            .16              .16

2002
  First quarter               $    2,555     $    1,253     $      166     $      .14     $        .14
  Second quarter                   2,613          1,357            171            .14              .14
  Third quarter                    2,653          1,408            236            .19              .19
  Fourth quarter                   2,595          1,411            250            .19              .19

----------------------

(1) Includes the impact of reversing tax valuation allowance of approximately $327,000.

                             SHAREHOLDER INFORMATION

SEC FORM 10-KSB

Copies of the Company's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

STOCK INFORMATION

The common stock of Community Shores Bank Corporation is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("OTC Bulletin Board") under the ticker symbol "CSHB." At February 1, 2004, there were approximately 218 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during 2003 and 2002. The quotations reflect bid prices as reported by the OTC Bulletin Board and do not include retail mark-up, mark-down or commission.

                                   BID PRICES

                                                                           HIGH            LOW
                                                                         --------        -------
CALENDAR YEAR 2003
      First Quarter.............................................         $   9.65        $  8.10
      Second Quarter............................................         $  10.45        $  8.75
      Third Quarter.............................................         $  11.49        $ 10.00
      Fourth Quarter............................................         $  12.29        $ 11.10

CALENDAR YEAR 2002
      First Quarter.............................................         $   8.50        $  6.55
      Second Quarter............................................         $   8.75        $  8.25
      Third Quarter.............................................         $   8.55        $  7.30
      Fourth Quarter............................................         $   8.10        $  7.35

MARKET MAKERS

At March 3, 2004, the following firms were registered with the OTC Bulletin Board as market makers in common stock of the Company:

Oppenheimer                           Howe Barnes Investments, Inc.        Monroe Securities, Inc.
300 River Place, Suite 4000           135 South LaSalle Street             47 State Street
Detroit, MI  48207                    Chicago, Illinois  60603             Rochester, New York  14614

J.J.B. Hilliard, W.L. Lyons, Inc.     Wedbush Morgan                       Donnelly Penman & Partners
501 South Fourth Street               1000 Wilshire Blvd., Suite 900       17160 Kerchaval Avenue
Louisville, Kentucky 40202            Los Angeles, CA 90017                Gross Pointe, MI 48230

STOCK REGISTRAR AND TRANSFER AGENT

Mellon Investor Services, LLC
85 Challenger Road
Ridgefield Park, New Jersey 07660
1-800-288-9541
www.melloninvestor.com

LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
                 and
200 Ottawa Avenue, N.W., Suite 900
Grand Rapids, Michigan 49503

INDEPENDENT AUDITORS

Crowe Chizek & Company LLC
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503

ADDITIONAL INFORMATION

News media representatives and those seeking additional information about the Company should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 13, 2004, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

                             OFFICERS AND DIRECTORS

COMMUNITY SHORES BANK CORPORATION BOARD OF DIRECTORS

David C. Bliss          Retired Chief Executive Officer; Quality Stores, Inc.

Gary F. Bogner          Real Estate Developer

John C. Carlyle         Partner; Varnum, Riddering, Schmidt and Howlett LLP

Robert L. Chandonnet    Owner and President; The Nugent Sand Company, Inc.

Dennis L. Cherette      An Owner and President; Investment Property
                        Associates, Inc.

Bruce J. Essex          Chairman; Port City Die Cast

Michael D. Gluhanich    President; Geerpres, Inc.

John L. Hilt            Retired Chairman Emeritus; Quality Stores, Inc

Jose A. Infante         President and Chief Executive Officer; Community Shores
(Chairman)              Bank Corporation

Joy R. Nelson           Retired Vice President; Huntington Bank

EXECUTIVE OFFICERS

Jose A. Infante         Chairman of the Board, President and Chief
                        Executive Officer

Ralph R. Berggren       Senior Vice President

Heather D. Brolick      Senior Vice President and Secretary

Tracey A. Welsh         Senior Vice President, Chief Financial Officer and
                        Treasurer

                             OFFICERS AND DIRECTORS

COMMUNITY SHORES BANK BOARD OF DIRECTORS

David C. Bliss          Retired Chief Executive Officer; Quality Stores, Inc.

Gary F. Bogner          Real Estate Developer

Heather D. Brolick      President and Chief Operating Officer; Community
                        Shores Bank

John C. Carlyle         Partner; Varnum, Riddering, Schmidt and Howlett LLP

Robert L. Chandonnet    Owner and President; The Nugent Sand Company, Inc.

Dennis L. Cherette      An Owner and President; Investment Property
                        Associates, Inc.

Bruce J. Essex          Chairman; Port City Die Cast

Michael D. Gluhanich    President; Geerpres, Inc.
(Vice Chairman)

John L. Hilt            Retired Chairman Emeritus; Quality Stores, Inc
(Chairman)

Jose A. Infante         Chairman of the Board, President and Chief Executive
(Vice Chairman)         Officer; Community Shores Bank Corporation

Joy R. Nelson           Retired Vice President; Huntington Bank

EXECUTIVE OFFICERS

Heather D. Brolick      President and Chief Operating Officer

Jose A. Infante         Vice Chairman

Ralph R. Berggren       Senior Vice President and Chief Lending Officer

Tracey A. Welsh         Senior Vice President and Chief Financial Officer

OFFICERS OF THE BANK

Monica J. Bixeman       Banking Officer

Sherri S. Campbell      Assistant Vice President / Deposit Operations Manager

Valerie J. Collis       Assistant Vice President / Controller

Melissa S. DeWind       Credit Manager

Melissa A. Evans        Vice President / Commercial Lending

Kathleen E. Gutierrez   Assistant Vice President / Collections/Retail

                             OFFICERS AND DIRECTORS

Robert J. Jacobs        Senior Vice President / Business Development Officer

Susan M. Kane           Vice President / Retail Lending

Kimberli A. LaVallee    Grand Haven Office Branch Manager

Ronald Maciejewski      Vice President / Commercial Lending

Patricia A. Nardi       Assistant Vice President / Loan Operations Manager

G. Trent Pierre         Commercial Loan Officer

Ted A. Poulton          Vice President / Commercial Lending

Amy L. Schultz          Vice President / Operations Manager

Laurie L. Semlow        North Muskegon Office Branch Manager

Clinton A. Todd         Assistant Vice President / Retail Lending

Lori E. Versalle        Vice President / Main Office Branch Manager /
                        Branch Administrator

Martha C. Zimmer        Vice President / Commercial Lending