Form 10KSB, Exhibit 13
period 2004-12-31
COMMUNITY SHORES BANK CORP
filed 2005-03-31
CIK 1070523

                                                                      EXHIBIT 13

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION

                               2004 ANNUAL REPORT

                                                               DECEMBER 31, 2004

Community Shores Bank Corporation 2004 Annual Report

SELECTED FINANCIAL INFORMATION

TOTAL ASSETS                            EARNINGS PER SHARE                      RETURN ON
(in millions)                           DILUTED                                 AVERAGE EQUITY

(BAR CHART)                             (BAR CHART)                             (BAR CHART)

               '02      '03      '04                   '02      '03      '04                   '02      '03      '04
              ------   ------   ------                ------   ------   ------                ------   ------   ------
Total assets  $173.5   $184.1   $193.5  Earnings                                Return on
                                        Per Share -                             Average
                                        Diluted       $0.65    $0.75    $0.55   Equity         8.27%    8.74%    6.17%

At or For the Year Ended December 31,                            2004            2003             2002
---------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
  Net interest income                                         $    6,445      $    5,896       $    5,429
  Provision for loan losses                                          460             494              625
  Non interest income                                                978           1,088              902
  Non interest expense                                             5,745           5,469            4,883
---------------------------------------------------------------------------------------------------------
  Income (loss) before income tax expense                          1,219           1,021              823
  Income tax expense (benefit)                                       415             (43)              --
---------------------------------------------------------------------------------------------------------
  Net income (loss)                                                  804           1,064              823
---------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION:
  Total Assets                                                   193,503         184,104          173,466
  Total loans                                                    171,451         149,950          141,454
  Allowance for loan losses                                        2,039           1,928            1,899
  Securities                                                      16,930          24,274           26,296
  Deposits                                                       158,821         150,167          132,725
  Federal funds purchased and repurchase agreements                9,981          11,915           19,467
  Notes payable and FHLB Advances                                 10,500           8,550            9,600
  Shareholders' equity                                            13,399          12,636           11,066
---------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS:
  Return on average assets                                          0.42%           0.58%            0.49%
  Return on average shareholders' equity                            6.17            8.74             8.27
  Net interest margin                                               3.51            3.35             3.36
  Efficiency ratio                                                 77.32           79.02            77.13
PER SHARE DATA:
  Earnings per share - basic                                        0.56            0.75             0.65
  Earnings per share - diluted                                      0.55            0.75             0.65
  Book value per share                                              9.37            8.84             8.32
CAPITAL RATIOS:
  Tier 1 leverage risk-based capital                               10.00            7.78             7.04
  Total risk-based capital                                         11.15           10.54            10.64
=========================================================================================================

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2004 ANNUAL REPORT

                                    CONTENTS

MESSAGE TO THE SHAREHOLDERS.....................................................    2

MANAGEMENT'S DISCUSSION AND ANALYSIS............................................    5

REPORT OF INDEPENDENT AUDITORS..................................................   20

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS................................................   21

     CONSOLIDATED STATEMENTS OF INCOME..........................................   22

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.................   23

     CONSOLIDATED STATEMENTS OF CASH FLOWS......................................   24

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................   25

SHAREHOLDER INFORMATION.........................................................   43

DIRECTORS AND OFFICERS..........................................................   45

                         PROGRESS REPORT TO SHAREHOLDERS

FEBRUARY 18, 2005

Dear Shareholders and Friends:

Let me start by thanking you for your enthusiastic support this past year. We have recently completed our sixth year of operation, and our many accomplishments would not have been possible without the contributions of our employees and board of directors, and the loyalty of our customers and shareholders.

2004 FINANCIAL HIGHLIGHTS

      - Diluted earnings per share were $0.55.

      - Pre-tax income increased 19.4% to $1.2 million.

      - Loans grew 14.3% to $171.5 million.

      - Deposit market share increased to 10.49% in Muskegon County, the 5th largest share in our market.

      - Net interest margin improved 48 basis points between the fourth quarter of 2003 and the same quarter of 2004, ending at 3.86%.

      - Deposits increased 5.8% to $158.8 million.

      - Assets grew 5.1% to $193.5 million.

      We achieved strong earnings results from a combination of double-digit revenue gains and well-controlled expenses. Our selectivity in adding to our loan portfolio and our attention to differentiating our products based on service and value-driven pricing have served us well across varying interest rate environments and economic cycles. The current transition to a more favorable rate environment and an improving local economy have provided increased momentum to our profit growth.

      The Muskegon and Northern Ottawa County economies are showing distinct signs of improvement, and with this improvement, we are seeing stronger loan demand and better asset quality. Loan growth strengthened in the latter half of 2004 and has continued into early 2005. Asset quality improved across the board in 2004. Our calling officers are prepared to take advantage of these lending opportunities, and we are pleased to see how favorably our calling efforts are received. While the economy is not back to the levels of a few years ago, we are definitely headed in the right direction, and the outlook is good for 2005.

      We experienced marked improvement to our net interest margin in 2004, and this continues into the new year. The year-to-date net interest margin improvement of 16 basis points contributed significantly to our profitability for 2004. The upward trend in the net interest margin strengthened during the second half of the year, and we reported a fourth quarter margin of 3.86%. We are optimistic about our prospects for 2005.

CAPITAL

      On December 17, 2004, the Corporation entered into a Trust-Preferred financing of $4.5 million. This capital infusion is non-dilutive and provides Tier I capital to fund future growth and repay previous capital infusions at a substantially lower cost.

      Our 2005 projections indicate that we have sufficient resources to meet our growth needs while maintaining a strong capital base. This should help us to achieve our important goal of building shareholder value.

NEW PRODUCTS, SERVICES AND LOCATIONS

      We continue to add new products, services and new branches to assist our customers with their banking needs. At the end of 2004, we introduced a new product called Overdraft Privilege Services. This convenient service provides a cushion that will help customers to manage their cash flow. In the first part of 2004, we also introduced a debit card targeted to the business community;
we already have 80 customers using this product. Both products have contributed to our strong 2004 performance. Service charges on deposit accounts grew in excess of 13%.

      We are delighted to announce that we recently purchased land across the street from the Sternberg Mall in southern Muskegon County. This is an area where there is strong residential growth, and the new branch should attract new customers to Community Shores, as well as provide additional convenience to existing customers. We anticipate a completion date in the first half of 2006. We will keep you posted and hope that you will join us on opening day to celebrate.

LEADERSHIP FROM THE BOARD

      Leadership starts at the top, with your elected board of directors and the vision of customer service and enhanced shareholder value they are dedicated to preserve. Along with the management team of Community Shores, they are focused on the highest ethical standards combined with profitable growth, strong credit standards, new product introductions and continued high service standards. We look forward to a successful long-term experience as a result of the quality of their many contributions.

            As part of that leadership, the Governance/Nominating Committee of the Corporation recommended, and the board of directors appointed, two new candidates to fill vacancies on the board. In November of 2004, Roger W. Spoelman, President and CEO of Mercy General Health Partners, was elected to serve as a Class II Director, with his term expiring at the annual meeting of the shareholders of the Corporation in 2006, and Bruce C. Rice, President of ESCO Company, was elected to serve as a Class III Director, with his term expiring at the annual meeting of the shareholders of the Corporation in 2007. These two highly qualified individuals have already started to serve and have made an immediate contribution to our board.

NASDAQ

            We are pleased to announce that on February 22 2005, the common stock of Community Shores began trading on the NASDAQ SmallCap Market. Our symbol "CSHB" has not changed from before. The board of directors made this decision after thoroughly researching the benefits to the Company and its shareholders. This new listing should improve visibility and trading activity in our common stock; we believe this will greatly enhance our appeal to investors going forward.

GROWTH OPPORTUNITIES

      Community banking is what we do, and we do it very well. Our products and services -- but most of all our people -- are what differentiate us from other banks. Although the banking landscape continues to change daily, whether from merger activity or from new banks entering our attractive market, we believe Community Shores Bank has earned its place as a community bank dedicated to serving businesses and consumers with local employees, a local management team and a local board of directors. This is the reason we remain a special place for our customers.

      We are in the process of implementing an enhanced retail marketing strategy that will provide additional convenience and bring our brand of community banking to the attention of a greater number of Muskegon and Northern Ottawa County residents.

      We want to be the "Bank of Choice" in our marketplace for consumers and business customers. But above all, we want to be the best bank, period! Our success depends on the continued support of our shareholders, our customers, employees and the board.

      We look forward to hearing any ideas you might have, and your thoughts on how we can serve you better. We would also like to extend an invitation to our Annual Shareholders Meeting, which will be held on May 12, 2005 at the Muskegon Country Club, starting at 2:00 p.m.

      All of us at Community Shores Bank Corporation want to thank you for your continued support and dedication!

      We are...Your Friends, Your Neighbors, Your Bank. Together we are prospering.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

Community Shores Bank Corporation ("the Company") is a Michigan corporation and is the holding company for Community Shores Bank ("the Bank") and Community Shores Mortgage Company ("the Mortgage Company"), a wholly-owned subsidiary of the Bank. On September 27, 2003, the Company received regulatory approval to become a financial holding company and created Community Shores Financial Services ("CS Financial Services"). In December 2004, a business trust subsidiary was formed called Community Shores Capital Trust I ("the Trust").

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

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2003 by transferring a majority of the Bank's commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2003 received regulatory approval. At that time the Company formed Community Shores Financial Services ("CS Financial Services"). CS Financial Services holds a 1.86% ownership interest in the Michigan Bankers Insurance Center, LLC. In addition, CS Financial Services receives referral fee income from a local insurance agency, Lead Financial. Lead Financial offers amongst other things employer sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

In December of 2004, the Company formed Community Shores Capital Trust I, a Delaware business trust. The Trust is administered by a Delaware trust company, and three individual administrative trustees who are employees and officers of the Company. The Trust was established for the purpose of issuing and selling its preferred securities and common securities and used the proceeds from the sales of those securities to acquire subordinated debentures issued by the Company. A majority of the net proceeds received by the Company was used to pay down the outstanding balance on the Company's line of credit. The remaining proceeds are expected to be used to contribute capital to the Bank as well as support the general operating expenses of the Company including the debt service.

The Company's growth in 2004 was modest in comparison to the first four years of operations. Projections for 2005 indicate that the Company has sufficient funds to meet its cash requirements and support the Bank's expected growth in 2005. Management recognizes that additional capital may be needed to support growth in excess of these projections and intends on using its $5 million line of credit with LaSalle Bank National Association to provide capital if further growth is experienced. The Capital Committee of the board recognizes that this is only a short term solution and meets periodically to assess the short and long term needs of the Company.

As of December 31, 2004, the Bank had 44 full-time employees and 18 part time employees, an increase of 2 full time and 2 part time positions since December 31, 2003. To accommodate growth, management anticipates increasing staff by 7 full time equivalent employees during the year 2005.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2004. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as disclosures found elsewhere in the Annual Report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from the estimate.

Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience of seasoned loan portfolios. See Notes 1 and 3 to the Company's consolidated financial statements for additional information.

Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company's assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors, and the Audit Committee of the Board of Directors has reviewed the Company's disclosures in this Management's Discussion and Analysis.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

2004 OVERVIEW

The Company's assets grew modestly by 5% to $193.5 million at December 31, 2004. The Company achieved its fourth fully profitable year of operations. For 2004, fully diluted earnings per share of the Company were $.55. Year over year earnings per share decreased 27%. The decrease is directly related to the tax benefit of $327,000, which was realized in 2003 when the Company eliminated its valuation allowance on temporary tax differences. No similar tax benefit was realized in 2004 and earnings were taxed at a rate of 34%. In spite of the bottom line impact of these tax differences, pre-tax earnings increased by 19% between 2003 and 2004. The Bank's internal prime lending rate increased by 125 basis points in the second half of 2004, which helped improve the Company's net interest margin by 16 basis points since 2003. In Muskegon County where the Bank's main office is located, the Bank continued to have the fifth largest market share of deposits. On the operations side, the Bank introduced a new business debit card product. As of December 31, 2004 there were 80 customers using this service.

FINANCIAL CONDITION

Total assets increased by $9.4 million to $193.5 at December 31, 2004 from $184.1 at December 31, 2003. Growth was attributable to commercial loan volume.

Cash and cash equivalents decreased by $4.2 million to $2.4 million at December 31, 2004 from $6.6 million at December 31, 2003. A portion of the decrease was a result of having $2.5 million less on deposit with our correspondent banks on the last day of the year. Additionally the Bank sold federal funds in the amount of $1.7 million on the last day of 2003. There were no federal funds sold on December 31, 2004.

Securities held decreased by $7.3 million during 2004. Typically growth in customer repurchase agreements or increases in Federal Home Loan Bank Advances drive purchases. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. Since repurchase balances decreased from year-end 2003 to year-end 2004 and there was no change in long-term Federal Home Loan Bank Advances, the Bank was able to reduce the security portfolio and use the proceeds to fund loans.

In the first quarter of 2004, four securities totaling $3.5 million and an average rate of 1.77% were liquidated resulting in a loss of $18,000. In the second quarter, management approved and executed a security repositioning transaction, which resulted in a net gain of $11,000. In the transaction, nine mortgage- related securities totaling $4.2 million were sold and three new securities were purchased for $4.5 million. In addition to the gain, the earnings stream on the new securities is forecasted to be more stable and slightly higher. The remaining investment portfolio reduction of $3.9 million is the result of securities maturing, being called or receiving principal repayments.

At year-end there were securities with a market value of $14.9 million pledged to repurchase agreements, treasury tax and loan balances and Federal Home Loan Bank Advances. There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of the Bank's shareholders' equity. As of December 31, 2004, the Bank owned seven municipal securities. Five of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County. Four of these municipal securities were designated as held to maturity at the time of purchase.

Loans grew 14% since year-end 2003. This rate of growth is higher than the rate in 2003 and is more in line with that experienced by the Bank in its first four years of operation. As the economy strengthened

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

throughout 2004 the Bank encountered a notable increase in lending requests and activity. Balances were $171.5 million at December 31, 2004 up from $150.0 million at December 31, 2003. Increases to the commercial, commercial real estate, residential and consumer loan portfolios of $22.4 million were offset by a decrease in the construction portfolio of $.9 million.

"Wholesale" banking continues to lead the Bank's advancement. Commercial and commercial real estate loans presently comprise 80% of the Bank's total loan portfolio, nearly the same ratio as at 2003 year-end. There are seven experienced commercial lenders on staff devoted to pursuing and originating these types of loans. The $21.5 million in recorded growth was from both existing borrowers needing additional working capital and the establishment of new relationships.

Installment loans to individuals increased modestly by $.4 million from the balance reported at December 31, 2003. This figure is comprised of $1.3 million of growth in outstanding home equity borrowings and other consumer real estate products being offset by a $.9 million decline in consumer loans, particularly direct and indirect automobile loans. The auto maker incentives on new car purchases continued throughout 2004. Not only does this adversely impact new indirect automobile loan applications but it also affects existing automobile loans. Total automobile loans decreased $1.0 million since year-end 2003.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2004 there were 40% of the loan balances carrying a fixed rate and 60% a floating rate. Since December 31, 2003 the proportion of fixed rate loans in the portfolio decreased 10%. A majority of the new loans booked during the year as well as increases in outstanding balances on lines of credit occurred in floating rate products. Both fixed and floating rate loans are necessary and beneficial depending on the rate environment. The increase in the proportion of floating rate loans will prove to be beneficial in a rising rate environment, however both types of loans may be useful to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes. The maturity distribution of the Bank's loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities at December 31, 2004.

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2004 have been included below:

                                          Within          Three to         One to          After
                                          Three            Twelve           Five           Five
                                          Months           Months           Years          Years            Total
                                        -----------      -----------     -----------    -----------      ------------
Commercial, financial and other         $12,823,503      $36,292,766     $29,045,200    $ 2,224,238      $ 80,385,707
Real estate - commercial                  7,705,717       11,158,840      37,620,044              0        56,484,601
Real estate-construction                  1,744,887          460,676               0              0         2,205,563
Real estate-mortgages                        48,041          158,601         978,228      6,026,070         7,210,940
Installment loans to individuals          1,603,724        3,166,376      17,792,683      2,601,608        25,164,391
                                        -----------      -----------     -----------    -----------      ------------
                                        $23,925,872      $51,237,259     $85,436,155    $10,851,916      $171,451,202
                                        ===========      ===========     ===========    ===========      ============

Loans at fixed rates                      6,699,214        6,844,841      50,913,989      4,622,851      $ 69,080,895
Loans at variable rates                  17,226,658       44,392,418      34,522,166      6,229,065       102,370,307
                                        -----------      -----------     -----------    -----------      ------------
                                        $23,925,872      $51,237,259     $85,436,155    $10,851,916      $171,451,202
                                        ===========      ===========     ===========    ===========      ============

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Avoiding portfolio concentrations in any one type of loan or in a specific industry helps to decrease credit risk however the risk of nonpayment for any reason exists with respect to all loans. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral.

The allowance for loan losses represents the Bank's estimate of the reserve necessary to provide for probable incurred losses in the portfolio. As such, the loan portfolio is reviewed and analyzed on a monthly basis for the purpose of estimating loan losses. The allowance is adjusted accordingly to maintain an adequate level to absorb loan losses given the risk characteristics of the loan portfolio. In making this determination, the Bank analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by the Chief Lending Officer, an independent loan review and information provided by examinations performed by regulatory agencies.

At December 31, 2004, the allowance totaled $2.0 million or approximately 1.19% of gross loans outstanding. The analysis of the allowance for loan losses is comprised of two portions: specific credit allocations and subjective credit allocations. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. Subjective credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions.

The total of all allocations included in the allowance by loan class at December 31, 2004 and 2003 was as follows:

                                                            2004                            2003
                                                -----------------------------   -----------------------------
                                                                  Percent of                      Percent of
                                                                Loans in Each                   Loans in Each
                                                                  Category to                     Category to
                                                  Amount         Total Loans      Amount         Total Loans
                                                ----------      -------------   ----------      -------------
Balance at End of Period Applicable to:

Commercial                                      $1,062,232           46.9%      $  996,728           43.7%
Real estate - commercial                           632,459           32.9          576,778           33.6
Real estate - residential                           36,055            4.2           30,708            4.1
Real estate - construction                          25,364            1.3           35,760            2.1
Consumer                                           283,088           14.7          287,782           16.5
                                                ----------          -----       ----------          -----

Total                                           $2,039,198          100.0%      $1,927,756          100.0%
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

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Often there is a direct correlation between the strength of the economy and the quantity of past due and problem loans. As the economy strengthened in 2004 the Bank observed a year over year decrease in overall past due and non-accrual loans of $266,000.

                                December 31,   December 31,
Loans Past due:                     2004           2003       Increase (Decrease)
---------------                 ------------   ------------   ------------------
30-59 days                       $ 541,000      $ 776,000        $  (235,000)
60-89 days                       $ 306,000      $ 130,000        $   176,000
90 days and greater              $ 598,000      $ 116,000        $   482,000
Non accrual notes                $ 155,000      $ 844,000        $  (689,000)

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Management attributes a portion of this success to the Bank's collection process, which includes a full time collection officer. Preserving the asset quality of the Bank's loan portfolio continues to be a strategic priority of both the Bank's management team and its Board of Directors.

Although the collection process is believed to be sound, there was still the need to charge-off loans. During 2004, 31 loans were charged-off. The principal balances of these charge-offs aggregated $445,000, which is down from $681,000 charged-off in 2003. Total recoveries on loans charged-off previously and during 2004 were $96,000 compared to $215,000 in 2003. These recoveries were the result of the bank selling collateral, insurance claims and to a lesser extent payments made by the borrower. Net charge-offs decreased $117,000 to $349,000, or .21% of average loans in 2004 compared to $465,000, or .31% of average loans in 2003. The decrease in the ratio of net charge-offs to average loans is reflective of the effectiveness of the Bank's credit and collection policies as well as the effect of the improving economy on consumers and businesses.

Bank premises and equipment decreased $111,000 to $2.6 million at December 31, 2004 from $2.7 million at December 31, 2003. Accumulated depreciation and amortization represented $2.1 million at the end of 2004 compared to $1.8 million at December 31, 2003. During 2004, approximately $100,000 was spent on ATM and computer equipment and banking software updates. Additionally, there was $89,000 paid towards assets that are in process. A majority of this balance is earnest money deposited towards the acquisition of a two acre parcel of vacant land for the establishment of the Bank's fourth banking location at Harvey and Mt. Garfield Road, in Norton Shores. Construction of this branch will begin in the spring of 2005 and the project is slated for completion in the first half of 2006. Additionally the Bank has made plans to purchase a new check-processing machine. The anticipated cost is roughly $385,000. The equipment will allow the Bank to offer an enhanced electronic banking experience to its account holders, which should help to retain and attract customers. Management believes that this is a necessary expenditure to allow the Bank to maintain its competitive position in the local marketplace.

Accrued interest receivable increased $115,000 between the year-end periods of 2003 and 2004. The increase is related to the increase in the loan portfolio (discussed earlier) as well as increases to the Bank's internal prime lending rate of 125 basis points.

Other assets were $1.1 million at December 31, 2004 down from $1.5 million one year earlier. Decreases in repossessed assets and other real estate owned accounted for $286,000 of the year over year change.

Deposit balances were $158.8 million at December 31, 2004 up from $150.2 million held at December 31, 2003. Based on deposit market share reports published by the FDIC, as of June 30, 2004, the Bank holds the 5th largest share of deposits in Muskegon County. Although it is the same position as 2003 the Bank's market share increased to 10.49% or 28 basis points over its 2003 Muskegon County deposit market share.

Non-interest bearing balances were $13.2 million at December 31, 2004; a year over year increase of $31,000. Although the increase to non-interest bearing accounts was minimal, management recognizes that growth in these types of deposits is one of the most effective ways to improve margin and will continue to make it a strategic priority of the Bank.

Interest-bearing demand accounts, consisting of checking and money market, decreased 13.5% during the year. The combined balances were $50.2 million at December 31, 2004 and $58.0 million at year-end 2003. Checking accounts decreased $2.7 million year over year while money market balances declined $5.1 million. The dispersion in checking account balances is mostly from existing customers carrying lower balances in their accounts. Money market account reduction is typically a sign of an improving economy and a stronger stock market and to a lesser degree rising time deposit rates. As consumer confidence returns it is likely that money is withdrawn from these types of banking accounts and placed in alternative investment vehicles that have the potential to yield a higher rate of return. The Bank monitors

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

its rate on money market accounts quite closely. To ensure that the Bank's deposit rates are competitive, it subscribes to a weekly service that allows it to compare it's internal deposit offering rates to those of other local banks. In spite of offering a competitive rate, it is not unlikely in a rising rate environment that erosion in this deposit type can occur for the reasons mentioned above.

Savings accounts increased $5.8 million since 2003. The balance at December 31, 2004 was $13.7 million up from $7.9 million. In the fourth quarter of 2003, the Bank introduced a new product, Premium Sweep, to several of its existing business customers. The limited rollout was an attempt to ensure that all of the potential faults were addressed prior to mass implementation. In the first quarter of 2004 the product was offered to all existing business customers. Essentially, Premium Sweep customers have their balances divided into three portions according to their account activity levels. Part one is a non-interest bearing demand account, part two is a repurchase account and the last piece is a savings account. Since December 31, 2003 customers in this product have increased from three to fourteen. A majority of the customers were previously in the basic repurchase product (discussed below). Premium Sweep customers receive FDIC insurance on the savings portion of their balances reducing the portion that is in the repurchase account which is collateralized by high quality government securities held within the Bank's security portfolio. A reduction of repurchase balances during the year allowed the Bank to liquidate a portion of its investment portfolio and use the proceeds to fund loans (discussed above).

Time deposits overall grew $10.7 million. The increase is comprised of local time deposits increasing by $4.8 million and brokered deposits increasing by $5.9 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. In the event that management has the opportunity to grow its loan portfolio but does not currently have the liquidity to fund the loan originations, the Bank obtains brokered deposits. At December 31, 2004 approximately 33% of the total deposits reported were brokered compared to 31% a year earlier. During 2004, the spread between the rate of liquid (non-maturing) deposits as compared to that of a time deposit (contractually bound maturity) increased as a result of the overall rising rate environment. This enticed some local depositors to begin investing in time deposits. It is likely that a portion of the growth in local time deposits came from former money market customers who were pursuing a higher rate of interest.

Non-deposit funding sources at December 31, 2003 and 2004 included repurchase agreements and Federal Home Loan Bank advances. There were no Federal Funds Purchased at either year end. Fluctuations in the Bank's daily liquidity position drive required purchases of Federal Funds. Currently the Bank has $18.0 million of available Federal Funds lines with various correspondent banks to support unforeseen liquidity fluctuations.

Repurchase agreements decreased $1.9 million from December 31, 2003 to December 31, 2004. The repurchase customers that were transferred to the Premium Sweep product accounted for a $3.0 million drop in balances. Remaining customers increasing their carrying balances between the two year-end periods, as well as the addition of new customers, offset this decrease. Repurchase balances are not insured by the FDIC and require 100% collateralization with government securities. The current state of the bond market makes it difficult to acquire securities that will yield enough return (without compromising maturity guidelines dictated by the Bank's internal Investment Policy) to cover the rate paid on repurchase balances. It is this reason, as well as the desire to improve the Bank's net interest margin, that drove management to seek an alternative product.

As of the end of 2004, the Bank had the same three advances totaling $6.0 million from the Federal Home Loan Bank ("FHLB") outstanding as was reflected at December 31, 2003. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99%. As of November 2004, all three notes were eligible to convert to a floating rate index at the option of the FHLB (put option). Once each quarter the FHLB has the option to convert the instrument to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance with no pre-payment

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

penalty. At this time, management does not expect that any of the three outstanding notes will be converted to a floating rate nor does it anticipate that they will be repaid prior to their scheduled maturities, which are all in 2010.

Other Borrowings outstanding at December 31, 2003 consisted of subordinated debt totaling $2.6 million. The debt was comprised of direct borrowings from three current Directors, one former Director and Community Shores LLC. The outstanding notes maintained a maturity of five years or longer and received favorable tier two risk based capital treatment. During 2004's third quarter, the Company, using its $5.0 million revolving line of credit with LaSalle Bank National Association ("LaSalle"), paid off the subordinated notes, which then totaled $3.0 million. The outstanding balance on the LaSalle line is not entitled to be considered tier two capital but bears interest at 35 basis points below LaSalle's internal prime lending rate a difference of 185 basis points less than the rate on the subordinated debt. Using the LaSalle line was a temporary arrangement as the Company's ultimate intention was to participate in a pooled trust preferred stock offering. On December 17, 2004 the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The first payment was made on December 30th, 2004. The current rate of interest is 4.60%. The subordinated debentures can be treated as tier one capital for risk based capital purposes up to a level of 25% of the Company's capital (including the subordinated debentures). Any remaining amount is treated as tier two capital for risk based capital purposes.

In 2004, Shareholders' equity increased by a net amount of $764,000. The consolidated net income for the Company was $804,000. The offsetting factor to recorded income was the unfavorable change in the mark-to-market adjustment on available for sale securities of $40,000 recorded in 2004.

RESULTS OF OPERATIONS

Net income for 2004 was $804,000, which was $260,000 less than the income of $1.1 million recorded a year earlier. The difference represents a 24% decline. On a per share basis there was a decline of $.20 as the Company's diluted earnings per share decreased from $.75 in 2003 to $.55 in 2004. Included in 2003's earnings was a one-time tax benefit of $327,000, which occurred when management determined that the Company no longer needed to carry a valuation allowance with respect to the future tax benefit of temporary differences. Since that time, all earnings have been fully taxable at a rate of 34%. At the end of 2003, the Company's net tax benefit was $43,000 compared to a tax expense of $415,000 in 2004.

Income before taxes was $1.2 million in 2004 compared to $1.0 million in 2003. Factors contributing to improved pre-tax earnings included an increase in interest income of $319,000 and a reduction in interest expense of $230,000 between 2003 and 2004. The Company had positive retained earnings of $500,000 at December 31, 2004 compared to an accumulated deficit of $304,000 at December 31, 2003. Earning back all of the consolidated operating losses and achieving positive retained earnings is an important achievement in the Company's history. The following table illustrates some key operating ratios for the years ended December 31, 2004 and 2003:

                                                            2004           2003
                                                            ----           ----
Return on average assets                                    0.42%          0.58%
Return on average shareholders' equity                      6.17%          8.74%
Average equity to average assets                            6.80%          6.65%

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

As explained above both the return on average assets, ("ROA"), and return on average shareholders' equity, ("ROE"), declined on a year over year basis. ROA went down by 28% and ROE by 29% over 2003's figures. It is expected that the ratios will trend better going forward barring any significant unforeseen economic events.

For 2004, net interest income was $6.4 million compared to $5.9 million for 2003. The increase over last year represents an improvement of 8%. Interest income generated during the year was derived from the loan portfolio, the security portfolio, and selling federal funds. Interest income recorded in 2004 equaled 91% of the Company's annual revenues of which the majority was from the loan portfolio.

For 2004, average-earning assets increased by $7.6 million however the average rate earned decreased by 7 basis points. Although the Bank's average internal prime rate increased to 4.34% from 2003's average of 4.12%, during the year many customers opted to refinance their existing fixed rate borrowings for floating rate notes. Initially this action negatively impacted the average rate earned on the loan portfolio but as rates continue to rise the Bank is anticipating that this will benefit future earnings. Thus, in spite of a lower overall average rate earned on earning assets, interest income improved by $319,000 as new volume was added to the loan portfolio and the proportion of earning assets related to securities was reduced.

Interest-bearing liabilities are made up of deposits, federal funds purchased, repurchase agreements, notes payable and FHLB advances. These average interest-bearing liabilities increased $5.2 million during 2004. The interest expense incurred on these products totaled $3.9 million for the year compared to a figure of $4.1 million for 2003. The average rate paid was reduced by 23 basis points. The lower cost of funds is directly related to a reduction of the portfolio rate on time deposits of 37 basis points. Total interest expense recorded for the 2004 was $230,000 lower than that recorded in 2003.

Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the Company's condition the following table sets forth certain information relating to the Company's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

                       COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                 Years Ended December 31:
                                      --------------------------------------------------------------------------------
                                                      2004                                      2003
                                      -------------------------------------   ----------------------------------------
                                        Average                   Average        Average                    Average
                                        Balance      Interest    Yield/Rate      Balance       Interest    Yield/Rate
                                      ------------  -----------  ----------   -------------   ----------   ----------
Assets
    Federal funds sold and interest
      bearing deposits with banks     $  3,266,803  $    34,305     1.05%     $   1,996,472   $   22,219       1.11%
    Securities(1)                       17,932,392      607,485     3.39         25,975,102      872,973       3.37
    Loans(2)                           162,549,306    9,674,621     5.95        148,179,038    9,101,964(3)    6.14
                                      ------------  -----------   ------      -------------   ----------     ------
                                       183,748,501   10,316,411     5.61        176,150,612    9,997,156       5.68
    Other assets                         7,735,187                                6,865,669
                                      ------------                            -------------
                                       191,483,688                            $ 183,016,281
                                      ============                            =============

Liabilities and Shareholders' Equity
    Interest-bearing deposits         $142,608,273  $ 3,223,957     2.26      $ 130,693,979   $3,355,149       2.57
    Federal funds purchased and
        repurchase agreements           11,585,877      150,098     1.30         17,489,217      228,941       1.31
    Note Payable and Federal Home
        Loan Bank Advances               8,970,355      496,874     5.54          9,797,808      516,737       5.27
                                      ------------  -----------   ------      -------------   ----------     ------
                                       163,164,505    3,870,929     2.37        157,981,004    4,100,827       2.60
                                                    -----------                               ----------
    Noninterest-bearing deposits        14,628,041                               12,122,752
    Other liabilities                      666,455                                  735,378
    Shareholders' Equity                13,024,687                               12,177,147
                                      ------------                            -------------
                                      $191,483,688                            $ 183,016,281
                                      ============                            =============
Net interest income                                 $ 6,445,482                               $5,896,329
                                                    ===========                               ==========
Net interest spread on earning assets                               3.24%                                      3.08%
                                                                  ======                                     ======
Net interest margin on earning assets                               3.51%                                      3.35%
                                                                  ======                                     ======
Average interest-earning assets to
 Average interest-bearing liabilities                             112.62%                                    111.50%
                                                                  ======                                     ======

Although the impact of prime rate increases is positive on the interest income generated on new loan volume and many existing variable rate loan products, the increasing rates are likely to negatively impact the Bank's expense to retain and attract both local and brokered deposits going forward. As displayed above, in 2004 the Bank was able to increase its interest income and to reduce its interest expense, which had an overall positive effect on net interest income of $549,000. As such, the Company's net interest spread went up by 16 basis points, from 3.08% in 2003 to 3.24% in 2004 and the Company's net interest margin on earning assets improved by 16 basis points. The margin was 3.51% for the twelve months ended December 31, 2004 and 3.35% for the twelve months ended December 31, 2003.

----------
(1) Includes Federal Home Loan Bank Stock.

(2) Includes loans held for sale and non-accrual loans.

(3) Includes loan fees

                       COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

                                                           Year ended December 31,
                                                               2004 over 2003

                                                   Total           Volume           Rate
                                               ------------    -------------    -----------
Increase (decrease) in interest income
       Federal funds sold and interest-
         bearing deposits with banks           $     12,086    $      13,405   ($     1,319)
       Securities                                  (265,488)        (272,404)         6,916
       Loans                                        572,657          861,938       (289,281)
                                               ------------    -------------    -----------
              Net change in interest income         319,255          602,939       (283,684)

Increase (decrease) in interest expense
       Interest-bearing deposits                   (131,192)         291,796       (422,988)
       Federal funds purchased and
         repurchase agreements                      (78,843)         (76,503)        (2,340)
       Note payable and Federal Home
         Loan Bank advances                         (19,863)         (45,015)        25,152
                                               ------------    -------------    -----------
         Net change in interest expense            (229,898)         170,278       (400,176)
                                               ------------    -------------    -----------

       Net change in net interest income       $    549,143    $     432,661    $   116,492
                                               ============    =============    ===========

The provision for loan losses was $460,000 for 2004 compared to $494,000 for 2003. In 2004 loans grew $21.5 million while loans in 2003 grew just $8.5 million. The direction of this expense is contrary to the differences in loan growth between the two years. The reduction in expense is a result of two factors. The first factor was the $117,000 difference in net charge offs between the years, 2004 having less. The second dynamic was the $78,000 reduction of allocated loan losses between the two year-end periods. Specifically there was a large commercial loan that was upgraded requiring less coverage in the allowance for loan losses. These favorable events contributed to Bank's ability to grow the loan portfolio without dramatically increasing the absolute provision expense booked. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition). Management will continue to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience.

Non-interest income recorded in 2004 was $978,000, which reflects an $110,000 decrease since 2003. The 10% reduction was largely related to lower mortgage related fee income and less favorable security transaction outcomes being offset by increases in service charges on deposit accounts.

Revenue from service charges on deposit accounts improved $78,000, or 13%. The main source of this improvement was increased overdraft fee income of $81,000. Late in 2003 an operational change in the way fees of this type were systematically assessed was implemented. Generally, it is typical for fees of this nature to be somewhat related to the state of the economy and to growth in the customer base. To offset the potential negative effect of the strengthening economy and in turn grow overdraft income even more, the Bank rolled out a new program called Overdraft Privilege in December 2004. The Overdraft Privilege program allows customers to have an assigned overdraft limit tied to their checking account within which presentments will be honored and a service charge automatically assessed. The main risk is that a customer will not bring their account back to a positive balance within a short period of time causing the Bank to experience increased miscellaneous losses. To mitigate this additional risk, the program is

                       COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

equipped with all of the essential tools to monitor accounts and strict procedures were developed for handling those accounts with a prolonged overdraft status. Based on the initial months since implementation it appears that the increased income will more than offset any potential increases to miscellaneous losses.

Mortgage related income consists mostly of gains on sales of loans and to a lesser degree mortgage loan referral fees. When residential real estate loans are originated and sold to a third party, service released, a gain is recorded. In the case of referral fees, income is received from other financial institutions for referring mortgage loans from the Bank's customers to them. In the case of a referral, the Bank does not fund the mortgage or have any other involvement after the referral. In total, mortgage related income declined by 62%, or $137,000 in 2004. Although this is an important revenue source, it is understood that mortgage related income has a high dependence on the interest rate environment, which is subject to market forces. In spite of the upturn in the economy, management is optimistic that future contributions of this income type will improve in 2005.

For the year, non-interest expenses were $5.7 million, an increase of 5% over 2003. Salaries and benefits differences comprised $274,000 of the year over year increase. There were 3 more full-time employees at December 31, 2004 compared to December 31, 2003, including a retail loan department head. In addition to the increases in staff, there were annual salary adjustments and increased benefit costs.

Furniture and equipment expenses decreased $100,000. A decline in depreciation and amortization expense of $92,000 between 2003 and 2004 is the main contributing factor. This category of capital assets is typically assigned a 3 to 7 year depreciation life. In January 2004, the Bank celebrated its 5 year anniversary. As such, all of the original operating equipment assigned a five year life at the time the Bank was established became fully depreciated at the start of the year and ceased to incur a monthly expense. As mentioned above, a significant piece of banking equipment will be purchased and placed into service in the second quarter of 2005. This event is likely to increase depreciation expense in 2005.

Advertising expenses decreased $10,000 in 2004. The Bank did not engage in significant marketing campaigns in 2004. The most notable expenses were related to a few deposit campaigns. However, the Bank intends on employing an aggressive marketing campaign during 2005 in order to implement several suggestions resulting from a professional marketing study that was conducted mid-year 2004.

Data processing increased $16,000. The modest increase is due to general growth in both the loan and deposit customer base.

Professional services expense increased $114,000 since 2003. Sarbanes-Oxley compliance continues to impact services of this type from both an audit and a legal standpoint. Additional legal expenses resulted when corporate attorneys performed a detailed review of both the Company's and the Bank's Articles of Incorporation and Bylaws. Corporate attorneys were also consulted when several key board committee charters were drafted and when the Trust was formed and issued the trust preferred securities.

Other operating expenses decreased $25,000. In 2004, the Company incurred fewer loan collection expenses. The decrease was $29,000 between 2003 and 2004. As there were less problem loan issues, particularly charge off activity, between the two years it is reasonable that there would be lower absolute expenses in this area.

The Company had a consolidated federal tax expense of $415,000 in 2004, 34% of its earnings. For 2003 the Company had a net tax benefit of $43,000 stemming from the elimination of the valuation allowance recorded to reduce deferred tax assets to zero. This resulted in a one-time tax benefit of approximately $327,000 being recorded in the first quarter of 2003 and was followed by three quarters of fully taxable earnings. All future earnings of the Company are anticipated to be taxable at a rate of 34%.

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

In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2004, the Bank had a total of $32.8 million in unfunded loan commitments and $998,000 in unfunded standby letters of credit. Of the total unfunded loan commitments, $32.7 million were commitments available as lines of credit to be drawn at any time as customers' cash needs vary, and $106,000 were for loan commitments scheduled to close and become funded within the next month. The bank monitors fluctuations in loan balances and commitment levels, and includes such data in overall liquidity management.

As of December 31, 2004, the Bank has $18.0 million of established federal funds purchase lines through its correspondent banks. Although the Bank strives to be a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity.

A second source of liquidity is the FHLB of Indianapolis and its various borrowing programs. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2004, there was a security with a market value of $959,000 but no residential real estate loans available to pledge. Another viable collateral source within the Bank's loan portfolio is its pool of commercial real estate loans. At December 31, 2004 the balance of the commercial real estate portfolio was $56.5 million. However, due to the strict FHLB guidelines related to pledging these types of loans, the Bank has not chosen to actively pursue pledging commercial real estate loans.

A third way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. The concentration of brokered deposits to total deposits was 33% at December 31, 2004 up from 31% at December 31, 2003. Brokered deposits increased by $5.9 million in 2004. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 60% under the internal policy.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Details of the repricing gap at December 31, 2004 were:

                                                                  Interest Rate Sensitivity Period
                                              Within          Three to          One to          After
                                               Three           Twelve            Five            Five
                                              Months           Months           Years           Years            Total
                                          --------------   --------------   -------------   --------------   -------------
Earning assets
  Interest-bearing deposits
       in other financial institutions    $      161,527   $            0   $           0   $            0   $     161,527
  Federal funds sold                                   0                0               0                0               0
  Securities (including FHLB stock)            1,927,941        1,696,400       7,724,026        6,006,974      17,355,341
  Loans                                      105,228,511        9,380,058      53,399,927        3,442,706     171,451,202
                                          --------------   --------------   -------------   --------------   -------------
                                             107,317,979       11,076,458      61,123,953        9,449,680     188,968,070

Interest-bearing liabilities
  Savings and checking                        63,843,694                0               0                0      63,843,694
  Time deposits <$100,000                      6,654,947        2,970,982      12,522,185                0      22,148,114
  Time deposits >$100,000                     14,252,325       16,246,639      29,176,713                0      59,675,677
  Repurchase agreements and
       Federal funds purchased                 9,980,778                0               0                0       9,980,778
  Notes payable and Federal Home
       Loan Bank advances                     10,500,000                0               0                0      10,500,000
                                          --------------   --------------   -------------   --------------   -------------
                                             105,231,744       19,217,621      41,698,898                0     166,148,263
Net asset (liability) repricing gap       $    2,086,235   $   (8,141,163)  $  19,425,055   $    9,449,680   $  22,819,807
                                          ==============   ==============   =============   ==============   =============
Cumulative net asset (liability)
       repricing gap                      $    2,086,235   $   (6,054,928)  $  13,370,127   $   22,819,807
                                          ==============   ==============   =============   ==============

CAPITAL RESOURCES

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

As a general practice, the Bank will seek to maintain a total risk based capital ratio of above 10%. At this level, the Bank will remain exempt from paying FDIC insurance and will be allowed to continue its use of brokered deposits. The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk based capital ratios of the Company and the Bank at December 31, 2004 were 11.15% and 10.57% respectively.

During 2004, the Company contributed capital totaling $550,000 into the Bank. Based on Management's projections of the Bank's 2005 growth, the Company has sufficient resources to infuse the necessary capital for the Bank to maintain its well-capitalized position. The main resources available to the Company at this time are the remaining proceeds from the sale of $4.5 million in subordinated debentures to the Trust and the $5.0 million revolving line of credit with LaSalle. There are no immediate plans for additional capital raising by the Company at this time.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RECENT ACCOUNTING DEVELOPMENTS

Adoption of New Accounting Standards: In December 2004, the FASB issued SFAS No. 123(Revised), "Share-Based Payment" ("SFAS No. 123R"). The provisions of SFAS No. 123R are effective for the Company beginning the first quarter after December 15, 2005. The effect on results of operations will depend on the level of future option grants, the fair value of the options granted at a future date, as well as the vesting periods provided.

[CROWE(TM) LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

                                                  Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 3, 2005

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                     2004             2003
                                                                 ------------     ------------
ASSETS
Cash and due from financial institutions                         $  2,214,088     $  4,751,416
Interest-bearing deposits in other financial institutions             161,527          138,609
Federal funds sold                                                          0        1,700,000
                                                                 ------------     ------------
     Cash and cash equivalents                                      2,375,615        6,590,025

Securities
     Available for sale (at fair value)                            16,530,818       24,025,008
     Held to maturity (fair value of $409,023 and $250,998
       at December 31, 2004 and 2003, respectively)                   399,523          249,047
                                                                 ------------     ------------
       Total securities                                            16,930,341       24,274,055

Loans                                                             171,451,202      149,950,085
Less: Allowance for loan losses                                     2,039,198        1,927,756
                                                                 ------------     ------------
     Net loans                                                    169,412,004      148,022,329

Federal Home Loan Bank stock                                          425,000          425,000
Premises and equipment, net                                         2,542,997        2,653,906
Accrued interest receivable                                           734,707          620,138
Other assets                                                        1,081,944        1,518,689
                                                                 ------------     ------------
                                                                 $193,502,608     $184,104,142
                                                                 ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing                                         $ 13,153,038     $ 13,122,112
     Interest-bearing                                             145,667,485      137,045,341
                                                                 ------------     ------------
          Total deposits                                          158,820,523      150,167,453

Federal funds purchased and repurchase agreements                   9,980,778       11,915,282
Federal Home Loan Bank advances                                     6,000,000        6,000,000
Notes payable                                                               0        2,550,000
Subordinated Debentures                                             4,500,000                0
Accrued expenses and other liabilities                                801,975          835,706
                                                                 ------------     ------------
           Total liabilities                                      180,103,276      171,468,441

Shareholders' equity
     Preferred stock, no par value 1,000,000
       shares authorized, none issued                                       0                0
     Common stock, no par value; 9,000,000 shares authorized;
       1,430,000 shares issued                                     12,922,314       12,922,314
     Retained Earnings (deficit)                                      499,781         (303,865)
     Accumulated other comprehensive income (loss)                    (22,763)          17,252
                                                                 ------------     ------------

     Total shareholders' equity                                    13,399,332       12,635,701
                                                                 ------------     ------------
                                                                 $193,502,608     $184,104,142
                                                                 ============     ============

          See accompanying notes to consolidated financial statements.

                       COMMUNITY SHORES BANK CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2004 and 2003

                                                               2004              2003
                                                          --------------    --------------
Interest and dividend income
   Loans, including fees                                  $    9,674,621    $    9,101,964
   Securities, taxable                                           607,485           856,518
   Federal funds sold, FHLB dividends and other income            34,305            38,674
                                                          --------------    --------------
     Total interest and dividend income                       10,316,411         9,997,156

Interest expense
   Deposits                                                    3,223,957         3,355,149
   Repurchase agreements, federal funds purchased,
    and other debt                                               150,098           228,941
   Federal Home Loan Bank advances and notes payable             496,874           516,737
                                                          --------------    --------------
     Total interest expense                                    3,870,929         4,100,827
                                                          --------------    --------------

NET INTEREST INCOME                                            6,445,482         5,896,329
Provision for loan losses                                        460,067           494,239
                                                          --------------    --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            5,985,415         5,402,090

Noninterest income
   Service charges on deposit accounts                           658,312           580,654
   Mortgage loan referral fees                                    55,550            56,331
   Gain on sale of loans                                          28,116           164,690
   Gain (loss) on disposition of securities                       (6,600)           62,681
   Other                                                         242,428           223,913
                                                          --------------    --------------
     Total noninterest income                                    977,806         1,088,269

Noninterest expense
   Salaries and employee benefits                              3,249,820         2,975,418
   Occupancy                                                     302,143           295,747
   Furniture and equipment                                       355,708           455,385
   Advertising                                                    65,277            75,733
   Data processing                                               312,360           296,682
   Professional services                                         443,503           329,375
   Other                                                       1,015,831         1,041,113
                                                          --------------    --------------
     Total noninterest expense                                 5,744,642         5,469,453
                                                          --------------    --------------

INCOME BEFORE FEDERAL INCOME TAXES                             1,218,579         1,020,906
Federal income tax expense (benefit)                             414,933           (43,140)
                                                          --------------    --------------
NET INCOME                                                $      803,646    $    1,064,046
                                                          ==============    ==============

Weighted average shares outstanding                            1,430,000         1,410,274
                                                          ==============    ==============
Diluted average shares outstanding                             1,464,362         1,411,282
                                                          ==============    ==============
Basic earnings per share                                  $         0.56    $         0.75
                                                          ==============    ==============
Diluted earnings per share                                $         0.55    $         0.75
                                                          ==============    ==============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2004 and 2003

                                                                                                        Accumulated
                                                                                           Retained        Other          Total
                                                                             Common        Earnings     Comprehensive  Shareholders'
                                                                Shares        Stock        (Deficit)     Income (Loss)    Equity
                                                              ---------   ------------   ------------   -------------  ------------
BALANCE AT JANUARY 1, 2003                                    1,330,000   $ 12,123,585   $ (1,367,911)  $     310,199  $ 11,065,873

Proceeds from the sale of stock, net of offering costs          100,000        798,729                                      798,729

Comprehensive income:
     Net income                                                                             1,064,046                     1,064,046
     Unrealized loss on securities available for sale, net                                                   (292,947)     (292,947)
                                                                                                                       ------------
          Total comprehensive income                                                                                        771,099
                                                              ---------   ------------   ------------   -------------  ------------
BALANCE AT DECEMBER 31, 2003                                  1,430,000     12,922,314       (303,865)         17,252    12,635,701

Comprehensive income:
     Net income                                                                               803,646                       803,646
     Unrealized loss on securities available for sale, net                                                    (40,015)      (40,015)
                                                                                                                       ------------
          Total comprehensive income                                                                                        763,631
                                                              ---------   ------------   ------------   -------------  ------------
BALANCE AT DECEMBER 31, 2004                                  1,430,000   $ 12,922,314   $    499,781   $     (22,763) $ 13,399,332
                                                              =========   ============   ============   =============  ============

           See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2004 and 2003

                                                                       2004              2003
                                                                  -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $     803,646     $   1,064,046
     Adjustments to reconcile net income to net cash
       from operating activities:
         Provision for loan losses                                      460,067           494,239
         Depreciation and amortization                                  299,672           397,122
         Net amortization (accretion) of securities                      82,751            82,382
         Net realized (gain) loss on disposition of securities            6,600           (62,681)
         Net realized gain on sale of loans                             (28,116)         (164,690)
         Originations of loans for sale                              (3,004,130)      (14,957,710)
         Proceeds from loan sales                                     3,032,246        15,701,800
         Net change in:
              Accrued interest receivable and other assets              342,789        (1,068,823)
              Accrued interest payable and other liabilities            (33,731)          227,527
                                                                  -------------     -------------
                  Net cash from operating activities                  1,961,794         1,713,212

CASH FLOWS FROM INVESTING ACTIVITIES
     Activity in available for sale securities:
         Sales                                                        7,678,458         2,271,377
         Maturities, pre-payments and calls                           8,232,338        35,355,799
         Purchases                                                   (8,565,293)      (36,072,778)
     Activity in held to maturity securities:
         Maturities                                                      92,857            53,571
         Purchases                                                     (244,625)          (50,000)
     Loan originations and payments, net                            (21,849,742)       (8,961,931)
     Additions to premises and equipment, net                          (188,763)         (140,791)
                                                                  -------------     -------------
              Net cash from investing activities                    (14,844,770)       (7,544,753)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                           8,653,070        17,442,074
     Net change in federal funds purchased and
       repurchase agreements                                         (1,934,504)       (7,551,231)
     Federal Home Loan Bank activity:
         New advances                                                         0         2,000,000
         Maturities and payments                                              0        (2,000,000)
     Note payable activity:
         New draws                                                    3,600,000                 0
         Payments                                                    (6,150,000)       (1,050,000)
     Issuance of subordinated debentures                              4,500,000                 0
      Net proceeds from stock offering                                        0           798,729
                                                                  -------------     -------------
             Net cash from financing activities                       8,668,566         9,639,572

Net change in cash and cash equivalents                              (4,214,410)        3,808,031
Beginning cash and cash equivalents                                   6,590,025         2,781,994
                                                                  -------------     -------------

ENDING CASH AND CASH EQUIVALENTS                                  $   2,375,615     $   6,590,025
                                                                  =============     =============

Supplemental cash flow information:
     Cash paid during the period for interest                     $   3,871,483     $   4,189,278
     Cash paid during the period for federal income tax                 305,000           295,000

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Community Shores Bank Corporation (the "Company") and its wholly-owned subsidiaries, Community Shores Financial Services, and Community Shores Bank (the "Bank"), and the Bank's wholly owned subsidiary, Community Shores Mortgage Company (the "Mortgage Company"), after elimination of significant intercompany transactions and accounts.

Nature of Operations: The Company was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank's strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing traditional banking products and services, including automated teller machines, computer banking, telephone banking and automated bill paying services to individuals and businesses in the Bank's market area. The Bank began operations on January 18, 1999.

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2003 by transferring a majority of the Bank's commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed Community Shores Financial Services ("CS Financial Services"). In addition to a 1.86% ownership of the Michigan Bankers Insurance Center, LLC, CS Financial Services receives referral fee income from a local insurance agency, Lead Financial. The Michigan Bankers Insurance Center, LLC is a multiple bank-owned insurance agency. The mission of the agency is to offer a full range of competitive insurance products from multiple carriers, which will be available for sale to the customers of its members. Lead Financial, the other collaborative party of CS Financial Services, offers among other things employer sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

Community Shores Capital Trust I, ("the Trust") was formed in December 2004. The Company owns all of the common securities of this special purpose trust. The Trust is not consolidated and exists solely to issue capital securities.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company's consolidated financial statements, which are susceptible to change in the near term, include the allowance for loan losses and the fair value of financial instruments.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flow Reporting: Cash and cash equivalents includes cash, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level yield method without anticipating prepayments. Gains and losses on sales are based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected in realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Loans sold to outside investors are sold servicing released. There were no loans held for sale at December 31, 2004 or 2003.

Interest income is accrued on the unpaid principal using the interest method assigned to the loan product and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Consumer and credit card loans are typically put on non-accrual status or charged off no later than 120 days past due.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income at the time the loan is assigned non-accrual status. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.

Management estimates the allowance balance required using past industry and historical loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. These balances are not deposits and are not covered by federal deposit insurance. Securities are pledged to cover these liabilities.

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

                                                              2004             2003
                                                         -------------    -------------
Net income as reported                                   $     803,646    $   1,064,046
  Deduct: stock-based compensation expense determined
          under fair value based method                         17,180          141,707
                                                         -------------    -------------
Pro forma net income                                           786,466          922,339

Basic earnings per share as reported                     $        0.56    $        0.75
Pro forma basic earnings per share                       $        0.55    $        0.65

Diluted earnings per share as reported                   $        0.55    $        0.75
Pro forma diluted earnings per share                     $        0.54    $        0.65

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date (no options were granted during 2004):

                                                          2003
                                                         -------
Risk-free interest rate                                     3.61%
Expected option life                                     8 years
Expected stock price volatility                               36%
Dividend yield                                                 0%
Computed fair value                                      $  4.88

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Standby letters of credit are considered guarantees in accordance with FASB Interpretation No. 45 and are recorded at fair value.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. In 2004, the dilutive effect of options outstanding added an additional 34,362 shares to the diluted earnings per share calculation. In 2003, they added 1,008 additional shares.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Adoption of New Accounting Standards: In December 2004, the FASB issued SFAS No. 123(Revised), "Share-Based Payment" ("SFAS No. 123R"). The provisions of SFAS No. 123R require all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants, the fair value of the options granted at a future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in compensation expense of approximately $1,976 in 2006. There will be no significant effect on financial position as total equity will not change.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Currently, management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Bank was required to have $865,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2004. These balances do not earn interest. The requirement at year-end 2003 was $816,000.

Dividend Restriction: The Company and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings and may limit the amount of dividends thereafter.

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

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                 Gross        Gross
                                              Unrealized    Unrealized         Fair
                                                 Gains        Losses           Value
                                             ------------  ------------     ------------
Available for Sale
2004
   US Government and federal agency          $          0  $   (126,198)    $  5,406,061
   Municipals                                      17,874        (3,626)         725,574
   Mortgage-backed                                 95,801       (18,340)      10,399,183
                                             ------------  ------------     ------------
                                             $    113,675  $   (148,164)    $ 16,530,818
                                             ============  ============     ============

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
                                               ============     ============     ============

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                      Gross          Gross
                                    Carrying      Unrecognized   Unrecognized    Fair
                                     Amount           Gains          Losses      Value
                                   -----------    ------------   -----------   ---------
Held to Maturity

2004
     Municipals                    $   399,523     $    9,588     $      (88)  $ 409,023
                                   ===========     ==========     ==========   =========
2003
     Municipals                    $   249,047     $    2,013     $      (62)  $ 250,998
                                   ===========     ==========     ==========   =========

Dispositions of available for sale securities were as follows:

                                       2004           2003
                                   -----------     -----------
Proceeds                           $ 7,678,458     $ 2,271,377
Gross gains                             32,665          62,681
Gross losses                           (39,265)              0

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at year-end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

                                   Available for Sale        Held to Maturity
                                   ------------------   -------------------------
                                        Fair              Carrying        Fair
                                        Value              Amount         Value
                                   ---------------      -----------   -----------
Due in one year or less              $           0      $   155,262   $   155,552
Due from one to five years               5,005,771                0             0
Due in more than five years              1,125,864          244,261       253,471
Mortgage-backed                         10,399,183                0             0
                                     -------------      -----------   -----------
                                        16,530,818      $   399,523   $   409,023
                                     =============      ===========   ===========

Securities with unrealized losses not recognized in income at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

                          Less Than 12 Months              12 Months or More                     Total
2004                  ---------------------------     ---------------------------     ---------------------------
Description of           Fair         Unrealized         Fair         Unrealized         Fair         Unrealized
Securities               Value           Loss            Value            Loss           Value            Loss
--------------        -----------     -----------     -----------     -----------     -----------     -----------
US Government and
  federal agency      $ 2,954,255     $    78,183     $ 2,451,806     $    48,015     $ 5,406,061     $   126,198
Municipals                418,068           3,714               0               0         418,068           3,714
Mortgage-backed           959,224           9,622       1,283,027           8,718       2,242,251          18,340
                      -----------     -----------     -----------     -----------     -----------     -----------

Total temporarily
  impaired            $ 4,331,547     $    91,519     $ 3,734,833     $    56,733     $ 8,066,380     $   148,252
                      ===========     ===========     ===========     ===========     ===========     ===========

                                    Less Than 12 Months                12 Months or More                   Total
                              ------------------------------        -----------------------    ----------------------------
2003                              Fair            Unrealized        Fair         Unrealized        Fair          Unrealized
Description of Securities         Value             Loss            Value           Loss           Value             Loss
-------------------------     ------------        ----------        -----        ----------    ------------      ----------
US Government and
  federal agency              $  6,944,455        $  60,204         $   0          $   0       $  6,944,455      $   60,204
Municipals                         421,517            3,660             0              0            421,517           3,660
Mortgage-backed &
  CMO's                          6,469,840           40,803             0              0          6,469,840          40,803
                              ------------        ---------         -----          -----       ------------      ----------

Total temporarily
  impaired                    $ 13,835,812        $ 104,667         $   0          $   0       $ 13,835,812      $  104,667
                              ============        =========         =====          =====       ============      ==========

The Bank evaluates securities for other-than-temporary impairment on a monthly basis. No unrealized losses have been recognized into income as a result. In performing the evaluation, consideration is given to the length of time and the extent to which the fair value has been less than cost, the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the securities are issued by the federal government or its agencies. At December 31, 2004, thirteen debt securities had unrealized losses with aggregate depreciation of 1.81% from the Bank's amortized cost basis. Twelve of the thirteen securities are issued by government agencies. As management has the ability to hold these debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

Securities pledged at year-end 2004 had a carrying amount of $14,846,020 and were pledged to secure repurchase agreements, Treasury, Tax and Loan deposits and Federal Home Loan Bank advances. Pledged securities at year-end 2003 had a carrying amount of $19,909,241.

NOTE 3 - LOANS

Loans at year-end were as follows:

                                                                2004                2003
                                                            -------------      -------------
Commercial                                                  $  80,510,360      $  65,576,958
Real Estate:
    Commercial                                                 56,484,601         50,440,113
    Residential                                                 7,210,940          6,213,613
    Construction                                                2,205,563          3,109,574
Consumer                                                       25,164,391         24,721,700
                                                            -------------      -------------
                                                              171,575,855        150,061,958
Less: Allowance for loan losses                                (2,039,198)        (1,927,756)

       Net deferred loan fees                                    (124,653)          (111,873)
                                                            -------------      -------------
Loans, net                                                  $ 169,412,004      $ 148,022,329
                                                            =============      =============

Activity in the allowance for loan losses for the year was as follows:

                                                                 2004             2003
                                                              -----------      -----------
Beginning balance                                             $ 1,927,756      $ 1,898,983
Charge-offs                                                      (444,830)        (680,846)
Recoveries                                                         96,205          215,380
Provision for loan losses                                         460,067          494,239
                                                              -----------      -----------
Ending balance                                                $ 2,039,198      $ 1,927,756
                                                              ===========      ===========

Impaired loans were as follows:

                                                                  2004           2003
                                                               ----------     ----------
Year-end loans with no allocated allowance for loan losses     $        0     $        0
Year-end loans with allocated allowance for loan losses         2,418,851      2,321,380
                                                               ----------     ----------
   Total                                                       $2,418,851     $2,321,380
                                                               ==========     ==========

Amount of the allowance for loan losses allocated              $  270,471     $  348,207

                                                                   2004           2003
                                                                ----------     ----------
Average of impaired loans during the year                       $2,215,956     $1,526,089
Interest income recognized during impairment                        48,767         64,119
Cash-basis interest income recognized                               49,570         58,381

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

Non-performing loans were as follows:

                                                   2004          2003
                                                 ---------     ---------
Loans past due over 90 days still on accrual     $ 598,342     $ 116,132
Non-accrual loans                                  155,087       843,810

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                 2004            2003
                                              -----------     -----------
Land & land improvements                      $   714,450     $   714,450
Buildings & building improvements               1,689,075       1,689,075
Furniture, fixtures and equipment               2,107,237       2,007,390
Construction in Process                            88,916               0
                                              -----------     -----------
                                                4,599,678       4,410,915
Less:  accumulated depreciation                 2,056,681       1,757,009
                                              -----------     -----------
                                              $ 2,542,997     $ 2,653,906
                                              ===========     ===========

Depreciation expense was $299,672 and $397,122 for 2004 and 2003 respectively.

On February 15, 2005, the Bank purchased a parcel of land for $962,595 in Norton Shores to be used for a future branch location.

NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:

                                              2004              2003
                                          -------------     -------------
Noninterest-bearing DDA                   $  13,153,038     $  13,122,112
Interest-bearing DDA                         22,195,301        24,888,664
Money market                                 27,993,852        33,131,065
Savings                                      13,654,541         7,877,790
Certificate of deposit                       81,823,791        71,147,822
                                          -------------     -------------
                                          $ 158,820,523     $ 150,167,453
                                          =============     =============

Time deposits of $100,000 or more were $59,675,677 and $49,689,198 at year-end 2004 and 2003.

Scheduled maturities of time deposits for the next five years, as of year-end 2004, were as follows:

  2005      $  40,124,893
  2006         28,353,016
  2007         11,721,136
  2008          1,481,868
  2009            142,878
            -------------
            $  81,823,791
            =============

Brokered time deposits were $ 52,390,809 at year-end 2004 and $46,525,000 at year-end 2003.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of federal funds purchased and repurchase agreements. Federal funds purchased are overnight borrowings from various correspondent banks. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the bank is secured by bank-owned securities held by a third party safekeeping agent.

The balances at year-end are shown below:

                                               Repurchase        Federal Funds
                                               Agreements          Purchased
                                              -------------      -------------
Outstanding at December 31, 2004              $   9,980,778      $           0
    Average interest rate at year-end                  1.24%              0.00%
    Average balance during year                   9,314,156          2,271,721
    Average interest rate during year                  1.16%              1.86%
    Maximum month end balance during year        11,480,726          5,550,000

Outstanding at December 31, 2003              $  11,915,282      $           0
    Average interest rate at year-end                  1.11%              0.00%
    Average balance during year                  15,377,163          2,112,055
    Average interest rate during year                  1.28%              1.49%
    Maximum month end balance during year        20,166,404          6,200,000

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank ("FHLB") are as follows:

                         Current
  Maturity Date       Interest Rate          2004               2003
-----------------     -------------      -------------     -------------
March 24, 2010                 5.99%     $   1,500,000     $   1,500,000
November 3, 2010               5.95          2,000,000         2,000,000
December 13, 2010              5.10          2,500,000         2,500,000
                                         -------------     -------------
                                         $   6,000,000     $   6,000,000
                                         =============     =============

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. As of December 31, 2004, the FHLB had not exercised their option in any of the cases. If the FHLB exercises its conversion option, the advances may be repaid without penalty.

The Bank had both securities and loans pledged as collateral for the above advances at year-end 2004. The fair value of the securities pledged was $2,248,840 and the total of loans pledged was $6,263,935. At year-end 2003, there were only securities pledged. The securities at that time had a fair value of $7,086,542.

NOTE 8 - NOTES PAYABLE

At year-end 2004 notes payable was comprised solely of subordinated debentures stemming from a trust preferred security offering. Community Shores Capital Trust I ("the Trust"), a business trust subsidiary of the Company, sold 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - NOTES PAYABLE (Continued)

4.55125%. The stated maturity is December 30, 2034. The securities are redeemable at par after five years and are, in effect, guaranteed by the Company. Distributions on the trust preferred securities are payable quarterly on March 30th, June 30th, September 30th and December 30th. The first distribution was paid on December 30th, 2004. Under certain circumstances, distributions may be deferred up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at a floating rate of 2.05% over the 3-month LIBOR. The trust preferred securities are carried on the Company's consolidated balance sheet as a liability (subordinated debentures), and the interest expense is recorded on the Company's consolidated statement of income. The current rate of interest is 4.60%.

At year-end 2003, the balance in notes payable was comprised of direct borrowings from past and present directors and Community Shores LLC, a related party. The outstanding balance of these notes at December 31, 2003 was $2,550,000. In 2004, the Company borrowed an additional $400,000 after which the aggregate outstanding balance was $2,950,000. The rate on the notes was floating and was officially defined as 1.50% over the US Bank prime rate. During the third quarter of 2004, the Company repaid the entire outstanding balance.

NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2004 and 2003 was $83,201 and $86,770, respectively.

NOTE 10 - LEASES

The Bank has entered into two operating lease agreements in order to secure office facilities for its branches. Future minimum lease payments, before considering renewal options that are generally present, are as follows at December 31, 2004:

2005                  $    87,331
2006                       60,751
2007                       40,501
                      -----------
                          188,583
                      -----------

For years ended December 31, 2004 and 2003 rental expense was $87,406 and $87,270 respectively.

NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:

                                     2004            2003
                                  ----------      ----------
Current payable                   $  419,478      $  542,303
Deferred expense (benefit)            (4,545)        (43,705)
Change in valuation allowance              0        (455,458)
                                  ----------      ----------
                                  $  414,933      $  (43,140)
                                  ==========      ==========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (Continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2004 and 2003:

                                                                2004            2003
                                                             ----------      ----------
Deferred tax asset
    Allowance for loan losses                                $  639,284      $  600,850
    Non-accrual loans                                            25,849          21,822
    Organization costs                                            4,420           8,918
    Deferred loan costs, net                                     42,382          38,037
    Unrealized loss on securities available for sale             11,726               0
    Other                                                         1,445           2,108
                                                             ----------      ----------
                                                                725,106         671,735
Deferred tax liabilities
    Depreciation                                                (69,616)        (58,306)
    Accretion on securities                                        (710)        (17,924)
    Unrealized gain on securities available for sale                  0          (8,888)
    Prepaid expenses                                            (34,558)              0
    Other                                                       (15,461)         (7,015)
                                                             ----------      ----------
                                                               (120,345)        (92,133)
                                                             ----------      ----------
Net deferred tax asset before valuation allowance               604,761         579,602
Valuation allowance                                                   0               0
                                                             ----------      ----------
                                                             $  604,761      $  579,602
                                                             ==========      ==========

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. At the end of the first quarter of 2003, management concluded that the valuation allowance was no longer needed.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2004 and 2003 is as follows:

                                                                 2004           2003
                                                              ----------     ----------
Tax at statutory rate                                         $  414,317     $  347,108
Change in valuation allowance                                          0       (455,458)
Other                                                                616         65,210
                                                              ----------     ----------
Federal income taxes                                          $  414,933     $  (43,140)
                                                              ==========     ==========

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2004 were as follows:

Beginning balance                                $    8,658,809
New loans and line advances                           8,158,086
* Effect of changes in related parties                 (220,000)
Repayments                                           (7,129,486)
                                                 --------------
Ending balance                                   $    9,467,409
                                                 ==============

*The effect of a director retiring and no longer being considered a related party.

Deposits from principal officers, directors and their affiliates at year-end 2004 and 2003 were $4,129,844 and $4,197,757 respectively.

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

Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plan in 2003, which provided for the issue of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under this plan was not less than the market price per share as of the date of grant. The maximum option term is ten years. Outstanding options under this plan were exercisable in full as of the date the options were granted.

A summary of the activity in the plans is as follows:

                                                        Weighted
                                                        Average
                                         Shares      Exercise Price
                                        -------      --------------
Outstanding at January 1, 2003          121,500        $   10.00

Granted                                  26,700            10.24
Exercised                                     0
Forfeited                                     0
                                        -------        ---------
Outstanding at December 31, 2003        148,200        $   10.04

Granted                                       0
Exercised                                     0
Forfeited                                (2,600)           10.24
                                        -------        ---------
Outstanding at December 31, 2004        145,600        $   10.04
                                        =======        =========

Options exercisable at December 31:

                                                     Weighted
                                                      Average
                                       Shares     Exercise Price
                                      -------     --------------
2004                                  135,675         $10.04
2003                                  129,425          10.05

The weighted average remaining contractual life of all options outstanding at year-end 2004 was 5.2 years. There were 2,000 shares available to grant at 12/31/04.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2004 and 2003, the Bank and the Company were designated as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that date that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for 2004 and 2003 are presented below:

                                                                                Minimum Required to
                                                                                be Well Capitalized
                                                             Minimum Required      Under Prompt
                                                                for Capital      Corrective Action
                                              Actual         Adequacy Purposes      Provisions
                                          ---------------    -----------------  -------------------
                                          Amount    Ratio     Amount     Ratio    Amount     Ratio
                                          ------    -----    -------     -----   -------     ------
2004
Total Capital to risk weighted assets
    Consolidated                       $19,961,293  11.15%  $14,318,832  8.00%  $17,898,540  10.00%
    Bank                                18,924,066  10.57    14,317,523  8.00    17,896,903  10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                        17,896,127  10.00     7,159,416  4.00    10,739,124   6.00
    Bank                                16,884,868   9.43     7,158,761  4.00    10,738,142   6.00
Tier 1 (Core) Capital to
  average assets
    Consolidated                        17,896,127   9.35     7,659,276  4.00     9,574,095   5.00
    Bank                                16,884,868   8.73     7,733,178  4.00     9,666,473   5.00

2003
Total Capital to risk weighted assets
    Consolidated                       $17,096,204  10.54%  $12,975,964  8.00%  $16,219,955  10.00%
    Bank                                16,986,078  10.48    12,972,014  8.00    16,215,018  10.00
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                        12,618,449   7.78     6,487,982  4.00     9,731,973   6.00
    Bank                                15,058,323   9.29     6,486,007  4.00     9,729,011   6.00
Tier 1 (Core) Capital to
  average assets
    Consolidated                        12,618,449   6.90     7,315,140  4.00     9,143,925   5.00
    Bank                                15,058,323   8.31     7,250,049  4.00     9,062,562   5.00

The capital levels of the Company on a consolidated basis, as of year-end, 2004 include $4.5 million trust preferred securities issued by the Trust in December of the same year. Federal Reserve guidelines limit the amount of trust preferred securities that can be included in tier one capital of the Company to 25% of total tier one capital. At year-end 2004 $4,474,032 of the $4.5 million was included as tier one. The remaining balance of $26,968 was included as tier two, a secondary component of total risk based capital. The capital levels of the Bank as of year-end 2004 include $200,000 from the proceeds of the trust preferred securities that were contributed by the Company to the Bank.

Federal and state banking laws and regulations place certain restrictions on the amount of dividends the Bank can transfer to the Company and on the capital levels that must be maintained. At year-end 2004,

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

under the most restrictive of these regulations (to remain well capitalized), the Bank could distribute approximately $1,025,000 to the Company as dividends without prior regulatory approval. At this time the Company's ability to pay dividends is dependent on the Bank.

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

                                              2004                       2003
                                      --------------------       --------------------
                                      Fixed       Variable       Fixed       Variable
                                       Rate         Rate          Rate         Rate
                                      -----       --------       -----       --------
Unused lines of credit and letters
  of credit                         $1,559,178  $ 32,145,824  $ 1,854,728  $ 28,077,861

Commitments to make loans           $  106,322             0  $   608,715  $    617,000

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.25% to 8.00% and maturities ranging from 3 years to 5 years. There were no variable rate commitments outstanding at year-end 2004.

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                           2004                2003
                                    ------------------  ------------------
                                    Carrying    Fair    Carrying     Fair
                                     Amount    Value     Amount     Value
                                    --------   -----    --------    ------
                                                (In Thousands)
Financial assets
    Cash and cash equivalents       $  2,376  $  2,376  $  6,590  $  6,590
    Securities available for sale     16,531    16,531    24,025    24,025
    Securities held to maturity          400       409       249       251
    Loans, net                       169,412   169,215   148,022   148,675
    Federal Home Loan Bank stock         425       425       425       425
    Accrued interest receivable          735       735       620       620

Financial liabilities
    Deposits                         158,821   158,510   150,167   151,431
    Federal funds purchased and
     repurchase agreements             9,981     9,981    11,915    11,915
    FHLB Advances                      6,000     6,081     6,000     6,033
    Notes Payable                      4,500     4,500     2,550     2,550
    Accrued interest payable             347       347       348       348

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

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

                            CONDENSED BALANCE SHEETS
                                  December 31

                                                                              2004            2003
                                                                              ----            ----
ASSETS
     Cash and cash equivalents                                             $ 1,123,408     $   204,756
     Investment in and advances to Community Shores Bank                    16,862,105      15,075,575
     Investment in and advances to Community Shores Financial Services          17,415          11,981
     Other assets                                                               23,671          43,801
                                                                           -----------     -----------

         Total assets                                                      $18,026,599     $15,336,113
                                                                           ===========     ===========

LIABILITIES AND EQUITY
     Accrued expenses and other liabilities                                $   127,267     $   150,412
     Notes payable                                                           4,500,000       2,550,000
     Shareholders' equity                                                   13,399,332      12,635,701
                                                                           -----------     -----------

         Total liabilities and shareholders' equity                        $18,026,599     $15,336,113
                                                                           ===========     ===========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                         2004             2003
                                                         ----             ----
Other income                                         $     1,209      $     7,003
Other expense                                           (725,955)        (470,909)
                                                     -----------      -----------
LOSS BEFORE INCOME TAX BENEFIT AND UNDISTRIBUTED
 SUBSIDIARY INCOME                                      (724,746)        (463,906)

Equity in undistributed subsidiary income              1,281,978          976,948

FEDERAL INCOME TAX BENEFIT                              (246,414)        (551,004)
                                                     -----------      -----------
NET INCOME                                           $   803,646      $ 1,064,046
                                                     ===========      ===========

                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                                      2004          2003
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $   803,646   $ 1,064,046
     Equity in undistributed subsidiary income                     (1,281,978)     (976,948)
     Adjustments:
         Change in other assets                                        20,130        28,781
         Change in other liabilities                                  (33,220)     (448,148)
                                                                  -----------   -----------
              Net cash from operating activities                     (491,422)     (332,269)

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital investment into Community Shores Bank                   (550,000)     (200,000)
     Capital investment into Community Shores Capital Trust I        (129,926)      (11,135)
                                                                  -----------   -----------
              Net cash from investing activities                     (679,926)     (211,135)

CASH FLOWS FROM FINANCING ACTIVITIES
     Draw (paydown) on subordinated debt                           (2,550,000)   (1,050,000)
     Net proceeds from stock offering                                       0       798,729
     Proceeds from sale of subordinated debentures                  4,640,000             0
                                                                  -----------   -----------
         Net cash from financing activities                         2,090,000      (251,271)

Net change in cash and cash equivalents                               918,652      (794,675)

Beginning cash and cash equivalents                                   204,756       999,431
                                                                  -----------   -----------
ENDING CASH AND CASH EQUIVALENTS                                  $ 1,123,408   $   204,756
                                                                  ===========   ===========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

                                                                                       2004            2003
                                                                                    ----------      ----------
Unrealized holding losses on available-for-sale securities                          $  (67,229)     $ (381,177)
Less reclassification adjustments for (gains) and losses later
     recognized in income                                                               (6,600)         62,681
                                                                                    ----------      ----------
Net unrealized losses                                                                  (60,629)       (443,858)
Tax effect                                                                              20,614         150,911
                                                                                    ----------      ----------
Other comprehensive income (loss)                                                   $  (40,015)     $ (292,947)
                                                                                    ==========      ==========

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                          Earnings Per Share
      (in thousands except per           Interest      Net Interest          Net       -------------------------
            share data)                   Income          Income           Income      Basic       Fully Diluted
                                         --------      ------------        ------      -----       -------------
2004
    First Quarter                        $  2,471      $      1,506        $  169      $ .12       $         .12
    Second quarter                          2,456             1,497           154        .11                 .11
    Third quarter                           2,606             1,646           170        .12                 .12
    Fourth quarter(1)                       2,783             1,796           310        .21                 .20

2003
    First quarter(2)                     $  2,555      $      1,454        $  509      $ .38       $         .38
    Second quarter                          2,548             1,465           139        .10                 .10
    Third quarter                           2,486             1,505           183        .13                 .13
    Fourth quarter                          2,409             1,473           233        .16                 .16

-----------------------
(1) Earnings were impacted by a higher net interest margin resulting from increases to the Bank's internal prime lending rate.

(2) Includes the impact of reversing tax valuation allowance of approximately $327,000.

                             SHAREHOLDER INFORMATION

SEC FORM 10-KSB

Copies of the Company's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

STOCK INFORMATION

Effective February 22, 2005 the common stock of Community Shores Bank Corporation is quoted on the NASDAQ SmallCap Market under the ticker symbol "CSHB." Prior to that, the Company was traded on the OTC Bulletin Board under the same symbol. At March 17, 2005, there were approximately 219 record holders of the Company's Common Stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during 2004 and 2003. The quotations reflect bid prices as reported by the OTC Bulletin Board do not include retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                   BID PRICES

                                                        HIGH         LOW
                                                       -------     -------
CALENDAR YEAR 2004
     First Quarter................................     $ 13.35     $ 12.00
     Second Quarter...............................     $ 13.75     $ 13.00
     Third Quarter................................     $ 13.35     $ 12.90
     Fourth Quarter...............................     $ 12.60     $ 12.50

CALENDAR YEAR 2003
     First Quarter................................     $  9.65     $  8.10
     Second Quarter...............................     $ 10.45     $  8.75
     Third Quarter................................     $ 11.49     $ 10.00
     Fourth Quarter...............................     $ 12.29     $ 11.10

MARKET MAKERS

At March 16, 2005, the following firms were registered with the Nasdaq Stock Market as market makers in common stock of the Company:

Oppenheimer                           Howe Barnes Investments, Inc.           Monroe Securities, Inc.
300 River Place, Suite 4000           135 South LaSalle Street                47 State Street
Detroit, MI 48207                     Chicago, Illinois 60603                 Rochester, New York 14614

Hill, Thompson, Magid and Co.         Knight Equity Markets, L.P.
15 Exchange Place, Suite 800          525 Washington Blvd. 30th Floor
Jersey City, New Jersey               Jersey City, New Jersey 07310
07302

STOCK REGISTRAR AND TRANSFER AGENT

Mellon Investor Services, LLC
85 Challenger Road
Ridgefield Park, New Jersey 07660
1-800-288-9541
www.melloninvestor.com

LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
                and
200 Ottawa Avenue, N.W., Suite 900
Grand Rapids, Michigan 49503

INDEPENDENT AUDITORS

Crowe Chizek and Company LLC
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503

ADDITIONAL INFORMATION

News media representatives and those seeking additional information about the Company should contact Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing him at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 12, 2005, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

SPECIAL THANKS TO:
Cover Photo
  Back Row-Trent Pierre, Clint Todd
  Middle Row-Laurie Semlow, Jean Lynch
  Front Row-Kim LaVallee, Jessica Sowles
Page 2
  Muskegon Public Schools Board of Education
Page 5
  Pat Bauer, All American Cycle and Service, Inc.

                             OFFICERS AND DIRECTORS

COMMUNITY SHORES BANK CORPORATION BOARD OF DIRECTORS

Gary F. Bogner              Real Estate Developer

John C. Carlyle             Varnum, Riddering, Schmidt and Howlett LLP

Robert L. Chandonnet        Owner and President; The Nugent Sand Company, Inc.

Dennis L. Cherette          An Owner and President; Investment Property
                            Associates, Inc.

Bruce J. Essex              Chairman; Port City Die Cast

Michael D. Gluhanich        President; Geerpres, Inc.

John L. Hilt                Retired Chairman Emeritus; Quality Stores
(Vice Chairman)

Jose A. Infante             President and Chief Executive Officer; Community
(Chairman)                  Shores Bank Corporation

Joy R. Nelson               Retired Vice President; Huntington Bank

Bruce C. Rice               President; ESCO Company

Roger W. Spoelman           President; Mercy General Health Partners

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

Gary F. Bogner             Real Estate Developer
(Chairman)

Heather D. Brolick         President and Chief Operating Officer; Community
                           Shores Bank

John C. Carlyle            Varnum, Riddering, Schmidt and Howlett LLP

Robert L. Chandonnet       Owner and President; The Nugent Sand Company, Inc.

Dennis L. Cherette         An Owner and President; Investment Property
(Vice Chairman)            Associates, Inc.


Bruce J. Essex             Chairman; Port City Die Cast

Michael D. Gluhanich       President; Geerpres, Inc.

John L. Hilt               Retired Chairman Emeritus; Quality Store

Jose A. Infante            Chairman of the Board, President and Chief Executive
                           Officer; Community Shores Bank Corporation

Joy R. Nelson              Retired Vice President; Huntington Bank

Bruce C. Rice              President; ESCO Company

Roger W. Spoelman          President; Mercy General Health Partners

EXECUTIVE OFFICERS

Heather D. Brolick         President and Chief Operating Officer

Jose A. Infante

Ralph R. Berggren          Senior Vice President and Chief Lending Officer

Tracey A. Welsh            Senior Vice President and Chief Financial Officer

OFFICERS OF THE BANK

Monica J. Bixeman          Retail Banking Officer

Sherri S. Campbell         Assistant Vice President / Deposit Operations Manager

Margaret M. Coutchie       Controller

Melissa S. DeWind          Credit Manager

                             OFFICERS AND DIRECTORS

Melissa A. Evans           Vice President / Commercial Lending

Robert J. Jacobs           Senior Vice President / Business Development Officer

Michael E. Jeruzal         Senior Vice President / Retail Lending

Susan M. Kane              Vice President / Retail Lending

Alan W. Kowalski           Retail Lending Collections Officer

Kimberli A. LaVallee       Grand Haven Office Branch Manager

Jean A. Lynch              Main Office Branch Manager

Ronald Maciejewski         Vice President / Commercial Lending

Patricia A. Nardi          Assistant Vice President / Loan Operations Manager

G. Trent Pierre            Commercial Loan Officer

Ted A. Poulton             Vice President / Commercial Lending

Amy L. Schultz             Vice President / Operations Manager

Laurie L. Semlow           North Muskegon Office Branch Manager

Clinton A. Todd            Vice President / Retail Lending

Lori E. Versalle           Vice President / Branch Administrator