Form 10KSB, Exhibit 13
period 2005-12-31
COMMUNITY SHORES BANK CORP
filed 2006-03-31
CIK 1070523

                                                                      Exhibit 13

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION

                               2005 ANNUAL REPORT

                                                               DECEMBER 31, 2005

SELECTED FINANCIAL INFORMATION

At or For the Year Ended December 31,                 2005       2004       2003
-------------------------------------               --------   --------   --------
(dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Net interest income                                 $  8,161   $  6,446   $  5,896
Provision for loan losses                                854        460        494
Noninterest income                                     1,263        978      1,088
Noninterest expense                                    6,785      5,745      5,469
                                                    --------   --------   --------
Income before income tax expense                       1,785      1,219      1,021
Income tax expense (benefit)                             572        415        (43)
                                                    --------   --------   --------
Net income                                             1,213        804      1,064
                                                    --------   --------   --------

FINANCIAL CONDITION:
Total assets                                         222,166    193,503    184,104
Total loans                                          192,645    171,451    149,950
Allowance for loan losses                              2,613      2,039      1,928
Securities                                            18,902     16,930     24,274
Deposits                                             190,451    158,821    150,167
Federal funds purchased and repurchase agreements      6,065      9,981     11,915
Notes payable and FHLB advances                       10,500     10,500      8,550
Shareholders' equity                                  14,500     13,399     12,636
                                                    --------   --------   --------

PERFORMANCE RATIOS:
Return on average assets                                0.57%      0.42%      0.58%
Return on average shareholders' equity                  8.63       6.17       8.74
Net interest margin (tax equivalent)                    4.00       3.52       3.35
Efficiency ratio                                       72.00      77.32      79.02

PER SHARE DATA:
Earnings per share - basic                          $   0.85   $   0.56   $   0.75
Earnings per share - diluted                            0.82       0.55       0.75
Book value per share                                   10.09       9.37       8.84

CAPITAL RATIOS:
Tier 1 leverage risk-based capital                      9.48%     10.00%      7.78%
Total risk-based capital                               10.73      11.15      10.54
                                                    ========   ========   ========

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2005 ANNUAL REPORT

                                    CONTENTS

MESSAGE TO THE SHAREHOLDERS ...............................................    2
MANAGEMENT'S DISCUSSION AND ANALYSIS ......................................    5
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...................   22
CONSOLIDATED FINANCIAL STATEMENTS
   CONSOLIDATED BALANCE SHEETS ............................................   23
   CONSOLIDATED STATEMENTS OF INCOME ......................................   24
   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY .............   25
   CONSOLIDATED STATEMENTS OF CASH FLOWS ..................................   26
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................   27
SHAREHOLDER INFORMATION ...................................................   44
DIRECTORS AND OFFICERS ....................................................   46

                         dear shareholders and friends:

On behalf of our employees and our Board of Directors, we want to share our outstanding 2005 financial results with all of you. This has been our seventh year as a public corporation. It has been a most productive year for Community Shores and the most profitable year in our history. These results would not have been possible without your support as investors, and patronage, as customers.

                                 Earnings Growth

We are pleased to report considerable earnings growth in 2005. Fiscal year net income of $1.2 million compared very favorably with 2004, a 50.9% increase. Diluted earnings per share were $0.82 compared with $0.55 for the prior year, an increase of 49.1%. The bank management team and our employees did an excellent job in improving net interest margin 48 basis points and reaching 4.00% for the year. Assets also saw a strong increase in 2005 as we ended the year at $222.2 million, an increase of 14.8%. Our loan growth of 12.4%, or $21.2 million, increased our loan portfolio to $192.6 million in 2005 as we partnered with local businesses and individuals in their endeavors.

A disciplined approach to balance sheet management is a strength of Community Shores Bank. Solid loan and deposit growth coupled with improvement in our net interest margin, an area where other banks have been less successful, was a crucial factor of our improved performance.

                           Subsequent Financial Events

Although the year-end news is positive, it is important to understand the basis and the impact of the adjustment made to year-end earnings in March of 2006. In the fourth quarter of 2005, a large commercial relationship began to deteriorate and the appropriate allocations were made in the allowance for loan losses based on the known facts. In the first months of 2006, as management further evaluated the collateral, a determination was made that there was a deficiency and that the losses relative to this relationship were likely to be larger than what was anticipated at year-end. As a result, 2005's earnings were reduced by $118,800, $.08 per share, when management allocated an additional $180,000 in the allowance for loan losses. The issue is unfortunate but is not believed to be indicative of a change in the overall quality of the Bank's loan portfolio.

                           Deposit Market Share Growth

Deposit growth has always been a central part of our business plan. As a result of an enhanced marketing strategy and the aggressive calling efforts of our employees, local deposits increased by 16.9%, or $17.9 million. As of December 31, 2005, 65% of our deposits were generated within our local markets. Robust deposit growth contributed to our improved deposit market share position in 2005, moving us to fourth place among all banks in Muskegon County. This was a major achievement for Community Shores Bank. Based on the June 30, 2005 FDIC Summary of Deposits figures, the Bank has a 12.4% deposit market share, up from 10.5% in 2004. We surpassed a major out-of-town regional bank to become #4, and we remain the only community bank among the top five banks in our market.

This deposit growth was used to fund new loans. Loans increased by more than $21 million for the year, up 12.4% from 2004. Opportunities for further loan and deposit growth will continue as the local economy strengthens.

                               Targeted Expansion

A strategic decision was made last year to develop our retail branch network. In 2005, Community Shores purchased several parcels of property to build new banking facilities in fast growth and high traffic areas in our market. The goal is to increase core deposits, which will ultimately improve profitability.

The first of our new branches is on Harvey Street, in the fast-growing southern part of Muskegon County. It will be completed in the fourth quarter of 2006. This full-service location will represent the fourth facility in our banking office network. It will also be used to accommodate most of the operational support services that are currently housed at our main office in Roosevelt Park.

We have also started plans for our new North Muskegon office. This freestanding branch on Whitehall Road and M-120 will replace our current leased space, which we have outgrown. This new branch, in a more visible and accessible location, will allow us to more easily attract and better serve our customers.

Our last acquisition in 2005 occurred in the Grand Haven market. We purchased a parcel of land on US 31 (Beacon Boulevard) with the intention of relocating our existing Grand Haven branch. The proposed location provides high visibility and significantly improves egress.

We are in the process of another exciting opportunity related to the east side of Muskegon. In October, we signed an agreement to purchase vacant property on Apple Avenue at Quarterline. We are performing legal due diligence on the property and hope to finalize the purchase sometime in 2006.

                   Local Economic Outlook and Community Focus

Our Muskegon economy has begun to thrive, with local employment gains currently outpacing similar parts of the nation. This compares with five years of shrinking employment and a declining economy in the rest of Michigan. Our bank is pleased to have the opportunity to partner with thriving local businesses to provide them with the financial resources they need to reach their goals. That is what community banking is all about, particularly at Community Shores Bank.

As a community bank, we play a major role in the communities we serve, and we take pride in giving back. In 2005, our employees contributed countless hours of service to their Muskegon and North Ottawa communities. Our Community Connections Committee, made up of a volunteer panel of employees, approved donations to 148 different charities in our market place. Community Shores has a long history of community volunteerism. One of the best ways for us to fulfill our duty as good neighbors has been to encourage our employees to serve on boards and committees of non-profit institutions, to serve as coaches for local athletic teams, and to be involved in their places of worship.

We proudly hosted our fourth annual Community Picnic in late summer. The event has become a community tradition at both the Roosevelt Park and Grand Haven offices. We broke our previous 2004 record by serving over 1,000 hot dogs to customers, shareholders and friends.

                                Market Visibility

Community Shores began to make its presence felt on Wall Street in 2005. In February, our stock, under the same symbol CSHB, began trading on the Nasdaq SmallCap Market, now known as the Nasdaq Capital Market. This move from the Bulletin Board improved the Company's liquidity and market visibility.

In the second half of the year, one of our market makers, the investment banking firm of Howe Barnes in Chicago, began to publish an earnings estimate for the Company. We feel that this coverage will broaden our visibility and provide stronger support for our stock within the investment community. The stock price increased 19% while the banking sector as a whole saw very little appreciation.

                                  New Products

The bank management team supported the introduction of two new products that provided customer convenience and boosted Community Shores Bank fee income in 2005. The Overdraft Privilege product has been popular with customers and was a major factor in improving our fee income. The Business Debit Card, introduced in 2004, has been very well received and gained earnings momentum throughout 2005.

Our success results from a combination of factors: strong leadership from our board and bank management, excellent implementation skills from our employees, and the support of our customers and shareholders. We want this winning combination to continue into the future, and we will do our best to deserve your confidence.

These are exciting times in our Company's history. We are hopeful that our strategic initiatives will propel us to the next level.

We look forward to any ideas you may have for ways to serve you better. On behalf of the Board of Directors and our employees, we would like to extend an invitation to all of you - shareholders, customers and employees - to attend our Annual Shareholders Meeting to be held on May 11, 2006 at the Muskegon Country Club, beginning at 2:00 PM.

Please accept our gratitude for your continued support and dedication.

We are... Your Friends, Your Neighbors, Your Bank.
Together we are prospering.

        /s/ Jose' A. Infante                       /s/ Heather D. Brolick
------------------------------------       -------------------------------------
           Jose' A. Infante                            Heather D. Brolick
Chairman of the Board, President and       President and Chief Operating Officer
       Chief Executive Officer                     Community Shores Bank

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. In 2005, the Michigan Bankers Insurance Center, LLC legally dissolved its partnership of which CS Financial Services held a 1.86% ownership interest. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lead Financial. Lead Financial offers amongst other things employer sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

In December of 2004, the Company formed Community Shores Capital Trust I, a Delaware business trust. The Trust is administered by a Delaware trust company, and three individual administrative trustees who are employees and officers of the Company. The Trust was established for the purpose of issuing and selling its preferred securities and common securities and used the proceeds from the sales of those securities to acquire subordinated debentures issued by the Company. A majority of the net proceeds received by the Company was used to pay down the outstanding balance on the Company's line of credit. The remaining proceeds were used to contribute capital to the Bank as well as support the general operating expenses of the Company including the debt service on the Company's subordinated debentures.

The Company's growth in 2005 was higher than the modest growth experienced in 2004. In general the growth was supported by the Bank's earnings as well as proceeds from the trust preferred transaction which occurred in December 2004. Projections for 2006 indicate that the Company has access to sufficient funds, via a $5 million line of credit with LaSalle Bank National Association, to meet its cash requirements and support the Bank's expected growth. The Capital Committee of the board recognizes that this is only a short term solution and meets periodically to assess the short and long term needs of the Company.

As of December 31, 2005, the Bank had 51 full-time employees and 20 part time employees, an increase of 7 full time and 2 part time positions since December 31, 2004. To accommodate growth, including the

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

opening of a branch in a new area of the Muskegon market, management anticipates increasing staff by 14 full time equivalent employees during the year 2006.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2005. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as disclosures found elsewhere in the Annual Report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from the estimate.

Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience. See Notes 1 and 3 to the Company's consolidated financial statements for additional information.

Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company's assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors, and the Audit Committee.

FORWARD LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company, the Bank, the Mortgage Company and Community Shores Financial Services. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; the ability of the Company to borrow money or raise additional capital when desired to support future growth; and other factors, including risk factors, referred to from time to time in filings

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

made by the Company with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

2005 OVERVIEW

The Company's assets grew by 15% to $222.2 million at December 31, 2005. The Company achieved its fifth fully profitable year of operations. For 2005, diluted earnings per share of the Company were $0.82. Year over year earnings per share increased 49%. Improvements in the Company's net interest margin as well as profits from new products significantly impacted the bottom line. The Bank's internal prime lending rate increased by 200 basis points during 2005, which helped improve the Company's net interest margin by 48 basis points since 2004. In Muskegon County where the Bank's main office is located, the Bank holds the fourth largest market share of deposits, moving up one position from last year. During the last quarter of the year, the Company increased its provision expense to cover the total allocation necessary in the allowance for loan losses related to substandard credits. The most significant allocations resulted from a deteriorating commercial credit relationship. There are three loans in the relationship totaling $829,000. In the fourth quarter the customer filed personal bankruptcy, requiring the Bank to fully reserve for the outstanding balance of the borrower's personal line of credit. During the collateral assessment of the two business loans to the same customer, it was recently determined that there was considerable collateral deficiency which impelled the Bank to increase its allocation by an additional $180,000. On a more positive note, the Bank introduced a new overdraft protection product that increased overdraft fee income by 70%.

FINANCIAL CONDITION

Total assets increased by $28.7 million to $222.2 million at December 31, 2005 from $193.5 at December 31, 2004. Growth was mostly attributable to loan volume and land purchases for future branches.

Cash and cash equivalents increased by $2.3 million to $4.7 million at December 31, 2005 from $2.4 million at December 31, 2004. A majority of the increase was a result of having $2.1 million more on deposit with our correspondent banks on the last day of the year. Additionally the Bank sold federal funds in the amount of $.2 million on the last day of 2005. There were no federal funds sold on December 31, 2004.

Securities held increased by $2.0 million during 2005. Essentially all of the purchases were municipal securities that are given favorable treatment for federal tax purposes. In past years, growth in customer repurchase agreements and increases in Federal Home Loan Bank Advances ("FHLB") drove purchases. A repurchase agreement is not considered a deposit by the FDIC and is therefore not eligible for FDIC insurance coverage. The recorded liability is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. Since customer repurchase balances decreased from year-end 2004 to year-end 2005 and there was no change in long-term FHLB Advances, the Bank did not need additional government securities and was able to focus on enhancing the municipal portfolio. The municipal purchases allowed the Bank to reduce its federal tax rate by nearly 2%.

At year-end there were securities with a market value of $10.4 million pledged to repurchase agreements, treasury tax and loan balances and FHLB Advances. There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of the Bank's shareholders' equity. As of December 31, 2005, the Bank owned sixteen municipal securities. Ten of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County as well as generate tax exempt interest. Thirteen of the sixteen municipal securities owned were designated as held to maturity at the time of purchase.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Loans grew 12% since year-end 2004. This rate of growth is similar to that experienced in 2004 and is in line with that experienced by the Bank in its first years of operation. As the economy strengthened throughout 2005 the Bank encountered a notable increase in lending requests and activity. Balances were $192.6 million at December 31, 2005 up from $171.5 million at December 31, 2004. Increases to the commercial, commercial real estate, residential and consumer loan portfolios of $21.8 million were offset by a decrease in the construction portfolio of $.6 million.

"Wholesale" banking continues to lead the Bank's advancement. Commercial and commercial real estate loans presently comprise 80% of the Bank's total loan portfolio, nearly the same ratio as at 2004 year-end. There are eight experienced commercial lenders on staff devoted to pursuing and originating these types of loans. The $17.3 million in recorded growth was from both existing borrowers needing additional working capital and the establishment of new relationships.

Installment loans to individuals increased by $2.3 million from the balance reported at December 31, 2004. This figure is comprised of $1.8 million of growth in outstanding home equity borrowings and other consumer real estate products and a $.5 million increase in consumer loans. The modest increase in consumer loans occurred in spite of a decrease in direct and indirect automobile loans of $1.2 million. Automaker incentives on new car purchases continued throughout 2005. Not only does this adversely impact new indirect automobile loan applications but it also affects existing automobile loans.

Since the loan portfolio makes up over 90% of the Company's earning assets, its composition is critically important from an interest rate risk standpoint. The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2005 there were 45% of the loan balances carrying a fixed rate and 55% a floating rate. Since December 31, 2004 the proportion of fixed rate loans in the portfolio increased 5%. The main reason for this change is the fact that the Bank's internal prime rate increased eight times during 2005 causing customers to migrate more towards fixed rate loans. In fact, 87% of the new loans booked during the year occurred in fixed rate products. Both fixed and floating rate loans are necessary and beneficial depending on the rate environment. The decrease in the proportion of floating rate loans is unfortunate in a rising rate environment, however both types of loans may be useful to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes. The maturity distribution of the Bank's loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities at December 31, 2005.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2005 have been included below:

                                      Within       Three to        One to          After
                                      Three         Twelve          Five           Five
                                      Months        Months          Years          Years          Total
                                   -----------   ------------   ------------   ------------   ------------
Commercial, financial and other    $12,765,082    $38,219,136   $ 33,163,106    $ 1,603,898   $ 85,751,222
Real estate - commercial             7,852,943      9,715,521     50,731,048        145,657     68,445,169
Real estate-construction               315,402      1,321,124             --             --      1,636,526
Real estate-mortgages                   59,401        204,325      1,258,239      7,844,133      9,366,098
Installment loans to individuals     1,302,676      4,346,481     19,751,256      2,045,314     27,445,727
                                   -----------    -----------   ------------    -----------   ------------
                                   $22,295,504    $53,806,587   $104,903,649    $11,639,002   $192,644,742
                                   ===========    ===========   ============    ===========   ============
Loans at fixed rates                 4,495,383      4,746,315     72,397,392      5,981,603   $ 87,620,693
Loans at variable rates             17,800,121     49,060,272     32,506,257      5,657,399    105,024,049
                                   -----------    -----------   ------------    -----------   ------------
                                   $22,295,504    $53,806,587   $104,903,649    $11,639,002   $192,644,742
                                   ===========    ===========   ============    ===========   ============

Another facet of the Company's risk management program is reduction of credit risk, the risk of nonpayment. Avoiding portfolio concentrations in any one type of loan or in a specific industry helps to decrease credit risk however the risk of nonpayment for any reason exists with respect to all loans. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral.

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

At December 31, 2005, the allowance totaled $2.6 million or approximately 1.36% of gross loans outstanding. The analysis of the allowance for loan losses is comprised of two portions: specific credit allocations and subjective credit allocations. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. Subjective credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The ratio of allowance to gross loans outstanding increased considerably during the last quarter of the year as a result of the deterioration of the strength of a commercial relationship totaling $829,000. Management continues to evaluate the value of the collateral related to this relationship and has determined the allocations noted below are adequate based on the most recent information available (March 2006).

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The total of all allocations included in the allowance by loan class at December 31, 2005 and 2004 was as follows:

                                                      2005                          2004
                                          ----------------------------   --------------------------
                                                           Percent of                   Percent of
                                                         Loans in Each                Loans in Each
                                                          Category to                  Category to
                                            Amount        Total Loans      Amount      Total Loans
                                          ----------     -------------   ----------   -------------
Balance at End of Period Applicable to:
Commercial                                $1,460,911(1)       44.6%      $1,062,232        46.9%
Real estate - commercial                     777,331          35.5          632,459        32.9
Real estate - residential                     46,830           0.8           36,055         4.2
Real estate - construction                    18,820           4.9           25,364         1.3
Consumer                                     308,689          14.2          283,088        14.7
                                          ----------         -----       ----------       -----
Total                                     $2,612,581         100.0%      $2,039,198       100.0%
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

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Due to a variety of causes, the Bank observed a year over year increase in overall past due and non-accrual loans of $2,110,000 with a majority of the increase occurring in the 30-59 day past due category.

                      December 31,   December 31,
                          2005           2004       Increase (Decrease)
                      ------------   ------------   -------------------
Loans Past due:
30-59 days             $2,423,000      $541,000          $1,882,000
60-89 days             $  159,000      $306,000            (147,000)
90 days and greater    $  379,000      $598,000            (219,000)
Non accrual notes      $  749,000      $155,000             594,000

It is important to note that fifty-one percent of the aggregate total of loans 30-59 days past due at December 31, 2005 resumed a current status by January 31, 2006. Nonetheless, year over year loans past due 30-59 days increased by $1.9 million. There was a multiplicity of minor factors causing the escalation, however the one significant event that aggregated to twenty percent of the total category was related to the impaired commercial relationship mentioned previously. Two of the three loans to this borrower appeared in the 30-59 days past due category on December 31, 2005. As of March 2006, the personal line of credit was charged off, it was fully reserved for, and the two business loans were placed on non-accrual. The Bank is taking legal measures to mitigate loss.

Non-accrual notes increased $594,000 year over year. Of the $749,000 in the non-accrual category, at December 31, 2005, twenty-two percent of the total balance was a result of bankruptcy filings. As the bankruptcy laws were scheduled to change late in 2005, the Bank experienced a higher than normal amount of impairment due to this particular reason. Another considerable factor was foreclosure. This condition made up forty-four percent of the non-accrual balance at December 31, 2005. Prior to the recent turnaround in Muskegon County, there was a sustained period of economic weakness. The duration of this period did have a negative impact on several borrowers and as a result the Bank is now in various stages of foreclosure on those properties.

----------
(1) Includes allocations totaling $347,228 for the troubled commercial relationship mentioned above.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Despite the fluctuation in past dues and non-accruals, management maintains that the Bank's credit culture and collection process are sound. In fact, there was a year over year decrease in the ratio of net charge-offs to average loans. Net charge-offs decreased $69,000 to $280,000, or .15% of average loans in 2005 compared to $349,000, or .21% of average loans in 2004. During 2005, 35 loans were charged-off. The principal balances of these charge-offs aggregated $311,000, which is down from $445,000 charged-off in 2004. Total recoveries on loans charged-off were $31,000 in 2005 compared to $96,000 in 2004. Typically recoveries are the result of the bank selling collateral and to a lesser extent payments made by the borrower. Due to the rise in bankruptcy related impairment and the weakened commercial relationship discussed previously, it is definitely a concern of management that there may be a negative effect on the net charge-off ratio for 2006.

Bank premises and equipment increased $3.4 million to $5.9 million at December 31, 2005 from $2.5 million at December 31, 2004. Accumulated depreciation and amortization represented $2.0 million at the end of 2005 compared to $2.1 million at December 31, 2004. During 2005, approximately $3.0 million was spent on land for branches.

In February of 2005, the Bank acquired a two acre parcel of vacant land for the establishment of the Bank's fourth banking location at Harvey and Mt. Garfield Road, in Norton Shores. The purchase price was $962,595. Construction of this branch began in January 2006 and the project is slated for completion in the fourth quarter of the same year. Two other land purchases occurred during 2005.

On September 1, 2005, the Bank purchased property on the Causeway in the City of North Muskegon for $855,000. The property included a building, which was razed in December. The Bank intends on building a branch for its North Muskegon Banking location. The current North Muskegon location is leased. Construction is scheduled to begin in the early spring of 2006. It is anticipated that the branch will be operational in its new location by the end of 2006.

In December of 2005, the Bank purchased 1.25 acres of real property located on US-31 in Grand Haven, Michigan for $1.13 million. The building that currently exists on that site will be razed. It is the Bank's objective to build a branch and to relocate its Grand Haven banking location to this site by August of 2007. The current Grand Haven banking location is leased and the lease is set to expire at that time.

Additionally, there was $185,000 paid towards assets that are in process. A majority of the balance is associated with the start of construction on the Harvey Street branch. However, a small portion of the balance is earnest money deposited towards the acquisition of vacant land at the corner of Apple Avenue and Quarterline in the City of Muskegon. If the purchase is finalized, the Bank intends on using the land to build a branch.

In May of 2005, the Bank purchased a new check-processing machine. The cost was roughly $365,000. The equipment allowed the Bank to offer an enhanced electronic banking experience to its account holders, which should help to retain and attract customers. Management believed this to be a necessary expenditure to allow the Bank to maintain its competitive position in the local marketplace. The purchase transaction involved using the former check processing equipment as a trade-in. The old equipment was retired from the fixed asset records.

Accrued interest receivable increased $260,000 between the year-end periods of 2004 and 2005. The increase was related to the increase in the loan portfolio (discussed earlier) as well as increases to the Bank's internal prime lending rate of 200 basis points.

Deposit balances were $190.5 million at December 31, 2005 up from $158.8 million held at December 31, 2004. Based on deposit market share reports published by the FDIC, as of June 30, 2005, the Bank holds the 4th largest share of deposits in Muskegon County. The Bank moved up from the 5th position which it held in 2004. The Bank's 2005 market share increased to 12.41% or 192 basis points over its 2004 Muskegon County deposit market share.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Non-interest bearing balances were $16.6 million at December 31, 2005; a year over year increase of 26% or $3.4 million. An increase to non-interest bearing accounts is recognized by management as one of the most effective ways to improve net interest margin. It is an ongoing strategic priority of the Bank. Expansion into new areas of the Muskegon market, like the upcoming Harvey Street location and the enhancement of facilities in existing market areas is intended to drive continued growth in these balances.

Interest-bearing demand accounts, consisting of both checking and money market, decreased 18.6% during the year. The combined balances were $40.9 million at December 31, 2005 and $50.2 million at year-end 2004. Checking accounts increased $1.3 million year over year while money market balances declined $10.6 million. The 5.7% increase in checking account balances is mostly from existing customers carrying higher balances in their accounts. Money market account reduction is typically a sign of an improving economy, a stronger stock market and rising time deposit rates. As consumer confidence returns it is likely that money is withdrawn from these types of banking accounts and placed in alternative investment vehicles that have the potential to yield a higher rate of return. In 2005, it was true that short-term time deposit rates rose at a much faster pace than the rates on money market accounts. Two public fund relationships withdrew $9.6 million from their money market accounts and used the proceeds to open short term time deposits at the Bank.

Savings accounts increased $778,000 since 2004. The balance at December 31, 2005 was $14.4 million up from $13.7 million. There are two products that make up total savings account balances; regular savings accounts and Premium Sweep savings. Regular savings accounts declined $283,000 since year-end 2004 mainly from existing customers keeping less on deposit. Premium Sweep savings customer balances increased $1.1 million.

The Premium Sweep savings account is a relatively new product for the Bank. It was introduced at the end of 2003. Essentially, Premium Sweep customers have their balances divided into three portions according to their account activity levels. Part one is a non-interest bearing demand account, part two is a repurchase account and the last piece is a savings account. Since Premium Sweep customers receive FDIC insurance on the savings portion of their balances, there is a reduction in the portion that is in the repurchase account. The balance in the repurchase portion is collateralized by high quality government securities held within the Bank's security portfolio (discussed below). A reduction of the repurchase portion allows the Bank to use its liquidity to fund loans instead of purchasing securities for pledging which is particularly advantageous in a rising interest rate environment. Since December 31, 2004, total customers in this product have increased. A majority of the new customers were transferred from the repurchase product.

Time deposits overall grew $36.8 million. The increase was comprised of local time deposits increasing by $23.1 million and brokered deposits increasing by $13.7 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. In the event that management has the opportunity to grow its loan portfolio but does not currently have the liquidity to fund the loan originations, the Bank obtains brokered deposits. At December 31, 2005 approximately 35% of the total deposits reported were brokered compared to 33% a year earlier. During 2005, the spread between the rate of liquid (non-maturing) deposits as compared to that of a time deposit (contractually bound maturity) increased as a result of competitive pressures in the marketplace. This situation enticed local depositors, especially public fund customers, to begin investing in time deposits. A large portion of the growth in local time deposits came from former money market customers who were pursuing a higher rate of interest.

Non-deposit funding sources at December 31, 2004 and 2005 included repurchase agreements and Federal Home Loan Bank Advances. There were no federal funds purchased at either year end. Fluctuations in the Bank's daily liquidity position drive required purchases of federal funds. Currently the Bank has $20.0 million of available federal funds lines with various correspondent banks to support unforeseen liquidity fluctuations.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Repurchase agreements decreased $3.9 million from December 31, 2004 to December 31, 2005. The repurchase customers that were transferred to the Premium Sweep savings product accounted for a $2.3 million drop in balances. Fewer customers, as well as existing customers reducing their carrying balances between the two year-end periods, made up the rest of the decrease. Repurchase balances are not insured by the FDIC and require 100% collateralization with government securities. The current state of the bond market makes it difficult to acquire securities that will yield enough return (without compromising maturity guidelines dictated by the Bank's internal Investment Policy) to cover the rate paid on repurchase balances. It was this reason, as well as the desire to improve the Bank's net interest margin, that drove management to seek the Premium Sweep savings product discussed above.

     As of the end of 2005, the Bank had the same three advances totaling $6.0 million from the FHLB outstanding as was reflected at December 31, 2004. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99%. All three notes are eligible to convert to a floating rate index at the option of the FHLB (put option). The option is contractually available to the FHLB once each quarter. If the option is exercised, the advance will convert to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance at that time with no pre-payment penalty. As borrowing rates continue to climb, it is a possibility that the FHLB could exercise the put. The applicable LIBOR rates are monitored every quarter by management to assess the likelihood of the FHLB converting any of the three notes. The scheduled maturities, if the notes are not paid prior to that, are all in 2010.

Subordinated Debentures outstanding at December 31, 2004 and 2005 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The most recent payment was made on December 30, 2005. The current rate of interest is 6.57688%. The subordinated debentures can be treated as tier one capital for risk based capital purposes up to a level of 25% of the Company's capital (including the subordinated debentures). Any remaining amount is treated as tier two capital for risk based capital purposes. The entire $4.5 million qualifies for tier one capital at the Company.

In 2005, Shareholders' equity increased by a net amount of $1.1 million. Common stock rose by $76,000 from the proceeds of stock options exercised. The consolidated net income for the Company was $1.2 million. The offsetting factor was the unfavorable change in the mark-to-market adjustment on available for sale securities of $188,000 recorded in 2005.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Net income for 2005 was $1.2 million, which was $409,000 more than the income of $804,000 recorded a year earlier. The difference represents a 51% increase. On a per share basis there was an improvement of $0.27, as the Company's diluted earnings per share increased from $0.55 in 2004 to $0.82 in 2005.

Factors contributing to improved earnings included an increase in net interest income of $1.8 million and improvement of non-interest income of $285,000 between 2004 and 2005. The Company had retained earnings of $1.7 million at December 31, 2005 compared to $500,000 at December 31, 2004. The following table illustrates some key operating ratios for the years ended December 31, 2005 and 2004:

                                         2005   2004
                                         ----   ----
Return on average assets                 0.57%  0.42%
Return on average shareholders' equity   8.63%  6.17%
Average equity to average assets         6.60%  6.80%

For 2005, net interest income was $8.2 million compared to $6.4 million for 2004. The increase over last year represents an improvement of 28%. Interest income generated during the year was derived from the loan portfolio, the security portfolio, and the sale of federal funds. Interest income recorded in 2005 equaled 91% of the Company's annual revenues of which the majority was from the loan portfolio.

For 2005, average earning assets increased by 12% or $21.8 million and the Bank's internal prime lending rate increased eight times during the year. The average internal prime lending rate rose from 4.34% in 2004 to 6.19% in 2005, increasing the average rate earned by 101 basis points. As a result of more interest earning assets and higher rates, interest income improved by $3.3 million.

Interest-bearing liabilities are made up of deposits, federal funds purchased, repurchase agreements, subordinated debentures and FHLB advances. These average interest-bearing liabilities increased 11% or $18.5 million during 2005. The average rate paid increased 59 basis points year over year. As a result of both factors, the interest expense incurred on these products totaled $5.4 million for the year compared to a figure of $3.9 million for 2004. The higher cost of funds was directly related to an escalation of the portfolio rate on time deposits. Year over year the average rate paid on the time deposit portfolio increased 16 basis points. In 2005, competition played a large role in the time deposit market driving rates up more quickly than increases to rates on interest bearing demand deposit products. Depositors reacted by moving money from demand deposits to time deposits, particularly time deposits with short maturities. Throughout the year the Bank offered time deposit specials to retain and attract deposits. At December 31, 2005, the time deposit portfolio comprised 68% of total interest-bearing deposits compared to 56% in 2004.

Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate sensitivity of the various categories. To illustrate the Company's condition, the following table sets forth certain information relating to the Company's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                                Years Ended December 31:
                                                    --------------------------------------------------------------------------------
                                                                      2005                                     2004
                                                    ---------------------------------------   --------------------------------------
                                                                                                                            Average
                                                       Average                     Average       Average                     Yield/
                                                       Balance       Interest    Yield/Rate      Balance       Interest       Rate
                                                    ------------   -----------   ----------   ------------   -----------   ---------
Assets
   Federal funds sold and interest
      bearing deposits with banks                   $  2,015,919   $    62,276       3.09%    $  3,266,803   $    34,305      1.05%
   Securities(12)                                     18,857,818       764,305       4.05       17,932,392       623,955      3.48
   Loans(3)                                          184,690,712    12,781,600       6.92      162,549,306     9,674,621      5.95
                                                    ------------   -----------     ------     ------------   -----------    ------
                                                     205,564,449    13,608,181       6.62      183,748,501    10,332,881      5.62
   Other assets                                        7,466,078                                 7,735,187
                                                    ------------                              ------------
                                                    $213,030,527                               191,483,688
                                                    ============                              ============
Liabilities and Shareholders' Equity
      Interest-bearing deposits                     $160,282,633   $ 4,530,508       2.83     $142,608,273   $ 3,223,957      2.26
      Federal funds purchased and
         repurchase agreements                        10,915,239       253,864       2.33       11,585,877       150,098      1.30
      Subordinated debentures, notes
         payable and FHLB advances                    10,500,000       592,956       5.65        8,970,355       496,874      5.54
                                                    ------------   -----------     ------     ------------   -----------    ------
                                                     181,697,872     5,377,328       2.96      163,164,505     3,870,929      2.37
                                                                   -----------                               -----------
      Noninterest-bearing deposits                    16,457,530                                14,628,041
      Other liabilities                                  821,761                                   666,455
      Shareholders' Equity                            14,053,364                                13,024,687
                                                    ------------                              ------------
                                                    $213,030,527                              $191,483,688
                                                    ============                              ============
Net interest income (tax equivalent basis)                           8,230,853                               $ 6,461,952
                                                                   ===========                               ===========
Net interest spread on earning assets (tax
   equivalent basis)                                                                 3.66%                                    3.25%
                                                                                   ======                                   ======
Net interest margin on earning assets (tax
   equivalent basis)                                                                 4.00%                                    3.52%
                                                                                   ======                                   ======
Average interest-earning assets to
   average interest-bearing liabilities                                            113.14%                                  112.62%
                                                                                   ======                                   ======
Tax equivalent adjustment                                               69,885                                    16,470
                                                                   -----------                               -----------
Net interest income                                                $ 8,160,968                               $ 6,445,482
                                                                   ===========                               ===========

Although the impact of prime rate increases is positive on the interest income generated on new loan volume and many existing variable rate loan products, the increasing rates, as explained above, negatively impact the Bank's expense to retain and attract both local and brokered deposits. As displayed in the table above, in 2005 the Bank experienced a more significant increase in interest income than that in interest expense. This had an overall positive effect on net interest income of $1.8 million. The Company's net interest spread improved by 41 basis points, from 3.25% in 2004 to 3.66% in 2005 and the Company's net interest margin (tax equivalent) on earning assets improved by 48 basis points. The margin was 4.00% for the twelve months ended December 31, 2005 and 3.52% for the twelve months ended December 31, 2004. As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

----------
(1)  Includes Federal Home Loan Bank stock.

(2)  Adjusted to a fully tax equivalent basis.

(3)  Includes loans held for sale and non-accrual loans.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                Years Ended December 31,
                                                     2005 over 2004
                                          ------------------------------------
                                             Total       Volume        Rate
                                          ----------   ----------   ----------
Increase (decrease) in interest income
   Federal funds sold and interest-
      bearing deposits with banks         $   27,971   $  (17,337)  $   45,308
   Securities                                 86,935       32,366       54,569
   Loans                                   3,106,979    1,415,536    1,691,443
                                          ----------   ----------   ----------
         Net change in interest income     3,221,885    1,430,565    1,791,320
Increase (decrease) in interest expense
   Interest-bearing deposits               1,306,551      719,581      586,970
   Federal funds purchased and
      repurchase agreements                  103,766       (9,157)     112,923
   Subordinated debentures, notes
      payable and FHLB advances               96,082       86,212        9,870
                                          ----------   ----------   ----------
      Net change in interest expense       1,506,399      796,636      709,763
                                          ----------   ----------   ----------
   Net change in net interest income      $1,715,486   $  633,929   $1,081,557
                                          ==========   ==========   ==========

Deposit rates have been much slower to rise than lending rates. As a result of this lag, management anticipates that once increases to the internal prime lending rate cease deposit rates will continue to escalate causing compression in the Bank's net interest margin. Based on the current condition of the economy, management believes that the national federal funds rate, which drives the Bank's internal prime lending rate, is likely to stabilize in 2006.

The provision for loan losses was $854,000 for 2005 compared to $460,000 for 2004. In 2005 loans grew $21.1 million, which is similar to the growth of $21.5 million in 2004. The expense in 2004 was affected by a $78,000 reduction in allocations on impaired loans. A portion of 2004's growth was able to be absorbed in the allowance without additional provision expense. It is the opposite situation in 2005. There was actually an increase in the allocated loan losses as well as an increase in the total allocation related to watched and substandard credits loans. Management will continue to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition).

Non-interest income recorded in 2005 was $1.3 million, which reflects a $285,000 increase since 2004. The 29% increase was largely related to a new program called Overdraft Privilege. The additional fees earned from this program helped to offset lower mortgage related fee income.

Revenue from service charges on deposit accounts improved $271,000, or 41%. The main source of this improvement was increased overdraft fee income of $278,000. The Overdraft Privilege program allows customers to have an assigned overdraft limit tied to their checking account within which presentments may be honored and a service charge may be assessed. The main risk is that a customer will not bring their account back to a positive balance within a short period of time causing the Bank to experience increased miscellaneous losses. To mitigate this additional risk, the program is equipped with all of the essential tools to monitor accounts and strict procedures were developed for handling those accounts with a prolonged overdraft status. Miscellaneous losses related to this program totaled 2% of the revenue earned in 2005 for this program. With the anticipated increase in the demand deposit base from new branch openings this revenue should continue to grow but probably not at the pace experienced in 2005.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The offsetting factor to the increased overdraft fees was mortgage related income. Mortgage related income consists mostly of gains on sales of loans and to a lesser degree mortgage loan referral fees. When residential real estate loans are originated and sold to a third party, service released, a gain is recorded. In the case of referral fees, income is received from other financial institutions for referring mortgage loans from the Bank's customers to them. In the case of a referral, the Bank does not fund the mortgage or have any other involvement after the referral.

In total, mortgage related income declined by 63%, or $52,000 in 2005. Although this is an important revenue source, it is understood that mortgage related income has a high dependence on the interest rate environment and the strength of the economy. Currently the western Michigan real estate market is soft as a result of the duration of the economic downturn experienced between 2002 and 2004. It is assumed that housing activity will resume normal levels as long as the other economic indicators continue to trend positively. Management is optimistic that future contributions of this income type will naturally climb with the Bank's amplified branch presence and broader customer base.

For the year, non-interest expenses were $6.8 million, an increase of 18% over 2004. Salaries and benefits differences comprised $549,000 of the year over year increase. There were 8 more full-time equivalent employees at December 31, 2005 compared to December 31, 2004, including two new commercial lenders. Along with the staff additions, there were annual salary adjustments and increased benefit costs. Management anticipates the staff for the Harvey Street branch being hired in July to allow appropriate time for training prior to the branch opening in the fourth quarter of 2006. There will be minimal staff additions for the branch replacement in North Muskegon.

Furniture, equipment and occupancy expenses increased modestly, $46,000, between 2004 and 2005. Increases to depreciation expense were the result of the new check processing equipment placed in service in May 2005. The prior check processing machine was fully depreciated. Also contributing to the year over year increase was the additional property tax expense related to the land acquisitions made during the year for the new banking sites. In the second half of 2006, once the planned banking locations are operational, depreciation expense for furniture, equipment and buildings will escalate.

Advertising expenses increased $75,000, or 115% in 2005. The Bank implemented several suggestions resulting from a professional marketing study conducted in mid-2004. One of the projects involved instituting an image campaign throughout the local marketplace utilizing billboards and other media. Another difference was the frequency of newspaper advertisements. During 2005, the Bank had considerably more newspaper presence in an attempt to attract and retain local deposits to support anticipated and experienced loan growth. In 2006, the Bank intends on pursuing a similarly aggressive marketing campaign including additional expenses for the promotion of our new locations and staff.

Data processing increased $49,000. The modest increase is due to general growth in both the loan and deposit customer base as well as increased debit card activity.

Professional services expense increased $32,000 since 2004. Before the uncertainty of the Sarbanes-Oxley compliance date for small market capitalization filers, the Company proactively began a project to formalize documentation of its internal controls with the assistance of a consultant. The project completion has been delayed as a result of the Securities Exchange Commission's postponement of the compliance deadline. Over the past several years Sarbanes-Oxley compliance has had a marked impact on the cost of audit and legal service expenses.

Other operating expenses increased $291,000. There are a variety of sources for the increase in this total. Several of the larger items are explained below.

Two of the more significant increases were third party vendor fees and subscription expenses. The vendor that assisted with the implementation of the Bank's Overdraft Privilege program is contractually entitled to a percentage of the revenue earned during the first two years after execution. The fees

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

associated with this obligation were $49,000 in 2005. There were no fees paid in 2004. The fees will continue through the first half of 2007 and are likely to increase if the revenue escalates. Additional subscription expenses of $36,000 were also incurred. These expenses are associated with joining the Nasdaq Capital Market in the first quarter of 2005. A little more than half of the total was the initial registration fee, which will not be encountered in future years. Nasdaq Capital Market annual fees will be ongoing.

In 2005, the Bank recorded higher loan collection expenses. The increase was $37,000 between 2004 and 2005. As there were more problem loan issues encountered it is reasonable that there would be higher expenses in this area. Since there are several non-accrual loans in stages of bankruptcy and foreclosure it is expected that expenses of this nature could increase as the Bank takes legal measures to mitigate loss.

The Bank incurred $23,000 in additional printing expenses to implement two other suggestions resulting from the marketing study mentioned above. The Bank redesigned its product brochures and created a specialized kit for calling on new customers.

Two other categories exhibiting increases were correspondent bank fees and recruiting fees. In total they rose $39,000. The recruiting expenses were related to the two additional commercial lenders and the higher correspondent bank fees were from increased check processing activity from an expanding customer base.

State tax expenses increased by $21,000 due to the dramatic increase in pre-tax income between 2004 and 2005.

The Company had a consolidated federal tax expense of $572,000 in 2005, 32% of its earnings. For 2004 the Company had a consolidated federal tax expense of $415,000, 34% of its earnings. The Bank was able to reduce its federal tax expense by increasing its holdings of tax-exempt municipal securities. It is anticipated that the concentration of these types of municipal holdings within the Bank's investment portfolio will remain the same or increase slightly. As a result, future earnings of the Company are anticipated to be taxable at a rate below 34%.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company's Asset Liability Committee ("ALCO") which includes senior management and the Bank's Controller and Assistant Controller monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds.

In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2005, the Bank had a total of $36.8 million in unfunded loan commitments and $1.4 million in unfunded standby letters of credit. Of the total unfunded loan commitments, $37.9 million were commitments available as lines of credit to be drawn at any time as customers' cash needs vary, and $271,000 were for loan commitments scheduled to close and become funded within the next month. The bank monitors fluctuations in loan balances and commitment levels, and includes such data in overall liquidity management.

As of December 31, 2005, the Bank has $20.0 million of established federal funds purchase lines through its correspondent banks. Although the Bank strives to be a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

A second source of liquidity is the FHLB of Indianapolis and its various borrowing programs. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2005, there were securities with a market value of $2.9 million but no qualified residential real estate loans available to pledge. Another viable collateral source within the Bank's loan portfolio is its pool of commercial real estate loans. At December 31, 2005 the balance of the commercial real estate portfolio was $68.4 million. However, due to the strict FHLB guidelines related to pledging these types of loans, the Bank has not chosen to actively pursue pledging commercial real estate loans.

A third way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. The concentration of brokered deposits to total deposits was 35% at December 31, 2005 up from 33% at December 31, 2004. Brokered deposits increased by $13.7 million in 2005. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 50% under the internal policy.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Details of the repricing gap at December 31, 2005 were:

                                                    Interest Rate Sensitivity Period
                                        -------------------------------------------------------
                                                         Three to
                                           Within         Twelve         One to        After
                                        Three Months      Months       Five Years    Five Years       Total
                                        ------------   ------------   -----------   -----------   ------------
Earning assets
   Interest-bearing deposits
      in other financial institutions   $     90,182   $         --   $        --   $        --   $     90,182
   Federal funds sold                        200,000             --            --            --        200,000
   Securities (including FHLB stock)         815,147      3,916,528     8,287,806     6,307,951     19,327,432
   Loans                                 107,499,317     11,589,597    69,354,551     4,201,277    192,644,742
                                        ------------   ------------   -----------   -----------   ------------
                                         108,604,646     15,506,125    77,642,357    10,509,228    212,262,356

Interest-bearing liabilities
   Savings and checking                   55,306,345             --            --            --     55,306,345
   Time deposits <$100,000                 6,128,242     12,381,892    10,395,232        17,463     28,922,829
   Time deposits >$100,000                26,932,929     17,663,823    44,860,440       200,000     89,657,192
   Repurchase agreements and
      Federal funds purchased              6,065,010             --            --            --      6,065,010
   Notes payable and Federal Home
      Loan Bank advances                  10,500,000             --            --            --     10,500,000
                                        ------------   ------------   -----------   -----------   ------------
                                         104,932,526     30,045,715    55,255,672       217,463    190,451,376
Net asset (liability) repricing gap     $  3,672,120   $(14,539,590)  $22,386,685   $10,291,765   $ 21,810,980
                                        ============   ============   ===========   ===========   ============
Cumulative net asset (liability)
   repricing gap                        $  3,672,120   $(10,867,470)  $11,519,215   $21,810,980
                                        ============   ============   ===========   ===========

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

As a general practice, the Bank will seek to maintain a total risk based capital ratio of above 10%. At this level, the Bank will remain exempt from paying FDIC insurance and will be allowed to continue its use of brokered deposits. The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk based capital ratios of the Company and the Bank at December 31, 2005 were 10.73% and 10.70% respectively.

During 2005, the Company contributed capital totaling $500,000 into the Bank using proceeds from a trust preferred securities offering which occurred in December 2004. Based on Management's projections of the Bank's 2006 growth, the Company believes that it has sufficient resources to infuse the necessary capital for the Bank to maintain its well-capitalized position in 2006. The main resource available to the Company at this time is a $5.0 million revolving line of credit with LaSalle Bank National, NA. The current outstanding balance on the line of credit is $200,000. There are no immediate plans for additional capital raising by the Company at this time.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RECENT ACCOUNTING DEVELOPMENTS

Adoption of New Accounting Standards: In December 2004, the FASB issued SFAS No. 123(Revised), "Share-Based Payment" ("SFAS No. 123R"). The provisions of SFAS No. 123R require all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants, the fair value of the options granted at a future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in compensation expense of approximately $1,328 in 2006. There will be no significant effect on financial position as total equity will not change.

(CROWE(TM) LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

                                                /s/ Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 17, 2006

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004

                                                                  2005           2004
                                                              ------------   ------------
ASSETS
Cash and due from financial institutions                      $  4,361,277   $  2,214,088
Interest-bearing deposits in other financial institutions           90,182        161,527
Federal funds sold                                                 200,000             --
                                                              ------------   ------------
   Cash and cash equivalents                                     4,651,459      2,375,615

Securities
   Available for sale (at fair value)                           13,983,933     16,530,818
   Held to maturity (fair value of $4,822,327 and $409,023
      at December 31, 2005 and 2004, respectively)               4,918,499        399,523
                                                              ------------   ------------
      Total securities                                          18,902,432     16,930,341

Loans                                                          192,644,742    171,451,202
Less: Allowance for loan losses                                  2,612,581      2,039,198
                                                              ------------   ------------
   Net loans                                                   190,032,161    169,412,004

Federal Home Loan Bank stock                                       425,000        425,000
Premises and equipment, net                                      5,922,886      2,542,997
Accrued interest receivable                                        994,219        734,707
Other assets                                                     1,238,194      1,081,944
                                                              ------------   ------------
         Total assets                                         $222,166,351   $193,502,608
                                                              ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                        $ 16,564,735   $ 13,153,038
   Interest-bearing                                            173,886,366    145,667,485
                                                              ------------   ------------
         Total deposits                                        190,451,101    158,820,523

Federal funds purchased and repurchase agreements                6,065,010      9,980,778
Federal Home Loan Bank advances                                  6,000,000      6,000,000
Subordinated debentures                                          4,500,000      4,500,000
Accrued expenses and other liabilities                             650,329        801,975
                                                              ------------   ------------
         Total liabilities                                     207,666,440    180,103,276

Shareholders' equity
   Preferred stock, no par value 1,000,000
      shares authorized, none issued                                    --             --
   Common stock, no par value; 9,000,000 shares authorized;
      shares issued-1,436,800-2005; 1,430,000-2004              12,998,670     12,922,314
   Retained earnings                                             1,712,462        499,781
   Accumulated other comprehensive loss                           (211,221)       (22,763)
                                                              ------------   ------------
      Total shareholders' equity                                14,499,911     13,399,332
                                                              ------------   ------------
                                                              $222,166,351   $193,502,608
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2005 and 2004

                                                             2005          2004
                                                         -----------   -----------
Interest and dividend income
   Loans, including fees                                 $12,781,600   $ 9,674,621
   Securities, taxable                                       694,420       607,485
   Federal funds sold, FHLB dividends and other income        62,276        34,305
                                                         -----------   -----------
      Total interest and dividend income                  13,538,296    10,316,411

Interest expense
   Deposits                                                4,530,508     3,223,957
   Repurchase agreements, federal funds purchased,
      and other debt                                         253,864       150,098
   Federal Home Loan Bank advances and notes payable         592,956       496,874
                                                         -----------   -----------
      Total interest expense                               5,377,328     3,870,929
                                                         -----------   -----------

NET INTEREST INCOME                                        8,160,968     6,445,482
Provision for loan losses                                    853,728       460,067
                                                         -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        7,307,240     5,985,415

Noninterest income
   Service charges on deposit accounts                       929,258       658,312
   Mortgage loan referral fees                                 9,102        55,550
   Gain on sale of loans                                      22,099        28,116
   Gain (loss) on disposition of securities                       --        (6,600)
   Gain on disposal of equipment                              11,925            --
   Other                                                     290,755       242,428
                                                         -----------   -----------
      Total noninterest income                             1,263,139       977,806

Noninterest expense
   Salaries and employee benefits                          3,798,599     3,249,820
   Occupancy                                                 319,623       302,143
   Furniture and equipment                                   384,070       355,708
   Advertising                                               140,373        65,277
   Data processing                                           360,912       312,360
   Professional services                                     475,153       443,503
   Other                                                   1,306,541     1,015,831
                                                         -----------   -----------
      Total noninterest expense                            6,785,271     5,744,642
                                                         -----------   -----------

INCOME BEFORE FEDERAL INCOME TAXES                         1,785,108     1,218,579
Federal income tax expense                                   572,427       414,933
                                                         -----------   -----------
NET INCOME                                               $ 1,212,681   $   803,646
                                                         ===========   ===========
Weighted average shares outstanding                        1,434,185     1,430,000
                                                         ===========   ===========
Diluted average shares outstanding                         1,471,939     1,464,362
                                                         ===========   ===========
Basic earnings per share                                 $      0.85   $      0.56
                                                         ===========   ===========
Diluted earnings per share                               $      0.82   $      0.55
                                                         ===========   ===========

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2005 and 2004

                                                                                                   Accumulated
                                                                                      Retained        Other           Total
                                                                          Common      Earnings    Comprehensive   Shareholders'
                                                             Shares       Stock       (Deficit)   Income (Loss)       Equity
                                                           ---------   -----------   ----------   -------------   -------------
BALANCE AT JANUARY 1, 2004                                 1,430,000   $12,922,314   $ (303,865)    $  17,252      $12,635,701

Comprehensive income:
   Net income                                                                           803,646                        803,646
   Unrealized loss on securities available for sale, net                                              (40,015)         (40,015)
                                                                                                                   -----------
      Total comprehensive income                                                                                       763,631
                                                           ---------   -----------   ----------     ---------      -----------
BALANCE AT DECEMBER 31, 2004                               1,430,000    12,922,314      499,781       (22,763)      13,399,332

Proceeds from the exercise of stock options                    6,800        69,604                                      69,604
Tax benefit from stock option exercises                                      6,752                                       6,752

Comprehensive income:
   Net income                                                                         1,212,681                      1,212,681
   Unrealized loss on securities available for sale, net                                             (188,458)        (188,458)
                                                                                                                   -----------
      Total comprehensive income                                                                                     1,024,223
                                                           ---------   -----------   ----------     ---------      -----------
BALANCE AT DECEMBER 31, 2005                               1,436,800   $12,998,670   $1,712,462     $(211,221)     $14,499,911
                                                           =========   ===========   ==========     =========      ===========

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2005 and 2004

                                                                  2005           2004
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $  1,212,681   $    803,646
   Adjustments to reconcile net income to net cash
      from operating activities:
      Provision for loan losses                                    853,728        460,067
      Depreciation and amortization                                301,812        299,672
      Net amortization (accretion) of securities                    33,044         82,751
      Net realized (gain) loss on disposition of securities             --          6,600
      Net realized gain on sale of loans                           (22,099)       (28,116)
      Net realized gain on disposition of equipment                (11,925)            --
      Originations of loans for sale                            (2,868,250)    (3,004,130)
      Proceeds from loan sales                                   2,890,349      3,032,246
      Tax benefit from stock option exercises                        6,752             --
      Net change in:
         Accrued interest receivable and other assets             (318,676)       342,789
         Accrued interest payable and other liabilities           (151,646)       (33,731)
                                                              ------------   ------------
            Net cash from operating activities                   1,925,770      1,961,794

CASH FLOWS FROM INVESTING ACTIVITIES
   Activity in available for sale securities:
      Sales                                                             --      7,678,458
      Maturities, pre-payments and calls                         2,234,298      8,232,338
      Purchases                                                         --     (8,565,293)
   Activity in held to maturity securities:
      Maturities                                                   155,000         92,857
      Purchases                                                 (4,679,975)      (244,625)
   Loan originations and payments, net                         (21,473,885)   (21,849,742)
   Proceeds from the disposal of equipment                          15,000             --
   Additions to premises and equipment, net                     (3,684,778)      (188,763)
                                                              ------------   ------------
         Net cash from investing activities                    (27,434,340)   (14,844,770)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                       31,630,578      8,653,070
   Net change in federal funds purchased and
      repurchase agreements                                     (3,915,768)    (1,934,504)
   Note payable activity:
      New draws                                                         --      3,600,000
      Payments                                                          --     (6,150,000)
   Issuance of subordinated debentures                                  --      4,500,000
   Proceeds from exercises of stock options                         69,604             --
                                                              ------------   ------------
      Net cash from financing activities                        27,784,414      8,668,566
Net change in cash and cash equivalents                          2,275,844     (4,214,410)
Beginning cash and cash equivalents                              2,375,615      6,590,025
                                                              ------------   ------------

ENDING CASH AND CASH EQUIVALENTS                              $  4,651,459   $  2,375,615
                                                              ============   ============
Supplemental cash flow information:
   Cash paid during the period for interest                   $  5,430,370   $  3,871,483
   Cash paid during the period for federal income tax              785,000        305,000

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

Nature of Operations: The Company was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank's strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing traditional banking products and services, including automated teller machines, computer banking, telephone banking and automated bill paying services to individuals and businesses in the Bank's market area. The Bank began operations on January 18, 1999.

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. Prior to 2005, CS Financial Services held a 1.86% ownership interest in the Michigan Bankers Insurance Center, LLC. In April of 2005, the partnership was legally dissolved. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lead Financial. Lead Financial offers, among other things, employer sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer sponsored benefits that is transacted by Lead Financial as a result of a referral made by CS Financial Services.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as FHLB stock are carried at cost. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level yield method without anticipating prepayments. Gains and losses on sales are based on the amortized cost of the security sold.

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Loans sold to outside investors are sold servicing released. There were no loans held for sale at December 31, 2005 or 2004.

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

Stock Compensation: Employee and Director compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on the net income and the earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123 Accounting for Stock-Based Compensation:

                                                         2005        2004
                                                      ----------   --------
Net income as reported                                $1,212,681   $803,646
Deduct: stock-based compensation expense determined
   under fair value based method                         139,923     17,180
                                                      ----------   --------
Pro forma net income                                   1,072,758    786,466
Basic earnings per share as reported                  $     0.85   $   0.56
Pro forma basic earnings per share                    $     0.75   $   0.55
Diluted earnings per share as reported                $     0.82   $   0.55
Pro forma diluted earnings per share                  $     0.73   $   0.54

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date (no options were granted in 2004):

                                    2005
                                  --------
Risk-free interest rate             4.48%
Expected option life              8.55 yrs
Expected stock price volatility    32.77%
Dividend yield                      0.00%
Computed fair value                 $7.26

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

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. In 2005, the dilutive effect of options outstanding added an additional 37,754 shares to the diluted earnings per share calculation. In 2004, they added 34,362 additional shares. In 2005, stock options for 18,000 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Adoption of New Accounting Standards: In December 2004, the FASB issued SFAS No. 123(Revised), "Share-Based Payment" ("SFAS No. 123R"). The provisions of SFAS No. 123R require all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants, the fair value of the options granted at a future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in compensation expense of approximately $1,328 in 2006. There will be no significant effect on financial position as total equity will not change.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Currently, management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Bank was required to have $968,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2005. These balances do not earn interest. The requirement at year-end 2004 was $865,000.

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

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                          Gross        Gross
                       Unrealized   Unrealized       Fair
                          Gains       Losses        Value
                       ----------   ----------   -----------
Available for Sale
2005
   US Government and
      federal agency     $    --    $(166,450)   $ 5,360,898
   Municipals              6,009       (7,928)       706,641
   Mortgage-backed         5,953     (157,616)     7,916,394
                         -------    ---------    -----------
                         $11,962    $(331,994)   $13,983,933
                         =======    =========    ===========

                                Gross        Gross
                             Unrealized   Unrealized       Fair
                                Gains       Losses        Value
                             ----------   ----------   -----------
Available for Sale
2004
   US Government and
      federal agency          $     --    $(126,198)   $ 5,406,061
   Municipals                   17,874       (3,626)       725,574
   Mortgage-backed & CMO's      95,801      (18,340)    10,399,183
                              --------    ---------    -----------
                              $113,675    $(148,164)   $16,530,818
                              ========    =========    ===========

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                    Gross          Gross
                    Carrying    Unrecognized   Unrecognized      Fair
                     Amount         Gains         Losses         Value
                   ----------   ------------   ------------   ----------
Held to Maturity
2005
   Municipals      $4,918,499      $2,327        $(98,499)    $4,822,327
                   ==========      ======        ========     ==========
2004
   Municipals      $  399,523      $9,588        $    (88)    $  409,023
                   ==========      ======        ========     ==========

Dispositions of available for sale securities were as follows:

               2005      2004
               ----   ----------
Proceeds        $--   $7,678,458
Gross gains      --       32,665
Gross losses     --      (39,265)

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

                                                       Held to Maturity
                              Available for Sale   -----------------------
                                     Fair           Carrying       Fair
                                     Value           Amount        Value
                              ------------------   ----------   ----------
Due in one year or less           $ 2,454,024      $  185,289   $  184,930
Due from one to five years          3,494,008         524,779      519,983
Due in more than five years           119,507       4,208,431    4,117,414
Mortgage-backed                     7,916,394              --           --
                                  -----------      ----------   ----------
                                  $13,983,933      $4,918,499   $4,822,327
                                  ===========      ==========   ==========

Securities with unrealized losses not recognized in income at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

                      Less Than 12 Months        12 Months or More                Total
2005                -----------------------   -----------------------   ------------------------
Description of         Fair      Unrealized      Fair      Unrealized       Fair      Unrealized
Securities             Value        Loss         Value        Loss         Value         Loss
--------------      ----------   ----------   ----------   ----------   -----------   ----------
US Government and
   federal agency   $       --    $     --    $5,360,898    $166,450    $ 5,360,898    $166,450
Municipals           4,695,870      98,987       361,328       7,440      5,057,198     106,427
Mortgage-backed      3,639,573      49,448     3,956,029     108,168      7,595,602     157,616
                    ----------    --------    ----------    --------    -----------    --------
Total temporarily
   impaired         $8,335,443    $148,435    $9,678,255    $282,058    $18,013,698    $430,493
                    ==========    ========    ==========    ========    ===========    ========

                      Less Than 12 Months        12 Months or More                Total
2004                -----------------------   -----------------------   ------------------------
Description of         Fair      Unrealized      Fair      Unrealized       Fair      Unrealized
Securities             Value        Loss         Value        Loss         Value         Loss
--------------      ----------   ----------   ----------   ----------   -----------   ----------
US Government and   $2,954,255     $78,183    $2,451,806     $48,015     $5,406,061    $126,198
   federal agency
Municipals             418,068       3,714            --          --        418,068       3,714
Mortgage-backed        959,224       9,622     1,283,027       8,718      2,242,251      18,340
                    ----------     -------    ----------     -------     ----------    --------
Total temporarily
   impaired         $4,331,547     $91,519    $3,734,833     $56,733     $8,066,380    $148,252
                    ==========     =======    ==========     =======     ==========    ========

The Company evaluates securities for other-than-temporary impairment on a monthly basis. No unrealized losses have been recognized into income as a result. In performing the evaluation, consideration is given to the length of time and the extent to which the fair value has been less than cost, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the securities are issued by the federal government or its agencies. At December 31, 2005, forty-two debt securities had unrealized losses with aggregate depreciation of 2.33% from the Company's amortized cost basis. Twenty-eight of the forty-two securities are issued by government agencies. As management has the ability to hold these debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

Securities pledged at year-end 2005 had a carrying amount of $10,376,141 and were pledged to secure repurchase agreements, Treasury, Tax and Loan deposits and Federal Home Loan Bank advances. Pledged securities at year-end 2004 had a carrying amount of $14,846,020.

NOTE 3 - LOANS

Loans at year-end were as follows:

                                      2005           2004
                                  ------------   ------------
Commercial                        $ 85,883,914   $ 80,510,360
Real Estate:
   Commercial                       68,445,169     56,484,601
   Residential                       9,366,098      7,210,940
   Construction                      1,636,526      2,205,563
Consumer                            27,445,727     25,164,391
                                  ------------   ------------
                                   192,777,434    171,575,855
Less: Allowance for loan losses     (2,612,581)    (2,039,198)
   Net deferred loan fees             (132,692)      (124,653)
                                  ------------   ------------
Loans, net                        $190,032,161   $169,412,004
                                  ============   ============

Activity in the allowance for loan losses for the year was as follows:

                               2005         2004
                            ----------   ----------
Beginning balance           $2,039,198   $1,927,756
Charge-offs                   (311,056)    (444,830)
Recoveries                      30,711       96,205
Provision for loan losses      853,728      460,067
                            ----------   ----------
Ending balance              $2,612,581   $2,039,198
                            ==========   ==========

Impaired loans were as follows:

                                                                2005          2004
                                                             ----------   -----------
Year-end loans with no allocated allowance for loan losses   $       --   $       --
Year-end loans with allocated allowance for loan losses       1,773,036    2,418,851
                                                             ----------   -----------
   Total                                                     $1,773,036   $ 2,418,851
                                                             ==========   ===========
Amount of the allowance for loan losses allocated            $  564,454   $  270,471

                                                  2005         2004
                                               ----------   ----------
Average of impaired loans during the year      $1,095,262   $2,215,956
Interest income recognized during impairment       44,520       48,686
Cash-basis interest income recognized              49,103       49,570

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

Non-performing loans were as follows:

                                                 2005       2004
                                               --------   --------
Loans past due over 90 days still on accrual   $378,658   $598,342
Non-accrual loans                               748,990    155,087

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                       2005         2004
                                    ----------   ----------
Land & land improvements            $3,744,028   $  714,450
Buildings & building improvements    1,689,664    1,689,075
Furniture, fixtures and equipment    2,245,604    2,107,237
Construction in Process                273,738       88,916
                                    ----------   ----------
                                     7,953,034    4,599,678
Less: accumulated depreciation       2,030,148    2,056,681
                                    ----------   ----------
                                    $5,922,886   $2,542,997
                                    ==========   ==========

Depreciation expense was $301,812 and $299,672 for 2005 and 2004 respectively.

NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:

                              2005           2004
                          ------------   ------------
Noninterest-bearing DDA   $ 16,564,735   $ 13,153,038
Interest-bearing DDA        23,465,273     22,195,301
Money market                17,408,588     27,993,852
Savings                     14,432,484     13,654,541
Certificate of deposit     118,580,021     81,823,791
                          ------------   ------------
                          $190,451,101   $158,820,523
                          ============   ============

Time deposits of $100,000 or more were $89,657,191 and $59,675,677 at year-end 2005 and 2004, respectively.

Scheduled maturities of time deposits, as of year-end 2005, were as follows:

2006         $ 63,106,886
2007           32,918,369
2008           22,084,567
2009              154,827
2010               97,909
Thereafter        217,463
             ------------
             $118,580,021
             ============

Brokered time deposits were $66,082,872 at year-end 2005 and $52,390,809 at year-end 2004.

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

The balances at year-end are shown below:

                                            Repurchase   Federal Funds
                                            Agreements     Purchased
                                           -----------   -------------
Outstanding at December 31, 2005           $ 6,065,010    $        --
   Average interest rate at year-end              2.83%          0.00%
   Average balance during year               7,757,732      3,157,507
   Average interest rate during year              1.88%          3.42%
   Maximum month end balance during year    10,776,372     10,600,000

Outstanding at December 31, 2004           $ 9,980,778    $        --
   Average interest rate at year-end              1.24%          0.00%
   Average balance during year               9,314,156      2,271,721
   Average interest rate during year              1.16%          1.86%
   Maximum month end balance during year    11,480,726      5,550,000

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the FHLB are as follows:

                       Current
Maturity Date       Interest Rate      2005         2004
-------------       -------------   ----------   ----------
March 24, 2010          5.99%       $1,500,000   $1,500,000
November 3, 2010        5.95         2,000,000    2,000,000
December 13, 2010       5.10         2,500,000    2,500,000
                                    ----------   ----------
                                    $6,000,000   $6,000,000
                                    ==========   ==========

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. As of December 31, 2005, the FHLB had not exercised their option in any of the cases. If the FHLB exercises its conversion option, the advances may be repaid without penalty.

The Bank had both securities and loans pledged as collateral for the above advances at year-end 2005. The fair value of the securities pledged was $2,176,248 and the total of loans pledged was $8,229,026. At year-end 2004, the fair value of the securities was $2,248,840 and the total of loans pledged was $6,263,935.

NOTE 8 - SUBORDINATED DEBENTURES

Community Shores Capital Trust I ("the Trust"), a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - SUBORDINATED DEBENTURES (Continued)

is December 30, 2034. The securities are redeemable at par after five years and are, in effect, guaranteed by the Company. Distributions on the trust preferred securities are payable quarterly on March 30th, June 30th, September 30th and December 30th. Under certain circumstances, distributions may be deferred up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at a floating rate of 2.05% over the 3-month LIBOR. The subordinated debentures are carried on the Company's consolidated balance sheet as a liability and the interest expense is recorded on the Company's consolidated statement of income. The current rate of interest is 6.57688%.

NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 75% of the first 6% of the compensation contributed. Expense for 2005 and 2004 was $131,066 and $88,456, respectively.

NOTE 10 - LEASES

The Bank has entered into two operating lease agreements in order to secure office facilities for its branches. Future minimum lease payments, before considering renewal options that are generally present, are as follows at December 31, 2005:

2006   $ 84,911
2007     40,501
       --------
       $125,412
       ========

For years ended December 31, 2005 and 2004 rental expense was $88,770 and $87,406 respectively.

NOTE 11 - INCOME TAXES

The consolidated provision for income taxes is as follows:

                                2005       2004
                             ---------   --------
Current payable              $ 733,946   $419,478
Deferred expense (benefit)    (161,519)    (4,545)
                             ---------   --------
                             $ 572,427   $414,933
                             =========   ========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (Continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2005 and 2004:

                                         2005        2004
                                      ---------   ---------
   Deferred tax asset
      Allowance for loan losses       $ 806,738   $ 639,284
      Non-accrual loans                   7,324      25,849
      Organization costs                  2,380       4,420
      Deferred loan costs, net           45,115      42,382
      Unrealized loss on securities
         available for sale             108,811      11,726
      Other                                 189       1,445
                                      ---------   ---------
                                        970,557     725,106
   Deferred tax liabilities
      Depreciation                      (73,585)    (69,616)
      Accretion on securities            (1,304)       (710)
      Prepaid expenses                  (32,303)    (34,558)
      Other                                  --     (15,461)
                                      ---------   ---------
                                       (107,192)   (120,345)
                                      ---------   ---------
Net deferred tax asset                $ 863,365   $ 604,761
                                      =========   =========

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has concluded that a valuation allowance is not needed.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2005 and 2004 is as follows:

                               2005       2004
                             --------   --------
Tax at statutory rate        $606,937   $414,317
Tax Exempt Interest Income    (38,286)    (8,436)
Other                           3,776      9,052
                             --------   --------
Federal income taxes         $572,427   $414,933
                             ========   ========

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2005 were as follows:

Beginning balance                        $ 9,467,409
New loans and line advances                5,803,534
* Effect of changes in related parties    (1,717,451)
Repayments                                (5,165,336)
                                         -----------
Ending balance                           $ 8,388,156
                                         ===========

* The effect of a director retiring and no longer being considered a related party.

Deposits from principal officers, directors and their affiliates at year-end 2005 and 2004 were $3,648,289 and $4,129,844 respectively.

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

Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plans of 2003 and 2005. Both plans provided for the issuance of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under these plans was not less than the market price per share as of the date of grant. The maximum option term is ten years for both grants. Outstanding options under this plan were exercisable in full as of the date the options were granted.

A summary of the activity in the plans is as follows:

                                                Weighted
                                                 Average
                                    Shares   Exercise Price
                                   -------   --------------
Outstanding at January 1, 2003     147,375        10.04

Granted                                 --           --
Exercised                               --           --
Forfeited                           (2,800)       10.24
                                   -------       ------
Outstanding at December 31, 2004   144,575       $10.04

Granted                             18,000        14.54
Exercised                           (6,800)       10.24
Forfeited                               --           --
                                   -------       ------
Outstanding at December 31, 2005   155,775        10.55
                                   =======       ======

Options exercisable at December 31:

                    Weighted
                     Average
        Shares   Exercise Price
       -------   --------------
2005   154,705       $10.55
2004   135,675        10.04

The weighted average remaining contractual life of all options outstanding at year-end 2005 was 4.7 years. There were 2,000 shares available to grant at December 31, 2005.

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2005 and 2004, the Bank was designated as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that date that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for 2005 and 2004 are presented below:

                                                                                            Minimum Required to
                                                                                            be Well Capitalized
                                                                        Minimum Required        Under Prompt
                                                                          for Capital        Corrective Action
                                                       Actual          Adequacy Purposes         Provisions
                                                -------------------   -------------------   -------------------
                                                   Amount     Ratio      Amount     Ratio      Amount     Ratio
                                                -----------   -----   -----------   -----   -----------   -----
2005
Total Capital to risk-weighted assets
   Consolidated                                 $21,746,410   10.73%  $16,231,964   8.00%   $20,289,955     N/A
   Bank                                          21,683,639   10.70    16,230,267   8.00     20,287,834   10.00%
Tier One (Core) Capital to risk-weighted assets
   Consolidated                                  19,211,132    9.48     8,115,982   4.00     12,173,973     N/A
   Bank                                          19,148,629    9.44     8,115,134   4.00     12,172,700    6.00%
Tier One (Core) Capital to average assets
   Consolidated                                  19,211,132    8.73     8,802,457   4.00     11,003,072     N/A
   Bank                                          19,148,629    8.70     8,801,143   4.00     11,001,429    5.00%

2004
Total Capital to risk-weighted assets
   Consolidated                                 $19,961,293   11.15%  $14,318,832   8.00%   $17,898,540     N/A
   Bank                                          18,924,066   10.57    14,317,523   8.00     17,896,903   10.00%
Tier One (Core) Capital to risk-weighted assets
   Consolidated                                  17,896,127   10.00     7,159,416   4.00     10,739,124     N/A
   Bank                                          16,884,868    9.43     7,158,761   4.00     10,738,142    6.00%
Tier One (Core) Capital to average assets
   Consolidated                                  17,896,127    9.35     7,659,276   4.00      9,574,095     N/A
   Bank                                          16,884,868    8.73     7,733,178   4.00      9,666,473    5.00%

The capital levels of the Company on a consolidated basis, as of both year-ends include $4.5 million trust preferred securities issued by the Trust in December of 2004. Federal Reserve guidelines limit the amount of trust preferred securities that can be included in tier one capital of the Company to 25% of total tier one capital. At year-end 2005, all of the $4.5 million was included as tier one. At year-end 2004, only $4,474,032 was counted as tier one and $26,968 was included as tier two, a secondary component of total risk based capital.

In addition to the limitations on tier one capital, Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general only 1.25% of net risk-weighted assets is allowed to be included. At December 31, 2005, only $2,535,278 was counted as tier two and $77,303 was disallowed. At year-end 2004, the entire balance of the allowance for loan losses, $2,039,198, was counted in the calculation.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (CONTINUED)

The capital levels of the Bank as of year-end 2005 included $700,000 from the proceeds from the trust preferred securities that were contributed by the Company to the Bank with $500,000 of that total being contributed in 2005.

Federal and state banking laws and regulations place certain restrictions on the amount of dividends the Bank can transfer to the Company and on the capital levels that must be maintained. At year-end 2005, under the most restrictive of these regulations (to remain well capitalized), the Bank could distribute approximately $1,400,000 to the Company as dividends without prior regulatory approval. At this time the Company's ability to pay dividends is dependent on the Bank.

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

                                             2005                      2004
                                   ------------------------   ----------------------
                                      Fixed       Variable      Fixed      Variable
                                      Rate          Rate        Rate         Rate
                                   ----------   -----------   --------   -----------
Unused lines of credit             $  613,904   $35,959,399   $561,600   $32,145,824
Unused standby letters of credit   $1,350,000            --   $997,578            --
Commitments to make loans          $  271,127            --   $106,322            --

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.50% to 10.50% and maturities ranging from 3 years to 5 years. There were no variable rate commitments outstanding at year-end 2005.

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                           2005                  2004
                                   -------------------   -------------------
                                   Carrying     Fair     Carrying     Fair
                                    Amount      Value     Amount      Value
                                   --------   --------   -------------------
                                                 (In Thousands)
Financial assets
   Cash and cash equivalents       $  4,651   $  4,651   $  2,376   $  2,376
   Securities available for sale     13,984     13,984     16,531     16,531
   Securities held to maturity        4,918      4,822        400        409
   Loans, net                       190,032    190,491    169,412    169,215
   Federal Home Loan Bank stock         425        425        425        425
   Accrued interest receivable          994        994        735        735

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Financial liabilities
   Deposits                         190,451    189,822    158,821    158,510
   Federal funds purchased and
      Repurchase agreements           6,065      6,065      9,981      9,981
   FHLB Advances                      6,000      6,206      6,000      6,081
   Subordinated debentures            4,500      4,500      4,500      4,500
   Accrued interest payable             294        294        347        347

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

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

                            CONDENSED BALANCE SHEETS
                                  December 31,

                                                                           2005          2004
                                                                       -----------   -----------
ASSETS
   Cash and cash equivalents                                           $   124,551   $ 1,123,408
   Investment in and advances to Community Shores Bank                  18,937,408    16,862,105
   Investment in and advances to Community Shores Financial Services        20,601        17,415
   Equipment, net                                                            6,042            --
   Other assets                                                             17,282        23,671
                                                                       -----------   -----------
      Total assets                                                     $19,105,884   $18,026,599
                                                                       ===========   ===========
LIABILITIES AND EQUITY
   Accrued expenses and other liabilities                              $   105,973   $   127,267
   Subordinated debentures                                               4,500,000     4,500,000
   Shareholders' equity                                                 14,499,911    13,399,332
                                                                       -----------   -----------
      Total liabilities and shareholders' equity                       $19,105,884   $18,026,599
                                                                       ===========   ===========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                      2005         2004
                                                   ----------   ----------
Other income                                       $    9,524   $    1,209
Interest expense                                     (251,870)    (154,917)
Other expense                                        (597,454)    (571,038)
                                                   ----------   ----------
LOSS BEFORE INCOME TAX BENEFIT AND UNDISTRIBUTED
   SUBSIDIARY INCOME                                 (839,800)    (724,746)
Equity in undistributed subsidiary income           1,766,949    1,281,978
FEDERAL INCOME TAX BENEFIT                           (285,532)    (246,414)
                                                   ----------   ----------
NET INCOME                                         $1,212,681   $  803,646
                                                   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                          2005          2004
                                                      -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $ 1,212,681   $   803,646
   Equity in undistributed subsidiary income           (1,766,949)   (1,281,978)
   Adjustments:
      Tax benefit from stock option exercises               6,752            --
   Net change in:
      Change in other assets                                6,389        20,130
      Change in other liabilities                         (21,292)      (23,146)
                                                      -----------   -----------
         Net cash from operating activities              (562,419)     (481,348)

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to equipment, net                             (6,042)           --
   Capital investment into Community Shores Bank         (500,000)     (550,000)
                                                      -----------   -----------
         Net cash from investing activities              (506,042)     (550,000)

CASH FLOWS FROM FINANCING ACTIVITIES
      Paydown on notes payable                                 --    (2,550,000)
      Proceeds from exercise of stock options              69,604            --
      Proceeds from sale of subordinated debentures            --     4,500,000
                                                      -----------   -----------
         Net cash from financing activities                69,604     1,950,000
                                                      -----------   -----------
Net change in cash and cash equivalents                  (998,857)      918,652
Beginning cash and cash equivalents                     1,123,408       204,756
                                                      -----------   -----------
ENDING CASH AND CASH EQUIVALENTS                      $   124,551   $ 1,123,408
                                                      ===========   ===========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

                                                                    2005       2004
                                                                 ---------   --------
Unrealized holding losses on available-for-sale securities       $(285,543)  $(67,229)
Less reclassification adjustments for (gains) and losses later
   recognized in income                                                 --     (6,600)
                                                                 ---------   --------
Net unrealized losses                                             (285,543)   (60,629)
Tax effect                                                          97,085     20,614
                                                                 ---------   --------

Other comprehensive income (loss)                                $(188,458)  $(40,015)
                                                                 =========   ========

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                            Earnings Per Share
                       Interest   Net Interest     Net    ---------------------
                        Income       Income      Income   Basic   Fully Diluted
                       --------   ------------   ------   -----   -------------
(in thousands except
   per share data)
2005
   First Quarter        $2,995       $1,945       $362     $.25        $.25
   Second quarter        3,274        2,002        343      .24         .23
   Third quarter         3,556        2,100        389      .27         .26
   Fourth quarter(1)     3,713        2,114        119      .08         .08

2004
   First quarter        $2,471       $1,506       $169     $.12        $.12
   Second quarter        2,456        1,497        154      .11         .11
   Third quarter         2,606        1,646        170      .12         .12
   Fourth quarter        2,783        1,796        310      .21         .20

----------
(1)  Earnings were impacted by provision expense for non-performing loans.

                             SHAREHOLDER INFORMATION

SEC FORM 10-KSB

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST. PLEASE MAIL YOUR REQUEST TO TRACEY A. WELSH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 1030 W. NORTON AVENUE, MUSKEGON, MICHIGAN 49441.

STOCK INFORMATION

Effective February 22, 2005 the common stock of Community Shores Bank Corporation began being quoted on the Nasdaq Capital Market under the ticker symbol "CSHB." Prior to that, the Company was traded on the OTC Bulletin Board under the same symbol. At March 17, 2006, there were approximately 209 record holders of the Company's common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low bid prices by quarter during 2005 and 2004. The quotations reflect bid prices as reported by the OTC Bulletin Board and Nasdaq Capital Market, do not include retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                   BID PRICES

                         HIGH      LOW
                       --------   ------
CALENDAR YEAR 2005
   First Quarter....    $14.00    $12.00
   Second Quarter...    $13.70    $11.50
   Third Quarter....    $15.86    $14.22
   Fourth Quarter...    $15.70    $14.05

CALENDAR YEAR 2004
   First Quarter....    $13.35    $12.00
   Second Quarter...    $13.75    $13.00
   Third Quarter....    $13.35    $12.90
   Fourth Quarter...    $12.60    $12.50

MARKET MAKERS

At February 22, 2006, the following firms were registered with Nasdaq as market makers in common stock of the Company:

Oppenheimer
300 River Place, Suite 4000
Detroit, MI 48207

Hill, Thompson, Magid and Co.
15 Exchange Place, Suite 800
Jersey City, New Jersey
07302

Howe Barnes Investments, Inc.
135 South LaSalle Street
Chicago, Illinois 60603

Knight Equity Markets, L.P.
525 Washington Blvd. 30th Floor
Jersey City, New Jersey 07310

Monroe Securities, Inc.
47 State Street
Rochester, New York 14614

Wedbush Morgan Securities, Inc.
1000 Wilshire Blvd., Suite 900
Los Angeles, CA 90017

STOCK REGISTRAR AND TRANSFER AGENT

Mellon Investor Services, LLC
480 Washington Boulevard
Jersey City, New Jersey 07310
1-800-288-9541
www.melloninvestor.com

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

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 11, 2006, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

                             DIRECTORS AND OFFICERS

COMMUNITY SHORES BANK CORPORATION BOARD OF DIRECTORS

Gary F. Bogner         Real Estate Developer
(Vice Chairman)

John C. Carlyle        Varnum, Riddering, Schmidt and Howlett LLP (law firm)

Robert L. Chandonnet   Owner and President, The Nugent Sand Company, Inc.

Dennis L. Cherette     An Owner and President, Investment Property Associates,
                       Inc.

Bruce J. Essex         Chairman, Port City Die Cast

Jose A. Infante        President and Chief Executive Officer, Community Shores
(Chairman)             Bank Corporation

Joy R. Nelson          Retired Vice President, Huntington Bank

Bruce C. Rice          President, ESCO Company (chemical manufacturer)

Roger W. Spoelman      President, Mercy General Health Partners (regional
                       hospital)

EXECUTIVE OFFICERS

Jose A. Infante        Chairman of the Board, President and Chief Executive
                       Officer

Ralph R. Berggren      Senior Vice President

Heather D. Brolick     Senior Vice President and Secretary

Tracey A. Welsh        Senior Vice President, Treasurer and Chief Financial
                       Officer

                             DIRECTORS AND OFFICERS

COMMUNITY SHORES BANK BOARD OF DIRECTORS

Gary F. Bogner         Real Estate Developer
(Chairman)

Heather D. Brolick     President, Secretary and Chief Operating Officer,
                       Community Shores Bank

John C. Carlyle        Varnum, Riddering, Schmidt and Howlett LLP (law firm)

Robert L. Chandonnet   Owner and President, The Nugent Sand Company, Inc.

Dennis L. Cherette     An Owner and President, Investment Property Associates,
(Vice Chairman)        Inc.

Bruce J. Essex         Chairman, Port City Die Cast

Jose A. Infante        Chairman of the Board, President and Chief Executive
(Vice Chairman)        Officer, Community Shores Bank Corporation

Joy R. Nelson          Retired Vice President, Huntington Bank

Bruce C. Rice          President, ESCO Company (chemical manufacturer)

Roger W. Spoelman      President, Mercy General Health Partners (regional
                       hospital)

EXECUTIVE OFFICERS

Heather D. Brolick     President, Secretary and Chief Operating Officer

Jose A. Infante        Vice Chairman

Ralph R. Berggren      Senior Vice President and Chief Lending Officer

Tracey A. Welsh        Senior Vice President, Treasurer and Chief Financial
                       Officer

                                    OFFICERS

MANAGEMENT TEAM

Heather D. Brolick     President / Secretary / Chief Operating Officer

Ralph R. Berggren      Senior Vice President / Chief Lending Officer

Michael E. Jeruzal     Senior Vice President / Retail Lending

Amy L. Schultz         Vice President / Operations Manager

Lori E. Versalle       Vice President / Branch Administrator

Tracey A. Welsh        Senior Vice President / Treasurer / Chief Financial
                       Officer

OFFICERS OF THE BANK

Monica J. Bixeman      Retail Banking Officer

Sherri S. Campbell     Assistant Vice President / Deposit Operations Manager

Margaret M. Coutchie   Assistant Vice President / Controller

Melissa S. DeWind      Assistant Vice President / Credit Manager

Melissa A. Evans       Vice President / Commercial Lending

Sharon L. Gary         Human Resources Manager

Robert J. Jacobs       Senior Vice President / Business Development Officer

Susan M. Kane          Vice President / Retail Lending

Alan W. Kowalski       Assistant Vice President / Retail Lending Collections

Kimberli A. LaVallee   Assistant Vice President / Grand Haven Office Branch
                       Manager

Jean A. Lynch          Main Office Branch Manager

Ronald Maciejewski     Vice President / Commercial Lending

Patricia A. Nardi      Assistant Vice President / Loan Operations Manager

G. Trent Pierre        Assistant Vice President / Commercial Loan Officer

Ted A. Poulton         Vice President / Commercial Lending

Eric B. Seifert        Senior Vice President / Commercial Lending Officer

Laurie L. Semlow       North Muskegon Office Branch Manager

Clinton A. Todd        Vice President / Retail Lending