Form 10KSB, Exhibit 13
period 2006-12-31
COMMUNITY SHORES BANK CORP
filed 2007-04-02
CIK 1070523

                                                                      EXHIBIT 13

                                COMMUNITY SHORES
                                      BANK
                                   CORPORATION

                               2006 ANNUAL REPORT

                                                               DECEMBER 31, 2006

SELECTED FINANCIAL INFORMATION

At or For the Year Ended December 31,

(dollars in thousands, except per share data)         2006       2005       2004
                                                    --------   --------   --------
RESULTS OF OPERATIONS:
Net interest income                                 $  8,478   $  8,161   $  6,446
Provision for loan losses                                721        854        460
Noninterest income                                     1,517      1,263        978
Noninterest expense                                    7,390      6,785      5,745
                                                    --------   --------   --------
Income before income tax expense                       1,884      1,785      1,219
Income tax expense                                       569        572        415
                                                    --------   --------   --------
Net income                                             1,315      1,213        804
                                                    --------   --------   --------
FINANCIAL CONDITION:
Total assets                                         246,981    222,166    193,503
Total loans                                          207,432    192,645    171,451
Allowance for loan losses                              2,549      2,613      2,039
Securities                                            18,442     18,902     16,930
Deposits                                             214,282    190,451    158,821
Federal funds purchased and repurchase agreements      4,495      6,065      9,981
Notes payable and FHLB advances                       10,900     10,500     10,500
Shareholders' equity                                  16,119     14,500     13,399
                                                    --------   --------   --------
PERFORMANCE RATIOS:
Return on average assets                                0.57%      0.57%      0.42%
Return on average shareholders' equity                  8.59       8.63       6.17
Net interest margin (tax equivalent)                    3.89       4.00       3.52
Efficiency ratio                                       73.94      72.00      77.32
PER SHARE DATA:
Earnings per share - basic                          $   0.91   $   0.85   $   0.56
Earnings per share - diluted                            0.89       0.82       0.55
Book value per share                                   10.99      10.09       9.37
CAPITAL RATIOS:
Tier 1 risk-based capital                               9.23%      9.48%     10.00%
Total risk-based capital                               10.37      10.73      11.15
                                                    ========   ========   ========

                        COMMUNITY SHORES BANK CORPORATION
                               Muskegon, Michigan

                               2006 ANNUAL REPORT

                                    CONTENTS

MESSAGE TO THE SHAREHOLDERS................................................    2
MANAGEMENT'S DISCUSSION AND ANALYSIS.......................................    5
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM....................   21
CONSOLIDATED FINANCIAL STATEMENTS
   CONSOLIDATED BALANCE SHEETS.............................................   22
   CONSOLIDATED STATEMENTS OF INCOME.......................................   23
   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY..............   24
   CONSOLIDATED STATEMENTS OF CASH FLOWS...................................   25
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................   26
SHAREHOLDER INFORMATION....................................................   46
OFFICERS AND DIRECTORS.....................................................   48

TO OUR SHAREHOLDERS

This past year was one of challenges, successes, opportunities and change.

CHALLENGES

Our challenges included battling a weakening Michigan economy, as well as an inverted yield curve. Despite these detractors, we reported a 6.2% increase in net revenue. This resulted in earnings per diluted share of $0.89, a respectable 8.5% increase. Importantly, we made significant strides in our endeavor to increase non-interest income. We outperformed our peers achieving a 20.1% increase over last year. Our net interest income increased a modest 3.9% as we experienced a slight degree of margin compression.

While our great state has seen better times, it is important to note that West Michigan continues to be a bright spot in which to do business. According to the Upjohn Institute, Muskegon County outperformed the nation in two critical growth sectors: service providing and professional services. Additionally, the County has out paced the nation in manufacturing employment since 2003. While the auto industry may be struggling, its income and wealth generation capacity is still significant and it is fueling capital expenditure and production in our market area. In Ottawa County, the furniture industry has recovered and economic conditions are improving. Community Shores Bank's lenders, management and directors have an excellent knowledge of the business climate in the markets we serve. We are well positioned to maximize business in areas of positive growth.

SUCCESSES

Lending

As a true community bank, we bring traditional banking value to small and mid-size businesses. We believe in high touch, high service partnerships where our banking professionals bring knowledge and expertise to an entire business relationship. Enhancing our ability to provide greater financing accessibility to new and existing companies, through expanded lending capabilities with the U.S. Small Business Administration (SBA), was a priority throughout our organization in 2006.

Our results in this initiative were outstanding. Having attained preferred lender status with the SBA, the bank originated 30% of the total SBA loans and 29% of the total dollars in Muskegon County. Within one year, we have become Muskegon County's number one SBA lender. We are also proud to employ the U.S. Small Business Administration's Michigan Financial Services Champion for 2006, Mr. Eric Seifert.

These achievements have provided us with opportunities to expand our business customer base and deepen our existing relationships. Additionally, through the secondary market sale of the guaranteed portion of these loans, we increased fee income and ultimately improved earnings. We anticipate further success in this endeavor going forward.

Branching

A large portion of our plans for expansion, described in last year's shareholder letter, were realized during this past year. The grand opening of our fourth location on Harvey Street, across from the Lakes Mall in Southwestern Muskegon County, was attended by over 200 of our customers, business partners and shareholders. Within three months of operation, transaction counts have shown this strategically located branch to have succeeded in adding convenience for our growing customer base. We are also creating new introductions to our Bank and generating fee income through this office's ATM, where 28% of the monthly transactions are "foreign" or non customer.

The relocation of our North Muskegon Branch, to the Causeway, was also a tremendous success. At the previous location, our loyal customers tolerated one drive through lane--a lane also shared by an ATM and night drop--for over five long years. The much awaited full service office opened with a bang and we were rewarded with $1.7 million dollars in new customer business within the first two months of moving. Including new accounts from existing customers, the office generated $3.7 million dollars in deposits during the months of January and February, 2007. The new site has improved accessibility, visibility and, more importantly, evidences a renewed commitment to the communities we serve.

Following these branching accomplishments is the relocation of our Grand Haven office to Beacon Boulevard at Taylor. Construction is underway and completion is scheduled for August of this year. As this branch facility takes shape, it clearly communicates our intention to visually brand our locations through architectural design. Our signature blue roof has quickly become a trademark identifier!

While already showing signs of success, your Board of Directors is sensitive to the associated expense of our investments in infrastructure. We strongly believe that the execution of strategic branching initiatives will strengthen the value of the franchise and improve performance through the generation of lower costing deposits and asset growth. This translates into increased shareholder value. Firmly establishing our footprint is both proactive and defensive, and will insure that we maintain a strong competitive advantage.

OPPORTUNITIES

People

All banks, and especially community banks, laud the talents of their people. After all, community banking is not a commodity, but is about relationships. We all strive to employ the most knowledgeable, personable and professional talent available. Your Board and Management believe that we not only strive, but are successful in this effort by virtue of our steadfast commitment to empowerment. We value the experience and contributions that each staff member is able to make. We provide our people with education, tools and a structure that uses their individual business aptitude in decision making. This is in stark contrast to the development and hand off method of the centralized decision process utilized by our competitors.

Our people truly represent opportunity for Community Shores Bank. During 2006 we increased staff by 20%, primarily in sales and service positions. As each individual joined the company, they embraced our culture. In doing so, they increase our circle of influence, create energy and generate excitement internally and externally for our organization. These factors will foster growth and provide business prospects despite a soft economic environment.

Mortgage Banking

As a strong community is diverse, so is a community based bank with a diverse lending portfolio. While commercial lending has been forefront and center to our business model since we opened our doors in 1999, the time has come to purposefully expand into other business lines. We know the housing market is not robust, yet we believe this is the best time to lay a foundation for a concerted entry into the mortgage origination market. We have provided customers with mortgage loans, but until now, have not chosen to maximize upon secondary market origination. It is our intention, over the next two years, to broaden our mortgage portfolio and increase non-interest income through the development of a strong secondary market sales effort. Retail sales opportunities, presented by a strong mortgage program, are significant. They include equity loans and an array of full service banking products.

CHANGE

Management

There are always positive and negative aspects to change. A change in the top leadership position of any organization can not be trivialized, especially in a company that values its people and relationships as much as

Community Shores Bank. Your Board of Directors believed it imperative that while the person serving as President and Chief Executive Officer changed, the mission, vision, culture and core values of the organization remained constant. By adhering to our founding tenets, and improving our governance, we believe that we strengthened our franchise, positioning us for the creation of greater shareholder value.

Management style is an important factor in defining organizational culture. We leverage individual talent through team work. The eight people comprising the Executive Officers of the Company, Senior Vice Presidents, and Management Team of the Bank have over 250 years of combined banking experience. With this amount of tenure, it is obvious that we consider banking a true profession and approach it passionately. It is not simply a "career," it is about making a difference in the communities in which we live.

Board of Directors

In the post Enron world of SOX 404, a strong, active and engaged board of directors is critical to any publicly held company. The Community Shores Bank Corporation Board of Directors is comprised of individuals who have these attributes and are committed to representing you, our shareholders effectively. In May of this past year, Mr. Gary Bogner, a founding director, resident and business owner from North Muskegon, was elected Chairman of the Company and Bank Boards. Mr. Dennis Cherette, a founding director, resident and business owner from Grand Haven, was elected Vice Chairman of the same boards.

Expanding our leadership constituted another positive change as we welcomed Mr. Steven P. Moreland and Mr. Jonathan L. Smith to the board of directors of Community Shores Bank Corporation and Community Shores Bank. Steve is the President and Owner of Automatic Spring Products in Grand Haven. He brings manufacturing experience, process engineering, competitive insight and business acumen to the Board.

Jon is an experienced banker, consultant and former officer of Security Capital Group, a NYSE traded company. He brings a wealth of banking experience to the Board, having begun his career with Citigroup in New York City where he was responsible for a variety of national and international businesses including commercial real estate; asset based lending and leveraged buy-outs. In 2003, he returned to his home town of Grand Rapids to oversee all of the Corporate Banking business of Fifth Third Bank, serving as its Executive Vice President. Jon is currently employed in Grand Haven at Investment Property Associates.

The collective talent, knowledge, energy and resources of your Board of Directors and management team are focused on growing our business, improving profitability and enhancing shareholder value. We appreciate your investment in the Company and your patronage as customers.

In Closing

Webster defines community as a "unified body of individuals" and as "having joint ownership or participation." We embody this definition not only in our name, but in our actions. In every respect, we are a working and contributing participant in the vibrant communities we serve. We are like no other bank you know.

Heather D. Brolick
President and Chief Executive Officer
Community Shores Bank Corporation

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

The Bank commenced operations on January 18, 1999. The Bank is a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation. The Bank provides a full range of commercial and consumer banking services in Muskegon County and Northern Ottawa County, Michigan. The Bank currently has four locations from which to serve the communities of Muskegon and Grand Haven.

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. In 2005, the Michigan Bankers Insurance Center, LLC legally dissolved its partnership of which CS Financial Services held a 1.86% ownership interest. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits, formerly Lead Financial. Lakeshore Employee Benefits offers amongst other things employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services.

In December of 2004, the Company formed Community Shores Capital Trust I, a Delaware business trust. The Trust is administered by a Delaware trust company, and three individual administrative trustees who are employees and officers of the Company. The Trust was established for the purpose of issuing and selling its preferred securities and common securities and used the proceeds from the sales of those securities to acquire subordinated debentures issued by the Company. A majority of the net proceeds received by the Company was used to pay down the outstanding balance on the Company's line of credit. The remaining proceeds were used to contribute capital to the Bank as well as support the general operating expenses of the Company, including the debt service on the Company's subordinated debentures.

The Company's growth in 2006 was slightly less than the level achieved in 2005. In general, 2006's growth was supported by the Bank's earnings. Projections for 2007 indicate that the Company has access to sufficient funds, via a $5 million line of credit with LaSalle Bank National Association, to meet its cash requirements and support the Bank's expected growth. The Capital Committee of the Bank recognizes that this is only a short term solution and meets periodically to assess the short and long term capital needs of the Company.

As of December 31, 2006, the Bank had 61 full-time employees and 22 part time employees, an increase of 10 full time and 2 part time positions since December 31, 2005. To accommodate growth, management anticipates increasing staff by 10 full time equivalent employees during the year 2007.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company's financial condition and results of operations during 2006. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as disclosures found elsewhere in the Annual Report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from the estimate.

Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience. See the Financial Condition section of Management's Discussion and Analysis and Notes 1 and 3 to the Company's consolidated financial statements for additional information.

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

FORWARD-LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company, the Bank, the Mortgage Company and CS Financial Services. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

2006 OVERVIEW

The Company's assets grew by 11% to $247.0 million at December 31, 2006. The Company achieved its sixth fully profitable year of operations. For 2006, diluted earnings per share of the Company were $0.89. Year over year earnings per share increased 8.5%. Improvements in the Company's net interest income as well as profits from loan sales positively impacted the bottom line. The Bank's average earning assets grew 7.6% during 2006, which helped improve the Company's net interest income. The increases in gains on loan sales were derived mainly from the sale of Small Business Administration ("SBA")-affiliated loans. Late in 2005, the Bank hired an experienced SBA lender to develop an SBA lending program. The gains are attributed to the sale of the guaranteed portion of floating rate SBA loans originated by the Bank. As a result of our dynamic approach to this business line, the Bank is considered Muskegon's leading SBA lender(1), surpassing the efforts of many large banks in our market. In November 2006, the Bank opened its fourth banking facility located in Norton Shores on Harvey Street. In January 2007, the North Muskegon branch was relocated to a new building located on the Causeway in North Muskegon. Other construction in 2006, occurred in North Ottawa County in the City of Grand Haven. The Bank is constructing a larger branch in which to relocate its Grand Haven office. Completion of the Grand Haven facility is expected to occur in the third quarter of 2007.

FINANCIAL CONDITION

Total assets increased by $24.8 million to $247.0 million at December 31, 2006 from $222.2 million at December 31, 2005. Growth was mostly attributable to an increase in cash equivalents, loan volume and premises and equipment.

Cash and cash equivalents increased by $4.4 million to $9.1 million at December 31, 2006 from $4.7 million at December 31, 2005. A majority of the increase was a result of more federal funds sold on the last day of 2006. The Bank sold $5.6 million on the last business day of December 2006 compared to federal fund sales in the amount of $.2 million on the last day of 2005.

Securities held decreased by $.5 million during 2006. At year-end there were securities with a market value of $6.8 million pledged to repurchase agreements, and FHLB Advances. There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of the Bank's shareholders' equity. As of December 31, 2006, the Bank owned seventeen municipal securities. Eight of these municipal securities were acquired in transactions that were intended to support community initiatives within Muskegon County as well as generate tax-exempt interest. Fourteen of the seventeen municipal securities owned were designated as held to maturity at the time of purchase.

Loans grew 8% since year-end 2005. This rate of growth is more modest than that experienced in 2005. During 2006, the Bank was able to develop an SBA lending program, which involved the Bank originating SBA loans and selling the guaranteed portion, usually 75-80 percent of the total outstanding principal. The total principal sold related to these transactions was $2.1 million. As a result of the pursuit of this line of business the Bank may not achieve historical portfolio loan growth going forward. Portfolio loan balances were $207.4 million at December 31, 2006 up from $192.6 million at December 31, 2005. Increases to the commercial, commercial real estate, residential and consumer loan portfolios of $15.1 million were offset by a decrease in the construction portfolio of $.3 million.

"Wholesale" banking continues to lead the Bank's advancement. Commercial and commercial real estate loans presently comprise 81% of the Bank's total loan portfolio, nearly the same ratio as at 2005 year-end. There are six experienced commercial lenders on staff devoted to pursuing and originating these types of loans. The $14.1 million in recorded growth was from both existing borrowers needing additional working capital and the establishment of new relationships.

----------
(1) According to the 2006 statistics compiled by the United States Small Business Administration.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Since the loan portfolio makes up roughly 90% of the Company's earning assets, its composition is critically important from an interest rate risk standpoint. The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2006, there were 53% of the loan balances carrying a fixed rate and 47% a floating rate. Since December 31, 2005, the proportion of fixed rate loans in the portfolio increased 8%. The main reason for this change is the fact that the Bank's internal prime rate increased four times during 2006, causing customers, existing and new, to migrate more towards fixed rate loans. The shift in the distribution resulted in an additional $22.2 million fixed rate loans, more than the total net growth recorded in 2006. The internal prime lending rate has been stable since June 2006. Based on recent economic indicators it is likely that following this period of rate stability there could be a decline in the lending rates going forward. An increase in fixed rate loans would be helpful in a declining rate environment; however, both types of loans may be useful to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes. The maturity distribution of the Bank's loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities at December 31, 2006.

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2006 have been included below:

                                      Within       Three to
                                      Three         Twelve        One to         After
                                      Months        Months      Five Years     Five Years       Total
                                   -----------   -----------   ------------   -----------   ------------
Commercial, financial and other    $14,757,746   $39,135,577   $ 33,923,014   $ 2,480,722   $ 90,297,059
Real estate - commercial             9,039,790    13,597,913     55,322,724        52,138     78,012,565
Real estate-construction               829,881       504,395              0             0      1,334,276
Real estate-mortgages                   62,808       209,442      1,299,445     8,600,626     10,172,321
Installment loans to individuals     1,242,725     4,749,638     19,875,955     1,747,837     27,616,155
                                   -----------   -----------   ------------   -----------   ------------
                                   $25,932,950   $58,196,965   $110,421,138   $12,881,323   $207,432,376
                                   ===========   ===========   ============   ===========   ============
Loans at fixed rates               $ 6,497,916   $ 8,394,159   $ 86,626,016   $ 8,305,383   $109,823,474
Loans at variable rates             19,435,034    49,802,806     23,795,122     4,575,940     97,608,902
                                   -----------   -----------   ------------   -----------   ------------
                                   $25,932,950   $58,196,965   $110,421,138   $12,881,323   $207,432,376
                                   ===========   ===========   ============   ===========   ============

Another facet of the Company's risk management program is reduction of credit risk, the risk of nonpayment. Avoiding portfolio concentrations in any one type of loan or in a specific industry helps to decrease credit risk; however, the risk of nonpayment for any reason exists with respect to all loans. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

At December 31, 2006, the allowance for loan losses totaled $2.5 million. The analysis of the allowance for loan losses is comprised of two portions: specific credit allocations and subjective credit allocations. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. Subjective credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. Included in the subjective credit allocations is an allocation for the total balance of the unguaranteed portion of SBA loans in the Bank's loan portfolio. In general the Bank has made a decision to reserve at a higher level due to the nature and characteristics of this category of loans. Since SBA lending is a developing business initiative for the Bank it is likely that the total balance of the unguaranteed portion of SBA loans will increase in the future.

The ratio of allowance to gross loans outstanding decreased to a level of 1.23% since year-end 2005. At December 31, 2005, the allowance contained $347,000 in allocations both specific and subjective for a troubled commercial relationship totaling $829,000. The allowance at December 31, 2006 contains no allocations for this particular commercial relationship. During 2006, the underlying collateral related to the commercial customer was liquidated and the appropriate charge-offs were made reducing the allowance for loan losses.

The total of all allocations included in the allowance by loan class at December 31, 2006 and 2005 was as follows:

Balance at End of Period Applicable to:

                                      2006                     2005
                             ---------------------   -----------------------
                                           Percent                   Percent
                                          of Loans                  of Loans
                                           in Each                   in Each
                                          Category                  Category
                                          to Total                  to Total
                               Amount       Loans      Amount         Loans
                             ----------   --------   ----------     --------
Commercial                   $1,239,909     43.5%    $1,460,911(1)    44.6%
Real estate - commercial        943,907     37.6        777,331       35.5
Real estate - residential        50,862      5.0         46,830        4.9
Real estate - construction       15,344      0.6         18,820        0.8
Consumer                        298,994     13.3        308,689       14.2
                             ----------    -----     ----------      -----
Total                        $2,549,016    100.0%    $2,612,581      100.0%
                             ==========    =====     ==========      =====

The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience and the financial condition of the borrowers.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Due to a variety of causes, the Bank observed a year over year decrease in overall past due and non-accrual loans of $286,000 with a majority of the decrease occurring in the 30-59 day past due category.

Loans Past due:

                      December 31,   December 31,     Increase
                          2006           2005        (Decrease)
                      ------------   ------------   -----------
30-59 days             $1,407,000     $2,423,000    $(1,016,000)
60-89 days                886,000        159,000        727,000
90 days and greater       730,000        379,000        351,000
Non-accrual notes         401,000        749,000       (348,000)

----------
(1) Includes allocations totaling $347,228 for the troubled commercial relationship mentioned above.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

It is important to note that twenty percent of the aggregate total of loans 30-59 days past due at December 31, 2005 was related to the troubled commercial relationship mentioned above and that fifty-one percent of the balance had resumed a current status by January 31, 2006.

The 60-89 day category increased $727,000 since year-end 2005. Nearly 22% of the total was brought current by January 31, 2007. One customer relationship, comprising 26% of the balance, has two loans in this category. The customer is in the construction business. A house secures each loan. One house is completed and sold and is in the final stages of closing at which time the Bank's loan will be paid in full. The second house is anticipated to be completed by March 2007 and will be placed for sale. The Bank believes that the underlying collateral in both cases would be sufficient to cover the borrowings if the customer defaulted.

Non-accrual notes decreased $348,000 year over year. During 2006, the Bank worked through several foreclosures on property that had been in the non-accrual category at December 31, 2005.

Contrary to the improvement in past due and non accrual-loans, there was a year over year increase in the ratio of net charge-offs to average loans. Net charge-offs increased $504,000 to $784,000, or .39% of average loans in 2006 compared to $280,000, or .15% of average loans in 2005. During 2006, 62 loans were charged off. The principal balances of these charge-offs aggregated $842,000, which is up from $311,000 charged off in 2005. Nearly half of the charge-offs recorded in 2006 were related to the troubled commercial relationship mentioned above which was identified in the fourth quarter of 2005. Total recoveries on loans charged off were $58,000 in 2006 compared to $31,000 in 2005. Typically recoveries are the result of the bank selling collateral and to a lesser extent payments made by the borrower. Despite the increase in the charge-off ratio, management maintains that the Bank's credit culture and collection process are sound.

Bank premises and equipment increased $5.1 million to $11.0 million at December 31, 2006 from $5.9 million at December 31, 2005. Accumulated depreciation and amortization represented $2.0 million at the end of both 2006 and 2005. During 2006, significant expenditures were made on infrastructure to enhance our footprint in the Muskegon and Northern Ottawa County area.

In January of 2006, the Bank began construction of its fourth banking location at Harvey and Mt. Garfield Road, in Norton Shores. The project was completed and the branch opened its doors in November of the same year. The two-story facility is a little less than 20,000 square feet and in addition to the typical branch accessories located on the first floor, the second floor houses the Bank's operations department, a customer service call center, a training facility, and various lending personnel. The cost of the building was roughly $3.1 million.

Late summer of 2006, the Bank began construction on a branch for its North Muskegon banking location. The new branch is located on the Causeway in the City of North Muskegon and is slightly more than 4,000 square feet. Construction was completed at the end of December 2006. On January 5, 2007, the North Muskegon branch was relocated from its leased facility to its new location. The cost of the building was roughly $1.1 million. A majority of the cost of this project appears in the construction in progress balance on December 31, 2006. Depreciation expense will begin in the first quarter of 2007.

In October 2006, the Bank finalized the purchase of vacant land located on Apple Avenue at Quarterline in the City of Muskegon. The purchase price of the property was $721,000. The intention of the Bank is to build a fifth banking location.

Late in the third quarter of 2006, construction began on a new location for the Bank's Grand Haven branch, which is currently operating out of a leased facility at US-31 and Robbins Road. The lease expires at the end of August 2007. It is management's intention to relocate the Grand Haven banking office to the new branch at US-31 and Taylor prior to that time.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Furniture, fixtures and equipment balances increased by a net figure of $677,000. Early in 2006, the Bank retired approximately $316,000 of fully depreciated equipment, mostly personal computers and accessories and purchased replacement computer equipment totaling $77,000. The additional capital expenditures in this category were mainly attributable to the establishment of the new Norton Shores Branch. In 2007, further purchases will be made in conjunction with the newly constructed branches in North Muskegon and Grand Haven.

Accrued interest receivable increased $255,000 between the year-end periods of 2005 and 2006. The increase was related to the increase in the loan portfolio (discussed earlier) as well as increases to the Bank's internal prime lending rate.

Other assets increased $569,000 from December 31, 2005 to December 31, 2006. The largest item contributing to the change is the fluctuation in other real estate owned balances between the two period ends. At December 31, 2006 there was $414,000 in other real estate owned compared to $20,000 at December 31, 2005. Other real estate owned is comprised of properties relinquished by customers through the collection process. Currently there are four properties being held. The largest addition during the year was related to the troubled commercial customer identified in 2005. As properties are added to other real estate owned they are written down to market value based on a professional appraisal or other common means of valuation. Although, it is not the preference of the Bank to hold these properties for an extended period of time, disposition at a fair value may be more difficult given the current condition of the local real estate market. If a property is sold at a value less than it is being held in other real estate owned, further losses could result.

Deposit balances were $214.3 million at December 31, 2006, up from $190.5 million held at December 31, 2005. Most deposit categories increased year over year, particularly time deposits; however, there were declines in interest bearing demand deposits and savings. Total deposit growth for 2006 was $23.8 million. Based on deposit market share reports published by the FDIC, the Bank continued its 4th place position in Muskegon County, the same position that it had in 2005.

Non-interest bearing balances were $17.2 million at December 31, 2006; a year over year increase of $614,000. An increase to non-interest bearing accounts is recognized by management as one of the most effective ways to improve net interest margin. The present enhancement of the Bank's branch system is intended to drive growth in all accounts types.

Interest-bearing demand accounts, consisting of both checking and money market, decreased 11.3% during the year. The combined balances were $36.3 million at December 31, 2006 and $40.9 million at year-end 2005. Checking accounts decreased $4.9 million year over year while money market balances increased $240,000. The 20.7% decrease in checking account balances is mostly from a reduction in the balances of three large public fund customers. One public fund relationship withdrew $3.9 million from their interest-bearing demand account and used the proceeds to open short-term time deposits at the Bank. Throughout 2006, time deposit rates were significantly more attractive than the rates on interest-bearing demand accounts. Another public fund customer chose to move their accounts to a large regional bank. The loss of the relationship resulted in a $527,000 reduction in interest-bearing balances between the two year-end periods. The increase in money market balances noted above is mainly the result of existing customers carrying higher balances in their accounts.

Savings accounts decreased $1.3 million since 2005. The balance at December 31, 2006 was $13.1 million, down from $14.4 million. There are two products that make up total savings account balances; regular savings accounts and Premium Sweep savings. Regular savings accounts declined $1.0 million since year-end 2005 mainly from existing customers keeping less on deposit. Premium Sweep savings customer balances decreased $303,000. Although the balances decreased in Premium Sweep savings year over year, the total number of customers in this product have increased by 30%.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Time deposits overall grew $29.2 million. The increase was comprised of local time deposits increasing by $16.8 million and brokered deposits increasing by $12.4 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. In the event that management has the opportunity to grow its loan portfolio but does not currently have the liquidity to fund the loan originations, the Bank obtains brokered deposits. At December 31, 2006, approximately 37% of the total deposits reported were brokered compared to 35% a year earlier. During 2006, the spread between the rate of liquid (non-maturing) deposits as compared to that of a time deposit (contractually bound maturity) increased as a result of competitive pressures in the marketplace. This situation enticed local depositors, especially public fund customers, to begin investing in time deposits. A portion of the growth in local time deposits came from public fund customers who were pursuing a higher rate of interest.

Non-deposit funding sources at December 31, 2005 and 2006 for the Bank included repurchase agreements and FHLB advances. There were no federal funds purchased at either year end. Fluctuations in the Bank's daily liquidity position drive required purchases of federal funds. Currently the Bank has $24.5 million of available federal funds lines with various correspondent banks to support unforeseen short-term liquidity fluctuations.

Repurchase agreements decreased $1.6 million from December 31, 2005 to December 31, 2006. A repurchase agreement is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank's security portfolio. There were five fewer customers in this product between the two year-end periods. One customer was transferred into the Premium Sweep Savings product. Fewer customers and existing customers reducing their carrying balances between the two year-end periods made up the rest of the decrease.

As of the end of 2006, the Bank had the same three advances totaling $6.0 million from the FHLB outstanding as was reflected at December 31, 2005. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99% and are eligible to convert to a floating rate index at the option of the FHLB (put option). The option is contractually available to the FHLB once each quarter. If the option is exercised, the advance will convert to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance at that time with no pre-payment penalty. At the current rate levels, there is a possibility that the FHLB could exercise the put. The applicable LIBOR rates are monitored every quarter by management to assess the likelihood of the FHLB converting any of the three notes. The scheduled maturities, if the notes are not paid prior to that, are all in 2010.

Subordinated debentures outstanding at December 31, 2005 and 2006 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The most recent payment was made on December 30, 2006. The current rate of interest is 7.41%. The subordinated debentures can be treated as tier one capital for risk-based capital purposes up to a level of 25% of the Company's capital (including the subordinated debentures). Any remaining amount is treated as tier two capital for risk-based capital purposes. The entire $4.5 million qualifies for tier one capital at the Company.

The Company has a $5 million revolving line of credit with LaSalle Bank National Association ("LaSalle"). The total balance outstanding at December 31, 2006 was $400,000. There was no balance on the line at December 31, 2005. The Company made three draws of $200,000 during the first nine months of the year, one in each quarter. During the third quarter, the Company also made a payment of $200,000 using

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

proceeds received from employee stock option exercises. The outstanding principal bears interest at a rate of 90 basis points below LaSalle's prime lending rate, which is currently 8.25%. Interest is owed quarterly in arrears on the first business day of February, May, August, and November until the principal of this note is paid. The borrowings may be prepaid in whole or in part without any prepayment penalty. The proceeds were essentially used for the general operating expenses of the Company.

In 2006, Shareholders' equity increased by a net amount of $1.6 million. Common stock rose by $275,000 from the proceeds of stock options exercised. The consolidated net income for the Company was $1.3 million.

RESULTS OF OPERATIONS

Net income for 2006 was $1.3 million, which was $103,000 more than the net income of $1.2 million recorded a year earlier. The difference represents a 9% increase. On a per share basis there was an improvement of $0.07, as the Company's diluted earnings per share increased from $0.82 in 2005 to $0.89 in 2006.

Factors contributing to improved earnings included an increase in net interest income of $317,000 and improvement of non-interest income of $254,000 between 2005 and 2006. The Company had retained earnings of $3.0 million at December 31, 2006 compared to $1.7 million at December 31, 2005. The following table illustrates some key operating ratios for the years ended December 31, 2006 and 2005:

                                         2006   2005
                                         ----   ----
Return on average assets                 0.57%  0.57%
Return on average shareholders' equity   8.59   8.63
Average equity to average assets         6.59   6.60

For 2006, net interest income was $8.5 million compared to $8.2 million for 2005. The increase over last year represents an improvement of 4%. Interest income generated during the year was derived from the loan portfolio, the securities portfolio, interest bearing correspondent accounts and the sale of federal funds. Interest income recorded in 2006 equaled 92% of the Company's annual revenues of which the majority was from the loan portfolio.

For 2006, average earning assets increased by 8% or $15.5 million and the Bank's internal prime lending rate increased four times during the year. The average internal prime lending rate rose from 6.19% in 2005 to 7.96% in 2006, increasing the average rate earned on assets by 89 basis points. As a result of more interest earning assets and higher rates, interest income improved by $3.0 million.

Interest-bearing liabilities are made up of deposits, federal funds purchased, repurchase agreements, FHLB advances, notes payable and subordinated debentures. These average interest-bearing liabilities increased 9% or $16.9 million during 2006. The average rate paid increased 107 basis points year over year. As a result of both factors, the interest expense incurred on these products totaled $8.0 million for the year compared to a figure of $5.4 million for 2005. The higher cost of funds was directly related to an escalation of the portfolio rate on time deposits, the largest liability category. Year over year the average rate paid on the time deposit portfolio increased 106 basis points. In 2006, competition played a large role in the time deposit market driving rates up more quickly than increases to rates on interest bearing demand deposit products. In some cases, depositors reacted by moving money from demand deposits to time deposits, particularly time deposits with short maturities. Throughout the year, the Bank offered time deposit specials to retain and attract deposits. At December 31, 2006, the time deposit portfolio comprised 69% of total interest-bearing deposits compared to 62% in 2005.

Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets, the mix of interest-bearing liabilities and the interest rate

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                                                         Years Ended December 31:
                                             ---------------------------------------------------------------------------------
                                                               2006                                      2005
                                             ---------------------------------------   ---------------------------------------
                                                Average                     Average       Average                     Average
                                                Balance       Interest    Yield/Rate      Balance       Interest    Yield/Rate
                                             ------------   -----------   ----------   ------------   -----------   ----------
Assets
   Federal funds sold and interest
      bearing deposits with banks            $  3,115,319   $   144,855       4.65%    $  2,015,919   $    62,276       3.09%
   Securities (1, 2)                           19,371,304       843,013       4.35       18,857,818       764,305       4.05
   Loans (3)                                  198,625,907    15,617,761       7.86      184,690,712    12,781,600       6.92
                                             ------------   -----------       ----     ------------   -----------     ------
                                              221,112,530    16,605,629       7.51      205,564,449    13,608,181       6.62
   Other assets                                11,058,121                                 7,466,078
                                             ------------                              ------------
                                             $232,170,651                              $213,030,527
                                             ============                              ============
Liabilities and Shareholders' Equity
   Interest-bearing deposits                 $180,734,753   $ 7,044,480       3.90     $160,282,633   $ 4,530,508       2.83
   Federal funds purchased and
      repurchase agreements                     7,072,189       271,502       3.84       10,915,239       253,864       2.33
   Subordinated debentures, notes
      payable and FHLB advances                10,805,218       695,864       6.44       10,500,000       592,956       5.65
                                             ------------   -----------       ----     ------------   -----------     ------
                                              198,612,160     8,011,846       4.03      181,697,872     5,377,328       2.96
                                             ------------   -----------                               -----------
   Noninterest-bearing deposits                17,505,342                                16,457,530
   Other liabilities                              743,435                                   821,761
   Shareholders' Equity                        15,309,714                                14,053,364
                                             ------------                              ------------
                                             $232,170,651                              $213,030,527
                                             ============                              ============
Net interest income (tax equivalent basis)                    8,593,783                                 8,230,853
                                                            ===========                               ===========
Net interest spread on earning assets
   (tax equivalent basis)                                                     3.48%                                     3.66%
                                                                            ======                                    ======
Net interest margin on earning assets
   (tax equivalent basis)                                                     3.89                                      4.00
                                                                            ======                                    ======
Average interest-earning assets to
   Average interest-bearing liabilities                                     111.33                                    113.14
                                                                            ======                                    ======
Tax equivalent adjustment                                       115,840                                   69,885
                                                            -----------                               -----------
Net interest income                                         $ 8,477,943                               $ 8,160,968
                                                            ===========                               ===========

Although the impact of prime rate increases is positive on the interest income generated on new loan volume and many existing variable rate loan products, the rising rate environment over the past few years negatively impacted the Bank's expense to retain and attract both local and brokered deposits. As displayed in the table above, in 2006 the Bank experienced a more significant increase in rates paid on funding sources as compared to increases to rates earned on invested assets. As a result, the Company's net interest spread declined by 18 basis points, from 3.66% in 2005 to 3.48% in 2006, and the Company's net interest margin (tax equivalent) on earning assets decreased by 11 basis points. The

----------
(1)  Includes Federal Home Loan Bank Stock.

(2)  Adjusted to a fully tax equivalent basis.

(3)  Includes loans held for sale and non-accrual loans.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

margin was 3.89% for the twelve months ended December 31, 2006 and 4.00% for the twelve months ended December 31, 2005.

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

                                                  Year ended December 31,
                                                       2006 over 2005
                                           ------------------------------------
                                              Total       Volume        Rate
                                           ----------   ----------   ----------
Increase (decrease) in interest income
   Federal funds sold and interest-
      bearing deposits with banks          $   82,579   $   42,869   $   39,710
   Securities(1)                               78,708       21,226       57,482
   Loans                                    2,836,161    1,011,212    1,824,949
                                           ----------   ----------   ----------
         Net change in interest income      2,997,448    1,075,307    1,922,141
Increase (decrease) in interest expense
   Interest-bearing deposits                2,513,971      812,716    1,701,255
   Federal funds purchased and
      repurchase agreements                    17,638     (109,800)     127,438
   Subordinated debentures, notes
      payable and FHLB advances               102,908       17,651       85,257
                                           ----------   ----------   ----------
      Net change in interest expense        2,634,517      720,567    1,913,950
                                           ----------   ----------   ----------
   Net change in net interest income       $  362,931   $  354,740   $    8,191
                                           ==========   ==========   ==========

Net interest margin compression was a factor in 2006 as anticipated. The lag in deposit rate increases, which benefited the Company in the past two years, had a detrimental effect on the net interest margin once increases to the internal prime lending rate ceased. Based on the current condition of the economy, management believes that the national federal funds rate, which drives the Bank's internal prime lending rate, is likely to remain stable for a large portion of 2007. Any future movements are anticipated to be decreases from the current level of 8.25%. Further net interest margin compression is anticipated in 2007 as $106.3 million in time deposits are repricing during the year.

The provision for loan losses was $721,000 for 2006 compared to $854,000 for 2005. The 2006 expense was significantly impacted by greater loan charge-off activity during the year. The expense in 2005 was adversely impacted by a troubled commercial relationship, identified in the fourth quarter of that year, requiring an increase in allocated loan losses in the allowance related to these credits. Management continues to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio and actual loan loss experience. Management believes that the allowance level is adequate and justifiable based on the factors discussed earlier (see Financial Condition).

Non-interest income recorded in 2006 was $1.5 million, which reflects a $254,000 increase since 2005. The 20% increase was largely related to increased gains on loan sales. The gains were from the sale of the guaranteed portion of SBA loans.

Late in 2005, the Bank hired an experienced SBA lender to develop an SBA lending program. The gains reflected in the 2006 results are attributed to the sale of the guaranteed portion, typically 75% to 80% of

----------
(1)  Adjusted to a fully tax equivalent basis.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

the total principal, of saleable SBA loans originated by the Bank. As a result of our aggressive approach to this new initiative, $188,000 in gains were recorded in the second half of 2006. In the past, gains on loan sales came solely from the mortgage area. Ignoring the effect of the SBA initiative, mortgage-related gains were pretty flat for the twelve-month periods of 2005 and 2006. It is not surprising that mortgage-related loan gains are stagnant given the condition of the state's economy and the corresponding softness of the state's real estate market. Nonetheless, management is optimistic about future revenue from both SBA and mortgage-related loan sales. The mortgage loan optimism stems from additional resources and a new market territory. The Mortgage Company hired an additional originator in the fourth quarter of 2006 to cover customer needs at the Harvey Street Branch.

For the year, non-interest expenses were $7.4 million, an increase of 9% over 2005. Salaries and benefits differences comprised $201,000 of the year over year increase. There were 11 more full-time equivalent employees at December 31, 2006 compared to December 31, 2005. A majority of the additional staff were connected with the opening of a fourth banking location. Along with the staff additions, there were annual salary adjustments and increased benefit costs. Although two existing branch locations are being relocated to larger facilities in 2007, very few new positions are anticipated for these two branches. The greater part of the aforementioned full-time additions will likely be in the lending and operations areas.

Furniture, equipment and occupancy expenses increased $128,000 between 2005 and 2006. Maintenance contracts on equipment rose $22,000 since 2005. Property tax expenses for the land purchases made over the last two years and additional building insurance for the construction projects added $32,000 to the totals. There was $35,000 of associated expenses for terminating our North Muskegon lease early. Since the branch in Norton Shores did not open until November there was not a huge impact on overall depreciation expenses. There was $29,000 of additional depreciation recorded in the last quarter of 2006 attributable to the Harvey Street Branch. Depreciation expense will rise significantly in 2007 as a result of the opening of the North Muskegon and Grand Haven locations as well as twelve full months of the Norton Shores facility. One offsetting factor to the depreciation will be the elimination of rental expense.

Advertising expenses increased $86,000, or 61% in 2006. The Bank continued its image campaign, instituted in 2005, throughout the local marketplace utilizing billboards, television commercials and other media. A major topic of the media blitz was the new locations and the new staff. In 2007, the Bank intends on continuing its active marketing campaign including additional expenses for the promotion of our North Muskegon and Grand Haven locations.

Data processing increased $20,000. The modest increase is the result of a contract renegotiation with the Bank's third-party data processor in July of 2006. The lower fee structure helped offset higher transaction volume due to general growth in both the loan and deposit customer base.

Professional services expense increased $64,000 since 2005. There was a marked increase in legal expenses in 2006. In addition to the legal counseling received for personnel matters, the Bank defended its position in several lawsuits with customers. Lawsuits of this nature are deemed incidental to the banking business. There have been no contingent liabilities accrued in relation to any of the legal proceedings.

Other operating expenses increased 8% or $106,000. There are two sources that are mainly responsible for the increase in this total, loan collection expenses and miscellaneous losses. Each are explained below.

In 2006, the Bank recorded higher loan collection expenses. The increase was $61,000 between 2005 and 2006. As there were more problem loan issues encountered, especially the foreclosed properties discussed earlier (Financial Condition), and higher charged-off loan totals, it is reasonable that there would be higher expenses in this area. Expenses of this nature are expected and ongoing.

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The Bank incurred a loss on a local debit card fraud incident occurring in November of 2006. A local vendor experienced a security breach in its system which was illicitly housing debit card transaction information. The breach resulted in thousands of debit card numbers being used for fraudulent charges. The losses affected most banks and credit unions in the area, not just the Bank. The Bank's losses were approximately $58,000. In the fourth quarter, $50,000 of the total was charged to miscellaneous losses and an insurance claim was submitted for the remaining portion. The amount charged off is essentially the insurance deductible for claims of this nature. As debit and credit card crimes are escalating throughout the world, the Bank continues to assess its procedures for handling fraud alerts. A due amount of care is given to each situation concerning both customer impact and potential Bank losses.

The Company had a consolidated federal tax expense of $569,000 in 2006, 30% of its earnings. For 2005, the Company had a consolidated federal tax expense of $572,000, 32% of its earnings. The Bank was able to reduce its federal tax expense by increasing its holdings of tax-exempt municipal securities. It is anticipated that the concentration of these types of municipal holdings within the Bank's investment portfolio will remain the same or increase slightly. As a result, future earnings of the Company are anticipated to be taxable at a rate below 34%.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company's Asset Liability Committee ("ALCO"), which includes senior management and the Bank's Controller, and Assistant Controller monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds.

In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2006, the Bank had a total of $37.3 million in unfunded loan commitments and $2.6 million in unfunded standby letters of credit. Of the total unfunded loan commitments, $39.1 million were commitments available as lines of credit to be drawn at any time as customers' cash needs vary, and $0.8 million were for loan commitments scheduled to close and become funded within the next month. The bank monitors fluctuations in loan balances and commitment levels, and includes such data in overall liquidity management.

As of December 31, 2006, the Bank had $24.5 million of established federal funds purchase lines through its correspondent banks. Although the Bank strives to be a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity. Given the annual asset growth of the Bank, it is prudent to periodically seek increases to this funding source. The Bank increased its available credit under federal funds purchased lines by $4.5 million in 2006.

A second source of liquidity is the FHLB of Indianapolis and its various borrowing programs. The Bank has been a member since purchasing stock late in 1999 and has secured Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2006, there were securities with a market value of $5.7 million but no additional qualified residential real estate loans available to pledge. Another viable collateral source within the Bank's loan portfolio is its pool of commercial real estate loans. At December 31, 2006 the balance of the commercial real estate portfolio was $78.0 million. However, due to the strict FHLB guidelines related to pledging these types of loans, the Bank has not chosen to actively pursue pledging commercial real estate loans.

A third way to adjust liquidity is by using established deposit brokers to purchase out-of area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Company. The concentration of brokered deposits to total deposits was 37% at December 31, 2006, up from 35% at December 31, 2005. Brokered deposits increased by $12.4 million in 2006. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 50% under the internal policy. The branching strategy in process is intended to increase local deposits and decrease the concentration of brokered deposits, making this funding source more useful in the future.

Finally, the Bank applied to Chicago's Federal Reserve Bank for authorization to borrow from its Discount Window and is in the process of satisfying the remaining qualifications. The Federal Reserve Discount Window Primary Credit borrowing program is another short term funding option. The program would entail pledging securities as collateral for borrowings. It is management's intention to pledge the Bank's portfolio of municipal securities to support future borrowings. Currently there are $5.9 million of municipal holdings in the investment portfolio. Primary Credit borrowings are typically at a rate above the Federal Open Market Committee's target rate for federal funds, which is currently 5.25%.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Details of the Bank's repricing gap at December 31, 2006 were:

                                                           Interest Rate Sensitivity Period
                                        ----------------------------------------------------------------------
                                           Within        Three to        One to        After
                                            Three         Twelve          Five          Five
                                           Months         Months         Years         Years          Total
                                        ------------   ------------   -----------   -----------   ------------
Earning assets
   Interest-bearing deposits
      in other financial institutions   $     72,115   $         --   $        --   $        --   $     72,115
   Federal funds sold                      5,600,000             --            --            --      5,600,000
   Securities (including FHLB stock)       1,733,549      1,443,609     9,239,736     6,429,478     18,846,372
   Loans                                 107,617,762     15,353,956    78,689,056     5,936,672    207,597,446
                                        ------------   ------------   -----------   -----------   ------------
                                         115,023,426     16,797,565    87,928,792    12,366,150    232,115,933
Interest-bearing liabilities
   Savings and checking                   49,368,113             --            --            --     49,368,113
   Time deposits <$100,000                10,335,992     19,298,535     9,523,783            --     39,154,246
   Time deposits >$100,000                31,773,098     44,845,673    31,958,136            --    108,580,971
   Repurchase agreements and
      Federal funds purchased              4,494,614             --            --            --      4,494,614
   Notes payable and Federal Home
      Loan Bank advances                  10,900,000             --            --            --     10,900,000
                                        ------------   ------------   -----------   -----------   ------------
                                         106,871,817     64,144,208    41,481,919            --    212,497,944
Net asset (liability) repricing gap     $  8,151,609   $(47,346,643)  $46,446,873   $12,366,150   $ 19,617,989
                                        ============   ============   ===========   ===========   ============
Cumulative net asset (liability)
   repricing gap                        $  8,151,609   $(39,195,034)  $ 7,251,839   $19,617,989
                                        ============   ============   ===========   ===========

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently the Company has a negative twelve-month repricing gap which indicates that the Company is liability sensitive in the next twelve-month period. This position implies that increases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company's internal prime rate went up by 25 basis points and every interest earning asset and interest bearing liability on the Company's December 31, 2006 balance sheet, repricing in the next twelve months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. At this point in time it would not be prudent to assume that deposit rates will only increase if the national federal funds rate increases, given the deposit repricing lag discussed earlier. Throughout 2006, both local and brokered deposit rates rose significantly. ALCO is continually challenged to develop methods for balancing this gap and managing interest rate sensitivity.

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

                        COMMUNITY SHORES BANK CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

As a general practice, the Bank will seek to maintain a total risk-based capital ratio of above 10%. At this level, the Bank will have reduced FDIC insurance premiums and will be allowed to continue its use of brokered deposits. The Bank's management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk-based capital ratios of the Company and the Bank at December 31, 2006 were 10.37% and 10.45%, respectively.

During 2006, the Company contributed no capital into the Bank. The Bank's earnings were enough to support its growth of risk-based assets and maintain its total risk based capital ratio at a level above 10%. In 2007 as the two new branches are added, the Bank's risk-based asset totals will increase; however, the Bank's earnings will be negatively affected by an increase in depreciation expense. The Company may need to contribute capital. The Company believes that it has sufficient resources to infuse the necessary capital for the Bank to maintain its well-capitalized position in 2007. The main resource available to the Company at this time is a $5.0 million revolving line of credit with LaSalle. The current outstanding balance on the line of credit is $400,000. There are no immediate plans for additional capital raising by the Company at this time.

RECENT ACCOUNTING DEVELOPMENTS

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The adoption of SAB 108 had no effect on the Company's financial statements for the year ending December 31, 2006.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

New accounting standards have been issued that the Company does not expect will have a material effect on the financial statements when adopted in future years or for which the Company has not yet completed its evaluation of the potential effect upon adoption. In general, these standards revise the accounting for derivatives embedded in other financial instruments for 2007, revise the recognition and accounting for servicing of financial assets for 2007, establish a hierarchy about the assumptions used to measure fair value for 2008, revise the accrual of post-retirement benefits associated with providing life insurance for 2008, and revise the accounting for cash surrender value for 2007.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

(CROWE(TM) LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

                                        Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 14, 2007

                        COMMUNITY SHORES BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2006 and 2005

                                                                    2006            2005
                                                               -------------   -------------
ASSETS
Cash and due from financial institutions                       $  3,398,155    $  4,361,277
Interest-bearing deposits in other financial institutions            72,115          90,182
Federal funds sold                                                5,600,000         200,000
                                                               ------------    ------------
   Cash and cash equivalents                                      9,070,270       4,651,459
Securities
   Available for sale (at fair value)                            13,184,437      13,983,933
   Held to maturity (fair value of $5,219,555 and $4,822,327
      at December 31, 2006 and 2005, respectively)                5,257,835       4,918,499
                                                               ------------    ------------
      Total securities                                           18,442,272      18,902,432
Loans held for sale                                                 165,070              --
Loans                                                           207,432,376     192,644,742
Less: Allowance for loan losses                                   2,549,016       2,612,581
                                                               ------------    ------------
   Net loans                                                    204,883,360     190,032,161
Federal Home Loan Bank stock                                        404,100         425,000
Premises and equipment, net                                      10,958,821       5,922,886
Accrued interest receivable                                       1,249,680         994,219
Other assets                                                      1,807,258       1,238,194
                                                               ------------    ------------
      Total assets                                             $246,980,831    $222,166,351
                                                               ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                         $ 17,179,082    $ 16,564,735
   Interest-bearing                                             197,103,330     173,886,366
                                                               ------------    ------------
      Total deposits                                            214,282,412     190,451,101
Federal funds purchased and repurchase agreements                 4,494,614       6,065,010
Federal Home Loan Bank advances                                   6,000,000       6,000,000
Subordinated debentures                                           4,500,000       4,500,000
Notes Payable                                                       400,000              --
Accrued expenses and other liabilities                            1,185,180         650,329
                                                               ------------    ------------
      Total liabilities                                         230,862,206     207,666,440
Shareholders' equity
   Preferred stock, no par value 1,000,000
      shares authorized, none issued                                     --              --
   Common stock, no par value; 9,000,000 shares authorized
      1,466,800 and 1,436,800 shares issued and outstanding      13,274,098      12,998,670
   Retained earnings                                              3,027,774       1,712,462
   Accumulated other comprehensive loss                            (183,247)       (211,221)
                                                               ------------    ------------
      Total shareholders' equity                                 16,118,625      14,499,911
                                                               ------------    ------------
                                                               $246,980,831    $222,166,351
                                                               ============    ============

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2006 and 2005

                                                             2006           2005
                                                         ------------   -----------
Interest and dividend income
   Loans, including fees                                 $15,617,761    $12,781,600
   Securities, taxable                                       517,999        567,526
   Securities, tax-exempt                                    209,174        126,894
   Federal funds sold, FHLB dividends and other income       144,855         62,276
                                                         -----------    -----------
      Total interest and dividend income                  16,489,789     13,538,296
Interest expense
   Deposits                                                7,044,480      4,530,508
   Repurchase agreements, federal funds purchased,
      and other debt                                         271,502        253,864
   Federal Home Loan Bank advances and notes payable         695,864        592,956
                                                         -----------    -----------
      Total interest expense                               8,011,846      5,377,328
                                                         -----------    -----------
NET INTEREST INCOME                                        8,477,943      8,160,968
Provision for loan losses                                    720,701        853,728
                                                         -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        7,757,242      7,307,240
Non-interest income
   Service charges on deposit accounts                       955,488        929,258
   Mortgage loan referral fees                                 2,812          9,102
   Gain on sale of loans                                     211,813         22,099
   Gain on sale of mortgage servicing rights                      --          3,088
   Gain on disposal of equipment                                (124)        11,925
   Other                                                     347,436        287,667
                                                         -----------    -----------
      Total non-interest income                            1,517,425      1,263,139
Non-interest expense
   Salaries and employee benefits                          3,999,457      3,798,599
   Occupancy                                                 397,185        319,623
   Furniture and equipment                                   434,519        384,070
   Advertising                                               226,688        140,373
   Data processing                                           381,035        360,912
   Professional services                                     539,521        475,153
   Other                                                   1,412,193      1,306,541
                                                         -----------    -----------
      Total non-interest expense                           7,390,598      6,785,271
                                                         -----------    -----------
INCOME BEFORE FEDERAL INCOME TAXES                         1,884,069      1,785,108
Federal income tax expense                                   568,757        572,427
                                                         -----------    -----------
NET INCOME                                               $ 1,315,312    $ 1,212,681
                                                         ===========    ===========
Weighted average shares outstanding                        1,447,485      1,434,185
                                                         ===========    ===========
Diluted average shares outstanding                         1,478,168      1,471,939
                                                         ===========    ===========
Basic earnings per share                                 $      0.91    $      0.85
                                                         ===========    ===========
Diluted earnings per share                                      0.89           0.82
                                                         ===========    ===========

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           December 31, 2006 and 2005

                                                                                                   Accumulated
                                                                                                      Other           Total
                                                                          Common      Retained    Comprehensive   Shareholders'
                                                             Shares       Stock       Earnings    Income (Loss)       Equity
                                                           ---------   -----------   ----------   -------------   -------------
BALANCE AT JANUARY 1, 2005                                 1,430,000   $12,922,314   $  499,781     $ (22,763)     $13,399,332
Proceeds from the exercise of stock options                    6,800        69,604                                      69,604
Tax benefit from stock option exercises                                      6,752                                       6,752
Comprehensive income:
   Net income                                                                         1,212,681                      1,212,681
   Unrealized loss on securities available for sale, net                                             (188,458)        (188,458)
                                                                                                                   -----------
      Total comprehensive income                                                                                     1,024,223
                                                           ---------   -----------   ----------     ---------      -----------
BALANCE AT DECEMBER 31, 2005                               1,436,800    12,998,670    1,712,462      (211,221)      14,499,911
Proceeds from the exercise of stock options                   40,000       400,000                                     400,000
Stock tendered for options exercises                         (10,000)     (125,900)                                   (125,900)
Stock option compensation expense                                            1,328                                       1,328
Comprehensive income:
   Net income                                                                         1,315,312                      1,315,312
   Unrealized gain on securities available for sale, net                                               27,974           27,974
                                                                                                                   -----------
      Total comprehensive income                                                                                     1,343,286
                                                           ---------   -----------   ----------     ---------      -----------
BALANCE AT DECEMBER 31, 2006                               1,466,800   $13,274,098   $3,027,774     $(183,247)     $16,118,625
                                                           =========   ===========   ==========     =========      ===========

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2006 and 2005

                                                                 2006           2005
                                                             ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $  1,315,312   $  1,212,681
   Adjustments to reconcile net income to net cash
      from operating activities:
         Provision for loan losses                                720,701        853,728
         Depreciation and amortization                            315,340        301,812
         Net amortization (accretion) of securities                25,925         33,044
         Net realized gain on sale of loans                      (211,813)       (22,099)
         Net realized gain on disposition of equipment                124        (11,925)
         Originations of loans for sale                        (4,208,637)    (2,868,250)
         Proceeds from loan sales                               4,255,380      2,890,349
         Stock option compensation expense                          1,328             --
         Tax benefit from stock option exercises                       --          6,752
         Net change in:
            Accrued interest receivable and other assets       (1,263,659)      (366,933)
            Accrued interest payable and other liabilities        534,851       (151,646)
                                                             ------------   ------------
               Net cash from operating activities               1,484,852      1,877,513

CASH FLOWS FROM INVESTING ACTIVITIES
   Activity in available for sale securities:
         Maturities, pre-payments and calls                     4,053,680      2,234,298
         Purchases                                             (3,224,798)            --
   Activity in held to maturity securities:
         Maturities                                               185,000        155,000
         Purchases                                               (537,262)    (4,679,975)
   Loan originations and payments, net                        (15,147,177)   (21,425,628)
   Redemption of Federal Home Loan Bank Stock                      20,900             --
   Proceeds from the disposal of equipment                             --         15,000
   Additions to premises and equipment, net                    (5,351,399)    (3,684,778)
                                                             ------------   ------------
            Net cash from investing activities                (20,001,056)   (27,386,083)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                      23,831,311     31,630,578
   Net change in federal funds purchased and
      repurchase agreements                                    (1,570,396)    (3,915,768)
   Other borrowing activity:
         Draws on notes payable and line of credit                600,000             --
         Paydowns on notes payable and line of credit            (200,000)            --
   Net proceeds from exercises of stock options                   274,100         69,604
                                                             ------------   ------------
         Net cash used in financing activities                 22,935,015     27,784,414
Net change in cash and cash equivalents                         4,418,811      2,275,844
Beginning cash and cash equivalents                             4,651,459      2,375,615
                                                             ------------   ------------
ENDING CASH AND CASH EQUIVALENTS                             $  9,070,270   $  4,651,459
                                                             ============   ============
Supplemental cash flow information:
   Cash paid during the period for interest                  $  7,976,456   $  5,430,370
   Cash paid during the period for federal income tax             520,000
                                                                                 785,000
   Transfers from loans to foreclosed assets                      424,723         48,257

          See accompanying notes to consolidated financial statements.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Community Shores Bank Corporation (the "Company") and its wholly-owned subsidiaries, Community Shores Financial Services ("CS Financial Services"), and Community Shores Bank (the "Bank"), and the Bank's wholly owned subsidiary, Community Shores Mortgage Company (the "Mortgage Company"), after elimination of significant intercompany transactions and accounts.

NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank's strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include commercial loans and traditional business accounts. Management focuses the Bank's retail banking strategy on providing traditional banking products and services, including automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank's market area. The Bank began operations on January 18, 1999.

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. Prior to 2005, CS Financial Services held a 1.86% ownership interest in the Michigan Bankers Insurance Center, LLC. In April of 2005, the partnership was legally dissolved. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits, formerly Lead Financial. Lakeshore Employee Benefits offers, among other things, employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services.

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

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Loans sold to outside investors are sold servicing released. There were loans totaling $165,070 for sale at December 31, 2006 but no loans held for sale at December 31, 2005.

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

TRANSFERS OF FINANCIAL ASSETS: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

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

STOCK COMPENSATION: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before taxes of $1,779, and a reduction in net income of $1,328. There was no effect on basic or diluted earnings per share because of the insignificance of the expense relative to the basic and diluted shares outstanding.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on the net income and the earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123 Accounting for Stock-Based Compensation for the year ending December 31, 2005:

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                         2005
                                                      ----------
Net income as reported                                $1,212,681
Deduct: stock-based compensation expense determined
   under fair value based method (net of taxes)          139,923
Amount expensed in period (net of taxes)                      --
                                                      ----------
Pro forma net income                                  $1,072,758
Basic earnings per share as reported                  $     0.85
Pro forma basic earnings per share                          0.75
Diluted earnings per share as reported                      0.82
Pro forma diluted earnings per share                        0.73

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

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Standby letters of credit are considered guarantees in accordance with FASB Interpretation No. 45 and are recorded at fair value.

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. In 2006, the dilutive effect of options outstanding added an additional 30,683 shares to the diluted earnings per share calculation. In 2005, they added 37,754 additional shares. In 2006, stock options for 18,000 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive.

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

RESTRICTIONS ON CASH: The Bank was required to have $829,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2006. These balances do not earn interest. The requirement at year-end 2005 was $968,000.

DIVIDEND RESTRICTIONS: The Company and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings and may limit the amount of dividends thereafter.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair value of financial instruments is estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, pre-payments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

EFFECT OF NEW ACCOUNTING STANDARDS: In September 2006, the Securities Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The adoption of SAB 108 had no effect on the Company's financial statements for the year ending December 31, 2006.

EFFECT OF NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS: New accounting standards have been issued that the Company does not expect will have a material effect on the financial statements when adopted in future years or for which the Company has not yet completed its evaluation of the potential effect upon adoption. In general, these standards revise the accounting for derivatives embedded in other financial instruments for 2007, revise the recognition and accounting for servicing of financial assets for 2007, establish a hierarchy about the assumptions used to measure fair value for 2008, revise the accrual of post-retirement benefits associated with providing life insurance for 2008, and revise the accounting for cash surrender value for 2007.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

INDUSTRY SEGMENTS: While Management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered to be aggregated in one reportable segment.

RECLASSIFICATION: Some items in the prior year financial statements were reclassified to conform to the current presentation.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                Gross        Gross
                             Unrealized   Unrealized       Fair
                                Gains       Losses        Value
                             ----------   ----------   -----------
Available for Sale
2006
----
   US Government and
      federal agency           $ 6,015    $(108,742)   $ 4,408,178
   Municipals                    4,500       (2,778)       707,516
   Mortgage-backed               5,452     (182,094)     8,068,743
                               -------    ---------    -----------
                               $15,967    $(293,614)   $13,184,437
                               =======    =========    ===========

                                Gross        Gross
                             Unrealized   Unrealized       Fair
                                Gains       Losses        Value
                             ----------   ----------   -----------
Available for Sale
2005
----
   US Government and
      federal agency           $    --    $(166,450)   $ 5,360,898
   Municipals                    6,009       (7,928)       706,641
   Mortgage-backed               5,953     (157,616)     7,916,394
                               -------    ---------    -----------
                               $11,962    $(331,994)   $13,983,933
                               =======    =========    ===========

There were no dispositions of available for sale securities in 2006 or 2005.

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                    Gross          Gross
                    Carrying    Unrecognized   Unrecognized      Fair
Held to Maturity     Amount         Gains         Losses         Value
----------------   ----------   ------------   ------------   ----------
2006
----
   Municipals      $5,257,835      $2,552        $(40,832)    $5,219,555
                   ==========      ======        ========     ==========
2005
----
   Municipals      $4,918,499      $2,327        $(98,499)    $4,822,327
                   ==========      ======        ========     ==========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at year-end 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:


                               Available       Held to Maturity
                                for sale    -----------------------
                              -----------    Carrying
                               Fair Value     Amount     Fair Value
                              -----------   ----------   ----------
Due in one year or less       $ 1,360,927   $       --   $       --
Due from one to five years      3,158,074    1,170,028    1,166,725
Due in more than five years       596,693    4,087,807    4,052,830
Mortgage-backed                 8,068,743           --           --
                              -----------   ----------   ----------
                              $13,184,437   $5,257,835   $5,219,555
                              ===========   ==========   ==========

Securities with unrealized losses not recognized in income at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

                       Less Than 12 Months         12 Months or More               Total
2006                 -----------------------   ------------------------   ------------------------
----
Description of                    Unrealized                 Unrealized                 Unrealized
Securities           Fair Value      Loss       Fair Value      Loss       Fair Value      Loss
--------------       ----------   ----------   -----------   ----------   -----------   ----------
US Government and
   federal agency    $  973,437     $15,548    $ 2,929,242    $ 93,194    $ 3,902,679    $108,742
Municipals            1,317,074       3,559      3,064,684      40,051      4,381,758      43,610
Mortgage-backed         995,451      14,296      6,178,661     167,798      7,174,112     182,094
                     ----------     -------    -----------    --------    -----------    --------
Total temporarily
   impaired          $3,285,962     $33,403    $12,172,587    $301,043    $15,458,549    $334,446
                     ==========     =======    ===========    ========    ===========    ========
2005
----
US Government and
   federal agency    $       --    $     --     $5,360,898    $166,450    $ 5,360,898    $166,450
Municipals            4,695,870      98,987        361,328       7,440      5,057,198     106,427
Mortgage-backed       3,639,573      49,448      3,956,029     108,168      7,595,602     157,616
                     ----------    --------     ----------    --------    -----------    --------
Total temporarily
   impaired          $8,335,443    $148,435     $9,678,255    $282,058    $18,013,698    $430,493
                     ==========    ========     ==========    ========    ===========    ========

The Company evaluates securities for other-than-temporary impairment on a monthly basis. No unrealized losses have been recognized into income as a result. In performing the evaluation, consideration is given to the length of time and the extent to which the fair value has been less than cost, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the securities are issued by the federal government or its agencies. At December 31, 2006, thirty-seven debt securities had unrealized losses with aggregate depreciation of 2.16% from the Company's amortized cost basis. Twenty-six of the thirty-seven securities are issued by government agencies. As management has the ability to hold these debt

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than US Government and its agencies, in an amount greater than 10% of shareholders' equity.

Securities pledged at year-end 2006 had a carrying amount of $6,820,794 and were pledged to secure repurchase agreements and Federal Home Loan Bank advances. Pledged securities at year-end 2005 had a carrying amount of $10,376,141.

NOTE 3 - LOANS

Loans at year-end were as follows:

                                      2006           2005
                                  ------------   ------------
Commercial                        $ 90,422,689   $ 85,883,914
Real Estate:
   Commercial                       78,012,565     68,445,169
   Residential                      10,172,321      9,366,098
   Construction                      1,334,276      1,636,526
Consumer                            27,616,155     27,445,727
                                  ------------   ------------
                                   207,558,006    192,777,434
Less: Allowance for loan losses     (2,549,016)    (2,612,581)
   Net deferred loan fees             (125,630)      (132,692)
                                  ------------   ------------
Loans, net                        $204,883,360   $190,032,161
                                  ============   ============

Activity in the allowance for loan losses for the year was as follows:

                               2006         2005
                            ----------   ----------
Beginning balance           $2,612,581   $2,039,198
Charge-offs                   (841,693)    (311,056)
Recoveries                      57,427       30,711
Provision for loan losses      720,701      853,728
                            ----------   ----------
Ending balance              $2,549,016   $2,612,581
                            ==========   ==========

Impaired loans were as follows:

                                                                2006         2005
                                                             ----------   ----------
Year-end loans with no allocated allowance for loan losses   $  244,329   $       --
Year-end loans with allocated allowance for loan losses       1,209,023    1,773,036
                                                             ----------   ----------
   Total                                                     $1,453,352   $1,773,036
                                                             ==========   ==========
Amount of the allowance for loan losses allocated            $  230,856   $  564,454

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (CONTINUED)

                                                  2006        2005
                                               ----------   --------
Average of impaired loans during the year      $1,090,796   $625,295
Interest income recognized during impairment       15,602      8,845
Cash-basis interest income recognized              10,366      7,341

Non-performing loans were as follows:

                                                  2006        2005
                                               ----------   --------
Loans past due over 90 days still on accrual    $729,965    $378,658
Non-accrual loans                                400,597     748,990

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                        2006         2005
                                    -----------   ----------
Land & land improvements            $ 4,913,807   $3,744,028
Buildings & building improvements     4,069,215    1,689,664
Furniture, fixtures and equipment     2,922,359    2,245,604
Construction in Process               1,082,722      273,738
                                    -----------   ----------
                                     12,988,103    7,953,034
Less: accumulated depreciation        2,029,282    2,030,148
                                    -----------   ----------
                                    $10,958,821   $5,922,886
                                    ===========   ==========

Depreciation expense was $315,340 and $301,812 for 2006 and 2005 respectively.

The Bank built a fourth location in 2006 in Norton Shores and began construction on two other buildings intended for the North Muskegon and Grand Haven branches which are currently operated out of leased space. Additionally, the Bank purchased property located on Apple Avenue at Quarterline for a possible fifth banking facility.

NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:

                               2006           2005
                           ------------   ------------
Non-interest-bearing DDA   $ 17,179,082   $ 16,564,735
Interest-bearing DDA         18,606,890     23,465,273
Money market                 17,648,173     17,408,588
Savings                      13,113,050     14,432,484
Certificate of deposit      147,735,217    118,580,021
                           ------------   ------------
                           $214,282,412   $190,451,101
                           ============   ============

Time deposits of $100,000 or more were $108,580,971 and $89,657,191 at year-end 2006 and 2005, respectively.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS (CONTINUED)

Scheduled maturities of time deposits, as of year-end 2006, were as follows:

2007   $106,255,405
2008     33,288,080
2009        713,041
2010      1,616,611
2011      5,862,080
       ------------
       $147,735,217
       ============

Brokered time deposits were $78,468,820 at year-end 2006 and $66,082,872 at year-end 2005, respectively.

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of federal funds purchased and repurchase agreements. Federal funds purchased are overnight borrowings from various correspondent banks. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent.

The balances at year-end are shown below:

                                           Repurchase   Federal Funds
                                           Agreements     Purchased
                                           ----------   -------------
Outstanding at December 31, 2006           $4,494,614    $       --
   Average interest rate at year-end             3.34%           --%
   Average balance during year              4,993,710     2,078,479
   Average interest rate during year             3.17          5.46
   Maximum month end balance during year    5,758,378     6,700,000

Outstanding at December 31, 2005           $ 6,065,010   $        --
   Average interest rate at year-end              2.83%           --%
   Average balance during year               7,757,732     3,157,507
   Average interest rate during year              1.88          3.42
   Maximum month end balance during year    10,776,372    10,600,000

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the FHLB are as follows:

                       Current
Maturity Date       Interest Rate      2006         2005
-------------       -------------   ----------   ----------
March 24, 2010          5.99%       $1,500,000   $1,500,000
November 3, 2010        5.95         2,000,000    2,000,000
December 13, 2010       5.10         2,500,000    2,500,000
                                    ----------   ----------
                                    $6,000,000   $6,000,000
                                    ==========   ==========

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. As of December 31, 2006, the FHLB had not exercised their option in any of the cases. If the FHLB exercises its conversion option, the advances may be repaid without penalty.

The Bank had both securities and loans pledged as collateral for the above advances at year-end 2006. The fair value of the securities pledged was $1,754,336 and the total of loans pledged was $8,004,973. At year-end 2005, the fair value of the securities was $2,176,248 and the total of loans pledged was $8,229,026.

NOTE 8 - SUBORDINATED DEBENTURES

Community Shores Capital Trust I ("the Trust"), a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities ("trust preferred securities") at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. The securities are redeemable at par after five years and are, in effect, guaranteed by the Company. Distributions on the trust preferred securities are payable quarterly on March 30th, June 30th, September 30th and December 30th. Under certain circumstances, distributions may be deferred up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at a floating rate of 2.05% over the 3-month LIBOR. The subordinated debentures are carried on the Company's consolidated balance sheet as a liability and the interest expense is recorded on the Company's consolidated statement of income. The current rate of interest is 7.41%.

NOTE 9 - NOTES PAYABLE

The Company has a $5 million revolving line of credit with LaSalle. The total balance outstanding at December 31, 2006 was $400,000. There was no balance on the line at December 31, 2005. The Company made three draws of $200,000 during the first nine months of the year, one in each quarter. During the third quarter, the Company made a payment of $200,000 using proceeds received from employee stock option exercises. The outstanding principal bears interest at a rate of 90 basis points below LaSalle's prime lending rate, which is currently 8.25%. Interest is owed quarterly in arrears on the first business day of February, May, August, and November until the principal of this note is paid. The borrowings may be prepaid in whole or in part without any prepayment penalty. The proceeds were essentially used for the general operating expenses of the Company.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - BENEFIT PLANS

The Company's 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $15,000 in 2006. The Company shifted to a Safe Harbor 401(k) Plan in 2006. The matching formula during the 2006 plan year was 100% of the first 3% of compensation contributed and 50% of the next 3%. In 2005, the matching formula was equal to 75% of the first 6% of the compensation contributed. Essentially the maximum matching contribution for both plan years was unchanged at 4.5% of compensation contributed. The match expense for 2006 and 2005 was $110,040 and $131,066, respectively.

NOTE 11 - LEASES

The Bank has one operating lease agreement for its Grand Haven location. The lease expires in August 2007. The Bank is currently building a branch in the Grand Haven area and intends to relocate its existing offices in the third quarter of 2007. The future minimum lease payments are as follows at December 31, 2006:

2007   $43,681

For years ended December 31, 2006 and 2005, rental expense was $83,334 and $88,770, respectively.

NOTE 12 - INCOME TAXES

The consolidated provision for federal income taxes is as follows:

                                 2006        2005
                               --------   ---------
Current payable                $460,724   $ 733,946
Deferred liability (benefit)    108,033    (161,519)
                               --------   ---------
                               $568,757   $ 572,427
                               ========   =========

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2006 and 2005:

                                                         2006        2005
                                                      ---------   ---------
Deferred tax asset
   Allowance for loan losses                          $ 741,102   $ 806,738
   Non-accrual loans                                     30,707       7,324
   Organization costs                                       340       2,380
   Deferred loan costs, net                              42,715      45,115
   Unrealized loss on securities available for sale      94,400     108,811
   Other                                                    680         189
                                                      ---------   ---------
                                                        909,944     970,557
Deferred tax liabilities
   Depreciation                                        (119,254)    (73,585)
   Accretion on securities                               (2,021)     (1,304)
   Prepaid expenses                                     (34,222)    (32,303)
   Other                                                (13,526)         --
                                                      ---------   ---------
                                                       (169,023)   (107,192)
                                                      ---------   ---------
Net deferred tax asset                                $ 740,921   $ 863,365
                                                      =========   =========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has concluded that a valuation allowance is not needed.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2006 and 2005 is as follows:

                               2006       2005
                             --------   --------
Tax at statutory rate        $640,583   $606,937
Tax exempt interest income    (57,970)   (38,286)
Other                         (13,856)     3,776
                             --------   --------
Federal income taxes         $568,757   $572,427
                             ========   ========

NOTE 13 - RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2006 were as follows:

Beginning balance                        $ 8,388,156
New loans and line advances                5,672,629
* Effect of changes in related parties    (1,595,000)
Repayments                                (6,158,748)
                                         -----------
Ending balance                           $ 6,307,037
                                         ===========

* The effect of a director retiring and no longer being considered a related party.

Deposits from principal officers, directors and their affiliates at year-end 2006 and 2005 were $2,462,165 and $3,648,289 respectively.

NOTE 14 - STOCK OPTIONS

The Company has three share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $1,328 and $0 for 2006 and 2005, respectively. The total income tax benefit recorded was $0 and $6,752 for 2006 and 2005.

Stock Option Plans

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of options granted was determined using the following weighted-average assumptions as of grant date (no options were granted in 2006):

NOTE 14 - STOCK OPTIONS (CONTINUED)

                                   2005
                                  ------
Risk-free interest rate             4.48%
Expected option life                8.55 yrs
Expected stock price volatility    32.77%
Dividend yield                        --%
Computed fair value               $ 7.26

A summary of the activity in the plans is as follows:

                                                           Weighted
                                             Weighted      Average
                                              Average     Remaining     Aggregate
                                             Exercise    Contractual    Intrinsic
                                    Shares     Price        Term          Value
                                   -------   --------   -------------   ---------
Outstanding at beginning of year   155,775    $10.55
Granted                                 --
Exercised                          (40,000)    10.00
Forfeited or expired                    --        --
                                   -------    ------        ----         --------
Outstanding at end of year         115,775    $10.74         4.4         $303,331
                                   =======    ======        ====         ========
Exercisable at end of year         115,775    $10.74         4.4         $303,331
                                   =======    ======        ====         ========

A summary of changes in the Company's nonvested options for the year follows:

                                                       Weighted
                                           Shares   Average Price
                                           ------   -------------
Issued and unvested at January 1, 2006       281       $10.28
Vested                                      (281)       10.28
Forfeited                                     --           --
                                            ----       ------
Issued and unvested at December 31, 2006      --       $   --

Information related to stock option plans during each year follows:

                                                   2006       2005
                                                 --------   -------
Instrinsic value of options exercised            $103,600   $20,936
Cash received from option exercises               400,000    69,604
Tax benefit realized from option exercises              0     6,752
Weighted average fair value of options granted          0      7.26

As of December 31, 2006, there were no unvested options and therefore no unrecognized compensation cost related to options granted. Additionally, there were only 2,000 shares available for grant.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2006 and 2005, the Bank was designated as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that date that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for 2006 and 2005 are presented below:

                                                                                    Minimum Required to
                                                                                    be Well Capitalized
                                                                Minimum Required        Under Prompt
                                                                   for Capital       Corrective Action
                                               Actual          Adequacy Purposes        Provisions
                                        -------------------   -------------------   -------------------
                                           Amount     Ratio      Amount     Ratio      Amount     Ratio
                                        -----------   -----   -----------   -----   -----------   -----
2006
----
Total Capital to risk-weighted assets
   of the Bank                          $23,532,791   10.45%  $18,020,232   8.00%   $22,525,290   10.00%
Tier one (Core) Capital to risk-
   risk-weighted assets
   of the Bank                           20,983,775    9.32     9,010,116   4.00     13,515,174    6.00
Tier one (Core) Capital to
   Average assets
   of the Bank                           20,983,775    8.73     9,618,321   4.00     12,022,901    5.00

2005
----
Total Capital to risk-weighted assets
   of the Bank                          $21,683,639   10.70%  $16,230,267   8.00%    20,287,834   10.00%
Tier one (Core) Capital to risk-
   risk-weighted assets
   of the Bank                           19,148,629    9.44     8,115,134   4.00     12,172,700    6.00
Tier one (Core) Capital to
   Average assets
   of the Bank                           19,148,629    8.70     8,801,143   4.00     11,001,429    5.00

In addition to the limitations on tier one capital, Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general only 1.25% of net risk-weighted assets is allowed to be included. At December 31, 2006, the entire balance of the allowance for loan losses, $2,549,016, was counted in the calculation. At year-end 2005, only $2,535,278 was counted as tier two and $77,303 was disallowed.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank received no contributions of capital from the Company in 2006. In 2005, the Company contributed $500,000 of the proceeds from the trust preferred securities to the Bank's capital account.

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (CONTINUED)

Federal and state banking laws and regulations place certain restrictions on the amount of dividends the Bank can transfer to the Company and on the capital levels that must be maintained. At year-end 2006, under the most restrictive of these regulations (to remain well capitalized), the Bank could distribute approximately $1,000,000 to the Company as dividends without prior regulatory approval. At this time the Company's ability to pay dividends is dependent on the Bank.

NOTE 16 - OFF-BALANCE SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

                                             2006                       2005
                                   ------------------------   ------------------------
                                      Fixed       Variable       Fixed       Variable
                                      Rate          Rate         Rate          Rate
                                   ----------   -----------   ----------   -----------
Unused lines of credit             $1,947,562   $34,539,370   $  613,904   $35,959,399
Unused standby letters of credit           --     2,649,000    1,350,000            --
Commitments to make loans             816,646            --      271,127            --

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.00% to 10.00% and maturities ranging from 1 month to 10 years.

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                           2006                  2005
                                   -------------------   -------------------
                                   Carrying     Fair     Carrying     Fair
                                    Amount      Value     Amount      Value
                                   --------   --------   --------   --------
                                                 (In Thousands)
Financial assets
   Cash and cash equivalents       $  9,070   $  9,070   $  4,651   $  4,651
   Securities available for sale     13,184     13,184     13,984     13,984
   Securities held to maturity        5,258      5,220      4,918      4,822
   Loans held for sale                  165        165         --         --
   Loans, net                       204,883    204,770    190,032    190,491
   FHLB stock                           404        404        425        425
   Accrued interest receivable        1,250      1,250        994        994
Financial liabilities
   Deposits                         214,282    215,571    190,451    189,822
   Federal funds purchased and
      Repurchase agreements           4,495      4,495      6,065      6,065
   FHLB Advances                      6,000      6,207      6,000      6,206
   Subordinated debentures            4,500      4,500      4,500      4,500
   Notes Payable                        400        400         --         --
   Accrued interest payable             330        330        294        294

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

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

                            CONDENSED BALANCE SHEETS
                                  December 31,

                                                                           2006          2005
                                                                       -----------   -----------
ASSETS
   Cash and cash equivalents                                           $   303,470   $   124,551
   Investment in and advances to Community Shores Bank                  20,800,528    18,937,408
   Investment in and advances to Community Shores Financial Services        26,045        20,601
   Investment in and advances to Community Shores Trust                         57            --
   Equipment, net                                                            3,542         6,042
   Other assets                                                             18,379        17,282
                                                                       -----------   -----------
      Total assets                                                     $21,152,021   $19,105,884
                                                                       ===========   ===========

LIABILITIES AND EQUITY
   Accrued expenses and other liabilities                              $   133,396   $   105,973
   Notes payable                                                           400,000            --
   Subordinated debentures                                               4,500,000     4,500,000
   Shareholders' equity                                                 16,118,625    14,499,911
                                                                       -----------   -----------
      Total liabilities and shareholders' equity                       $21,152,021   $19,105,884
                                                                       ===========   ===========

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                      2006         2005
                                                   ----------   ----------
Other income                                       $    6,177   $    9,524
Interest expense                                     (354,841)    (251,870)
Other expense                                        (446,965)    (597,454)
                                                   ----------   ----------
LOSS BEFORE INCOME TAX BENEFIT AND UNDISTRIBUTED
   SUBSIDIARY INCOME                                 (795,629)    (839,800)
Equity in undistributed subsidiary income           1,840,590    1,766,949
FEDERAL INCOME TAX BENEFIT                           (270,351)    (285,532)
                                                   ----------   ----------
NET INCOME                                         $1,315,312   $1,212,681
                                                   ==========   ==========

                        COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                        2006          2005
                                                    -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                       $ 1,315,312   $ 1,212,681
   Equity in undistributed subsidiary income         (1,840,590)   (1,766,949)
   Adjustments:
      Depreciation and amortization                       2,500            --
      Stock option compensation expense                   1,328            --
      Tax benefit from stock option exercises                --         6,752
   Net change in:
      Change in other assets                             (1,097)        6,389
      Change in other liabilities                        27,423       (21,292)
                                                    -----------   -----------
         Net cash from operating activities            (495,124)     (562,419)
CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to equipment, net                               --        (6,042)
   Capital investment into Community Shores Bank             --      (500,000)
   Capital investment into Community Shores Trust           (57)           --
                                                    -----------   -----------
         Net cash from investing activities                 (57)     (506,042)
CASH FLOWS FROM FINANCING ACTIVITIES
   Draws on notes payable and line of credit            600,000            --
   Paydown on notes payable                            (200,000)           --
   Proceeds from exercise of stock options              274,100        69,604
                                                    -----------   -----------
      Net cash from financing activities                674,100        69,604
                                                    -----------   -----------
Net change in cash and cash equivalents                 178,919      (998,857)
Beginning cash and cash equivalents                     124,551     1,123,408
                                                    -----------   -----------
ENDING CASH AND CASH EQUIVALENTS                    $   303,470   $   124,551
                                                    ===========   ===========

NOTE 19 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

                                                                       2006        2005
                                                                     --------   ---------
Unrealized holding gains (losses) on available-for-sale securities   $ 42,385   $(285,543)
Less reclassification adjustments for (gains) and losses later
   recognized in income                                                    --          --
                                                                     --------   ---------
Net unrealized gain (loss)                                             42,385    (285,543)
Tax effect                                                            (14,411)     97,085
                                                                     --------   ---------
Other comprehensive income (loss)                                    $ 27,974   $(188,458)
                                                                     ========   =========

                       COMMUNITY SHORES BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                Earnings Per
                                                                   Share
                                                              ---------------
(in thousands except per   Interest   Net Interest     Net             Fully
      share data)           Income       Income      Income   Basic   Diluted
                           --------   ------------   ------   -----   -------
2006
----
   First Quarter            $3,810       $2,075       $364     $.25    $.25
   Second quarter            4,040        2,113        342      .24     .23
   Third quarter             4,287        2,164        363      .25     .25
   Fourth quarter(1)         4,353        2,126        247      .17     .17
2005
----
   First quarter            $2,995       $1,945       $362     $.25    $.25
   Second quarter            3,274        2,002        343      .24     .23
   Third quarter             3,556        2,100        389      .27     .26
   Fourth quarter(2)         3,713        2,114        119      .08     .08

----------
(1) Earnings were impacted by expenses associated with opening a fourth banking location and collection expenses incurred on non-performing loans.

(2)  Earnings were impacted by provision expense for non-performing loans.

                             SHAREHOLDER INFORMATION

SEC FORM 10-KSB

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST. PLEASE MAIL YOUR REQUEST TO TRACEY A. WELSH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 1030 W. NORTON AVENUE, MUSKEGON, MICHIGAN 49441.

STOCK INFORMATION

Community Shores Bank Corporation common stock is traded on the Nasdaq Capital Market under the ticker symbol "CSHB." At March 16, 2007, there were approximately 194 record holders of the Company's common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2006 and 2005 as reported by the Nasdaq Capital Market.

                                  SALES PRICES

                      HIGH     LOW
                     ------   ------
CALENDAR YEAR 2006
   First Quarter     $15.15   $11.50
   Second Quarter     12.76    11.70
   Third Quarter      12.94    12.00
   Fourth Quarter     14.00    12.40
CALENDAR YEAR 2005
   First Quarter     $14.00   $12.00
   Second Quarter     13.70    11.50
   Third Quarter      15.86    14.22
   Fourth Quarter     15.70    14.05

MARKET MAKERS

At January 25, 2007, the following firms were registered with Nasdaq as market makers in common stock of the Company:

Citigroup Global Markets Inc.
390 Greenwich Street, 3rd Floor
New York, NY 10013

Hill, Thompson, Magid and Co.
15 Exchange Place, Suite 800
Jersey City, New Jersey 07302

Howe Barnes Investments, Inc.
135 South LaSalle Street
Chicago, Illinois 60603

Knight Equity Markets, L.P.
525 Washington Blvd. 30th Floor
Jersey City, New Jersey 07310

Monroe Securities, Inc.
47 State Street
Rochester, New York 14614

Oppenheimer
300 River Place, Suite 4000
Detroit, MI 48207

Sterne, Agee & Leach, Inc.
800 Shades Creek Pkwy., Suite 700
Birmingham, AL 35209

Stifel, Nicolaus & Co., Inc.
100 Light Street
Baltimore, MD 21202

UBS Securities LLC
677 Washington Blvd.
Stamford, CT 06901

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

200 Ottawa Avenue, N.W., Suite 900
Grand Rapids, Michigan 49503

INDEPENDENT AUDITORS

Crowe Chizek and Company LLC
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503

ADDITIONAL INFORMATION

News media representatives and those seeking additional information about the Company should contact Heather D. Brolick, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing her at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

ANNUAL MEETING

This year's Annual Meeting will be held at 2:00 p.m., on Thursday, May 10, 2007, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

                  COMMUNITY SHORES BANK DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS

Gary F. Bogner                 Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick             President, Chief Executive Officer and Secretary

Robert L. Chandonnet           Owner and President, The Nugent Sand Company,
                               Inc.

Dennis L. Cherette             An Owner and President, Investment Property
(Vice Chairman, non-officer)   Associates, Inc.

Bruce J. Essex                 Chairman, Port City Die Cast

Steven P. Moreland             President and Chief Executive Officer, Automatic
                               Spring Products Corporation

Joy R. Nelson                  Retired Vice President, Huntington Bank

Bruce C. Rice                  President, ESCO Company (chemical manufacturer)

Jonathan L. Smith              Director of Strategic Planning, Investment
                               Property Associates, Inc.

Roger W. Spoelman              President and Chief Executive Officer, Mercy
                               General Health Partners (regional hospital)

                                 MANAGEMENT TEAM

Heather D. Brolick             President, Chief Executive Officer and Secretary

Ralph R. Berggren              Senior Vice President and Chief Lending Officer

Michael E. Jeruzal             Senior Vice President of Retail Lending and
                               President Community Shores Mortgage Company

Amy L. Schultz                 Vice President and Technology/Operations Manager

Lori E. Versalle               Vice President and Branch Administrator

Tracey A. Welsh                Senior Vice President, Chief Financial Officer
                               and Treasurer

                              OFFICERS OF THE BANK

Joel M. Andersen               Portfolio Manager

Faith A. Biros                 Deposit Processing Manager

Monica J. Bixeman              Retail Banking Officer

Sherri S. Campbell             Vice President / Deposit Operations Manager

John M. Clark                  Vice President / Commercial Lending Officer

Laurie L. Cordes               Vice President / Mortgage Loan Officer

Margaret M. Coutchie           Assistant Vice President / Controller

Lisa R. DeLass                 Senior Vice President / Mortgage Loan Officer

Jennifer L. Egeler             Assistant Controller

Thomas A. Ellis                Senior Vice President / Mortgage Loan Officer

Melissa A. Evans               Vice President / Commercial Lending Officer

Joseph C. Freismuth            Mortgage Loan Officer

Sharon L. Gary                 Human Resources Manager

Martin B. Hillila              Vice President / Commercial Lending Officer

Jon M. Huizenga                Mortgage Loan Officer

Robert J. Jacobs               Senior Vice President / Business Development
                               Officer

Susan M. Kane                  Vice President / Mortgage Loan Operation Manager

Alan W. Kowalski               Assistant Vice President / Collections Manager

Kimberli A. LaVallee           Assistant Vice President / Grand Haven Branch
                               Manager

Jean A. Lynch                  Main Office Branch Manager

Ronald Maciejewski             Vice President / Commercial Lending Officer

Melissa S. Medendorp           Assistant Vice President / Credit Manager

Patricia A. Nardi              Assistant Vice President / Loan Operations
                               Manager

Renee L. Nyblade               Vice President / Mortgage Loan Officer

Sharon Prus                    Assistant Vice President / North Muskegon Branch
                               Manager

Eric B. Seifert                Senior Vice President / Commercial Lending
                               Officer

Clinton A. Todd                Vice President / Retail Lending

Brenda K. Trebian-Kolenda      Assistant Vice President / Harvey Branch Manager
                               and Business Development Officer

            COMMUNITY SHORES BANK CORPORATION DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS

Gary F. Bogner                 Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick             President, Chief Executive Officer and
                               Secretary

Robert L. Chandonnet           Owner and President, The Nugent Sand Company,
                               Inc.

Dennis L. Cherette             An Owner and President, Investment Property
(Vice Chairman, non-officer)   Associates, Inc.

Bruce J. Essex                 Chairman, Port City Die Cast

Steven P. Moreland             President and Chief Executive Officer, Automatic
                               Spring Products Corporation

Joy R. Nelson                  Retired Vice President, Huntington Bank

Bruce C. Rice                  President, ESCO Company (chemical manufacturer)

Jonathan L. Smith              Director of Strategic Planning, Investment
                               Property Associates, Inc.

Roger W. Spoelman              President and Chief Executive Officer, Mercy
                               General Health Partners (regional hospital)

                               EXECUTIVE OFFICERS

Heather D. Brolick             President, Chief Executive Officer and Secretary

Ralph R. Berggren              Senior Vice President

Tracey A. Welsh                Senior Vice President, Chief Financial Officer
                               and Treasurer