Form 10-K, Exhibit 13
period 2008-12-31
COMMUNITY SHORES BANK CORP
filed 2009-03-31
CIK 1070523

Exhibit 13
COMMUNITY SHORES
BANK
CORPORATION
2008 ANNUAL REPORT
DECEMBER 31, 2008

Selected Financial Information

At or For the Year-Ended December 31,	2008	2007	2006
(dollars in thousands, except per share data)

Results of Operations:
Net interest income	$6,890	$7,974	$8,478
Provision for loan losses	1,944	1,932	721
Non-interest income	2,122	1,691	1,517
Non-interest expense	8,727	9,033	7,390

Income (loss) before income tax expense	(1,659)	(1,300)	1,884
Income tax expense (benefit)	(632)	(528)	569

Net income (loss)	(1,027)	(772)	1,315

Financial Condition:
Total assets	255,612	273,458	246,981
Total loans	205,153	230,219	207,432
Allowance for loan losses	4,351	3,603	2,549
Securities	25,380	19,822	18,442
Deposits	219,566	237,950	214,282
Federal funds purchased and repurchase agreements	5,814	4,401	4,495
Notes payable and FHLB advances	14,700	14,706	10,900
Shareholders’ equity	14,946	15,614	16,119

Performance Ratios:
Return on average assets	(0.38%)	(0.30%)	0.57%
Return on average shareholders’ equity	(6.55)	(4.71)	8.59
Net interest margin (tax equivalent)	2.76	3.34	3.89
Efficiency ratio	96.84	93.46	73.94
Per Share Data:
Earnings per share — basic	$(0.70)	$(0.53)	$0.91
Earnings per share — diluted	(0.70)	(0.53)	0.89
Book value per share	10.18	10.63	10.99
Capital Ratios of Bank:
Tier one risk-based capital	9.70%	9.04%	9.32%
Total risk-based capital	10.96	10.29	10.45

To our Shareholders
Troubled Times
     Despite aggressive controls, cost cutting measures and proactive risk mitigation, the directors, management and staff of your company were unable to avert the results of asset deterioration derived from a progressively worsening economic situation. Committed to returning to profitability in 2008, we were cautiously optimistic about our performance throughout the first three quarters of the year. Unfortunately, we were unable to minimize losses and sustain a neutral earnings position. The unprecedented global events that commenced in late September, and continue yet today, undermined our efforts.
     A few, fragile customers, with whom we were diligently working in an effort to return to health, succumbed to conditions far worse than anything or anyone anticipated. The resulting large, fourth quarter loan loss provision lead to a loss for the year. While disappointing, it is important to note that through strategic asset management, primarily focused on reducing exposure in higher risk development loans, we were successful in increasing our total risk based capital level to 10.96% at year end. Community Shores Bank remains well capitalized and has sustained a strong liquidity position by leveraging our ability to borrow.
     We recognize that equity and wealth continue to be eroded and recovery will take time. In response, we have further tightened our belt and have persisted in cutting expenses. We reduced staff 14% since December 2007; held benefit expenses constant through plan revisions; extended the freeze on pay increases from officer level positions to all staff members and held non-contractually mandated operating expenditures at 2007 levels. We continue to be attentive to the potential for asset quality deterioration and have reallocated resources to further strengthen our credit administration processes. We have stress tested over 90% of our commercial real estate portfolio and are proactively working with borrowers to achieve a good outcome for all stakeholders.
Our Focus: The Customer
     Although circumstances dictate that asset quality and valuation take center stage, we continue in our steadfast commitment to customer service and product enhancement. We availed ourselves of the FDIC Temporary Liquidity Guarantee Program, providing our customers with options in obtaining the maximum amount of FDIC insurance available. While the media was covering the “breaking of the buck” in certain money market funds, our community banking staff was spending time personally meeting with depositors. We provided education on the safety and soundness of the banking system, how FDIC insurance works and what the increased limits and changes in coverage meant for each of them as a bank depositor.
     Delivering on our commitment to product enhancement, we introduced Health Savings Accounts in April and a Premium Money Market product in June. Focusing on green initiatives, we also implemented Online Business Bill Payment and E-Statement—the electronic delivery and archiving of monthly bank statements. Since late August 2008, 15% of our checking and savings statements have been delivered electronically, indicating that our customers are embracing this more convenient and eco friendly service.
     In spite of the decline in residential housing sales and the challenges presented by adverse market conditions, our mortgage initiative provided solid results in 2008. Secondary market sales contributed to a 25% increase in non-interest income year over year. We also saw our newest branch office, on Harvey Street near the Lakes Mall, gain traction with deposits growing 41% over the previous year-end. Overall, we increased our deposit market share in Muskegon County by 55 basis points to 14%. We trail the third largest market share holder (with five branch offices to our three) by only 56 basis points. We believe these numbers demonstrate the market’s desire to have quality, customer centric, community banking products and service.
“Sense of Community”
     America and the world are in a financial crisis and Michigan continues to suffer, as are our local communities—our friends and neighbors. While Community Shores Bank’s financial performance dictated the prudent reduction of corporate contributions, our employees, firmly committed to a strong “sense of community,” personally raised $10,000 this past year. Their gracious giving allowed us to reach out to 43 non-profit organizations in Muskegon and Ottawa Counties, providing them with unexpected assistance.
     In addition to monetary generosity, our staff gives of their time, assisting with fund raising events, serving on various agency committees, boards and mentoring our community’s youth and challenged adults. Bank employees hold Board leadership positions with Muskegon Civic Theatre, Mercy Health Partners Life Counseling, Lakeshore Museum Center, West Shore Symphony Orchestra, Harbor Hospice, Timberland Charter Academy, Grand Haven Board of Light and Power, Summer Celebration, Community Promotions, Inc., Living Beyond Grief Inc., Lakeshore 504 Loan Review, Temple Cares for People, Goodwill Industries of West Michigan and The Chamber of Commerce, Grand Haven, Ferrysburg and Spring Lake. Exemplifying local branch service to community is our Grand Haven Branch staff, volunteering an average 15 hours of financial counseling assistance per month as a partner in Ottawa County’s Drug Court program.
Looking Forward
     In the coming year, we will continue to develop our local deposit base, further assisting us in expanding our net interest margin and adding value to the company. We will continue to make loans to qualified borrowers with a focus on residential mortgages. Realistically, as our local unemployment rate has risen to 11.5%, we anticipate that the months ahead will be very challenging for businesses and residents alike. Consumer and commercial credit quality, as well as real estate values, will most likely continue to be stressed. Notwithstanding this, we will continue in our commitment to work with our borrowers in difficult circumstances, while simultaneously pursuing a reduction in the level of our non-performing assets.
     Community Shores Bank strives to be a good, long term corporate citizen; a solid business partner, providing superior service and financial products to local residents, industry and small businesses. We are committed to supporting the economic growth of the communities we serve and believe our model of community banking will emerge from this difficult economic cycle ready to assist in the expansion, development and recovery of Muskegon and the Tri-Cities.
     The Board and Management are appreciative of your support as we work together to restore faith in our financial system and prosperity to our community and the bank.
     Sincerely,
     Heather D. Brolick
     President and CEO

COMMUNITY SHORES BANK CORPORATION
Muskegon, Michigan
2008 ANNUAL REPORT

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
INTRODUCTION
Community Shores Bank Corporation (“the Company”) is a Michigan corporation and is the holding company for Community Shores Bank (“the Bank”) and Community Shores Mortgage Company (“the Mortgage Company”), a wholly-owned subsidiary of the Bank. On September 27, 2002, the Company received regulatory approval to become a financial holding company and created Community Shores Financial Services (“CS Financial Services”). In December 2004, a business trust subsidiary was formed called Community Shores Capital Trust I (“the Trust”).
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
The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank’s commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.
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
In December of 2004, the Company formed Community Shores Capital Trust I, a Delaware business trust. The Trust is administered by a Delaware trust company, and two individual administrative trustees who are employees and officers of the Company. The Trust was established for the purpose of issuing and selling its preferred securities and common securities and used the proceeds from the sales of those securities to acquire subordinated debentures issued by the Company. A majority of the net proceeds received by the Company was used to pay down the outstanding balance on the Company’s line of credit. The remaining proceeds were used to contribute capital to the Bank as well as support the general operating expenses of the Company, including the debt service on the Company’s subordinated debentures.
The Company’s balance sheet declined by $17.8 million in 2008 compared to asset growth of $26.5 million in 2007. In both 2007 and 2008 the Company had consolidated losses stemming from deterioration in credit quality and the need for large loan loss provisions. In 2007, to maintain a well capitalized risk based capital position the Company contributed $2.55 million of capital into the Bank. The Bank’s resulting total risk based capital ratio was 10.29% at December 31, 2007. In 2008, the Bank selectively reduced its risk weighted assets which improved the total risk based capital ratio to 10.96% at year end. The Company did not contribute capital to the Bank in 2008. Projections for 2009 allow limited Bank asset growth thus there are no projected capital contributions from the Company. The Company currently has access to $1.2 million via its cash account and the available balance on its line of credit at Fifth Third Bank. Because of the uncertainty of the duration of the economic downturn and the related

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
impact on credit quality, the Capital Committee of the Bank is considering several short term contingency capital options.
As of December 31, 2008, the Bank had 64 full-time employees and 22 part time employees, a decrease of 10 full time and 2 part time positions since December 31, 2007. Management does not anticipate increasing staff in 2009.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2008. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from the estimate.
Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans and loan groupings, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience. See the Financial Condition section of Management’s Discussion and Analysis and Notes 1 and 3 to the Company’s consolidated financial statements for additional information.
Management believes the accounting estimate related to the allowance for loan losses is a “critical accounting estimate” because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company’s assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors, and the Audit Committee.
Income Taxes. Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Net deferred tax assets are recorded to the extent it is believed that they will more likely than not be realized. In making such a determination, all available positive and negative evidence is considered, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event it is determined that deferred income tax assets are in excess of their realizable amount, an adjustment to the valuation allowance would be made which would increase the provision for income taxes.
In determining the possible realization of deferred tax assets, future taxable income from operations exclusive of reversing temporary differences and tax planning strategies that, if necessary, would be implemented to accelerate taxable income into periods in which net operating losses might otherwise expire is considered.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
In June 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN No. 48 as of January 1, 2007. The adoption had no affect on our financial statements.
Interest and penalties related to unrecognized tax benefits are recognized within the federal income tax expense (benefit) line in the accompanying consolidated statements of income. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets.
FORWARD-LOOKING STATEMENTS
This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company, the Bank, the Mortgage Company and CS Financial Services. Words such as “anticipates”, “believes”, “estimates”, “expects”, “forecasts”, “intends”, “is likely”, “plans”, “projects”, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
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
2008 OVERVIEW
The Company’s total assets declined by 6.5% to $255.6 million at December 31, 2008 and there was a net loss recorded of $1,027,000. For 2008, diluted losses per share of the Company were $0.70. Although the Company’s average interest earning assets increased by 5%, the overall net interest margin declined because of the less profitable mix of interest earning assets and interest reversals on non-accrual loans. Calculated loan loss provision escalated due to an increase in impaired and non-performing loans. Conversely, mortgage related non-interest income rose in spite of the slumping real estate market. Operating expenses declined mainly because of a staff reduction early in 2008 however a

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
portion of the benefit was eroded due to increased burdens associated with troubled credit relationships and increased foreclosed asset holdings.
FINANCIAL CONDITION
Total assets decreased by $17.8 million to $255.6 million at December 31, 2008 from $273.5 million at December 31, 2007. The reduction in assets was attributable to a $25.1 million decrease in loans offset by a $5.6 million increase in investments and a $5.3 million increase in foreclosed real estate.
Cash and cash equivalents decreased by $2.2 million to $5.7 million at December 31, 2008 from $7.9 million at December 31, 2007. The decrease was a result of no federal funds being sold on the last day of 2008 compared to $4.3 million sold on the last day of 2007. Offsetting this decline was an increase of additional funds on deposit at the Federal Reserve Bank (“FRB”) between year end 2007 and 2008. The balances on deposit at the FRB were $2.2 million higher at the end of 2008 compared to the end of 2007. The core principals of cash management have been greatly affected by the current rate environment and the need to preserve capital. Prior to 2008, the FRB did not pay interest on excess balances on deposit. In 2008, the FRB began paying interest at a rate that most often exceeded the average federal funds sold rate. Additionally, balances held at the FRB are given a preferential risk rating when computing risk based capital ratios. Throughout most of 2008, excess cash was held in the Bank’s FRB account.
Securities increased by $5.6 million during 2008. All of the securities purchased were pledged to various third parties. At year-end there were securities with a market value of $25.3 million pledged to public fund customers, the Federal Reserve Discount Window, customer repurchase agreements, and treasury tax and loan balances. Pledging activity increased in 2008 when several bank failings were widely publicized and most insurance carriers exited the excess deposit bond business. For several years the Bank had purchased excess deposit insurance for a few public fund customers that traditionally kept average balances far exceeding the $100,000 FDIC insurance level. It is likely that the Bank will make additional security purchases to provide the opportunity for additional pledging or liquidity should the need arise.
The fair value of investments has received much scrutiny over the past year. The plight of the bond market in general and the weakened position of several government sponsored agencies has affected market values. The market values of the Bank’s investment portfolio have been analyzed. At year end 2008, there were only four securities with unrealized losses. None of the four were deemed to have other than temporary impairment. At December 31, 2008, the unrealized losses totaled approximately $13,000 on securities with a book value of $1.3 million. To reduce exposure to loss (both realized and unrealized) the investment policy has prudent diversification principles; one of them being issuer concentration. There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of the Bank’s shareholders’ equity.
Loans, including held for sale and portfolio loans, decreased 11% since year-end 2007. This compares unfavorably to the 12% rate of growth experienced in 2007. Loans held for sale were $2.4 million at December 31, 2008; up slightly from $2.3 million at December 31, 2007. Loans held for sale reflect residential mortgages and Small Business Administration (SBA) loans that have been originated and are in the process of being sold to an investor. Portfolio loan balances were $205.2 million at December 31, 2008 down from $230.2 million at December 31, 2007. Decreases to the commercial and commercial real estate portfolios comprised 83% of the total decline but there were decreases to nearly every category of loans. Residential real estate was the only loan classification that increased. From December 31, 2007 to year-end 2008, there was a modest increase of $433,000. Although the reduction in total loans outstanding was significant, the commercial oriented concentration of the portfolio only changed slightly. At December 31, 2008, the concentration of commercial and commercial real estate loans was 77% of the Bank’s total loan portfolio, down from 78% at 2007 year-end.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The economic condition of the country in general and Michigan specifically has called for an enhanced Company-wide credit risk management program. Simply put credit risk is the risk of nonpayment typically on loans although it can be applicable to the investment portfolio as well. In both cases, avoiding portfolio concentrations in any one type of credit or in a specific industry helps to decrease risk; however, the risk of nonpayment for any reason exists with respect to all loans and investments. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.
There is a very detailed process that has been developed by the Bank to estimate credit risk. The balance in the allowance for loan losses is based on management’s estimation of probable incurred credit losses. The estimation is the result of loan portfolio analysis completed utilizing a detailed methodology prescribed in the Bank’s credit policy. The loan portfolio is reviewed and analyzed on a regular basis for the purpose of estimating probable incurred credit losses. The analysis of the allowance for loan losses is comprised of two portions: general credit allocations and specific credit allocations. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a credit resulting in an allocation being made to the allowance. The allowance for loan losses is adjusted accordingly to maintain an adequate level based on the conclusion of the analysis. There are occasions when an impaired loan requires no allocated allowance for loan losses. To have no allocated allowance for loan loss a specifically identified loan must be well secured and have a collateral analysis that supports a loan loss reserve allocation of zero.
At December 31, 2008, the allowance for loan losses totaled $4.3 million. The ratio of allowance to gross loans outstanding increased to a level of 2.12% at December 31, 2008 compared to 1.57% at year-end 2007. At December 31, 2008, the allowance contained $2,465,000 in specific allocations for impaired loans whereas at December 31, 2007 there was $1,136,000 specifically allocated. Impaired loans increased $3.8 million between December 31, 2007 and the same period end in 2008. Two impaired commercial loans, from separate customers, totaling $1.5 million required specific allocations of $1.2 million, roughly 50% of the total specific allocations at December 31, 2008. In general, poor financial performance and deteriorating real estate values were the most common factors in the increasing number of loan impairments and specifically allocated reserves.
The total of all allocations included in the allowance by loan class at December 31, 2008 and 2007 was as follows:

	2008		2007
		Percent of		Percent of
		Loans in Each		Loans in Each
		Category to		Category to
Balance at End of Period Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$2,640,269	37.4%	$1,687,805	37.6%
Real estate — commercial	1,237,913	39.6	1,331,132	40.0
Real estate — residential	104,033	7.9	129,906	6.9
Real estate — construction	49,667	1.9	89,672	2.7
Consumer	319,021	13.2	364,433	12.8

Total	$4,350,903	100.0%	$3,602,948	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years although the process employed to calculate historical loss ratios and environmental factors was enhanced in 2008. Management will continue to monitor the allocation and make necessary adjustments

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy.
Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Due to a variety of causes, the Bank observed a year over year increase in overall past due and non-accrual loans of $1,302,000 with a majority of the increase occurring in the non-accrual category.

	December 31,	December 31,	Increase
Loans Past due:	2008	2007	(Decrease)

30-59 days	$3,182,000	$2,155,000	$1,027,000
60-89 days	1,257,000	825,000	432,000
90 days and greater	80,000	1,485,000	(1,405,000)
Non-accrual notes	5,780,000	4,532,000	1,248,000
The weak economic climate is affecting some customers’ ability to make loan payments on a timely basis. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. The average number of days past due of the loans in the 30-59 day category was 43 compared to 41 days in 2007. Although the average number of days past due and the balance have increased since year-end 2007, it is important to note that 31% of the aggregate total of loans past due 30-59 days at 2008 year-end had paid current by January 31, 2009.
The 60-89 day category increased $432,000 since year-end 2007. The average number of days past due of the loans in the 60-89 day category was 76 compared to 72 days in 2007. Approximately 5% of the total was brought current by January 31, 2009. A majority of the past due balances in this category were commercial loans. Two commercial notes to one customer comprised 63% of the total balance past due. Most of the collateral associated with these notes is real estate.
Notes 90 days and greater past due decreased $1.4 million since year-end 2007. Essentially two customers are responsible for the decline. One loan comprising 73% of the total past due at December 31, 2007, was put on non-accrual in 2008. The underlying collateral is office rental space which has been negatively impacted with the economic downturn. Since it was put on non-accrual the Bank has restructured the terms of the debt to help the borrower more closely match the payments with the collected rents. The loan will stay on non-accrual until the borrower’s situation strengthens. Based on conservative collateral analysis minus selling costs, management is comfortable with the reserve coverage at the end of 2008. Another loan in this category at year-end 2007, comprising 10% of the total, was charged-off. The note was collateralized by a high-end boat. Early in 2008, the Bank acquired possession of the collateral; a charge-off was made for the estimated deficiency between the boat’s market value and the remaining principal balance on the note. The boat is now being held in the Bank’s repossessed assets account and is being marketed for sale.
Non-accrual notes increased $1.2 million year over year. Approximately 25% of the total in this category are land development loans. The weak real estate market in Michigan has had a profound effect on this industry. A good portion of the other non-accrual notes are secured by developed real estate. The Bank is in various stages of foreclosure on properties that securitize some of the notes. At December 31, 2008, there were specific allocations of $2.0 million in the allowance for any estimated collateral deficiency on the total non-accrual loan balance. It is anticipated that the other real estate owned category of the Bank’s balance sheet will increase as the foreclosure period ends on these loans and the collateral is marketed for sale by the Bank.
Similar to the rise in past due and non-accrual loans from 2007 to 2008, the ratio of net charge-offs to average loans rose to .54% in 2008 from .40% in 2007. Net charge-offs increased $318,000 to $1.2 million in 2008 compared to $878,000 in 2007. During 2008, 58 loans were charged-off compared to 84

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
loans in 2007. The principal balances of these charge-offs aggregated $1.3 million, which is up from $921,000 charged-off in 2007.
With the rise in non-performing loans, a solid credit process is essential. Management has an experienced officer leading the Bank’s credit area. All lenders are focused on working with current customers to improve the quality of the Bank’s loan portfolio. Weekly meetings occur among loan personnel to discuss identified weak credits. In addition to frequent internal loan review sessions, the Bank expanded the engagement of third party credit review. In addition to more coverage, the review is now split into two sessions to assist in capturing the effects of the rapidly changing credit environment.
Foreclosed assets increased $5.3 million from December 31, 2007 to December 31, 2008. There are 23 properties that are currently being held by the Bank compared to three at year-end 2007. The largest two additions total nearly $2.9 million. Both properties consist of undeveloped land located in the state of Kentucky. The value of the property at December 31, 2008 was based on a current appraisal and was discounted further. The credit officer analyzes other real estate property values quarterly to determine the level in which they should be held on our books. These valuation adjustments amounted to $83,000 in 2008. With the unstable real estate market, the increased holdings, and the increased duration these assets are likely to stay on the balance sheet, Additional valuation adjustments are possible if real estate values continue to decline.
Deferred tax assets are also included in the other asset category. Net deferred tax assets were $925,000 at December 31, 2008. Statement of Financial Accounting Standards 109 (“SFAS 109”), “Accounting for Income Taxes,” requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with SFAS 109, the Company reviewed the components of its deferred tax asset and determined that no valuation allowance should be established based on the profitability trend prior to 2007 and management’s profitability projections for the next two fiscal years. Given the dynamic operating environment facing the financial industry, the decision to create a valuation allowance will be reanalyzed quarterly taking into consideration changes in market conditions and its affect on the operating results of the Company.
Deposit balances were $219.6 million at December 31, 2008, down from $238.0 million at December 31, 2007. Increases in non-interest-bearing demand deposit accounts were more than offset by decreases in the balances of interest-bearing accounts.
Non-interest-bearing balances were $19.1 million at December 31, 2008; a year over year increase of $2.4 million or 14.5% and the number of non-interest-bearing demand accounts rose by 3% in the same time period. Bank-wide incentive programs have targeted growing these types of deposits. Another possible reason for the growth is changes to the Federal Deposit Insurance Corporation’s (“FDIC”) insurance programs. During the fourth quarter of 2008, the FDIC temporarily increased its deposit insurance coverage from $100,000 to $250,000 until December 31, 2009 unless extended. Additionally, for those bank’s that opted in, there is a FDIC program developed which provided unlimited insurance coverage on non-interest demand deposit accounts and interest-bearing demand accounts that earn .50% or less. The program is called the Temporary Liquidity Guarantee Program (“TLGP”). The Bank opted to participate in the program on December 5, 2008 to provide its customers with as many alternatives as possible to protect their deposits.
Interest-bearing demand accounts, consisting of both checking and money market, decreased 6.1% during the year. The combined balances were $35.1 million at December 31, 2008 and $37.4 million at year-end 2007.
Savings accounts were down $2.4 million between the two year-end periods of 2008 and 2007. The balance at December 31, 2008 was $10.9 million. In addition to there being fewer customers in the

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Premium Sweep Savings product between year end 2007 and 2008 existing customers had lower balances at the like period ends.
Time deposits fell by $16.1 million. The decrease was comprised of local time deposits decreasing by $2.6 million and brokered deposits decreasing by $13.5 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. Many factors and circumstances are considered when the Bank chooses to solicit brokered time deposits including short term liquidity projections and overall cost relative to local deposits. At December 31, 2008, approximately 36% of the total deposits reported were brokered compared to 39% a year earlier.
Non-deposit funding sources at December 31, 2008 and 2007 for the Bank included repurchase agreements and FHLB advances. Other sources available are federal funds purchased from a correspondent bank or borrowings from the Federal Reserve Discount Window (“Discount Window”). Typically fluctuations in the Bank’s daily liquidity position drive the purchase of federal funds or borrowings from the Discount Window. Currently the Bank has $10.5 million of available federal funds lines with two correspondent banks and $22 million of borrowing capacity at the Discount Window to support unforeseen short-term liquidity fluctuations. To secure Discount Window borrowings, the Bank has pledged securities with a market value of $7.7 million and eligible home equity loans totaling $16.6 million. The federal funds lines are unsecured.
Repurchase agreement balances were $5.8 million at December 31, 2008, an increase of $1.4 million since the same period end in 2007. A repurchase agreement is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank’s security portfolio. The balance increase was due to one customer having over $2.0 million more in his account while other customers reduced their carrying balances between the two year-end periods.
As of the end of 2008, the Bank had the same three advances totaling $6.0 million from the FHLB outstanding as was reflected at December 31, 2007. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99% and are eligible to convert to a floating rate index at the option of the FHLB (put option). The option is contractually available to the FHLB once each quarter. If the option is exercised, the advance will convert to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance at that time with no prepayment fee. The applicable LIBOR rates are monitored every quarter by management to assess the likelihood of the FHLB converting any of the three notes. The scheduled maturities, if the notes are not paid prior to that, are all in 2010.
Subordinated debentures outstanding at December 31, 2007 and 2008 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The most recent payment was made on December 30, 2008. The current rate of interest is 3.5175%. The subordinated debentures can be treated as tier one capital for risk-based capital purposes up to a level of 25% of the Company’s tier one capital (including the subordinated debentures). Any remaining amount is treated as tier two capital for risk-based capital purposes. At December 31, 2008 all but $39,000 of the $4.5 million qualified for tier one capital at the Company. At December 31, 2007, the entire $4.5 million qualified for tier one capital at the Company.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The Company has a $5 million revolving line of credit with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank. The total balance outstanding at December 31, 2008 was $4,200,000 and $4,206,043 at December 31, 2007. The principal balance was paid down $6,043 on February 1, 2008. The outstanding principal bears interest at a rate of 100 basis points above Fifth Third’s prime rate. The current interest rate on the outstanding principal balance is 4.25%. Interest is owed quarterly in arrears on the first business day of February, May, August, and November until the principal of this note is paid. The borrowings may be prepaid in whole or in part without any prepayment fee. The note was renewed on September 16, 2008 and has a maturity date of September 1, 2009. The line includes covenants requiring maintenance of certain capital positions and levels of non-performing loans. The Company was in compliance with all financial covenants at December 31, 2008.
In 2008, Shareholders’ equity decreased by a net amount of $668,000. The Company’s consolidated loss was $1,027,000, however this outcome was offset by a $359,000 increase in accumulated comprehensive income from the improvement in the market value of the investment portfolio.
RESULTS OF OPERATIONS
The Company recorded a net loss for 2008 of $1,027,000 which was $255,000 more than the net loss of $772,000 recorded a year earlier. The difference represents a 33% decrease in earnings. On a per share basis there was a decline of $0.17, as the Company’s diluted earnings per share decreased from $(0.53) in 2007 to $(0.70) in 2008.
The two main factors contributing to the overall net loss in both years were net interest margin compression and deteriorating credit quality. In 2008, net interest income declined $1.1 million compared to 2007. While the provision for loan loss in 2008 only increased by $12,000 compared to 2007, the provision expense was over $1.9 million in both years. The Company had retained earnings of $1.2 million at December 31, 2008 compared to $2.3 million at December 31, 2007. The following table illustrates some key operating ratios for the years ended December 31, 2008 and 2007:

	2008	2007

Return on average assets	(0.38)%	(0.30)%
Return on average shareholders’ equity	(6.55)	(4.71)
Average equity to average assets	5.83	6.34
For 2008, net interest income was $6.9 million compared to $8.0 million for 2007. The change represents a 14% decrease compared to 2007’s results. Interest income generated during the year was derived from the loan portfolio, the securities portfolio, interest-bearing correspondent accounts and the sale of federal funds. The loan portfolio makes up roughly 87% of the Company’s earning assets and its income provided 82% of the Company’s annual revenue in 2008, thus making its composition critically important from an interest rate risk standpoint. The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2008, there were 65% of the loan balances carrying a fixed rate and 35% a floating rate. Since December 31, 2007, the proportion of fixed rate loans in the portfolio increased seven percent. Some of the shift is a factor of the types of loans that paid off during the year, mostly commercial and commercial real estate; however there has been a shift in customer preference since 2006. The increased concentration of fixed rate loans can be helpful in a declining rate environment; however both types of loans may be useful to protect net interest income from being adversely affected by interest rate fluctuations. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes. Since the Bank enhanced its mortgage line of business in 2007 the intention has been to sell 75-90% of all long-term residential mortgages originated. For the last two years residential loan sales have been closer to 75% of the total originated. With the instability in the housing market from a valuation and credit risk standpoint it has been difficult to maintain a large variety of third party vendors that are willing to purchase the loans. As such, more loans will be put in the Bank’s portfolio. The growth is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio. At December 31, 2008, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities.
The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2008 have been included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial, financial and other	$14,853,074	$33,507,751	$25,490,160	$2,772,778	$76,623,763
Real estate — commercial	11,089,214	20,041,159	48,314,659	1,812,762	81,257,794
Real estate-construction	498,908	2,612,700	164,747	573,821	3,850,176
Real estate-mortgages	137,726	393,265	2,439,534	13,304,694	16,275,219
Installment loans to individuals	1,789,373	3,649,124	17,254,524	4,453,230	27,146,251

	$26,368,295	$60,203,999	$93,663,624	$22,917,285	$205,153,203

Loans at fixed rates	$2,480,362	$22,697,153	$88,031,640	$20,954,675	$134,163,830
Loans at variable rates	25,887,933	37,506,846	5,631,984	1,962,610	70,989,373

	$28,368,295	$60,203,999	$93,663,624	$22,917,285	$205,153,203

For 2008, average earning assets increased by 5% or $13.0 million. A majority of the increase was in interest-bearing balances at other financial institutions where the average balance increased $11.0 million and the average rate earned in 2008 was 1.55%; a decrease of 352 basis points compared to 2007. The Bank’s on balance sheet liquidity increased during the year as loans were paid down. Given the fact that most interest-bearing accounts at other financial institutions currently earn around .25%, excess liquidity will be managed differently going forward.
The $25.1 million decrease in loans since year-end 2007 is not necessarily reflected in the average loans outstanding because there was growth in 2007 and paydowns in 2008. The main difference in the loan portfolio is the change in the internal prime lending rate which decreased 272 basis points since year end 2007. The average rate earned on the loan portfolio dropped 105 basis points and interest income declined $2.2 million. Also included in the loan interest outcome is the reversal of $193,000 of interest income for loans that were either charged-off or put on non-accrual status in the year. The interest reversal had an eight basis point effect on the average rate earned on loans. Management believes that the decrease in prime lending rate between 2007 and 2008 had less effect on the average rate earned on the loan portfolio because of the stronger concentration of fixed rate loans in the portfolio since 2006. The Bank’s internal prime lending rate is currently 5%; 175 basis points higher than the Wall Street Journal prime rate. Management believes that it is not prudent to reduce the Bank’s internal prime lending rate given the escalated credit risk in the marketplace and the high cost of funds in the Bank’s local market.
Interest-bearing liabilities are made up of deposits, federal funds purchased, Discount Window borrowings, repurchase agreements, FHLB advances, notes payable and subordinated debentures. These average interest-bearing liabilities increased 5% or $10.8 million during 2008. The average rate

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
paid decreased 66 basis points year over year. Active competition for deposits existed throughout the year. Until recently, local time deposit rates were higher than brokered deposit rates and many times during the year a rate above brokered was required to retain short term public fund deposits. Over the next twelve months, $75 million in time deposits (49%) will reprice to current market rates which are over 200 basis points lower.
Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets and the interest rate sensitivity of the various categories. To illustrate the Company’s condition, the following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

	Years Ended December 31:
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Federal funds sold and interest bearing deposits with banks	$13,646,704	$211,377	1.55%	$2,673,291	$135,603	5.07%
Securities 1, [2]	20,537,446	1,026,260	5.00	19,432,193	955,636	4.92
Loans[3]	220,856,974	14,884,209	6.74	219,965,633	17,131,662	7.79

	255,041,124	16,121,846	6.32	242,071,117	18,222,901	7.53
Other assets	13,791,580			16,642,868

	$268,832,704			$258,713,985

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$214,546,984	$8,208,550	3.83	$203,018,232	$9,017,500	4.44
Federal funds purchased and repurchase agreements	4,788,721	67,762	1.42	8,943,301	370,463	4.14
Subordinated debentures, notes payable and FHLB advances	14,700,512	803,613	5.47	11,243,167	744,628	6.62

	234,036,217	9,079,925	3.88	223,204,700	10,132,591	4.54

Noninterest-bearing deposits	18,365,460			18,120,516
Other liabilities	747,765			986,711
Shareholders’ Equity	15,683,262			16,402,058

	$268,832,704			$258,713,985

Net interest income (tax equivalent basis)		7,041,921			8,090,310

Net interest spread on earning assets (tax equivalent basis)			2.44%			2.99%

Net interest margin on earning assets (tax equivalent basis)			2.76			3.34

Average interest-earning assets to Average interest-bearing liabilities			108.98			108.45

Tax equivalent adjustment		151,684			116,067

Net interest income		$6,890,237			$7,974,243

[1]	Includes Federal Home Loan Bank Stock.

[2]	Adjusted to a fully tax equivalent basis.

[3]	Includes loans held for sale and non-accrual loans.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
As displayed in the preceding table, in 2008 the Company’s net interest spread (tax equivalent) declined by 55 basis points, from 2.99% in 2007 to 2.44% in 2008, and the Company’s net interest margin (tax equivalent) on earning assets decreased by 58 basis points. The margin was 2.76% for the twelve months ended December 31, 2008 and 3.34% for the twelve months ended December 31, 2007.
As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2008 over 2007
	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-bearing deposits with banks	$75,774	$225,932	$(150,158)
Securities[1]	70,624	55,036	15,588
Loans	(2,247,453)	69,148	(2,316,601)

Net change in interest income	(2,101,055)	350,116	(2,451,171)

Increase (decrease) in interest expense
Interest-bearing deposits	(808,950)	579,764	(1,388,714)
Federal funds purchased, repurchase agreements and FRB discount window	(302,701)	(125,223)	(177,478)
Subordinated debentures, notes payable and FHLB advances	58,985	203,477	(144,492)

Net change in interest expense	(1,052,666)	658,018	(1,710,684)

Net change in net interest income	$(1,048,389)	$(307,902)	$(740,487)

The Bank’s internal prime lending rate is not likely to decline from the current level of 5% in 2009 and as mentioned above there is a lot of repricing opportunities over the next twelve months in the time deposit portfolio. As such, net interest margin improvement is anticipated in 2009.
The provision for loan losses was $1.9 million for both 2007 and 2008. In both years the expense was significantly impacted by higher past due and non-accrual loan totals, loan quality downgrades on commercial and commercial real estate loans for among other things poor financial performance of borrowers and most significantly, declining real estate collateral valuations. Management continues to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio, actual loan loss experience and economic conditions. At December 31, 2008, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).
Non-interest income recorded in 2008 was $2.1 million, which reflects a $431,000 increase since 2007. There were several unique transactions that contributed to the 25% increase year over year.
Service charge income on deposit accounts increased 5% in the twelve months of 2008 compared to the same period in 2007. Recorded gains on loan sales were $369,000 in 2008 compared to $289,000 in 2007. The Bank actively sells both residential mortgages and the guaranteed portion of its SBA loans. In

[1]	Adjusted to a fully tax equivalent basis.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
2008, SBA loan sales contributed gains of $52,000, down from $136,000 in 2007. SBA loan originations have declined because of the higher credit risk associated with these loans. Offsetting this decrease was additional residential mortgage gains of $164,000. Residential mortgage originations have slowed in the past year, however the Bank remains optimistic about continued gain on sale income because of the repricing opportunities for borrowers when rates occasionally decrease. There was a net gain of $142,000 on the sale of foreclosed property in 2008 compared to a net loss of $23,000 in 2007. The foreclosed property sold in 2008 consisted of 201 acres of farmland with very low outstanding debt compared to its market value. For most of the term of the loans, the land was being rented by a commercial dairy. In 2008, the underlying loans became severely past due and the Bank received a forbearance agreement from the customers. Once the Bank had possession of the land it was sold to the commercial dairy for market price which resulted in a net gain.
Other non-interest income increased by $155,000. There were two leading items contributing to this increase. SBA loan servicing income increased $33,000 in 2008 compared to 2007 and in 2008 there was $118,000 received by the Bank for a court settlement on foreclosed property written off in 2006.
For the year, non-interest expenses decreased $306,000 for the twelve month period ended December 31, 2008 compared to the similar period in 2007. Total non interest expenses were $8.7 million for 2008 and $9.0 million in 2007. Decreases to salaries and benefit expenses were the main factor for the improvement.
Salaries and benefit expenses totaled $4.6 million for 2008 and $5.0 million for 2007; a reduction of $353,000. Early in 2008, the Bank implemented a reduction in work force decreasing its full time equivalent staff. Since year-end 2007, full time equivalent employees have declined by eleven. In addition to the expense reduction from fewer employees, there were gains received from moving the mortgage lenders to a fully commission based salary and renegotiating the Bank’s health insurance plans. Management has no plans to increase staff or salaries in 2009.
Occupancy expenses totaled $651,000 for 2008 which was an increase of $62,000 over 2007 expenses which were $589,000. Property taxes increased by $57,000 year over year. As the land utilized for the new branch buildings gets developed, the value of the real property gets reassessed by the municipality. Continued increases are expected due to the delay of the reassessment and the infrequency of property tax billings. Management is considering appealing the taxable values on many of its properties given the decline in real estate valuations in Michigan but any derived benefit will not be realized until late 2009 or 2010.
Advertising expenses were $113,000 in 2008 compared to $161,000 in 2007. The $48,000 decrease between the years is mostly due to the fact that advertising was increased in 2007 to publicize the Bank’s newly recruited mortgage lending staff.
Foreclosed asset impairment charges were $156,000 in 2007 compared to $83,000 in 2008. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. Throughout 2008, management was more conservatively valuing properties as they were written into foreclosed assets. However, each quarter the properties are reevaluated. Since the balance of foreclosed property has grown substantially since 2007, it is likely that foreclosed real property impairment charges will increase in 2009. At December 31, 2008, foreclosed assets totaled $5.9 million.
FDIC insurance premiums increased 28% to $235,000 in 2008 from $183,000 in 2007. Prior to 2006, more than 90% of banks did not pay for deposit insurance. Beginning in 2007, the FDIC dramatically changed its premium assessments, particularly for deNovo banks that had never paid into the Deposit

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Insurance Fund (“DIF”). The DIF is used to reimburse customers for insured deposits when a bank fails. Recent bank failures have reduced the DIF causing the FDIC to increase premiums for 2009. The Bank estimates that its premiums will rise to approximately $478,000 in 2009. Additionally on February 27, 2009, the FDIC announced that it is considering imposing an emergency special assessment to restore the DIF to the minimum level required by law. Although the emergency special assessment will not be collected until September 30, 2009, the expenses will be accrued in the first half of 2009. The Bank’s obligation for this proposed emergency special assessment is estimated to be over $400,000.
The Company had a consolidated federal tax benefit of $632,000 in 2008 as a result of its pre-tax losses of $1.7 million. For 2007, the Company had a consolidated federal tax benefit of $528,000 on losses of $1.3 million. The federal tax benefit for both periods was due to the proportion of tax free municipal bond income to consolidated pre-tax income.
LIQUIDITY AND INTEREST RATE SENSITIVITY
The Company’s Asset Liability Committee (“ALCO”), which includes Senior Management, the Bank’s Controller, and Assistant Controller, monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Company’s customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds.
In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2008, the Bank had a total of $29.3 million in unfunded loan commitments and $1.4 million in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in loan balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.
Although the Bank strives to be a seller of federal funds it recognizes the importance of the established lines in times of unexpected activity. As of December 31, 2008, the Bank had $10.5 million of established over night federal funds purchase lines through its correspondent banks down from $28.5 million at year-end 2007. Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. The Bank will strive to maintain an adequate level of federal funds lines to accommodate normal customer activity.
A second source of liquidity is to borrow from the Discount Window. The Federal Reserve Discount Window Primary Credit borrowing program is another short term funding option. The program requires a pledge of securities or loans as collateral for borrowings. Currently, the Bank has $7.4 million of its municipal securities and $14.1 million qualifying home equity loans pledged to support future borrowings. Primary Credit borrowings are typically at a rate above the Federal Open Market Committee’s target rate for federal funds. Currently money can be borrowed from the Discount Window at 0.50%.
A third way to adjust liquidity is by using established deposit brokers to purchase out-of-area deposits (brokered certificates of deposits) and arrange large block settlements through the Depository Trust Company. The concentration of brokered deposits to total deposits was 36% at December 31, 2008, down from 39% at December 31, 2007. Brokered deposits decreased by $13.5 million in 2008. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 50% under the internal policy. The branching strategy in-process is intended to increase local deposits and decrease the concentration of brokered deposits, making local funding a more predominant source in the future.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Finally, the various borrowing programs of the FHLB of Indianapolis provide an additional source of liquidity. The Bank has been a member since purchasing stock late in 1999 and has secured the Bank’s Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2008, there were qualified residential real estate loans of $9.1 million pledged. Another viable collateral source within the Bank’s loan portfolio is its pool of commercial real estate loans. At December 31, 2008 the balance of the commercial real estate portfolio was $81.3 million. However, due to the strict FHLB guidelines related to pledging these types of loans, the Bank has not chosen to actively pursue pledging commercial real estate loans.
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
Details of the Company’s repricing gap at December 31, 2008 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Earning assets
Interest-bearing deposits in other financial institutions	$2,479,012	$—	$—	$—	$2,479,012
Federal funds sold	0	—	—	—	0
Securities (including FHLB stock)	1,754,376	1,296,522	14,629,739	8,103,053	25,783,690
Loans	89,464,158	17,673,621	82,827,597	17,542,783	207,508,159

	93,697,546	18,970,143	97,457,336	25,645,836	235,770,861

Interest-bearing liabilities
Savings and checking	46,003,636	—	—	—	46,003,636
Time deposits <$100,000	8,113,303	12,605,811	19,665,208	—	40,384,322
Time deposits >$100,000	11,229,307	43,229,063	59,583,381	—	114,041,751
Repurchase agreements and Federal funds purchased	5,813,605	—	—	—	5,813,605
Notes payable and Federal Home Loan Bank advances	14,700,000	—	—	—	14,700,000

	85,859,851	55,834,874	79,248,589	—	220,943,314
Net asset (liability) repricing gap	$7,837,695	$(36,864,731)	$18,208,747	$25,645,836	$14,827,547

Cumulative net asset (liability) repricing gap	$7,837,695	$(29,027,036)	$(10,818,289)	$14,827,547

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently the Company has a negative twelve-month repricing gap which indicates that the Company is liability sensitive in the next twelve-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2008 balance sheet, repricing in the next twelve months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. Management intends to keep the Bank’s internal prime lending rate at a level of 5% or more thus a liability sensitive balance sheet may be helpful to net interest income in 2009 as over $75 million time deposits reprice to lower rates. Given the instability in the economy, ALCO is continually challenged to develop methods for balancing this gap and managing interest rate sensitivity.
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
At December 31, 2008, the Company’s total risk-based capital ratio was 9.28%, or adequately capitalized according the regulatory risk-based capital guidelines. On the other hand, the Bank seeks to maintain a total risk-based capital ratio of above 10%. At this level, the Bank will be allowed to continue its use of brokered deposits and not receive a surcharge on its FDIC insurance premiums. The Bank’s management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk-based capital ratio of the Bank at December 31, 2008 was 10.96%.
During 2008, the Company did not contribute capital into the Bank. A reduction of the Bank’s risk weighted assets throughout the year more than offset the Bank’s recorded net loss for the year. The main resources available to the Company at this time for necessary Bank capital contributions are its cash balance of approximately $400,000 and the remaining availability of $800,000 on its $5.0 million revolving line of credit with Fifth Third. There are no capital contributions projected for the Bank in 2009. It is anticipated that the Bank’s growth will be maintained at a level that is supported by its own earnings. The Capital Committee of the Bank is discussing some short term capital alternatives to provide greater flexibility for the Company and the Bank.
RECENT ACCOUNTING DEVELOPMENTS
Effect of Newly Issued But Not Yet Effective Accounting Standards:
In December 2007, the FASB issued FAS No. 141 (revised 2007), “Business Combinations” (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Corporation does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. FAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan
We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Crowe Horwath LLP
Grand Rapids, Michigan
March 23, 2009

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and due from financial institutions	$3,192,789	$3,329,626
Interest-bearing deposits in other financial institutions	2,479,012	201,290
Federal funds sold	0	4,346,000

Cash and cash equivalents	5,671,801	7,876,916

Securities
Available for sale (at fair value)	18,769,970	13,194,645
Held to maturity (fair value of $6,706,991 and $6,640,297 at December 31, 2008 and 2007, respectively)	6,609,620	6,627,534

Total securities	25,379,590	19,822,179

Loans held for sale	2,354,956	2,285,966

Loans	205,153,203	230,219,420
Less: Allowance for loan losses	4,350,903	3,602,948

Net loans	200,802,300	226,616,472

Federal Home Loan Bank stock	404,100	404,100
Premises and equipment, net	11,869,741	12,488,593
Accrued interest receivable	1,004,552	1,159,804
Foreclosed assets	5,884,093	567,000
Other assets	2,240,831	2,237,033

Total assets	$255,611,964	$273,458,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$19,135,831	$16,708,504
Interest-bearing	200,429,709	221,241,941

Total deposits	219,565,540	237,950,445

Federal funds purchased and repurchase agreements	5,813,605	4,400,611
Federal Home Loan Bank advances	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000
Notes Payable	4,200,000	4,206,043
Accrued expenses and other liabilities	586,365	786,639

Total liabilities	240,665,510	257,843,738

Shareholders’ equity
Preferred stock, no par value 1,000,000 shares authorized, none issued	—	—
Common stock, no par value; 9,000,000 shares authorized 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained earnings	1,228,084	2,255,543
Accumulated other comprehensive income	421,679	62,091

Total shareholders’ equity	14,946,454	15,614,325

Total liabilities and shareholders’ equity	$255,611,964	$273,458,063

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2008 and 2007

	2008	2007
Interest and dividend income
Loans, including fees	$14,884,209	$17,131,662
Securities, taxable	602,794	632,614
Securities, tax exempt	271,782	206,955
Federal funds sold, FHLB dividends and other income	211,377	135,603

Total interest and dividend income	15,970,162	18,106,834

Interest expense
Deposits	8,208,550	9,017,500
Repurchase agreements, federal funds purchased, and other debt	67,762	370,463
Federal Home Loan Bank advances and notes payable	803,613	744,628

Total interest expense	9,079,925	10,132,591

Net Interest Income	6,890,237	7,974,243
Provision for loan losses	1,943,976	1,931,963

Net Interest Income After Provision for Loan Losses	4,946,261	6,042,280

Non-interest income
Service charges on deposit accounts	1,016,151	969,176
Mortgage loan referral fees	0	13,833
Gain on sale of loans	369,082	289,069
Gain on sale of securities	0	1,986
Gain on disposal of equipment	0	458
Gain (loss) on the sale of other real estate	142,324	(22,696)
Other	594,412	439,226

Total non-interest income	2,121,969	1,691,052

Non-interest expense
Salaries and employee benefits	4,637,339	4,990,196
Occupancy	650,982	589,480
Furniture and equipment	689,695	649,410
Advertising	113,417	161,051
Data processing	478,923	440,133
Professional services	495,309	550,244
Foreclosed asset impairment	83,271	155,783
Other	1,578,356	1,496,976

Total non-interest expense	8,727,292	9,033,273

Income (Loss) Before Federal Income Taxes	(1,659,062)	(1,299,941)
Federal income tax expense (benefit)	(631,603)	(527,710)

Net Income (Loss)	$(1,027,459)	$(772,231)

Weighted average shares outstanding	1,468,800	1,468,778

Diluted average shares outstanding	1,468,800	1,476,778

Basic earnings (loss) per share	$(0.70)	$(0.53)

Diluted earnings (loss) per share	(0.70)	(0.53)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2008 and 2007

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity

Balance at January 1, 2007	1,466,800	$13,274,098	$3,027,774	$(183,247)	$16,118,625

Proceeds from the exercise of stock options	2,000	20,689			20,689
Stock tendered for option exercises		1,904			1,904

Comprehensive income (loss):
Net loss			(772,231)		(772,231)
Unrealized gain on securities available for sale, net				245,338	245,338

Total comprehensive income (loss)					(526,893)

Balance at December 31, 2007	1,468,800	13,296,691	2,255,543	62,091	15,614,325

Comprehensive income (loss):
Net loss			(1,027,459)		(1,027,459)
Unrealized gain on securities available for sale, net				359,588	359,588

Total comprehensive income (loss)					(667,871)

Balance at December 31, 2008	1,468,800	$13,296,691	$1,228,084	$421,679	$14,946,454

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities
Net income (loss)	$(1,027,459)	$(772,231)
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	1,943,976	1,931,963
Depreciation and amortization	705,097	636,981
Net amortization of securities	11,314	9,202
Net realized gain on sale of securities	—	(1,986)
Net realized gain on sale of loans	(369,082)	(289,069)
Net realized (gain) loss on disposition of equipment	—	(458)
Net realized (gain) loss on the sale of foreclosed assets	(142,324)	22,696
Foreclosed asset impairment	83,271	155,783
Originations of loans for sale	(27,490,753)	(22,400,728)
Proceeds from loan sales	27,790,845	20,568,901
Net change in:
Accrued interest receivable and other assets	(33,789)	(880,010)
Accrued interest payable and other liabilities	(200,274)	(398,541)

Net cash from operating activities	1,270,822	(2,027,496)

Cash flows from investing activities
Activity in available for sale securities:
Sales	—	494,650
Maturities, prepayments and calls	1,727,395	3,281,325
Purchases	(6,751,289)	(3,404,204)
Activity in held to maturity securities:
Purchases	—	(1,387,168)
Loan originations and payments, net	18,108,213	(24,405,655)
Proceeds from the disposal of equipment	—	1,375
Additions to premises and equipment, net	(86,245)	(2,167,670)
Proceeds from the sale of foreclosed assets	503,943	408,824

Net cash from investing activities	13,502,017	(27,178,523)

Cash flows from financing activities
Net change in deposits	(18,384,905)	23,668,033
Net change in federal funds purchased and repurchase agreements	1,412,994	(94,003)
Other borrowing activity:
Draws on notes payable and line of credit	—	3,806,043
Paydowns on notes payable and line of credit	(6,043)	—
Net proceeds from exercises of stock options	—	20,689
Tax benefit from stock option exercises	—	1,904

Net cash from financing activities	(16,977,954)	27,402,666

Net change in cash and cash equivalents	(2,205,115)	(1,193,354)
Beginning cash and cash equivalents	7,876,916	9,070,270

Ending cash and cash equivalents	$5,671,801	$7,876,916

Supplemental cash flow information:
Cash paid during the period for interest	$9,127,880	$10,088,827
Cash paid during the period for federal income tax	—	250,000
Transfers from loans to foreclosed assets	5,761,983	740,580
See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Community Shores Bank Corporation (the “Company”) and its wholly-owned subsidiaries, Community Shores Financial Services (“CS Financial Services”), and Community Shores Bank (the “Bank”), and the Bank’s wholly-owned subsidiary, Community Shores Mortgage Company (the “Mortgage Company”), after elimination of significant intercompany transactions and accounts.
NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include commercial loans and traditional business accounts. Management focuses the Bank’s retail banking strategy on providing traditional banking products and services, including automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank’s market area. The Bank began operations on January 18, 1999.
The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank’s commercial and residential real estate loans in exchange for 100% of the equity capital of the Mortgage Company. On the day that the Mortgage Company commenced operations it began originating residential mortgage loans with the intent to sell them to a third party for a profit. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement.
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
Community Shores Capital Trust I, (“the Trust”) was formed in December 2004. The Company owns all of the common securities of this special purpose trust. The Trust is not consolidated and exists solely to issue capital securities.
USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company’s consolidated financial statements, which are susceptible to change in the near term, include the allowance for loan losses and the fair value of financial instruments.
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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are expected. Gains and losses on sales are based on the amortized cost of the security sold.
Declines in the fair value of securities below their cost that are other-than-temporary are reflected in realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consist of both residential mortgage loans as well as Small Business Administration (“SBA”) guaranteed loans. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released, however the Bank retains servicing on SBA loans which are sold. There were loans totaling $2,354,956 for sale at December 31, 2008 compared to $2,285,966 at December 31, 2007.
Interest income is accrued on the unpaid principal using the interest method assigned to the loan product and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Consumer and credit card loans are typically put on non-accrual status or charged-off no later than 120 days past due.
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
ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and from recoveries of previously charged-off loans and decreased by charge-offs.
The allowance for loan loss analysis is performed monthly. Management’s methodology consists of specific and general components and utilizes a numeric grading system for commercial and commercial real estate loans. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values.
The general component of the allowance for loan losses pertains to loans that have not been deemed impaired and is based on historical loss experience adjusted for current factors. The current factor adjustment is intended to incorporate qualitative elements such as economic environment that may cause estimated credit losses to differ from the Bank’s historical loan loss experience. To allocate allowance the loan portfolio is broken down into groups, first by loan type and next by loan grade in the case of commercial and commercial real estate loan portfolios. Each group has its own historical loss and current factors assigned to it.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The specific component relates to loans that are individually classified as impaired. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114) in an effort to determine whether or not a specific reserve is necessary and if so, the appropriate amount of that reserve. The review uses the present value of estimated future cash flows or the fair value of collateral if repayment is expected solely from the collateral.
Allocations of the allowance may be made for specific loans and groups, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.
SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value in the period in which the change occurs, and the amount is included with other non-interest income on the income statement. The Company uses a third party valuation at each quarter end to adjust servicing assets to their fair value as of the end of the reporting period. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $42,000 at December 31, 2008 and $35,000 at December 31, 2007.
Servicing fee income is recorded for fees earned for servicing loans and is reported on the income statement as other non-interest income. The fees are based on a contractual percentage of the outstanding principal of the guaranteed portion. Servicing fees totaled $59,763 and $26,630 for the years ended December 31, 2008 and 2007.
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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
STOCK COMPENSATION: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
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
The FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (FIN 48), was adopted as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements. The Company is only subject to examinations of federal taxing authorities for years after 2004. The Company and its subsidiaries are subject to U.S. federal income tax. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at either December 31, 2007 or December 31, 2008.
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
EARNINGS PER COMMON SHARE: Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. In both 2007 and 2008, options outstanding were not considered in the earnings per share calculation as the Company was in a net loss position.
In 2008, stock options for 53,300 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. In 2007, there were 107,300 shares not considered for the same reason.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
COMPREHENSIVE INCOME (LOSS): Comprehensive income consists of net income (loss) and other comprehensive income (loss). Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.
LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Currently, management does not believe there now are such matters that will have a material effect on the financial statements.
RESTRICTIONS ON CASH: The Bank was required to have $716,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2008. The requirement at year-end 2007 was $783,000.
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
Adoption of New Accounting Standards:
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (FAS 159). The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
EFFECT OF NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS:
In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. FAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
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
NOTE 2 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Gross	Gross
	Unrealized	Unrealized	Fair
	Gains	Losses	Value
Available for Sale
2008
U.S. Government and federal agency	$297,146	$—	$6,906,470
Municipals	20,879	—	890,542
Mortgage-backed	326,285	(5,402)	10,972,958

	$644,310	$(5,402)	$18,769,970

	Gross	Gross
	Unrealized	Unrealized	Fair
	Gains	Losses	Value
Available for Sale
2007
U.S. Government and federal agency	$99,050	$(12,012)	$4,565,235
Municipals	6,037	—	345,949
Mortgage-backed	35,638	(34,636)	8,283,461

	$140,725	$(46,648)	$13,194,645

There were no sales of available for sale securities in 2008. Proceeds from sales of available for sale securities in 2007 totaled $494,650 resulting in a realized gain of $1,986.
The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
Held to Maturity	Amount	Gains	Losses	Value
2008
Municipals	$6,609,620	$105,373	$(8,002)	$6,706,991

2007
Municipals	$6,627,534	$21,865	$(9,102)	$6,640,297

The fair value of debt securities and carrying amount, if different, at year-end 2008 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

	Available for Sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value

Due in one year or less	$1,228,737	$—	$—
Due from one to five years	4,783,379	1,776,150	1,811,015
Due in more than five years	1,784,896	4,833,470	4,895,976
Mortgage-backed	10,972,958	—	—

	$18,769,970	$6,609,620	$6,706,991

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — SECURITIES (Continued)
Securities with unrealized losses not recognized in income at year-end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2008	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
Municipals	701,998	(8,002)	—	—	701,998	(8,002)
Mortgage-backed	604,457	(5,402)	—	—	604,457	(5,402)

Total temporarily impaired	$1,306,455	$(13,404)	$—	$—	$1,306,455	$(13,404)

2007	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

U.S. Government and federal agency	$—	$—	$2,004,440	$(12,012)	$2,004,440	$(12,012)
Municipals	—	—	2,108,120	(9,102)	2,108,120	(9,102)
Mortgage-backed	1,342,442	(301)	2,423,359	(34,335)	3,765,801	(34,636)

Total temporarily impaired	$1,342,442	$(301)	$6,535,919	$(55,449)	$7,878,361	$(55,750)

The Company evaluates securities for other-than-temporary impairment on a quarterly basis. No unrealized losses have been recognized into income as a result. In performing the evaluation, consideration is given to the length of time and the extent to which the fair value has been less than cost, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the securities are issued by the federal government or its agencies. At December 31, 2008, four debt securities had unrealized losses with aggregate depreciation of 1.03% from the Company’s amortized cost basis. Three of the four securities are issued by government agencies. As the Company has the ability to hold these debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.
At year-end 2008 and 2007, there were no holdings of securities of any one issuer, other than U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities pledged at year-end 2008 had a carrying amount of $25,270,227 and were pledged to public fund customers, the Federal Reserve Discount Window, customer repurchase agreements, and treasury tax and loan balances. Pledged securities at year-end 2007 had a carrying amount of $11,421,854.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — LOANS
Loans at year-end were as follows:

	2008	2007

Commercial	$76,710,342	$86,633,120
Real Estate:
Commercial	81,257,794	92,048,614
Residential	16,275,219	15,842,205
Construction	3,850,176	6,264,591
Consumer	27,146,251	29,520,823

	205,239,782	230,309,353
Less: Allowance for loan losses	(4,350,903)	(3,602,948)

Net deferred loan fees	(86,579)	(89,933)

Loans, net	$200,802,300	$226,616,472

Activity in the allowance for loan losses for the year was as follows:

	2008	2007

Beginning balance	$3,602,948	$2,549,016
Charge-offs	(1,260,851)	(920,984)
Recoveries	64,830	42,953
Provision for loan losses	1,943,976	1,931,963

Ending balance	$4,350,903	$3,602,948

Impaired loans were as follows:

	2008	2007

Year-end loans with no allocated allowance for loan losses	$2,684,532	$160,264
Year-end loans with allocated allowance for loan losses	9,092,437	7,822,922

Total	$11,776,969	$7,983,186

Amount of the allowance for loan losses specifically allocated	$2,465,185	$1,136,162

	2008	2007
Average of impaired loans during the year	$14,725,828	$2,869,974
Interest income recognized during impairment	640,102	65,491
Cash-basis interest income recognized	576,091	31,230
Non-performing loans were as follows:

	2008	2007
Loans past due over 90 days still on accrual	$79,828	$1,484,451
Non-accrual loans	5,779,835	4,532,120
Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4 — FORECLOSED ASSETS
Other real estate owned activity:

	2008	2007
Beginning of year	$567,000	$413,723
Additions	5,761,983	740,580
Proceeds from sales	(361,619)	(431,520)
Direct write-downs	(83,271)	(155,783)

End of year	$5,884,093	$567,000

Expenses related to foreclosed assets include:

	2008	2007
Operating expenses, net of rental income	$150,953	$22,345
The Bank did not hold any foreclosed asset valuation allowances as of December 31, 2008 or 2007.
NOTE 5 — FAIR VALUE MEASUREMENTS
Statement 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate fair value.
Securities: The fair values of securities are obtained from a third party who utilizes quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing (Level 2 inputs), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
Servicing rights: The fair value of SBA servicing rights is obtained from a third party using assumptions provided by the Company. The individual servicing rights are valued individually taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. Their valuation methodology utilized for the servicing rights begins with generating future cash flows for each servicing asset, based on its unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing the vendor’s market-based discount rate assumptions.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5 — FAIR VALUE MEASUREMENTS (Continued)
The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a level 3 classification of the inputs for determining fair value.
     Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at December 31, 2008 Using
			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Available for sale securities	$18,769,970	$533,000	$18,236,970	$—
Servicing assets	42,365	—	42,365	—
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements at December 31, 2008 Using
Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans	$6,627,252	$—	$—	$6,627,252
The following represents impairment charges recognized during the period:
Impaired loans, which are collateral dependent loans, are measured for impairment using the fair value of the collateral and had a carrying amount of $9,092,437, with valuation allowance of $2,465,185, resulting in an additional provision for loan losses of $1,329,023 for the twelve months ended December 31, 2008. The fair values of the collateral on those loans were determined primarily using independent appraisals and are adjusted for anticipated disposition costs.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5 — FAIR VALUE MEASUREMENTS (Continued)
Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)
Financial assets
Cash and cash equivalents	$5,672	$5,672	$7,877	$7,877
Securities available for sale	18,770	18,770	13,195	13,195
Securities held to maturity	6,610	6,707	6,628	6,640
Loans held for sale	2,355	2,355	2,286	2,302
Loans, net	200,802	200,617	226,616	225,652
FHLB stock	404	N/A	404	N/A
Accrued interest receivable	1,005	1,005	1,160	1,160

Financial liabilities
Deposits	219,566	223,275	237,950	239,741
Federal funds purchased and repurchase agreements	5,814	5,814	4,401	4,401
FHLB advances	6,000	5,999	6,000	5,999
Subordinated debentures	4,500	4,362	4,500	4,372
Notes payable	4,200	4,200	4,206	4,206
Accrued interest payable	326	326	374	374
The methods and assumptions used to estimate fair value are described as follows:
Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on the information previously presented. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration for widening credit spreads. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. It was not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability. Estimated fair value for other financial instruments and off-balance sheet loan commitments are considered to approximate carrying value.
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2008	2007

Land & land improvements	$5,447,328	$5,448,129
Buildings & building improvements	5,959,371	5,948,681
Furniture, fixtures and equipment	3,587,487	3,517,516
Construction in process	23,454	17,070

	15,017,640	14,931,396
Less: accumulated depreciation	3,147,899	2,442,803

	$11,869,741	$12,488,593

Depreciation expense was $705,097 and $636,981 for 2008 and 2007, respectively.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 — DEPOSITS
Deposits at year-end are summarized as follows:

	2008	2007
Non-interest-bearing DDA	$19,135,831	$16,708,504
Interest-bearing DDA	16,327,722	17,598,115
Money market	18,784,620	19,805,438
Savings	10,891,294	13,275,060
Certificate of deposit	154,426,073	170,563,328

	$219,565,540	$237,950,445

Time deposits of $100,000 or more were $114,041,752 and $123,718,923 at year-end 2008 and 2007, respectively.
Scheduled maturities of time deposits, as of year-end 2008, were as follows:

2009	$75,177,484
2010	42,904,729
2011	34,934,960
2012	1,170,623
2013	238,277

$154,426,073

Brokered time deposits were $79,251,421 at year-end 2008 and $92,759,582 at year-end 2007, respectively.
NOTE 8 — SHORT-TERM BORROWINGS
Short-term borrowings are generally comprised of repurchase agreements, federal funds purchased and Discount Window borrowings. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent. Federal funds purchased are unsecured overnight borrowings from various correspondent banks. Discount Window borrowings are collateralized by securities and home equity loans. The Bank can borrow under the primary credit program for up to 90 days at a rate of 25 basis points over the Federal Open Market Committee’s target federal funds rate which is currently 0.25%.
The balances at year-end are shown below:

	Repurchase	Federal Funds	Discount
	Agreements	Purchased	Window

Outstanding at December 31, 2008	$5,813,605	$0	$0
Average interest rate at year-end	0.50%	0%	0%
Average balance during year	4,604,290	55,497	128,937
Average interest rate during year	1.38	2.14	2.22
Maximum month end balance during year	5,856,382	0	0

	Repurchase	Federal Funds	Discount
	Agreements	Purchased	Window

Outstanding at December 31, 2007	$4,400,611	$0	$0
Average interest rate at year-end	2.94%	0%	0%
Average balance during year	5,141,931	3,787,671	13,699
Average interest rate during year	3.29	5.29	5.25
Maximum month end balance during year	5,695,329	8,500,000	0

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
Year-end advances from the FHLB are as follows:

	Current
Maturity Date	Interest Rate	2008	2007
March 24, 2010	5.99%	$1,500,000	$1,500,000
November 3, 2010	5.95	2,000,000	2,000,000
December 13, 2010	5.10	2,500,000	2,500,000

		$6,000,000	$6,000,000

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. As of December 31, 2008, the FHLB had not exercised their option in any of the cases. If the FHLB exercises its conversion option, the advances may be repaid without penalty.
The Bank had $9,144,452 qualified residential real estate loans pledged as collateral for the above advances at year-end 2008. At year-end 2007, the total loans pledged were $10,217,777.
NOTE 10 — SUBORDINATED DEBENTURES
Community Shores Capital Trust I (“the Trust”), a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 3.52% at year-end 2008 and 6.88% at year-end 2007. The stated maturity is December 30, 2034. The securities are redeemable at par after five years and are, in effect, guaranteed by the Company. Interest on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. Under certain circumstances, interest payments may be deferred up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions. The subordinated debentures are carried on the Company’s consolidated balance sheet as a liability and the interest expense is recorded on the Company’s consolidated statement of income.
NOTE 11 — NOTES PAYABLE
The Company has a $5 million revolving line of credit with Fifth Third Bank (“Fifth Third”) secured by the common stock of Community Shores Bank. The total balance outstanding at December 31, 2008 was $4,200,000 and $4,206,043 at December 31, 2007. The interest rate at December 31, 2008 and December 31, 2007 was at 4.25% and 6.25% respectively. The outstanding principal bears interest at a rate of 100 basis points above Fifth Third’s prime rate. The current interest rate on the outstanding principal balance is 4.25%. Interest is owed quarterly in arrears on the first business day of February, May, August, and November until the principal of this note is paid. The borrowings may be prepaid in whole or in part without any prepayment fee. The note was renewed on September 16, 2008 and has a maturity date of September 1, 2009. The line includes covenants requiring maintenance of certain capital positions and levels of non-performing loans. The Company was in compliance with all financial covenants at December 31, 2008.
NOTE 12 — BENEFIT PLANS
The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $15,500 in 2008. The Company had a Safe Harbor 401(k) Plan in both 2008 and 2007. The matching formula for both plan years was 100% of the first 3% of compensation contributed and 50% of the next 3%. The match expense for 2008 and 2007 was $144,339 and $123,637, respectively.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — INCOME TAXES
The consolidated provision for federal income tax expense (benefit) was as follows:

	2008	2007
Current payable	$(363,509)	$(239,126)
Deferred liability (benefit)	(268,094)	(288,584)

	$(631,603)	$(527,710)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2008 and 2007:

	2008	2007
Deferred tax asset
Allowance for loan losses	$1,285,753	$1,059,431
Non-accrual loans	46,702	34,957
Organization costs	—	—
Deferred loan costs, net	19,611	30,577
AMT Credit Carryforward	49,625	—
Real estate owned	79,170	50,950
Other	16,392	2,230

	1,497,253	1,178,145
Deferred tax liabilities
Depreciation	(231,353)	(184,994)
Accretion on securities	(6,195)	(3,367)
Unrealized gain on securities available for sale	(217,229)	(31,986)
Prepaid expenses	(42,980)	(41,153)
Other	(13,526)	(13,526)

	(511,283)	(275,026)

Net deferred tax asset	$985,970	$903,119

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has concluded that a valuation allowance is not needed.
A reconciliation of the difference between federal income tax expense (benefit) and the amount computed by applying the statutory rate of 34% in 2008 and 2007 is as follows:

	2008	2007
Tax at statutory rate	$(564,081)	$(441,980)
Tax-exempt interest income	(76,077)	(56,024)
Other	8,555	(29,706)

Federal income tax expense (benefit)	$(631,603)	$(527,710)

There were no unrecognized tax benefits at December 31, 2008, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The Company is no longer subject to examination by the Internal Revenue Service for years before 2005.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14 — RELATED PARTY TRANSACTIONS
Loans and commitments to principal officers, directors and their affiliates in 2008 were as follows:

Beginning balance	$4,545,254
New loans and line advances	5,170,393
*Effect of changes in related parties	(10,000)
Repayments	(3,255,348)

Ending balance	$6,450,299

*	The effect of a director retiring and no longer being considered a related party.
Deposits from principal officers, directors and their affiliates at year-end 2008 and 2007 were $3,562,869, and $3,099,364, respectively.
NOTE 15 — STOCK OPTIONS
The Company has three share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2007 and 2008. Consequently, there was no income tax benefit recorded for either 2007 or 2008.
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
A summary of the activity in the plans for 2008 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value*
Outstanding at beginning of year	107,300	$10.62
Granted	—	—
Exercised	—	—
Forfeited or expired	(54,000)	10.00

Outstanding at end of year	53,300	$11.25	4.7	$—

Exercisable at end of year	53,300	$11.25	4.7	$—

*	The stock price at December 31, 2008 did not exceed the weighted average option exercise price.
All outstanding options are fully vested, therefore there is no unrecognized compensation cost related to options.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 — STOCK OPTIONS (Continued)
Information related to stock option plans during each year follows:

	2008	2007
Intrinsic value of options exercised	$—	$5,500
Cash received from option exercises	—	20,689
Tax benefit realized from option exercises	—	1,904
Weighted average fair value of options granted	—	—
As of December 31, 2008, there were only 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.
NOTE 16 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well capitalized, regulatory approval is required to accept brokered deposits. Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized. If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator. At December 31, 2008 and 2007, the Bank was designated as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since December 31, 2008 that management believes have changed the Bank’s category.
Actual and required capital amounts and ratios for 2008 and 2007 are presented below:

					Minimum Required to
					Be Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total Capital to risk-weighted assets of the Bank	$24,445,615	10.96%	$17,840,749	8.00%	$22,300,936	10.00%
Tier one (Core) Capital to risk-weighted assets of the Bank	21,638,698	9.70	8,920,375	4.00	13,380,562	6.00
Tier one (Core) Capital to average assets of the Bank	21,638,698	8.30	10,423,367	4.00	13,029,208	5.00

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

					Minimum Required to
					Be Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to risk-weighted assets of the Bank	$25,769,355	10.29%	$20,031,475	8.00%	$25,039,344	10.00%
Tier one (Core) Capital to risk-weighted assets of the Bank	22,633,618	9.04	10,015,672	4.00	15,023,508	6.00
Tier one (Core) Capital to average assets of the Bank	22,633,618	8.44	10,725,198	4.00	13,406,497	5.00
In addition to the limitations on tier one capital, Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general only 1.25% of net risk-weighted assets is allowed to be included. At December 31, 2008, only $2,806,917 was counted as tier two capital and $1,543,986 was disallowed. At December 31, 2007, $3,135,758 was counted as tier two capital and $467,190 was disallowed.
The Bank received no contributions of capital from the Company in 2008.
Federal and state banking laws and regulations place certain restrictions on the amount of dividends the Bank can transfer to the Company and on the capital levels that must be maintained. As a result of losses in both 2007 and 2008, currently there are no dividends that can be distributed without prior regulatory approval. The Company has alternative resources through its cash of $543,000 and the $800,000 of availability on its line of credit with Fifth Third Bank to meet its obligations. At this time the Company’s ability to pay dividends is dependent on the Bank.
NOTE 17 — OFF-BALANCE SHEET ACTIVITIES
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
The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end:

	2008		2007
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$872,120	$28,350,347	$3,355,394	$31,581,459
Unused standby letters of credit	—	1,399,958	—	2,823,967
Commitments to make loans	80,758	—	545,594	—
Commitments to make loans are generally made for periods of 60 days or less. At year-end 2008, the fixed rate loan commitments had interest rates ranging from 5.63% to 8.75% and maturities ranging from 1 month to 30 years.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Following are condensed parent company only financial statements:
CONDENSED BALANCE SHEETS
December 31,

	2008	2007

ASSETS
Cash and cash equivalents	$542,681	$729,099
Investment in subsidiaries	23,235,847	23,374,667
Equipment, net	0	1,042
Other assets	13,891	307,224

Total assets	$23,792,419	$24,412,032

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$145,965	$91,664
Notes payable	4,200,000	4,206,043
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	14,946,454	15,614,325

Total liabilities and shareholders’ equity	$23,792,419	$24,412,032

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,

	2008	2007
Other income	$10,933	$5,374
Interest expense	(461,657)	(403,667)
Other expense	(350,907)	(397,308)

Loss before income tax benefit and undistributed Subsidiary income	(801,631)	(795,601)

Equity in undistributed subsidiary income (loss)	(498,382)	(247,297)

Federal income tax benefit	(272,554)	(270,667)

Net loss	$(1,027,459)	$(772,231)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2008	2007
Cash flows from operating activities
Net loss	$(1,027,459)	$(772,231)
Equity in undistributed subsidiary income (loss)	498,382	247,297
Adjustments:
Depreciation and amortization	1,042	2,500
Tax benefit from stock option exercises	0	1,904
Net change in:
Other assets	293,333	(288,845)
Other liabilities	54,301	(41,732)

Net cash from operating activities	(180,401)	(851,107)

Cash flows from investing activities
Capital investment into subsidiaries	26	(2,549,996)

Net cash from investing activities	26	(2,549,996)

Cash flows from financing activities
Draws on notes payable and line of credit	0	4,606,043
Paydown on notes payable	(6,043)	(800,000)
Proceeds from exercise of stock options, net	0	20,689

Net cash from financing activities	(6,043)	3,826,732

Net change in cash and cash equivalents	(186,418)	425,629
Beginning cash and cash equivalents	729,099	303,470

Ending cash and cash equivalents	$542,681	$729,099

NOTE 19 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related tax effects were as follows:

	2008	2007

Unrealized holding gains (losses) on available-for-sale securities	$544,830	$373,710
Less reclassification adjustments for (gains) and losses later recognized in income	0	1,986

Net unrealized gain (loss)	544,830	371,724
Tax effect	185,242	(126,386)

Other comprehensive income (loss)	$359,588	$245,338

SHAREHOLDER INFORMATION
SEC Form 10-K
Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at 1030 W. Norton Avenue, Muskegon, Michigan 49441.
Stock Information
Community Shores Bank Corporation common stock is traded on the Nasdaq Capital Market under the ticker symbol “CSHB.” At March 20, 2009, there were approximately 183 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.
The following table shows the high and low sales prices for the common stock of the Company by quarter during 2008 and 2007 as reported by the Nasdaq Capital Market.
Sales Prices

	High	Low
Calendar Year 2008
First Quarter	$9.56	$5.04
Second Quarter	7.04	4.50
Third Quarter	5.97	3.01
Fourth Quarter	4.00	1.49

Calendar Year 2007
First Quarter	$13.62	$12.00
Second Quarter	13.00	10.65
Third Quarter	11.89	9.80
Fourth Quarter	10.66	5.75
Market Makers
At February 2, 2009, the following firms were registered with Nasdaq as market makers in common stock of the Company:

Ferris Baker Watts Inc
100 Light Street
Baltimore, Maryland 21202

Knight Equity Markets, L.P.
545 Washington Boulevard., 30th Floor
Jersey City, New Jersey 07310

Sterne, Agee & Leach, Inc.
800 Shades Creek Parkway, Suite 700
Birmingham, Alabama 35209

Hill, Thompson, Magid and Co.
15 Exchange Place, Suite 800
Jersey City, New Jersey 07302

McAdams Wright & Ragan
925 Fourth Avenue
Seattle, Washington 98104

Stifel, Nicolaus & Co., Inc.
100 Light Street
Baltimore, Maryland 21202

Howe Barnes Investments, Inc.
222 S Riverside Plz, 7th Floor
Chicago, Illinois 60606

Monroe Securities, Inc.
47 State Street
Rochester, New York 14614

UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901

Stock Registrar and Transfer Agent
BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, New Jersey 07310
1-800-522-6645
www.bnymellon.com/shareowner/isd
Legal Counsel
Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
              and
200 Ottawa Avenue, N.W., Suite 1000
Grand Rapids, Michigan 49503
www.dickinsonwright.com
Independent Auditors
Crowe Horwath LLP
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503
Additional Information
News media representatives and those seeking additional information about the Company should contact Heather D. Brolick, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing her at 1030 W. Norton Avenue, Muskegon, Michigan 49441.
Annual Meeting
This year’s Annual Meeting will be held at 2:00 p.m., on Thursday, May 14, 2009, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

OFFICERS AND DIRECTORS
Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Bruce C. Rice	President, ESCO Company (chemical manufacturer)

Jonathan L. Smith	Manager, Gull Consulting, LLC

Roger W. Spoelman	President and Chief Executive Officer, Mercy Health Partners (regional hospital)
Executive Officers

Heather D. Brolick	President and Chief Executive Officer

Ralph R. Berggren	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Bruce C. Rice	President, ESCO Company (chemical manufacturer)

Jonathan L. Smith	Manager, Gull Consulting, LLC

Roger W. Spoelman	President and Chief Executive Officer, Mercy Health Partners (regional hospital)
Management Team

Heather D. Brolick	President and Chief Executive Officer

Ralph R. Berggren	Senior Vice President, Chief Lending Officer and Secretary

John M. Clark	Vice President/Commercial Loan Department Head

Michael E. Jeruzal	Senior Vice President of Retail Lending and President Community Shores Mortgage Company

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Officers of the Bank

Joel M. Andersen	Portfolio Manager
Faith A. Biros	Deposit Processing Manager
Monica J. Bixeman	Retail Banking Officer & NonBanking Product Specialist
Sherri S. Campbell	Vice President / Deposit Operations Manager
Margaret M. Coutchie	Vice President / Controller
Jennifer L. Egeler	Assistant Controller
Thomas A. Ellis	Senior Vice President / Mortgage Loan Officer
Sharon L. Gary	Human Resources Manager
Martin B. Hillila	Vice President / Commercial Lending Officer
Jon M. Huizenga	Assistant Vice President / Mortgage Loan Officer
Robert J. Jacobs	Senior Vice President / Business Development Officer
Susan M. Kane	Vice President / Mortgage Loan Operations Manager
Alan W. Kowalski	Assistant Vice President / Loan Adj/Collections Manager
Kimberli A. LaVallee	Assistant Vice President / Grand Haven Branch Manager
Ronald Maciejewski	Vice President / Commercial Lending Officer
Patricia A. McKenney	Assistant Vice President / Loan Operations Manager
Renee L. Nyblade	Vice President / Mortgage Loan Officer
Connie J. Peterson	Mortgage Loan Officer
Sharon Prus	Assistant Vice President / North Muskegon Branch Manager
Benjamin D. Robbins	Vice President / Commercial Lending Officer
Cerise A. Semrinec	Vice President / Credit Administrator
Jamie J. Sheffer	Harvey Office Branch Manager
Clinton A. Todd	Vice President / Retail Lending
Laurie J. White	Vice President / Retail Deposit Sales Manager