Form 10-K, Exhibit 13
period 2009-12-31
COMMUNITY SHORES BANK CORP
filed 2010-03-31
CIK 1070523

Exhibit 13
COMMUNITY SHORES
BANK
CORPORATION
2009 ANNUAL REPORT
DECEMBER 31, 2009

Selected Financial Information

At or For the Year-Ended December 31,	2009	2008	2007
| | |
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$6,786	$6,890	$7,974
Provision for loan losses	2,608	1,944	1,932
Non-interest income	1,971	2,122	1,691
Non-interest expense	10,993	8,727	9,033

Loss before income tax	(4,843)	(1,659)	(1,300)
Income tax expense (benefit)	119	(632)	(528)

Net loss	(4,962)	(1,027)	(772)

Financial Condition:
Total assets	231,430	255,612	273,458
Total loans	183,248	205,153	230,219
Allowance for loan losses	3,782	4,351	3,603
Securities	27,491	25,380	19,822
Deposits	198,577	219,566	237,950
Federal funds purchased and repurchase agreements	7,000	5,814	4,401
Notes payable and other borrowings	15,500	14,700	14,706
Shareholders’ equity	9,740	14,946	15,614

Performance Ratios:
Return on average assets	(1.97%)	(0.38%)	(0.30%)
Return on average shareholders’ equity	(36.34)	(6.55)	(4.71)
Net interest margin (tax equivalent)	3.01	2.76	3.34
Efficiency ratio	125.53	96.84	93.46
Per Share Data:
Earnings per share — basic	$(3.38)	$(0.70)	$(0.53)
Earnings per share — diluted	(3.38)	(0.70)	(0.53)
Book value per share	6.63	10.18	10.63
Capital Ratios of Bank:
Tier 1 risk-based capital	9.15%	9.70%	9.04%
Total risk-based capital	10.41	10.96	10.29

To our Shareholders
     The year of the “Great Recession” was difficult for our Nation, our State, our local communities, and for your local community bank. In spite of losses sustained in unprecedented economic conditions, we remain well capitalized and committed to fulfilling a strategically important role in the financial health of the markets we serve. We continue to focus on professionally, conscientiously and prudently delivering quality financial services based upon fundamental, community banking values and principles. These civic minded concepts are the basis upon which our business model was founded, and they will sustain us as we work toward achieving our primary objective: returning your Company to profitability.
A Look Back
     We knew entering 2009 that it would be a challenging year. The financial crisis, which began in 2007 and intensified significantly toward the latter half of 2008, showed no signs of abating. While unable to anticipate the depth of the ensuing downturn, management and your board of directors recognized that there would likely be an increased level of credit losses. To counteract this, we continued to implement our strategy of preserving capital through active balance sheet management. As a result, average earning assets were reduced by 10 percent.
     Concurrently, we worked to improve net interest margin, realizing an increase of 25 basis points over 2008. This was reflective of an upward movement in market rates on credit extended, as well as a pronounced decrease of 85 basis points in the average rate paid on interest bearing deposits. Continuing a series of cost cutting measures, we extended our salary and wage freeze and eliminated the matching contribution on our employee 401(k) plan. Health insurance expenses were held at 2008 levels through a change in plan options and benefits. In the second quarter, the Board of Directors eliminated their retainer and meeting fees. These actions resulted in an additional savings of $423 thousand over 2008.
Asset Valuations
     As with most Michigan banks, we experienced elevated levels of past due and troubled credits throughout 2009. Our Muskegon market’s unemployment rate climbed from 10% in July of 2008 to 16.9% a year later. Fortunately, in tandem with some economic improvement, we appear to have turned the corner and are now trending downward having declined to an estimated 16.2% at year-end. Unfortunately, the negative consequences have already been realized on many fronts.
     One such consequence was the impact on our local real estate market. We anticipated that this sector would continue to be stressed, budgeting for higher loan loss provision expenditures as well as increased legal and collection costs. What we were unable to accurately gage was the severity of the downward spiral in real property values. While national and local media drew attention to the problems experienced by homeowners, whose mortgages began to exceed the value of their homes, little was communicated about the impact on commercial real estate or residential development.
     Community Shores Bank’s total construction and land development loans, as a percentage of total loans, has historically been lower than that of our peer group; however, the depth and duration of this poor economic cycle made almost any extension of credit to this sector high risk and problematic. As conditions continued to deteriorate throughout 2009, the rapidity and severity of mark to market adjustments became unprecedented. Collateral margins, already depressed, quickly eroded. As economic recovery begins to take hold in Michigan, there could be subsequent gains on sale. Were a dreaded “double dip” in economic conditions to occur, values could, yet again, be forced downward; although many would argue that real property should maintain some form of intrinsic value.

Opportunities
     At this juncture, you too may be attempting to assess the prospects of economic recovery for Michigan while reflecting upon last year’s seminal events. Certainly, while recent indicators paint a picture of slow but ongoing national recovery, the Michigan outlook is tempered by its historical reliance on the automotive sector and an extremely high unemployment rate. Yet, while the challenges are surely significant, simple stabilization in the State’s economy, at or near its current level, would allow for some guarded optimism about prospects for 2010.
     Recent news stories about “wrongful foreclosures,” highlight the potential for logistical, oversight and management problems at large, non-community based banks. Regional bank competitors have decreased activity in our local markets. Many of their credit administration functions, working with borrowers experiencing financial difficulty, or having had a change in financial condition, are dealt with out of state or out of the immediate market area by personnel that do not personally know the customer, the business, our cities, townships and villages.
     In contrast, we continue to have local lenders and professional staff, people who know not only the customer, but their character and history, work extensively with our financially troubled businesses and individuals. This better enables us to find solutions that work for everyone: the bank, the customer and ultimately our community. We believe that our commitment to these values and business practices, those of a locally controlled community bank, provide us with significant market share potential entering a period of recovery.
     The last few years have been painful and we value and thank you for your support. We have experienced market and economic events the equivalents of which have not been seen since the Great Depression. Despite the formidable hurdles presented, we have managed through the challenges; gaining invaluable knowledge in the process. We firmly believe that the way we differentiate ourselves, under these adverse conditions, clearly sets us apart. It positions us to emerge from this economic cycle with opportunity and strong prospects for the future.
Sincerely,
Heather D. Brolick
President and CEO

COMMUNITY SHORES BANK CORPORATION
Muskegon, Michigan
2009 ANNUAL REPORT

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
INTRODUCTION
Community Shores Bank Corporation (“the Company”) is a Michigan corporation and is the holding company for Community Shores Bank (“the Bank”) and Community Shores Mortgage Company (“the Mortgage Company”), a wholly-owned subsidiary of the Bank. On September 27, 2002, the Company created Community Shores Financial Services (“CS Financial Services”). In December 2004, a business trust subsidiary was formed called Community Shores Capital Trust I (“the Trust”).
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
The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits, formerly Lead Financial. Lakeshore Employee Benefits offers amongst other things employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services. On April 16, 2009, the Company withdrew its election to be a financial holding company. The election was acknowledged by the Federal Reserve Bank of Chicago. The passive income derived from CS Financial Services’ affiliation with Lakeshore Employee Benefits is unaffected by this change.
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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The Company’s balance sheet declined by $24.2 million in 2009 compared to a decrease of $17.8 million in 2008. In both 2008 and 2009 the Company had consolidated losses stemming from deterioration in credit quality and the need for large loan loss provisions, devaluation of foreclosed real estate and escalating credit administration expenses. In spite of the recorded losses, the Bank remained well capitalized according to regulatory capital standards in both 2008 and 2009. The Bank’s total risk based capital ratio was 10.96% on December 31, 2008 and 10.41% on December 31, 2009. During both years, the Bank selectively reduced its risk weighted assets to offset the effect of declining tier 1 capital (basically shareholders’ equity) allowing the ratio to remain above the 10% minimum required to be well capitalized. Additionally there is limited Bank asset growth projected for 2010. Growth is expected to remain dependent on the Bank achieving a level of profits needed to support the capital requirements of a well capitalized financial institution. No contributions of capital are budgeted to occur from the Company. The Company currently has limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance of approximately $1.0 million, however a majority of this is expected to be used to support its own operational expenses. Because of the uncertainty of the duration of the economic downturn and the related impact on credit quality and earnings, the Company is considering issuing subordinated debt. The proceeds would be used as a capital contingency plan for the Bank to help it maintain a total risk based capital ratio in excess of 10%.
As of December 31, 2009, the Bank had 60 full-time employees and 22 part time employees, a decrease of 4 full-time positions since December 31, 2008. Management does not anticipate increasing staff in 2010.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2009. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from the estimate.
Allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses inherent in the consolidated loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans and loan groupings, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience. See the Financial Condition section of Management’s Discussion and Analysis and Notes 1 and 3 to the Company’s consolidated financial statements for additional information.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
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
The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.
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
Foreclosed Assets. Foreclosed assets are acquired through or instead of loan foreclosure and are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. During the time that foreclosed assets are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each asset. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the estimated fair value of the asset at the end of the reporting period. On a quarterly basis, the Bank’s Credit

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Department analyzes foreclosed asset values to determine the level at which they should be held on our books.
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
Future Factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; devaluation of real property; the ability of the Company to borrow money or raise additional capital to maintain or increase its or the Bank’s capital position or to support future growth; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.
2009 OVERVIEW
The Company’s total assets declined by 9.5% to $231.4 million at December 31, 2009 and there was a net loss recorded of $4,962,000. For 2009, diluted losses per share of the Company were $3.38. Calculated loan loss provision escalated due to an increase in impaired and non-performing loans. Conversely, the Company’s overall net interest margin increased 25 basis points because of a reduction in the Company’s cost of funds. Mortgage related non-interest income was comparable in spite of the slumping real estate market. The Bank realized gains from selling investments in the first half of the year. Operating expenses rose dramatically because of increased burdens associated with troubled credit relationships and declining values on foreclosed asset holdings. There were two significant income tax transactions. The first one occurred in the second quarter. The Company created a full valuation allowance on its deferred tax assets.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The second transaction was the recording of a current period Federal tax benefit as a result of the extension of the loss carryback period for Federal income taxes.
FINANCIAL CONDITION
Total assets decreased by $24.2 million to $231.4 million at December 31, 2009 from $255.6 million at December 31, 2008. The reduction in assets was mainly attributable to a $23.2 million decrease in loans (held for sale and portfolio).
Cash and cash equivalents decreased by $2.9 million to $2.8 million at December 31, 2009 from $5.7 million at December 31, 2008. The decrease was a result of lower balances on deposit at the Federal Reserve Bank of Chicago (“FRB”) and at the Bank’s main correspondent account on the last business day of 2009 compared to the last business day of 2008. Over the last couple of years, the core principals of cash management have been greatly affected by the current rate environment and the need to preserve capital. Prior to 2008, the FRB did not pay interest on excess balances on deposit. In 2008, the FRB began paying interest at a rate that most often exceeded the average federal funds sold rate. Additionally, balances held at the FRB are given a preferential risk rating when computing risk based capital ratios. Throughout the second half of 2008 and most of 2009, excess cash was held in the Bank’s FRB account.
Securities increased by $2.1 million during 2009. The activity included purchases of $13.3 million, maturities and calls of $5.7 million and sales of $5.4 million. The net gain associated with the sales was $269,000. During the first half of the year, the Company implemented a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. At year-end 2009 there were securities with a market value of $26.1 million pledged to secure public fund customers, the Federal Reserve Discount Window (“Discount Window”), Federal Home Loan Bank (“FHLB”) advances, customer repurchase agreements, and treasury tax and loan balances. This was an increase of $0.8 million over 2008. The Bank strives to have roughly 10% of its investment portfolio unpledged. On December 31, 2009, 5.5% of investments were unencumbered. On December 31, 2008, less than 1% was unencumbered. In order to provide opportunity for additional pledging, to secure access to future liquidity and to maximize the return on the Bank’s deposits, securities are being strategically purchased. It is likely that the Bank will make additional security purchases in 2010.
The fair value of investments has received much scrutiny over the past two years. The plight of the bond market in general and the weakened position of several government sponsored entities have affected market values. The market values of the Bank’s investment portfolio have been analyzed. At year end 2009, there was only one security with an unrealized loss. The security is not deemed to have other-than- temporary impairment. At December 31, 2009, the unrealized losses totaled approximately $3,000 on securities with an amortized cost of $241,000. To reduce exposure to loss (both realized and unrealized) the investment policy has prudent diversification principles; one of them being issuer concentration. There were no holdings of securities of any one issuer, other than the U.S. Government and federal agencies, in an amount greater than 10% of the Bank’s shareholders’ equity.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Loans, including held for sale and portfolio loans, decreased 11% since year-end 2008. This is the same percentage that loans decreased in 2008. Loans held for sale were $1.1 million at December 31, 2009; down from $2.4 million at December 31, 2008. Loans held for sale reflect residential mortgages and Small Business Administration (SBA) loans that have been originated and are in the process of being sold to an investor. Portfolio loan balances were $183.2 million at December 31, 2009 down from $205.2 million at December 31, 2008.
Decreases to the commercial and commercial real estate portfolios comprised 76% of the total decline but there were decreases to nearly every category of loans. Residential real estate was the only loan classification that increased. Increases to the residential loan portfolio were $2.4 million from December 31, 2008 to year-end 2009. Although the reduction in total loans outstanding was significant, the commercial oriented concentration of the portfolio did not change. At December 31, 2009, the concentration of commercial and commercial real estate loans was 77% of the Bank’s total loan portfolio, the same as year-end 2008. The economic condition of the country in general and Michigan specifically has called for an enhanced Company-wide credit risk management program. Simply put credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. In both cases, avoiding portfolio concentrations in any one type of credit or in a specific industry helps to decrease risk; however, the risk of nonpayment for any reason exists with respect to all loans and investments. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.
There is a very detailed process that has been developed by the Bank to estimate credit risk. The balance in the allowance for loan losses is based on management’s estimation of probable incurred credit losses. The estimation is the result of loan portfolio analysis completed utilizing a detailed methodology prescribed in the Bank’s credit policy. The loan portfolio is reviewed and analyzed on a regular basis for the purpose of estimating probable incurred credit losses. The analysis of the allowance for loan losses is comprised of two portions: general credit allocations and specific credit allocations. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a borrower and its entire relationship resulting in an allocation being made to the allowance for that particular borrower. A loan becomes specifically identified when, based on current information and events related to that particular borrower, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement.
The allowance for loan losses is adjusted accordingly to maintain an adequate level based on the conclusion of the general and specific analysis. There are occasions when a specifically identified loan requires no allocated allowance for loan losses. To have no allocated allowance for loan loss, a specifically identified loan must be well secured and have a collateral analysis that supports a loan loss reserve allocation of zero.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
At December 31, 2009, the allowance for loan losses totaled $3.8 million. The ratio of allowance to gross loans outstanding decreased to a level of 2.06% at December 31, 2009 compared to 2.12% at year-end 2008. At December 31, 2009, the allowance contained $1,727,000 in specific allocations for impaired loans whereas at December 31, 2008 there was $2,465,000 specifically allocated. During 2009, the Bank chose in many cases to charge off a portion of several loans that had specific allocations; leaving the remaining loan balance requiring no reserves. As a result, impaired loans requiring no allocations increased by $2.3 million and year over year charge offs increased significantly. In 2009, there were charge offs made of $1.9 million (58% of total charge offs) related to loans that held specific reserves at year end 2008.
The total of all allocations included in the allowance by loan class at December 31, 2009 and 2008 was as follows:

	2009		2008
		Percent of		Percent of
		Loans in		Loans in
		Category to		Category to
Balance at End of Period	Amount	Total Loans	Amount	Total Loans
Commercial	$1,529,470	38.1%	$2,640,269	37.4%
Real estate – commercial	1,828,022	38.5	1,237,913	39.6
Real estate – residential	91,532	10.2	104,033	7.9
Real estate – construction	17,461	0.8	49,667	1.9
Consumer	315,647	12.4	319,021	13.2

Total	$3,782,132	100.0%	$4,350,903	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. However, in light of the current deterioration in credit quality, the Bank continues to enhance the process employed to calculate its historical loss migration as well as its process to evaluate collateral in the case of a specifically identified credit. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy.
Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Due to a variety of causes, the Bank observed a year over year increase in overall past due and non-accrual loans of $1,000,000 with a majority of the increase occurring in the non-accrual category.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

	December 31,	December 31,	Increase
Loans Past due:	2009	2008	(Decrease)

30-59 days	$1,317,000	$3,182,000	$(1,865,000)
60-89 days	882,000	1,257,000	(375,000)
90 days and greater	982,000	80,000	902,000
Non-accrual notes	8,118,000	5,780,000	2,338,000
Loans past due 30-59 days decreased $1.9 million since year end 2008. Bank staff is working diligently with customers to keep the level of past due payments down. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. As a result of this diligence, the average number of days past due of the loans in the 30-59 day category was 41 compared to 43 days in 2008. Additionally, it is important to note that 38% of the aggregate total of loans past due 30-59 days at 2009 year-end had paid current by January 31, 2010.
The 60-89 day category decreased $375,000 since year-end 2008. The average number of days past due of the loans in the 60-89 day category was 71 compared to 76 days in 2008. A majority of the past due balances in this category were retail loans; only 38% of the total balance past due was commercial. Nonetheless, most of the collateral associated with these past due notes is real estate.
Notes 90 days and greater past due increased $902,000 since year-end 2008. One loan comprising 75% of the total past due at December 31, 2009, was brought current by January 31, 2010. The underlying collateral of this note is two mobile home parks. The Bank has been working with the borrower since the fall to come up with a plan for temporary payment relief to help improve the business’ operating cash flow and allow loan payments to be timelier. The Bank successfully negotiated a temporary debt restructure in January. In exchange for the new one year agreement, the borrower pledged more collateral. Based on conservative collateral analysis, this loan required no reserve coverage at the end of 2009. The new borrowing terms are for a period of twelve months. This loan will be closely monitored during this time.
Non-accrual notes increased $2.3 million year over year. Approximately 27% of the total in this category are land development loans. The weak real estate market in Michigan has had a profound effect on this industry. A good portion of the other non-accrual notes are secured by developed real estate. The Bank is in various stages of foreclosure on properties that secure some of the notes. At December 31, 2009, there were specific allocations of $1.2 million in the allowance for any estimated collateral deficiency on the total non-accrual loan balance. It is anticipated that the foreclosed assets category of the Bank’s balance sheet will increase as the foreclosure period ends on these loans and the collateral is marketed for sale by the Bank.
In addition to the specifically identified impaired loans quantified in Note 3, the Bank also has other potentially problem loans of approximately $9.8 million which are currently performing but management

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
has classified them in categories that will subject them to a higher level of scrutiny. These particular classifications relate to specific concerns for each individual borrower and do not relate to concentration risk for a particular industry. The classification of these loans, however, does not necessarily imply that management expects losses but that the nature of the borrower’s projects in the current economic environment deserve closer monitoring.
In addition to the rise in past due and non-accrual loans from 2008 to 2009, the ratio of net charge-offs to average loans rose to 1.64% in 2009 from .54% in 2008. Net charge-offs increased $1,980,000. The principal balances of these charge-offs aggregated $3.2 million, which is up from $1.3 million charged-off in 2008. During 2009, 72 loans were charged-off compared to 58 loans in 2008.
With the rise in non-performing loans, a solid credit process is essential. Management has an experienced officer leading the Bank’s credit area. All lenders are focused on working with current customers to improve the quality of the Bank’s loan portfolio. Bi-weekly meetings occur among loan personnel to discuss identified weak credits. In addition to frequent internal loan review sessions, the Bank expanded the third party credit review engagement. In addition to more coverage, the review is now split into two sessions to assist in capturing the effects of the rapidly changing credit environment.
Foreclosed assets increased $557,000 from December 31, 2008 to December 31, 2009. There are 34 properties that are currently being held by the Bank compared to 23 at year-end 2008. The largest addition totals nearly $1.5 million. The property consists of undeveloped land located in Muskegon County. The value of the property at December 31, 2009 was based on a current appraisal by an independent third party appraiser. During 2009, eight properties were sold. The proceeds from the sales aggregated to $392,000. There were losses of $74,000 on these transactions. On a quarterly basis, the Bank’s Credit Department analyzes other real estate property values to determine the level at which they should be held on our books. These valuation adjustments amounted to $1.9 million in 2009. With the unstable real estate market, the increased holdings, and the increased duration these assets are likely to stay on the balance sheet, additional valuation adjustments are possible if real estate values continue to decline.
Other assets declined by $686,000 from year end 2008 to year end 2009. Deferred tax assets are included in the other asset category. Accounting guidance requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with the accounting guidance, the Company reviewed the components of its deferred tax asset and on June 30, 2009 determined that a full valuation allowance should be established. The decision was based on the profitability trend of the Bank since 2007 and the uncertainty of the duration of the current economic environment. The valuation allowance reduced other assets by $986,000.
Deposit balances were $198.6 million at December 31, 2009, down from $219.6 million at December 31, 2008. Increases in non-interest-bearing demand deposit accounts were more than offset by decreases in the balances of interest-bearing accounts.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Non-interest-bearing balances were $24.9 million at December 31, 2009; a year over year increase of $5.7 million or 30.0% and the number of non-interest-bearing demand accounts rose by 6% in the same time period. Bank-wide incentive programs have targeted growing these types of deposits. Another possible reason for the growth is changes to the Federal Deposit Insurance Corporation’s (“FDIC”) insurance programs. During the fourth quarter of 2008, the FDIC temporarily increased its deposit insurance coverage from $100,000 to $250,000. The temporary increase was scheduled to end on December 31, 2009. In the fourth quarter of 2009, it was extended until December 31, 2013. Additionally, for those bank’s that opted in, there is a FDIC program developed which provided unlimited insurance coverage on non-interest demand deposit accounts and interest-bearing demand accounts that earn .50% or less. The program is called the Temporary Liquidity Guarantee Program (“TLGP”). The Bank opted to participate in the program on December 5, 2008 to provide its customers with as many alternatives as possible to protect their deposits. This program has a sunset date of June 30, 2010. Based on the widespread opinions in the banking community, it does not appear to be likely that the TLGP will be extended. If the TLGP is extended, it is likely that there will be a decrease in non-interest-bearing balances in the second half of 2010. Customers with balances in excess of the $250,000 FDIC insurance limit may withdraw funds in order to maximize their insurance coverage.
Interest-bearing demand accounts, consisting of both checking and money market, increased 33.9% during the year. The combined balances were $47.0 million at December 31, 2009 and $35.1 million at year-end 2008. Ninety-five percent of the $11.9 million of recorded growth was in the interest bearing checking category. Most interest bearing checking accounts had offering rates below the TLGP qualifying level during 2009. The unlimited insurance coverage is believed to be largely responsible for the dramatic increase between year end 2008 and year end 2009. Similar to the expectation for non-interest-checking balances, it is also assumed that interest-bearing-checking balances will experience a decrease in the second half of 2010 when the TLGP ends.
Savings accounts were down $2.3 million between the two year-end periods of 2009 and 2008. The balance at December 31, 2009 was $8.6 million. In addition to there being fewer customers in the Premium Sweep Savings product between year end 2008 and 2009, existing customers had lower balances at the like period ends.
Time deposits fell by $36.4 million. The decrease was comprised of local time deposits decreasing by $9.8 million and brokered deposits decreasing by $26.6 million. Brokered deposits are time deposits received from depositors located outside of our market area and are placed with the Bank by a deposit broker. Many factors and circumstances are considered when the Bank chooses to solicit brokered time deposits including short term liquidity projections and overall cost relative to local deposits. At December 31, 2009, approximately 26% of the Bank’s total deposits reported were brokered compared to 36% a year earlier. The Bank used a significant portion of the proceeds from declining loan balances to decrease its concentration of brokered deposits.
Non-deposit funding sources at December 31, 2009 and 2008 for the Bank included repurchase agreements and FHLB advances. Another source available is borrowings from the Discount Window.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Typically fluctuations in the Bank’s daily liquidity position drive borrowings from the Discount Window. The Bank has roughly $17.5 million of borrowing capacity at the Discount Window to support unforeseen short-term liquidity fluctuations. To secure Discount Window borrowings, the Bank has pledged securities with a market value of $6.9 million and eligible home equity loans totaling $10.6 million.
Repurchase agreement balances were $7.0 million at December 31, 2009, an increase of $1.2 million since the same period end in 2008. A repurchase agreement is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held within the Bank’s security portfolio. The balance increase was due to one customer having over $1.5 million more in his account while other customers reduced their carrying balances between the two year-end periods.
As of the end of 2009, the Bank had the same three advances totaling $6.0 million from the FHLB outstanding as was reflected at December 31, 2008. The balance consists of three separate notes, which are all putable advances. All three instruments currently have rates ranging from 5.10% to 5.99% and are eligible to convert to a floating rate index at the option of the FHLB (put option). The option is contractually available to the FHLB once each quarter. If the option is exercised, the advance will convert to a floating rate based on a spread to LIBOR. In the event that the FHLB exercises its option and the note is converted, the Bank has the opportunity to repay the advance at that time with no prepayment fee. The applicable LIBOR rates are monitored every quarter by management to assess the likelihood of the FHLB converting any of the three notes. All three advances mature in 2010. Given the current rate environment and management’s outlook for the next fiscal year it is unlikely that the advances will be called prior to their maturities. See Note 8 to the Company’s Consolidated Financial Statements for further information on the individual maturity dates and outstanding principal. The Bank has no plans to renew the debt.
Subordinated debentures outstanding at December 31, 2008 and 2009 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The most recent payment was made on December 30, 2009. The current rate of interest is 2.30063%. Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element. The guidelines provide that the aggregate amount of restricted core elements that may be included in tier 1 capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as tier 2 capital for risk-based capital purposes. At December 31, 2009, $3.615 million of the $4.5 million qualified for tier 1 capital at the Company and $885,000 qualified as tier 2. At December 31, 2008, all but $39,000 of the $4.5 million qualified for tier 1 capital at the Company.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The Company had a $5.0 million revolving line of credit with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank. The total balance outstanding at December 31, 2008 was $4,200,000. On May 5, 2009, the Company made a draw of $800,000 advancing the line fully. The revolving line of credit and its $5.0 million outstanding principal balance was converted to a term loan on December 18, 2009. The debt is still secured by the common stock of the Bank however, the rate did increase. The outstanding principal bears interest at a rate of 275 basis points above Fifth Third’s prime rate; 175 basis points more than before. The current interest rate on the outstanding principal balance is 6.00% compared to 4.25% prior to refinancing. The maturity date of the term loan is January 3, 2011. The loan is not amortizing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December. The term loan may be prepaid in whole or in part without any prepayment fee. The term loan includes covenants requiring maintenance of certain capital positions, availability of cash, levels of non-performing loans and assets beginning in March 2010, and return on asset ratios beginning in June 2010. The Company was in compliance with all required financial covenants at December 31, 2009 and expects to meet the required quarterly covenants until the loan matures in early 2011.
In 2009, Shareholders’ equity decreased by a net amount of $5.2 million. The Company’s 2009 consolidated loss was $4,962,000. Additionally there was a decrease in accumulated comprehensive income of $244,000 from a decline in the market value of the investment portfolio.
RESULTS OF OPERATIONS
The Company recorded a net loss for 2009 of $4,962,000 which was $3,935,000 more than the net loss of $1,027,000 recorded a year earlier. The difference represents a 383% decrease in earnings. On a per share basis there was a decline of $2.68, as the Company’s diluted earnings per share decreased from $(0.70) in 2008 to $(3.38) in 2009. The Company had a retained deficit of $3.7 million at December 31, 2009 compared to retained earnings of $1.2 million at December 31, 2008. The losses in both years translated into poor operating ratios. The table below illustrates three key performance measures for the years ended December 31, 2009 and 2008:

	2009	2008
Return on average assets	(1.97)%	(0.38)%
Return on average shareholders’ equity	(36.34)	(6.55)
Average equity to average assets	5.42	5.83
There were similar contributing factors to the losses in both years— deteriorating credit quality, declining property values and increased credit administration expenses. To offset some of these less controllable economic events, the Company continued its cost cutting measures and focused largely on improving the Bank’s deposit mix which helped increase the net interest margin. This is contrary to net interest margin compression in 2008.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
For 2009, net interest income was $6.8 million compared to $6.9 million for 2008. The change represents a 2% decrease compared to 2008’s results. Interest income generated during the year was derived from the loan portfolio, the securities portfolio and interest-bearing correspondent accounts. The loan portfolio makes up roughly 84% of the Company’s earning assets and its income provided 81% of the Company’s annual revenue in 2009, thus making its composition critically important from an interest rate risk standpoint. The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2009, there were 74% of the loan balances carrying a fixed rate and 26% a floating rate. Since December 31, 2008, the proportion of fixed rate loans in the portfolio increased nine percent. Some of the shift is a factor of the types of loans that paid off during the year, mostly commercial and commercial real estate; however there has been a shift in customer preference since 2007 when interest rates were dramatically declining. Future interest rate movements are not foreseen in the short term however, it is widely believed that eventually rates will begin to increase. Too many fixed rate loans in a rising rate environment can be detrimental to earnings. A more equitable balance between fixed and floating rate loans is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has had a notable impact on these internal goals.
Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. Since the Bank enhanced its mortgage line of business in 2007 the intention has been to sell 75-90% of all long-term residential mortgages originated. For the last two years residential loan sales have been closer to 71% of the total originated. With the instability in the housing market from a valuation and credit risk standpoint it has been difficult to maintain a large variety of third party vendors that are willing to purchase the loans. As such, more loans will be retained in the Bank’s portfolio. The growth in 2010 is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio. At December 31, 2009, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2009 have been included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Commercial, financial and other	$15,165,997	$31,069,698	$21,712,439	$1,914,296	$69,862,430
Real estate — commercial	9,806,545	17,393,445	41,532,832	1,771,577	70,504,399
Real estate — construction	415,058	586,969	111,371	404,980	1,518,378
Real estate — mortgages	125,155	419,832	2,583,197	15,497,390	18,625,574
Consumer	1,566,399	2,681,852	13,925,785	3,966,426	22,140,462
Credit cards	67,006	208,321	321,257	0	596,584

	$27,146,160	$52,360,117	$80,186,881	$23,554,669	$183,247,827

Loans at fixed rates	$13,707,202	$25,149,155	$73,795,207	$23,158,052	$135,809,616
Loans at variable rates	13,438,958	27,210,962	6,391,674	396,617	47,438,211

	$27,146,160	$52,360,117	$80,186,881	$23,554,669	$183,247,827

For 2009, average earning assets decreased by 10% or $24.7 million. A portion of the decrease was in interest-bearing balances at other financial institutions where the average balance decreased $4.8 million and the average rate earned in 2009 was 0.38%; a decrease of 117 basis points compared to 2008. The Bank’s on balance sheet liquidity decreased during the year as the Bank absorbed over $26.6 million in brokered time deposit maturities utilizing its excess deposits at correspondents as well as the proceeds from loan payoffs. Given the fact that most interest-bearing accounts at other financial institutions currently earn around 0.25% or less, it was prudent to deplete cash (on balance sheet liquidity) in order to rid the balance sheet of high costing deposits.
For a variety of reasons the Bank increased its investment portfolio during 2009. The average of this earning asset group increased $7.6 million over 2008. The increased holdings added $69,000 to interest income; conversely the average rate earned on the investment portfolio declined 110 basis points. Higher yielding bonds were sold in the first half of the year and the associated gains were taken into income. The bonds purchased to replace those sold were priced at current market rates which are much lower.
Average loans outstanding decreased $27.5 million during 2009. In addition to fewer loans on the books, the average rate earned on the loan portfolio declined 38 basis points. A portion of the difference can be attributed to a 33 basis point difference in the internal prime lending rate between the years. Fewer loans outstanding and a lower prime lending rate between 2008 and 2009 produced $2.6 million less interest income. Also included in the loan interest outcome is the reversal of $231,000 of interest income for loans that were either charged-off or put on non-accrual status in the year. The interest reversal had a 12 basis point effect on the average rate earned on loans. Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. Management believes that it is not prudent to reduce the internal prime lending rate given the escalated credit risk in the marketplace and the high cost of funds in the Bank’s local market.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Interest-bearing liabilities are made up of deposits, Discount Window borrowings, repurchase agreements, FHLB advances, notes payable and subordinated debentures. These average interest-bearing liabilities decreased 8% or $17.9 million during 2009. The average rate paid on funding costs decreased 87 basis points year over year. The largest category of interest-bearing liabilities is deposits. The Bank reduced its blended rate paid on deposits by 85 basis points year over year. A majority of the progress achieved was on time deposits, the largest deposit category and typically the most expensive. In 2009, $75 million in time deposits with an average rate of 3.98% matured and were either not renewed or repriced to current market rates which were over 200 basis points lower. There are similar repricing opportunities for 2010. Over the next twelve months, $65 million in time deposits (33% of total deposits) will reprice to current market rates which are currently over 150 basis points lower.
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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

	Years Ended December 31:
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Federal funds sold and interest-bearing deposits with banks	$8,883,563	$34,022	0.38%	$13,646,704	$211,377	1.55%
Securities 1, [2]	28,101,164	1,095,665	3.90	20,537,446	1,026,260	5.00
Loans[3]	193,354,546	12,297,691	6.36	220,856,974	14,884,209	6.74

	230,339,273	13,427,378	5.83	255,041,124	16,121,846	6.32
Other assets	21,829,189			13,791,580

	$252,168,462			$268,832,704

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$193,243,953	$5,749,296	2.98	$214,546,984	$8,208,550	3.83
Federal funds purchased and repurchase agreements	7,640,761	59,065	0.77	4,788,721	67,762	1.42
Subordinated debentures, notes payable and FHLB advances	15,228,219	690,454	4.53	14,700,512	803,613	5.47

	216,112,933	6,498,815	3.01	234,036,217	9,079,925	3.88

Noninterest-bearing deposits	21,694,511			18,365,460
Other liabilities	703,732			747,765
Shareholders’ Equity	13,657,286			15,683,262

	$252,168,462			$268,832,704

Net interest income (tax equivalent basis)		6,928,563			7,041,921

Net interest spread on earning assets (tax equivalent basis)			2.82%			2.44%

Net interest margin on earning assets (tax equivalent basis)			3.01			2.76

Average interest-bearning assets to average interest-bearing liabilities			106.58			108.98

Tax equivalent adjustment		142,727			151,684

Net interest income		$6,785,836			$6,890,237

As displayed in the preceding table, in 2009 the Company’s net interest spread (tax equivalent) improved by 38 basis points, from 2.44% in 2008 to 2.82% in 2009, and the Company’s net interest margin (tax equivalent) on earning assets increased by 25 basis points. The margin was 3.01% for the twelve months ended December 31, 2009 and 2.76% for the twelve months ended December 31, 2008.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2009 over 2008
	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest- bearing deposits with banks	$(177,355)	$(56,184)	$(121,171)
Securities[1]	69,405	325,944	(256,539)
Loans	(2,586,518)	(1,781,649)	(804,869)

Net change in interest income	(2,694,468)	(1,511,889)	(1,182,579)

Increase (decrease) in interest expense
Interest-bearing deposits	(2,459,254)	(954,963)	(1,504,291)
Federal funds purchased, repurchase agreements and FRB discount window	(8,697)	29,964	(38,661)
Subordinated debentures, notes payable and FHLB advances	(113,159)	27,992	(141,151)

Net change in interest expense	(2,581,110)	(897,007)	(1,684,103)

Net change in net interest income	$(113,358)	$(614,882)	$501,524

The Bank’s internal prime lending rate is not likely to decline from the current level of 5% in 2010 and as mentioned above there is a lot of repricing opportunities in the time deposit portfolio over the next twelve months. As such, net interest margin improvement is anticipated in 2010.
The provision for loan losses was $2.6 million for 2009 and $1.9 million for 2008. In both years the expense was significantly impacted by credit quality and deteriorating collateral values on impaired loans. Loan quality downgrades or impairments on commercial and commercial real estate loans often occur for reasons such as past due payments or poor financials. Management continues to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio, actual loan loss experience and economic conditions. At December 31, 2009, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).
Non-interest income recorded in 2009 was $2.0 million, which reflects a $151,000 decrease since 2008. Service charge income on deposit accounts decreased 11% in the twelve months of 2009 compared to the same period in 2008. The $110,000 decrease in this category was mostly from fewer overdraft fees between the two years. Overdraft fees decreased $88,000 in 2009.

[1]	Adjusted to a fully tax equivalent basis.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Recorded gains on loan sales were $344,000 in 2009 compared to $369,000 in 2008. The Bank actively sells both residential mortgages and the guaranteed portion of its SBA loans. In 2008, SBA loan sales contributed gains of $52,000; there were no gains from SBA loan sales in 2009. SBA loan originations have declined because of the higher credit risk associated with these loans. Residential mortgage gains were up slightly year over year. The Bank remains optimistic about continued gain on sale income because of the repricing opportunities for homeowners when rates occasionally decrease.
Net gains on securities sales were $269,000 in 2009 compared to none in 2008. In the first half of 2009, the Company implemented a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. During that time, seven securities were sold. In December of 2009, one municipal security was sold for a small loss.
There were eight foreclosed properties sold in 2009 compared to three in 2008. There was a net loss of $74,000 on the sale of foreclosed property in 2009 compared to a net gain of $142,000 in 2008. Currently the Bank is holding 34 foreclosed properties. Management is focused on liquidating as many properties as possible in 2010. In spite of the properties being marked to fair market value each quarter, it is likely that there will be more losses on future sale transactions.
Other non-interest income decreased by $85,000 between 2008 and 2009; 2008’s total included $118,000 received by the Bank for a court settlement on foreclosed property written off in 2006.
For the year, non-interest expenses increased $2.3 million for the twelve month period ended December 31, 2009 compared to the similar period in 2008. Total non-interest expenses were $11.0 million for 2009 and $8.7 million in 2008. Market value decreases on foreclosed property and higher FDIC and credit administration expenses were the main factors for the increase.
Salaries and benefit expenses totaled $4.3 million for 2009 and $4.6 million for 2008; a reduction of $377,000. Since year-end 2008, full time equivalent employees have declined by four. In addition to the expense reduction from fewer employees, the Bank chose to stop the 401(k) match beginning June 1, 2009. The Bank continues to look for cost saving opportunities within the health and life insurance plans annually at contract renewal. At this time, management has no plans to increase staff or salaries or resume matching on the 401(k) plan in 2010.
Occupancy expenses totaled $636,000 for 2009 which was a decrease of $15,000 compared to 2008 expenses which were $651,000. Janitorial expenses declined $12,000. The Bank restructured its cleaning service contracts at the beginning of 2009. In the first half of 2009, management appealed the taxable values on its branch properties. Because of the widespread decline in real estate valuations, the Bank successfully negotiated a reduction in the taxable values on three of its four properties. Unfortunately, due to the billing cycles of the municipalities, there was little benefit derived in 2009. The total realized savings in 2010 is estimated to be $13,000.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
Furniture and equipment expenses were $668,000 in 2009; down $22,000 compared to 2008. Depreciation expense on capital assets declined by nearly $30,000 between 2008 and 2009. As the Bank’s equipment ages, the assets become fully depreciated and no longer require a monthly expense. The benefit of lower depreciation was somewhat offset by higher maintenance contract expenses.
Advertising expenses were $76,000 in 2009 compared to $113,000 in 2008. The $37,000 decrease between the years is mostly due to the fact that the Bank was intentionally trying to reduce its expenses to help offset increases in credit administration expenses.
Foreclosed asset impairment charges were $1.9 million in 2009 compared to $83,000 in 2008. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. Since the balance of foreclosed property has grown to 34 properties from 23 in 2008, it is likely that there will be future foreclosed real property impairment charges in 2010 but the expectation is that they will not be as significant as 2009 however that belief is predicated on the assumption that the economy in Michigan will not continue to decline at the pace that it did in 2008 and 2009 and will begin stabilizing in 2010.
Other expenses were $2.5 million in 2009 compared to $1.6 million in 2008. The $878,000 increase between the years was primarily related to two expense categories: FDIC insurance premiums and credit administration expenses. FDIC premiums increased 166% to $635,000 in 2009 from $239,000 in 2008. Included in the 2009 total is a special assessment of $114,000. Prior to 2006, more than 90% of banks did not pay for deposit insurance. Beginning in 2007, the FDIC dramatically changed its premium assessments, particularly for deNovo banks that had never paid into the Deposit Insurance Fund (“DIF”). The DIF is used to reimburse customers for insured deposits when a bank fails. Recent bank failures have reduced the DIF causing the FDIC to increase premiums and take emergency action by imposing a special assessment. The Bank estimates that its premiums for 2010 will be similar to the total expense in 2009.
Credit administration expenses rose $594,000 in 2009. They aggregated $324,000 in 2008 and climbed to $918,000 in 2009. A large portion of the expense is property tax due on foreclosed real property. Often when the Bank receives legal title to the property, the taxes are seriously behind. The Bank is required to get the taxes caught up to a certain point to preserve its legal position as the temporary property holder. The growth in property tax obligations is directly proportional to the increase in the number of foreclosed properties on the books. Another part of credit administration expense is legal expenses associated with the collection process on troubled credits. Expenses of this nature may continue to rise until the economy stabilizes.
The Company had a consolidated federal tax expense of $119,000 in 2009 in spite of having pre-tax losses of $5.0 million. For 2008, the Company had a consolidated federal tax benefit of $632,000 on losses of $1.7 million. Two significant federal tax transactions occurred in 2009. The first transaction occurred in the second quarter of 2009 when the Company established a full valuation allowance for its

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
deferred tax assets. The effect of this was a federal tax expense of $986,000. Future profits of the Company will not be subject to Federal taxes until there is a trend of profitability. The second transaction occurred in the fourth quarter of 2009. The Federal government enacted a temporary change to the Internal Revenue Service Tax Code allowing companies a longer period in which to carry back current period losses. Taking advantage of this opportunity the Company was able to realize a current period benefit of $867,000. As of December 31, 2009, the Company has fully utilized all of its loss carryback ability.
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
In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2009, the Bank had a total of $28.1 million in unfunded loan commitments and $1.0 million in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in loan balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.
Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. At year-end 2009, the Bank had no established over night federal funds purchase lines through correspondent banks; a reduction of $10.5 million since year-end 2008. The Bank’s main source of liquidity in times of unexpected customer activity is the Federal Reserve Discount Window Primary Credit borrowing program. The borrowing capacity at the Discount Window was $17.5 million at December 31, 2009. The program requires a pledge of securities or loans as collateral for borrowings.
The Bank has $6.9 million of its municipal securities and $10.6 million qualifying home equity loans pledged to support future borrowings. Discount Window borrowings are typically at a rate above the Federal Open Market Committee’s target rate for federal funds. Currently money can be borrowed from the Discount Window at 0.75%. Although this is the Bank’s primary, immediate source of liquidity it is not widely utilized. There were only 32 days in 2009 that the Bank borrowed over night from the Discount Window. The daily average of the borrowings for all of 2009 was $151,000.
A second way to create liquidity is from the sale of unencumbered investments. This method typically takes a few days. The Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases a security sale can occur in 2-3 days but sometimes it will take longer. The downside

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
of security sales is the potential realization in earnings of market value and book value differences. At December 31, 2009, the Bank had unpledged securities totaling $1.4 million. The Bank strives to keep 10-20% of its investment portfolio unencumbered. As of February 28, 2010, there were $3.9 million that were unpledged and available for sale.
A third way to increase liquidity is to solicit time deposits utilizing either an internet subscription service or by using established deposit brokers. The internet subscription service allows the Bank to post rates for various terms within a network of financial institutions. The Bank competes within the network for the deposits of many credit unions. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered.
Out-of-area time deposits purchased from an established broker are typically called brokered certificates of deposit. Deposit brokers are contracted to arrange large block settlements through the Depository Trust Company according to rate, term and desired need provided by the Bank. The blocks are typically over $1 million. The broker is paid a fee for the transaction. The concentration of brokered deposits to total Bank deposits was 26% at December 31, 2009, down from 36% at December 31, 2008. Brokered deposits decreased by $26.6 million in 2009. The Bank has an internal policy that limits the concentration of brokered deposits to total deposits. The maximum concentration level is 50% under the internal policy.
Depending on the economy and the rate environment, internet and brokered deposits can have a cost structure that is different from the local market. Throughout most of 2009, brokered deposits were offered at rates below local market rates. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data. Certain regulatory ratings can prohibit the use of brokered deposits. When this occurs the Bank can apply for a waiver from the FDIC but there is no guarantee that one would be granted. The Bank is not subject to these restrictions. Additionally it is the mission of the Bank to focus first on local deposit gathering prior to seeking funding from outside sources but for liquidity purposes, internet deposits are considered a viable resource.
Finally, the various borrowing programs of the FHLB of Indianapolis provide an additional source of liquidity. The Bank has been a member since purchasing stock late in 1999 and has secured the Bank’s Board approval to borrow up to $20.0 million. Currently the Bank has FHLB advances of $6.0 million outstanding. All FHLB borrowings require the Bank to pledge collateral consisting of either real estate loans or high quality government securities. Additional advances are limited to the amount of collateral available to pledge. At December 31, 2009, there were qualified residential real estate loans of $7.4 million pledged and high quality government securities of $1.0 million. The three outstanding advances are scheduled to mature at various times in 2010. The Bank has no plans to borrow from the FHLB to refinance any of the three maturing advances. This will leave all of the borrowing capacity provided by the pledged collateral fully available as a liquidity resource. If management wanted to increase the borrowing capacity at the FHLB it could consider pledging qualifying loans within the Bank’s commercial real estate portfolio. At December 31, 2009 the balance of the commercial real estate

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
portfolio was $70.5 million. FHLB guidelines related to pledging these types of loans is very strict thus the Bank has not chosen to actively pursue this possibility.
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
Details of the Company’s repricing gap at December 31, 2009 were:

		Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Earning assets
Interest-bearing deposits in other financial institutions	$662,700	$0	$0	$0	$662,700
Securities (includes FHLB stock)	4,032,027	4,822,483	15,056,739	3,984,298	27,895,547
Loans	77,828,704	17,967,385	69,780,389	18,742,041	184,318,519

	82,523,431	22,789,868	84,837,128	22,726,339	212,876,766

Interest-bearing liabilities
Savings and checking	55,619,593	0	0	0	55,619,593
Time deposits <$100,000	9,675,350	12,496,725	12,923,407	0	35,095,482
Time deposits >$100,000	5,459,347	37,719,434	39,798,128	0	82,976,909
Repurchase agreements and Federal funds purchased	7,000,327	0	0	0	7,000,327
Notes payable and other borrowings	15,500,000	0	0	0	15,500,000

	93,254,617	50,216,159	52,721,535	0	196,192,311
Net asset (liability) repricing gap	$(10,731,186)	$(27,426,291)	$32,115,593	$22,726,339	$16,684,455

Cumulative net asset (liability) repricing gap	$(10,731,186)	$ (38,157,477)	$(6,041,884)	$16,684,455

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently the Company has a negative twelve-month repricing gap which indicates that the Company is liability sensitive in the next twelve-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
liability on the Company’s December 31, 2009 balance sheet, repricing in the next twelve months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. The short term repricing opportunities of time deposit liabilities will be helpful to the net interest margin and net interest income. In 2010, over $65 million in time deposits are scheduled to reprice to rates that are currently 150 basis points lower. Since management intends to keep the Bank’s internal prime lending rate at a level of 5% or more in 2010 regardless of any changes to the national prime rate, the reduction in the cost of funding will help improve the net interest margin. Balancing the repricing and maturity gaps and managing interest rate sensitivity is a continual challenge that has been magnified by this economy.
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
At December 31, 2009, the Company’s total risk-based capital ratio was 8.23%, or adequately capitalized according to the regulatory risk-based capital guidelines. On the other hand, the Bank seeks to maintain a total risk-based capital ratio of above 10%. At this level, the Bank will be allowed to continue its use of brokered deposits and not receive a surcharge on its FDIC insurance premiums. The Bank’s management carefully monitors this ratio and intends to obtain capital for infusion into the Bank as necessary to maintain the 10% level. The total risk-based capital ratio of the Bank at December 31, 2009 was 10.41%.
During 2009, the Company did not contribute capital into the Bank. A reduction of the Bank’s risk weighted assets throughout the year more than offset the Bank’s recorded net loss for the year. The immediate resource available to the Company at this time for capital contributions to the Bank is the Company’s cash balance of approximately $1.0 million. Needless to say, this cash is also the main liquidity resource for paying the Company’s expenses leaving little excess for potential Bank contributions. It should be noted however, there are no capital contributions projected for the Bank in 2010. It is anticipated that similar to 2009, the Bank’s growth will be maintained at a level that is supported by its own earnings.
Limited cash at the Company concerns the Board because it is difficult to assess how much longer the economic downturn will endure and what impact it will have on the credit quality of the Bank’s loans and future earnings. As a result, pursuing capital is a priority of the Board; however the present economic environment does not lend itself to an abundance of capital raising options. After reviewing the limited number of capital options, the Capital Committee of the Bank has determined that subordinated debt may be the most viable vehicle. If subordinated debt were issued, a majority of the proceeds would be reserved for capital contributions to the Bank to help it maintain a total risk based capital ratio in excess of 10%,

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
the minimum required to be well capitalized from a regulatory standpoint. Depending on the structure of the deal, the subordinated debt may be considered tier 2 capital of the Company which would improve its total risk based capital ratio.
RECENT ACCOUNTING DEVELOPMENTS
Effect of Newly Issued But Not Yet Effective Accounting Standards:
Management has reviewed the issued but not yet effective accounting standards and has concluded that none are material to the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan
We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP
Grand Rapids, Michigan
March 26, 2010

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and due from financial institutions	$2,161,388	$3,192,789
Interest-bearing deposits in other financial institutions	662,700	2,479,012

Cash and cash equivalents	2,824,088	5,671,801

Securities
Available for sale (at fair value)	21,650,026	18,769,970
Held to maturity (fair value of $5,945,437 at December 31, 2009 and $6,706,991 at December 31, 2008)	5,841,421	6,609,620

Total securities	27,491,447	25,379,590

Loans held for sale	1,070,692	2,354,956

Loans	183,247,827	205,153,203
Less: Allowance for loan losses	3,782,132	4,350,903

Net loans	179,465,695	200,802,300

Federal Home Loan Bank stock	404,100	404,100
Premises and equipment, net	11,293,169	11,869,741
Accrued interest receivable	885,103	1,004,552
Foreclosed assets	6,440,916	5,884,093
Other assets	1,554,849	2,240,831

Total assets	$231,430,059	$255,611,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$24,884,625	$19,135,831
Interest-bearing	173,691,984	200,429,709

Total deposits	198,576,609	219,565,540

Federal funds purchased and repurchase agreements	7,000,327	5,813,605
Federal Home Loan Bank advances	6,000,000	6,000,000
Notes payable	5,000,000	4,200,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	613,132	586,365

Total liabilities	221,690,068	240,665,510

Shareholders’ equity
Preferred stock, no par value 1,000,000 shares authorized, none issued	0	0
Common stock, no par value; 9,000,000 shares authorized 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained (deficit) earnings	(3,734,295)	1,228,084
Accumulated other comprehensive income	177,595	421,679

Total shareholders’ equity	9,739,991	14,946,454

Total liabilities and shareholders’ equity	$231,430,059	$255,611,964

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2009 and 2008

	2009	2008
Interest and dividend income
Loans, including fees	$12,297,691	$14,884,209
Securities, taxable	694,619	602,794
Securities, tax exempt	258,319	271,782
Federal funds sold, FHLB dividends and other income	34,022	211,377

Total interest and dividend income	13,284,651	15,970,162

Interest expense
Deposits	5,749,296	8,208,550
Repurchase agreements, federal funds purchased, and other debt	59,065	67,762
Federal Home Loan Bank advances and notes payable	690,454	803,613

Total interest expense	6,498,815	9,079,925

Net Interest Income	6,785,836	6,890,237
Provision for loan losses	2,607,643	1,943,976

Net Interest Income After Provision for Loan Losses	4,178,193	4,946,261

Non-interest income
Service charges on deposit accounts	905,983	1,016,151
Mortgage loan referral fees	17,114	0
Gain on sale of loans	344,459	369,082
Gain on sale of securities	268,635	0
Gain (loss) on the sale of foreclosed assets	(73,833)	142,324
Other	509,086	594,412

Total non-interest income	1,971,444	2,121,969

Non-interest expense
Salaries and employee benefits	4,260,752	4,637,339
Occupancy	635,502	650,982
Furniture and equipment	667,985	689,695
Advertising	76,448	113,417
Data processing	493,495	478,923
Professional services	497,357	495,309
Foreclosed asset impairment	1,905,622	83,271
FDIC Insurance	634,639	239,413
Other	1,821,390	1,338,943

Total non-interest expense	10,993,190	8,727,292

Loss Before Federal Income Taxes	(4,843,553)	(1,659,062)
Federal income tax expense (benefit)	118,826	(631,603)

Net Loss	$(4,962,379)	$(1,027,459)

Weighted average shares outstanding	1,468,800	1,468,800

Diluted average shares outstanding	1,468,800	1,468,800

Basic loss per share	$(3.38)	$(0.70)

Diluted loss per share	$(3.38)	$(0.70)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2009 and 2008

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity
Balance at January 1, 2008	1,468,800	$13,296,691	$2,255,543	$62,091	$15,614,325

Comprehensive income (loss):
Net loss			(1,027,459)		(1,027,459)
Unrealized gain on securities available for sale, net				359,588	359,588

Total comprehensive income (loss)					(667,871)

Balance at December 31, 2008	1,468,800	13,296,691	1,228,084	421,679	14,946,454

Comprehensive income (loss):
Net loss			(4,962,379)		(4,962,379)
Unrealized gain (loss) on securities available for sale, net				(244,084)	(244,084)

Total comprehensive income (loss)					(5,206,463)

Balance at December 31, 2009	1,468,800	$13,296,691	$(3,734,295)	$177,595	$9,739,991

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net loss	$(4,962,379)	$(1,027,459)
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	2,607,643	1,943,976
Depreciation and amortization	675,738	705,097
Net amortization of securities	113,687	11,314
Net realized gain on sale of securities	(268,635)	0
Net realized gain on sale of loans	(344,459)	(369,082)
Net realized (gain) loss on the sale of foreclosed assets	73,833	(142,324)
Foreclosed asset impairment	1,905,622	83,271
Originations of loans for sale	(26,944,078)	(27,490,753)
Proceeds from loan sales	28,572,801	27,790,845
Deferred federal income tax expense	985,959	(268,094)
Net change in:
Accrued interest receivable and other assets	(180,528)	234,305
Accrued interest payable and other liabilities	26,767	(200,274)

Net cash from operating activities	2,261,971	1,270,822
Cash flows from investing activities
Activity in available for sale securities:
Sales	5,430,311	0
Maturities, prepayments and calls	5,195,090	1,727,395
Purchases	(13,331,394)	(6,751,289)
Activity in held to maturity securities:
Maturities, prepayments and calls	505,000	0
Loan originations and payments, net	15,800,273	18,108,213
Additions to premises and equipment, net	(99,166)	(86,245)
Proceeds from the sale of foreclosed assets	392,411	503,943

Net cash from investing activities	13,892,525	13,502,017
Cash flows from financing activities
Net change in deposits	(20,988,931)	(18,384,905)
Net change in federal funds purchased and repurchase agreements	1,186,722	1,412,994
Other borrowing activity:
Draws on notes payable	800,000	0
Paydowns on notes payable	0	(6,043)

Net cash from financing activities	(19,002,209)	(16,977,954)
Net change in cash and cash equivalents	(2,847,713)	(2,205,115)
Beginning cash and cash equivalents	5,671,801	7,876,916

Ending cash and cash equivalents	$2,824,088	$5,671,801

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2009 and 2008

	2009	2008
Supplemental cash flow information:
Cash paid during the period for interest	$6,660,671	$9,127,880
Transfers from loans to foreclosed assets	2,928,689	5,761,983
Transfers from securities held to maturity to available for sale	250,000	0
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
NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a financial holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2009, the loan portfolio was 38% commercial and 38% commercial real estate. There were 5% of total commercial real estate loans classified as land development. There are no significant concentrations of loans to any one industry or customer; however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management focuses the Bank’s retail banking strategy on providing traditional banking products and services, including consumer and residential loans, automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank’s market area. The Bank began operations on January 18, 1999.
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
The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits. Lakeshore Employee Benefits offers, among other things, employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services. On April 16, 2009, the Company withdrew its election to be a financial holding company. The election was acknowledged by

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
the Federal Reserve Bank of Chicago. The passive income derived from CS Financial Services affiliation with Lakeshore Employee Benefits is unaffected by this change.
Community Shores Capital Trust I, (“the Trust”) was formed in December 2004. The Company owns all of the common securities of this special purpose trust. The Trust is not consolidated and exists solely to issue capital securities.
USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company’s consolidated financial statements, which are susceptible to change in the near term, include the allowance for loan losses; the fair value of financial instruments, the carrying value of foreclosed assets and a valuation allowance on deferred tax assets.
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
Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when the economic conditions warrant such evaluation. Declines in the fair value of securities below their cost that are other-than-temporary are reflected in realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and whether the Company has the intent to sell or is likely to be required to sell the security before its anticipated recovery.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consist of both residential mortgage loans as well as Small Business Administration (“SBA”) guaranteed loans. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released, however the Bank retains servicing on SBA loans which are sold. There were loans totaling $1,070,692 held for sale at December 31, 2009 compared to $2,354,956 at December 31, 2008.
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
Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.
All interest accrued but not received for loans placed on non-accrual is reversed against interest income at the time the loan is assigned non-accrual status. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. In certain circumstances the Bank determines it necessary to alter the contractual terms of the original loan for a period of time. This process is called a troubled debt restructure.
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
The specific component relates to loans that are individually classified as impaired or a troubled debt restructure. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Troubled debt restructures are impaired loans that have been temporarily given renegotiated terms. Loans determined to be impaired or that are classified as troubled debt restructure are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary and if so, the appropriate amount of that reserve. The review uses the present value of estimated future cash flows or the fair value of collateral if repayment is expected solely from the collateral.
Allocations of the allowance may be made for specific loans and groups, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.
SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value in the period in which the change occurs, and the amount is included with other non-interest income on the income statement. The Company uses a third party valuation at each quarter end to adjust servicing assets to their fair value as of the end of the reporting period. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $46,602 at December 31, 2009 and $42,365 at December 31, 2008.
Servicing fee income is recorded for fees earned for servicing loans and is reported on the income statement as other non-interest income. The fees are based on a contractual percentage of the outstanding principal of the guaranteed portion. Servicing fees totaled $51,411 for the year ended December 31, 2009 and $59,763 for the year ended December 31, 2008.
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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company is only subject to examinations of federal taxing authorities for years after 2005. The Company and its subsidiaries are subject to U.S. federal income tax. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at either December 31, 2008 or December 31, 2009.
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Standby letters of credit are considered guarantees in accordance with guidance issued by FASB and are recorded at fair value.
EARNINGS PER COMMON SHARE: Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. In 2009, stock options for 47,300 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. In 2008, there were 53,300 shares not considered for the same reason.
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
RESTRICTIONS ON CASH: The Bank was required to have $1,132,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2009. The requirement at year-end 2008 was $716,000.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
DIVIDEND RESTRICTIONS: Holders of the Company’s common stock are entitled to receive dividends that the Board of Directors may declare from time to time. The Company may only pay dividends out of funds that are legally available for that purpose. The Company’s ability to pay dividends to its shareholders depends primarily on the Bank’s ability to pay dividends to the Company. Dividend payments and extensions of credit to the Company from the Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. In addition, under the terms of the subordinated debentures, the Company would be precluded from paying dividends on its common stock if an event of default has occurred and is continuing under the subordinated debentures, or if the Company exercised its right to defer payments of interest on the subordinated debentures, until the deferral ended. Additionally, the Company’s dividends are limited to $500,000 annually by its Fifth Third Bank debt covenant if the resource of the cash was from loan proceeds.
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
ADOPTION OF NEW ACCOUNTING STANDARDS:
In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities. The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded. This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this guidance on June 30, 2009 had no effect on the Company’s results of operations or financial position.
Additionally in April 2009, the FASB issued guidance that emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability has decreased significantly. Fair value is the price that would be received for an asset sold or paid to transfer a liability

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little, if any, weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices should be applied to determine the appropriate fair value. The guidance, which was applied prospectively, was effective for interim and annual reporting periods ending after June 15, 2009 with early adoption for periods ending after March 15, 2009. The adoption of this guidance on June 30, 2009 had no effect on the Company’s results of operations or financial position.
In June 2009, the FASB replaced The Hierarchy of Generally Accepted Accounting Principles, with the FASB Accounting Standards Codification TM (The Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was effective for financial statements issued for periods ending after September 15, 2009.
In August 2009, the FASB amended existing guidance for the fair value measurement of liabilities by clarifying that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with existing fair value guidance. The amendments in this guidance also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance was effective for the first reporting period beginning after issuance. The adoption of this guidance on September 30, 2009 had no effect on the Company’s results of operations or financial position.
EFFECT OF NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS:
Management has reviewed the issued but not yet effective accounting standards and has concluded that none are material to the Company’s financial statements.
OPERATING SEGMENTS: While Management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered to be aggregated in one reportable segment, banking.

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
NOTE 2 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale
2009
U.S. Government and federal agency	$14,357,370	$138,037	$0	$14,495,407
Municipals	1,144,121	33,165	0	1,177,286
Mortgage-backed- residential	5,753,711	226,766	(3,144)	5,977,333

	$21,255,202	$397,968	$(3,144)	$21,650,026

Available for Sale
2008
U.S. Government and federal agency	$6,609,324	$297,146	$0	$6,906,470
Municipals	869,663	20,879	0	890,542
Mortgage-backed- residential	10,652,075	326,285	(5,402)	10,972,958

	$18,131,062	$644,310	$(5,402)	$18,769,970

Proceeds from sales of available for sale securities in 2009 totaled $5,430,311 resulting in a realized gain of $273,010 and unrealized losses of $4,375. There were no sales of available for sale securities in 2008.
The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
Held to Maturity	Cost	Gains	Losses	Value
2009
Municipals	$5,841,421	$104,016	$0	$5,945,437

2008
Municipals	$6,609,620	$105,373	$(8,002)	$6,706,991

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — SECURITIES (Continued)
The fair value of debt securities and carrying amount, if different, at year-end 2009 and year-end 2008 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
2009	Cost	Value	Cost	Value

Due in one year or less	$1,005,004	$1,011,077	$0	$0
Due from one to five years	13,957,329	14,116,787	1,391,503	1,449,340
Due in more than five years	539,158	544,829	4,449,918	4,496,097
Due in more than ten years	0	0	0	0
Mortgage-backed	5,753,711	5,977,333	0	0

	$21,255,202	$21,650,026	$5,841,421	$5,945,437

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
2008	Cost	Value	Cost	Value
|	| | |
Due in one year or less	$1,219,897	$1,228,737	$0	$0
Due from one to five years	4,567,348	4,783,379	1,776,150	1,811,015
Due in more than five years	1,691,742	1,784,896	3,976,161	4,026,453
Due in more than ten years	0	0	857,309	869,523
Mortgage-backed	10,652,075	10,972,958	0	0

	$18,131,062	$18,769,970	$6,609,620	$6,706,991

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – SECURITIES (Continued)
Securities with unrealized losses not recognized in income at year-end 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2009	Less Than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed residential	$237,655	$(3,144)	$0	$0	$237,655	$(3,144)

Total temporarily impaired	$237,655	$(3,144)	$0	$0	$237,655	$(3,144)

2008	Less Than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
Municipals	$701,998	$(8,002)	$0	$0	$701,998	$(8,002)
Mortgage-backed residential	604,457	(5,402)	0	0	604,457	(5,402)

Total temporarily impaired	$1,306,455	$(13,404)	$0	$0	$1,306,455	$(13,404)

Other-Than-Temporary-Impairment
Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI following guidance issued by FASB.
In determining OTTI under the FASB model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — SECURITIES (Continued)
not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
At year-end 2009 and 2008, approximately 100% of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. At December 31, 2009, one mortgage-backed security had unrealized loss with aggregate depreciation of 1.32% from the Company’s amortized cost basis. The security is issued by a government agency. During the first half of the year the Company implemented a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. Going forward it is not the Company’s intent to continue this practice. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material, is deemed to be market driven and the depreciation in value is not considered to be other-than-temporary.
At year-end 2009 and 2008, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of shareholders’ equity.
Securities pledged at year-end 2009 had a carrying amount of $26,086,672 and were pledged to secure public fund customers, the Federal Reserve Discount Window, customer repurchase agreements, FHLB advances, and treasury tax and loan balances. Pledged securities at year-end 2008 had a carrying amount of $25,270,227.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — LOANS
Loans at year-end were as follows:

	2009	2008
Commercial	$69,926,958	$76,710,342
Real Estate:
Commercial	70,504,399	81,257,794
Residential	18,625,574	16,275,219
Construction	1,518,378	3,850,176
Consumer	22,140,462	26,549,298
Credit Cards	596,584	596,953

	183,312,355	205,239,782
Less: Allowance for loan losses	(3,782,132)	(4,350,903)
Net deferred loan fees	(64,528)	(86,579)

Loans, net	$179,465,695	$200,802,300

Activity in the allowance for loan losses for the year was as follows:

	2009	2008
Beginning balance	$4,350,903	$3,602,948
Charge-offs	(3,228,567)	(1,260,851)
Recoveries	52,153	64,830
Provision for loan losses	2,607,643	1,943,976

Ending balance	$3,782,132	$4,350,903

Impaired loans were as follows:

	2009	2008
Year-end loans with no allocated allowance for loan losses	$5,025,520	$2,684,532
Year-end loans with allocated allowance for loan losses	9,148,730	9,092,437

Total	$14,174,250	$11,776,969

Amount of the allowance for loan losses specifically allocated	$1,726,570	$2,465,185

	2009	2008
Average of impaired loans during the year	$11,754,330	$14,725,828
Interest income recognized during impairment	389,548	640,102
Cash-basis interest income recognized	339,636	576,091
Non-performing loans were as follows:

	2009	2008
Loans past due over 90 days still on accrual	$981,704	$79,828
Non-accrual loans	8,117,994	5,779,835

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — LOANS (Continued)
Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. The Company has allocated $360,443 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2009. The Company has also committed $1,185,958 to customers whose loans are classified as a trouble debt restructuring.
NOTE 4 — FORECLOSED ASSETS
Foreclosed asset activity:

	2009	2008
Beginning of year	$5,884,093	$567,000
Additions	2,928,689	5,761,983
Proceeds from sales	(392,411)	(361,619)
Losses from sales	(73,833)	0
Direct write-downs	(1,905,622)	(83,271)

End of year	$6,440,916	$5,884,093

Expenses related to foreclosed assets include:

	2009	2008
Operating expenses, net of rental income	$565,905	$150,953
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2009	2008
Land & land improvements	$5,447,328	$5,447,328
Buildings & building improvements	5,959,371	5,959,371
Furniture, fixtures and equipment	3,648,675	3,587,487
Construction in process	61,432	23,454

	15,116,806	15,017,640
Less: accumulated depreciation	3,823,637	3,147,899

	$11,293,169	$11,869,741

Depreciation expense was $675,738 for 2009 and $705,097 for 2008.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 — DEPOSITS
Deposits at year-end are summarized as follows:

	2009	2008
Non-interest-bearing DDA	$24,884,625	$19,135,831
Interest-bearing DDA	27,677,774	16,327,722
Money market	19,330,781	18,784,620
Savings	8,611,038	10,891,294
Certificate of deposit	118,072,391	154,426,073

	$198,576,609	$219,565,540

Time deposits of $100,000 or more were $82,976,909 at year-end 2009 and $114,041,752 at year-end 2008.
Scheduled maturities of time deposits, as of year-end 2009, were as follows:

2010	$65,329,412
2011	47,690,141
2012	4,718,095
2013	234,569
2014	100,174

$118,072,391

Brokered time deposits were $52,683,579 at year-end 2009 and $79,251,421 at year-end 2008.
NOTE 7 – SHORT-TERM BORROWINGS
Short-term borrowings are generally comprised of repurchase agreements, federal funds purchased and Discount Window borrowings. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent. Federal funds purchased are unsecured overnight borrowings from various correspondent banks. Discount Window borrowings are collateralized by securities and home equity loans. The Bank can borrow from the Discount Window under the primary credit program for up to 90 days at a rate of 25 basis points over the Federal Open Market Committee’s target federal funds rate which is currently 0.50%.
The balances at year-end are shown below:

	Repurchase	Federal Funds	Discount
	Agreements	Purchased	Window
Outstanding at December 31, 2009	$7,000,327	$0	$0
Average interest rate at year-end	0.66%	0%	0%
Average balance during year	7,489,802	0	150,959
Average interest rate during year	0.78	0	0.50
Maximum month end balance during year	10,393,960	0	2,120,000

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 – SHORT-TERM BORROWINGS (Continued)

	Repurchase	Federal Funds	Discount
	Agreements	Purchased	Window
Outstanding at December 31, 2008	$5,813,605	$0	$0
Average interest rate at year-end	0.50%	0%	0%
Average balance during year	4,604,290	55,497	128,937
Average interest rate during year	1.38	2.14	2.22
Maximum month end balance during year	5,856,382	0	0
The Bank had securities of $9.4 million pledged to repurchase agreements at December 31, 2009 and $6.9 million pledged at December 31, 2008.
Collateral pledged to the Discount Window at December 31, 2009 consisted of $6.9 million in securities and $10.6 million in home equity loans. At December 31, 2008, collateral consisted of $7.4 million in securities and $14.1 million in home equity loans.
NOTE 8 – FEDERAL HOME LOAN BANK ADVANCES
Year-end advances from the FHLB are as follows:

	Current
Maturity Date	Interest Rate	2009	2008
March 24, 2010	5.99%	$1,500,000	$1,500,000
November 3, 2010	5.95	2,000,000	2,000,000
December 13, 2010	5.10	2,500,000	2,500,000

		$6,000,000	$6,000,000

After November 2003, all three advances were eligible to convert to a floating rate index at the option of the FHLB. As of December 31, 2009, the FHLB had not exercised its option in any of the cases. If the FHLB exercises its conversion option, the advances may be repaid without penalty.
The Bank had both loans and securities with a fair market value of $7,547,828 pledged to the FHLB to support current borrowings at year-end 2009. At year-end 2008, the Bank had total loans pledged of $9,144,452. There were no securities pledged at year-end 2008.
NOTE 9 – SUBORDINATED DEBENTURES
Community Shores Capital Trust I, a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9 – SUBORDINATED DEBENTURES (Continued)
equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.30063% at year-end 2009 and 3.52% at year-end 2008. The stated maturity is December 30, 2034. The securities are redeemable at par after five years and are, in effect, guaranteed by the Company. Interest on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. Under certain circumstances, interest payments may be deferred up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions. The Company is not considered the primary beneficiary of the Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.
NOTE 10 – NOTES PAYABLE
The Company had a $5.0 million revolving line of credit with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank. The total balance outstanding at December 31, 2008 was $4,200,000. On May 5, 2009, the Company made a draw of $800,000 advancing the line fully. The revolving line of credit and its $5.0 million outstanding principal balance was converted to a term loan on December 18, 2009. The debt is still secured by the common stock of the Bank however, the rate did increase. The outstanding principal bears interest at a rate of 275 basis points above Fifth Third’s prime rate; 175 basis points more than before. The current interest rate on the outstanding principal balance is 6.00% compared to 4.25% prior to refinancing. The maturity date of the term loan is January 3, 2011. The loan is not amortizing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December. The term loan may be prepaid in whole or in part without any prepayment fee.
The new term note includes covenants such as: the Company may not use the loan proceeds to pay dividends in excess of $500,000 annually; the Company must have cash available to service quarterly interest; the Bank must be well capitalized and the Company must be adequately capitalized; capped ratios of non-performing loans to total loans and non-performing assets to total assets becoming applicable on March 31, 2010; and a consolidated return on asset ratio becoming applicable for the quarter ended June 30, 2010. The Company was in compliance with all applicable financial covenants at December 31, 2009 and expects to meet the required quarterly covenants until the loan matures in early 2011. If any of the above mentioned covenants are broken it is considered an Event of Default and at the option of Fifth Third, all or any part of the unpaid principal and interest balance may become immediately due.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11 — BENEFIT PLANS
The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $16,500 in 2009 and $15,500 in 2008. The Company had a Safe Harbor 401(k) Plan in both 2009 and 2008. The matching formula for both plan years was 100% of the first 3% of compensation contributed and 50% of the next 3%. Effective June 1, 2009, the Company suspended the match. The match was in place for the entire year in 2008. The match expense for 2009 was $55,361 and $144,339 for 2008.
NOTE 12 — INCOME TAXES
The consolidated provision for federal income tax expense (benefit) was as follows:

	2009	2008
Current payable (receivable)	$(867,133)	$(363,509)
Deferred liability (benefit)	0	(268,094)
Valuation allowance establishment	985,959	0

	$118,826	$(631,603)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2009 and 2008:

	2009	2008
Deferred tax asset
Allowance for loan losses	$982,970	$1,285,753
Non-accrual loans	34,715	46,702
Deferred loan costs, net	11,828	19,611
AMT credit carryforward	0	49,625
Foreclosed assets	707,400	79,170
Other	20,137	16,392
Net operating loss carryforward	580,253	0

	2,337,303	1,497,253

Deferred tax liabilities
Depreciation	(237,661)	(231,353)
Accretion on securities	(565)	(6,195)
Unrealized gain on securities available for sale	(217,229)	(217,229)
Prepaid expenses	(35,494)	(42,980)
Other	(13,526)	(13,526)

	(504,475)	(511,283)

	$1,832,828	$985,970
Valuation allowance	(1,832,828)	0

Net deferred tax asset	$0	$985,970

Accounting guidance related to income taxes requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In making such judgments, we consider both positive and negative

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12 — INCOME TAXES (Continued)
evidence and analyze changes in near-term market conditions as well as other factors which may impact future operating results. Significant weight is given to evidence that can be objectively verified. The continuing recent losses resulting from the distressed operating environment in Michigan have significantly restricted our ability under the accounting rules to rely on projections of future taxable income to support the recovery of our deferred tax assets. Consequently, we determined it necessary to establish a valuation allowance against our entire net deferred tax asset. The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. We will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.
A reconciliation of the difference between federal income tax expense (benefit) and the amount computed by applying the statutory rate of 34% in 2009 and 2008 is as follows:

	2009	2008
Tax at statutory rate	$(1,646,808)	$(564,081)
Tax-exempt interest income	(75,698)	(76,077)
Other	8,504	8,555
Valuation allowance	1,832,828	0

Federal income tax expense (benefit)	$118,826	$(631,603)

There were no unrecognized tax benefits at December 31, 2009, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The Company is no longer subject to examination by the Internal Revenue Service for years before 2006.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company does not have any amounts accrued for interest and penalties at December 31, 2009 and is not aware of any claims for such amounts by federal income tax authorities.
During 2009, the Company generated a net operating loss carryover of $1,706,626 to be utilized to offset future taxable income that expires in 2029.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — RELATED PARTY TRANSACTIONS
Loans and commitments to principal officers, directors and their affiliates in 2009 were as follows:

Beginning balance	$6,450,299
New loans and line advances	4,617,865
Repayments	(6,639,271)

Ending balance	$4,428,893

Deposits from principal officers, directors and their affiliates were $2,924,518 at year-end 2009 and $3,562,869 at year-end 2008.
NOTE 14 – STOCK OPTIONS
The Company has three share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2008 and 2009. Consequently, there was no income tax benefit recorded for either 2008 or 2009.
Stock Option Plans
Options to buy stock were granted to officers under the 1998 Employee Stock Option Plan, which provided for issue of options for up to 150,000 shares of stock of the Company. Exercise price is not less than the market price at date of grant. The maximum option term is ten years, and presently outstanding options vested over three years.
Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plans of 2003 and 2005. Both plans provided for the issuance of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under these plans was not less than the market price per share as of the date of grant. The maximum option term is ten years for both plans. Outstanding options under the plans were exercisable in full as of the date the options were granted.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14 — STOCK OPTIONS (Continued)
A summary of the activity in the plans for 2009 is as follows:

			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value*
Outstanding at beginning of year	53,300	$11.25
Granted	0	0
Exercised	0	0
Forfeited or expired	(6,000)	13.10

Outstanding at end of year	47,300	$11.01	3.5	$0

Exercisable at end of year	47,300	$11.01	3.5	$0

*	The stock price at December 31, 2009 did not exceed the weighted average option exercise price.
All outstanding options are fully vested, therefore there is no unrecognized compensation cost related to options.
As of December 31, 2009, there were 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.
NOTE 15 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
Banks are subject to regulatory capital requirements administered by federal banking agencies. Since the Company is a one bank holding company with consolidated assets less than $500 million, regulatory minimum capital ratios are applied only to the Bank. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that as of December 31, 2009, the Company and Bank meet all capital adequacy requirements under the prompt corrective action guidelines however the Bank did not have a total leverage capital ratio (tier 1 capital divided by the quarterly average assets) of 8% or more at year-end 2009, a ratio that it had volunteered to comply. On March 23, 2010, the FDIC was notified of this situation but to date there has been no communicated intention that regulatory action will result.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well capitalized, regulatory approval is required to accept brokered deposits. Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized. If a bank is undercapitalized, it

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)
is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator. At December 31, 2009 and 2008, the Bank was designated as well capitalized under the regulatory framework for prompt corrective action.
There are no conditions or events since December 31, 2009 that management believes have changed the Bank’s category.
Actual and required capital amounts and ratios for 2009 and 2008 are presented below:

					Minimum Required to
					Be Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2009
Total Capital to risk-weighted assets of the Bank	$21,035,207	10.41%	$16,167,491	8.00%	$20,209,363	10.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	18,493,531	9.15	8,083,745	4.00	12,125,618	6.00
Tier 1 (Core) Capital to average assets of the Bank	18,493,531	7.79	9,500,313	4.00	11,875,391	5.00

2008
Total Capital to risk-weighted assets of the Bank	$24,445,615	10.96%	$17,840,749	8.00%	$22,300,936	10.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	21,638,698	9.70	8,920,375	4.00	13,380,562	6.00
Tier 1 (Core) Capital to average assets of the Bank	21,638,698	8.30	10,423,367	4.00	13,029,208	5.00

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)
In addition to the limitations on tier 1 capital, Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier 2 capital. In general only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2009, only $2,541,676 was counted as tier 2 capital and $1,240,456 was disallowed. At December 31, 2008, $2,806,917 was counted as tier 2 capital and $1,543,986 was disallowed.
The Bank received no contributions of capital from the Company in 2009.
Federal and state banking laws and regulations place certain restrictions on the amount of dividends the Bank can transfer to the Company and on the capital levels that must be maintained. As a result of losses in both 2008 and 2009, currently there are no dividends that can be distributed without prior regulatory approval. At this time the Company’s ability to pay dividends is dependent on the Bank.
NOTE 16 — OFF-BALANCE SHEET ACTIVITIES
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
The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end:

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Unused lines of credit	$790,487	$26,415,850	$872,120	$28,350,347
Unused standby letters of credit	0	1,050,000	0	1,399,958
Commitments to make loans	866,340	0	80,758	0
Commitments to make loans are generally made for periods of 60 days or less. At year-end 2009, the fixed rate loan commitments had interest rates ranging from 4.00% to 8.50% and maturities ranging from 2 months to 30 years.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Following are condensed parent company only financial statements:
CONDENSED BALANCE SHEETS
December 31,

	2009	2008
ASSETS
Cash and cash equivalents	$1,037,316	$542,681
Investment in subsidiaries	18,711,438	23,235,847
Other assets	8,841	13,891

Total assets	$19,757,595	$23,792,419

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$517,604	$145,965
Notes payable	5,000,000	4,200,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	9,739,991	14,946,454

Total liabilities and shareholders’ equity	$19,757,595	$23,792,419

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,

	2009	2008
Other income	$5,958	$10,933
Interest expense	(349,431)	(461,657)
Other expense	(338,590)	(350,907)

Loss before income tax benefit and undistributed Subsidiary income	(682,063)	(801,631)

Equity in undistributed subsidiary income (loss)	(4,280,316)	(498,382)

Federal income tax benefit	0	(272,554)

Net loss	$(4,962,379)	$(1,027,459)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2009	2008
Cash flows from operating activities
Net loss	$(4,962,379)	$(1,027,459)
Equity in undistributed subsidiary income (loss)	4,280,316	498,382
Adjustments:
Depreciation and amortization	0	1,042
Net change in:
Other assets	5,050	293,333
Other liabilities	371,639	54,301

Net cash from operating activities	(305,374)	(180,401)

Cash flows from investing activities
Capital investment into subsidiaries	9	26

Net cash from investing activities	9	26

Cash flows from financing activities
Draws on notes payable and line of credit	800,000	0
Paydown on notes payable	0	(6,043)

Net cash from financing activities	800,000	(6,043)

Net change in cash and cash equivalents	494,635	(186,418)
Beginning cash and cash equivalents	542,681	729,099

Ending cash and cash equivalents	$1,037,316	$542,681

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related tax effects were as follows:

	2009	2008
Unrealized holding gains (losses) on available for sale securities	$(512,719)	$544,830
Less reclassification adjustments for (gains) and losses later recognized in income	(268,635)	0

Net unrealized gain (loss)	(244,084)	544,830
Tax effect	0	185,242

Other comprehensive income (loss)	$(244,084)	$359,588

NOTE 19 — FAIR VALUE MEASUREMENTS
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
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
The Company used the following methods and significant assumptions to estimate fair value:
Securities: The fair values of securities are obtained from a third party who utilizes quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing (Level 2 inputs), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19 — FAIR VALUE MEASUREMENTS (Continued)
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
Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals and broker market opinions. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a level 3 classification of the inputs for determining fair value.
Foreclosed Assets: Nonrecurring adjustments to certain commercial and residential real estate properties classified as foreclosed assets are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property and broker market opinions, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.
Loans Held For Sale: Loans held for sale are carried at the lower of cost or fair value, as determined by outstanding commitments from third party investors.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19 — FAIR VALUE MEASUREMENTS (Continued)
Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at December 31,
		Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	December 31,	(Level 1)	(Level 2)	(Level 3)

2009:
Available for sale securities:
US Government and federal agency	$14,495,407	$500,000	$13,995,407	$0
Municipals	1,177,286	0	1,177,286	0
Mortgage-backed - residential	5,977,333	0	5,977,333	0
Servicing assets	45,602	0	45,602	0

2008:
Available for sale securities:
US Government and federal agency	$6,906,470	$533,000	$6,373,470	$0
Municipals	890,542	0	890,542	0
Mortgage-backed - residential	10,972,958	0	10,972,958	0
Servicing assets	42,365	0	42,365	0
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31,
		Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	December 31,	(Level 1)	(Level 2)	(Level 3)

2009:
Impaired loans	$7,422,160	$0	$0	$7,422,160
Foreclosed assets	6,210,650	0	0	6,210,650

2008:
Impaired loans	$6,627,252	$0	$0	$6,627,252
Foreclosed assets	5,862,092	0	0	5,862,092

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19 — FAIR VALUE MEASUREMENTS (Continued)
The following represents impairment charges recognized during the period:
Impaired loans, which are collateral dependent loans, are measured for impairment using the fair value of the collateral and had a carrying amount of $9,148,730, with an allocated allowance of $1,726,570 at December 31, 2009, resulting in an additional provision for loan losses of $1,369,407 for the year ending December 31, 2009. At December 31, 2008, impaired loans had a carrying amount of $9,092,437, with a valuation allowance of $2,465,185, resulting in an additional provision for loan losses of $1,522,685 for the year ending December 31, 2008.
Foreclosed assets which are measured at the lower of carrying amount or fair value less costs to sell, had a carrying amount of $6,210,650 at December 31, 2009 and $5,862,092 at December 31, 2008. During the year ending December 31, 2009, thirty properties included in this total were written down by $1,905,622. During the year ending December 31, 2008, four properties were written down by $83,271. There were also nineteen properties totaling $2,928,689 (at fair value) added to foreclosed assets during the year ending December 31, 2009, while during the year ending December 31, 2008, there were twenty-four properties totaling $5,761,983 added.
Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(in thousands)
Financial assets
Cash and cash equivalents	$2,824	$2,824	$5,672	$5,672
Securities available for sale	21,650	21,650	18,770	18,770
Securities held to maturity	5,841	5,945	6,610	6,707
Loans held for sale	1,071	1,078	2,355	2,380
Loans, net	179,466	176,157	200,802	200,617
FHLB stock	404	N/A	404	N/A
Accrued interest receivable	885	885	1,005	1,005

Financial liabilities
Deposits	198,577	202,151	219,566	223,275
Federal funds purchased and repurchase agreements	7,000	7,000	5,814	5,814
FHLB advances	6,000	6,020	6,000	5,999
Subordinated debentures	4,500	3,758	4,500	4,362
Notes payable	5,000	5,000	4,200	4,200
Accrued interest payable	164	164	326	326

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19 — FAIR VALUE MEASUREMENTS (Continued)
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

SHAREHOLDER INFORMATION
SEC Form 10-K
Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441.
Stock Information
Community Shores Bank Corporation common stock is traded on the Nasdaq Capital Market under the ticker symbol “CSHB.” At March 19, 2010, there were approximately 180 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.
The following table shows the high and low sales prices for the common stock of the Company by quarter during 2009 and 2008 as reported by the Nasdaq Capital Market.
Sales Prices

	High	Low
Calendar Year 2009
First Quarter	$2.95	$1.27
Second Quarter	3.50	1.75
Third Quarter	2.44	1.16
Fourth Quarter	1.90	0.50

Calendar Year 2008
First Quarter	$9.56	$5.04
Second Quarter	7.04	4.50
Third Quarter	5.97	3.01
Fourth Quarter	4.00	1.49
Market Makers
At January 14, 2010 the following firms were registered with Nasdaq as market makers in common stock of the Company:

UBS Securities LLC 677 Washington Boulevard Stamford, Connecticut 06901 Knight Equity Markets, L.P. 545 Washington Boulevard, 30th Floor Jersey City, New Jersey 07310	Stifel, Nicolaus & Co., Inc. 100 Light Street Baltimore, Maryland 21202 McAdams Wright Ragen 925 Fourth Avenue Seattle, Washington 98104	Howe Barnes Investments, Inc. 222 S Riverside Plz, 7th Floor Chicago, Illinois 60606 Monroe Securities, Inc. 47 State Street Rochester, New York 14614

Stock Registrar and Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-368-5948, via e-mail at
info@rtco.com or online at their
website, www.rtco.com
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
Annual Meeting
This year’s Annual Meeting will be held at 2:00 p.m., on Thursday, May 13, 2010, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

OFFICERS AND DIRECTORS
Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Bruce C. Rice	President, ESCO Company (chemical manufacturer)

Jonathan L. Smith	Manager, Gull Consulting, LLC

Roger W. Spoelman	President and Chief Executive Officer, Mercy Health Partners (regional hospital)

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Bruce C. Rice	President, ESCO Company (chemical manufacturer)

Jonathan L. Smith	Manager, Gull Consulting, LLC

Roger W. Spoelman	President and Chief Executive Officer, Mercy Health Partners (regional hospital)

Management Team

Ralph R. Berggren	Senior Vice President

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Officers of the Bank

Joel M. Andersen	Credit Manager

Faith A. Biros	Deposit Processing Manager

Monica J. Bixeman	Retail Banking Officer

Sherri S. Campbell	Vice President / Deposit Operations Manager

Kelly M. Christian	Assistant Vice President / Controller

Jennifer L. Egeler	Assistant Controller

Thomas A. Ellis	Senior Vice President / Mortgage Loan Officer

Sharon L. Gary	Human Resources Manager

Martin B. Hillila	Vice President / Commercial Lending Officer

Jon M. Huizenga	Assistant Vice President / Mortgage Loan Officer

Robert J. Jacobs	Senior Vice President / Business Development Officer

Susan M. Kane	Vice President / Mortgage Loan Operations Manager

Alan W. Kowalski	Assistant Vice President / Loan Adjustment-Collections Manager

Kimberli A. LaVallee	Assistant Vice President / Grand Haven Branch Manager

Ronald Maciejewski	Vice President / Commercial Lending Officer

Patricia A. McKenney	Assistant Vice President / Loan Operations Manager

Renee L. Nyblade	Vice President / Mortgage Loan Officer

Sharon Prus	Assistant Vice President / North Muskegon Branch Manager

Benjamin D. Robbins	Vice President / Commercial Lending Officer

Jamie J. Sheffer	Harvey Office Branch Manager

Clinton A. Todd	Vice President / Retail Lending

Laurie J. White	Vice President / Retail Deposit Sales Manager