Form 10-K, Exhibit 13
period 2010-12-31
COMMUNITY SHORES BANK CORP
filed 2011-03-31
CIK 1070523

Exhibit 13

COMMUNITY SHORES
BANK
CORPORATION

2010 ANNUAL REPORT

DECEMBER 31, 2010

Selected Financial Information

At or For the Year-Ended December 31,	2010	2009	2008
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$6,951	$6,786	$6,890
Provision for loan losses	6,025	2,608	1,944
Non-interest income	1,569	1,972	2,122
Non-interest expense	11,389	10,993	8,727
Loss before income tax	(8,894)	(4,843)	(1,659)
Income tax expense (benefit)	(11)	119	(632)
Net loss	(8,883)	(4,962)	(1,027)

Financial Condition:
Total assets	237,945	231,430	255,612
Total loans	165,244	183,248	205,153
Allowance for loan losses	4,792	3,782	4,351
Securities	36,504	27,491	25,380
Deposits	219,263	198,577	219,566
Federal funds purchased and repurchase agreements	7,461	7,000	5,814
Notes payable and other borrowings	9,500	15,500	14,700
Shareholders' equity	846	9,740	14,946

Performance Ratios:
Return on average assets	(3.57%)	(1.97%)	(0.38%)
Return on average shareholders' equity	(109.72)	(36.34)	(6.55)
Net interest margin (tax equivalent)	3.06	3.01	2.76
Efficiency ratio	133.67	125.53	96.84
Per Share Data:
Earnings per share - basic	$(6.05)	$(3.38)	$(0.70)
Earnings per share - diluted	(6.05)	(3.38)	(0.70)
Book value per share	0.58	6.63	10.18
Capital Ratios of Bank:
Tier 1 risk-based capital	5.79%	9.15%	9.70%
Total risk-based capital	7.06	10.41	10.96

Dear Fellow Community Shores Shareholders,

The journey toward recovery has been long and arduous.  Last fiscal year proved to be the Bank’s hardest of the recession.  We recorded significant losses in the fourth quarter and for the year as a whole.  Counter-intuitively, while initial signs of economic vitality and improving conditions were emerging, the commercial real estate market in Western Michigan proved to take its most precipitous decline since values began dropping in 2008.  This significantly impacted the performance of the Bank and resulted in the erosion of capital and, unfortunately, the value of your investment.

Retrospective

The hardest hit sectors in our market area were residential land developments and non-owner occupied properties, where vacancy rates have risen while rental rates have declined. Oddly enough, a contributing factor to a “lag” in the recognition of potential losses is the quality, integrity and commitment of our clients.  Given the generally conservative underwriting of a community bank, combined with our philosophy of really knowing and judging the character of our clients, many of our borrowers were stronger and maintained the ability to sustain key financial performance through the first two years of the downturn. Unfortunately, when the worst happened, and we contemplated troubled debt restructure agreements with these clients, further erosion of their underlying collateral values required greater provision for impairment.

Consistent with the first signs of recovery, market value indicators are mixed and vary widely by sector and location.  We are hopeful that, as the recovery continues to take hold, we will see more consistent stabilization in values across all property types; thereby negating the possibility that market adjustments, of the magnitude experienced in 2009 and 2010, will  be necessary.

Positive Progress

Looking beyond loan related losses, management and your board of directors have worked diligently to reduce overall risk and lay a foundation upon which Community Shores Bank’s recovery can begin.  We set a target of reducing bank owned real estate holdings by 50% in 2010. I’m pleased to report that we achieved this goal, selling thirty properties and reducing outstanding balances $3MM since year-end 2009.  We also successfully reduced classified or “problem loans” $3.8MM over the prior year-end.  Importantly, we have seen a cessation in credit quality downgrades and an increase in upgrades.  We anticipate that this will continue throughout 2011 as we are able to assess the improving financial performance of our borrowers.

We also made substantive progress toward the future improvement of our net interest margin, realizing a 67 basis point reduction in the Company’s cost of funds.  Since year-end 2009, the weighted average rate on the time deposit portfolio declined 126 basis points.  This improvement has been made despite maintaining significant on balance sheet liquidity, a strategic decision to safeguard our depositors during this difficult period.  As interest reversals on nonaccrual loans begin to abate, we anticipate visible margin improvement in the second half of 2011, with almost 35 percent of interest bearing deposits scheduled to re-price, primarily during the third and fourth quarters.

Throughout this economic cycle, we have continually and proactively reduced overhead costs while striving to sustain critical components of our earnings infrastructure. Of note to you, our shareholders, was the decision to delist from the NASDAQ exchange.  After careful consideration, the Board of Directors determined that the costs of the exchange outweighed the current benefits.  Therefore, as of December 16, 2010, Community Shores Bank Corporation returned to the OTCBB.  Critical to this decision was the Bulletin Board’s ability to continue to provide liquidity and ease of trading for your CSHB shares. While not readily apparent in a review of the Bank’s financial performance, efforts toward improved efficiency have served to offset increased costs associated with the administration and liquidation of problem loans, escalating insurance expense and regulatory burden.

On the Horizon

We are beginning to see positive trends in loan delinquencies and the early signs of performance stabilization within both our commercial and consumer loan portfolios.  While these indicators bode well, the economic recovery is still in its infancy and it is too premature to anticipate that all of our market areas have hit “bottom” in terms of real estate market valuations.  That said, the economic outlook for Western Michigan is comparatively optimistic and we anticipate significant performance improvement in 2011, including a reversal in capital erosion by year-end.  Our recovery will be hard earned and measured incrementally over time.

As we navigate through this transitional year, we believe it important to bring new perspective and insight to your Board of Directors.  In February of this year, we were pleased to announce the appointment of Julie K. Greene, C.E.O. of Muskegon Surgery Center, to the Boards of the Company and Bank.  Ms. Greene is replacing Roger Spoelman as a class II director and has been appointed to serve on the Audit and Compensation Committees of the Board.

Community banking is a genre of its own, distinctly different from that of larger regional, national and international banks.  Community banks, as the name implies, are generally smaller and focused intently on businesses, people and the well being of a rather narrowly defined geographic area.  Community banks tend to be “home-grown” and consequently, are a direct reflection of the micro-economic health of the community itself.  There are, obviously, benefits and detractors to this model.  We firmly believe that the past few years have highlighted the reasons that a community centric financial services provider is a benefit:  we support small business, we work tirelessly with clients, we listen and we respond quickly.  We share in our communities’ pain and successes.

Our customers have demonstrated that the community banking business model has intrinsic value and is positioned, given sufficient capital and elements of economic recovery, to provide a return on your investment.  This past year, in spite of very difficult operating conditions, Community Shores Bank surpassed another super-regional competitor to attain the third largest deposit market share in Muskegon County.  We believe this validates the potential of the community banking franchise and are committed to ensuring that we continue to maintain our business focus and values as we work toward improved financial performance in the coming year.

Sincerely,

Heather D. Brolick
President and CEO

COMMUNITY SHORES BANK CORPORATION
Muskegon, Michigan

2010 ANNUAL REPORT

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

INTRODUCTION

Community Shores Bank Corporation (“the Company”) is a Michigan corporation and is the holding company for Community Shores Bank (“the Bank”).  The Bank owns all of the outstanding capital stock of Community Shores Mortgage Company (“the Mortgage Company”). The Mortgage Company has one wholly-owned subsidiary, Berryfield Development, LLC (“Berryfield”). On September 27, 2002, the Company created Community Shores Financial Services (“CS Financial Services”). In December 2004, a business trust subsidiary was formed called Community Shores Capital Trust I (“the Trust”).

The Bank commenced operations on January 18, 1999.  The Bank is a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation.  The Bank currently has four locations and provides a full range of commercial and consumer banking services in Muskegon County and Northern Ottawa County, Michigan.

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank’s commercial and residential real estate loans at that date in exchange for 100% of the equity capital of the Mortgage Company. On the day of formation, the Mortgage Company commenced operations and became legally able to originate residential mortgage loans. The Bank services all of the portfolio loans held by the Mortgage Company pursuant to a servicing agreement. Management chose to form the Mortgage Company to provide better customer service and to increase the profitability of the mortgage function as well as the consolidated Company.

Berryfield, a wholly-owned subsidiary of the Mortgage Company, is a limited liability company that was created in October 2010. The entity’s sole purpose is to oversee the development and sale of vacant lots that have been foreclosed on by the Mortgage Company.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

received by the Company was used to pay down the outstanding balance on the Company’s line of credit. The remaining proceeds were used to contribute capital to the Bank as well as support the general operating expenses of the Company, including the debt service on the Company’s subordinated debentures.

The Company’s balance sheet increased by $6.5 million in 2010 compared to a decrease of $24.2 million in 2009. Although loans decreased in both years, the higher levels of on balance sheet liquidity more than offset the decrease in 2010. In both 2009 and 2010, the Company had consolidated losses stemming from deterioration in credit quality and the need for large loan loss provisions and devaluation of foreclosed real estate. As a result of the losses sustained in 2010 the Bank’s capital ratios declined. The Bank was less than adequately capitalized at December 31, 2010 according to regulatory capital standards. The Bank’s total risk based capital ratio was 7.06% at December 31, 2010. At December 31, 2009, the Bank was deemed to be well capitalized with a total risk based capital ratio of 10.41%.

As a result of deteriorating asset quality, poor earnings and falling capital ratios, the Bank endured additional regulatory scrutiny and entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Michigan’s Office of Financial and Insurance Regulation (“OFIR”), its primary regulators, on September 2, 2010. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and OFIR. Under the Consent Order the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of Tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet this requirement within the required 90-day period and remains out of compliance with the Consent Order as of December 31, 2010.

The lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; and (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company complies with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above. The Company currently has limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance of approximately $125,000 and its dividend receivable from CS Financial Services of $30,000.

As of June 30, 2010, the Company was not in compliance with certain debt covenants of its term loan from Fifth Third Bank. A breach of the covenants are considered events of default which allows Fifth Third the option to demand immediately all or any part of the unpaid principal and interest balance. The Company does not have the resources to pay the outstanding principal and does not expect to have it in the near future. The Company did not make either of the last two quarterly interest payments which were due on September 30, 2010 and December 31, 2010 and could not pay principal when the term loan matured on January 3, 2011. The total interest due to Fifth Third at year-end 2010 was $153,410. Since the Company presently does not have sufficient funds to continue to pay interest or to pay off the term loan, Fifth Third has a right to foreclose on the Bank’s stock which collateralizes the term loan. Management met with Fifth Third on February 17, 2011, to discuss the term loan (which matured on January 3, 2011). Fifth Third indicated that it is interested in having the term loan be part of a comprehensive recapitalization plan but that it has no intention, in the short term, to foreclose on the stock of the Bank.

The Company’s net losses, non-compliance with debt covenants, non-compliance with the higher capital ratios of the Consent Order, and the provisions of the Written Agreement creates an uncertainty about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Discussion regarding the Company’s plans for continuing operations and consideration of the Company as a going concern are discussed further in Note 20.

Management’s progress towards compliance with the Consent Order and the Written Agreement and to become in compliance with the debt covenants are further discussed in Notes 10 and 15.

As of December 31, 2010, the Bank had 58 full-time employees and 24 part time employees, a decrease of 1 full-time equivalent position since December 31, 2009. Management does not anticipate increasing staff in 2011.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2010.  The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.  Actual results could differ from the estimate.

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

Management believes the accounting estimate related to the allowance for loan losses is a “critical accounting estimate” because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company’s assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors and the Audit Committee.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Foreclosed Assets. Foreclosed assets are acquired through or instead of loan foreclosure and are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. During the time that foreclosed assets are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each asset. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the estimated fair value of the asset at the end of the reporting period. On a quarterly basis, the Bank’s Credit Department analyzes foreclosed asset values to determine the level at which they should be held on our books.

FORWARD-LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company, the Bank, the Mortgage Company, Berryfield and CS Financial Services.  Words such as “anticipates”, “believes”, “estimates”, “expects”, “forecasts”, “intends”, “is likely”, “plans”, “projects”, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; the ability of the Company to borrow money or raise additional capital to maintain or increase its or the Bank’s capital position or when desired to support future growth; action that Fifth Third may take in connection with its $5.0 million term loan to the Company, the repayment of which is now overdue; lack of adequate cash by the Company to continue its business or pay its debts; failure to comply with provisions of the Consent Order or Written Agreement may result in further regulatory action that could have a material adverse effect on us and our shareholders, as well as the Bank; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission.  These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. These risks and uncertainties should be considered when evaluating forward-looking statements. Undue reliance should not be placed on such statements.

2010 OVERVIEW

The Company’s total assets increased by 2.8% to $237.9 million at December 31, 2010 and there was a net loss recorded of $8,883,000. For 2010, diluted losses per share of the Company were $6.05. Calculated loan loss provision escalated due to declining collateral valuations on impaired loans and the high level of borrowers who defaulted or ceased ability to service their debts. Conversely, the Company’s overall net interest margin increased 5 basis points because of a reduction in the Company’s cost of funds. Mortgage related non-interest income was down because of the lower margins earned on sold loans. The Bank realized gains from selling investments in the first quarter of the year. Operating expenses rose dramatically because of increased burdens associated with troubled credit relationships and declining values on foreclosed asset holdings.

FINANCIAL CONDITION

Total assets increased by $6.5 million to $237.9 million at December 31, 2010 from $231.4 million at December 31, 2009. The year over year increase in assets was mostly attributable to an intentional build up of liquidity in the Bank’s cash and investment accounts. Cash and investments increased $29.8 million from year end 2009 to year end 2010. However, this increase was to a large extent offset by a $20.9 million reduction in loans and foreclosed assets.

Cash and cash equivalents increased by $20.8 million to $23.6 million at December 31, 2010 from $2.8 million at December 31, 2009. The increase was essentially from higher balances on deposit at the FRB on the last business day of 2010 compared to the last business day of 2009. Over the last couple of years, the core principles of cash management have been greatly affected by the current rate and regulatory environment and the need to preserve capital. Balances held at the FRB are given a preferential risk rating when computing risk based capital ratios. The risk rating is lower than either federal funds or other correspondent bank balances. So when the FRB began paying interest on excess deposits in 2008, it

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

became a prudent capital strategy to keep excess liquidity on deposit at the FRB. Additionally, regulatory agencies have emphatically encouraged banks to proactively strengthen both on and off balance sheet funding resources in order to be perceived as operating in a safe and sound manner given the dramatic increase in bank failures. All of these factors contributed to management’s decision to increase cash in 2010.

Securities increased by $9.0 million during 2010. The activity included purchases of $24.3 million, maturities, prepayments and calls of $11.4 million and sales of $3.8 million. The net gain associated with the sales was $80,000. In the first quarter of 2010, a majority of the Bank’s municipal portfolio was transferred to available for sale and sold. The Company analyzed the potential risk of the entire municipal portfolio given the dwindling property tax base in most areas and concluded that the risk associated with several of the Bank’s municipal holdings was not commensurate with the tax benefits since the Company does not expect to be in a taxable position in the near term. As such, management chose to sell a majority of its municipal portfolio and realize market value gains to supplement earnings and capital. Many of the municipal securities were in the held to maturity category of the investment portfolio. Accounting rules are such that selling held to maturity investments prior to maturity disallows utilization of the held to maturity category until management can again assert that it has the intent and ability to hold such securities until maturity. It also requires the remaining securities to be transferred into the available for sale category causing them to be carried at fair value. All of the securities had an unrealized gain on March 31, 2010, the date of transfer, so there was no detrimental impact. In general, the entire investment portfolio is strong and has an overall unrealized gain. Future security purchases will not be classified as held-to-maturity for the foreseeable future. Furthermore, the Company’s present intent does not include further liquidation of securities but occasionally liquidation strategies may be selectively utilized to enhance earnings and capital, to provide liquidity or to proactively decrease the Bank’s risk.

At year-end 2010 there were securities with a market value of $29.2 million pledged to secure public fund customers, the Federal Reserve Discount Window (“Discount Window”), Federal Home Loan Bank (“FHLB”) overdraft line of credit, customer repurchase agreements, and treasury tax and loan balances. This was an increase of $3.1 million over 2009. The Bank strives to have between 10% and 20% of its investment portfolio unpledged. On December 31, 2010, 20.0% of investments were unencumbered. On December 31, 2009, 5.5% was unencumbered. In order to provide opportunity for additional pledging, to secure access to future liquidity and to maximize the return on the Bank’s deposits, securities are being strategically purchased. It is likely that the Bank will make additional security purchases in 2011 if the level of unencumbered investments drops.

The fair value of investments has received much scrutiny over the past three years. The plight of the bond market in general and the weakened position of several government sponsored entities have affected market values. At year end 2010, there were 16 securities with an unrealized loss; none of these unrealized losses were longer than 12 months. The securities were not deemed to have other-than- temporary impairment. At December 31, 2010, the unrealized losses totaled approximately $145,000 on securities with an amortized cost of $10.9 million. To reduce exposure to loss (both realized and unrealized) the investment policy has prudent diversification principles; one of them being issuer

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

concentration. There were no holdings of securities of any one issuer, other than the U.S. Government and federal agencies, in an amount greater than 10% of the Bank’s shareholders’ equity.

Loans, including held for sale and portfolio loans, decreased 10% since year-end 2009. This is comparable to the 11% decline experienced in both 2009 and 2008. Loans held for sale were $1.3 million at December 31, 2010; up somewhat from $1.1 million at December 31, 2009. Loans held for sale reflect residential mortgages and Small Business Administration (SBA) loans that have been originated and are in the process of being sold to an investor. Portfolio loan balances were $165.2 million at December 31, 2010 down from $183.2 million at December 31, 2009.

Decreases to the commercial and commercial real estate portfolios comprised 79% of the total decline but there were decreases to every category of loans. Although the reduction in total loans outstanding was significant, the commercial oriented concentration of the portfolio did not materially change. At December 31, 2010, the concentration of commercial and commercial real estate loans was 76% of the Bank’s total loan portfolio, one percentage less than year-end 2009. The wholesale focus of the Bank has remained since opening in 1999. Unfortunately, the economic crisis has severely affected many borrowers in the Company’s two largest portfolio segments causing a significant increase in the Bank’s overall risk profile.

To help mitigate the credit risk stemming from the economic condition of the country in general and Michigan specifically, the Bank continues to develop and educate lenders and credit staff, and to invest time into the design and overall strengthening of the Company’s credit risk assessment processes. Simply put credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. In both cases, avoiding portfolio concentrations in any one type of credit or in a specific industry helps to decrease risk; however, the risk of nonpayment for any reason exists with respect to all loans and investments. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.

There is a very detailed process that has been developed by the Bank to estimate credit risk. The process is discussed at length in Note 1 to the Company’s financial statements. At each period end, the balance in the allowance for loan losses is based on management’s estimation of probable incurred credit losses. The estimation is the result of loan portfolio analysis completed utilizing a detailed methodology prescribed in the Bank’s credit procedures. The loan portfolio is reviewed and analyzed on a regular basis for the purpose of estimating probable incurred credit losses. The analysis of the allowance for loan losses is comprised of two portions: general credit allocations and specific credit allocations. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a borrower and its entire relationship resulting in an allocation being made to the allowance for that particular borrower.  A loan becomes specifically identified when, based on current information and events related to that particular borrower, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

At December 31, 2010, the allowance for loan losses totaled $4.8 million. The ratio of allowance to gross loans outstanding increased to a level of 2.90% at December 31, 2010 compared to 2.06% at year-end 2009. At December 31, 2010, the allowance contained $2,120,000 in specific allocations for impaired loans whereas at December 31, 2009 there was $1,727,000 specifically allocated. In both cases, there was just over $14 million of unpaid principal on specifically identified loans. During 2010, the Bank chose in several cases to charge off unpaid principal that had specific allocations; leaving the remaining loan balance requiring no reserves. At year-end 2010, there was $8.0 million of unpaid principal on specifically identified loans requiring no reserves, an increase of $846,000 over year-end 2009, and $6.3 million of unpaid principal requiring specific allocations, a decrease of $709,000 compared to the previous year-end.

In 2010, there were charge offs made of $1.3 million (25% of total charge offs) related to loans that held specific reserves at year end 2009. Additionally, two borrowers that were specifically identified at both year-end 2010 and 2009 required $1.6 million more charge downs than what had been originally allocated as a result of updated third party real estate appraisals received in the last few months of 2010. Also, several relationships that were performing in 2009 became impaired in 2010. The collateral analysis in five of these relationships resulted in specific allocations of $1.9 million in the allowance during the year as the credit deterioration was identified. By year-end 2010, these allocations were charged off, consistent with our practice.

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 1.21% at December 31, 2009. The charge-offs that occurred in 2010 on loans that were not previously specifically identified were $1.9 million or 1.04% of non-specifically identified loans at December 31, 2009. As a result of the continued uncertainty in the economy as well as a $2.5 million increase in credits that are on the Bank’s internal watchlist from year-end 2009 to year-end 2010, the general component of the allowance for loan losses was increased to 1.76% of total non-specifically identified loans at December 31, 2010.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The total of all allocations included in the allowance by loan segment at December 31, 2010 and 2009 was as follows:

	2010		2009
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period Applicable to:		Category to		Category to
	Amount	Total Loans	Amount	Total Loans
Commercial	1,218,865	35.3%	1,526,084	37.8%
Commercial Real Estate	2,896,176	41.0	1,828,022	38.8
Consumer	546,603	11.9	319,033	12.4
Residential	130,263	11.8	108,993	11.0
	$4,791,907	100.0%	$3,782,132	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. However, in light of 2010’s deterioration in credit quality, the Bank continues to enhance the process employed to calculate its historical loss migration as well as its process to evaluate collateral in the case of a specifically identified credit. One such enhancement to the general component of the allowance for loan losses related to the treatment of historical losses on land development loans. In 2010, management chose to consider separately the historical loss on land development loans because of the extraordinary impact that the economic downturn had on vacant land. In 2010, the Bank incurred losses of $1.5 million on land development loans which was roughly 30% of the total losses recorded for the year. The charge offs to this loan class was roughly 39% of the total outstanding at the end of 2009. The current balance of land development loans has been reduced to $2.7 million at December 31, 2010.

Recognizing that losses within the land development class were not necessarily indicative of those that are likely to occur in the entire commercial and commercial real estate segments, they were segmented in historical loss calculations. The land development losses were not segregated from the commercial and commercial real estate segment’s historical loss calculation in 2009. Management will continue to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. Year over year, the Bank observed a decrease in overall past due and non-accrual loans of $2,000,000 with a majority of the decrease occurring in the greater than 90 days past due category.

The recorded investment1 in loans past due 30-59 days was $970,000 at December 31, 2010, a decrease of $360,000 since year end 2009. Bank staff is working diligently with customers to keep the level of past due payments down. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the

__________________
1 Includes unpaid principal, accrued interest and net deferred, unearned fees.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Bank has two full-time employees dedicated to overseeing past due customer relationships. As a result of this diligence, the average number of days past due of the loans in the 30-59 day category was 37 in 2010 compared to 41 days in 2009. Additionally, it is important to note that 33% of the aggregate total of loans past due 30-59 days at 2010 year-end had paid current by January 31, 2011.

The 60-89 day past due category consisted of two loans at December 31, 2010. The recorded investment was $253,000 at December 31, 2010. This past due category declined by $535,000 when compared to the year-end 2009 balance of $788,000. A commercial note with real estate as collateral makes up a majority of the past due balance in this category.

The recorded investment in notes 90 days and greater past due and non accrual together totaled $8.0 million at December 31, 2010. This was an overall decrease of $1.1 million compared to 2009 year-end totals. Essentially all of the reduction between the year-end periods stems from a reduction in the recorded investment in loans 90 days and greater past due. At December 31, 2010 there was only one note in this category compared to eight at year-end 2009. One loan comprising 75% of the total past due at December 31, 2009, was brought current in January 2010 when the Bank successfully negotiated a troubled debt restructure. The loan performed according to the renegotiated terms for all of 2010.

Non accrual notes decreased slightly when comparing December 31, 2010 balances to those at December 31, 2009. Non accrual notes were $8.0 million at year-end 2010 and $8.1 million at year-end 2009. The majority of the non-accrual notes are secured by developed real estate, only 5% of the total is secured by undeveloped real estate. At December 31, 2010, there were specific allocations of $1.5 million in the allowance for any estimated collateral deficiency on non-accrual loans. There are three non accrual notes totaling less than $1 million that the Bank is in the process of foreclosing on the associated collateral. Once the foreclosure period ends the collateral will be moved to the foreclosed assets category of the Bank’s balance sheet and the land will be marketed for sale by the Bank.

In addition to the specifically identified impaired loans quantified in Note 3, the Bank also has other potential problem loans of approximately $12.7 million which are currently performing but management has classified them in categories that will subject them to a higher level of scrutiny. These particular classifications relate to specific concerns for each individual borrower and do not relate to concentration risk for a particular industry. The classification of these loans, however, does not necessarily imply that management expects losses but that the nature of the borrower’s projects in the current economic environment deserves closer monitoring.  One particular loan segment that received much scrutiny over the last few years is land development. After charge offs recorded of $1.5 million in 2010, the Bank’s remaining balance of land development loans was $2.7 million at year end 2010. Management will continue to examine the remaining credits in this segment periodically as specified by our loan policy.

Contrary to the decrease in past due and non-accrual loans from 2009 to 2010, the ratio of net charge-offs to average loans rose to 2.82% in 2010 from 1.64% in 2009. Net charge-offs increased $1,839,000. The net principal balances of these charge-offs aggregated $5.0 million, which is up from $3.2 million charged-off in 2009. During 2010, 96 loans were charged-off compared to 72 loans in 2009. Many

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

considerations are made prior to charging off a loan. The Bank’s loan policies have very specific guidelines. The Bank’s declining past due levels would normally indicate that there are likely to be fewer charge offs going forward however declining collateral values on specifically identified loans also contribute to the charge off totals. Given the uncertain direction of real estate values, the level of charged off loans anticipated going forward is difficult to predict.

With the rise in non-performing loans, a solid credit process is essential. Management has an experienced officer leading the Bank’s credit area. All lenders are focused on working with current customers to improve the quality of the Bank’s loan portfolio. Bi-weekly meetings occur among loan personnel to discuss identified weak credits. In addition to frequent internal loan review sessions, the Bank expanded the third party credit review engagement. In addition to more coverage, the review is now split into two sessions to assist in capturing the effects of the rapidly changing credit environment. Management will continue to look for ways to enhance the credit process.

Foreclosed assets decreased $3.1 million since December 31, 2009 and were $3.4 million at December 31, 2010. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. In 2010, 23 properties were added and two properties required improvements which added $3.1 million to the total of foreclosed assets. Additionally, 28 properties and nine lots were sold for $3.4 million during the same year. There were net losses on these sales of $194,000. The inventory of held properties were written down by $2.6 million during the year. Each quarter foreclosed assets are written down to fair value based on a professional appraisal or other common means of valuation. At December 31, 2010, there were 32 real estate holdings compared to 37 at December 31, 2009. If any foreclosed asset is sold for less than it is being held further losses could result. It is probable that additional valuation adjustments will occur if real estate values continue to decline.

Other assets declined by $986,000 from year end 2009 to year end 2010. In the fourth quarter of 2010, the Company received its federal tax refund and therefore reduced the federal tax receivable of $857,000 that was carried in the other asset totals on December 31, 2009.

Deposit balances were $219.3 million at December 31, 2010, up from $198.6 million at December 31, 2009. There were marked increases in both interest-bearing and non-interest-bearing accounts.

Non-interest-bearing balances were $33.3 million at December 31, 2010; a year over year increase of $8.4 million or 33.9%. The number of non-interest-bearing demand accounts rose by nearly 4% in the same time period. The main reason for the growth is changes to the FDIC insurance programs. In addition to increasing deposit insurance coverage from $100,000 to $250,000, there is an FDIC program which provides temporary unlimited coverage for non interest bearing transaction accounts. This program has a sunset date of December 31, 2012. In order to attain maximum insurance coverage, it is possible that customers with balances in excess of $250,000 could forego interest bearing deposit options to seek unlimited coverage in a non interest bearing account given the low rate environment that currently exists.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest-bearing demand accounts, consisting of both checking and money market, decreased 9.7% during the year. The combined balances were $42.4 million at December 31, 2010 and $47.0 million at year-end 2009. Eighty-two percent of the $4.6 million decrease was in the interest bearing checking category. At year-end 2010, the FDIC no longer offered full deposit insurance coverage on interest bearing checking accounts and as expected, several large public fund customers switched to non interest bearing accounts to protect their deposits.

Savings accounts were down $1.2 million between the two year-end periods of 2010 and 2009. The balance at December 31, 2010 was $7.4 million. Existing customers had lower balances between year end 2009 and 2010.

Time deposits rose by $18.0 million. None of the net growth was brokered time deposits. In December of 2009, the Bank began utilizing an internet time deposit listing service. In 2010, the Bank solicited and obtained time deposits totaling $49.9 million using this service. These deposits had an average maturity of over 26 months and an average rate of 1.44%. The proceeds from these deposits were used to increase the liquidity of the Bank and to fund $15.4 million of brokered deposit maturities. The weighted average rate on the maturing brokered deposits was 4.63%.

Since the Bank has not been categorized as “well capitalized” since June 30, 2010, a regulatory waiver is required to accept, renew or rollover brokered deposits. Additionally the Bank’s Consent Order with the FDIC prohibits the use of brokered deposits. The Bank has not issued any brokered deposits since January of 2010. At December 31, 2010, the concentration of brokered deposits to total deposits was 17%; a decrease of 9% since December 31, 2009 when the concentration was 26%. In 2011, 91% or $33.8 million of the Bank’s remaining brokered deposits will mature. The weighted average rate is 3.64% on these maturities. It is likely that a majority of the maturing brokered deposits will be replaced with deposits solicited from the internet. The Bank’s strategy of lowering its cost of funds and extending the duration of its time deposit portfolio is more successfully achieved using the internet deposit listing service. Rates in the Bank’s own local market for longer term maturities are significantly higher.

Non-deposit funding sources for the Bank, at December 31, 2010, included customer repurchase agreements, an FHLB overdraft line of credit, FHLB advances and FRB Discount Window borrowings. Typically unexpected fluctuations in the Bank’s daily liquidity position drive borrowings from these resources. In most cases, the Bank is required to pledge assets to collateralize potential borrowings. At December 31, 2010, the Bank had $10.3 million of assets pledged to the FHLB providing the ability to borrow up to $9.6 million. The collateral consisted of both securities and residential mortgages. The Bank has roughly $10.3 million of borrowing capacity at the Discount Window to support unforeseen short-term liquidity fluctuations. To secure Discount Window borrowings, the Bank has pledged securities and eligible home equity loans. As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit basically mandates that the Bank must fully utilize its other resources before it requests a borrowing. Given the high levels of on balance sheet liquidity that are being maintained, utilization of any of these resources is not anticipated.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Repurchase agreement balances were $7.5 million at December 31, 2010, an increase of $460,000 since the same period end in 2009. A repurchase agreement is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held in a subaccount within the Bank’s security portfolio. The balance increase was due to several customers increasing their carrying balances between the two year-end periods.

The Company had no outstanding FHLB advances at December 31, 2010. There were $6.0 million outstanding at December 31, 2009. One advance for $1.5 million matured on March 24th and was not renewed. The two remaining advances which were scheduled to mature in the fourth quarter of 2010 were prepaid by the Bank on July 6, 2010. The computed prepayment penalty was approximately $4,000 less than what the computed interest until maturity would have been net of the interest that could have been earned had the money remained on deposit at the FRB. Management chose to pay off the advances early to utilize a portion of the Bank’s liquidity. At this time, it is not the Company’s intention to borrow funds from the FHLB.

Subordinated debentures outstanding at December 31, 2009 and 2010 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.352810%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing.  The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company’s deferral of interest does not constitute an event of default.

During the deferral period, interest will continue to accrue on the subordinated debentures.  Also, the deferred interest will accrue interest.  At the expiration of the deferral period, all accrued and unpaid interest will be due and payable and a corresponding amount of distributions will be payable on the trust preferred securities.

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. At December 31, 2010, the accrued interest payable on the subordinated debentures was $86,951.

Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element.  The guidelines provide that the aggregate amount of restricted core elements that may be included in tier one capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as tier two capital for risk-based capital purposes. Additionally, tier two capital cannot exceed tier one capital. At December 31, 2010, only $227,000 of the $4.5 million qualified for tier one capital at the Company. The other $4.3 million was disallowed and not used for the capital calculation because of the regulation mentioned above regarding tier two capital. At December 31, 2009, all but $1.3 million of the $4.5 million qualified for tier one capital at the Company. The significant decline in the portion of the trust preferred securities qualifying as tier one capital is directly related to the erosion of core capital experienced as a result of the losses recorded in 2010.

The Company has a $5.0 million term loan with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank. The total principal balance outstanding at both December 31, 2010 and December 31, 2009 was $5,000,000.  The outstanding principal bears interest at a rate of 275 basis points above Fifth Third’s prime rate.  The current interest rate on the outstanding principal balance is 6.00% per annum.  The term loan matured on January 3, 2011. In addition to the $5 million principal being due, the Company had unpaid interest accrued of $155,000 on January 3, 2011. The Company does not have the resources to pay the outstanding principal and accrued interest and does not expect to have it in the near future; therefore the Company is in default.  Management met with Fifth Third on February 17, 2011, to discuss the past maturity loan. Although no formal forbearance was received, Fifth Third indicated that it has no intention, in the short term, to foreclose on the stock of the Bank that it is interested in having the term loan be part of a comprehensive recapitalization plan for the Company.

At December 31, 2010, shareholders’ equity was $846,000 and had decreased by a net amount of $8.9 million in 2010. Nearly the entire change was the result of the Company’s 2010 consolidated loss of $8,883,000. Additionally there was a slight decrease in accumulated comprehensive income of $11,000 from a decline in the market value of the investment portfolio.

As a result of the significant losses incurred in 2010, the Bank’s capital ratios have dramatically declined. At December 31, 2010, the Bank’s total risk based capital ratio was 7.06% and its tier one to average assets ratio was 4.25%.  According to prompt corrective action regulations, the Bank is now considered undercapitalized. Conversely, the Bank was in the well capitalized category for both ratios at year-end 2009. The Bank’s total risk based capital ratio at December 31, 2009 was 10.41%. Its tier one to average assets ratio was 7.79% at year-end 2009.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Under the Consent Order, the Bank was required to have and maintain its level of tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11% by the end of the fourth quarter of 2010. The Bank did not meet the capital requirements required by the Consent Order. In order to fully comply, the Bank would have needed approximately $10,250,000 of capital based on its asset size on December 31, 2010.

RESULTS OF OPERATIONS

The Company recorded a net loss for 2010 of $8,883,000 which was $3,920,000 more than the net loss of $4,963,000 recorded a year earlier.  The difference represents a 79% decrease in earnings. On a per share basis there was a decline of $2.67, as the Company’s diluted earnings per share decreased from $(3.38) in 2009 to $(6.05) in 2010. The Company had a retained deficit of $12.6 million at December 31, 2010 compared to a retained deficit of $3.7 million at December 31, 2009.   The losses in both years translated into poor operating ratios. The table below illustrates three key performance measures for the years ended December 31, 2010 and 2009:

	2010	2009

Return on average assets	(3.57)%	(1.97)%
Return on average shareholders’ equity	(109.72)	(36.32)
Average equity to average assets	3.25	5.42

There were similar contributing factors to the losses in both years-- deteriorating credit quality, declining property values and increased credit administration expenses. To offset some of these less controllable economic events, the Company continued its cost cutting measures and focused largely on increasing liquidity and improving the Bank’s deposit mix. The benefit of lowering the Bank’s cost of funds was somewhat offset by increased liquidity however, there was slight improvement in the Company’s net interest margin.

For 2010, net interest income was $7.0 million compared to $6.8 million for 2009.  The change represents a 2% increase compared to 2009’s results. Interest income generated during the year was derived from the loan portfolio, the securities portfolio and interest-bearing correspondent accounts. The loan portfolio makes up roughly 74% of the Company’s earning assets and its income provided 82% of the Company’s annual revenue in 2010, thus making its composition critically important from an interest rate risk standpoint.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2010, there were 73% of the loan balances carrying a fixed rate and 27% a floating rate. Since December 31, 2009, the proportion of fixed rate loans in the portfolio decreased one percent. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that paid off during the

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

year and shifts in customer preference. In 2007 and 2008, while rates were declining, there was noticeable shift in the rate sensitivity of the portfolio as customer preference leaned more towards fixed rate products. The interest rate sensitivity of the portfolio has gone from nearly balanced to the mix described above. Future interest rate movements are not foreseen in the short term however, it is widely believed that eventually rates will begin to increase. Too many fixed rate loans in a rising rate environment can be detrimental to earnings. A more equitable balance between fixed and floating rate loans is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has had a notable impact on these internal goals.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. Since the Bank enhanced its mortgage line of business in 2007 the intention has been to sell 75-90% of all long-term residential mortgages originated. In 2010, residential loan sales climbed to 83% of the total originated but for the two previous years, residential loan sales had been closer to 71% of the total originated. Any increase in the residential mortgage loan portfolio is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio. At December 31, 2010, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities. Less than 20% of the loan portfolio has a maturity greater than five years.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2010 have been included below:

	Within	Three to	One to	After
	three	twelve	five	five
	months	months	years	years	Total

Commercial	$5,470,297	$29,612,454	$20,163,228	$3,121,655	$58,367,634
Commercial Real Estate:
General	7,156,151	10,177,141	38,883,839	2,779,280	58,996,411
Construction	5,234,836	2,914,342	633,584	0	8,782,762
Consumer:
Lines of Credit 1	722,241	1,546,774	7,373,390	6,312,461	15,954,866
Other	243,801	278,628	1,980,607	584,373	3,087,409
Credit Card	59,278	182,855	277,962	0	520,095
Residential	450,538	463,323	418,548	18,202,295	19,534,704
	$19,337,142	$45,175,517	$69,731,158	$31,000,064	$165,243,881

Loans at fixed rates	$12,452,020	$24,268,588	$60,292,838	$23,932,571	$120,946,017
Loans at variable rates	6,885,122	20,906,929	9,438,320	7,067,493	44,297,864
	$19,337,142	$45,175,517	$69,731,158	$31,000,064	$165,243,881

For 2010, average earning assets remained roughly the same however the distribution of the categories changed noticeably. The average balance of interest-bearing deposits at other financial institutions increased $11.4 million from 2009 to 2010. The concentration of these earning assets increased to nine percent of the total for 2010 compared to four percent of the total in 2009. The rate earned on these deposits declined 13 basis points year over year. The growth in these balances represents increased liquidity for the Bank. Management recognizes the detrimental impact to the Company’s net interest margin as a result of increasing liquidity but feels it is a prudent strategy given the regulatory restrictions imposed on the Bank due to its declining capital ratios and FDIC Consent Order.

For a variety of reasons the Bank increased its investment portfolio during 2010. The average of this earning asset group increased $3.8 million over 2009. In spite of increased holdings the average rate earned declined 99 basis points, decreasing interest income in 2010 by $168,000. To increase the Bank’s on balance sheet liquidity in order to comply with internal policy limits as well as to provide more pledging options for rate-bearing public fund customers, bonds were purchased. The bonds purchased throughout 2010 were at rates that were consistently below 2009’s average portfolio rate. Additionally, the municipal securities sold for a gain in the first quarter of 2010, were replaced with lower yielding bonds.

Average loans outstanding decreased $15.8 million during 2010. In addition to fewer loans on the books, the average rate earned on the loan portfolio declined 12 basis points. The internal prime lending rate remained the same for both 2009 and 2010. Fewer loans outstanding produced $1.2 million less interest

______________
1 Including personal and home equity lines of credit.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

income. Also included in the loan interest outcome is the reversal of $188,000 of interest income for loans that were either charged-off or put on non-accrual status in the year. The interest reversal had a 10 basis point effect on the average rate earned on loans. Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. Management believes that it is not prudent to reduce the internal prime lending rate given the escalated credit risk in the marketplace and the high cost of funds in the Bank’s local market.

Interest-bearing liabilities are made up of deposits, Discount Window borrowings, repurchase agreements, FHLB advances, notes payable and subordinated debentures. These average interest-bearing liabilities decreased only $1.0 million during 2010. Similar to the changes in the composition of interest earning assets, there were changes in the mix of the Company’s cost of funds. The average rate paid on funding costs decreased 67 basis points year over year. The largest category of interest-bearing liabilities is deposits. The Bank reduced its blended rate paid on deposits by 76 basis points year over year. A majority of the progress achieved was on time deposits, the largest deposit category and typically the most expensive. In 2010, $65 million in time deposits with an average rate of 3.32% matured and were repriced. The time deposit portfolio weighted average rate was reduced by 126 basis points. There are similar repricing opportunities for 2011. Over the next twelve months, over $72 million in time deposits (33% of total deposits) will reprice to current market rates which are currently over 100 basis points lower.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

	Years Ended December 31:
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Federal funds sold and interest-
bearing deposits with banks	$20,301,004	$49,882	0.25%	$8,883,563	$34,022	0.38%
Securities 1, 2	31,926,359	927,582	2.91	28,101,164	1,095,665	3.90
Loans3	177,551,516	11,075,774	6.24	193,354,546	12,297,691	6.36
	229,778,879	12,053,238	5.25	230,339,273	13,427,378	5.83
Other assets	19,185,648			21,829,189
	$248,964,527			$252,168,462
Liabilities and Shareholders’ Equity
Interest-bearing deposits	$194,013,849	$4,304,290	2.22	$193,243,953	$5,749,296	2.98
FRB Borrowings and
repurchase agreements	8,913,430	75,837	0.85	7,640,761	59,065	0.77
Subordinated debentures,
notes payable and FHLB advances	12,142,466	652,616	5.37	15,228,219	690,454	4.53
	215,069,745	5,032,743	2.34	216,112,933	6,498,815	3.01
Noninterest-bearing deposits	25,027,916			21,694,511
Other liabilities	770,814			703,732
Shareholders’ Equity	8,096,052			13,657,286
	$248,964,527			$252,168,462
Net interest income (tax
equivalent basis)		7,020,495			6,928,563
Net interest spread on earning
assets (tax equivalent basis)			2.91%			2.82%
Net interest margin on earning
assets (tax equivalent basis)			3.06			3.01
Average interest-earning assets to average interest-bearing
liabilities			106.84			106.58
Tax equivalent adjustment		69,184			142,727
Net interest income		$6,951,311			$6,785,836

As displayed in the preceding table, in 2010 the Company’s net interest spread (tax equivalent) improved by 9 basis points, from 2.82% in 2009 to 2.91% in 2010, and the Company’s net interest margin (tax equivalent) on earning assets increased by 5 basis points. The margin was 3.06% for the twelve months ended December 31, 2010 and 3.01% for the twelve months ended December 31, 2009.
____________
1 Includes Federal Home Loan Bank Stock.
2 Adjusted to a fully tax equivalent basis.
3 Includes loans held for sale and non-accrual loans.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2010 over 2009

	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-
bearing deposits with banks	$15,860	$31,472	$(15,612)
Securities1	(168,083)	135,911	(303,994)
Loans	(1,221,917)	(989,474)	(232,443)
Net change in interest income	(1,374,140)	(822,091)	(552,049)

Increase (decrease) in interest expense
Interest-bearing deposits	(1,445,006)	(98,756)	(1,346,250)
Federal funds purchased, repurchase
agreements and FRB discount window	16,772	10,455	6,317
Subordinated debentures, notes
payable and FHLB advances	(37,838)	(153,455)	115,617
Net change in interest expense	(1,466,072)	(241,756)	(1,224,316)

Net change in net interest income	$91,932	$(580,335)	$672,267

The Bank’s internal prime lending rate is not likely to decline from the current level of 5% in 2011 and as mentioned above there is a fair amount of repricing opportunity in the time deposit portfolio over the next twelve months. As such, net interest margin improvement is anticipated in 2011.

The provision for loan losses was $6.0 million for 2010 and $2.6 million for 2009. In both years the expense was significantly impacted by credit quality, increased charge off activity and deteriorating collateral values on impaired loans. Loan quality downgrades or impairments on commercial and commercial real estate loans often occur for reasons such as past due payments or poor financials. Management continues to review the allowance with the intent of maintaining it at an appropriate level. The provision may be increased or decreased in the future as management continues to monitor the loan portfolio, actual loan loss experience and economic conditions. At December 31, 2010, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).

Non-interest income recorded in 2010 was $1.6 million, which reflects a $403,000 decrease since 2009.   Service charge income on deposit accounts decreased 13% in the twelve months of 2010 compared to the same period in 2009. The $118,000 decrease in this category was essentially from fewer overdraft fees between the two years. Overdraft fees decreased $122,000 in 2010.
____________
1 Adjusted to a fully tax equivalent basis.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Recorded gains on loan sales were $317,000 in 2010 compared to $344,000 in 2009. The Bank actively sells both residential mortgages and the guaranteed portion of its SBA loans. In neither 2009 nor 2010, were there any gains on SBA loan sales. Residential mortgage gains were down slightly year over year. Although the housing market in general is very sluggish, the Bank remains optimistic about continued gain on sale income because of the repricing opportunities for homeowners when rates occasionally decrease.

Net gains on securities sales were $80,000 in 2010 compared to $269,000 in 2009. In the first quarter of 2010, the Company sold a large portion of its municipal securities portfolio to reduce perceived risk. In that transaction ten securities were sold. In the first half of 2009, seven securities were sold to realize market gains and supplement capital.

There were 28 foreclosed properties sold in 2010 compared to six in 2009. There was a net loss of $194,000 on the sale of foreclosed property in 2010 compared to a net loss of $74,000 in 2009. Currently the Bank is holding 32 foreclosed properties. Management is focused on liquidating as many properties as possible in 2011. In spite of the properties being marked to fair value each quarter, it is likely that there will be more losses on future sale transactions.

Other non-interest income increased by $69,000 between 2009 and 2010; 2010’s total included $36,000 more debit card income and $41,000 more brokerage income. In May, the Bank rolled out a new debit card reward program that has increased the number of qualifying transactions. Due to upcoming regulatory changes, income from debit card transactions may be severely reduced.

Non-interest expenses increased $395,000 for the twelve month period ended December 31, 2010 compared to the similar period in 2009. Total non-interest expenses were $11.4 million for 2010 and $11.0 million in 2009. Market value decreases on foreclosed property and higher FDIC and credit administration expenses were the main factors for the 3.6% increase.

Salaries and benefit expenses totaled $4.1 million for 2010 and $4.2 million for 2009; a reduction of $114,000. Since year-end 2009, full time equivalent employees have been reduced by one and there have been no Company-wide salary increases. Additionally, the Bank had no 401(k) matching expense in 2010. In 2009, there was matching expense of $55,000 for the first five months. The Bank continues to look for cost saving opportunities within the health and life insurance plans annually at contract renewal. At this time, management has no plans to increase staff or salaries or resume matching on the 401(k) plan in 2011.

Occupancy expenses totaled $643,000 for 2010 which was an increase of 1% compared to 2009 expenses which were $636,000.

Furniture and equipment expenses were $578,000 in 2010; down $90,000 compared to 2009. Depreciation expense on capital assets declined by nearly $96,000 between 2009 and 2010. As the Bank’s

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

equipment ages, the assets become fully depreciated and no longer require a monthly expense. The benefit of lower depreciation was somewhat offset by higher maintenance contract expenses.

Advertising expenses were $58,000 in 2010 compared to $76,000 in 2009. The $18,000 decrease between the years is mostly due to the fact that the Bank was intentionally trying to reduce its expenses to help offset increases in credit administration expenses.

Foreclosed asset impairment charges were $2.6 million in 2010 compared to $1.9 million in 2009. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. Management believes that there will continue to be foreclosed real property impairment charges in 2011 but the expectation is that they will not be as significant as 2010. However, that belief is predicated on the assumption that the economy in Michigan will not continue to decline at the pace that it did in 2010. At December 31, 2010, there were 32 properties being held in foreclosed assets.

FDIC premiums increased 16% to $739,000 in 2010 from $635,000 in 2009. Beginning in the second quarter of 2010, the Bank was in a higher FDIC risk category due to its deteriorating capital position and its Consent Order. This change in risk category was largely responsible for the rise in premiums paid between 2010 and 2009. 2009’s total included a special assessment of $114,000. In the second quarter of 2011, the Bank anticipates a reduction in deposit insurance premiums assessed on smaller banks as a result of regulatory changes made to the calculation. This reduction is applicable to all smaller banks, regardless of risk category.

Other expenses were $1.6 million in 2010 compared to $1.8 million in 2009. The $218,000 decrease between the years was primarily related to a reduction in credit administration expenses. Credit administration expenses declined $157,000 in 2010. They aggregated $761,000 in 2010 compared to $918,000 in 2009. A large portion of the expense is property tax due on foreclosed real property. Often when the Bank receives legal title to a property, the taxes are seriously delinquent. The Bank is required to get the taxes caught up to a certain point to preserve its legal position as the temporary property holder. The decline in property tax obligations is directly proportional to the decrease in the number of foreclosed properties on the books. The Bank reduced the number of foreclosed properties being held by five during 2010. Many of the other expenses falling into this category had small decreases. The Bank’s management as well as the staff are continually scrutinizing expenses and implementing all viable cost cutting measures.

The Company had a federal tax benefit of $11,000 in 2010. The Company had a consolidated federal tax expense of $119,000 in 2009 in spite of having pre-tax losses of $5.0 million. Two significant federal tax transactions occurred in 2009. The first transaction occurred in the second quarter of 2009 when the Company established a full valuation allowance for its deferred tax assets. The effect of this was a federal tax expense of $986,000. Future profits of the Company will not be subject to federal taxes until there is a

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

trend of profitability. The second transaction occurred in the fourth quarter of 2009. The Federal government enacted a temporary change to the Internal Revenue Service Tax Code allowing companies a longer period in which to carry back current period losses. Taking advantage of this opportunity the Company was able to realize a current period benefit of $867,000. As of December 31, 2009, the Company has fully utilized all of its loss carryback ability.

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

In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit.  At December 31, 2010, the Bank had a total of $24.9 million in unfunded loan commitments and $1.3 million in unfunded standby letters of credit.  Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in credit line balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.

Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. At both year-end 2009 and 2010, the Bank had no established over night federal funds purchase lines through correspondent banks. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, the FHLB, its unencumbered securities, the Federal Reserve Discount Window Secondary Credit borrowing program and the internet time deposit listing service.

In 2010, the Bank strategically chose to increase its excess liquidity at the FRB and to increase unencumbered securities. Additionally, the Bank made efforts to obtain a secured overdraft line of credit with the FHLB.

At December 31, 2010, the FRB balance was $21.5 million; the average balance held at the FRB for 2010 was $19.9 million. This compares to a balance of $618,000 on December 31, 2009 and an average balance of $6.5 million. The entire FRB balance less reserve and clearing requirements is available for liquidity purposes.

The Bank had unencumbered securities of $7.3 million on December 31, 2010. This was an increase in securities available to be sold for liquidity purposes of $5.8 million compared to the prior year end. This method typically takes a few days. The Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases a security sale can occur in 2-3 days but sometimes it will

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

take longer. The downside of security sales is the potential realization in earnings of market value and book value differences. Currently there are $188,000 of unrealized gains and $35,000 of unrealized losses on securities available to be sold for liquidity purposes.

In the second quarter of 2010, the Bank applied for and was granted a fully secured $5 million overdraft line of credit with the FHLB. There are securities totaling $5.5 million pledged to that line. The Bank also has the capacity to borrow an additional $4 million from the FHLB based on a pledge of $6.1 million of residential mortgages. Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. In order to maximize this opportunity, the Bank would need to pledge more collateral. To do this, management could consider pledging qualifying loans within the Bank’s commercial real estate portfolio. At December 31, 2010, the balance of the commercial real estate portfolio was $67.8 million. FHLB guidelines related to pledging these types of loans is very strict thus the Bank has not chosen to actively pursue this possibility.

The borrowing capacity at the Discount Window was $10.3 million at December 31, 2010. This is a reduction from the $17.5 million borrowing capacity at December 31, 2009. The Bank sold several of its pledged municipal securities securitizing the credit facility. During 2010, when the Bank ceased being well capitalized according to prompt corrective action regulations, the Bank became ineligible for the FRB primary credit borrowing program. The Bank is now in the secondary credit borrowing program. The most important differences between the two programs are the increased level of collateral required, the increased rates on the borrowing and the fact that this facility can only be considered once all other alternative liquidity sources have been exhausted and approval is given by the Bank’s primary regulator. Prior to the Bank moving to the FRB secondary credit borrowing program, the Bank borrowed 25 times in the first quarter of 2010 under the primary credit terms. The daily average borrowing for the year was $315,000. The Bank does not intend to utilize the Federal Reserve Discount Window in 2011 but will maintain the facility for emergency purposes. Currently the Bank has $2.8 million of municipal securities and $7.5 million of qualifying home equity loans pledged to support this credit facility.

It will always be the mission of the Bank to gather local deposits however, these deposits usually are slower to accumulate and are often more costly. When liquidity is needed, internet deposits are considered a viable resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2010, the Bank gathered $49.9 million of these deposits to fund brokered maturities and to increase balances at the FRB. The average term for these deposits was over 26 months and the average rate paid was 1.44%. This source of deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Details of the Company’s repricing gap at December 31, 2010 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits
in other financial institutions	$21,565,572	$0	$0	$0	$21,565,572
Securities (includes FHLB stock)	3,909,852	7,329,993	17,236,139	8,507,719	36,983,703
Loans	69,914,313	23,335,382	55,454,975	17,802,475	166,507,145
	95,389,737	30,665,375	72,691,114	26,310,194	225,056,420

Interest-bearing liabilities
Savings and checking	49,826,062	0	0	0	49,826,062
Time deposits <$100,000	7,543,104	17,629,040	53,721,080	0	78,893,224
Time deposits >$100,000	7,010,132	40,700,732	9,506,344	0	57,217,208
Repurchase agreements and
Federal funds purchased	7,460,795	0	0	0	7,460,795
Notes payable and other
borrowings	9,500,000	0	0	0	9,500,000
	81,340,093	58,329,772	63,227,424	0	202,897,289
Net asset (liability) repricing gap	$14,049,644	$(27,664,397)	$9,463,690	$26,310,194	$22,159,131
Cumulative net asset (liability)
repricing gap	$14,049,644	$(13,614,753)	$(4,151,063)	$22,159,131

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently the Company has a negative twelve-month repricing gap which indicates that the Company is liability sensitive in the next twelve-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2010 balance sheet, repricing in the next twelve months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. The short term repricing opportunities of time deposit liabilities will be helpful to the net interest margin and

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

net interest income assuming the rate environment remains similar to that experienced in 2010. In 2011, over $72 million in time deposits are scheduled to reprice to rates that are currently 100 basis points lower. Since management intends to keep the Bank’s internal prime lending rate at a level of 5% or more in 2011 regardless of any changes to the national prime rate, the reduction in the cost of funding will help improve the net interest margin. Balancing the repricing and maturity gaps and managing interest rate sensitivity is a continual challenge that has been magnified by this economy.

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

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well capitalized, regulatory approval is required to accept brokered deposits.  Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized.  If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator.

At December 31, 2010, the Company’s total risk-based capital ratio was 1.02%, or critically undercapitalized according to the regulatory risk-based capital guidelines. Consequently, the significant losses recorded in 2010 eroded the core capital of the Company which triggered large supplemental capital disallowances. Trust preferred securities and allowance for loan losses are the main supplemental capital components of the Company. At year-end 2010, $4.3 million of trust preferred securities and $1.3 million of qualifying allowance for loan losses were disallowed as tier two capital. At December 31, 2009, the total risk based capital ratio of the Company was 8.23% or adequately capitalized. In that year, the full value of trust preferred securities and qualifying allowance for loan losses were able to be included in total risk based capital calculations. These two items contributed $7.0 million at December 31, 2009.

The total risk-based capital ratio of the Bank at December 31, 2010 was 7.06%, or undercapitalized. Year over year there was a $24.9 million reduction of the Bank’s risk weighted assets however that was not enough to offset the Bank’s recorded net loss for the year. For more details about prompt corrective action regulations see Note 15 to the Company’s Financial Statements.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

During 2010, the Company did not have excess liquidity to contribute capital into the Bank. The Company’s only capital resource is its cash balance of approximately $125,000 and its dividend receivable from CS Financial Services.  These are also the main liquidity resources for paying the Company’s expenses. The cash on hand at the Company as of year-end 2010 is anticipated to cover the basic overhead expenses for a majority of the 2011 operating year. In addition to deferring interest payments on the subordinated debt and defaulting on interest obligations with Fifth Third, the Company voluntarily delisted from NASDAQ and reorganized the entire expense base of the Company to support efforts to preserve its limited cash resource.

Limited cash at the Company concerns the Board.  Pursuing capital for liquidity purposes at the Company and contributing capital to the Bank is a priority; however the ability to fully comply with all of the requirements of the Consent Order, including maintaining specified capital levels, is not entirely within the control of the directors or management, and is not assured. Failure to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.  For now, the Board of Directors along with management intend to continue seeking capital raising possibilities, reducing problem assets and implementing cost saving tactics to make progress towards reducing controllable overhead expenses.

RECENT ACCOUNTING DEVELOPMENTS

Effect of Newly Issued But Not Yet Effective Accounting Standards:

Management has reviewed the issued but not yet effective accounting standards and has concluded that none are material to the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the consolidated financial statements, the Company has incurred significant recurring operating losses, is in default of its note payable collateralized by the stock of its wholly-owned bank subsidiary, and the subsidiary bank is undercapitalized and is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement which has imposed limitations on certain operations. These events raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 20. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Crowe Horwath LLP
Grand Rapids, Michigan
March 25, 2011

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and due from financial institutions	$2,074,301	$2,161,388
Interest-bearing deposits in other financial institutions	21,565,572	662,700
Cash and cash equivalents	23,639,873	2,824,088

Securities
Available for sale (at fair value)	36,503,903	21,650,026
Held to maturity (fair value of $5,945,437 at December 31, 2009)	0	5,841,421
Total securities	36,503,903	27,491,447

Loans held for sale	1,263,263	1,070,692

Loans	165,243,881	183,247,827
Less: Allowance for loan losses	4,791,907	3,782,132
Net loans	160,451,974	179,465,695

Federal Home Loan Bank stock	479,800	404,100
Premises and equipment, net	10,874,176	11,293,169
Accrued interest receivable	781,334	885,103
Foreclosed assets	3,382,594	6,440,916
Other assets	568,580	1,554,849
Total assets	$237,945,497	$231,430,059

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$33,326,683	$24,884,625
Interest-bearing	185,936,494	173,691,984
Total deposits	219,263,177	198,576,609

Federal funds purchased and repurchase agreements	7,460,795	7,000,327
Federal Home Loan Bank advances	0	6,000,000
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	875,738	613,132
Total liabilities	237,099,710	221,690,068

Shareholders’ equity
Preferred stock, no par value 1,000,000
shares authorized, none issued	0	0
Common stock, no par value; 9,000,000 shares authorized
1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(12,617,022)	(3,734,295)
Accumulated other comprehensive income	166,118	177,595

Total shareholders’ equity	845,787	9,739,991
Total liabilities and shareholders’ equity	$237,945,497	$231,430,059

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2010 and 2009

	2010	2009

Interest and dividend income
Loans, including fees	$11,075,774	$12,297,691
Securities, taxable	724,834	685,029
Securities, tax exempt	124,868	258,319
Federal funds sold, FHLB dividends and other income	58,578	43,612
Total interest and dividend income	11,984,054	13,284,651

Interest expense
Deposits	4,304,290	5,749,296
Repurchase agreements, federal funds purchased,
and other debt	75,837	59,065
Federal Home Loan Bank advances and notes payable	652,616	690,454
Total interest expense	5,032,743	6,498,815

Net Interest Income	6,951,311	6,785,836
Provision for loan losses	6,024,775	2,607,643

Net Interest Income After Provision for Loan Losses	926,536	4,178,193

Non-interest income
Service charges on deposit accounts	787,980	905,983
Mortgage loan referral fees	0	17,114
Gain on sale of loans	316,525	344,459
Gain on sale of securities	79,814	268,635
Loss on the sale of foreclosed assets	(193,559)	(73,833)
Other	578,020	509,086
Total non-interest income	1,568,780	1,971,444

Non-interest expense
Salaries and employee benefits	4,146,318	4,260,752
Occupancy	643,159	635,502
Furniture and equipment	578,156	667,985
Advertising	58,411	76,448
Data processing	532,103	493,495
Professional services	513,458	497,357
Foreclosed asset impairment	2,575,129	1,905,622
FDIC Insurance	738,940	634,639
Other	1,602,987	1,821,390
Total non-interest expense	11,388,661	10,993,190

Loss Before Federal Income Taxes	(8,893,345)	(4,843,553)
Federal income tax (benefit) expense	(10,618)	118,826

Net Loss	$(8,882,727)	$(4,962,379)

Weighted average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic loss per share	$(6.05)	$(3.38)
Diluted loss per share	$(6.05)	$(3.38)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2010 and 2009

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income	Equity

Balance at January 1, 2009	1,468,800	$13,296,691	$1,228,084	$421,679	$14,946,454

Comprehensive income (loss):
Net loss			(4,962,379)		(4,962,379)
Unrealized loss on securities available for sale, net				(244,084)	(244,084)
Total comprehensive income (loss)					(5,206,463)

Balance at December 31, 2009	1,468,800	13,296,691	(3,734,295)	177,595	9,739,991

Comprehensive income (loss):
Net loss			(8,882,727)		(8,882,727)
Unrealized loss on securities available for sale, net				(11,477)	(11,477)
Total comprehensive income (loss)					(8,894,204)

Balance at December 31, 2010	1,468,800	$13,296,691	$(12,617,022)	$166,118	$845,787

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities
Net loss	$(8,882,727)	$(4,962,379)
Adjustments to reconcile net loss to net cash
from operating activities:
Provision for loan losses	6,024,775	2,607,643
Depreciation	579,553	675,738
Net amortization of securities	199,959	113,687
Net realized gain on sale of securities	(79,814)	(268,635)
Net realized gain on sale of loans	(316,525)	(344,459)
Net realized loss on the sale of foreclosed assets	193,559	73,833
Foreclosed asset impairment	2,575,129	1,905,622
Originations of loans for sale	(19,707,901)	(26,944,078)
Proceeds from loan sales	19,831,855	28,572,801
Deferred federal income tax expense	0	985,959
Net change in:
Accrued interest receivable and other assets	1,090,040	(180,528)
Accrued interest payable and other liabilities	262,606	26,767
Net cash from operating activities	1,770,509	2,261,971
Cash flows from investing activities
Activity in available for sale securities:
Sales	3,751,027	5,430,311
Maturities, prepayments and calls	11,445,595	5,195,090
Purchases	(24,340,702)	(13,331,394)
Activity in held to maturity securities:
Maturities, prepayments and calls	0	505,000
Loan originations and payments, net	10,798,221	15,894,173
Purchase of Federal Home Loan Bank stock, net	(75,700)	0
Additions to premises and equipment, net	(160,560)	(99,166)
Proceeds from the sale of foreclosed assets	2,480,359	298,511
Net cash from investing activities	3,898,240	13,892,525
Cash flows from financing activities
Net change in deposits	20,686,568	(20,988,931)
Net change in federal funds purchased and
repurchase agreements	460,468	1,186,722
Draws on notes payable	0	800,000
Repayment of FHLB advances	(6,000,000)	0
Net cash from financing activities	15,147,036	(19,002,209)

Net change in cash and cash equivalents	20,815,785	(2,847,713)
Beginning cash and cash equivalents	2,824,088	5,671,801
Ending cash and cash equivalents	$23,639,873	$2,824,088

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2010 and 2009

Supplemental cash flow information:
Cash paid during the period for interest	$4,834,163	$6,660,671
Transfers from loans to foreclosed assets	3,073,725	2,928,689
Transfers from securities held to maturity to available for sale	5,839,614	250,000
Foreclosed asset sales financed by the Bank	883,000	93,900

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:  The consolidated financial statements include the accounts of Community Shores Bank Corporation (the “Company”) and its wholly-owned subsidiaries, Community Shores Financial Services (“CS Financial Services”), and Community Shores Bank (the “Bank”), and the Bank’s wholly-owned subsidiary, Community Shores Mortgage Company (the “Mortgage Company”) and the Mortgage Company’s wholly-owned subsidiary, Berryfield Development, LLC (“Berryfield”), after elimination of significant intercompany transactions and accounts.

NATURE OF OPERATIONS:  The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank.  The Bank is a Michigan banking corporation with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven.  Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area.  Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2010, the loan portfolio was 35% commercial and 41% commercial real estate. There were 5% of total commercial real estate loans classified as land development. There are no significant concentrations of loans to any one industry or customer; however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management focuses the Bank’s retail banking strategy on providing traditional banking products and services, including consumer and residential loans, automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank’s market area.  The Bank began operations on January 18, 1999.

The Mortgage Company, a wholly-owned subsidiary of the Bank, was formed on March 1, 2002 by transferring a majority of the Bank’s commercial and residential real estate loans at that date in exchange for 100% of the equity capital of the Mortgage Company. On the day of formation, the Mortgage Company commenced operations and became legally able to originate residential mortgage loans. The Bank services the entire portfolio of loans held by the Mortgage Company pursuant to a servicing agreement.

Berryfield, a wholly-owned subsidiary of the Mortgage Company, is a limited liability company that was created in October 2010. The entity’s sole purpose is to oversee the development and sale of vacant lots that have been foreclosed on by the Mortgage Company.

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

INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS: Interest-bearing deposits in other financial institutions are carried at cost.

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

LOANS:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.  Loans held for sale consist of both residential mortgage loans as well as Small Business Administration (“SBA”) guaranteed loans. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released, however the Bank retains servicing on SBA loans which are sold. There were loans totaling $1,263,263 held for sale at December 31, 2010 compared to $1,070,692 at December 31, 2009.

The loan portfolio consists of the following segments:

Commercial and Industrial- Loans to businesses that are sole proprietorships, partnerships, limited liability companies and corporations. These loans are for commercial, industrial, or professional purposes. The risk characteristics of these loans vary based on the borrowers business and industry as repayment is typically dependent on cash flows generated from the underlying business.

Commercial Real Estate- Loans to individuals or businesses that are secured by improved and unimproved vacant land, farmland, commercial real property, multifamily residential properties, and all other conforming, nonresidential properties. Proceeds may be used for land acquisition, development or construction. These loans typically fall into two general categories: property that is owner occupied and income or investment property. Owner occupied commercial real estate loans typically involve the same risks as commercial and industrial loans however the underlying collateral is the real estate which is subject to changes in market value after the loan’s origination. Adverse economic events and changes in real estate market valuations generally describe the risks that accompany commercial real estate loans involving income or investment property. The ability of the borrower to repay tends to depend on the success of the underlying project or the ability of the borrower to sell or lease the property at certain anticipated values.

Consumer- Term loans or lines of credit for the purchase of consumer goods, vehicles or home improvement. The risk characteristics of the loans in this segment vary depending on the type of collateral but for the most part repayment is expected from an individual continuing to generate a cash flow that supports the calculated payment obligation. Secondary support could involve liquidation of collateral.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Residential Real Estate- Loans to purchase or refinance single family residences. The risks associated with this segment are similar to the risks for consumer loans as far as individual payment obligations however the underlying collateral is the real estate. Real estate is subject to changes in market valuation and can be unstable for a variety of reasons.

For all loan segments, interest income is accrued on the unpaid principal using the interest method assigned to the loan product and includes amortization of net deferred loan fees and costs over the loan term.  Interest income is not reported when full loan repayment is in doubt. A loan is moved to non-accrual status when it is past due over 90 days unless the loan is well secured and in the process of collection. If a loan is not past due but deemed to be impaired it will also be moved to non-accrual status. These rules apply to loans in all segments. However certain classes of loans in the consumer segment may simply get charged off as opposed to moving to non accrual status.

All interest accrued but not received for a loan placed on non-accrual is reversed against interest income at the time the loan is assigned non-accrual status. Payments received on such loans are applied to principal when there is doubt about recovering the full principal outstanding. Loans are eligible to return to accrual status after six months of timely payment and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and from recoveries of previously charged-off loans and decreased by charge-offs.

The allowance for loan loss analysis is performed monthly. Management’s methodology consists of specific and general components. The general component covers non-impaired loans and is based on historical loss experience adjusted for current economic factors.

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 3 years.  The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment.  These current economic factors are also revisited at the end of each quarter and include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no changes to this methodology in 2010.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. The most significant risk to the commercial segments is the development and sales and the collateral values.  In the current economic environment, development and sales activity has slowed down and collateral values have declined which has required more frequent collateral analysis of impaired loans and has increases the historical loss factors in the general allocation.

Within the commercial and industrial and commercial real estate portfolios, there are classes of loans with like risk characteristics that are periodically segregated because management has determined that the historical losses or current factors are unique and ought to be considered separately from the entire segment. In 2010, management chose to consider separately the historical loss on land development loans because of the extraordinary impact that the economic downturn had on vacant land and losses within that class were not necessarily indicative of those in the entire commercial and industrial and commercial real estate segments. The land development losses were not previously segregated from the commercial and commercial real estate segments historical loss calculation.

For the consumer segment, historical loss experience is based on the actual loss history of the following four classes; general consumer loans, personal lines of credit, home equity lines of credit and credit cards.  The level of delinquencies and charge off experience directly impacts the general allocations to the consumer classes. Home equity loans have been significantly impacted by declining real estate values, which has increased general allocations in the allowance for loan losses.

The residential segment loss experience is not segregated by grades or classes. The level of delinquencies, charge off experience, and direction of real estate values directly impacts the general allocations to the residential real estate segment. Declining real estate values have resulted in increased general allocations in the allowance for loan losses.

The specific component of the allowance for loan losses relates to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and are classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Any loan within a segment can be considered for individual impairment if it meets the above criteria. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.

Allocations of the allowance may be made for specific loans and groups, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan balances are generally charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Statutorily the Bank must charge off any bad debt that reaches delinquency of 360 days. In the case of an impaired loan, management typically charges off any portion of the debt that is unsecured based on an internal analysis of future cash flows and or collateral.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value in the period in which the change occurs, and the amount is included with other non-interest income on the income statement. The Company uses a third party valuation at each quarter end to adjust servicing assets to their fair value as of the end of the reporting period. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $38,858 at December 31, 2010 and $46,602 at December 31, 2009.

Servicing fee income is recorded for fees earned for servicing loans and is reported on the income statement as other non-interest income. The fees are based on a contractual percentage of the outstanding principal of the guaranteed portion. Servicing fees totaled $40,339 for the year ended December 31, 2010 and $51,411 for the year ended December 31, 2009.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company is only subject to examinations of federal taxing authorities for years after 2006. The Company and its subsidiaries are subject to U.S. federal income tax. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at either December 31, 2010 or December 31, 2009.

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

EARNINGS PER COMMON SHARE:  Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.  In both 2009 and 2010, stock options for 47,300 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RESTRICTIONS ON CASH:  The Bank was required to have $1,211,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2010. The requirement at year-end 2009 was $1,132,000.

DIVIDEND RESTRICTIONS: Holders of the Company's common stock are entitled to receive dividends that the Board of Directors may declare from time to time.  The Company may only pay dividends out of funds that are legally available for that purpose.  The Company's ability to pay dividends to its shareholders depends primarily on the Bank’s ability to pay dividends to the Company.  Dividend payments and extensions of credit to the Company from the Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings.

On December 16, 2010, the Company entered into a Written Agreement with the FRB. The Written Agreement contained several provisions related to dividends and distributions. Essentially the Company shall not declare or pay any dividends without the prior written approval of the FRB, and the Company shall not accept dividends or any other form of payment from the Bank without the prior written approval of the FRB. Similarly the Bank is prohibited from paying dividends. The Bank entered into a Consent Order with the FDIC and the OFIR, its primary banking regulators, which became effective on September 2, 2010. The Consent Order, among other things, explicitly prohibits the Bank from declaring or paying a dividend without the prior written consent of the regulators.

Prior to the regulatory dividend restrictions, there were several other restrictions in place as a result of various debt covenants. For instance, under the terms of the subordinated debentures, the Company is precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures in June of 2010. No dividends may be issued until the deferral ends. Additionally, the Company’s dividends are limited by its lender imposed debt covenant if the resource of the cash was from loan proceeds.

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

ADOPTION OF NEW ACCOUNTING STANDARDS:

In June 2009, the FASB amended previous guidance relating to transfers of financial assets, and for consolidation of variable interest entity by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. Additional disclosures about an enterprise’s involvement in variable interest entities are also required. This guidance was effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. This guidance must be applied to transfers occurring on or after the effective date. The disclosure provisions were also amended and apply to transfers that occurred both before and after the effective date of this guidance. Early adoption was prohibited. Adoption of this new guidance by the Company on January 1, 2010 did not have a material impact on our results of operations or financial condition.

Also in June 2009, the FASB amended previous guidance relating to transfers of financial assets and eliminates the concept of a qualifying special purpose entity.  This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. This guidance must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special-purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. The disclosure provisions were also amended and apply to transfers that occurred both before and after the effective date of this guidance.  The effect of adopting this new guidance was not material to the Company.

In July 2010, the FASB issued an Accounting Standards Update, “Receivables: Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The objective of this update is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. An entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The update makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables and the aging of past due financing receivables at the end of the reporting period by class of financing receivables. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010 and have been added to Note 3. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.The effect of adopting this new guidance on December 31, 2010 was disclosure-related only and had no impact on the Company’s results of operations.

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

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale
2010
US Treasury	$1,004,240	$6,854	$0	$1,011,094
US Government and federal agency	16,696,952	222,261	(10,497)	16,908,716
Municipals	3,179,898	62,864	(4,468)	3,238,294
Mortgage-backed and collateralized mortgage obligations– residential	15,239,466	236,840	(130,507)	15,345,799
	$36,120,556	$528,819	$(145,472)	$36,503,903

2009
US Government and federal agency	$14,357,370	$138,037	$0	$14,495,407
Municipals	1,144,121	33,165	0	1,177,286
Mortgage-backed – residential	5,753,711	226,766	(3,144)	5,977,333
	$21,255,202	$397,968	$(3,144)	$21,650,026

Periodically the Company will implement a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. Proceeds from sales of available for sale securities in 2010 totaled $3,751,027 resulting in a realized gain of $80,079 and realized loss of $265.  Proceeds from sales of available for sale securities in 2009 totaled $5,430,311 resulting in a realized gain of $273,010 and realized loss of $4,375.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (Continued)

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
2009
Municipals	$5,841,421	$104,016	$0	$5,945,437

In 2010, several of the securities sold were transferred out of the held to maturity portfolio. As a result, the Company needed to transfer all of its remaining held to maturity securities into the available for sale portfolio in order to comply with accounting guidance. The carrying amount of the securities transferred during 2010 was $5,839,614. Of that total, $3,551,506 was sold. The remaining $2,288,108 had an unrealized gain of $28,192 that was recorded through other comprehensive income upon transfer.

The fair value of debt securities and carrying amount, if different, at year-end 2010 and year-end 2009 by contractual maturity were as follows.  Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

	Available for Sale
	Amortized	Fair
2010	Cost	Value

Due in one year or less	$4,423,982	$4,455,691
Due from one to five years	14,701,010	14,916,082
Due in more than five years	1,756,098	1,786,331
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	15,239,466	15,345,799
	$36,120,556	$36,503,903

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (Continued)

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
2009	Cost	Value	Cost	Value

Due in one year or less	$1,005,004	$1,011,077	$0	$0
Due from one to five years	13,957,329	14,116,787	1,391,503	1,449,340
Due in more than five years	539,158	544,829	4,449,918	4,496,097
Due in more than ten years	0	0	0	0
Mortgage-backed - residential	5,753,711	5,977,333	0	0
	$21,255,202	$21,650,026	$5,841,421	$5,945,437

Securities with unrealized losses not recognized in income at year-end 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less than 12 Months		12 Months or Longer		Total
2010	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for Sale	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,489,266	$(10,497)	$0	$0	$2,489,266	$(10,497)
Municipals	350,532	(4,468)	0	0	350,532	(4,468)
Mortgage-backed and collateralized mortgage obligations - residential	7,887,368	(130,507)	0	0	7,887,368	(130,507)
	$10,727,166	$(145,472)	$0	$0	$10,727,166	$(145,472)

	Less than 12 Months		12 Months or Longer		Total
2009	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for Sale	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed – residential	$237,655	$(3,144)	$0	$0	$237,655	$(3,144)
	$237,655	$(3,144)	$0	$0	$237,655	$(3,144)

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

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

At both year-end 2010 and 2009, approximately 100% of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2010, 16 debt securities had unrealized losses with aggregate depreciation of 1.34% from the amortized cost basis. 15 of the 16 securities are issued by a government agency. During the first half of the year, the Company implemented a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. Going forward it is not the Company’s intent to continue this practice. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

At year-end 2010 and 2009, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of shareholders’ equity.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (Continued)

Securities pledged at year-end 2010 had a carrying amount of $29,206,793 and were pledged to secure public fund customers, the Federal Reserve Discount Window, the Federal Home Loan Bank overdraft line of credit, customer repurchase agreements, and treasury tax and loan balances.  Pledged securities at year-end 2009 had a carrying amount of $26,086,672.

NOTE 3 - LOANS

Loans at year-end were as follows:

	2010	2009

Commercial	$58,416,643	$69,385,747
Commercial Real Estate:
General	58,996,411	61,308,578
Construction	8,782,762	9,737,032
Consumer:
Lines of credit	15,954,866	18,063,471
Other	3,087,409	4,076,991
Credit card	520,095	596,584
Residential	19,534,704	20,143,952
	165,292,890	183,312,355
Less: Allowance for loan losses	(4,791,907)	(3,782,132)
Net deferred loan fees	(49,009)	(64,528)
Loans, net	$160,451,974	$179,465,695

Activity in the allowance for loan losses for the year was as follows:

	2010	2009

Beginning balance	$3,782,132	$4,350,903
Charge-offs	(5,090,138)	(3,228,567)
Recoveries	75,138	52,153
Provision for loan losses	6,024,775	2,607,643

Ending balance	$4,791,907	$3,782,132

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of year-end:

2010	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowances for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$195,684	$1,789,936	$85,233	$49,145	$2,119,998
Collectively evaluated for impairment	1,023,181	1,106,240	461,370	81,118	2,671,909
Total ending allowance balance	$1,218,865	$2,896,176	$546,603	$130,263	$4,791,907

Loans:
Individually evaluated for impairment	$4,276,850	$8,405,141	$307,307	$1,339,741	$14,329,039
Collectively evaluated for impairment	54,326,131	59,724,688	19,096,341	18,508,671	151,655,831
Total ending loans balance	$58,602,981	$68,129,829	$19,403,648	$19,848,412	$165,984,870

2009	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowances for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$587,950	$1,072,388	$66,232	$0	$1,726,570
Collectively evaluated for impairment	938,134	755,634	252,801	108,993	2,055,562
Total ending allowance balance	$1,526,084	$1,828,022	$319,033	$108,993	$3,782,132

Loans:
Individually evaluated for impairment	$3,563,028	$10,166,701	$346,512	$170,410	$14,246,651
Collectively evaluated for impairment	66,050,149	61,221,520	22,157,841	20,059,819	169,489,329
Total ending loans balance	$69,613,177	$71,388,221	$22,504,353	$20,230,229	$183,735,980

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of year-end:

2010	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$3,692,148	$3,689,868	$0
Commercial Real Estate:
General	2,684,164	2,681,391	0
Construction	664,866	664,866	0
Consumer:
Lines of credit	108,274	108,274	0
Other	18,900	18,900	0
Residential	848,983	849,457	0
Subtotal	$8,017,335	$8,012,756	$0

With an allowance recorded:
Commercial	584,702	582,331	195,684
Commercial Real Estate:
General	3,088,254	3,078,481	575,175
Construction	1,967,857	1,967,857	1,214,761
Consumer:
Lines of credit	131,515	131,149	42,799
Other	45,829	45,696	39,645
Credit card	2,789	2,789	2,789
Residential	490,758	490,385	49,145
Subtotal	$6,311,704	$6,298,688	$2,119,998
Total	$14,329,039	$14,311,444	$2,119,998

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

2009	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$2,629,286	$2,597,115	$0
Commercial Real Estate:
General	3,228,810	3,197,459	0
Construction	1,036,329	1,036,048	0
Consumer:
Lines of credit	158,477	158,477	0
Other	6,801	6,801	0
Residential	170,410	170,410	0
Subtotal	$7,230,113	$7,166,310	$0

With an allowance recorded:
Commercial	933,742	934,578	587,950
Commercial Real Estate:
General	4,504,004	4,495,262	681,641
Construction	1,397,558	1,397,558	390,747
Consumer:
Lines of credit	181,066	180,374	66,064
Credit card	168	168	168
Subtotal	$7,016,538	$7,007,940	$1,726,570
Total	$14,246,651	$14,174,250	$1,726,570

	2010	2009
Average of impaired loans during the year	$14,323,860	$11,754,330
Interest income recognized during impairment	238,647	389,548
Cash-basis interest income recognized	214,270	339,636

Non-performing loans and impaired loans are defined differently.  Some loans may be included in both categories, whereas other loans may only be included in one category.  Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of year-end:

	2010		2009
	Non Accrual	Recorded Investment > 90 Days and Accruing	Non Accrual	Recorded Investment > 90 Days and Accruing
Commercial	$1,316,168	$0	$1,866,179	$814,340
Commercial Real Estate:
General	3,143,819	0	3,660,602	0
Construction	2,632,723	0	2,190,703	0
Consumer:
Lines of credit	214,489	0	223,131	170,622
Other	0	1,776	6,801	26,406
Credit card	0	0	168	4,635
Residential	748,166	0	170,410	0
Total	$8,055,365	$1,776	$8,117,994	$1,016,003

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table presents the aging of the recorded investment in past due loans as of year-end by class of loans:

2010	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days and Non Accrual	Total Past Due	Current	Total Recorded Investment
Commercial	$627,034	$0	$1,316,168	$1,943,202	$56,659,779	$58,602,981
Commercial Real Estate:
General	157,637	217,803	3,143,819	3,519,259	55,802,388	59,321,647
Construction	0	0	2,632,723	2,632,723	6,175,459	8,808,182
Consumer:
Lines of credit	79,191	35,460	214,489	329,140	15,619,003	15,948,143
Other	12,054	0	1,776	13,830	2,921,580	2,935,410
Credit card	0	0	0	0	520,095	520,095
Residential	94,404	0	748,166	842,570	19,005,842	19,848,412
Total	$970,320	$253,263	$8,057,141	$9,280,724	$156,704,146	$165,984,870

2009	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days and Non Accrual	Total Past Due	Current	Total Recorded Investment
Commercial	$607,770	$62,939	$2,680,519	$3,351,228	$66,261,949	$69,613,177
Commercial Real Estate:
General	56,368	173,383	3,660,602	3,890,353	57,735,221	61,625,574
Construction	0	0	2,190,703	2,190,703	7,571,944	9,762,647
Consumer:
Lines of credit	51,791	168,705	393,753	614,249	17,272,283	17,886,532
Other	29,169	8,177	33,207	70,553	3,950,684	4,021,237
Credit card	29,665	7,400	4,803	41,868	554,716	596,584
Residential	555,813	367,479	170,410	1,093,702	19,136,527	20,230,229
Total	$1,330,576	$788,083	$9,133,997	$11,252,656	$172,483,324	$183,735,980

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $447,947 and $360,443 of specific reserves on $5,370,581 and $2,657,649 of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2010 and 2009. The Company has also committed $1,146,342 and $1,185,958 as of December 31, 2010 and 2009 to customers whose loans are classified as a troubled debt restructuring.  These two customers are paying as agreed on those loans.

Credit Quality Indicators:

The Bank utilizes a numeric grading system for commercial and commercial real estate loans to indicate the strength of the credit. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The loan grades are as follows:

1.	Exceptional. Loans with an exceptional credit rating.
2.	Quality. Loans with excellent sources of repayment that conform, in all respects, to Bank policy and regulatory requirements. These are loans for which little repayment risk has been identified.
3.	Above Average. Loans with above average sources of repayment and minimal identified credit or collateral exceptions and minimal repayment risk.
4.	Average. Loans with average sources of repayment that materially conform to Bank policy and regulatory requirements. Repayment risk is considered average.
5.	Acceptable. Loans with acceptable sources of repayment and risk.
5W.
Watch. Loans considered to be below average quality. The loans are often fundamentally sound but require more frequent management review because of an adverse financial event. Risk of non payment is elevated.

6.	Special Mention. Loans that have potential weaknesses and deserve close attention. If uncorrected, further deterioration is likely. Risk of non payment is above average.
7.	Substandard. Loans that are inadequately protected by the borrower’s capacity to pay or the collateral pledged. Risk of non payment is high.
8.	Doubtful. Loans in this grade have identified weaknesses that make full repayment highly questionable and improbable.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2010 and 2009, and based on the most recent analysis performed in the fourth quarter of each year, the risk category of loans by class of loans is as follows:

	Commercial		Commercial Real Estate General		Commercial Real Estate Construction
	2010	2009	2010	2009	2010	2009
1	$0	$50,824	$0	$0	$0	$0
2	583,364	630,450	0	0	0	0
3	1,722,896	4,655,279	3,443,220	4,500,309	30,927	33,290
4	21,109,601	24,053,200	17,362,231	21,590,396	2,727,615	587,450
5	19,659,157	24,601,177	24,656,543	22,663,335	1,702,025	6,194,875
5W	1,687,613	4,618,976	4,399,618	2,981,616	1,484,710	513,142
6	9,349,408	7,190,269	4,777,202	2,631,346	190,333	0
7	3,292,002	2,296,810	2,328,376	6,337,435	39,849	243,187
8	1,198,940	1,516,192	2,354,457	921,137	2,632,723	2,190,703
Total	$58,602,981	$69,613,177	$59,321,647	$61,625,574	$8,808,182	$9,762,647

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented on page 59, and by payment activity.  The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2010 and 2009:

	Residential
	2010	2009
Performing	$18,508,671	$20,059,819
Impaired	1,339,741	170,410
Total	$19,848,412	$20,230,229

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2010	2009	2010	2009	2010	2009
Performing	$15,708,354	$17,546,989	$2,870,681	$4,014,436	$517,306	$596,416
Impaired	239,789	339,543	64,729	6,801	2,789	168
Total	$15,948,143	$17,886,532	$2,935,410	$4,021,237	$520,095	$596,584

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity:

	2010	2009
Beginning of year	$6,440,916	$5,884,093
Additions	3,073,725	2,928,689
Proceeds from sales	(3,363,359)	(392,411)
Losses from sales	(193,559)	(73,833)
Direct write-downs	(2,575,129)	(1,905,622)
End of year	$3,382,594	$6,440,916

Expenses related to foreclosed assets include:

	2010	2009
Operating expenses, net of rental income	$445,682	$565,905

 NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2010	2009

Land & land improvements	$5,447,328	$5,447,328
Buildings & building improvements	6,132,163	5,959,371
Furniture, fixtures and equipment	3,652,390	3,648,675
Construction in process	17,618	61,432
	15,249,499	15,116,806
Less: accumulated depreciation	4,375,323	3,823,637
	$10,874,176	$11,293,169

Depreciation expense was $579,553 for 2010 and $675,738 for 2009.

NOTE 6 - DEPOSITS

Deposits at year-end are summarized as follows:

	2010	2009
Non-interest-bearing DDA	$33,326,683	$24,884,625
Interest-bearing DDA	23,944,608	27,677,774
Money market	18,493,059	19,330,781
Savings	7,388,395	8,611,038
Certificate of deposit	136,110,432	118,072,391
	$219,263,177	$198,576,609

Time deposits of $100,000 or more were $57,217,208 at year-end 2010 and $82,976,909 at year-end 2009. 1

_______________________
1 Includes brokered deposits.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – DEPOSITS (Continued)

Scheduled maturities of time deposits, as of year-end 2010, were as follows:

2011	$72,883,007
2012	44,883,048
2013	15,890,801
2014	2,296,047
2015	157,529
$136,110,432

Brokered time deposits were $37,307,000 at year-end 2010 and $52,683,579 at year-end 2009. Since the Bank was not categorized as “well capitalized” at December 31, 2010 and is under a Consent Order, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010. At December 31, 2010, maturities of brokered deposits were as follows:

Due in 3 months or less	$3,453,000
Due in 3-12 months	$30,392,000
Due in one or more years	$3,462,000

NOTE 7 – SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of repurchase agreements and Discount Window borrowings.  Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent. Discount Window borrowings are collateralized by securities and home equity loans. The Bank can borrow overnight from the Discount Window under the secondary credit program for up to 60 days in any 120-day period at a current rate of 1.25%, which is 75 basis points over the Federal Open Market Committee’s target federal funds rate which is currently 0.50%.

 The balances at year-end are shown below:

	Repurchase	Discount
	Agreements	Window
Outstanding at December 31, 2010	$7,460,795	$0
Average interest rate at year-end	0.72%	0%
Average balance during year	8,598,005	315,425
Average interest rate during year	0.86	0.50
Maximum month end balance during year	10,132,049	0

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS (Continued)

	Repurchase	Discount
	Agreements	Window
Outstanding at December 31, 2009	$7,000,327	$0
Average interest rate at year-end	0.66%	0%
Average balance during year	7,489,802	150,959
Average interest rate during year	0.78	0.50
Maximum month end balance during year	10,393,960	2,120,000

The Bank had securities of $9,684,310 pledged to repurchase agreements at December 31, 2010 and $9,377,322 pledged at December 31, 2009.

Collateral pledged to the Discount Window at December 31, 2010 consisted of $2,821,946 in securities and $7,442,413 in home equity loans. At December 31, 2009, collateral consisted of $6,893,230 in securities and $10,636,917 in home equity loans.

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the Federal Home Loan Bank of Indianapolis.  Based on its current Federal Home Loan Bank Stock holdings and collateral, the Bank has the capacity to borrow $4,016,680. Each borrowing requires a direct pledge of securities and or loans. The Bank had loans with a fair market value of $4,806,678 pledged to the Federal Home Loan Bank to support future borrowings at year-end 2010. At year-end 2009, the Bank had both loans and securities with a fair market value of $7,547,828 pledged.

At December 31, 2010, the Bank also had securities with a fair market value of $5,513,014 pledged to the Federal Home Loan Bank to collateralize a $5,000,000 overdraft line of credit. At December 31, 2010 there was no balance outstanding on the line of credit.

Year-end advances from the FHLB are as follows:

	Interest
Maturity Date	Rate	2010	2009
March 24, 2010	5.99%	$0	$1,500,000
November 3, 2010	5.95	0	2,000,000
December 13, 2010	5.10	0	2,500,000
		$0	$6,000,000

The first advance matured and was not renewed. On July 6, 2010, the Bank chose to prepay the last two of its outstanding advances. The computed prepayment penalty was $88,336 and is reflected in interest expense. Although the prepayment penalty was significant, it was actually a savings of roughly $4,000 to

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS  (Continued)

the Bank when comparing the interest payments owed to maturity with the return that would have been received had the funds remained on deposit at the Federal Reserve Bank.

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.35% at December 31, 2010 and 2.30% at December 31, 2009. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing.  The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company’s deferral of interest does not constitute an event of default.

During the deferral period, interest will continue to accrue on the subordinated debentures.  Also, the deferred interest will accrue interest.  At the expiration of the deferral period, all accrued and unpaid interest will be due and payable and a corresponding amount of distributions will be payable on the trust preferred securities.

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

without prior FRB approval. At December 31, 2010, the accrued interest payable on the subordinated debentures was $86,951.

NOTE 10 – NOTES PAYABLE

The Company has a $5,000,000 term loan with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank. The total principal balance outstanding at December 31, 2010 and December 31, 2009 was $5,000,000.  The outstanding principal bears interest at a rate of 275 basis points above Fifth Third’s prime rate.  The current interest rate on the outstanding principal balance is 6.00% per annum.  The maturity date of the term loan was January 3, 2011. The loan is not amortizing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December.

The loans financial covenants include: the Company may not use the loan proceeds to pay dividends in excess of $500,000 annually; the Company must have cash available to service quarterly interest; the Bank must be well capitalized and the Company must be adequately capitalized; capped ratios of non-performing loans to total loans and non-performing assets to total assets and a Bank return on average assets ratio. While the Company was in compliance with all applicable financial covenants at December 31, 2009 and March 31, 2010, the Company has not been in compliance with the capital ratios or the return on average assets ratio since June 30, 2010. In addition to the capital and performance ratio deficiencies, at December 31, 2010, the Company no longer had the required cash available to be able to service the interest accrued on the note.

On January 3, 2011, the loan matured. In addition to the $5,000,000 principal being due, the Company had unpaid interest accrued of $155,000 on that day. The loan is in default, and the Company does not have the resources to pay the outstanding principal and accrued interest and does not expect to have it in the near future. Under the terms of the note, Fifth Third has the right to foreclose on the Bank’s stock which collateralizes the loan.

NOTE 11 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $16,500 in both 2009 and 2010. The Company had a Safe Harbor 401(k) Plan in both 2010 and 2009. The matching formula for the first five months of 2009 was 100% of the first 3% of compensation contributed and 50% of the next 3%. Effective June 1, 2009, the Company suspended the match. There was no match for the entire year in 2010. The match expense for 2009 was $55,361.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES

The consolidated provision for federal income tax expense (benefit) was as follows:

	2010	2009
Current payable (receivable)	$(10,618)	$(867,133)
Deferred liability (benefit)	0	0
Valuation allowance establishment	0	985,959
	$(10,618)	$118,826

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2010 and 2009:

	2010	2009
Deferred tax asset
Allowance for loan losses	$1,195,446	$982,970
Non-accrual loans	276,715	34,715
Deferred loan costs, net	9,975	11,828
Accrued expenses	7,115	0
Foreclosed assets	1,276,595	707,400
Other	25,432	20,137
Net operating loss carryforward	2,587,922	580,253
	5,379,200	2,337,303
Deferred tax liabilities
Depreciation	(240,455)	(237,661)
Accretion on securities	(191)	(565)
Unrealized gain on securities available for sale	(217,229)	(217,229)
Prepaid expenses	(32,942)	(35,494)
Other	(12,394)	(13,526)
	(503,211)	(504,475)

	$4,875,989	$1,832,828
Valuation allowance	(4,875,989)	(1,832,828)
Net deferred tax asset	$0	$0

Accounting guidance related to income taxes requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard.  In making such judgments, we consider both positive and negative evidence and analyze changes in near-term market conditions as well as other factors which may impact future operating results. Significant weight is given to evidence that can be objectively verified.  The continuing recent losses resulting from the distressed operating environment in Michigan have significantly restricted our ability under the accounting rules to rely on projections of future taxable income to support the recovery of our deferred tax assets.  Consequently, we determined it necessary to carry a valuation allowance against our entire net deferred tax asset.  The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required.  We will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

A reconciliation of the difference between federal income tax expense (benefit) and the amount computed by applying the statutory rate of 34% in 2010 and 2009 is as follows:

	2010	2009
Tax at statutory rate	$(3,023,737)	$(1,646,808)
Tax-exempt interest income	(42,438)	(75,698)
Other	12,396	8,504
Valuation allowance	3,043,161	1,832,828
Federal income tax expense (benefit)	$(10,618)	$118,826

There were no unrecognized tax benefits at December 31, 2010, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

As of December 31, 2010, the Company has a net operating loss carryover of $7,611,537 to be utilized to offset future taxable income that will begin expiring in 2029.

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2010 were as follows:

Beginning balance	$4,428,893
New loans and line advances	2,314,276
*Effect of changes in related parties	(351,000)
Repayments	(3,002,008)
Ending balance	$3,390,161

*The effect of a director(s) retiring and no longer being considered a related party.

Deposits from principal officers, directors and their affiliates were $3,143,260 at year-end 2010 and $2,924,518 at year-end 2009.

NOTE 14 – STOCK OPTIONS

The Company has three share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2009 and 2010. Consequently, there was no income tax benefit recorded for either 2009 or 2010.

Stock Option Plans

Options to buy stock were granted to officers under the 1998 Employee Stock Option Plan, which provided for issue of options for up to 150,000 shares of stock of the Company.  Exercise price is not less

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK OPTIONS (Continued)

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

A summary of the activity in the plans for 2010 is as follows:
			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value*
Outstanding at beginning of year	47,300	$11.01
Granted	0	0
Exercised	0	0
Forfeited or expired	0	0
Outstanding at end of year	47,300	$11.01	2.5	$0
Exercisable at end of year	47,300	$11.01	2.5	$0

*The stock price at December 31, 2010 did not exceed the weighted average option exercise price.

All outstanding options are fully vested, therefore there is no unrecognized compensation cost related to options.

As of December 31, 2010, there were 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by the federal banking agencies.  Since the Company is a one bank holding company with consolidated assets less than $500 million, regulatory minimum capital ratios are applied only to the Bank.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well capitalized, regulatory approval is required to accept brokered deposits.  Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized.  If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, acquisitions, new activities, new branches, payment of dividends or management fees are prohibited and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator. The Bank was in the well-capitalized category under the regulatory framework for prompt corrective action at December 31, 2009 however the Bank was in the undercapitalized category at December 31, 2010.

The Bank’s Consent Order with the FDIC and the OFIR, its primary banking regulators, became effective on September 2, 2010. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and OFIR.

The Consent Order, among other things, requires the Bank to implement a written profit plan, a written contingency funding plan, a written plan to reduce the Bank's reliance on brokered deposits, a comprehensive strategic plan; and to develop an analysis and assessment of the Bank's management needs.  Under the Consent Order the Bank is required to maintain higher capital levels than requested under prompt corrective action and the Bank may not declare or pay any dividend without the prior written consent of the regulators.

Prior to the issuance of the Consent Order, the Bank's Board of Directors and management had already commenced initiatives and strategies to address a number of the requirements of the Consent Order. The Bank continues to work in cooperation with its regulators.  Our ability to fully comply with all of the requirements of the Consent Order, including maintaining specified capital levels, is not entirely within our control, and is not assured. Our ability to comply with the requirements of the Consent Order may be affected by many factors, including the availability of capital and other funds, the extent of repayment of loans by borrowers, declines in the value of collateral including real estate, the Bank's ability to realize on collateral, actions that may be taken by our lender in connection with our outstanding $5,000,000 term loan, and actions by bank regulators. Failure to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on us and our shareholders, as well as the Bank.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

As of October 1, 2010, the Bank had retained a third party consultant, acceptable to the regulators, who was hired to develop a written analysis and assessment of the Bank’s management needs for the purpose of providing qualified management for the Bank. The consultant completed the analysis by the December 1, 2010 deadline. On January 6, the FDIC and OFIR acknowledged the timely filing of the report and concurred with the consultant, that the members of the present executive management team have the ability, experience and qualifications to perform their respective duties in a capable manner. No changes in the Bank’s management were recommended.

The Bank’s Board of Directors continues to participate in the governance of the Bank and has developed a program for monitoring compliance with the Consent Order. The template is updated periodically as necessary and is distributed to all Board members for discussion at the monthly board meeting.

There were several directives related to loans contained in the Consent Order. The Bank was ordered to charge off all loans classified as “loss” by the FDIC during the March 2010 examination. The charge offs were completed as directed. The Bank was prohibited from extending additional credit to any impaired borrower. The Bank is in compliance with this mandate. The Bank was asked to develop, implement and submit to the FDIC, written action plans to reduce the risk position in impaired credits. All action plans have been submitted to the FDIC. Management continues to update the action plans and is working diligently to reduce the risk position as outlined in each action plan. All recommended loan and collection policy revisions have been adopted and submitted to the FDIC.

Under the Consent Order the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not in compliance with this requirement at December 31, 2010. Management continues to explore options to raise the capital required for full compliance. At December 31, 2010, a capital contribution of $10,250,000 would have been needed to meet the capital ratios specified in the Consent Order.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Included in the table are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank. For December 31, 2010 the required amounts shown are the level to be adequately capitalized and the level mandated by the Consent Order. At December 31, 2009 the required levels were adequately capitalized and well capitalized.

			Minimum Required		Minimum Required
			for Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2010
Total Capital to risk-weighted
assets of the Bank	$12,501,302	7.06%	$14,173,103	8.00%	$19,488,017	11.00%
Tier 1 (Core) Capital to risk-
weighted assets
of the Bank	10,254,935	5.79	7,086,552	4.00	N/A	N/A
Tier 1 (Core) Capital to
average assets
of the Bank	10,254,935	4.25	9,646,274	4.00	20,498,333	8.50

					Minimum Required to
					Be Well Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2009
Total Capital to risk-weighted
assets of the Bank	$21,035,207	10.41%	$16,167,491	8.00%	$20,209,363	10.00%
Tier 1 (Core) Capital to risk-
weighted assets
of the Bank	18,493,531	9.15	8,083,745	4.00	12,125,618	6.00
Tier 1 (Core) Capital to
average assets
of the Bank	18,493,531	7.79	9,500,313	4.00	11,875,391	5.00

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2010, only $2,246,366 was counted as tier two capital and $2,545,541 was disallowed.  At December 31, 2009, $2,541,676 was counted as tier two capital and $1,240,456 was disallowed.

Under the Consent Order the Bank is restricted from declaring or paying dividends without prior written authorization of the FDIC. The Bank was in full compliance with this restriction.

The Bank was ordered to adopt, implement and adhere to a realistic, comprehensive written profit plan and budget for 2011. The Bank adopted a written profit plan and budget for 2011 on November 17, 2010. Management intends on informing the Board on a monthly basis as to how the Bank’s performance compared to the budget.

Per the Consent Order the Board must be given the opportunity to evaluate the adequacy of the allowance for loan losses prior to the submission of any reports of condition and statements of income to the FDIC. The Board is given the opportunity each month to review the details of the allowance for loan loss calculation and the resulting provision expense and to provide feedback to management as to the sufficiency.

As required by the Consent Order, the Bank adopted a detailed liquidity plan on November 17, 2010 which provided for intended liquidity sources to meet the Bank’s assessed liquidity needs over the time horizons of 6, 12 and 18 months. A significant portion of the upcoming funding needs are related to the brokered deposit maturities discussed below.

As a condition of the Consent Order, the Bank is unable to accept brokered deposits. On October 27, 2010, the Board, as required by the Consent Order, approved a written plan to reduce the Bank’s reliance on brokered deposits. The plan to reduce brokered deposits includes details of the volume and maturities of the existing brokered deposits over the next eight quarters and includes a specific strategy to fund their maturities.

As of December 31, 2010, there was $37,307,000 of brokered deposits outstanding. They mature as follows:

Due in 3 months or less	$3,453,000
Due in 3-12 months	$30,392,000
Due in one or more years	$3,462,000

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Throughout a majority of 2010, the Bank has been able to replace $15,376,579 of maturing brokered deposits with local deposits, including internet based time deposits and core deposits. The plan to reduce brokered deposits mainly consists of continuing this strategy. Management does not believe that the restriction on issuing brokered deposits imposes a significant liquidity problem for the Bank. Monthly written progress reports are being provided to the Board.

On November 17, 2010, the Board of Directors adopted a new strategic plan. The plan was submitted to the FDIC. The Board intends to monitor the performance of the plan on a quarterly basis.

On December 16, 2010, the Company entered into a Written Agreement with the FRB. The Written Agreement contains provisions relating to a number of matters, including dividends and distributions.  Pursuant to the Written Agreement, the Company has agreed not to declare or pay any dividends without the prior written approval of the FRB and the Director of the Division of Bank Supervision and Regulation of the Board of Governors of the Federal Reserve System, and not to take any dividends or other form of payment from the Bank that represents a reduction in its capital without the prior written approval of the FRB.

NOTE 16 – OFF-BALANCE SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end:
	2010		2009
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$1,427,195	$23,425,296	$790,487	$26,415,850
Unused standby letters of credit	0	1,266,735	0	1,050,000
Commitments to make loans	95,470	0	866,340	0

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – OFF-BALANCE SHEET ACTIVITIES (Continued)

Commitments to make loans are generally made for periods of 60 days or less.  At year-end 2010, the fixed rate loan commitments had interest rates ranging from 0.00% to 8.75% and maturities ranging from 1 month to 7 years.

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS
December 31,

	2010	2009

ASSETS
Cash and cash equivalents	$125,459	$1,037,316
Investment in subsidiaries	10,471,075	18,711,438
Other assets	23,139	8,841

Total assets	$10,619,673	$19,757,595

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$273,886	$517,604
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	845,787	9,739,991

Total liabilities and shareholders’ equity	$10,619,673	$19,757,595

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,

	2010	2009
Other income	$4,023	$5,958
Interest expense	(416,455)	(349,431)
Other expense	(249,421)	(338,590)
Loss before income tax benefit and undistributed
Subsidiary income	(661,853)	(682,063)

Equity in undistributed subsidiary income (loss)	(8,231,492)	(4,280,316)

Federal income tax benefit	(10,618)	0

Net loss	$(8,882,727)	$(4,962,379)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2010	2009
Cash flows from operating activities
Net loss	$(8,882,727)	$(4,962,379)
Equity in undistributed subsidiary income (loss)	8,231,492	4,280,316
Net change in:
Other assets	(14,298)	5,050
Other liabilities	(243,718)	371,639
Net cash from operating activities	(909,251)	(305,374)

Cash flows from investing activities
Capital investment into subsidiaries	(2,606)	9
Net cash from investing activities	(2,606)	9

Cash flows from financing activities
Draws on notes payable and line of credit	0	800,000
Paydown on notes payable	0	0
Net cash from financing activities	0	800,000

Net change in cash and cash equivalents	(911,857)	494,635
Beginning cash and cash equivalents	1,037,316	542,681

Ending cash and cash equivalents	$125,459	$1,037,316

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2010	2009

Unrealized holding gains on held to maturity securities
transferred to available for sale	$28,192	$0
Unrealized holding gains on available for sale securities	40,145	24,551
Less reclassification adjustments for (gains) and losses later
recognized in income	(79,814)	(268,635)
Net unrealized gain (loss)	(11,477)	(244,084)
Tax effect	0	0

Other comprehensive income (loss)	$(11,477)	$(244,084)

NOTE 19 - FAIR VALUE MEASUREMENTS

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

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Servicing Rights:  The fair value of SBA servicing rights is obtained from a third party using assumptions provided by the Company. The individual servicing rights are valued individually taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. Their valuation methodology utilized for the servicing rights begins with projecting future cash flows for each servicing asset, based on its unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing a market-based discount rate assumption. These inputs are generally observable in the marketplace resulting in a Level 2 classification.

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals, broker market opinions or internal evaluations. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Foreclosed Assets:  Nonrecurring adjustments to certain commercial and residential real estate properties classified as foreclosed assets are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on recent real estate appraisals, broker market opinions or internal evaluations. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Adjustments of the carrying amount utilizing this process result in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ending December 31, 2010 and 2009:

		Fair Value Measurements Using
December 31, 2010	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities:
US Treasury	$1,011,094	$1,011,094	$0	$0
US Government and
federal agency	16,908,716	1,000,000	15,908,716	0
Municipal securities	3,238,294	0	3,238,294	0
Mortgage-backed and
collateralized mortgage
obligations– residential	15,345,799	0	15,345,799	0

Servicing assets	38,858	0	38,858	0

December 31, 2009
Available for sale securities:
US Government and
federal agency	$14,495,407	$500,000	$13,995,407	$0
Municipal securities	1,177,286	0	1,177,286	0
Mortgage-backed - residential	5,977,333	0	5,977,333	0

Servicing assets	45,602	0	45,602	0

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below for the years ending December 31, 2010 and 2009:

	Total	Significant Unobservable Inputs (Level 3)
December 31, 2010
Impaired loans:
Commercial	$386,647	$386,647
Commercial real estate:
General	2,503,306	2,503,306
Construction	753,096	753,096
Consumer:
Lines of credit	88,350	88,350
Other	6,051	6,051
Residential	441,240	441,240
Foreclosed assets:
Commercial real estate:
General	1,061,170	1,061,170
Construction	2,005,831	2,005,831
Residential	163,786	163,786

December 31, 2009
Impaired loans:
Commercial	$346,628	$346,628
Commercial real estate:
General	3,813,621	3,813,621
Construction	1,006,811	1,006,811
Consumer:
Lines of credit	114,310	114,310
Foreclosed assets:
Commercial real estate:
General	1,406,029	1,406,029
Construction	3,993,199	3,993,199
Residential	811,422	811,422

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

There were no significant transfers between Level 1 and Level 2 during 2010.

The following two paragraphs describe the impairment charges recognized during the period:

Collateral dependent impaired loans are measured using the fair value of the collateral. At December 31, 2010, such impaired loans had a principal amount of $6,298,688, with a valuation allowance of $2,119,988 compared to impaired loans with a principal amount of $7,007,940 and a valuation allowance of $1,726,570 at December 31, 2009. The fair values of the collateral on these loans were determined generally using independent appraisals, broker market opinions or internal evaluations which were adjusted for anticipated disposition costs. The impairment charges, recorded to the provision for loan losses, on collateral dependent loans were $1,565,000 for the year ending December 31, 2010.

At December 31, 2010 and December 31, 2009, foreclosed assets carried a fair value of $3,230,787 and $6,210,650 respectively. During the year ending December 31, 2010, thirty-six properties included in this total were written down by $2,575,129. During the year ending December 31, 2009, thirty properties were written down by $1,905,622. There were also twenty-three properties totaling $3,073,725 (at fair value) added to other real estate owned during the year ending December 31, 2010, while during the year ending December 31, 2009 there were eighteen properties totaling $2,928,689 added. The fair value of other real estate owned was determined primarily using independent appraisals, broker market opinions or internal evaluations which were adjusted for anticipated disposition costs.

Carrying amount and estimated fair values of financial instruments not previously presented were as follows at year-end:

	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)
Financial assets
Cash and cash equivalents	$23,640	$23,640	$2,824	$2,824
Securities held to maturity	0	0	5,841	5,945
Loans held for sale	1,263	1,273	1,071	1,078
Loans, net (including impaired)	160,452	154,484	179,466	176,157
FHLB stock	480	N/A	404	N/A
Accrued interest receivable	781	781	885	885

Financial liabilities
Deposits	219,263	220,711	198,577	202,151
Federal funds purchased and
repurchase agreements	7,461	7,461	7,000	7,000
FHLB advances	0	0	6,000	6,020
Subordinated debentures	4,500	3,172	4,500	3,758
Notes payable	5,000	2,500	5,000	5,000
Accrued interest payable	362	362	164	164

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration for widening credit spreads.  Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values.  Fair value of loans held for sale is based on market quotes.  Fair value of debt is based on current rates for similar financing.  It was not practical to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability. Estimated fair value for other financial instruments and off-balance sheet loan commitments are considered to approximate carrying value.

NOTE 20 - GOING CONCERN CONSIDERATION AND MANAGEMENT’S PLANS

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharges of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects of recoverability and classification of assets, or the amounts and classifications of liabilities, that may result should the Company be unable to continue as a going concern.

The Company recorded net losses of $8,882,727 and $4,962,379 for year-end 2010 and 2009, respectively.  The losses were primarily the result of increases in the provision for loan losses, higher FDIC insurance premiums, and higher administrative costs associated with managing nonperforming assets.  The Bank was undercapitalized at December 31, 2010 as further discussed in Note 15.  As a result of these conditions, the Bank does not have the ability to pay dividends to the holding company without regulatory approval.  The deteriorated capital position puts the Bank at significant risk of further regulatory enforcement action.  The Consent Agreement, referenced in Note 15, imposes, among other things, adjusted regulatory minimum capital requirements and prohibits the Bank from paying dividends without regulatory approval.

The Company has limited cash to cover its operating expenses for 2011 and would be dependent on dividends from the Bank in order to service principal and interest on its borrowings, including the $5,000,000 note payable, which is collateralized by the Bank’s stock.  As described in Note 10, the Company is in default of its note payable, which matured on January 3, 2011.  The Company does not have the ability to pay interest or principal due.  If the lender forecloses on the Bank’s stock, the Company would be rendered insolvent.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - GOING CONCERN AND MANAGEMENT’S PLANS (Continued)

Management is using alternative liquidity sources to fund brokered deposits as they mature and did not encounter any difficulties funding over $15.3 million in maturities during 2010.  Additionally, management has implemented many strategies to reduce overhead expenses and risk weighted assets since its first year of losses in 2007. A few of these improvements and the results were:

•
The work force has been reduced by 22% with 16 positions eliminated. Most staff salaries have been frozen for three years and the 401(k) matching contributions were suspended in 2009. Benefits expenses have been reapportioned with the employees bearing more of the expense. As a result, salary and benefit expenses decreased 17% or over $800,000.

•
Renegotiated vendor contracts as well as the reduction and elimination of a variety of miscellaneous expenses allowed the Bank to absorb 75% of the nearly $600,000 increase in FDIC premiums since 2007.

•	The Bank’s balance sheet management successfully reduced total risk weighted assets by over $73 million since year-end 2007. A majority of the decrease was to loans.

Management plans to continue exploring opportunities to reduce expenses and manage the balance sheet to achieve compliance with the Consent Order.

In the past year, the Bank has also reduced non-performing assets. In 2010, 28 properties and nine vacant lots were sold and past due and non-accrual notes were reduced by nearly $2.0 million. Management will continue its efforts to improve asset quality in 2011.

Due to the conditions and events discussed in this annual report, substantial doubt exists as to the Company’s ability to continue as a going concern.  The Company has determined that significant additional capital is required to continue operations and avoid additional regulatory action. The Board and management continue to seek opportunities to raise capital.

These financial statements do not include any adjustments that may result should the Company be unable to continue as a going concern.

SHAREHOLDER INFORMATION

SEC Form 10-K

Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request.  Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Stock Information

The Company’s common stock was traded on the Nasdaq Capital Market under the ticker symbol "CSHB" through December 15, 2010.  Beginning December 16, 2010, the Company’s common stock has been quoted on the OTC Bulletin Board, under the same symbol, and the Company has voluntarily delisted its common stock from the Nasdaq Capital Market.  At March 18, 2011, there were approximately 181 record holders of the Company’s common stock.  The Company has paid no dividends since its formation in 1998.

The following tables show the high and low sales prices for the common stock of the Company by quarter during 2010 and 2009, as reported by the Nasdaq Capital Market through December 15, 2010, and the high and low bid prices as obtained from one of the market makers for the Company's stock on the OTC Bulletin Board from December 16, 2010 through December 31, 2010.  The bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Sales Prices

	High	Low
Calendar Year 2010
First Quarter	$1.75	$0.60
Second Quarter	2.24	1.02
Third Quarter	1.55	0.77
Fourth Quarter (Oct 1 – Dec 15)	1.04	0.45

Calendar Year 2009
First Quarter	$2.95	$1.27
Second Quarter	3.50	1.75
Third Quarter	2.44	1.16
Fourth Quarter	1.90	0.50

Bid Prices

	High	Low
Calendar Year 2010
Fourth Quarter (Dec 16 – Dec 31)	$1.05	$0.01

Market Makers

At March 18, 2011 the following firms were registered with OTC Bulletin Board as market makers in common stock of the Company:

Howe Barnes Investments, Inc. 222 S Riverside Plz, 7th Floor Chicago, Illinois 60606	Hudson Securities, Inc. 111 Town Square Place Suite 1500A Jersey City, NJ 07310

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

Annual Meeting

This year’s Annual Meeting will be held at 2:00 p.m., on Thursday, May 12, 2011, at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

OFFICERS AND DIRECTORS
Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)
Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Executive Officers
Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Management Team

Ralph R. Berggren	Senior Vice President

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Cerise A. Semrinec	Vice President and Credit Administrator

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

OFFICERS AND DIRECTORS
Officers of the Bank

Joel M. Andersen	Assistant Vice President / Credit Manager
Faith A. Biros	Deposit Processing Manager
Monica J. Bixeman	Retail Banking Officer
Sherri S. Campbell	Vice President / Deposit Operations Manager
Kelly M. Christian	Assistant Vice President / Controller
Jennifer L. Egeler	Assistant Controller
Thomas A. Ellis	Senior Vice President / Mortgage Loan Officer
Sharon L. Gary	Human Resources Manager
Martin B. Hillila	Vice President / Commercial Lending Officer
Jon M. Huizenga	Assistant Vice President / Mortgage Loan Officer
Robert J. Jacobs	Senior Vice President / Business Development Officer
Susan M. Kane	Vice President / Mortgage Loan Operations Manager
Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager
Kimberli A. LaVallee	Assistant Vice President / Grand Haven Branch Manager
Ronald Maciejewski	Vice President / Commercial Lending Officer
Patricia A. McKenney	Assistant Vice President / Loan Operations Manager
Renee L. Nyblade	Vice President / Mortgage Loan Officer
Sharon Prus	Assistant Vice President / North Muskegon Branch Manager
Benjamin D. Robbins	Vice President / Commercial Lending Officer
Jamie J. Sheffer	Harvey Office Branch Manager
Clinton A. Todd	Vice President / Retail Lending
Laurie J. White	Vice President / Retail Deposit Sales Manager