Form 10-K, Exhibit 13
period 2011-12-31
COMMUNITY SHORES BANK CORP
filed 2012-03-29
CIK 1070523

EXHIBIT 13

COMMUNITY SHORES
BANK
CORPORATION

2011 ANNUAL REPORT

DECEMBER 31, 2011

Selected Financial Information

At or For the Year-Ended December 31,	2011		2010		2009
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$7,496		$6,951		$6,786
Provision for loan losses	2,484		6,025		2,608
Non-interest income	1,922		1,569		1,972
Non-interest expense	9,505		11,389		10,993
Loss before income tax	(2,571)		(8,894)		(4,843)
Income tax expense (benefit)	(104)		(11)		119
Net loss	(2,467)		(8,883)		(4,962)

Financial Condition:
Total assets	208,651		237,945		231,430
Loans held for sale	5,535		1,263		1,071
Loans	149,659		165,244		183,248
Allowance for loan losses	5,299		4,792		3,782
Securities	34,572		36,504		27,491
Deposits	191,545		219,263		198,577
Federal funds purchased and repurchase agreements	7,815		7,461		7,000
Notes payable and other borrowings	9,500		9,500		15,500
Shareholders' equity	(1,420)		846		9,740

Performance Ratios:
Return on average assets	(1.07	) %	(3.57	) %	(1.97	) %
Return on average shareholders' equity	(6,992.01)		(109.72)		(36.34)
Net interest margin (tax equivalent)	3.48		3.06		3.01
Efficiency ratio	100.93		133.67		125.53
Per Share Data:
Earnings per share - basic	$(1.68)		$(6.05)		$(3.38)
Earnings per share - diluted	(1.68)		(6.05)		(3.38)
Book value per share	(0.97)		0.58		6.63
Capital Ratios of Bank:
Tier 1 risk-based capital	5.12%		5.79%		9.15%
Total risk-based capital	6.40		7.06		10.41

Dear Fellow Community Shores Shareholder,

The long awaited recovery is beginning to show signs of materializing in West Michigan and in Community Shores Bank.  At last year’s annual meeting, we indicated that a return to profitability was unlikely to occur until 2012, but that we anticipated a significant reduction in our net losses.  We performed as projected and have established a positive trend toward profitability.  Importantly, we see this trend continuing as our local market’s unemployment rates are now at or below the national average.

Benchmarking

Declining real property valuations, in conjunction with the overall economy, were a substantial contributor to the significant losses experienced over the past three years.  Fortunately, in the latter half of 2011 we began to experience value stabilization in both residential and commercial properties.  This will translate into fewer losses as foreclosed assets are liquidated.  We are ahead of plan on the sale of our residential development assets and see increased sales activity on all property types continuing throughout 2012 as the market improves.

A tried and true barometer of loan portfolio health can still be found in a bank’s past due percentages.  Community Shores’ delinquency rates trended downward perceptibly in the fourth quarter of 2010.  I am pleased to report that we were able to maintain those lower levels throughout 2011.  Of important note, borrowers in our early delinquency category, those 30 to 59 days past due, declined 55% compared to year-end 2010.  This is consistent with improving economic factors and will ultimately result in a reduction in credit administration expenses.

Other positive indicators are found in the reduction of our non-accrual loans by $1.4 million compared to year-end 2010 and our substandard and doubtful commercial credits showed improvement, declining by $1 million compared to the prior year end.  Importantly, further improvement was noted in our residential and consumer loan portfolios, which industry analysts and regulatory agencies believe to be an area of future concern for the industry.  Community Shores’ impaired residential and consumer loans decreased $777,000 at year-end 2011 compared to the same period in 2010.

Capital

Management and your Board of Directors continue to work diligently on curing the Company’s capital deficiency.  Through a combination of reducing assets and working to regain profitability, our key tier 1 leverage and total risk based capital ratios remained relatively stable since the second quarter of 2011.  Although we have made considerable improvements in internal operations, increased net interest margin and continued overhead expense reductions, we have not met the requirements of the regulatory Consent Order.

Candidly, the best strategic and competitive course of action to improve our capital position will be to supplement future earnings with outside investment.  This will undoubtedly result in dilution to you, our existing shareholder.  The Board and Management fully believe that continued investment in Muskegon’s only true community bank has significant economic value.  Our business model, mission, business principles and future ability to continue vital support of Muskegon and Northern Ottawa’s economic engines are compelling reasons for continued investment.  We have weathered this recession and with appropriate investment, can expand upon our existing client base to leverage a distinct competitive opportunity.

Annual Meeting

In considering this year’s Annual Meeting of the Shareholders of Community Shores Bank Corporation, the Board of Directors noted that there were no proposals or actions requiring shareholder approval.  Due to the cost of producing and mailing a proxy statement, as well as the costs associated with voting, tabulation and conducting a physical meeting, the Board of Directors determined that it was fiscally prudent to postpone the 2012 Annual Meeting.  The Class II Directors, Julie K. Greene and Steven P. Moreland, will continue to serve until such time as an annual meeting of shareholders is held, and their successors are elected and qualified.

While we will not be holding our customary May meeting, we have completed our financial reporting and have filed a 10K and Annual Report.  These materials are available electronically on the internet.  We encourage you to access and review all of the important information they contain.  The 10K and Annual Report are available at:
www.communityshores.com

To view the materials, simply click on the Investor Relations tab in the upper right hand corner of your screen.  On the next screen click on the document you choose to view.

Alternatively, you may request to obtain a copy of the 10K and Annual Report by email or in paper format.  There is no charge to you for requesting a copy.  Please make your request for a copy as follows:

In writing to:  Ms. Pat Siembida, 1030 W. Norton Ave., Muskegon, MI  49441
By telephone to:  231-780-1800
By email to: ir@communityshores.com

Optimism

Last year I wrote that 2011 would be a “transitional year.” We transitioned from negative trends and indicators and achieved positive directionality.  We met our goals of reducing classified assets and maintaining delinquency levels.  We improved our net interest margin 42 basis points and found further reductions in operating expenses.  While we have not met our regulatory capital requirements, we achieved stabilization.

In approaching 2012, we are encouraged by our 2011 performance and believe that we will be able, yet again, to attain positive incremental improvements.  This will be a pivotal year for the financial service industry and Community Shores Bank, not only from the perspective of economic recovery, but in how we implement and manage the various requirements of the Dodd Frank legislation.  The Board of Directors and all of the dedicated and talented staff members of Community Shores Bank are committed to a return to profitability.  We value your investment and patronage and look forward to exemplifying the meaning of “community” in our business and personal endeavors in 2012 and beyond.

Sincerely,

Heather D. Brolick
President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION
Muskegon, Michigan

2011 ANNUAL REPORT

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Since 2008, the Company has experienced consolidated losses stemming from deterioration in credit quality and real estate values requiring the need for large loan loss provisions and impairments of foreclosed real estate. As a result primarily of the sustained losses, the Bank’s capital ratios declined. The Bank has been deemed undercapitalized since December 31, 2010 according to regulatory capital standards. At that time, the Bank had a total risk-based capital ratio of 7.06%. The loss recorded by the Bank in 2011 reduced the total risk-based capital ratio to 6.40% at December 31, 2011. The Bank remains undercapitalized as of that date.

As a result of deteriorating asset quality, poor earnings and falling capital ratios, the Bank endured additional regulatory scrutiny and entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Michigan’s Office of Financial and Insurance Regulation (“OFIR”), its primary regulators, on September 2, 2010. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and OFIR. Under the Consent Order the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of Tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet these requirements within the required 90-day period and remains out of compliance with the Consent Order as of December 31, 2011.

The lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above; as the Company currently has negative equity and limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance which, as of December 31, 2011, was approximately $34,000. Once the Company is out of cash, it is anticipated that it will no longer have the ability to fulfill its public document filing requirements since doing so requires the assistance of a third party vendor.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

On January 3, 2011, the Company was not able to repay its $5 million term loan when it came due. The Company does not have the resources to pay the outstanding principal and does not expect to have it in the near future. The Company did not make the last six contractual quarterly interest payments. The total interest due to Fifth Third at year-end 2010 was $153,000. The Company continues to accrue interest on the term loan and at December 31, 2011, the total interest due Fifth Third was $458,000. Since the Company presently does not have sufficient funds to pay off the term loan’s principal and accrued interest, Fifth Third has a right to foreclose on the Bank’s stock which collateralizes the term loan.

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements stipulated in the FDIC Rules and Regulations, and the continued deterioration of the Bank. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category within 60 days of the issuance of the Directive. During the 60 days, the board made efforts to secure funding and comply with the Directive but was not successful. As such, the Bank was not in compliance with the Directive at the end of 60 days and remains out of compliance. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further communications with the FDIC regarding the Directive. The board’s efforts to garner capital for the Bank are expected to continue.

Failure to comply with the provisions of the Consent Order, the Written Agreement or the Directive may subject the Bank to further regulatory enforcement action.

The Company’s net losses, failure to repay its term loan at maturity, non-compliance with the higher capital ratios of the Directive and the Consent Order, and the provisions of the Written Agreement raise substantial doubt about the Company’s ability to continue as a going concern. As a result of this substantial doubt, our auditors added an explanatory paragraph to their opinion on the Company’s December 31, 2011 and 2010 consolidated financial statements expressing substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Discussion regarding the Company’s plans for continuing operations and consideration of the Company as a going concern are discussed further in Note 20. Management’s progress towards compliance with the Consent Order and the Written Agreement is further discussed in Note 15.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As of December 31, 2011, the Bank had 55 full-time employees and 23 part time employees, a decrease of 3.5 full-time equivalent positions since December 31, 2010. Management does not anticipate increasing staff in 2012.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2011.  The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.  Actual results could differ from the estimate.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Foreclosed Assets. Foreclosed assets are acquired through or instead of loan foreclosure and are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. During the time that foreclosed assets are waiting to be sold, there will be occasions that the Bank will need to re-evaluate the individual market values of each asset. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the estimated fair value of the asset at the end of the reporting period. On a quarterly basis, the Bank’s Credit Department analyzes foreclosed asset values to determine the level at which they should be held on our books.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Future Factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; the ability of the Company to borrow money or raise additional capital to maintain or increase its or the Bank’s capital position or when desired to support future growth; action that Fifth Third may take in connection with its $5.0 million term loan to the Company, the repayment of which is now overdue; lack of adequate cash by the Company to continue its business or pay its debts; failure to comply with provisions of the Consent Order, Written Agreement or Directive may result in further regulatory action that could have a material adverse effect on us and our shareholders, as well as the Bank; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission.  These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. These risks and uncertainties should be considered when evaluating forward-looking statements. Undue reliance should not be placed on such statements.

2011 OVERVIEW

The Company’s total assets decreased by 12.3% to $208.6 million at December 31, 2011 and there was a net loss recorded of $2,467,000. For 2011, diluted losses per share of the Company were $1.68. Although there was a recorded loss in 2011, there was a sizable reduction compared to the losses of the past two years. Essentially in 2011, real estate values showed signs of stabilization which translated into a lower loan loss provision, fewer foreclosed asset valuation adjustments and reduced expenses associated with administering non-performing assets. In addition to these reductions, the Company’s net interest margin increased 42 basis points because of a reduction in the cost of funds. Non-interest income rose as a result of net gains on the disposal of foreclosed assets. Finally, in spite of FDIC premiums increasing, operating expenses decreased year over year from a reduction in staff, lower legal expenses and the above mentioned reduction in expenses attributable to non-performing assets.

FINANCIAL CONDITION

Total assets decreased by $29.3 million to $208.6 million at December 31, 2011 from $237.9 million at December 31, 2010. The year over year decrease in assets was evidenced by a decrease in cash, investments and loans which were used to cover the decrease in interest-bearing deposits, primarily brokered time deposits.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Cash and cash equivalents decreased by $14.7 million to $8.9 million at December 31, 2011 from $23.6 million at December 31, 2010. The decrease was essentially from lower balances on deposit at the FRB on the last business day of 2011 compared to the last business day of 2010. As a result of the seasonal fluctuations of several of its key business and public fund customers, the Bank typically experiences a liquidity reduction in the last quarter of the year if measures are not taken to replace outgoing funds. Although excess liquidity is a conservative posture, it is detrimental to earnings. When determining the Bank’s desired liquidity position, many factors are taken into consideration. Given the liquidity activities that were scheduled to occur in the first quarter of 2012, coupled with the fact that the Bank has no brokered deposits scheduled to mature until the second quarter of 2012, management decided to allow the FRB balance to decline at year-end 2011. Management strives to maintain a balance at the FRB of between $7 and $10 million.

Securities decreased by $1.9 million during 2011. The portfolio activity included purchases of $12.6 million, maturities, prepayments and calls of $13.8 million and sales of $820,000. In the third quarter of 2011, one security was sold for a gain of $3,000. In 2010, in addition to the regular portfolio activity, several municipal securities were transferred into the available for sale portfolio and liquidated. As a result, the Company needed to transfer all of its remaining held to maturity securities into the available for sale portfolio in order to comply with accounting guidance. In 2010, the carrying amount of the securities transferred was $5.8 million. Of that total, $3.5 million were sold. The remaining $2.3 million had an unrealized gain of $28,000 that was recorded through other comprehensive income upon transfer. In 2011, all of the purchases were classified as available for sale. At both December 31, 2010 and 2011, there are no securities classified as held to maturity.

The securities portfolio is a key source of liquidity for the Bank. Given the Bank’s troubled condition there are very few opportunities to secure off-balance-sheet borrowing facilities. Maintaining the unencumbered portion of the Bank’s security portfolio at a level that exceeds its general internal policy is critical and is one of the driving forces behind investment activity. Prior to the Consent Order, the Bank strived to have between 10% and 20% of its investment portfolio unpledged. At December 31, 2011, 33% of the investment portfolio was unencumbered. This outcome is up from the 20% unpledged position on December 31, 2010. The increase between the two years stemmed from securities that were previously pledged to the Federal Home Loan Bank (“FHLB”). On December 22, 2011, the FHLB chose not to renew the Bank’s $5 million overdraft line of credit which was 100% collateralized by securities within the investment portfolio. The securities are now unencumbered.

At year-end 2011, $23.1 million of securities were pledged to public fund customers, the Federal Reserve Discount Window (“Discount Window”) and customer repurchase agreements.

The quality of the investment portfolio has received much scrutiny over the past several years. The plight of the U.S. bond market and U.S. economy in general as well as the European debt crisis have all either directly or indirectly affected security market values. Regardless, the investment portfolio remains strong with an unrealized net gain of $688,000. Included in this total are unrealized losses of only approximately $18,000. At December 31, 2011, there were seven securities with an amortized cost of $4.1 million having an unrealized loss. Two of the seven had unrealized losses longer than 12 months. At year-end 2011, the Bank conducted its standard review for other-than-temporary impairment (“OTTI”). The unrealized losses referenced above were not determined to be other-than-temporary given the fact that the decline in value is less than 1%, that they are all fully guaranteed by the U.S. government, and the fact that the Bank has the ability and intent to hold them until they either recover or mature. The portfolio will continue to be reviewed for impairment in accordance with the Bank’s Investment Policy.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

To reduce exposure to future loss (both realized and unrealized) the Bank intends to adhere to the diversification principles outlined in the investment policy and limit issuer concentrations. Besides fully guaranteed U.S. Government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2011.

Loans, including held for sale and portfolio loans, decreased 7% since year-end 2010. This is lower than the 10% decline in the previous twelve month period. Loans held for sale were $5.5 million at December 31, 2011; up from $1.3 million at December 31, 2010. Loans held for sale reflect residential mortgages, Small Business Administration (“SBA”) loans and U.S. Department of Agriculture (“USDA”) loans that have been originated and are in the process of being sold to an investor. The increase in loans held for sale was more than offset by the decrease in portfolio loan balances. At December 31, 2011, portfolio loan balances were $149.7 million; down from $165.2 million at December 31, 2010.

Loans held for sale activity for 2011 included $18.2 million of loan originations and $14.2 million of loan sales. The associated gain on the loan sales was $296,000. A majority of the loan sales were residential mortgage loans however, in the first quarter of 2011, the guaranteed portions of three SBA loans totaling $2.4 million were sold for a gain of $124,000. The Bank is no longer originating SBA loans with the intention of selling the guaranteed portion in the secondary market so it is not likely that these gains will occur going forward. The increase in held for sale loans is primarily the result of one construction loan. The loan is guaranteed by the USDA. There were no SBA loan sales in 2010, loan sale activity consisted solely of residential mortgage loans.

A majority of the portfolio loan decreases were to the commercial and commercial real estate portfolios.  The downward movement in those two categories comprised 62% of the total decline but there were decreases to every category of loans except credit cards. Although the reduction in total loans outstanding was significant, the commercial oriented concentration of the portfolio did not materially change. At December 31, 2011, the concentration of commercial and commercial real estate loans was 78% of the Bank’s total loan portfolio, two percentage points more than year-end 2010. The wholesale focus of the Bank has remained since opening in 1999. Unfortunately, the sustained economic weakness both nationally and locally has affected many borrowers in the Company’s two largest portfolio segments causing a significant increase in the Bank’s overall risk profile.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

At December 31, 2011, the allowance for loan losses totaled $5.3 million; an increase of $508,000 over the year-end 2010 balance. The ratio of allowance to gross loans outstanding increased to a level of 3.54% at December 31, 2011 compared to 2.90% at year-end 2010. The increase is comprised of specific allocations increasing by $871,000 and general allocations decreasing by $364,000 in the twelve month period of 2011.

At December 31, 2011, the allowance contained $2,991,000 in specific allocations for impaired loans whereas at December 31, 2010 there was $2,120,000 specifically allocated. At year-end 2011, there was $15.8 million of unpaid principal on specifically identified loans compared to $14.3 million at year-end 2010. At year-end 2011, there was $7.5 million of unpaid principal on specifically identified loans requiring no reserves, a decrease of $540,000 compared to year-end 2010, and $8.3 million of unpaid principal requiring specific allocations, an increase of $2.0 million compared to the previous year-end. Although there were many changes to the specifically identified loan pool during 2011, the overall increase in specific allocations was primarily related to one borrower. The outstanding principal balance of the new loan added to the pool of specifically identified loans in December was $3.1 million. The collateral analysis performed on the credit resulted in an allocation in the allowance for loan losses of $888,000.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 1.76% at December 31, 2010. Although there is continued uncertainty in the economy, the impact on the Bank’s customer base appears to have stabilized. This is reflected in lower delinquency, fewer charge-offs and most importantly, a $6.7 million decrease in substandard (grade 6 or higher) commercial and commercial real estate loans and impaired residential and consumer credits from year-end 2010 to year-end 2011. As a result of these trends, the general component of the allowance for loan losses was decreased to 1.72% of total non-specifically identified loans at December 31, 2011.

The total of all allocations included in the allowance by loan segment at December 31, 2011 and 2010 was as follows:

	2011		2010
Applicable to:	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial	$2,197,755	35.5%	$1,218,865	35.3%
Commercial Real Estate	2,498,310	42.3	2,896,176	41.0
Consumer	410,001	10.9	546,603	11.9
Residential	193,388	11.3	130,263	11.8
	$5,299,454	100.0%	$4,791,907	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. In 2011, minor enhancements to the process employed to calculate historical loss migration and to evaluate collateral in the case of specifically identified credits continued to be made.  In addition, a certain category of riskier home equity loans were delineated and assigned a higher allocation in the allowance for loan losses.  The referenced category of home equity loans are those where the Bank is a junior lien holder behind other lending institutions and where the borrower has some form of financial difficulty. In 2010, the Bank began segregating the historical losses on land development loans due to the extraordinary impact that the economic downturn had on vacant land. Management recognized that losses within the land development class were not necessarily indicative of those that are likely to occur in the entire commercial and commercial real estate segments. The Bank followed this practice in 2011 as well. Management intends to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due and non accrual standpoint. Year over year, the Bank observed a decrease in overall past due and non-accrual loans of $1,310,000; a $1,381,000 decrease in total non-accrual loans was slightly offset by a small increase of $71,000 in total past due loans.

The recorded investment1 in loans past due 30-59 days was $875,000 at December 31, 2011, a decrease of $95,000 since year-end 2010. Bank staff is working diligently with customers to keep the level of past due loans down. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. As a result of this diligence, the average number of days past due of the loans in the 30-59 day category was 40 in 2011. There were only ten notes in this past due category at December 31, 2011 compared to 22 on the same day in 2010.

The 60-89 day past due category consisted of three loans at December 31, 2011. The recorded investment was $394,000 at December 31, 2011. This past due category increased by $141,000 when compared to the year-end 2010 balance of $253,000. All of the loans 60-89 days past due at year-end 2011 were to one borrower. Two of the loans are commercial notes and one is a home equity loan. The commercial notes are for a restaurant. The Bank completed a troubled debt restructure on the home equity loan in early February. The two commercial notes are expected to be paid down by approximately $150,000 when the Bank liquidates a portion of the collateral. After the paydown, the remaining balance is expected to be rolled into one note and given terms that are manageable with the cashflow of the business.

The recorded investment in notes 90 days and greater past due was $27,000 at December 31, 2011; an increase of $25,000 since December 31, 2010.

Non-accrual loans totaled $6.6 million at December 31, 2011. This was an overall decrease of $1.4 million compared to 2010 year-end totals. The majority of the non-accrual notes are secured by developed real estate, only 7% of the total is secured by undeveloped real estate. At December 31, 2011, there were specific allocations of $1.7 million in the allowance for any estimated collateral deficiency on non-accrual loans. There are eleven non-accrual notes totaling approximately $1.5 million for which the Bank is in the process of foreclosing on the associated collateral. Once the foreclosure period ends, the collateral will be moved to the foreclosed assets category of the Bank’s balance sheet and the land will be marketed for sale by the Bank.

In addition to the specifically identified impaired loans quantified in Note 3, the Bank also monitors industry concentrations. When a particular industry is facing circumstances that could translate into higher risk for the Bank, management will segment the loans even if they are performing in order to subject them to a higher level of scrutiny. The classification of these loans, however, does not necessarily imply that management expects losses but that the nature of the borrower’s projects in the current economic environment deserves closer monitoring.  One particular loan segment that received much scrutiny over the last few years is land development. Land development related charge-offs were $18,000 in 2011; down substantially from recorded charge-offs in 2010 of $1.5 million. At year-end 2011, the Bank’s remaining balance of land development loans was $2.2 million. Management will continue to examine the remaining credits in this segment periodically as specified by our loan policy.
_________________________
1 Includes unpaid principal, accrued interest and net deferred, unearned fees.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As a result of the stabilization of the quality of the loan portfolio, the ratio of net charge-offs to average loans fell to 1.22% in 2011 from 2.82% in 2010. Net charge-offs decreased $3,039,000. The net principal balance of these charge-offs in 2011 aggregated $2.0 million, which is down from $5.0 million charged-off in 2010. During 2011, 38 loans were charged-off compared to 96 loans in 2010. Many considerations are made prior to charging off a loan. The Bank’s loan policies have very specific guidelines. The Bank’s declining past due levels would normally indicate that there are likely to be fewer charge-offs going forward, however declining collateral values on specifically identified loans also contribute to the charge-off totals. Given the uncertain direction of real estate values, the level of charged-off loans anticipated going forward is difficult to predict.

Given the unstable economy and the effect on borrowers, a solid credit process is essential. Management has an experienced officer leading the Bank’s credit area. All lenders are focused on working with current customers to improve the quality of the Bank’s loan portfolio. Bi-weekly meetings occur among loan personnel to discuss identified weak credits. In addition to frequent internal loan review sessions, the Bank’s third party credit review engagement was enhanced. In addition to more coverage, the review is now split into two sessions to assist in capturing the effect of a rapid change in the credit environment. Management continues to look for ways to enhance the credit process.

Foreclosed assets decreased $106,000 since December 31, 2010 and were $3.3 million at December 31, 2011. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. In 2011, nine properties were added increasing the total of foreclosed assets by $1.5 million. Additionally, ten properties and nine lots were sold for $795,000 during the same year. There were net gains on these sales of $192,000. The inventory of held properties was written down by $1.0 million during the year. At December 31, 2011, there were 31 real estate holdings compared to 32 at December 31, 2010. Each quarter foreclosed assets are written down to fair value based on a professional appraisal or other common means of valuation. As real estate values stabilize, it is possible that the valuation adjustments will decrease. Although the valuations of the properties held are justifiable, there may be cases where the Bank agrees to accept a sales price that is less than the current valuation and a loss is recorded.

Deposit balances were $191.5 million at December 31, 2011, down from $219.3 million at December 31, 2010. The $27.8 million decline in total deposits occurred in the interest-bearing deposit category. Although non-interest-bearing balances were flat at $33.3 million, there was a lot of movement. Essentially existing customers decreased their balances by over $7 million but the decrease was offset by new customers and customers that transferred in to a non-interest-bearing transaction account from an interest-bearing account to take advantage of the unlimited FDIC insurance coverage. On December 31, 2010, the FDIC ended its program which had previously offered insurance coverage on certain qualifying low interest-bearing checking accounts. When the program ended several customers moved their money to protect their deposits. The FDIC program that offers unlimited insurance coverage for non-interest-bearing transaction accounts is scheduled to sunset on December 31, 2012. If the government does not extend this program it is possible that the Bank will see a decrease in balances.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest-bearing demand accounts, consisting of both checking and money market, decreased 10.7% during the year. The combined balances were $37.9 million at December 31, 2011 and $42.4 million at year-end 2010. Substantially all of the $4.5 million decrease was in the interest-bearing checking category. At year-end 2010, the FDIC no longer offered unlimited deposit insurance coverage on interest-bearing checking accounts encouraging customers to transfer their balances into non-interest transaction accounts.

Savings accounts were up $1.1 million between the two year-end periods of 2011 and 2010. The balance at December 31, 2011 was $8.5 million. Existing customers had more on deposit at year-end 2011 compared to year-end 2010 and there were three new business customers added.

Time deposits fell by $24.2 million. The net decline in time deposits consisted of a $33.8 million decline in brokered time deposits, a $7.0 million decline in local time deposits over $100,000 somewhat offset by an increase in time deposits under $100,000. A majority of the growth consisted of time deposits garnered from the internet. In December of 2009, the Bank began utilizing an internet time deposit listing service. In 2011, the Bank solicited and obtained time deposits totaling $29.1 million using this service. These deposits had an average maturity of over 31 months and an average rate of 1.013%. The weighted average rate on the maturing brokered deposits was 3.64%.

Since the Bank has not been categorized as “well-capitalized” since June 30, 2010, a regulatory waiver is required to accept, renew or rollover brokered deposits. Additionally the Bank’s Consent Order with the FDIC prohibits the receipt of new brokered deposits. The Bank has not issued any brokered deposits since January of 2010. At December 31, 2011, the concentration of brokered deposits to total deposits was 2%; a decrease of 15% since December 31, 2010 when the concentration was 17%. As of December 31, 2011, the Bank has only one remaining brokered deposit for $3,462,000, maturing in April 2012. The Bank expects to continue its strategy of maintaining liquidity through the use of deposits solicited from the internet. The Bank’s strategy of lowering its cost of funds and extending the duration of its time deposit portfolio is more successfully achieved using the internet deposit listing service. Rates in the Bank’s own local market for longer term maturities are significantly higher.

Non-deposit funding sources for the Bank, at December 31, 2011, included customer repurchase agreements, FHLB advances and FRB Discount Window borrowings. Typically unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2010 or 2011 was customer repurchase agreements.

At year-end 2011, repurchase agreement balances were $7.8 million, an increase of $354,000 since the same period end in 2010. A repurchase agreement is treated like a short-term borrowing of the Bank. To secure the short-term borrowing (repurchase agreement), balances held by customers are typically collateralized by high quality government securities held in a subaccount within the Bank’s security portfolio. The balance increase was due to the addition of one large new customer being partially offset by several customers decreasing their carrying balances between the two year-end periods.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

There were no outstanding borrowings from either the FHLB or the Discount Window. Similar to repurchase agreements, the Bank is required to pledge assets to collateralize potential borrowings with the FHLB or the Discount Window. At December 31, 2011, the Bank had residential mortgage loans with a book value of $4.4 million pledged to the FHLB providing the ability to borrow approximately $3.0 million. The Bank has access to unencumbered securities in its investment portfolio that could be pledged to increase the borrowing capacity.

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit basically mandates that the Bank must fully utilize its other resources before it requests to borrow. The request would then need to be authorized by the FDIC. At year-end 2011, the Bank had a roughly $2.9 million borrowing capacity at the Discount Window. To secure potential Discount Window borrowings, the Bank has pledged municipal securities and eligible home equity loans.

The utilization of either the FHLB or the Discount Window for funding is not likely. The Bank’s FRB liquidity would have to be completely exhausted before resorting to the utilization of either of these borrowing facilities. In 2011, the Bank’s balance at the FRB averaged $19 million. In 2012, the Bank’s FRB average balance may be lower. As discussed earlier, management is striving to maintain an FRB balance that ranges from $7 million to $10 million in order to assist in improving the Company’s net interest margin. Even with a lower target balance, management anticipates that there is sufficient liquidity to support unforeseen funding needs based on the past history of the Bank’s cash management program.

Subordinated debentures outstanding at December 31, 2010 and 2011 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.63%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing.  The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May of 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company’s deferral of interest does not constitute an event of default.

During the deferral period, interest will continue to accrue on the subordinated debentures.  Also, the deferred interest will accrue interest.  At the expiration of the deferral period, all accrued and unpaid interest will be due and payable and a corresponding amount of distributions will be payable on the trust preferred securities.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. At December 31, 2011, the accrued interest payable on the subordinated debentures was $200,951.

Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element.  The guidelines provide that the aggregate amount of restricted core elements that may be included in tier one capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as tier two capital for risk-based capital purposes. Additionally, tier two capital cannot exceed tier one capital. At December 31, 2011, none of the $4.5 million qualified for either tier one or tier two capital at the Company. At December 31, 2010, $227,000 qualified as tier one capital and $4.3 million was disallowed. The decline in the portion of the trust preferred securities qualifying as capital is directly related to the erosion of core capital experienced as a result of the losses recorded since 2007.

The Company has a $5.0 million term loan with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank that is in default. The total principal balance outstanding at both December 31, 2011 and December 31, 2010 was $5,000,000.  On January 3, 2011, the Company was not able to repay the term loan when it came due. The Company does not have the resources to pay the outstanding principal and does not expect to have it in the near future. The Company did not make the last six contractual quarterly interest payments. The outstanding principal bears interest at a rate of 275 basis points above Fifth Third’s prime rate.  The current interest rate on the outstanding principal balance is 6.00% per annum.  The total interest due to Fifth Third at year-end 2010 was $153,000. The Company continues to accrue interest on the term loan and at December 31, 2011, the total interest due Fifth Third was $458,000. Management communicated with Fifth Third on several occasions in 2011 to discuss the past maturity loan. Although no formal forbearance was received, Fifth Third indicated that it is interested in having the term loan be part of a comprehensive recapitalization plan but that it then had no intention, in the short term, to foreclose on the stock of the Bank.

Accrued expenses and other liabilities increased $336,000 since December 31, 2010 and were $1.2 million at December 31, 2011. The increase is mostly from the accumulating interest payable on the Company’s subordinated debentures and term loan with Fifth Third.

As a result of losses recorded in 2011, the Company’s shareholders’ equity was negative at year-end. At December 31, 2011, shareholders’ equity was $(1,420,000). The decrease since December 31, 2010, was $2.3 million. The $2.5 million consolidated loss of the Company was slightly offset by a $201,000 increase in accumulated comprehensive income from an increase in the market value of the investment portfolio.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

According to prompt corrective action regulations, the Bank was considered undercapitalized at both year-end 2010 and 2011. At December 31, 2011, the Bank’s total risk-based capital ratio was 6.40% and its tier one to average assets ratio was 3.79%.  The Bank’s total risk-based capital ratio at December 31, 2010 was 7.06%. Its tier one to average assets ratio was 4.25% at year-end 2010.

Under the Consent Order, the Bank is required to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%.   The Consent Order capital requirements were effective beginning with the December 31, 2010 capital reporting period.  The Bank was not in compliance with required capital ratios at either year-end 2010 or 2011 capital reporting periods. In order to attain the level of capital required by the Consent Order, the Bank would have needed additional capital of $10,320,000 on December 31, 2011 based on its asset mix and size. This is an increase of $70,000 compared to the $10,250,000 that would have been needed on December 31, 2010. The Directive, issued by the FDIC to the Bank on August 17, 2011, stipulated that the Bank be restored to an “adequately capitalized” capital category by October 17, 2011. To reach a level of adequately capitalized, according to FDIC prompt corrective action guidance; the Bank would have needed a capital contribution of roughly $2,600,000 based on its asset mix and size on December 31, 2011. Although the board made efforts to secure funding and comply with the Directive, they were not successful. As such, the Bank was not in compliance with the Directive by the required date and remains out of compliance. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further communications with the FDIC regarding the Directive. The board’s efforts to garner capital for the Bank is continuing.

RESULTS OF OPERATIONS

The Company recorded a net loss for 2011 of $2,467,000 which was $6,416,000 less than the net loss of $8,883,000 recorded a year earlier.  On a per share basis there was an improvement of $4.37. The Company’s diluted earnings per share was $(1.68) in 2011. This result was an improvement over diluted earnings per share of $(6.05) in 2010. The Company had a retained deficit of $15.1 million at December 31, 2011 compared to a retained deficit of $12.6 million at December 31, 2010.   The losses in both years translated into poor operating ratios. The table below illustrates three key performance measures for the years ended December 31, 2011 and 2010:

	2011		2010

Return on average assets	(1.07	) %	(3.57	) %
Return on average shareholders’ equity	(6,992.01)		(109.72)
Average equity to average assets	0.02		3.25

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The main contributing factors to the losses in 2010 were deteriorating credit quality, declining property values and increased credit administration expenses which appeared to abate in 2011, comparatively. Regardless of the degree, the Company’s earnings continue to be affected by the economy and its impact on the Bank’s customers. In an attempt to offset some of these less controllable economic events, the Company continued its cost cutting measures and focused largely on increasing liquidity and improving the Bank’s deposit mix. The benefit of lowering the Bank’s cost of funds was somewhat offset by increased liquidity however, there was still an overall improvement in the Company’s net interest margin.

For 2011, net interest income was $7.5 million compared to $7.0 million for 2010.  The change represents an 8% increase compared to 2010’s results. Interest income generated during the year was derived from the loan portfolio, the securities portfolio and interest-bearing correspondent accounts. The loan portfolio makes up roughly 75% of the Company’s earning assets and its income provided 78% of the Company’s annual revenue in 2011, thus making its composition critically important from an interest rate risk standpoint.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2011, there were 71% of the loan balances carrying a fixed rate and 29% a floating rate. Since December 31, 2010, the proportion of fixed rate loans in the portfolio decreased two percent. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that paid off during the year and shifts in customer preference at the time a loan is renewed. In 2007 and 2008, while rates were declining, there was a noticeable shift in the rate sensitivity of the portfolio as customer preference leaned more towards fixed rate products. Since 2007, the interest rate sensitivity of the portfolio has gone from nearly balanced to the mix described above. If the Bank does not have a more balanced loan portfolio when rates begin to rise it may be detrimental to earnings. A more equitable balance between fixed and floating rate loans is desired and is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has had a notable impact on these internal goals. Based on the most recent communications from the Federal Open Market Committee, rates are forecasted to remain low until late 2014.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. Since the Bank enhanced its mortgage line of business in 2007 the intention has been to sell 75-90% of all long-term residential mortgages originated. In 2011, residential loan sales were 85% of the total originated. An increase of two percent over the 83% experienced in 2010. Any increase in the residential mortgage loan portfolio resulting from the loans originated and not sold is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio. At December 31, 2011, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than one year) maturities. Less than 20% of the loan portfolio has a maturity greater than five years.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2011 are  included below:

	Within Three Months	Three to Twelve Months	One to Five Years	After Five Years	Total

Commercial	$4,581,116	$24,300,602	$21,526,279	$2,760,132	$53,168,129
Commercial Real Estate:
General	7,002,769	7,519,763	40,299,553	2,025,515	56,847,600
Construction	2,507,095	1,657,469	2,215,447	45,030	6,425,041
Consumer:
Lines of credit	494,454	1,816,937	5,190,299	5,874,999	13,376,689
Other	157,113	314,941	1,183,088	715,483	2,370,625
Credit card	59,557	184,716	283,585	0	527,858
Residential	0	0	8,274	16,934,715	16,942,989
	$14,802,104	$35,794,428	$70,706,525	$28,355,874	$149,658,931
Loans at fixed rates	$12,701,373	$16,454,685	$59,857,784	$17,777,257	$106,791,099
Loans at variable rates	2,100,731	19,339,743	10,848,741	10,578,617	42,867,832
	$14,802,104	$35,794,428	$70,706,525	$28,355,874	$149,658,931

For 2011, average earning assets decreased $12.7 million; however the distribution of the categories remained roughly the same. The concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets was nine percent in both 2010 and 2011. The rate earned on these deposits is essentially 25 basis points. Management recognizes the detrimental impact to the Company’s net interest margin as a result of maintaining excess liquidity and intends on reducing the concentration in 2012.

The Bank increased its investment portfolio during 2011. The average of this earning asset group increased $3.8 million over 2010 increasing its percentage of earning assets by three basis points. In spite of increased holdings, the average rate earned declined 53 basis points, decreasing interest income generated from this category in 2011 by $78,000 when compared to 2010. The key reasons that the Bank chose to increase the investment portfolio were to increase on balance sheet liquidity and to provide more collateral for pledging to non deposit funding resources. Purchases were also made to replace bonds that were called by the issuer prior to maturity. In any event, the bonds purchased throughout 2011 were at rates that were consistently below those that were called or matured. The weighted average rate of the bonds that were called or matured in 2011 was 2.113%. The weighted average rate of the purchases in 2011 was 1.245%. Given the forecast for a continued low rate environment it is likely that investment purchases during the next year will be made at rates below the current portfolio average.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Average loans outstanding decreased $15.7 million during 2011. In addition to fewer loans on the books, the average rate earned on the loan portfolio declined 7 basis points. The internal prime lending rate remained the same for both 2010 and 2011. Fewer loans outstanding produced $1.1 million less interest income. Also included in the loan interest outcome is the reversal of $54,000 of interest income for loans that were either charged-off or put on non-accrual status in the year. The interest reversal had a 3 basis point effect on the average rate earned on loans. Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. Management believes that it is not prudent to reduce the internal prime lending rate given the escalated credit risk in the marketplace and the high cost of funds in the Bank’s local market; however, there is increasing competitive pressure to lend at rates that are below the Bank’s internal prime. Since the Bank is prohibited through the Consent Order from growing assets the Bank intends to retain as many loans as possible and may selectively use lower rates to retain qualifying, existing customers. This may result in a lower yield on loans in the future.

Interest-bearing liabilities are made up of deposits, Discount Window borrowings, repurchase agreements, FHLB advances, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $22.0 million during 2011. In spite of the decrease, the composition of interest-bearing liabilities did not change. The largest rate bearing funding category is deposits. Deposits made up 90% of interest-bearing liabilities in both 2010 and 2011. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. The average rate paid on overall funding costs decreased 61 basis points year over year. The reduction in the blended rate paid on deposits was 58 basis points year over year. A majority of the progress achieved was on time deposits, the largest deposit category and typically the most expensive. In 2011, $73 million in time deposits with an average rate of 2.88% matured and were repriced. The time deposit portfolio weighted average rate was reduced by 95 basis points. There are similar repricing opportunities for 2012. Over the next twelve months, nearly $59 million in time deposits (31% of total deposits) will reprice to current market rates which are currently over 50 basis points lower.

Decreases in the average balance and average rate paid on notes payable, subordinated debentures and FHLB advances between 2010 and 2011 occurred because the Bank had FHLB advances outstanding for a period of time in 2010 but no FHLB advances were outstanding during 2011.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

	Years Ended December 31:
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Federal funds sold and interest-bearing deposits with banks	$19,459,188	$47,240	0.24%	$20,301,004	$49,882	0.25%
Securities 1,2	35,734,951	849,725	2.38	31,926,359	927,582	2.91
Loans 3	161,885,478	9,985,906	6.17	177,551,516	11,075,774	6.24
	217,079,617	10,882,871	5.01	229,778,879	12,053,238	5.25
Other assets	13,175,286			19,185,648
	$230,254,903			$248,964,527
Liabilities and Shareholders’ Equity
Interest-bearing deposits	$173,966,362	$2,845,254	1.64	$194,013,849	$4,304,290	2.22
FRB Borrowings and repurchase agreements	9,626,384	73,269	0.76	8,913,430	75,837	0.85
Subordinated debentures, notes payable and FHLB advances	9,500,000	418,243	4.40	12,142,466	652,616	5.37
	193,092,746	3,336,766	1.73	215,069,745	5,032,743	2.34
Noninterest-bearing deposits	36,100,143			25,027,916
Other liabilities	1,026,725			770,814
Shareholders’ Equity	35,289			8,096,052
	$230,254,903			$248,964,527

Net interest income (tax equivalent basis)		7,546,105			7,020,495
Net interest spread on earning assets (tax equivalent basis)			3.28%			2.91%
Net interest margin on earning assets (tax equivalent basis)			3.48			3.06
Average interest-earning assets to average interest-bearing liabilities			112.42			106.84
Tax equivalent adjustment		49,711			69,184
Net interest income		$7,496,394			$6,951,311

As displayed in the preceding table, in 2011 the Company’s net interest spread (tax equivalent) improved by 37 basis points, from 2.91% in 2010 to 3.28% in 2011, and the Company’s net interest margin (tax equivalent) on earning assets increased by 42 basis points. The margin was 3.48% for the twelve months ended December 31, 2011 and 3.06% for the twelve months ended December 31, 2010.

_________________________
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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31, 2011 over 2010

	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-bearing deposits with banks	$(2,642)	$(2,049)	$(593)
Securities 1	(77,857)	102,689	(180,546)
Loans	(1,089,868)	(967,582)	(122,286)
Net change in interest income	(1,170,367)	(866,942)	(303,425)

Increase (decrease) in interest expense
Interest-bearing deposits	(1,459,036)	(299,251)	(1,159,785)
Federal funds purchased, repurchase agreements and FRB discount window	(2,568)	5,790	(8,358)
Subordinated debentures, notes payable and FHLB advances	(234,373)	(127,995)	(106,378)
Net change in interest expense	(1,695,977)	(421,456)	(1,274,521)
Net change in net interest income	$525,610	$(445,486)	$971,096

As shown above the decreases to interest income resulted mainly from fewer loans on the books while reductions in interest expense were derived primarily from decreases to the average rate paid on deposits. The Bank’s internal prime lending rate is not likely to decline from the current level of 5% in 2012 and as mentioned above there is a fair amount of repricing opportunity in the time deposit portfolio over the next twelve months. As such, net interest margin improvement is anticipated in 2012.

The provision for loan losses was $2.5 million for 2011 and $6.0 million for 2010. In 2010, the expense was significantly impacted by credit quality, increased charge-off activity and deteriorating collateral values on impaired loans. Although the economy is still weak, it appears that during 2011, credit quality, charge-off activity and collateral values have stabilized. Management continues to utilize the same process for monitoring credit quality, delinquency and impaired loans with the intent of maintaining the allowance for loan losses at an appropriate level which reflects the risk in the loan portfolio. The provision for loan losses is an estimate and may be increased or decreased in the future as management continues to monitor the loan portfolio, actual loan loss experience and economic conditions. At December 31, 2011, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).
_________________________
1 Adjusted to a fully tax equivalent basis.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest income recorded in 2011 was $1.9 million, which reflects a $353,000 increase since 2010.   Service charge income on deposit accounts decreased 6% in the twelve months of 2011 compared to the same period in 2010. The $46,000 decrease in this category was essentially from fewer overdraft fees between the two years. Overdraft fees decreased $56,000 in 2011.

Recorded gains on loan sales were $296,000 in 2011 compared to $317,000 in 2010. The Bank actively sells both residential mortgages and the guaranteed portion of its SBA loans. In 2010, all of the recorded gains were from the sale of residential mortgage loans. In 2011, $124,000 of the total gains were from the sale of the guaranteed portion of SBA loans and $172,000 was from the sale of residential mortgage loans. Residential mortgage gains were down year over year. Although the rate environment is very favorable for consumers, the decline in property values and the rigid underwriting criteria particularly related to appraisals makes it difficult for borrowers to qualify for a loan. To offset some of this decreased revenue the Bank chose to participate with various investors on a referral basis. The Bank earned $51,000 in referral fees in 2011.

Net gains on securities sales were $3,000 in 2011 compared to $80,000 in 2010. In the first quarter of 2010, the Company sold a large portion of its municipal securities portfolio to reduce perceived risk. In that transaction ten securities were sold. In the third quarter of 2011, one security was sold because it no longer was in compliance with the Bank’s investment policy.

Management remains focused on reducing the number of foreclosed properties held. There were ten foreclosed properties and nine lots sold in 2011 compared to 28 foreclosed properties and ten lots sold in 2010. Although there were fewer sales between the two years, there was a $386,000 difference in the outcome of the transactions. In 2011, there was a net gain of $192,000 on the sale of foreclosed property. In 2010, there was a net loss of $194,000. Currently the Bank is holding 31 foreclosed properties. Management continues to evaluate the fair value of properties each quarter but it is difficult to predict if there will be gains or losses on future foreclosed asset sales.

There was a $59,000 increase in other non-interest income between 2010 and 2011.  The two main contributing factors were an increase in debit card income and additional rental income. The Bank’s debit card reward program was rolled out in May of 2010. Throughout 2011, the Bank’s employee incentive programs were focused on increasing the number of customers enrolled in the program.  Currently over 20% of the eligible customers are enrolled which has resulted in an increase in the number of qualifying transactions improving this income by $20,000 over 2010’s results. The other increase was derived from the Bank securing a second tenant at its Harvey location. The 63 month lease was signed in late 2010 but occupancy did not begin until February of 2011. The collected rents from the second tenant in 2011 were $24,000. In the second quarter of 2012, the Bank expects to complete the sale of land that was originally acquired to build a fifth branch of the Bank. There is an expected gain of roughly $250,000.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest expenses decreased $1.9 million for the twelve month period ended December 31, 2011 compared to the similar period in 2010. Total non-interest expenses were $9.5 million for 2011 and $11.4 million in 2010. Over 80% of the decline in total non-interest expenses was the result of fewer impairment charges on foreclosed assets. In addition to that favorable outcome, several other categories had notable decreases between the twelve month period of 2010 and 2011 demonstrating management’s ongoing efforts to reduce operating expenses.

Salaries and benefit expenses totaled $4.1 million for 2011; a reduction of $72,000. Since year-end 2010, full time equivalent employees have been reduced by 3.5 and there have been no Company-wide salary increases. The staff reductions noted above occurred late in 2011, thus the impact on earnings is not fully reflected in the year over year reduction in salaries and benefits expense. The Bank has not had a 401(k) matching expense since the first half of 2009. Management continues to look for cost saving opportunities within the health and life insurance plans annually at contract renewal. At this time, management has no plans to increase staff or salaries or resume matching on the 401(k) plan in 2012.

Occupancy expenses totaled $669,000 for 2011 which was an increase of 4% compared to 2010 expenses which were $643,000. There were increases in utilities expenses as well as general repairs and maintenance.

Furniture and equipment expenses were $531,000 in 2011; down $47,000 compared to 2010. Depreciation expense on capital assets declined by $57,000 between 2010 and 2011. As the Bank’s equipment ages, the assets become fully depreciated and no longer require a monthly expense. The benefit of lower depreciation was somewhat offset by higher maintenance contract expenses.

Advertising expenses were $50,000 in 2011 compared to $58,000 in 2010. The $8,000 decrease between the years is mostly due to the fact that the Bank was intentionally trying to reduce its overhead expenses.

Data processing expenses were $506,000 in 2011 compared to $532,000 in 2010. The five percent decrease between the two twelve month periods was possible because management negotiated with its third party provider a temporary deviation from the standard billing structure.  In 2012, data processing expenses are likely to return to 2010 levels.

Professional expenses were $359,000 in 2011 and $514,000 in 2010; a decrease of $155,000 between the two period ends. Legal expenses are included in the Company’s total professional expense. In 2010, the Bank consulted with several lawyers as the details of the Consent Order were being finalized. Consolidated legal expenses were $139,000 less between the two years.

Foreclosed asset impairment charges were $1.0 million in 2011 compared to $2.6 million in 2010. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. Given that valuations are indirectly tied to the general economic environment, it is uncertain if impairment charges will continue to decline. At December 31, 2011, there were 31 foreclosed assets totaling $3.3 million.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

FDIC premiums increased 25% to $926,000 in 2011 from $739,000 in 2010. In 2011, the Bank was moved to the FDIC’s highest risk category due to its deteriorating capital position and its Consent Order. This change in risk category was largely responsible for the rise in premiums paid between 2011 and 2010. In the second quarter of 2011, there was a reduction in deposit insurance premiums assessed on smaller banks as a result of regulatory changes made to the calculation. This reduction is applicable to all smaller banks, regardless of risk category. It is possible that the Bank’s FDIC insurance premiums could be slightly less in 2012 when the calculation changes have been applicable for a full year.

Other expenses were $1.3 million in 2011 compared to $1.6 million in 2010. The $260,000 decrease between the years was primarily related to a reduction in credit administration expenses. Credit administration expenses declined $295,000 in 2011. They aggregated $466,000 in 2011 compared to $761,000 in 2010. A large portion of the expense is property tax due on foreclosed real property. Often when the Bank receives legal title to a property, the taxes are seriously delinquent. The Bank is required to get the taxes caught up to a certain point to preserve its legal position as the temporary property holder. The decline in property tax obligations is directly proportional to the number and type of foreclosed properties being held by the Bank.

Partially offsetting the decline in credit administration expenses was a $115,000 increase in the cost of the Bank’s liability insurance for its directors and officers as well as lender liability and employment practices. In February 2011 when the policy expired, the Consent Order and the Written Agreement were heavily considered in determining the level of risk for ongoing coverage. The Bank was forced to switch carriers and absorb an increased fee of 410%. It is assumed that the insurance cost will remain inflated as long as the Bank is still subject to the Consent Order and the Written Agreement. Management, with the help of staff, was successful at finding a variety of other small cost reductions that decreased the other expense category roughly $80,000 since 2010.

The Company had a federal tax benefit of $104,000 in 2011 compared to a federal tax benefit of $11,000 in 2010. An income tax benefit associated with continuing operations in the amount of $103,669 was recorded for the year ending December 31, 2011. The benefit recorded considers the results of current period adjustments to other comprehensive income. Generally, the calculation for income tax expense (benefit) does not consider the tax effects of changes in other comprehensive income or loss, which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances when there is a pre-tax loss from continuing operations and income from other categories such as other comprehensive income. In such case, pre-tax income from other categories is included in the tax expense (benefit) calculation for the current period.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company’s Asset Liability Committee (“ALCO”), which includes Senior Management, the Bank’s Controller, and Assistant Controller, monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits. Liquidity management involves the ability to meet the cash flow requirements of the Bank’s customers.  These customers may be either borrowers with credit needs or depositors wanting to withdraw funds.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

In addition to normal loan funding and deposit flow, the Bank needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit.  At December 31, 2011, the Bank had a total of $21.3 million in unfunded loan commitments and $1.3 million in unfunded standby letters of credit.  Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in credit line balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.

Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. At both year-end 2010 and 2011, the Bank had no established over night federal funds purchase lines through correspondent banks. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, the FHLB, its unencumbered securities, the Discount Window secondary credit borrowing program and the internet time deposit listing service.

The Bank plans to maintain excess liquidity in its FRB account and hold an elevated level of unencumbered securities. Although the FRB balance at December 31, 2011 was only $6.4 million; the average balance held at the FRB for 2011 was $19.0 million. This compares to an average balance of $19.9 million for 2010. The entire FRB balance less reserve and clearing requirements is available for liquidity purposes. In 2012, management will be focused on maximizing the Company’s net interest margin and has decided to reduce the excess liquidity held at the FRB. During 2012, the FRB balance is expected to average between $7 million and $10 million. Although this is lower than the past two years, this range is expected to be sufficient to cover the upcoming obligations of the Bank’s customers and also provide an excess amount for unknown needs.

The Bank had unencumbered securities of $11.5 million on December 31, 2011. This was an increase in securities available to be sold for liquidity purposes of $4.2 million compared to the prior year-end. The process of liquidating securities typically takes a few days. First the Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases, a security sale can occur in 2-3 days but sometimes it will take longer. The downside of security sales is the potential realization in earnings of market value and book value differences. At year-end there were $179,000 of unrealized gains and one unrealized loss of $300 on securities available to be sold for liquidity purposes.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2011, the Bank had the capacity to borrow $3 million from the FHLB based on a pledge of residential mortgage loans with a book value of $4.4 million and a fair market value of $3.8 million. In order to maximize this opportunity, the Bank would need to pledge more collateral. To do this, management could consider utilizing some of its unencumbered securities or pledging qualifying loans within the Bank’s commercial real estate portfolio. FHLB guidelines related to pledging this type of loan are very strict thus the Bank has not chosen to actively pursue this possibility. In 2010, the Bank also had a $5 million overdraft line of credit collateralized by securities in its portfolio. On December 22, 2011, the Federal Home Loan Bank declined to renew the line of credit so the pledge of the securities was released. As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit basically mandates that the Bank must fully utilize its other resources before it requests to borrow. The request would then need to be authorized by the FDIC. The borrowing capacity at the Discount Window was $2.9 million at December 31, 2011. This is a reduction from the $10.3 million borrowing capacity at December 31, 2010. To secure potential Discount Window borrowings, the Bank has pledged municipal securities and eligible home equity loans. At year-end 2011, the Bank had $2.6 million of municipal securities and $4.8 million of qualifying home equity loans pledged to support this credit facility. Since year-end 2010, the Bank’s pledged home equity loans have decreased $2.7 million. As the pledged home equity loans paydown, the Bank has not replaced the collateral. Another reduction in the borrowing capacity occurred in the second half of 2011. After the Bank was elevated to the FDIC highest risk category, the FRB notified the Bank that it needed to use $4.5 million of its pledged assets to collateralize the clearing activity in its FRB correspondent bank account. These two occurrences substantiate the difference in the borrowing capacity from year-end 2010 to year-end 2011. The Bank did not utilize the Discount Window at all in 2011. Borrowing from the Discount Window is not reliable and will be maintained for emergency purposes only.

It will always be the mission of the Bank to gather local deposits however, these deposits usually are slower to accumulate and are often more costly. When liquidity is needed, internet deposits are considered a viable resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2011, the Bank gathered $29.1 million to maintain the liquidity of the Bank. The average term for these deposits was over 31 months and the average rate paid was 1.01%. This source of deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

Another important responsibility of the ALCO is to monitor interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. The Company employs a variety of measurement techniques to identify and manage this risk. A sophisticated simulation model is used to analyze net interest income sensitivity. The model incorporates both actual cash flows and contractual repricing behavior as well as economic and market-based assumptions provided by Senior Management. ALCO strives to maintain a balance between interest-earning assets and interest-bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate, differ considerably from long-term investment securities and fixed rate loans.  Time deposits over $100,000 and money market accounts are more interest rate sensitive than regular savings accounts.  Comparison of the repricing intervals of interest-earning assets to interest-bearing liabilities is a measure of interest sensitivity gap.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Details of the Company’s repricing gap at December 31, 2011 were:

	Interest Rate Sensitivity Period
	Within Three Months	Three to Twelve Months	One to Five Years	After Five Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$6,493,426	$0	$0	$0	$6,493,426
Securities (includes FHLB stock)	2,891,812	8,204,452	19,776,932	4,149,707	35,022,903
Loans	65,657,988	14,933,005	53,045,656	21,557,265	155,193,914
	75,043,226	23,137,457	72,822,588	25,706,972	196,710,243
Interest-bearing liabilities
Savings and checking	46,379,051	0	0	0	46,379,051
Time deposits <$100,000	10,584,807	33,287,574	51,339,387	0	95,211,768
Time deposits >$100,000	5,238,302	9,602,757	1,832,160	0	16,673,219
Repurchase agreements and Federal funds purchased	7,814,745	0	0	0	7,814,745
Notes payable and other borrowings	9,500,000	0	0	0	9,500,000
	79,516,905	42,890,331	53,171,547	0	175,578,783
Net asset (liability) repricing gap	$(4,473,679)	$(19,752,874)	$19,651,041	$25,706,972	$21,131,460
Cumulative net asset (liability) repricing gap	$(4,473,679)	$(24,226,553)	$(4,575,512)	$21,131,460

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative twelve-month repricing gap which indicates that the Company is liability sensitive in the next twelve-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2011 balance sheet, repricing in the next twelve months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets.

The short-term repricing opportunities of time deposit liabilities should be helpful to the net interest margin and net interest income. In 2012, nearly $59 million in time deposits are scheduled to reprice to rates that are currently 50 basis points lower. Since management intends to keep the Bank’s internal prime lending rate at a level of 5% or more in 2012 regardless of any changes to the national prime rate, the reduction in the cost of funding will help improve the net interest margin. Balancing the repricing and maturity gaps and managing interest rate sensitivity is a continual challenge that has been magnified by this economy and the restrictions placed on the Bank under the Consent Order.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

CAPITAL RESOURCES

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. In general, capital amounts and classifications are subject to qualitative judgments by regulators about components, risk-weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

Prompt corrective action regulations provide five classifications, including well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well-capitalized, regulatory approval is required to accept brokered deposits.  Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized.  If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator.

The Company was critically undercapitalized at year-end 2010, with a total risk-based capital ratio of 1.02%. Critically undercapitalized is the lowest classification according to regulatory risk-based capital guidelines. The core capital of the Company continued to erode and the Company had negative tier one capital at year-end 2011. As a result, of negative tier one capital; there was a complete disallowance of supplemental capital of approximately $6.6 million. Trust preferred securities and allowance for loan losses are the main supplemental capital components of the Company. At year-end 2010, $4.3 million of trust preferred securities and $1.3 million of qualifying allowance for loan losses were disallowed as tier two capital—supplemental capital.

The total risk-based capital ratio of the Bank at December 31, 2011 was 6.40%, or undercapitalized. Year over year there was a $15.4 million reduction of the Bank’s risk-weighted assets however that was not enough to offset the Bank’s recorded net loss for the year. For more details about prompt corrective action regulations see Note 15 to the Company’s Financial Statements.

During 2011, the Company did not have excess liquidity to contribute capital into the Bank. The Company’s only capital resource is its cash balance of approximately $34,000. This is also the main liquidity resource for paying the Company’s expenses. Financial Services will be issuing a dividend to the Company in the first quarter of 2012. The cash on hand at the Company as of year-end 2011 coupled with the dividend to be received from Financial Services is anticipated to cover the basic overhead expenses for the first half of the 2012 operating year. Once the Company is out of cash, it is anticipated that it will no longer have the ability to fulfill its public document filing requirements since doing so requires the assistance of a third party vendor.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Limited cash at the Company concerns the Board.  Pursuing capital for liquidity purposes at the Company and contributing capital to the Bank is a priority; however the ability to fully comply with all of the requirements of the Consent Order and the Directive, including maintaining specified capital levels, is not entirely within the control of the directors or management, and is not assured. Failure to comply with provisions of either the Consent Order or the Directive may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.  For now, the Board of Directors along with management intend to continue seeking capital raising possibilities, reducing problem assets and implementing cost saving tactics to make progress towards reducing controllable overhead expenses.

RECENT ACCOUNTING DEVELOPMENTS

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  For public companies, the amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The Company does not expect the impact of this amendment to be material to the consolidated financial statements.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements.  For public companies, the amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. Early adoption is permitted.  The adoption of this amendment will change the presentation of the components of comprehensive income for the Company as part of the consolidated statement of shareholders’ equity.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none are material to the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the consolidated financial statements, the Company has incurred significant recurring operating losses, is in default of its notes payable collateralized by the stock of its wholly-owned bank subsidiary, and the subsidiary bank is undercapitalized and is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement which has imposed limitations on certain operations. These events raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 20. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Crowe Horwath LLP

Grand Rapids, Michigan
March 28, 2012

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010
ASSETS
Cash and due from financial institutions	$2,426,142	$2,074,301
Interest-bearing deposits in other financial institutions	6,493,426	21,565,572
Cash and cash equivalents	8,919,568	23,639,873
Securities available for sale (at fair value)	34,572,103	36,503,903
Loans held for sale	5,534,983	1,263,263
Loans	149,658,931	165,243,881
Less: Allowance for loan losses	5,299,454	4,791,907
Net loans	144,359,477	160,451,974
Federal Home Loan Bank stock	450,800	479,800
Premises and equipment, net	10,404,865	10,874,176
Accrued interest receivable	746,143	781,334
Foreclosed assets	3,276,838	3,382,594
Other assets	386,524	568,580
Total assets	$208,651,301	$237,945,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$33,281,198	$33,326,683
Interest-bearing	158,264,038	185,936,494
Total deposits	191,545,236	219,263,177
Federal funds purchased and repurchase agreements	7,814,745	7,460,795
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	1,211,702	875,738
Total liabilities	210,071,683	237,099,710
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(15,084,431)	(12,617,022)
Accumulated other comprehensive income	367,358	166,118
Total shareholders’ equity	(1,420,382)	845,787
Total liabilities and shareholders’ equity	$208,651,301	$237,945,497

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2011 and 2010
	2011	2010
Interest and dividend income
Loans, including fees	$9,985,906	$11,075,774
Securities, taxable	698,749	724,834
Securities, tax exempt	89,063	124,868
Federal funds sold, FHLB dividends and other income	59,442	58,578
Total interest and dividend income	10,833,160	11,984,054
Interest expense
Deposits	2,845,254	4,304,290
Repurchase agreements, federal funds purchased, and other debt	73,269	75,837
Federal Home Loan Bank advances and notes payable	418,243	652,616
Total interest expense	3,336,766	5,032,743
Net Interest Income	7,496,394	6,951,311
Provision for loan losses	2,483,640	6,024,775
Net Interest Income After Provision for Loan Losses	5,012,754	926,536
Non-interest income
Service charges on deposit accounts	741,990	787,980
Mortgage loan referral fees	50,877	0
Gain on sale of loans	295,961	316,525
Gain on sale of securities	3,288	79,814
Gain (loss) on the sale of foreclosed assets	192,176	(193,559)
Other	637,139	578,020
Total non-interest income	1,921,431	1,568,780
Non-interest expense
Salaries and employee benefits	4,074,170	4,146,318
Occupancy	668,502	643,159
Furniture and equipment	530,948	578,156
Advertising	49,636	58,411
Data processing	505,981	532,103
Professional services	358,685	513,458
Foreclosed asset impairment	1,047,644	2,575,129
FDIC Insurance	926,464	738,940
Other	1,343,233	1,602,987
Total non-interest expense	9,505,263	11,388,661
Loss Before Federal Income Taxes	(2,571,078)	(8,893,345)
Federal income tax expense (benefit)	(103,669)	(10,618)
Net Loss	$(2,467,409)	$(8,882,727)
Weighted average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic loss per share	$(1.68)	$(6.05)
Diluted loss per share	$(1.68)	$(6.05)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2011 and 2010

	Shares	Common Stock	Retained Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at January 1, 2010	1,468,800	$13,296,691	$(3,734,295)	$177,595	$9,739,991
Comprehensive income (loss):
Net loss			(8,882,727)		(8,882,727)
Unrealized loss on securities available for sale, net				(11,477)	(11,477)
Total comprehensive income (loss)					(8,894,204)
Balance at December 31, 2010	1,468,800	13,296,691	(12,617,022)	166,118	845,787
Comprehensive income (loss):
Net loss			(2,467,409)		(2,467,409)
Unrealized gain on securities available for sale, net				201,240	201,240
Total comprehensive income (loss)					(2,266,169)
Balance at December 31, 2011	1,468,800	$13,296,691	$(15,084,431)	$367,358	$(1,420,382)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2011 and 2010
	2011	2010
Cash flows from operating activities
Net loss	$(2,467,409)	$(8,882,727)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for loan losses	2,483,640	6,024,775
Depreciation	522,212	579,553
Net amortization of securities	258,365	199,959
Net realized gain on sale of securities	(3,288)	(79,814)
Net realized gain on sale of loans	(295,961)	(316,525)
Net realized (gain) loss on sale of foreclosed assets	(192,176)	193,559
Foreclosed asset impairment	1,047,644	2,575,129
Originations of loans for sale	(18,157,446)	(19,707,901)
Proceeds from loan sales	14,181,687	19,831,855
Deferred federal income tax benefit	(103,669)	0
Net change in:
Accrued interest receivable and other assets	217,247	1,090,040
Accrued interest payable and other liabilities	335,964	262,606
Net cash (used in) from operating activities	(2,173,190)	1,770,509
Cash flows from investing activities
Activity in available for sale securities:
Sales	820,285	3,751,027
Maturities, prepayments and calls	13,800,337	11,445,595
Purchases	(12,638,990)	(24,340,702)
Loan originations and payments, net	12,491,304	10,798,221
Redemption (purchase) of Federal Home Loan Bank stock	29,000	(75,700)
Additions to premises and equipment, net	(52,901)	(160,560)
Proceeds from the sale of foreclosed assets	367,841	2,480,359
Net cash from investing activities	14,816,876	3,898,240
Cash flows from financing activities
Net change in deposits	(27,717,941)	20,686,568
Net change in federal funds purchased and repurchase agreements	353,950	460,468
Repayment of FHLB advances	0	(6,000,000)
Net cash (used in) from financing activities	(27,363,991)	15,147,036
Net change in cash and cash equivalents	(14,720,305)	20,815,785
Beginning cash and cash equivalents	23,639,873	2,824,088
Ending cash and cash equivalents	$8,919,568	$23,639,873
Supplemental cash flow information:
Cash paid during the period for interest	$2,960,854	$4,834,163
Transfers from loans to foreclosed assets	1,544,993	3,073,725
Transfers from securities held to maturity to available for sale	0	5,839,614
Foreclosed asset sales financed by the Bank	427,440	883,000

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

NATURE OF OPERATIONS:  The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank.  The Bank is a Michigan banking corporation with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven.  Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area.  Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2011, the loan portfolio was 35% commercial and 42% commercial real estate. There were 3% of total commercial real estate loans classified as land development. There are no significant concentrations of loans to any one industry or customer; however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management focuses the Bank’s retail banking strategy on providing traditional banking products and services, including consumer and residential loans, automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank’s market area.  The Bank began operations on January 18, 1999.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when the economic conditions warrant such evaluation. Declines in the fair value of securities below their cost that are other-than-temporary are reflected in realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and whether the Company has the intent to sell or is likely to be required to sell the security before its anticipated recovery.

LOANS:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.  Loans held for sale consist of both residential mortgage loans as well as Small Business Administration (“SBA”) and United States Department of Agriculture (“USDA”) guaranteed loans. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released, however the Bank retains servicing on SBA loans which are sold. There were loans held for sale totaling $5,534,983 at December 31, 2011 compared to $1,263,263 at December 31, 2010.

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

For all loan segments, interest income is accrued on the unpaid principal using the interest method assigned to the loan product and includes amortization of net deferred loan fees and costs over the loan term.  Interest income is not reported when full loan repayment is in doubt. A loan is moved to non-accrual status when it is past due over 90 days unless the loan is well secured and in the process of collection. If a loan is not past due but deemed to be impaired it will also be moved to non-accrual status. These rules apply to loans in all segments. However certain classes of loans in the consumer segment may simply get charged-off as opposed to moving to non-accrual status.

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

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters.  The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment.  These current economic factors are also revisited at the end of each quarter and include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2011, only minor enhancements.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. The most significant risks to the commercial and commercial real estate segments are the level of development and sales and the collateral values.  Over the past few years, development and sales activity were sluggish. As a result, collateral values fell. The declining values prompted more frequent collateral analysis of impaired loans and typically translated into charge-offs of the specific allocations (collateral shortfall). Increases in charge-offs raised the historical loss factor assigned to the general allocation.

Within the commercial and industrial and commercial real estate portfolios, there are classes of loans with like risk characteristics that are periodically segregated because management has determined that the historical losses or current factors are unique and ought to be considered separately from the entire segment.

For the consumer segment, historical loss experience is based on the actual loss history of the following four classes; general consumer loans, personal lines of credit, home equity lines of credit and credit cards. The level of delinquencies and charge-off experience directly impacts the general allocations to the consumer classes. Both delinquencies and charge-offs have gone down in the last year allowing a reduction of the general allocations in the allowance for loan losses.

The residential segment loss experience is not segregated by grades or classes. The level of delinquencies, charge-off experience, and direction of real estate values directly impacts the general allocations to the residential real estate segment. Declining real estate values have resulted in increased general allocations in the allowance for loan losses.

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

Allocations of the allowance may be made for specific loans and groups, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan balances are generally charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Statutorily the Bank must charge-off any bad debt that reaches delinquency of 360 days. In the case of an impaired loan, management typically charges off any portion of the debt that is unsecured based on an internal analysis of future cash flows and or collateral.

There was no material change in the allowance for loan loss methodology during 2011.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value in the period in which the change occurs, and the amount is included with other non-interest income on the income statement. The Company uses a third party valuation at each quarter end to adjust servicing assets to their fair value as of the end of the reporting period. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $76,276 at December 31, 2011 and $38,858 at December 31, 2010.

Servicing fee income is recorded for fees earned for servicing loans and is reported on the income statement as other non-interest income. The fees are based on a contractual percentage of the outstanding principal of the guaranteed portion. Servicing fees totaled $89,163 for the year ended December 31, 2011 and $40,339 for the year ended December 31, 2010.

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

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling cost when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a direct write-down is recorded through non-interest expense. Operating costs after acquisition are expensed.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company is only subject to examinations of federal taxing authorities for years after 2007. The Company and its subsidiaries are subject to U.S. federal income tax. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at either December 31, 2011 or December 31, 2010.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded. Standby letters of credit are considered guarantees and are recorded at fair value.

EARNINGS PER COMMON SHARE:  Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.  In 2011, stock options for 42,800 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. In 2010, 47,300 shares of common stock were not considered for the same reason.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RESTRICTIONS ON CASH:  The Bank was required to have $1,118,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2011. The requirement at year-end 2010 was $1,211,000.

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

Prior to the regulatory dividend restrictions, there were several other restrictions in place as a result of various debt covenants. For instance, under the terms of the subordinated debentures, the Company is precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures in June of 2010. No dividends may be issued until the deferral ends. Additionally, the Company’s dividends are limited by its lender imposed debt covenant if the source of the cash was from loan proceeds.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS:

In April 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring”, an amendment to the topic “Receivables”.  Given the recent economic downturn, the volume of debt restructured (modified) by creditors has increased. This ASU gives additional guidance and clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring.  This ASU was effective for the first interim or annual period beginning on or after June 15, 2011, and was applied retrospectively to the beginning of the annual period of adoption.  For purposes of measuring impairment of those receivables, the amendments were applied prospectively for the first interim or annual period beginning on or after June 15, 2011.  The adoption of this ASU had no material impact on our consolidated financial statements.

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  For public companies, the amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The Company is currently evaluating the impact of this amendment on the consolidated financial statements.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements.  For public companies, the amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. Early adoption is permitted.  The adoption of this amendment will change the presentation of the components of comprehensive income for the Company as part of the consolidated statement of shareholders’ equity.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none are material to the Company’s financial statements.

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

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
US Treasury	$4,041,881	$25,775	$0	$4,067,656
US Government and federal agency	15,341,362	239,037	(7,811)	15,572,588
Municipals	2,767,463	123,957	0	2,891,420
Mortgage-backed and collateralized mortgage obligations– residential	11,733,141	317,565	(10,267)	12,040,439
	$33,883,847	$706,334	$(18,078)	$34,572,103
2010
US Treasury	$1,004,240	$6,854	$0	$1,011,094
US Government and federal agency	16,696,952	222,261	(10,497)	16,908,716
Municipals	3,179,898	62,864	(4,468)	3,238,294
Mortgage-backed and collateralized mortgage obligations– residential	15,239,466	236,840	(130,507)	15,345,799
	$36,120,556	$528,819	$(145,472)	$36,503,903

Periodically the Company will implement a strategy to realize market value gains within its securities portfolio to supplement earnings and capital. Proceeds from sales of securities in 2011 totaled $820,285 resulting in a realized gain of $3,288 and no realized loss. Proceeds from security sales in 2010 totaled $3,751,027 resulting in a realized gain of $80,079 and realized loss of $265.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

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

The fair value of debt securities and carrying amount, if different, at year-end 2011 by contractual maturity were as follows.  Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

2011	Amortized Cost	Fair Value
Due in one year or less	$4,529,357	$4,565,559
Due from one to five years	15,866,876	16,111,735
Due from five to ten years	1,754,473	1,854,370
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	11,733,141	12,040,439
	$33,883,847	$34,572,103

Securities with unrealized losses not recognized in income at year-end 2011 and 2010, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less than 12 Months		12 Months or Longer		Total
2011	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US Government and federal agency	$2,060,693	$(7,811)	$0	$0	$2,060,693	$(7,811)
Mortgage-backed and collateralized mortgage obligations - residential	817,615	(4,240)	1,215,921	(6,027)	2,033,536	(10,267)
	$2,878,308	$(12,051)	$1,215,921	$(6,027)	$4,094,229	$(18,078)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

	Less than 12 Months		12 Months or Longer		Total
2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US Government and federal agency	$2,489,266	$(10,497)	$0	$0	$2,489,266	$(10,497)
Municipals	350,532	(4,468)	0	0	350,532	(4,468)
Mortgage-backed and collateralized mortgage obligations - residential	7,887,368	(130,507)	0	0	7,887,368	(130,507)
	$10,727,166	$(145,472)	$0	$0	$10,727,166	$(145,472)

Other-Than-Temporary-Impairment

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At both year-end 2011 and 2010, approximately 100% of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2011, seven debt securities had unrealized losses with aggregate depreciation of 0.44% from the amortized cost basis. All seven securities are issued by a government agency. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2011.

At year-end 2011 and 2010, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2011 had a carrying amount of $23,093,022 and were pledged to secure public fund customers, the Federal Reserve Discount Window and customer repurchase agreements.  Pledged securities at year-end 2010 had a carrying amount of $29,206,793.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at year-end were as follows:

	2011	2010

Commercial	$53,200,412	$58,416,643
Commercial Real Estate:
General	56,847,600	58,996,411
Construction	6,425,041	8,782,762
Consumer:
Lines of credit	13,376,689	15,954,866
Other	2,370,625	3,087,409
Credit card	527,858	520,095
Residential	16,942,989	19,534,704
	149,691,214	165,292,890
Less: Allowance for loan losses	(5,299,454)	(4,791,907)
Net deferred loan fees	(32,283)	(49,009)
Loans, net	$144,359,477	$160,451,974

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following table presents the activity in the allowance for loan losses for the year ending December 31, 2011 by portfolio segment:

Year Ending December 31, 2011	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Beginning balance	$1,218,865	$2,896,176	$546,603	$130,263	$4,791,907
Charge-offs	(541,494)	(1,294,273)	(248,953)	(77,060)	(2,161,780)
Recoveries	91,000	49,486	45,201	0	185,687
Provision for loan losses	1,429,384	846,921	67,150	140,185	2,483,640
Ending balance	$2,197,755	$2,498,310	$410,001	$193,388	$5,299,454

Activity in the allowance for loan losses for 2010 was as follows:

2010

Beginning balance	$3,782,132
Charge-offs	(5,090,138)
Recoveries	75,138
Provision for loan losses	6,024,775
Ending balance	$4,791,907

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of year-end:
2011	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$1,354,124	$1,424,273	$109,309	$103,393	$2,991,099
Collectively evaluated for impairment	843,631	1,074,037	300,692	89,995	2,308,355
Total ending allowance balance	$2,197,755	$2,498,310	$410,001	$193,388	$5,299,454

Loans:
Individually evaluated for impairment	$7,098,022	$7,895,704	$274,700	$595,598	$15,864,024
Collectively evaluated for impairment	46,310,131	55,826,466	16,025,489	16,429,725	134,591,811
Total ending loans balance	$53,408,153	$63,722,170	$16,300,189	$17,025,323	$150,455,835

2010	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$195,684	$1,789,936	$85,233	$49,145	$2,119,998
Collectively evaluated for impairment	1,023,181	1,106,240	461,370	81,118	2,671,909
Total ending allowance balance	$1,218,865	$2,896,176	$546,603	$130,263	$4,791,907

Loans:
Individually evaluated for impairment	$4,276,850	$8,405,141	$307,307	$1,339,741	$14,329,039
Collectively evaluated for impairment	54,326,131	59,724,688	19,096,341	18,508,671	151,655,831
Total ending loans balance	$58,602,981	$68,129,829	$19,403,648	$19,848,412	$165,984,870

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of year-end. For purposes of this disclosure, the Company reports unpaid principal balance net of partial charge-offs.
2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial	$2,591,467	$2,589,356	$0	$3,511,753	$55,237	$55,237
Commercial Real Estate:
General	4,388,271	4,377,406	0	3,265,902	123,083	107,620
Construction	227,842	227,842	0	511,659	0	0
Consumer:
Lines of credit	91,397	91,327	0	72,432	616	616
Other	0	0	0	6,012	0	0
Credit card	0	0	0	0	0	0
Residential	186,207	186,723	0	314,265	0	0
Subtotal	$7,485,184	$7,472,654	$0	$7,682,023	$178,936	$163,473
With an allowance recorded:
Commercial	$4,506,555	$4,476,078	$1,354,124	$1,223,325	$48,745	$29,623
Commercial Real Estate:
General	1,003,929	997,686	136,723	2,601,890	33,073	30,049
Construction	2,275,662	2,275,337	1,287,550	2,069,800	2,373	2,202
Consumer:
Lines of credit	63,854	63,675	16,128	145,132	11,143	3,682
Other	119,449	119,275	93,181	74,854	1,955	1,650
Credit card	0	0	0	1,006	0	0
Residential	409,391	408,244	103,393	699,853	22,948	18,135
Subtotal	$8,378,840	$8,340,295	$2,991,099	$6,815,860	$120,237	$85,341
Total	$15,864,024	$15,812,949	$2,991,099	$14,497,883	$299,173	$248,814

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

2010	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$3,692,148	$3,689,868	$0
Commercial Real Estate:
General	2,684,164	2,681,391	0
Construction	664,866	664,866	0
Consumer:
Lines of credit	108,274	108,274	0
Other	18,900	18,900	0
Credit card	0	0	0
Residential	848,983	849,457	0
Subtotal	$8,017,335	$8,012,756	$0

With an allowance recorded:
Commercial	$584,702	$582,331	$195,684
Commercial Real Estate:
General	3,088,254	3,078,481	575,175
Construction	1,967,857	1,967,857	1,214,761
Consumer:
Lines of credit	131,515	131,149	42,799
Other	45,829	45,696	39,645
Credit card	2,789	2,789	2,789
Residential	490,758	490,385	49,145
Subtotal	$6,311,704	$6,298,688	$2,119,998
Total	$14,329,039	$14,311,444	$2,119,998

2010
Average of impaired loans during the year	$14,323,860
Interest income recognized during impairment	238,647
Cash-basis interest income recognized	214,270

Non-performing loans and impaired loans are defined differently.  Some loans may be included in both categories, whereas other loans may only be included in one category.  However, non-accrual loans and loans past due 90 days still on accrual are all individually classified impaired loans.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans as of year-end 2011 by class of loans:

Accruing Loans	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Accruing Past Due Loans	Current Accruing Loans	Total Recorded Investment of Accruing Loans
Commercial	$774,224	$48,273	$0	$822,497	$51,248,854	$52,071,351
Commercial Real Estate:
General	0	243,075	0	243,075	54,452,985	54,696,060
Construction	0	0	0	0	4,063,776	4,063,776
Consumer:
Lines of credit	11,052	102,760	21,002	134,814	13,194,317	13,329,131
Other	8,817	0	0	8,817	2,306,281	2,315,098
Credit card	0	0	5,899	5,899	521,959	527,858
Residential	80,952	0	0	80,952	16,772,293	16,853,245
Total	$875,045	$394,108	$26,901	$1,296,054	$142,560,465	$143,856,519

Non Accrual Loans	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Non Accrual Past Due Loans	Current Non Accrual Loans	Total Non Accrual Recorded Investment
Commercial	$0	$2,478	$1,172,890	$1,175,368	$161,434	$1,336,802
Commercial Real Estate:
General	0	0	869,398	869,398	1,673,895	2,543,293
Construction	0	0	406,090	406,090	2,012,951	2,419,041
Consumer:
Lines of credit	4,826	66,587	48,230	119,643	0	119,643
Other	0	0	8,459	8,459	0	8,459
Credit card	0	0	0	0	0	0
Residential	0	0	0	0	172,078	172,078
Total	$4,826	$69,065	$2,505,067	$2,578,958	$4,020,358	$6,599,316

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans as of year-end 2010 by class of loans:

Accruing Loans	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Accruing Past Due Loans	Current Accruing Loans	Total Recorded Investment of Accruing Loans
Commercial	$627,034	$0	$0	$627,034	$56,661,353	$57,288,387
Commercial Real Estate:
General	157,637	217,803	0	375,440	55,866,348	56,241,788
Construction	0	0	0	0	6,184,355	6,184,355
Consumer:
Lines of credit	79,191	35,460	0	114,651	15,620,301	15,734,952
Other	12,054	0	1,776	13,830	2,921,580	2,935,410
Credit card	0	0	0	0	520,095	520,095
Residential	94,404	0	0	94,404	19,005,843	19,100,247
Total	$970,320	$253,263	$1,776	$1,225,359	$156,779,875	$158,005,234

Non Accrual Loans	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Non Accrual Past Due Loans	Current Non Accrual Loans	Total Non Accrual Recorded Investment
Commercial	$0	$0	$1,310,602	$1,310,602	$3,992	$1,314,594
Commercial Real Estate:
General	107,164	654,703	1,527,536	2,289,403	790,456	3,079,859
Construction	0	0	2,623,827	2,623,827	0	2,623,827
Consumer:
Lines of credit	0	0	166,973	166,973	46,218	213,191
Other	0	0	0	0	0	0
Credit card	0	0	0	0	0	0
Residential	0	0	713,396	713,396	34,769	748,165
Total	$107,164	$654,703	$6,342,334	$7,104,201	$875,435	$7,979,636

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $1,499,705 of specific reserves on $9,036,794 of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2011 and $447,947 on $5,370,581 as of December 31, 2010. At December 31, 2011, the Company had an additional $222,700 in performing loans outstanding to one of those customers. As of December 31, 2010, there was $1,146,342 committed to two customers.  These customers are paying as agreed on those loans.

During the twelve month period ended December 31, 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; or a permanent reduction of the recorded investment in the loan.

Modifications involving a stated interest rate of the loan below the current market rate were for periods ranging from 6 months to 1 year. Modifications involving a reduced payment amount were for periods ranging from 5 months to 3 years.  One modification involved an interest only payment on an amortizing note for 15 months and another modification involved an interest rate/amortization concession for 3 months.  Lastly, one modification involved a permanent reduction of the recorded investment in the loan.

The following table presents loans by class modified as troubled debt restructurings that occurred during the twelve month period ended December 31, 2011:

2011	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial	8	$391,400	$391,440
Commercial Real Estate:
General	8	1,836,316	1,781,418
Construction	2	2,186,620	2,186,620
Consumer:
Lines of credit	2	53,696	53,696
Residential	2	311,909	311,909
Total	22	$4,779,941	$4,725,083

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

In the twelve month period ended December 31, 2011, troubled debt restructurings incurred charge-offs of $383,000. As of December 31, 2011, an additional $1,308,000 of specific reserves were established on these troubled debt restructurings.

Generally, a modified loan is considered to be in payment default when the borrower is not performing according to the renegotiated terms and stops communicating and working with the Bank.

For the twelve month period ended December 31, 2011, there were four trouble debt restructurings that experienced a payment default within twelve months of the modification. Below is a table which presents those loans by class:

2011	Number of Loans	Recorded Investment at time of default
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	3	$224,933
Commercial Real Estate:
General	1	319,915
Total	4	$544,848

In the twelve month period ended December 31, 2011, troubled debt restructurings that subsequently defaulted resulted in charge-offs of $326,000.  As of December 31, 2011, there are no specific reserves on the remaining balance of these troubled debt restructurings.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed utilizing the company’s internal underwriting policy.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Credit Quality Indicators:

The Bank utilizes a numeric grading system for commercial and commercial real estate loans to indicate the strength of the credit. At origination, grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation including cash flow analysis and the estimated collateral values. The loan grade is reassessed at each renewal or amendment but any credit may receive a review based on lender identification of changes in the situation or behavior of the borrower. All commercial and commercial real estate loans exceeding $500,000 are formally reviewed at least annually. Once a loan is graded a 5W or greater number, and is over $100,000, the loan grade will be reanalyzed once a quarter to assess the borrowers compliance with the Bank’s documented action plan. In addition to these methods for assigning loan grades, changes may occur through the external loan review or regulatory exam process. The loan grades are as follows:

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2011 and 2010, and based on the most recent analysis performed in the fourth quarter of each year, the risk category of loans by class of loans is as follows:

	Commercial		Commercial Real Estate General		Commercial Real Estate Construction
	2011	2010	2011	2010	2011	2010
1	$0	$0	$0	$0	$0	$0
2	253,956	583,364	0	0	0	0
3	4,947,905	1,722,896	3,141,880	3,443,220	0	30,927
4	13,552,704	21,109,601	19,274,469	17,362,231	271,335	2,727,615
5	21,119,918	19,659,157	21,250,749	24,656,543	2,347,947	1,702,025
5W	3,910,143	1,687,613	5,452,332	4,399,618	1,360,030	1,484,710
6	5,005,950	9,349,408	4,394,702	4,777,202	0	190,333
7	3,567,564	3,292,002	2,293,571	2,328,376	39,330	39,849
8	1,050,013	1,198,940	1,431,650	2,354,457	2,464,175	2,632,723
Total	$53,408,153	$58,602,981	$57,239,353	$59,321,647	$6,482,817	$8,808,182

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity.  The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2011 and 2010:

	Residential
	2011	2010
Performing	$16,429,725	$18,508,671
Impaired	595,598	1,339,741
Total	$17,025,323	$19,848,412

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2011	2010	2011	2010	2011	2010
Performing	$13,293,523	$15,708,354	$2,204,108	$2,870,681	$527,858	$517,306
Impaired	155,251	239,789	119,449	64,729	0	2,789
Total	$13,448,774	$15,948,143	$2,323,557	$2,935,410	$527,858	$520,095

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity:

	2011	2010
Beginning of year	$3,382,594	$6,440,916
Additions	1,544,993	3,073,725
Reductions from sales	(603,105)	(3,556,918)
Direct write-downs	(1,047,644)	(2,575,129)
End of year	$3,276,838	$3,382,594

Expenses related to foreclosed assets include:
	2011	2010
Operating expenses, net of rental income	$138,199	$445,682

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2011	2010
Land & land improvements	$5,466,281	$5,464,946
Buildings & building improvements	6,132,163	6,132,163
Furniture, fixtures and equipment	3,679,037	3,652,390
	15,277,481	15,249,499
Less: accumulated depreciation	4,872,616	4,375,323
	$10,404,865	$10,874,176

Land with a carrying value of $767,244 is held for sale at December 31, 2011. The Company is expecting to complete the sale by June 30, 2012, which based on the sales contract is expected to result in a gain on the sale.

Depreciation expense was $522,212 for 2011 and $579,553 for 2010.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

Deposits at year-end are summarized as follows:

	2011	2010
Non-interest-bearing DDA	$33,281,198	$33,326,683
Interest-bearing DDA	19,432,618	23,944,608
Money market	18,468,540	18,493,059
Savings	8,477,893	7,388,395
Certificate of deposit	111,884,987	136,110,432
	$191,545,236	$219,263,177

Time deposits of $100,000 or more were $16,673,219 at year-end 2011 and $57,217,208 at year-end 2010. 1

Scheduled maturities of time deposits, as of year-end 2011, were as follows:

2012	$58,713,415
2013	32,585,784
2014	17,028,479
2015	1,576,799
2016	1,980,510
$111,884,987

Brokered time deposits were $3,462,000 at year-end 2011 and $37,307,000 at year-end 2010. Since the Bank was not categorized as “well-capitalized” at December 31, 2011 and is under a Consent Order, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010. All of the brokered deposits held at December 31, 2011 mature in April 2012.

___________________________
1 Includes brokered deposits.

NOTE 7 – SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of repurchase agreements and less frequently borrowings from the FRB Discount Window. There were no borrowings from the FRB Discount Window since January 2010. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent. Discount Window borrowings are collateralized by securities and home equity loans. The Bank can borrow overnight from the Discount Window under the secondary credit program for up to 60 days in any 120-day period at a current rate of 1.25%, which is 75 basis points over the Federal Open Market Committee’s target federal funds rate which is currently 0.50%.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS (Continued)

The balances at year-end are shown below:

	Repurchase Agreements	Discount Window

Outstanding at December 31, 2011	$7,814,745	$0
Average interest rate at year end	0.71%	0.00%
Average balance during year	9,626,125	0
Average interest rate during year	0.76%	0.00%
Maximum month end balance during year	11,986,254	0

	Repurchase Agreements	Discount Window

Outstanding at December 31, 2010	$7,460,795	$0
Average interest rate at year end	0.72%	0.00%
Average balance during year	8,598,005	315,425
Average interest rate during year	0.86%	0.50%
Maximum month end balance during year	10,132,049	0

The Bank had securities of $9,628,031 pledged to repurchase agreements at December 31, 2011 and $9,684,310 pledged at December 31, 2010.

Collateral pledged to the Discount Window at December 31, 2011 consisted of $2,557,550 in securities and $4,793,892 in home equity loans, of which $4.5 million is being held as collateral for the FRB payment system risk. At December 31, 2010, collateral consisted of $2,821,946 in securities and $7,442,413 in home equity loans.

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the Federal Home Loan Bank of Indianapolis.  Based on its current Federal Home Loan Bank Stock holdings and collateral, the Bank has the capacity to borrow $2,974,574. Each borrowing requires a direct pledge of securities and or loans. To support potential borrowings with the Federal Home Loan Bank, the Bank had residential loans with a fair market value of $3,760,249 pledged at year-end 2011 and $4,806,678 pledged at year-end 2010. The Bank had no outstanding borrowings with the Federal Home Loan Bank at either December 31, 2010 or 2011.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS (Continued)

At December 31, 2010, the Bank had securities with a fair market value of $5,513,014 pledged to the Federal Home Loan Bank to collateralize a $5,000,000 overdraft line of credit. At December 31, 2010, there was no balance outstanding on the line of credit. On December 22, 2011, the Federal Home Loan Bank declined to renew the Bank’s $5,000,000 line of credit so the pledge on the securities was released.

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.63% at December 31, 2011 and 2.35% at December 31, 2010. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing.  The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company’s deferral of interest does not constitute an event of default.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. The accrued interest payable on the subordinated debentures was $200,951 and $86,951 at December 31, 2011 and 2010.

NOTE 10 – NOTES PAYABLE

On January 3, 2011, the Company’s $5,000,000 term loan with Fifth Third Bank (“Fifth Third”) matured. The loan is in default, and the Company does not have the resources to pay the outstanding principal and accrued interest and does not expect to have it in the near future. Under the terms of the note, Fifth Third has the right to foreclose on the Bank’s stock which collateralizes the loan. The Company continues to accrue interest at the rate of the term loan at maturity which was 6.00%, 275 basis points above Fifth Third’s prime rate. On December 31, 2011, there was $458,000 of unpaid interest compared to $153,000 at December 31, 2010.

NOTE 11 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $16,500 in both 2010 and 2011. The Company had a Safe Harbor 401(k) Plan in both 2010 and 2011. The Company may, at its discretion, make a matching contribution.  The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2010 or 2011.

NOTE 12- INCOME TAXES

The consolidated provision for federal income tax expense (benefit) was as follows:

	2011	2010
Current payable (receivable)	$0	$(10,618)
Deferred liability (benefit)	(103,669)	0
Valuation allowance establishment	0	0
	$(103,669)	$(10,618)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2011 and 2010:

	2011	2010
Deferred tax asset
Allowance for loan losses	$1,401,490	$1,195,446
Non-accrual loans	359,526	276,715
Deferred loan costs, net	10,976	9,975
Accrued expenses	0	7,115
Foreclosed assets	1,401,133	1,276,595
Other	24,233	25,432
Net operating loss carryforward	3,086,212	2,587,922
	6,283,570	5,379,200
Deferred tax liabilities
Depreciation	$(240,472)	$(240,455)
Accretion on securities	(273)	(191)
Unrealized gain on securities available for sale	(217,229)	(217,229)
Prepaid expenses	(37,166)	(32,942)
Other	(11,646)	(12,394)
	(506,786)	(503,211)
	$5,776,784	$4,875,989
Valuation allowance	(5,776,784)	(4,875,989)
Net deferred tax asset	$0	$0

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

A reconciliation of the difference between federal income tax expense (benefit) and the amount computed by applying the statutory rate of 34% in 2011 and 2010 is as follows:

	2011	2010
Tax at statutory rate	$(874,167)	$(3,023,737)
Tax-exempt interest income	(30,281)	(42,438)
Other	(100,016)	12,396
Valuation allowance	900,795	3,043,161
Federal income tax expense (benefit)	$(103,669)	$(10,618)

An income tax benefit associated with continuing operations in the amount of $103,669 was recorded for the year ending December 31, 2011. The benefit recorded considers the results of current period adjustments to other comprehensive income. Generally, the calculation for income tax expense (benefit) does not consider the tax effects of changes in other comprehensive income or loss, which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances when there is a pre-tax loss from continuing operations and income from other categories such as other comprehensive income. In such case, pre-tax income from other categories is included in the tax expense (benefit) calculation for the current period.

There were no unrecognized tax benefits at December 31, 2011, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

As of December 31, 2011, the Company has a net operating loss carryover of $9,077,094 to be utilized to offset future taxable income that will begin expiring in 2029.

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2011 were as follows:

Beginning balance	$3,390,161
New loans and line advances	1,136,625
Repayments	(869,204)
Ending balance	$3,657,582

Deposits from principal officers, directors and their affiliates were $2,684,204 at year-end 2011 and $3,143,260 at year-end 2010.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK OPTIONS

The Company has three share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2010 and 2011. Consequently, there was no income tax benefit recorded for either 2010 or 2011.

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

A summary of the activity in the plans for 2011 is as follows:

	Number of Shares Subject to Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value*
Outstanding at beginning of year	47,300	$11.01
Granted	0	0
Exercised	0	0
Forfeited or expired	(4,500)	(14.04)
Outstanding at end of year	42,800	$10.69	1.3	$0
Exercisable at end of year	42,800	$10.69	1.3	$0

*The stock price at December 31, 2011 did not exceed the weighted average option exercise price.

All outstanding options are fully vested, therefore there is no unrecognized compensation cost related to options.

As of December 31, 2011, there were 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.

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

Prompt corrective action regulations provide five classifications, including well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well-capitalized, regulatory approval is required to accept brokered deposits.  Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized.  If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, acquisitions, new activities, new branches, payment of dividends or management fees are prohibited and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator. The Bank was in the undercapitalized category at both December 31, 2010 and 2011.

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

The Consent Order required the Bank to implement a written profit plan, a written contingency funding plan, a written plan to reduce the Bank's reliance on brokered deposits, a comprehensive strategic plan; and to develop an analysis and assessment of the Bank's management needs.  Under the Consent Order, the Bank is required to maintain higher capital levels than requested under prompt corrective action and the Bank may not declare or pay any dividend without the prior written consent of the regulators.

Prior to the issuance of the Consent Order, the Bank's Board of Directors and management had already commenced initiatives and strategies to address a number of the requirements of the Consent Order. The Bank continues to work in cooperation with its regulators.  Our ability to fully comply with all of the requirements of the Consent Order, including maintaining specified capital levels, is not entirely within our control, and is not assured. Our ability to comply with the requirements of the Consent Order may be affected by many factors, including the availability of capital and other funds, the extent of repayment of loans by borrowers, declines in the value of collateral including real estate, the Bank's ability to realize on collateral, actions that may be taken by our lender in connection with our matured $5,000,000 term loan, and actions by bank regulators. Failure to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on us and our shareholders, as well as the Bank.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

There were several directives related to loans contained in the Consent Order. All action plans have been submitted to the FDIC. Management continues to update the action plans and is working diligently to reduce the risk position as outlined in each action plan.

Under the Consent Order the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not in compliance with this requirement at either December 31, 2011 or December 31, 2010. Management continues to explore options to raise the capital required for full compliance. At December 31, 2011, a capital contribution of $10,320,000 would have been needed to meet the capital ratios specified in the Consent Order.

Included in the table are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at December 31.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required Under Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2011
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$10,350,300	6.40%	$12,944,731	8.00%	$17,799,005	11.00%
Tier 1 (Core) Capitalto risk-weighted assets of the Bank	8,287,231	5.12	6,472,366	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	8,287,231	3.79	8,756,307	4.00	18,607,152	8.50

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required Under Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2010
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$12,501,302	7.06%	$14,173,103	8.00%	$19,488,017	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	10,254,935	5.79	7,086,552	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	10,254,935	4.25	9,646,274	4.00	20,498,333	8.50

Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2011, only $2,063,069 was counted as tier two capital and $3,236,385 was disallowed.  At December 31, 2010, $2,246,366 was counted as tier two capital and $2,545,541 was disallowed.

Under the Consent Order the Bank is restricted from declaring or paying dividends without prior written authorization of the FDIC. The Bank is in full compliance with this restriction.

As required by the Consent Order, the Bank adopted a detailed liquidity plan on November 17, 2010 which provided for intended liquidity sources to meet the Bank’s assessed liquidity needs over the time horizons of 6, 12 and 18 months.  As a condition of the Consent Order, the Bank is unable to accept brokered deposits.

Since the beginning of 2010, the Bank has been able to replace maturing brokered deposits with local deposits, including internet based time deposits and core deposits. Management does not believe the restriction on issuing brokered deposits imposes a significant liquidity problem for the Bank. Brokered deposit balances were $3,462,000 at December 31, 2011 and all mature during 2012.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements spelled out in the FDIC Rules and Regulations, and the continued deterioration of the Bank. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category within 60 days of the issuance of the Directive. Since the issuance of the Consent, the board has made many efforts to secure funding and comply with both the Consent and the Directive but has not been successful. As such, the Bank was not in compliance with the Directive at the end of 60 days and remains out of compliance. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further communications with the FDIC regarding the Directive. The board’s efforts to garner capital for the Bank is continuing.

NOTE 16 – OFF-BALANCE SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end:

	2011		2010
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Unused lines of credit	$0	$21,349,655	$1,427,195	$23,425,296
Unused standby letters of credit	0	1,262,000	0	1,266,735
Commitments to make loans	0	0	95,470	0

Commitments to make loans are generally made for periods of 60 days or less.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS
December 31,

	2011	2010

ASSETS
Cash and cash equivalents	$33,933	$125,459
Investment in subsidiaries	8,686,686	10,471,075
Other assets	21,953	23,139

Total assets	$8,742,572	$10,619,673

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$662,954	$273,886
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	(1,420,382)	845,787

Total liabilities and shareholders’ equity	$8,742,572	$10,619,673

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,

	2011	2010
Other income	$354	$4,023
Interest expense	(418,243)	(416,455)
Other expense	(90,452)	(249,421)
Loss before income tax benefit and undistributed subsidiary income	(508,341)	(661,853)
Equity in undistributed subsidiary income (loss)	(1,959,068)	(8,231,492)
Federal income tax benefit	0	(10,618)

Net loss	$(2,467,409)	$(8,882,727)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2011	2010
Cash flows from operating activities
Net loss	$(2,467,409)	$(8,882,727)
Equity in undistributed subsidiary income (loss)	1,959,068	8,231,492
Net change in:
Other assets	1,186	(14,298)
Other liabilities	389,068	(243,718)
Net cash used in operating activities	(118,087)	(909,251)

Cash flows from investing activities
Capital investment into subsidiaries	26,561	(2,606)
Net cash from (used in) investing activities	26,561	(2,606)

Cash flows from financing activities
Draws on notes payable and line of credit	0	0
Paydown on notes payable	0	0
Net cash from financing activities	0	0

Net change in cash and cash equivalents	(91,526)	(911,857)
Beginning cash and cash equivalents	125,459	1,037,316

Ending cash and cash equivalents	$33,933	$125,459

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2011	2010

Unrealized holding gains on held to maturity securities transferred to available for sale	$0	$28,192
Unrealized holding gains on available for sale securities	308,197	40,145
Less reclassification adjustments for gains later recognized in income	(3,288)	(79,814)
Net unrealized gain (loss)	304,909	(11,477)
Tax effect	103,669	0

Other comprehensive income (loss)	$201,240	$(11,477)

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Servicing Rights:  The fair value of SBA servicing rights is obtained from a third party using assumptions provided by the Company. The individual servicing rights are valued individually taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. The valuation methodology utilized for the servicing rights begins with projecting future cash flows for each servicing asset, based on its unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing a market-based discount rate assumption. These inputs are generally observable in the marketplace resulting in a Level 2 classification.

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

Foreclosed Assets:  Nonrecurring adjustments to certain commercial and residential real estate properties classified as foreclosed assets are measured at fair value, less costs to sell. Fair values are generally based on recent real estate appraisals, broker market opinions or internal evaluations. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Adjustments of the carrying amount utilizing this process result in a Level 3 classification.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ending December 31, 2011 and 2010:

		Fair Value Measurements Using
December 31, 2011	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities:
US Treasury	$4,067,656	$4,067,656	$0	$0
US Government and federal agency	15,572,588	0	15,572,588	0
Municipals	2,891,420	0	2,891,420	0
Mortgage-backed and collateralized mortgage obligations– residential	12,040,439	0	12,040,439	0
Total	$34,572,103	$4,067,656	$30,504,447	$0

Servicing assets	$76,276	$0	$76,276	$0

December 31, 2010
Available for sale securities:
US Treasury	$1,011,094	$1,011,094	$0	$0
US Government and federal agency	16,908,716	1,000,000	15,908,716	0
Municipals	3,238,294	0	3,238,294	0
Mortgage-backed and collateralized mortgage obligations– residential	15,345,799	0	15,345,799	0
Total	$36,503,903	$2,011,094	$34,492,809	$0

Servicing assets	$38,858	$0	$38,858	$0

During the first quarter of 2011, there was a transfer of two federal agency securities with a fair value of $991,568 at March 31, 2011 from Level 1 to Level 2.  There were no transfers between Level 1 and Level 2 during the last three quarters of 2011 or during all of 2010.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below for the years ending December 31, 2011 and 2010:

	Total	Significant Unobservable Inputs (Level 3)
December 31, 2011
Impaired loans:
Commercial	$2,390,984	$2,390,984
Commercial Real Estate:
General	867,206	867,206
Construction	988,112	988,112
Consumer:
Lines of credit	47,726	47,726
Other	26,268	26,268
Residential	305,998	305,998
Total	$4,626,294	$4,626,294
Foreclosed assets:
Commercial Real Estate:
General	$1,601,041	$1,601,041
Construction	1,379,158	1,379,158
Residential	281,472	281,472
Total	$3,261,671	$3,261,671

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

	Total	Significant Unobservable Inputs (Level 3)
December 31, 2010
Impaired loans:
Commercial	$360,718	$360,718
Commercial Real Estate:
General	2,513,079	2,513,079
Construction	753,096	753,096
Consumer:
Lines of credit	88,716	88,716
Other	6,184	6,184
Residential	441,613	441,613
Total	$4,163,406	$4,163,406
Foreclosed assets:
Commercial Real Estate:
General	$1,061,170	$1,061,170
Construction	2,005,831	2,005,831
Residential	163,786	163,786
Total	$3,230,787	$3,230,787

The following two paragraphs describe the impairment charges recognized during the period:

The valuation of impaired loans depends on the anticipated source of repayment.  Most of the Bank’s impaired loans are collateral dependent; only two impairments are measured using the cash flow method.  Collateral dependent impaired loans are measured using the fair value of the collateral. At December 31, 2011, such impaired loans had a recorded investment of $7,528,841, with a valuation allowance of $2,902,547 compared to impaired loans with a recorded investment of $6,226,817 and a valuation allowance of $2,063,411 at December 31, 2010. The fair value of the collateral on the collateral dependent loans were determined using independent appraisals, broker market opinions or internal evaluations which were adjusted for anticipated disposition costs. The impairment charges, recorded to the provision for loan losses, on collateral dependent loans were $871,000 for the year ending December 31, 2011 and $1,565,000 for the year ending December 31, 2010.

At December 31, 2011 and December 31, 2010, foreclosed assets carried a fair value of $3,261,671 and $3,230,787 respectively. During the year ending December 31, 2011, thirty properties included in this total were written down by $1,047,644. There were also nine properties totaling $1,544,993 (at fair value) added to other real estate owned during the year ending December 31, 2011. The fair value of other real estate owned was determined primarily using independent appraisals, broker market opinions or internal evaluations which were adjusted for anticipated disposition costs.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Carrying amount and estimated fair values of financial instruments not previously presented were as follows at year-end:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(in thousands)
Financial assets
Cash and cash equivalents	$8,920	$8,920	$23,640	$23,640
Loans held for sale	5,535	5,940	1,263	1,273
Loans, net (including impaired)	144,359	139,176	160,452	154,484
FHLB stock	451	N/A	480	N/A
Accrued interest receivable	746	746	781	781

Financial liabilities
Deposits	191,545	193,775	219,263	220,711
Federal funds purchased and repurchase agreements	7,815	7,815	7,461	7,461
Subordinated debentures	4,500	2,945	4,500	3,172
Notes payable	5,000	2,500	5,000	2,500
Accrued interest payable	738	738	362	362

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

The Company recorded a net loss of $2,467,409 for year-end 2011 which is a favorable comparison to the net losses of $8,882,727 and $4,962,379 for year-end 2010 and 2009, respectively.  In prior years, the losses were primarily the result of increases in the provision for loan losses, higher FDIC insurance premiums, and higher administrative costs associated with managing nonperforming assets. In 2011, the Company experienced fewer foreclosed asset writedowns, a lower provision for loan loss and reduced costs associated with managing nonperforming assets. Conversely, FDIC premiums increased in 2011. In spite of the reduction in the Company’s recorded losses and net risk weighted assets, the Bank remained undercapitalized throughout 2011; the same capital classification it had at December 31, 2010 and the Company has negative equity at December 31, 2011. For further discussion of the Bank’s capital requirements, refer to the discussion in Note 15.

As a result of its poor financial condition, the Bank does not have the ability to pay dividends to the holding company without regulatory approval.  Although the Bank’s regulatory capital classification remained the same since December 31, 2010, the weak capital position puts the Bank at significant risk of further regulatory enforcement action.  The Consent Agreement, referenced in Note 15, imposes adjusted regulatory minimum capital requirements and prohibits the Bank from paying dividends without regulatory approval.

The Company would be dependent on dividends from the Bank to cure the default of its $5,000,000 term note with Fifth Third, which is collateralized by the Bank’s stock. However, the Bank is not permitted to pay dividends at this time. As a remedy of default, Fifth Third may, if it so chooses, foreclose on the Bank’s stock. Since the Company had negative equity at December 31, 2011 and insufficient cash to service its debt, the Company was insolvent as of that date.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - GOING CONCERN CONSIDERATION AND MANAGEMENT’S PLANS (Continued)

Management is using alternative liquidity sources to fund brokered deposits as they mature and has not encountered any difficulties funding over $49.5 million in maturities since 2010.  Additionally, management has implemented strategies to reduce overhead expenses and risk-weighted assets since its first year of losses in 2007. A few of these improvements since 2007 were:

•
The work force has been reduced by 27% with 20 positions eliminated. Most staff salaries have been frozen for four years and the 401(k) matching contributions were suspended in 2009. Benefits expenses have been reapportioned with the employees bearing more of the cost. As a result, salary and benefit expenses decreased 18% or over $900,000 which more than offset the $743,000 increase in FDIC premiums since 2007.

•
Renegotiated vendor contracts as well as the reduction and elimination of a variety of overhead expenses allowed the Bank to absorb over 90% of the nearly $350,000 increase in administration expenses on impaired loans since 2007.

•	The Bank’s balance sheet management successfully reduced net risk-weighted assets by over $88 million since year-end 2007. A majority of the decrease was in loans.

Management plans to continue exploring opportunities to reduce expenses, manage the balance sheet and raise capital to achieve compliance with the Consent Order and the Directive.

Management will continue its efforts to improve asset quality in 2012. In 2011, the Bank reduced non-performing assets by $1.5 million. In 2011, ten properties and nine vacant lots were sold and past due and non-accrual notes were reduced by nearly $1.4 million.

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

Stock Information

The Company’s common stock was traded on the Nasdaq Capital Market under the ticker symbol "CSHB" through December 15, 2010.  Beginning December 16, 2010, the Company’s common stock has been quoted on the OTC Bulletin Board, under the same symbol, and the Company has voluntarily delisted its common stock from the Nasdaq Capital Market.  At March 21, 2012, there were approximately 181 record holders of the Company’s common stock.  The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2011 and 2010, as reported by the OTC Bulletin Board and Nasdaq Capital Market.  The Company’s bid prices cannot be calculated due to limited market activity and only having one market maker quoting the common stock.

Sales Prices

	High	Low
Calendar Year 2011
First Quarter	$1.01	$0.57
Second Quarter	0.75	0.32
Third Quarter	0.60	0.33
Fourth Quarter	0.45	0.05

Calendar Year 2010
First Quarter	$1.75	$0.60
Second Quarter	2.24	1.02
Third Quarter	1.55	0.77
Fourth Quarter	1.79	0.36

Market Makers

At March 9, 2012 the following firm was registered with OTC Bulletin Board as market maker in common stock of the Company:

Rodman & Renshaw, LLC 1251 Avenue of the Americas 20th Floor New York, NY 10020

Stock Registrar and Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572 1-800-368-5948, via e-mail at info@rtco.com or online at their website, www.rtco.com
Legal Counsel Dickinson Wright PLLC 2600 West Big Beaver Road, Suite 300 Troy, Michigan 48084 and 200 Ottawa Avenue, N.W., Suite 1000 Grand Rapids, Michigan 49503 www.dickinsonwright.com
Independent Auditors Crowe Horwath LLP 55 Campau Avenue N.W., Suite 300 Grand Rapids, Michigan 49503

Additional Information

News media representatives and those seeking additional information about the Company should contact Heather D. Brolick, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing her at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Annual Meeting

The Board of Directors voted at its meeting on March 28, 2012, to forego holding an Annual Meeting in order to preserve the limited cash that is currently available to the Company. While we will not be holding our customary May meeting, we have completed our financial reporting and have filed a 10K and Annual Report.  These materials are available electronically on the internet.  We encourage you to access and review all of the important information they contain.  The 10K and Annual Report are available at:

www.communityshores.com

To view the materials, simply click on the Investor Relations tab in the upper right hand corner of your screen.  On the next screen click on the document you choose to view.

Alternatively, you may request to obtain a copy of the 10K and Annual Report by email or in paper format.  There is no charge to you for requesting a copy.  Please make your request for a copy as follows:

In writing to:  Ms. Pat Siembida, 1030 W. Norton Ave., Muskegon, MI  49441
By telephone to:  231-780-1800
By email to: ir@communityshores.com

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Management Team

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Cerise A. Semrinec	Vice President and Credit Administrator

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Faith A. Biros	Deposit Processing Manager
Monica J. Bixeman	Retail Banking Officer
Sherri S. Campbell	Vice President / Deposit Operations Manager
Kelly M. Christian	Assistant Vice President / Controller
Jennifer L. Egeler	Assistant Controller
Sharon L. Gary	Human Resources Manager
Jon M. Huizenga	Assistant Vice President / Commercial Lending Officer
Robert J. Jacobs	Senior Vice President / Business Development Officer
Susan M. Kane	Vice President / Mortgage Loan Operations Manager
Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager
Kimberli A. LaVallee	Assistant Vice President / Grand Haven Branch Manager
Ronald Maciejewski	Vice President / Commercial Lending Officer
Renee L. Nyblade	Vice President / Mortgage Loan Officer
Benjamin D. Robbins	Vice President / Commercial Lending Officer
Jamie J. Sheffer	North Muskegon Branch Manager
Clinton A. Todd	Vice President / Retail Lending
Laurie J. White	Vice President / Retail Deposit Sales Manager