Form 10-K, Exhibit 13
period 2012-12-31
COMMUNITY SHORES BANK CORP
filed 2013-03-29
CIK 1070523

Exhibit 13

COMMUNITY SHORES
BANK
CORPORATION

2012 ANNUAL REPORT

DECEMBER 31, 2012

Selected Financial Information

At or For the Year-Ended December 31,	2012	2011		2010
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$6,884	$7,496		$6,951
Provision for loan losses	75	2,484		6,025
Non-interest income	1,687	1,922		1,569
Non-interest expense	8,228	9,505		11,389
Income (loss) before income tax	268	(2,571)		(8,894)
Income tax expense (benefit)	0	(104)		(11)
Net income (loss)	268	(2,467)		(8,883)

Financial Condition:
Total assets	204,231	208,651		237,945
Loans held for sale	6,041	5,535		1,263
Loans	125,830	149,659		165,244
Allowance for loan losses	3,383	5,299		4,792
Securities	41,460	34,572		36,504
Deposits	184,176	191,545		219,263
Federal funds purchased and repurchase agreements	10,190	7,815		7,461
Notes payable and other borrowings	9,500	9,500		9,500
Shareholders' equity	(1,239)	(1,420)		846

Performance Ratios:
Return on average assets	0.13%	(1.07	) %	(3.57	) %
Return on average shareholders' equity	N/A	N/A		N/A
Net interest margin	3.53	3.45		3.03
Efficiency ratio	96.00	100.93		133.67
Per Share Data:
Earnings (loss) per share - basic	$0.18	$(1.68)		$(6.05)
Earnings (loss) per share - diluted	0.18	(1.68)		(6.05)
Book value per share	(0.84)	(0.97)		0.58
Capital Ratios of Bank:
Tier 1 risk-based capital	6.61%	5.12%		5.79%
Total risk-based capital	7.88	6.40		7.06

Dear Fellow Community Shores Shareholder,

2012 was a pivotal year for our Company.   In tandem with the slow, steadily improving local and national economies, Community Shores Bank returned to profitability and the Company stabilized at breakeven.  After struggling through one of the worst economic climates in recent history, we believe that we are now well on the road to recovery.

Milestones

On any prolonged journey, we look for mile markers as indications of how far we have traveled.  Last year we made good progress.  The Bank achieved four consecutive, profitable quarters resulting in annualized earnings of $749,000. This was better than anticipated and, excluding a one-time gain on sale of Bank owned land, was predominantly realized through normal operations as a result of an intense focus on asset quality improvements and improved funding costs.

Regaining and sustaining asset quality health is critical to our financial stability and the realization of an increase in future earnings.  With concerted effort, we have experienced continuous improvements in all key asset quality metrics.  For the third consecutive year, our non-performing asset (NPA) levels declined, improving an additional $3.3M or 33% from year-end 2011. In evaluating the risk within the NPAs, it is worth noting that over 67% of those loans on non-accrual are paid current under various agreements.  Overall, we have experienced a 57% reduction in non-performing loans and other real estate owned since their peak in 2009.

As I mentioned last year, a bellwether indicator of improvement is found in delinquency rates.  These have continued to trend downward with total delinquent loans declining 198 basis points from the prior year to 3.17%.  While still higher than our goal of 2%, Community Shores’ past due loans are now better than the peer group rate of 3.49% at year-end 2012.  Tangential to this improvement, we anticipate a reduction in related credit administration expenses in 2013.

In addition to our focus on asset quality, we have concentrated on reducing our cost of funds.  This has been accomplished with the added benefit of risk reduction through an improvement in the maturity extension of term deposits.   We have eliminated all brokered funding and are focusing on increasing our core deposit base.    On a consolidated basis, our net interest margin improved slightly, from 3.45% in 2011 to 3.53% at year-end 2012.

Landmarks---Material First Quarter 2013 Events

Believing in our recovery, in March of this year, three current directors, one former director and five local community investors agreed to provide funds, in the form of new, senior, secured debt, to Community Shores Bank Corporation.  The purpose of the new debt was to facilitate an agreed upon extinguishment of existing senior debt held by Fifth Third Bank.  Your Board of Directors, after considering the recommendations of an independent committee of the Board, determined that this transaction provided an immediate, tangible benefit to all Shareholders.

While the benefit is clear, taking the net worth per share from a ($0.84) to a positive $2.78, the decision was formulated based upon a determination of the fairness of the terms of the new borrowing, tempered by our strong values and sense of integrity. Of significant importance to this transaction, however, are rules and regulations unique to the industry of banking.    Community Shores Bank, although profitable and with cash available, was prohibited from paying dividends to the Company until having earned back all of the losses sustained since 2007.  Essentially debt service was effectively curtailed by law.

The Bank is expected to achieve, through earnings, the regulatory position of adequately capitalized by March 31, 2013.  The Company will have some ability to support the Bank in its efforts to maintain this position.  The Bank, as an additional material benefit, will realize an estimated $50,000 quarterly expense reduction in FDIC insurance premiums related to the attainment of the 8.00% (adequately capitalized) total risk based capital ratio.

Horizons

Over the past five challenging years, our staff has emerged stronger and more adept at anticipating hazards in the road and maneuvering with safety in mind.  Despite significant hardships, we have been able to retain and recruit quality employees that are committed to our brand of community banking and customer service.  We have benefited from the relationships we maintain with our customers, and the people with whom we partner and work, be it client, vendor or trusted advisor.  This year, we were saddened by the passing of our long time legal counsel and friend, Jerome Schwartz.  Jerry assisted in the Bank’s organization in 1998 and his wisdom and advice, over the past 14 years, were greatly valued.

We would also like to recognize the contributions and assistance provided to us by Mr. Steven P. Moreland, who has been on our board of directors since 2006.  Steve leaves our Board upon the completion of his term at this year’s annual meeting.  We wish to thank Steve for his many contributions to our organization.

While our outlook is positive, we continue to be cautionary in our approach.  Concerns about the “fiscal cliff” and the dubious effects of sequestration continue to cast a pall on optimism.  The economy is recovering, but robust confidence is still lacking.  As we head forward, our near term focus is on sustaining profitability, the unrelenting reduction of non-performing assets, strengthening core deposits and laying the foundation for future asset growth.  We are cognizant of the need to improve our technological offerings and have recently augmented our online banking with Popmoney®, a personal payment service that enables you to both send and receive money electronically.  We look forward to the implementation of mobile banking applications and remote deposit capture in the near future.

We have made significant progress in our journey to recovery, yet we have much left to accomplish.  While our capital position has improved perceptibly, we are not yet “well capitalized” by regulatory standards and continue to be hampered by regulatory constraints.  Management and your Board of Directors are not complacent and are committed to working diligently, in the best interests of you, our Shareholders, toward securing additional improvements to our capital position.  In doing so, we will ultimately regain the ability to grow, provide investment, improved support and assistance to our community and ultimately increase our earnings potential---thereby improving Shareholder value.

Sincerely,

Heather D. Brolick
President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION
Muskegon, Michigan

2012 ANNUAL REPORT

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

The Bank commenced operations on January 18, 1999.  The Bank is a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank currently has four locations and provides a full range of commercial and consumer banking services in Muskegon County and Northern Ottawa County, Michigan.

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

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2012, the Company recorded consolidated net income for the first time since 2006. The income stemmed mainly from stabilized credit quality and real estate valuations which translated into only a small loan loss provision and notably less foreclosed asset impairment charges. In spite of the improved financial outcome for 2012, the Company’s significant consolidated losses from 2007 through 2011 eroded capital and reduced regulatory capital ratios. The Bank has been deemed undercapitalized since December 31, 2010 according to regulatory capital standards. At that time, the Bank had a total risk-based capital ratio of 7.06%. The net income recorded by the Bank in 2012 along with a significant reduction in risk-weighted assets during that year improved the total risk-based capital ratio to 7.88% at December 31, 2012. Although the Bank remained undercapitalized as of that date, it was within 12 basis points, or approximately $168,000 of achieving an adequately capitalized regulatory capital status.

As a result of deteriorating asset quality, poor earnings and falling capital ratios beginning in 2007, the Bank endured additional regulatory scrutiny and entered into a Consent Order with the FDIC and the State of Michigan’s Office of Financial and Insurance Regulation (“OFIR”), its primary regulators, on September 2, 2010. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and OFIR. Under the Consent Order, the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of Tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet these requirements within the required 90-day period and remained out of compliance with the Consent Order as of December 31, 2012.

The lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above; as the Company has limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance which, as of March 20, 2013, was approximately $785,000 (unaudited).

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

On January 3, 2011, the Company was not able to repay its $5 million term loan owed to Fifth Third Bank; nor was the Company able to make the proceeding ten quarterly interest payments. The term loan has been in default for the past 25 months. At December 31, 2012, the total amount owed Fifth Third was $5,763,000. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, one former director and five local businessmen, and settled its debt with Fifth Third for $500,000. In addition to the payment to Fifth Third, the proceeds of the new senior debt will be used for interest carry, general operations and potential capital support for the Bank. The note bears interest at 8% per annum until paid in full. Interest is payable quarterly in arrears. The note matures on March 31, 2015. The note is secured by all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC dated March 20, 2013.

Settling the Fifth Third debt will result in a gain of approximately $5.3 million to be recognized in the first quarter of 2013. As a result of this transaction, the Company is expected to achieve positive shareholders’ equity by March 31, 2013. Also the reduced amount of borrowings is expected to decrease interest expense by approximately $198,000 annually.

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements stipulated in the FDIC Rules and Regulations, and the continued deterioration of the Bank. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category within 60 days of the issuance of the Directive. During the 60 days, the board made efforts to secure funding and comply with the Directive but was not successful. As such, the Bank was not in compliance with the Directive at the end of 60 days. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further communications with the FDIC regarding the Directive. Although the Bank remained out of compliance with the Directive at year-end 2012, the Bank’s recorded earnings and the reduction in risk-weighted assets in 2012 moved it closer to the FDIC capital category stipulated in the Directive. Management anticipates that the Bank will continue being profitable and will reach an adequately capitalized regulatory capital position in the first quarter of 2013.

Failure to comply with the provisions of the Consent Order, the Written Agreement or the Directive may subject the Bank to further regulatory enforcement action.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company’s extended period of net losses, failure to repay its term loan at maturity, non-compliance with the higher capital ratios of the Directive and the Consent Order, and the provisions of the Written Agreement raise substantial doubt about the Company’s ability to continue as a going concern. As a result of this substantial doubt, our auditors added an explanatory paragraph to their opinion on the Company’s December 31, 2012, 2011 and 2010 consolidated financial statements expressing substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Discussion regarding the Company’s plans for continuing operations and consideration of the Company as a going concern are discussed further in Note 19. Management’s progress towards compliance with the Consent Order and the Written Agreement is further discussed in Note 15.

As of December 31, 2012, the Bank had 53 full-time employees and 21 part time employees, a decrease of 3.0 full-time equivalent positions since December 31, 2011. Management does not anticipate increasing staff in 2013.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2012.  The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.  Actual results could differ from the estimate.

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

2012 OVERVIEW

The Company recorded net income for the first time since 2006. Consolidated net income for 2012 was $268,000. The Company’s total assets decreased by 2.1% in 2012 and were $204.2 million at December 31, 2012. For 2012, diluted earnings per share of the Company were $0.18. As detailed herein, improving credit quality and generally stable real estate values translated into very little calculated loan loss provision and fewer foreclosed asset valuation adjustments in 2012. In addition to these reductions, the Company’s net interest margin increased 8 basis points because of a reduction in the cost of funds. Non-interest income results were lower in 2012 as a result of differences in the outcome of foreclosed asset sales as compared to 2011. Operating expenses once again decreased year over year. Improvements were derived largely from a reduction in staff and equipment depreciation expenses and lower FDIC insurance premiums from a shrinking balance sheet.

FINANCIAL CONDITION

Total assets decreased by $4.4 million to $204.2 million at December 31, 2012 from $208.6 million at December 31, 2011. The year over year decline in assets was evidenced by a decrease in loans offset by an increase in cash on deposit at other financial institutions and an increase in securities.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Cash and cash equivalents increased by $11.4 million to $20.3 million at December 31, 2012 from $8.9 million at December 31, 2011. The increase was essentially from higher balances on deposit at the FRB on the last business day of 2012 compared to the last business day of 2011. The increase in balances held at the FRB was intentional.

Since 2008, the FDIC Transaction Account Guaranty Program (“TAG”) has been in place providing unlimited deposit insurance coverage for non-interest bearing transaction accounts at all insured depository institutions.  During the time TAG was in place, the Bank’s non-interest bearing transaction account balances more than doubled. TAG was scheduled to and did expire on December 31, 2012. In November, management assessed the Bank’s exposure to non-interest bearing account withdrawals. Using the assessment, management developed a contingency funding plan and implemented steps to retain customer deposits, such as pledging investments directly or indirectly through a repurchase agreement. Management took steps to ensure that the Bank would be able to handle both known and unforeseen withdrawals by increasing liquidity at the FRB.

One month following the expiration of TAG, the Bank’s non-interest bearing deposit accounts were roughly 10% lower than the total at year-end 2012 and the FRB liquidity was reduced by $3.2 million. A majority of the activity related to the TAG expiration is deemed to have occurred and management will attempt to reduce the Bank’s balance at the FRB. Although excess liquidity is a conservative posture, it is detrimental to earnings. Management strives to maintain a balance at the FRB of between $7 and $10 million. To reduce the FRB balance to that targeted level, the excess funds will be used for further customer withdrawals and to fund upcoming time deposit maturities.

In the second half of 2011, the FRB requested that the Bank collateralize Automated Clearing House (“ACH”) debit activity because of the Bank’s under-capitalized position according to regulatory standards. ACH debits are withdrawals from the Bank’s FRB account and can fluctuate greatly. Although the Bank has held an average balance at the FRB in excess of $19 million for the past two years, FRB payment system risk rules required a collateral assessment, a pledge agreement and an assignment of collateral. The FRB performs the collateral assessment each quarter. The analysis consists of a review of the Bank’s ACH debit activity. The collateral requirement is equal to the day in the quarter with the highest debits and was $4.3 million at December 31, 2012. At year-end 2012, the collateral pledged consisted of $2.1 million of home equity loans and $2.2 million of securities. At year-end 2011, the collateral requirement was $4.5 million.

Securities increased by $6.9 million during 2012. The portfolio activity included purchases of $20.2 million, maturities, prepayments and calls of $11.2 million and sales of $1.7 million. In the first quarter of 2012, one security was sold for a gain of approximately $3,000 and in the fourth quarter, three securities were sold for a gain of $19,000. The sales investment activity is mainly driven by the quality and diversification standards specified in the Bank’s investment policy. In 2012, all of the purchases were classified as available for sale. At both December 31, 2011 and 2012, there are no securities classified as held to maturity.

Another action step in the contingency funding plan developed to minimize the Bank’s exposure to TAG expiration was to maintain a high level of unencumbered securities to ensure that there would be an adequate amount available to pledge to the Bank’s public fund and repurchase agreement customers.  At December 31, 2012, 35% of the investment portfolio was unencumbered. This outcome is up slightly from the 33% unpledged position on December 31, 2011. Since the expiration of TAG on December 31, 2012, $1.1 million additional securities have been pledged to customer repurchase agreements.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

At year-end 2012, $27.0 million of securities were pledged to public fund customers, the FRB, the Federal Reserve Discount Window (“Discount Window”) and customer repurchase agreements.

Investment portfolio quality has received much scrutiny over the past several years. The plight of the U.S. bond market and U.S. economy in general as well as the European debt crisis have all either directly or indirectly affected security market values. Regardless, the investment portfolio remains strong with an unrealized net gain of $602,000. Included in this total are unrealized losses of approximately $36,000. At December 31, 2012, there were 12 securities with an amortized cost of $7.2 million having an unrealized loss. One of the 12 had unrealized losses longer than 12 months. At year-end 2012, the Bank conducted its standard review for other-than-temporary impairment (“OTTI”). The unrealized losses referenced above were not determined to be other-than-temporary given the fact that the decline in value is less than 1%, they are all fully guaranteed by the U.S. government, and the fact that the Bank has the ability and intent to hold them until they either recover or mature. The portfolio will continue to be reviewed for impairment in accordance with the Bank’s investment policy.

To reduce exposure to future loss (both realized and unrealized) the Bank intends to adhere to the diversification principles outlined in the investment policy and limit issuer concentrations. Besides fully guaranteed U.S. Government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2012.

Loans, including held for sale and portfolio loans, decreased 15% since year-end 2011. Loans held for sale were $6.0 million at December 31, 2012; up from $5.5 million at December 31, 2011. Loans held for sale reflect residential mortgages, Small Business Administration (“SBA”) loans and U.S. Department of Agriculture (“USDA”) loans that have been originated and are in the process of or eligible to be sold to an investor. This small increase in loans held for sale was more than offset by the decrease in portfolio loan balances. At December 31, 2012, portfolio loan balances were $125.8 million; down from $149.7 million at December 31, 2011.

Loans held for sale activity for 2012 included $15.6 million of loan originations and $15.4 million of loan sales. The associated gain on the loan sales was $284,000. All of the loan sales in 2012 were derived from residential mortgage loans.  In 2011, a large portion of the $296,000 of recorded gains was derived from selling residential mortgage loans.  However, $124,000 of the $296,000 was earned from selling the guaranteed portions of three SBA loans totaling $2.4 million. The Bank is no longer originating SBA loans with the intention of selling the guaranteed portion in the secondary market. The increase in loans held for sale is primarily the result of one construction loan. The loan is guaranteed by the USDA. The construction phase of the project was completed during the year and the loan transitioned to a term note. The guaranteed portion is now salable in the secondary market. Management has not determined if the Bank will sell the guaranteed portion of this loan but intends to keep that option open. It is likely that the loan will remain in the held for sale category until a decision is made.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

A majority of the portfolio loan decreases were to the commercial and commercial real estate portfolios.  The downward movement in those two categories comprised 84% of the total decline but there were decreases to every category of loans except residential mortgages. Although the reduction in total loans outstanding was significant, the commercial-oriented concentration of the portfolio did not materially change. At December 31, 2012, the concentration of commercial and commercial real estate loans was 77% of the Bank’s total loan portfolio, only one basis point less than year-end 2011. The Bank has maintained its wholesale focus since opening in 1999. Unfortunately, the sustained economic weakness both nationally and locally affected many borrowers in the Company’s two largest portfolio segments since 2008. During that time the credit deterioration of customers in those segments, particularly commercial real estate, increased the overall risk profile of the Bank. The Bank incurred significant expenses to support the assessed risk which negatively affected the Bank’s earnings and capital.

Over the past 12 months, Management believes that the economy in our markets has stabilized substantially. Loan credit quality has improved. The Bank’s loan related expenses were greatly reduced helping to restore the Bank to profitability. Recorded profits along with a reduction in the loan portfolio increased the Bank’s regulatory capital ratio and somewhat reduced the risk profile of the Bank. Even so, the Bank remains diligent about monitoring its loan portfolio and will continue to develop and educate lenders and credit staff, and to invest time into the design and overall strengthening of the Company’s credit risk assessment processes.

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

The Bank has developed a detailed process to estimate credit risk. The process is discussed at length in Note 1 to the Company’s financial statements. At each period end, the balance in the allowance for loan losses is based on management’s estimation of probable incurred credit losses. The estimation is the result of loan portfolio analysis completed utilizing a detailed methodology prescribed in the Bank’s credit procedures. Management reviews and analyzes the loan portfolio on a regular basis for the purpose of estimating probable incurred credit losses.

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

At December 31, 2012, the allowance for loan losses totaled $3.4 million; a decrease of $1.9 million compared to the year-end 2011 balance. The ratio of allowance to gross loans outstanding decreased to a level of 2.69% at December 31, 2012 compared to 3.54% at year-end 2011. The decrease is comprised of specific allocations decreasing by $1.2 million and general allocations decreasing by $736,000 in the 12 month period of 2012. Management believes that the trend of the general component of the allowance for loan losses is in line with improvement in the economy, local unemployment, a reduction in delinquency and an overall improvement in credit quality.

At December 31, 2012, the allowance contained $1.8 million in specific allocations on impaired loans whereas at December 31, 2011 there was $3.0 million specifically allocated. At year-end 2012, there was $11.7 million of recorded investment on specifically identified loans compared to $15.9 million at year-end 2011.

At year-end 2012, there was $5.1 million of recorded investment on specifically identified loans requiring no reserves, a decrease of $2.4 million compared to year-end 2011. For both year-end 2011 and 2012, over 40% of specifically identified loans required no reserves. In many cases, these loans had charge-offs since the time of their initial impairment, which reduced principal to the current value of assigned collateral or expected repayment; therefore no further specific reserve is required on these loans.

Recorded investment on specifically identified loans requiring reserves was $6.6 million at year-end 2012 compared to $8.4 million at year-end 2011.

Although there were many changes to the specifically identified loan pool during 2012, the overall decrease in recorded investment on specifically identified loans requiring reserves was largely attributable to one borrower whose $3.1 million loan was restructured during the first quarter of 2012 in a modification that is commonly referred to as an A-B note structure. In these types of modifications, a detailed analysis of the borrower’s financial condition is performed and the total debt is separated into two notes. The first note (“note A”) is underwritten to be supported by current cash flows and collateral and the second note (“note B”) is made for the remaining unsecured debt. Note B is immediately charged-off after closing with collection occurring only after note A is completely repaid. Specific allocations of $676,000 were removed from the reserve when note B was charged off.

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 1.72% at December 31, 2011. Although the national economy has not returned to pre-recession levels, Management has observed stabilization in the local economy and believes that stabilization has translated into fewer instances of new, unforeseen impairment during the year. Improvement in credit quality are reflected in lower delinquency, fewer loans on non-accrual and most importantly, a $5.7 million decrease in substandard (grade 6 or higher) commercial and commercial real estate loans from year-end 2011 to year-end 2012. As a result of these improving trends, the general component of the allowance for loan losses was decreased to 1.37% of total non-specifically identified loans at December 31, 2012.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The total of all allocations included in the allowance by loan segment at December 31, 2012 and 2011 was as follows:

	2012		2011
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period		Category to		Category to
Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$582,198	31.7%	$1,309,632	33.4%
Commercial Real Estate	2,266,302	45.0	3,386,433	44.4
Consumer	331,459	9.2	410,001	10.9
Residential	203,018	14.1	193,388	11.3
	$3,382,977	100.0%	$5,299,454	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. In 2012, minor enhancements to the process employed to calculate historical loss migration and to evaluate collateral in the case of specifically identified credits continued to be made.  Most recently a certain category of riskier home equity loans were delineated and assigned a higher allocation in the allowance for loan losses.  The referenced category of home equity loans are those where the Bank is a junior lien holder behind other lending institutions and where the borrower has some form of financial difficulty.

Similarly, since 2010, the Bank has segregated the historical losses on land development loans. Recognizing that losses within the land development class were not necessarily indicative of those that are likely to occur in the entire commercial and commercial real estate segments, these losses are excluded from historical loss calculations.

Management continues to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due and non-accrual standpoint. Year over year, the Bank observed a decrease in the recorded investment of past due and non-accrual loans of $3.7 million; a $1.0 million decrease in total accruing past due loans and a $2.7 million decrease in non-accrual loans.

The recorded investment in accruing loans past due 30-59 days was $131,000 at December 31, 2012, a decrease of $744,000 since year-end 2011. Bank staff is working diligently with customers to keep the level of past due loans down by maintaining a program of regular communication with borrowers. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. As a result of this diligence, the average number of days past due of the loans in the 30-59 day category was 41 on December 31, 2012. There were only seven notes in this past due category at December 31, 2012 compared to ten on the same day in 2011.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The accruing 60-89 day past due category consisted of four loans with a recorded investment of $130,000 at December 31, 2012. This past due category decreased by $264,000 when compared to the year-end 2011 balance of $394,000. Half of the loans 60-89 days past due at year-end 2012 were to one borrower.  Although there were payments collected in January 2013, the borrower still remains just over 60 days past due.

There were no notes past due 90 days or greater at year-end 2012 still accruing interest. The recorded investment was $27,000 at year-end 2011.

The Bank’s delinquency has been reduced compared to prior periods and compares favorably to typical industry averages. The credit review process will continue to be stringent; however, it is possible that past dues could fluctuate in future periods.

Non-accrual loans totaled $3.9 million at December 31, 2012. This was an overall decrease of $2.7 million compared to 2011 year-end totals. The majority of the non-accrual notes are secured by developed real estate, only 2% of the total is secured by undeveloped real estate. At December 31, 2012, there were specific allocations of $1.4 million in the allowance for any estimated collateral deficiency on non-accrual loans.

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

One particular loan segment that received much scrutiny over the last few years is land development. At year-end 2012, the balance of land development loans was $1.8 million, a reduction of $815,000 since year-end 2011. Charge-offs in this category were $140,000. Although management will continue to examine the remaining credits in this segment periodically as specified by our loan policy, the assessed risk for this category is considerably less.

The other category that is delineated and separately analyzed is home equity loans where the Bank is a junior lien holder behind other lending institutions and where the borrower has some form of financial difficulty. The balance of these loans totaled $1.3 million at year-end 2012. During 2012, home equity charge-offs were $83,000. Although the charge-offs were relatively low, the Bank expects to continue segregating this category.

For 2012, the ratio of net charge-offs to average loans was 1.44% up from 1.22% in 2011. In both years, net charge-offs aggregated $2.0 million and coincidentally, in each year 38 loans were charged-off. The ratio is higher between the two year-end periods because the average loans outstanding were higher in 2011.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2012, $1.2 million of the recorded loan charge-offs had specific reserves at year-end 2011. The remaining charge-offs were covered by the $736,000 decrease in general reserves resulting from the decline in the loan portfolio and the improvement in credit quality. Many considerations are made prior to charging off a loan. The Bank’s loan policies have very specific guidelines. The Bank’s declining past due levels seem to indicate that there are likely to be fewer impairments and charge-offs going forward, however as seen this year, charge offs can also occur on long term specifically identified loans. Regardless of the source, it is likely that future charge-offs will be lower during this period of stabilization.

Throughout the turbulent credit cycle, the Bank made many changes to its credit administration process. There is an experienced officer leading the Bank’s credit area and all lenders are focused on working with current customers to improve the quality of the Bank’s loan portfolio. Bi-weekly meetings occur among loan personnel to discuss identified weak credits and frequent internal loan review sessions are held. To supplement the internal processes, the Bank engages an independent firm to perform a credit review. Since 2008, the external credit review was performed bi-annually to address the rapidly changing credit market. Now that credit quality is stabilizing and the loan portfolio is smaller, management will return to an annual third party review beginning with the 2013 engagement. The internal process will remain unchanged.

Premises and equipment were $9.4 million at December 31, 2012. This was a decrease of $984,000 from the balance of $10.4 million on December 31, 2011. In June, the Bank completed the sale of land it had purchased in the fourth quarter of 2006 for expansion of its branching system. The property was located on Apple Avenue in Muskegon County. The book value of the land sold was $790,000. There was a gain recorded of $218,000.

Foreclosed assets decreased $470,000 since December 31, 2011 and were $2.8 million at December 31, 2012. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. In 2012, 12 properties were added increasing the total of foreclosed assets by $1.4 million. Additionally, 18 properties, 11 lots and two parcels of vacant land were sold for $1.4 million during the same year. There were net losses on these sales of $57,000. One property with no recorded book value was surrendered to the county in 2012. In aggregate, the inventory of held properties was written down by $380,000 during the year. At December 31, 2012, there were 24 real estate holdings compared to 31 at December 31, 2011. Each quarter foreclosed assets are written down to fair value based on a professional appraisal or other common means of valuation. As real estate values stabilize, valuation adjustments have decreased. Valuation adjustments decreased by $668,000 when comparing 2012 to 2011. Although the current valuations of the properties held are justifiable, there may be cases where the Bank agrees to accept a sales price that is less than the current valuation and a loss is recorded.

Deposit balances were $184.2 million at December 31, 2012, down from $191.5 million at December 31, 2011. The $7.3 million net decline was the result of time deposits decreasing by $18.4 million and all other deposit categories increasing in aggregate by $11.1 million. The FDIC TAG program that offered unlimited insurance coverage for non-interest-bearing transaction accounts expired on December 31, 2012 which had some effect on the shifting of existing customer balances.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

In the third quarter of 2012, one customer transferred from the Bank’s repurchase agreement product into a non-interest demand account. This transfer is responsible for 33% of the increase since year-end 2011. The remaining increase stemmed mostly from existing business and public fund customers.

Since year-end 2011, interest bearing demand deposit accounts have risen by $3.4 million. The increase is due to several existing customers increasing their balances.

More than offsetting the increase in other deposit categories was a net decline of $18.4 million in the Bank’s time deposit balances during 2012. A portion of the reduction since year-end 2011 was the final brokered time deposit maturity of $3.5 million. The Bank’s Consent Order with the FDIC prohibits the use of brokered deposits. The Bank has not issued any brokered deposits since January of 2010. An internet deposit listing service is now used to obtain time deposits when they are needed for liquidity.

During 2012, liquidity was not much of an issue. With a significant amount of unplanned loan repayments, the Bank was able to reduce both local and internet time deposit holdings as they matured. Since year-end 2011, local time deposits were reduced by $8.0 million and internet deposits were reduced by $6.9 million. Since excess liquidity remains at the FRB, the Bank will continue to fund the maturity of time deposits for a period of time.

Non-deposit funding sources for the Bank, at December 31, 2012, included customer repurchase agreements, Federal Home Loan Bank (“FHLB”) advances and FRB Discount Window borrowings. Typically, unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2011 or 2012 was customer repurchase agreements.

At year-end 2012, repurchase agreement balances were $10.2 million, an increase of $2.4 million since year-end 2011. Transactions related to two customers were responsible for a $2.5 million increase in customer repurchase agreements. One customer closed its repurchase account and transferred the entire balance to non-interest demand deposits. The balance outstanding at year-end 2011 was $2.2 million. Another customer increased their balance by $4.7 million since December 31, 2011.

There were no outstanding borrowings from either the FHLB or the Discount Window. Similar to repurchase agreements, the Bank is required to pledge assets to collateralize potential borrowings with the FHLB and the Discount Window. At December 31, 2012, the Bank had residential mortgage loans with a book value of $3.1 million pledged to the FHLB which provided  the Bank with the ability to borrow approximately $2.1 million. The Bank has access to unencumbered securities in its investment portfolio that could be pledged to increase the borrowing capacity. At year-end 2012, there were over $14 million of securities within the investment portfolio that could be pledged.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essence, mandates that the Bank must fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC.

Management does not believe the Bank is likely to utilize either the FHLB or the Discount Window in the foreseeable future. The Bank’s FRB liquidity would have to be completely exhausted before resorting to the utilization of either of these borrowing facilities. In 2012, the Bank’s balance at the FRB averaged $19.9 million. In 2013, the Bank’s FRB average balance may be lower. As discussed earlier, management is striving to maintain an FRB balance that ranges from $7 million to $10 million in order to assist in improving the Company’s net interest margin. Even with a lower target balance, management anticipates that there is sufficient liquidity to support unforeseen funding needs based on the past history of the Bank’s cash management program.

Subordinated debentures outstanding at December 31, 2011 and 2012 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.36%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

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

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. At December 31, 2012, the accrued interest payable on the subordinated debentures was approximately $326,000.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element.  The guidelines provide that the aggregate amount of restricted core elements that may be included in tier one capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as tier two capital for risk-based capital purposes. Additionally, tier two capital cannot exceed tier one capital. At both December 31, 2011 and 2012, none of the $4.5 million qualified for either tier one or tier two capital at the Company. The exclusion of the trust preferred securities as capital is directly related to the erosion of core capital since 2007.

The Company had a $5.0 million term loan with Fifth Third Bank (“Fifth Third”) secured by the common stock of the Bank that was in default at year-end 2011 and 2012. The total principal balance outstanding at both period ends was $5,000,000.  In addition to the outstanding principal due, there was accrued interest of $763,000 at December 31, 2012. The Company did not have the resources to pay the last ten quarterly interest payments. The outstanding principal had an interest rate of 6.00% per annum; 275 basis points above Fifth Third’s prime rate.  The total interest due to Fifth Third at year-end 2011 was $458,000. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from a group of investors and settled its debt in full with Fifth Third for $500,000. At closing, Fifth Third released its secured interest in the common stock of the Bank. The new senior debt bears interest at a fixed rate of 8.00% per annum and is payable quarterly, in arrears. The new note matures on March 31, 2015 and is secured by the Bank’s common stock.

Accrued expenses and other liabilities increased $392,000 since December 31, 2011 and were $1.6 million at December 31, 2012. The increase is mostly from the accumulating interest payable on the Company’s subordinated debentures and term loan with Fifth Third.

In spite of net income recorded in 2012, the Company’s shareholders’ equity was negative at year-end. At December 31, 2012, shareholders’ equity was $(1,239,000); an increase of $181,000 since year-end 2011. The increase is the result of consolidated income of $268,000 slightly offset by an $87,000 decrease in accumulated comprehensive income from a decrease in the market value of the investment portfolio.

According to prompt corrective action regulations, the Bank was considered undercapitalized at both year-end 2011 and 2012. At December 31, 2012, the Bank’s total risk-based capital ratio was 7.88% and its tier one to average assets ratio was 4.53%.  The Bank’s total risk-based capital ratio at December 31, 2011 was 6.40%. Its tier one to average assets ratio was 3.79% at year-end 2011. The improvement stems from the Bank’s earnings in 2012 coupled with a reduction of risk-weighted assets.

Under the Consent Order, the Bank is required to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%.   The Consent Order capital requirements were effective beginning with the December 31, 2010 capital reporting period.  The Bank was not in compliance with required capital ratios at year-end 2010 and failed to achieve those levels in 2011 or 2012.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

In order to attain the level of capital required by the Consent Order, the Bank would have needed additional capital of $7,917,000 on December 31, 2012 based on its asset mix and size. This is a decrease of $2.4 million compared to the $10,320,000 that would have been needed on December 31, 2011.

The Directive, issued by the FDIC to the Bank on August 17, 2011, stipulated that the Bank be restored to an “adequately capitalized” capital category by October 17, 2011. To reach a level of adequately capitalized, according to FDIC prompt corrective action guidance; the Bank would have needed a capital contribution of roughly $2,600,000 based on its asset mix and size on December 31, 2011. Although the board made efforts to secure funding and comply with the Directive, they were not successful. As such, the Bank was not in compliance with the Directive by the required date. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further communications with the FDIC regarding the Directive. At year-end 2012, although the Bank was still out of compliance with the Directive, the additional capital required was reduced to $168,000. Management expects to achieve this through earnings in the first quarter of 2013. Nonetheless, the board’s efforts to garner capital for the Bank still continue.

On March 20, 2013, when the Company settled its debt with Fifth Third for less than book value, the cancellation of debt was considered income to the Company. The income from this transaction was roughly $5,328,000 and resulted in the Company’s retained earnings shifting from negative to positive.

RESULTS OF OPERATIONS

The Company had consolidated earnings of $268,000 for 2012 which was an improvement of approximately $2.7 million over the net loss of $2.4 million recorded a year earlier.  On a per share basis there was an improvement of $1.86. The Company’s diluted earnings per share was $0.18 in 2012. This result was an improvement over diluted earnings per share of $(1.68) in 2011. The Company had a retained deficit of $14.8 million at December 31, 2012 compared to a retained deficit of $15.1 million at December 31, 2011.   The earnings improvement is further depicted when comparing the operating ratios of each 12 month period. The table below illustrates three key performance measures for the years ended December 31, 2012 and 2011:

	2012	2011

Return on average assets	0.13%	(1.07	) %
Return on average shareholders’ equity	N/A	N/A
Average equity to average assets	(0.55)	0.02

The main contributing factors to the losses since 2007 were deteriorating credit quality, declining property values and increased credit administration expenses. Similar expenses in 2012 are much lower comparatively. In addition to continuing its cost cutting measures, the Company focused on improving its cost of funds both from a mix and rate standpoint. In spite of lowering the funding expense, there was an overall reduction in net interest income due to the significant reduction in loans since year-end 2011. Even so, there was a general improvement in the Company’s net interest margin.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

For 2012, net interest income was $6.9 million compared to $7.5 million for 2011.  The change represents an 8% decrease compared to 2011’s results. In addition to interest being earned on the loan portfolio, interest is also derived from the securities portfolio and interest-bearing correspondent accounts. Since the loan portfolio makes up roughly 71% of the Company’s average earning assets, changes to its associated income will have a significant impact on net interest income and net interest margin results.

The Company attempts to mitigate interest rate risk in its loan portfolio in many ways. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2012, there were 71% of the loan balances carrying a fixed rate and 29% a floating rate, the same as year-end 2011. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that paid off during the year and shifts in customer preference at the time a loan is renewed. Since 2007, the interest rate sensitivity of the portfolio has gone from nearly balanced to the mix described above. If the Bank does not have a more balanced loan portfolio when rates begin to rise it may be detrimental to earnings. A more equitable balance between fixed and floating rate loans is desired and is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has influenced customer preference having a notable impact on these internal goals. Based on the most recent communications from the Federal Open Market Committee, rates are forecasted to remain low until at least 2014.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates, it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. Since the Bank enhanced its mortgage line of business in 2007, the intention has been to sell 75-90% of all long-term residential mortgages originated. In 2012, residential loan sales were 86% of the total originated; similar to the 85% experienced in 2011. Any increase in the residential mortgage loan portfolio resulting from the loans originated and not sold is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio. At December 31, 2012, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than five years) maturities. Short-term maturities comprise approximately 29% of the loan portfolio and 22% of the loan portfolio has a maturity greater than five years.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2012 are included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial	$3,423,776	$16,701,870	$15,797,268	$3,936,588	$39,859,502
Commercial Real Estate:
General	4,262,166	7,489,259	40,460,963	884,440	53,096,828
Construction	998,275	1,844,270	583,377	38,444	3,464,366
Consumer:
Lines of credit	678,153	936,468	3,399,690	4,091,076	9,105,387
Other	82,595	130,816	974,400	827,423	2,015,234
Credit card	55,507	171,937	263,358	0	490,802
Residential	0	88,780	5,576	17,703,775	17,798,131
	$9,500,472	$27,363,400	$61,484,632	$27,481,746	$125,830,250
Loans at fixed rates	$7,906,749	$15,463,174	$45,982,457	$19,651,247	$89,003,627
Loans at variable rates	1,593,723	11,900,226	15,502,175	7,830,499	36,826,623
	$9,500,472	$27,363,400	$61,484,632	$27,481,746	$125,830,250

For 2012, average earning assets decreased $21.9 million. The year over year reduction in the loan portfolio, the increased securities purchased for pledging and the continued FRB liquidity equated to a small change in the distribution of earning assets.  Loans remain the largest category at 71%; down four percent since year-end 2011. Securities was the next largest category and was 19% of earning assets at year-end 2012. The purchases made throughout the year increased the concentration by three percent. The concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets was 10% for 2012 and had increased one percent compared to 2011. On average, deposits at other financial institutions earn essentially 25 basis points. Management recognizes the detrimental impact to the Company’s net interest margin as a result of maintaining excess liquidity and intends on reducing the concentration in 2013.

As mentioned above, the Bank increased its investment portfolio during 2012. Many of the purchases were made in the fourth quarter of 2012 in preparation for the expiration of TAG. Therefore the increase is not necessarily reflected in the 12 months average.  Average securities outstanding was $903,000 more in 2012 compared to the same period end in 2011. In spite of increased holdings, the average rate earned declined 41 basis points, decreasing interest income generated from this category in 2012 by $131,000 when compared to 2011. In addition to making purchases to prepare for TAG expiration, purchases were also made to replace bonds that were called by the issuer prior to maturity. In any event, the bonds purchased throughout 2012 were at rates that were consistently below the average portfolio rate. The weighted average rate of the bonds that were sold, called or matured in 2012 was 1.607%. The weighted average rate of the purchases in 2012 was 1.072%. Given the forecast for a continued low rate environment, it is likely that investment purchases during the next year will continue to be made at rates below the current portfolio average.

Average loans outstanding decreased $23.9 million during 2012. In addition to fewer loans on the books, the average rate earned on the loan portfolio declined 33 basis points. The internal prime lending rate remained the same for both 2011 and 2012. Fewer loans outstanding produced $1.9 million less interest income. Also included in the loan interest outcome is the reversal of $63,000 of interest income for loans that were either charged-off or put on non-accrual status in the year. The interest reversal had a five basis point effect on the average rate earned on loans.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. There is increasing competitive pressure to lend at rates that are below the Bank’s internal prime lending rate. Since the Bank is prohibited through the Directive from growing assets, it is a priority of the Bank to retain as many loans as possible. As such, management may selectively use lower rates to retain qualifying, existing customers. This may result in further reduction in the yield on the loan portfolio in the future.

Interest-bearing liabilities are made up of deposits, repurchase agreements, FHLB advances, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $24.8 million during 2012. In spite of the decrease, the composition of interest-bearing liabilities did not change materially. The largest rate bearing funding category is deposits.

In 2012, deposits made up 89% of interest-bearing liabilities while the concentration was 90% in 2011. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. The average rate paid on overall funding costs decreased 61 basis points year over year mostly due to a 71 basis point reduction in the blended rate paid on deposits year over year.

A majority of the progress achieved on lowering the blended cost of interest-bearing deposits came from reducing the level of time deposits outstanding as well as the average rate paid on the time deposit portfolio, the largest deposit category and typically the most expensive. In the Financial Condition discussion, it was noted that the time deposit portfolio was reduced by $18.4 million in 2012. The associated reduction in interest expense as a result was estimated to be $447,000.  Additionally, the average rate on the time deposit portfolio was reduced by 29 basis points during the year. The estimated reduction to interest expense was $985,000. At year-end 2012, the time deposit portfolio carried an average rate of 1.08%. At the same period end in 2011, the average rate of the time deposit portfolio was 1.37%. Although repricing opportunities on time deposits continue to exist it is to a lesser extent because of the duration of the low rate environment. Over the next 12 months, nearly $46 million in time deposits (25% of total deposits) will either mature and not be replaced or reprice to current market rates which are roughly 20 basis points lower.

Although the average balance of notes payable, subordinated debentures and FHLB advances between 2011 and 2012 was consistent, there was a 16 basis point increase in the average rate paid on subordinated debentures between the two years. The interest rate paid on subordinated debentures is floating and resets four times during the year.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets and liabilities as well as the interest rate sensitivity of the various categories.  To illustrate the Company’s condition, the following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated.  Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

	Years Ended December 31:
	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Federal funds sold and interest- bearing deposits with banks	$20,576,056	$49,898	0.24%	$19,459,188	$47,240	0.24%
Securities 1	36,638,032	668,981	1.83	35,734,951	800,014	2.24
Loans 2	138,011,790	8,054,124	5.84	161,885,478	9,985,906	6.17
	195,225,878	8,773,003	4.49	217,079,617	10,833,160	4.99
Other assets	12,932,523			13,175,286
	$208,158,401			$230,254,903
Liabilities and Shareholders’
Equity
Interest-bearing deposits	$149,526,051	$1,389,337	0.93	$173,966,362	$2,845,254	1.64
FRB borrowings and repurchase agreements	9,241,533	69,768	0.75	9,626,384	73,269	0.76
Subordinated debentures, notes payable and FHLB advances	9,500,000	429,959	4.53	9,500,000	418,243	4.40
	168,267,584	1,889,064	1.12	193,092,746	3,336,766	1.73
Noninterest-bearing deposits	39,721,283			36,100,143
Other liabilities	1,321,712			1,026,725
Shareholders’ Equity	(1,152,178)			35,289
	$208,158,401			$230,254,903
Net interest income		6,883,939			7,496,394
Net interest spread on earning assets			3.37%			3.26%
Net interest margin on earning assets			3.53			3.45
Average interest-earning assets to average interest-bearing liabilities			116.02			112.42

________________
1 Includes Federal Home Loan Bank Stock.
2 Includes loans held for sale and non-accrual loans

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

As displayed in the preceding table, in 2012 the Company’s net interest spread improved by 11 basis points, from 3.26% in 2011 to 3.37% in 2012, and the Company’s net interest margin on earning assets increased by 8 basis points. The margin was 3.53% for the 12 months ended December 31, 2012 and 3.45% for the 12 months ended December 31, 2011. As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2012 over 2011

	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-bearing deposits with banks	$2,658	$2,709	$(51)
Securities	(131,033)	19,768	(150,801)
Loans	(1,931,782)	(1,414,494)	(517,288)
Net change in interest income	(2,060,157)	(1,392,017)	(668,140)

Increase (decrease) in interest expense
Interest-bearing deposits	(1,455,917)	(447,450)	(1,008,467)
FRB borrowings and repurchase agreements	(3,501)	(2,909)	(592)
Subordinated debentures, notes payable and FHLB advances	11,716	0	11,716
Net change in interest expense	(1,447,702)	(450,359)	(997,343)
Net change in net interest income	$(612,455)	$(941,658)	$329,203

As shown above, the decreases to interest income resulted mainly from fewer loans on the books while reductions in interest expense were derived primarily from decreases to the average rate paid on deposits. The Bank’s net interest margin will be challenged in 2013. Although there is incremental repricing opportunity in the time deposit portfolio, the lending staff will likely need to lower rates on the lending side in order to retain customers since the Bank’s internal prime is 175 basis points above the market. In light of these factors, the Company’s net interest margin may decrease in 2013.

The provision for loan losses was $75,000 in 2012; a $2.4 million reduction compared to 2011’s provision. In 2011, the expense was significantly impacted by weak credit quality and unpredictable collateral values on impaired loans. During 2012, in addition to improvement in credit quality and stabilization in collateral values, there were $23.8 million fewer loans in the portfolio. Amounts in the allowance previously allocated to those loans were available for both general and specific allocations during 2012. As a result of all of these reasons, there was a significant reduction in the expense between the two 12 month periods.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Management continues to use the same process for monitoring credit quality, delinquency and impaired loans. The process is intended to assess the level of allowance for loan losses which appropriately reflects the risk in the loan portfolio. Although the methodology for calculating the allowance and the required provision for loan losses is considered by management to be consistent and reasonable, the allowance level and required provision are estimates. The provision may be increased or decreased in the future to achieve the desired balance in the allowance. At December 31, 2012, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).

Non-interest income recorded in 2012 was $1.7 million, which reflects a $235,000 decrease since 2011. Many categories contributed to this decline between the years.

Service charge income on deposit accounts decreased 8% in the 12 months of 2012 compared to the same period in 2011. The $62,000 decrease in this category was essentially from fewer business customer accounts and a reduction in customer overdraft fees between the two years. The reduction in business checking accounts receiving monthly transaction fees is directly associated with the decrease in outstanding commercial and commercial real estate loans. When a business moves its loans to another financial institution most often the deposits are moved as well. Commercial checking account fees were $18,000 less in 2012 compared to 2011 and overdraft fees were $37,000 less when comparing the same two periods.

Recorded gains on loan sales and mortgage loan referral fees together were $298,000 in 2012 compared to $347,000 in 2011. Since opening, the Bank has actively sold and referred residential mortgages to investors. In 2012, all of the loan gains were on residential mortgage loan sales.  In 2011, $172,000 of the total gains was from the sale of residential mortgage loans, $51,000 was from mortgage loan referral fees and the remaining $124,000 was from the sale of the guaranteed portion of SBA loans originated by the Bank.  The Bank no longer originates SBA loans with the intention of selling the guaranteed portion in the secondary market. During the 12 months of 2012, mortgage activity carried on at a healthy pace in Management’s opinion. Management believes that continued contributions to non-interest income from this source will be crucial to the Bank’s future profitability.

Management remains focused on reducing the number of foreclosed properties held. There were 18 foreclosed properties, 11 lots and two parcels of vacant land sold in 2012 compared to ten foreclosed properties and nine lots sold in 2011. Although there were more sales in 2012, there was a $249,000 difference in the outcome of the transactions. In 2012, there was a net loss of $57,000. In 2011, there was a net gain of $192,000 on the sale of foreclosed property. Management continues to evaluate the fair value of properties each quarter but it is difficult to predict if there will be gains or losses on future foreclosed asset sales.

There was a gain of $218,000 recorded from the sale of land which the Bank had originally purchased for expansion of its branching system. There was no gain or loss on the sale of premises and equipment in 2011.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company recognized a $114,000 decrease in other non-interest income between 2011 and 2012. The largest difference is related to SBA servicing income. Servicing income declined by $78,000 in 2012. In addition to fewer SBA loans being serviced between the two years, there were adjustments to the market value of the servicing rights.

Non-interest expenses decreased $1.3 million for the 12 month period ended December 31, 2012 compared to the similar period in 2011. Total non-interest expenses were $8.2 million for 2012 and $9.5 million in 2011. Over 50% of the decline in total non-interest expenses was the result of fewer impairment charges on foreclosed assets. In addition to that favorable outcome, several other categories had notable decreases between the 12 month period of 2011 and 2012.

Salaries and benefit expenses totaled $3.8 million for 2012; a reduction of $300,000. Since year-end 2011, full time equivalent employees have been reduced by 3.  Several other staff reductions occurred late in 2011 thus the full year impact is being reflected in 2012’s results. There are no plans to reduce the Bank’s staffing levels during the next 12 month period. As a cost saving measure, Company-wide salary increases were discontinued and in the second half of 2009 the Bank’s 401(k) match was ceased. The board intended these measures to be short term until profitability could be restored. In late 2012, the board approved the 2013 budget which allowed for a two percent performance-based salary increase for non-executive level employees at the time of their next scheduled review. There was no change to the 401(k) matching expense. It is not known when the 401(k) matching expense will be restored but should the Bank continue to be profitable and achieve an adequately capitalized regulatory status, the possibility becomes more likely.

Furniture and equipment expenses were $402,000 in 2012; down $129,000 compared to 2011. Depreciation and amortization expense on equipment declined by $124,000 between 2011 and 2012. As the Bank’s equipment ages, the assets become fully depreciated and no longer require a monthly expense.

Foreclosed asset impairment charges were $380,000 in 2012 compared to $1.0 million in 2011. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. A reduction in this category reflects the referenced stability in local real estate over the last 12 months. Management may still be required to make valuation adjustments in specific instances, but most properties seem to be holding at current values or improving. At December 31, 2012, the Company had 24 foreclosed assets totaling $2.8 million.

FDIC premiums decreased 23% to $711,000 in 2012 from $926,000 in 2011. For both years, the Bank was in the FDIC’s highest risk category due to its undercapitalized regulatory capital position and its Consent Order. Partially offsetting this was a beneficial change in the premium calculation for smaller banks, the elimination of the brokered deposit surcharge, and a smaller balance sheet in general. Although the calculation change occurred in the second quarter of 2011, a full year of benefit was received for 2012. The Bank paid a surcharge for brokered deposits for half of 2011 but none in 2012. Management anticipates FDIC premiums to decline further should the Bank achieve an adequately capitalized regulatory status.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

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

In addition to normal loan funding and deposit flow, the Bank must maintain sufficient liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit.  At December 31, 2012, the Bank had a total of $21.8 million in unfunded loan commitments and $1.3 million in unfunded standby letters of credit.  Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in credit line balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.

Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. At both year-end 2011 and 2012, the Bank had no established overnight federal funds purchase lines through correspondent banks. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, borrowing capacity at the FHLB, its unencumbered securities, the Discount Window secondary credit borrowing program and the internet time deposit listing service.

The Bank plans to maintain excess liquidity in its FRB account and hold an elevated level of unencumbered securities. At year-end 2012, the FRB balance was $17.3 million; the average balance held at the FRB for 2012 was $19.9 million. This compares to an average balance of $19.0 million for 2011. The entire FRB balance less reserve and clearing requirements is available for liquidity purposes. In 2013, management intends to focus on maximizing the Company’s net interest margin due to the significant reduction in the loan portfolio in 2012 and its detrimental impact on interest income. In order to assist in this plan, management plans to reduce excess liquidity held at the FRB when possible. The targeted balance will be between $7 million and $10 million with an average closer to $10 million. Although this is lower than the average balance held during the past two years, management believes this range will be sufficient to cover the upcoming obligations of the Bank’s customers and also provide an excess amount for unknown needs.

The Bank had unencumbered securities of $14.4 million on December 31, 2012. This was an increase in securities available to be sold for liquidity purposes of $2.9 million compared to the prior year-end. The process of liquidating securities typically takes a few days. First the Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases, a security sale can occur in 2-3 days but sometimes it will take longer. The downside of security sales is the potential realization in earnings of market value and book value differences. At year-end 2012, there were $169,000 of unrealized gains and $19,000 of unrealized losses on securities available to be sold for liquidity purposes.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2012, the Bank had the capacity to borrow $2.1 million from the FHLB based on a pledge of residential mortgage loans with a book value of $3.1 million and a fair market value of $2.7 million. The Bank has the ability to borrow $8.7 million based on its stock ownership. In order to borrow the allowable amount based on stock ownership, the Bank would need to pledge more collateral. To do this, management could consider utilizing some of its unencumbered securities or pledging additional residential loans or qualifying loans within the Bank’s commercial real estate portfolio. FHLB guidelines related to pledging this type of loan are very strict thus the Bank has not chosen to actively pursue this possibility since there has been sufficient liquidity and essentially no borrowing needs.

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essences, mandates that the Bank must fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC. Since this resource is not reliable, the Bank does not actively engage in maintaining a meaningful level of pledged assets to support a borrowing. The assets previously pledged are now used to support the $4.3 million collateral assignment for payment system risk. In the event that a borrowing was necessary, the Bank could pledge a portion of its unencumbered assets. At year-end 2011, the Bank had the ability to borrow from the Discount Window $2.9 million based on a pledge of $2.6 million of municipal securities and $4.8 million of qualifying home equity loans.  The Bank did not utilize the Discount Window at all in 2011 or 2012.

One of the Bank’s core missions is to gather local deposits.  However, local deposits are usually slower to accumulate and are often more costly than other alternatives. When liquidity is needed, internet deposits are considered a viable, more cost effective resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2012, the Bank gathered $22.0 million to maintain the liquidity of the Bank. The average term for these deposits was over 34 months and the average rate paid was 0.79%. This source of deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

Another important responsibility of the ALCO is to monitor interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. The Company employs a variety of measurement techniques to identify and manage this risk. A sophisticated simulation model is used to analyze net interest income sensitivity. The model incorporates actual cash flows and contractual repricing behavior as well as economic and market-based assumptions provided by Senior Management. ALCO strives to maintain a balance between interest-earning assets and interest-bearing liabilities. Overnight investments, on which rates change daily, and loans tied to internal prime rate, differ considerably from long-term investment securities and fixed rate loans.  Time deposits over $100,000 and money market accounts are more interest rate sensitive than regular savings accounts.  Comparison of the repricing intervals of interest-earning assets to interest-bearing liabilities is a measure of interest sensitivity gap.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Details of the Company’s repricing gap at December 31, 2012 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$17,317,926	$0	$0	$0	$17,317,926
Securities (includes FHLB stock)	4,103,132	7,018,715	23,606,207	7,183,142	41,911,196
Loans	51,400,325	14,995,230	45,008,384	20,467,180	131,871,119
	72,821,383	22,013,945	68,614,591	27,650,322	191,100,241
Interest-bearing liabilities
Savings and checking	50,486,394	0	0	0	50,486,394
Time deposits <$100,000	8,991,967	29,915,116	44,462,091	47,000	83,416,174
Time deposits >$100,000	1,716,294	4,967,205	3,319,236	0	10,002,735
Repurchase agreements and Federal funds purchased	10,190,059	0	0	0	10,190,059
Notes payable and other borrowings	9,500,000	0	0	0	9,500,000
	80,884,714	34,882,321	47,781,327	47,000	163,595,362
Net asset (liability) repricing gap	$(8,063,331)	$(12,868,376)	$20,833,264	$27,603,322	$27,504,879
Cumulative net asset (liability) repricing gap	$(8,063,331)	$(20,931,707)	$(98,443)	$27,504,879

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative 12-month repricing gap which indicates that the Company is liability sensitive in the next 12-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2012 balance sheet, repricing in the next 12 months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets.

The benefits stemming from the short-term repricing opportunities of time deposit liabilities are diminishing due to the extended low rate cycle. In 2013, roughly $46 million in time deposits are scheduled to reprice to rates that are currently 20 basis points lower. This may be helpful to the Bank’s net interest margin but loan pricing for customer retention may offset this marginal benefit.

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

Since 2011, the Company has had negative tier one capital. As a result of negative tier one capital; there is a complete disallowance of supplemental capital of approximately $7.9 million. Trust preferred securities and allowance for loan losses are the main supplemental capital components of the Company.

The total risk-based capital ratio of the Bank improved since year-end 2011but in both years the Bank was considered undercapitalized according to prompt corrective action regulations. The Bank’s total risk-based capital ratio was 7.88% at December 31, 2012 and 6.40% at December 31, 2011. The 12 month improvement came from recorded net earnings of $749,000 and a $25.2 million reduction in net risk-weighted assets at the Bank. For more details about prompt corrective action regulations see Note 15 to the Company’s Financial Statements.

The Company’s only capital resource is its cash balance which averaged $36,000 for fiscal year 2012 and was approximately $8,000 at December 31, 2012. The cash balance is also the main liquidity resource for paying the Company’s expenses. Consequently, the Company did not have excess liquidity to contribute capital into the Bank. Limited cash and the defaulted note payable at the Company were concerns for the board and the main motivating factors behind the plan to seek support from a small group of local investors. On March 20, 2013, after the issuance of the new senior debt and after the Company’s settlement with Fifth Third, the cash balance at the Company has risen to $785,000. This cash is enough to support the operations of the Company for the next several years as well as cover quarterly interest payments on the new senior debt until maturity and serve as a limited capital resource for the Bank.

Management anticipates that the Bank’s earnings in the first quarter of 2013 will be enough to restore the Bank to an adequately capitalized position and meet the capital requirement of the Directive; however the ability to fully comply with all of the requirements of the Consent Order, especially achieving specified capital levels, is not entirely within the control of the board or management, and is not assured.

COMMUNITY SHORES BANK CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS

Raising capital for the Bank remains a challenge. Failure to comply with provisions of either the Directive or the Consent Order may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.  For now, the board of directors along with management intend to continue reducing problem assets, maintain profitability by controlling overhead expenses and exploring cost saving tactics; all while continuing to seek capital raising possibilities.

RECENT ACCOUNTING DEVELOPMENTS

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  For public companies, the amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The effect of adopting this new guidance was disclosure-related only and had no impact on the Company’s results of operations.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements.  For public companies, the amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. The Company adopted this amendment by adding consolidated statements of comprehensive income immediately following the consolidated statements of income.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none are material to the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Shores Bank Corporation
Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation (“the Company”) as of December 31, 2012 and 2011 and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 19 to the consolidated financial statements, the Company has incurred significant recurring operating losses and is in default of its notes payable collateralized by the stock of its wholly-owned bank subsidiary. In addition, the Company has a deficit in shareholders’ equity.  The subsidiary bank is undercapitalized and is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement which has imposed limitations on certain operations. These events raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 19. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Crowe Horwath LLP

Grand Rapids, Michigan
March 27, 2013

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and due from financial institutions	$2,979,189	$2,426,142
Interest-bearing deposits in other financial institutions	17,317,926	6,493,426
Cash and cash equivalents	20,297,115	8,919,568
Securities available for sale (at fair value)	41,460,396	34,572,103
Loans held for sale	6,040,869	5,534,983
Loans	125,830,250	149,658,931
Less: Allowance for loan losses	3,382,977	5,299,454
Net loans	122,447,273	144,359,477
Federal Home Loan Bank stock (at cost)	450,800	450,800
Premises and equipment, net	9,420,886	10,404,865
Accrued interest receivable	592,043	746,143
Foreclosed assets	2,806,781	3,276,838
Other assets	715,200	386,524
Total assets	$204,231,363	$208,651,301

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$40,271,190	$33,281,198
Interest-bearing	143,905,303	158,264,038
Total deposits	184,176,493	191,545,236
Federal funds purchased and repurchase agreements	10,190,059	7,814,745
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	1,603,907	1,211,702
Total liabilities	205,470,459	210,071,683
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(14,816,593)	(15,084,431)
Accumulated other comprehensive income	280,806	367,358
Total shareholders’ equity	(1,239,096)	(1,420,382)
Total liabilities and shareholders’ equity	$204,231,363	$208,651,301

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Years ended December 31, 2012 and 2011

	2012	2011
Interest and dividend income
Loans, including fees	$8,054,124	$9,985,906
Securities, taxable	570,317	698,749
Securities, tax exempt	84,244	89,063
Federal funds sold, FHLB dividends and other income	64,318	59,442
Total interest and dividend income	8,773,003	10,833,160
Interest expense
Deposits	1,389,337	2,845,254
Repurchase agreements, federal funds purchased, and other debt	69,768	73,269
Federal Home Loan Bank advances and notes payable	429,959	418,243
Total interest expense	1,889,064	3,336,766
Net Interest Income	6,883,939	7,496,394
Provision for loan losses	75,035	2,483,640
Net Interest Income After Provision for Loan Losses	6,808,904	5,012,754
Non-interest income
Service charges on deposit accounts	680,441	741,990
Mortgage loan referral fees	14,521	50,877
Gain on sale of loans	283,653	295,961
Gain on sale of securities	21,522	3,288
Gain (loss) on sale of foreclosed assets	(57,204)	192,176
Gain on sale of premises and equipment	220,889	0
Other	522,818	637,139
Total non-interest income	1,686,640	1,921,431
Non-interest expense
Salaries and employee benefits	3,774,039	4,074,170
Occupancy	638,722	668,502
Furniture and equipment	401,591	530,948
Advertising	54,827	49,636
Data processing	568,703	505,981
Professional services	310,499	358,685
Foreclosed asset impairment	380,084	1,047,644
FDIC Insurance	710,939	926,464
Other	1,388,302	1,343,233
Total non-interest expense	8,227,706	9,505,263
Income (Loss) Before Federal Income Taxes	267,838	(2,571,078)
Federal income tax expense (benefit)	0	(103,669)
Net Income (Loss)	$267,838	$(2,467,409)
Weighted average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic earnings (loss) per share	$0.18	$(1.68)
Diluted earnings (loss) per share	$0.18	$(1.68)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2012 and 2011

	2012	2011

Net income (loss)	$267,838	$(2,467,409)

Other comprehensive income (loss):
Unrealized holding gains (losses) on available for sale securities	(65,030)	308,197
Less reclassification adjustments for gains later recognized in income	(21,522)	(3,288)
Net unrealized gain (loss)	(86,552)	304,909
Tax effect	0	103,669
Total other comprehensive income (loss)	(86,552)	201,240

Comprehensive income (loss)	$181,286	$(2,266,169)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2012 and 2011

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income	Equity
Balance at January 1, 2011	1,468,800	$13,296,691	$(12,617,022)	$166,118	$845,787

Net loss			(2,467,409)		(2,467,409)
Other comprehensive income				201,240	201,240

Balance at December 31, 2011	1,468,800	13,296,691	(15,084,431)	367,358	(1,420,382)

Net income			267,838		267,838
Other comprehensive loss				(86,552)	(86,552)

Balance at December 31, 2012	1,468,800	$13,296,691	$(14,816,593)	$280,806	$(1,239,096)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income (loss)	$267,838	$(2,467,409)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Provision for loan losses	75,035	2,483,640
Depreciation	397,832	522,212
Net amortization of securities	320,645	258,365
Net realized gain on sale of securities	(21,522)	(3,288)
Net realized gain on sale of loans	(283,653)	(295,961)
Net realized gain on sale of premises and equipment	(220,889)	0
Net realized (gain) loss on sale of foreclosed assets	57,204	(192,176)
Foreclosed asset impairment	380,084	1,047,644
Originations of loans for sale	(15,608,064)	(18,157,446)
Proceeds from loan sales	15,385,831	14,181,687
Deferred federal income tax benefit, net of change in valuation allowance	0	(103,669)
Net change in:
Accrued interest receivable and other assets	(174,576)	217,247
Accrued interest payable and other liabilities	392,205	335,964
Net cash from (used in) operating activities	967,970	(2,173,190)
Cash flows from investing activities
Activity in available for sale securities:
Sales	1,652,411	820,285
Maturities, prepayments and calls	11,231,294	13,800,337
Purchases	(20,157,673)	(12,638,990)
Loan originations and payments, net	20,587,970	12,491,304
Redemption of Federal Home Loan Bank stock	0	29,000
Proceeds from the sale of premises and equipment	1,011,024	0
Additions to premises and equipment, net	(203,988)	(52,901)
Proceeds from the sale of foreclosed assets	1,281,968	367,841
Net cash from investing activities	15,403,006	14,816,876
Cash flows from financing activities
Net change in deposits	(7,368,743)	(27,717,941)
Net change in federal funds purchased and repurchase agreements	2,375,314	353,950
Net cash used in financing activities	(4,993,429)	(27,363,991)
Net change in cash and cash equivalents	11,377,547	(14,720,305)
Beginning cash and cash equivalents	8,919,568	23,639,873
Ending cash and cash equivalents	$20,297,115	$8,919,568
Supplemental cash flow information:
Cash paid during the period for interest	$1,470,959	$2,960,854
Transfers from loans to foreclosed assets	1,352,547	1,544,993
Foreclosed asset sales financed by the Bank	103,348	427,440

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

NATURE OF OPERATIONS:  The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank.  The Bank is a Michigan banking corporation with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven.  Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area.  Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2012, the loan portfolio was 32% commercial and 45% commercial real estate. There were 3% of total commercial real estate loans classified as land development. There are no significant concentrations of loans to any one industry or customer; however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management focuses the Bank’s retail banking strategy on providing traditional banking products and services, including consumer and residential loans, automated teller machines, computer banking, telephone banking and automated bill-paying services to individuals and businesses in the Bank’s market area.  The Bank began operations on January 18, 1999.

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

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time the Company formed CS Financial Services. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits. Lakeshore Employee Benefits offers, among other things, employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services. On April 16, 2009, the Company withdrew its election to be a financial holding company. The election was acknowledged by the Federal Reserve Bank of Chicago (“FRB”). The passive income derived from CS Financial Services affiliation with Lakeshore Employee Benefits is unaffected by this change.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and whether the Company has the intent to sell or is likely to be required to sell the security before its anticipated recovery. See additional discussion on page 48.

LOANS:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.  Loans held for sale consist of both residential mortgage loans as well as Small Business Administration (“SBA”) and United States Department of Agriculture (“USDA”) guaranteed loans. Loans held for sale are reported at the lower of cost or market, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released, however the Bank retains servicing on SBA loans which are sold. There were loans held for sale totaling $6,040,869 at December 31, 2012 compared to $5,534,983 at December 31, 2011.

The loan portfolio consists of the following segments:

Commercial- Loans to businesses that are sole proprietorships, partnerships, limited liability companies and corporations. These loans are for commercial, industrial, or professional purposes. The risk characteristics of these loans vary based on the borrowers business and industry as repayment is typically dependent on cash flows generated from the underlying business.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Residential- Loans to purchase or refinance single family residences. The risks associated with this segment are similar to the risks for consumer loans as far as individual payment obligations however the underlying collateral is the real estate. Real estate is subject to changes in market valuation and can be unstable for a variety of reasons.

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

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters.  The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment.  These current economic factors are also revisited at the end of each quarter and include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2012.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. The most significant risks to the commercial and commercial real estate segments are the level of development and sales of real estate and the collateral values.  Locally and nationally, real estate development and sales activity is slowly picking up but has not yet returned to pre-recession levels. There are widespread pockets of value stabilization but in some cases real estate values can be erratic for properties such as golf courses and non-owner occupied office space. Even so impaired loan charge-off activity directly related to falling collateral values has been less frequent. In 2012, with charge-off activity lessening, the calculated historical loss factor assigned to general allocations was reduced.

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

The residential segment loss experience is not segregated by grades or classes. The level of delinquencies, charge-off experience, and direction of real estate values directly impacts the general allocations to the residential real estate segment. Stabilizing real estate values have resulted in reduced general allocations in the allowance for loan losses.

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

Allocations of the allowance may be made for specific loans and groups, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan balances are generally charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Statutorily, the Bank must charge-off any bad debt that reaches delinquency of 360 days. In the case of an impaired loan, management typically charges off any portion of the debt that is unsecured based on an internal analysis of future cash flows and or collateral.

There was no material change in the allowance for loan loss methodology during 2012.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value in the period in which the change occurs, and the amount is included with other non-interest income on the income statement. The Company uses a third party valuation at each quarter end to adjust servicing assets to their fair value as of the end of the reporting period. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $41,650 at December 31, 2012 and $76,276 at December 31, 2011. During 2012, one previously sold SBA loan was bought back from the investor. There is no longer a servicing right associated with the loan. As a result, the fair value of servicing rights and servicing fee income were reduced by roughly $34,000.

Servicing fee income is recorded for fees earned for servicing loans and is reported on the income statement as other non-interest income. The fees are based on a contractual percentage of the outstanding principal of the guaranteed portion. Servicing fees totaled $10,612 for the year ended December 31, 2012 and $89,163 for the year ended December 31, 2011. A majority of the decrease in income between 2012 and 2011 was related to the activity of the repurchased loan described above. In 2011, the loan was sold and a servicing asset was established and in 2012 the loan was repurchased and the servicing asset was removed.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company is only subject to examinations of federal taxing authorities for years after 2008. The Company and its subsidiaries are subject to U.S. federal income tax. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at either December 31, 2012 or December 31, 2011.

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

EARNINGS PER COMMON SHARE:  Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.  In 2012, stock options for 15,300 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. In 2011, 42,800 shares of common stock were not considered for the same reason.

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

RESTRICTIONS ON CASH:  The Bank was required to have $1,750,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2012. The requirement at year-end 2011 was $1,118,000.

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

On December 16, 2010, the Company entered into a Written Agreement with the FRB. The Written Agreement contained several provisions related to dividends and distributions. Essentially the Company shall not declare or pay any dividends without the prior written approval of the FRB, and the Company shall not accept dividends or any other form of payment from the Bank without the prior written approval of the FRB. Similarly the Bank is prohibited from paying dividends. The Bank entered into a Consent Order with the FDIC and the Michigan Office of Financial and Insurance Regulation (“OFIR”), its primary banking regulators, which became effective on September 2, 2010. The Consent Order, among other things, explicitly prohibits the Bank from declaring or paying a dividend without the prior written consent of the regulators.

Prior to the regulatory dividend restrictions, there were several other restrictions in place as a result of various debt covenants. For instance, under the terms of the subordinated debentures, the Company is precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures in June of 2010. No dividends may be issued until the deferral ends. Additionally, the Company’s dividends were limited by a debt covenant included in the Fifth Third term note if the source of the cash to be used to pay dividends was from term note proceeds.

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

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  For public companies, the amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The effect of adopting this new guidance was disclosure-related only and had no impact on the Company’s results of operations.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements.  For public companies, the amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. The Company adopted this amendment by adding consolidated statements of comprehensive income immediately following the consolidated statements of income.

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

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2012
US Treasury	$4,044,909	$49,623	$0	$4,094,532
US Government and federal agency	20,013,843	250,523	(4,623)	20,259,743
Municipals	2,260,272	73,469	0	2,333,741
Mortgage-backed and collateralized
mortgage obligations– residential	14,539,668	264,090	(31,378)	14,772,380
	$40,858,692	$637,705	$(36,001)	$41,460,396
2011
US Treasury	$4,041,881	$25,775	$0	$4,067,656
US Government and federal agency	15,341,362	239,037	(7,811)	15,572,588
Municipals	2,767,463	123,957	0	2,891,420
Mortgage-backed and collateralized
mortgage obligations– residential	11,733,141	317,565	(10,267)	12,040,439
	$33,883,847	$706,334	$(18,078)	$34,572,103

In 2012, the Bank sold securities to enhance the credit quality of the investment portfolio or to comply with the standards of its internal investment policy. As such, four securities were sold during 2012.  Proceeds from those sales totaled $1,652,411 resulting in a realized gain of $21,522 and no realized loss. Proceeds from security sales in 2011 totaled $820,285 resulting in a realized gain of $3,288 and no realized loss.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The fair value of debt securities and carrying amount, if different, at year-end 2012 by contractual maturity were as follows.  Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately:

	Amortized	Fair
2012	Cost	Value
Due in one year or less	$5,027,276	$5,068,722
Due from one to five years	20,229,055	20,505,372
Due from five to ten years	1,062,693	1,113,922
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	14,539,668	14,772,380
	$40,858,692	$41,460,396

Securities with unrealized losses not recognized in income at year-end 2012 and 2011, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2012	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$3,050,187	$(4,623)	$0	$0	$3,050,187	$(4,623)
Mortgage-backed and collateralized mortgage obligations - residential	3,882,818	(21,580)	269,692	(9,798)	4,152,510	(31,378)
	$6,933,005	$(26,203)	$269,692	$(9,798)	$7,202,697	$(36,001)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2011	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,060,693	$(7,811)	$0	$0	$2,060,693	$(7,811)
Mortgage-backed and collateralized mortgage obligations - residential	817,615	(4,240)	1,215,921	(6,027)	2,033,536	(10,267)
	$2,878,308	$(12,051)	$1,215,921	$(6,027)	$4,094,229	$(18,078)

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

At both year-end 2012 and 2011, all of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2012, 12 debt securities had unrealized losses with aggregate depreciation of 0.50% from the amortized cost basis. Three of the 12 securities are issued by government agencies and nine are issued by a government-sponsored entity. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2012.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At year-end 2012 and 2011, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2012 had a carrying amount of $27,020,908 and were pledged to secure public fund customers, the FRB ACH debit activity and customer repurchase agreements.  Pledged securities at year-end 2011 had a carrying amount of $23,093,022.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at year-end were as follows:

	2012	2011

Commercial	$39,915,144	$50,062,289
Commercial Real Estate:
General	53,096,828	63,409,779
Construction	3,464,366	3,000,985
Consumer:
Lines of credit	9,105,387	13,376,689
Other	2,015,234	2,370,625
Credit card	490,802	527,858
Residential	17,798,131	16,942,989
	125,885,892	149,691,214
Less: Allowance for loan losses	(3,382,977)	(5,299,454)
Net deferred loan fees	(55,642)	(32,283)
Loans, net	$122,447,273	$144,359,477

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following table presents the activity in the allowance for loan losses for the year ending December 31, 2012 by portfolio segment:

		Commercial
December 31, 2012	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Beginning balance	$1,309,632	$3,386,433	$410,001	$193,388	$5,299,454
Charge-offs	(1,042,700)	(954,701)	(132,394)	(11,392)	(2,141,187)
Recoveries	86,663	37,164	25,848	0	149,675
Provision for loan losses	228,603	(202,594)	28,004	21,022	75,035
Ending balance	$582,198	$2,266,302	$331,459	$203,018	$3,382,977

Activity in the allowance for loan losses for 2011 was as follows:

		Commercial
December 31, 2011	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Beginning balance	$1,218,865	$2,896,176	$546,603	$130,263	$4,791,907
Charge-offs	(541,494)	(1,294,273)	(248,953)	(77,060)	(2,161,780)
Recoveries	91,000	49,486	45,201	0	185,687
Provision for loan losses	541,261	1,735,044	67,150	140,185	2,483,640
Ending balance	$1,309,632	$3,386,433	$410,001	$193,388	$5,299,454

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of year-end:

2012	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$104,727	$1,489,569	$89,050	$127,030	$1,810,376
Collectively evaluated for impairment	477,471	776,733	242,409	75,988	1,572,601
Total ending allowance balance	$582,198	$2,266,302	$331,459	$203,018	$3,382,977

Loans:
Individually evaluated for impairment	$3,288,294	$7,322,850	$321,820	$782,732	$11,715,696
Collectively evaluated for impairment	36,720,131	49,674,744	11,288,033	16,935,729	114,618,637
Total ending loans balance	$40,008,425	$56,997,594	$11,609,853	$17,718,461	$126,334,333

2011	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$466,001	$2,312,396	$109,309	$103,393	$2,991,099
Collectively evaluated for impairment	843,631	1,074,037	300,692	89,995	2,308,355
Total ending allowance balance	$1,309,632	$3,386,433	$410,001	$193,388	$5,299,454

Loans:
Individually evaluated for impairment	$3,930,573	$11,063,153	$274,700	$595,598	$15,864,024
Collectively evaluated for impairment	46,310,135	55,826,462	16,025,489	16,429,725	134,591,811
Total ending loans balance	$50,240,708	$66,889,615	$16,300,189	$17,025,323	$150,455,835

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of year-end. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2012	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$2,147,075	$2,295,401	$0	$2,413,625	$66,634	$56,123
Commercial Real Estate:
General	2,662,984	2,739,027	0	2,783,388	66,501	64,093
Construction	0	0	0	167,274	0	0
Consumer:
Lines of credit	55,659	55,524	0	46,916	9,177	5,228
Other	26,221	26,221	0	17,290	106	0
Credit card	0	0	0	0	0	0
Residential	208,178	240,491	0	285,420	345	340
Subtotal	$5,100,117	$5,356,664	$0	$5,713,913	$142,763	$125,784
With an allowance recorded:
Commercial	$1,141,219	$1,139,885	$104,727	$1,510,788	$65,446	$38,083
Commercial Real Estate:
General	4,659,866	4,675,981	1,489,569	5,228,456	142,583	112,299
Construction	0	0	0	21,201	0	0
Consumer:
Lines of credit	135,111	134,976	40,180	176,507	3,897	3,431
Other	104,829	104,664	48,870	114,664	2,048	1,923
Credit card	0	0	0	988	0	0
Residential	574,554	594,307	127,030	486,301	12,907	12,541
Subtotal	$6,615,579	$6,649,813	$1,810,376	$7,538,905	$226,881	$168,277
Total	$11,715,696	$12,006,477	$1,810,376	$13,252,818	$369,644	$294,061

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2011	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$2,591,467	$3,179,006	$0	$3,511,753	$55,237	$55,237
Commercial Real Estate:
General	4,485,889	5,295,854	0	3,379,262	123,083	107,620
Construction	130,224	806,427	0	398,299	0	0
Consumer:
Lines of credit	91,397	131,561	0	72,432	616	616
Other	0	0	0	6,012	0	0
Credit card	0	0	0	0	0	0
Residential	186,207	228,399	0	314,265	0	0
Subtotal	$7,485,184	$9,641,247	$0	$7,682,023	$178,936	$163,473
With an allowance recorded:
Commercial	$1,339,106	$1,543,938	$466,001	$959,371	$30,124	$29,623
Commercial Real Estate:
General	6,131,845	6,173,414	2,169,834	4,866,058	51,694	30,049
Construction	315,195	1,113,841	142,562	69,586	2,373	2,202
Consumer:
Lines of credit	63,854	63,675	16,128	145,132	11,143	3,682
Other	119,449	119,275	93,181	74,854	1,955	1,650
Credit card	0	0	0	1,006	0	0
Residential	409,391	408,244	103,393	699,853	22,948	18,135
Subtotal	$8,378,840	$9,422,387	$2,991,099	$6,815,860	$120,237	$85,341
Total	$15,864,024	$19,063,634	$2,991,099	$14,497,883	$299,173	$248,814

Non-performing loans and impaired loans are defined differently.  Some loans may be included in both categories, whereas other loans may only be included in one category.  However, non-accrual loans and loans past due 90 days still on accrual are all individually classified impaired loans.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans as of year-end 2012 by class of loans:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$1,956	$0	$0	$1,956	$39,446,297	$39,448,253
Commercial Real Estate:
General	97,605	0	0	97,605	50,407,903	50,505,508
Construction	0	0	0	0	3,547,993	3,547,993
Consumer:
Lines of credit	26,037	44,866	0	70,903	8,987,372	9,058,275
Other	3,707	0	0	3,707	1,949,808	1,953,515
Credit card	2,010	0	0	2,010	488,792	490,802
Residential	0	85,242	0	85,242	17,329,088	17,414,330
Total	$131,315	$130,108	$0	$261,423	$122,157,253	$122,418,676

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$8,958	$20,469	$320,592	$350,019	$210,153	$560,172
Commercial Real Estate:
General	8,414	280,399	406,792	695,605	2,248,488	2,944,093
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	21,583	0	21,583	79,628	101,211
Other	0	0	6,050	6,050	0	6,050
Credit card	0	0	0	0	0	0
Residential	0	0	195,649	195,649	108,482	304,131
Total	$17,372	$322,451	$929,083	$1,268,906	$2,646,751	$3,915,657

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans as of year-end 2011 by class of loans:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$576,736	$48,273	$0	$625,009	$48,278,897	$48,903,906
Commercial Real Estate:
General	197,488	243,075	0	440,563	58,837,045	59,277,608
Construction	0	0	0	0	2,649,673	2,649,673
Consumer:
Lines of credit	11,052	102,760	21,002	134,814	13,194,317	13,329,131
Other	8,817	0	0	8,817	2,306,281	2,315,098
Credit card	0	0	5,899	5,899	521,959	527,858
Residential	80,952	0	0	80,952	16,772,293	16,853,245
Total	$875,045	$394,108	$26,901	$1,296,054	$142,560,465	$143,856,519

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$2,478	$1,172,890	$1,175,368	$161,434	$1,336,802
Commercial Real Estate:
General	0	0	869,398	869,398	3,686,846	4,556,244
Construction	0	0	406,090	406,090	0	406,090
Consumer:
Lines of credit	4,826	66,587	48,230	119,643	0	119,643
Other	0	0	8,459	8,459	0	8,459
Credit card	0	0	0	0	0	0
Residential	0	0	0	0	172,078	172,078
Total	$4,826	$69,065	$2,505,067	$2,578,958	$4,020,358	$6,599,316

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $1,699,851 of specific reserves on $10,441,218 of unpaid principal balance of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012 and $1,499,705 of specific reserves on $9,036,794 of unpaid principal balance of loans as of December 31, 2011. At December 31, 2012, the Company had an additional $184,364 in performing loans outstanding to one of those customers. As of December 31, 2011, there was $222,700 committed to one customer.

During the 12 month period ended December 31, 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; financing concessions; or a permanent reduction of the recorded investment in the loan.

Modifications involving a stated interest rate of the loan below the current market rate were for periods ranging from 11 months to 5 years. Modifications involving a reduced payment amount were for periods ranging from 7 months to 4 years.  One modification involved a financing concession on an amortizing note for 12 months. Two modifications, for the same customer, involving interest only payments on amortizing notes were for a 12 month period.  Lastly, two modifications involved a permanent reduction of the recorded investment in the loan.

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2012:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded
2012	Number of Loans	Investment	Investment
Troubled Debt Restructurings:
Commercial	2	$101,880	$101,880
Commercial Real Estate:
General	5	3,446,269	2,808,146
Consumer:
Lines of credit	3	142,894	142,894
Residential	2	144,312	144,312
Total	12	$3,835,355	$3,197,232

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

In the 12 month period ended December 31, 2012, troubled debt restructurings incurred charge-offs of $654,000 of which $638,000 was related to the A-B note modification. As of December 31, 2012, an additional $72,000 of specific reserves were established on these troubled debt restructurings.

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2011:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded
2011	Number of Loans	Investment	Investment
Troubled Debt Restructurings:
Commercial	8	$391,400	$391,440
Commercial Real Estate:
General	8	1,836,316	1,781,418
Construction	2	2,186,620	2,186,620
Consumer:
Lines of credit	2	53,696	53,696
Residential	2	311,909	311,909
Total	22	$4,779,941	$4,725,083

In the 12 month period ended December 31, 2011, troubled debt restructurings incurred charge-offs of $383,000. As of December 31, 2011, an additional $1,308,000 of specific reserves were established on these troubled debt restructurings.

Generally, a modified loan is considered to be in payment default when the borrower is not performing according to the renegotiated terms.

For the 12 month period ended December 31, 2012, there were no troubled debt restructurings that experienced a payment default within 12 months following the modification.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

For the 12 month period ended December 31, 2011, there were four troubled debt restructurings that experienced a payment default within 12 months following the modification. Below is a table which presents those loans by class:

		Recorded Investment
2011	Number of Loans	at time of default
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	3	$224,933
Commercial Real Estate:
General	1	319,915
Total	4	$544,848

The troubled debt restructurings that subsequently defaulted described above resulted in charge-offs of $326,000 during the year ending December 31, 2011.  As of December 31, 2011, there were no specific reserves on the remaining balance of these troubled debt restructurings.

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

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Credit Quality Indicators:

The Bank utilizes a numeric grading system for commercial and commercial real estate loans to indicate the strength of the credit. At origination, grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation including cash flow analysis and the estimated collateral values. The loan grade is reassessed at each renewal or amendment but any credit may receive a review based on lender identification of changes in the situation or behavior of the borrower. All commercial and commercial real estate loans exceeding $500,000 are formally reviewed at least annually. Once a loan is graded a 5M or greater number, and is over $100,000, the loan grade will be reanalyzed once a quarter to assess the borrowers compliance with the Bank’s documented action plan. In addition to these methods for assigning loan grades, changes may occur through the external loan review or regulatory exam process. The loan grades are as follows:

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
5M.
Monitor. Loans considered to be below average quality. The loans are often fundamentally sound but require more frequent management review because of an adverse financial event. Risk of non payment is elevated.

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

When a loan is downgraded to a nine, it is considered a loss and is charged-off.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2012 and 2011, and based on the most recent analysis performed in the fourth quarter of each year, the recorded investment by risk category and class of loans is as follows:

			Commercial Real Estate		Commercial Real Estate
	Commercial		General		Construction
	2012	2011	2012	2011	2012	2011
1	$0	$0	$0	$0	$0	$0
2	298,200	253,956	0	0	0	0
3	2,004,476	4,947,905	4,141,391	3,141,880	0	0
4	13,998,083	13,552,704	12,911,811	19,362,051	453,798	183,753
5	16,373,423	21,119,918	22,177,734	22,532,136	1,695,990	1,066,560
5M	3,318,016	3,910,143	3,675,131	5,452,332	1,398,205	1,360,030
6	2,180,119	1,838,505	7,365,970	7,562,147	0	0
7	1,369,803	3,567,564	287,682	2,293,571	0	39,330
8	466,305	1,050,013	2,889,882	3,489,735	0	406,090
Total	$40,008,425	$50,240,708	$53,449,601	$63,833,852	$3,547,993	$3,055,763

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity.  The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2012 and 2011:

	Residential
	2012	2011
Performing	$16,935,729	$16,429,725
Impaired	782,732	595,598
Total	$17,718,461	$17,025,323

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2012	2011	2012	2011	2012	2011
Performing	$8,968,716	$13,293,523	$1,828,515	$2,204,108	$490,802	$527,858
Impaired	190,770	155,251	131,050	119,449	0	0
Total	$9,159,486	$13,448,774	$1,959,565	$2,323,557	$490,802	$527,858

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity:

	2012	2011
Beginning of year	$3,276,838	$3,382,594
Additions	1,352,547	1,544,993
Reductions from sales	(1,442,520)	(603,105)
Direct write-downs	(380,084)	(1,047,644)
End of year	$2,806,781	$3,276,838

Expenses related to foreclosed assets include:

	2012	2011
Operating expenses, net of rental income	$220,976	$148,810

A significant portion of the operating expenses is related to property taxes paid on the foreclosed assets.  These amounts can vary from year-to-year depending on the number and types of foreclosed properties as well as the timing of the payments which explains the increase in operating expenses between 2012 and 2011.

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2012	2011
Land & land improvements	$4,700,464	$5,466,281
Buildings & building improvements	6,132,163	6,132,163
Furniture, fixtures and equipment	3,800,460	3,679,037
	14,633,087	15,277,481
Less: accumulated depreciation	5,212,201	4,872,616
	$9,420,886	$10,404,865

During 2012, the Company recorded a $220,889 gain on sale of premises and equipment. In addition to $2,500 received for fully depreciated bank equipment, land with a carrying value of $790,135 was sold resulting in a gain of $218,389.

Depreciation expense was $397,832 for 2012 and $522,212 for 2011.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

Deposits at year-end are summarized as follows:

	2012	2011
Non-interest-bearing DDA	$40,271,190	$33,281,198
Interest-bearing DDA	22,865,704	19,432,618
Money market	18,602,302	18,468,540
Savings	9,018,387	8,477,893
Certificate of deposit	93,418,910	111,884,987
	$184,176,493	$191,545,236

Time deposits of $100,000 or more were $10,002,735 at year-end 2012 and $16,673,219 at year-end 2011.

Brokered time deposits were $0 at year-end 2012 and $3,462,000 at year-end 2011. Since the Bank was not categorized as “well-capitalized” at December 31, 2012 and is under a Consent Order, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010. All of the brokered deposits held at December 31, 2011 matured in April 2012.

Scheduled maturities of time deposits, as of year-end 2012, were as follows:

2013	$45,590,583
2014	27,060,734
2015	13,720,369
2016	3,972,706
2017	3,074,518
$93,418,910

NOTE 7 – SHORT-TERM BORROWINGS

Short-term borrowings are generally comprised of repurchase agreements. Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of the Bank is secured by bank-owned securities held by a third-party safekeeping agent.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS (Continued)

 The balances at year-end are shown below:

	2012	2011
Outstanding at December 31,	$10,190,059	$7,814,745
Average interest rate at year end	0.59%	0.71%
Average balance during year	9,241,260	9,626,125
Average interest rate during year	0.75%	0.76%
Maximum month end balance during year	12,037,087	11,986,254

The Bank had securities of $9,283,494 pledged to repurchase agreements at December 31, 2012 and $9,628,031 pledged at December 31, 2011.  On December 31, 2012, one customer increased their balance by $2.4 million.  The Bank maintains a cushion in securities pledged to repurchase agreements due to fluctuations in the daily account balances; however, this cushion was not significant enough to cover that large of a transaction.  As a result, the Bank pledged an additional $1.2 million in securities on the following business day to bring the total pledged to $10,529,109.

The Bank could request to borrow from the Discount Window under the secondary credit program. Any request to borrow would require approval by the FDIC and a pledge of collateral. The collateral previously pledged to the Discount Window is now being used as collateral for the Bank’s FRB ACH debit activity. At December 31, 2011, collateral available for Discount Window borrowings consisted of $2,557,550 in securities and $4,793,892 in home equity loans. There have been no borrowings from the Discount Window since January 2010.

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the FHLB of Indianapolis.  Based on its current FHLB stock holdings and collateral, the Bank has the capacity to borrow $2,132,347. Each borrowing requires a direct pledge of securities and or loans. To support potential borrowings with the FHLB, the Bank had residential loans with a fair market value of $2,665,434 pledged at year-end 2012 and $3,760,249 pledged at year-end 2011. The Bank had no outstanding borrowings with the FHLB at either December 31, 2011 or 2012.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, a business trust formed by the Company, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.36% at December 31, 2012 and 2.63% at December 31, 2011. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

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

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period.  Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock.  Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. The accrued interest payable on the subordinated debentures was $325,911 and $200,951 at December 31, 2012 and 2011.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – NOTES PAYABLE

On January 3, 2011, the Company’s $5,000,000 term loan with Fifth Third Bank (“Fifth Third”) matured. The Company did not have the resources to pay the amount due. The loan was in default at both year-end 2011 and 2012. In addition to the outstanding principal due, there was accrued interest of $763,000 at December 31, 2012. The outstanding principal had an interest rate of 6.00% per annum; 275 basis points above Fifth Third’s prime rate.  The total interest due to Fifth Third at year-end 2011 was $458,000.

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, Michigan limited liability company owned by nine individuals; three directors of the Company, one former director and five local businessmen, and settled its debt in full with Fifth Third for $500,000.  In addition to the payment to Fifth Third, the proceeds of the new senior debt will be used for interest carry, general operations and potential capital support for the Bank. The note bears interest at a fixed rate of 8.00% per annum until paid in full. Interest is payable quarterly, in arrears. The note matures on March 31, 2015. The note is secured by all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC.

 NOTE 11 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $16,500 for 2011 and $17,000 for 2012. The Company may, at its discretion, make a matching contribution.  The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2011 or 2012.  Upon reinstatement of the matching contribution, the plan will qualify as a Safe Harbor 401(k) Plan.

NOTE 12- INCOME TAXES

The consolidated provision for federal income tax expense (benefit) was as follows:

	2012	2011
Current payable (receivable)	$0	$0
Deferred liability (benefit)	0	(103,669)
	$0	$(103,669)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
Deferred tax asset
Allowance for loan losses	$720,764	$1,401,490
Non-accrual loans	122,734	359,526
Deferred loan costs, net	18,918	10,976
Foreclosed assets	1,359,106	1,401,133
Other	20,497	24,233
Net operating loss carryforward	3,971,753	3,086,212
	6,213,772	6,283,570
Deferred tax liabilities
Depreciation	$(236,196)	$(240,472)
Accretion on securities	(1,520)	(273)
Unrealized gain on securities available for sale	(217,229)	(217,229)
Prepaid expenses	(43,003)	(37,166)
Other	(11,645)	(11,646)
	(509,593)	(506,786)
	$5,704,179	$5,776,784
Valuation allowance	(5,704,179)	(5,776,784)
Net deferred tax asset	$0	$0

Accounting guidance related to income taxes requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard.  In making such judgments, we consider both positive and negative evidence and analyze changes in near-term market conditions as well as other factors which may impact future operating results. Significant weight is given to evidence that can be objectively verified.  The previous losses dating back to 2007 significantly restricted our ability under the accounting rules to rely on projections of future taxable income to support the recovery of our deferred tax assets.  Consequently, we determined it necessary to carry a valuation allowance against our entire net deferred tax asset.

Although the Company recognized a profit in 2012, there must be a consistent trend of profitability in order to support the realization of our deferred tax assets.  The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required.  We will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

A reconciliation of the difference between federal income tax expense (benefit) and the amount computed by applying the statutory rate of 34% in 2012 and 2011 is as follows:

	2012	2011
Tax at statutory rate	$91,065	$(874,167)
Tax-exempt interest income	(28,643)	(30,281)
Other	10,184	(100,016)
Change in valuation allowance	(72,606)	900,795
Federal income tax expense (benefit)	$0	$(103,669)

An income tax benefit associated with continuing operations in the amount of $103,669 was recorded for the year ending December 31, 2011. The benefit recorded considered the results of current period adjustments to other comprehensive income. Generally, the calculation for income tax expense (benefit) does not consider the tax effects of changes in other comprehensive income or loss, which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances when there is a pre-tax loss from continuing operations and income from other categories such as other comprehensive income. In such case, pre-tax income from other categories is included in the tax expense (benefit) calculation for the current period.

There were no unrecognized tax benefits at December 31, 2012, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months.

As of December 31, 2012, the Company has a net operating loss carryover of $11,681,626 to be utilized to offset future taxable income that will begin expiring in 2029. The Company is no longer subject to examination by the Internal Revenue Service for years before 2009.

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2012 were as follows:

Beginning balance	$3,818,259
New loans and line advances	202,166
Repayments	(1,563,831)
Ending balance	$2,456,594

Deposits from principal officers, directors and their affiliates were $6,885,332 at year-end 2012 and $2,684,204 at year-end 2011.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK OPTIONS

The Company has three share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2011 and 2012. Consequently, there was no income tax benefit recorded for either 2011 or 2012.

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

A summary of the activity in the plans for 2012 is as follows:

			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value*
Outstanding at beginning of year	42,800	$10.69
Granted	0	0
Exercised	0	0
Forfeited or expired	(27,500)	(10.00)
Outstanding at end of year	15,300	$11.94	1.5	$0
Exercisable at end of year	15,300	$11.94	1.5	$0

*The stock price at December 31, 2012 did not exceed the weighted average option exercise price.

All outstanding options are fully vested, therefore there is no unrecognized compensation cost related to options.

As of December 31, 2012, there were 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by the federal banking agencies.  Since the Company is a one-bank holding company with consolidated assets less than $500 million, regulatory minimum capital ratios are applied only to the Bank.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications, including well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is not well-capitalized, regulatory approval is required to accept brokered deposits.  Subject to limited exceptions, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized.  If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, acquisitions, new activities, new branches, payment of dividends or management fees are prohibited and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator. The Bank was in the undercapitalized category at both December 31, 2011 and 2012.

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

Prior to the issuance of the Consent Order, the Bank's Board of Directors and management had already commenced initiatives and strategies to address a number of the requirements of the Consent Order. The Bank continues to work in cooperation with its regulators.  Our ability to fully comply with all of the requirements of the Consent Order, including achieving and maintaining specified capital levels, is not entirely within our control, and is not assured. Our ability to comply with the requirements of the Consent Order may be affected by many factors, including the availability of capital and other funds, the extent of repayment of loans by borrowers, declines in the value of collateral including real estate, the Bank's ability to realize on collateral, and actions by bank regulators. Failure to comply with provisions of the Consent Order may result in further regulatory action including additional regulatory restriction or receivership that could have a material adverse effect on us and our shareholders, as well as the Bank.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

There were several directives related to loans contained in the Consent Order including submission of action plans for troubled credits. All required action plans were submitted to the FDIC. On a quarterly basis, management submits updated action plans. All lenders work diligently with their customers to follow the terms outlined in each action plan and as a result, the number of troubled credits has declined and the Bank’s risk position has been lowered.

Under the Consent Order the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not in compliance with this requirement at either December 31, 2012 or December 31, 2011. Management continues to explore options to raise the capital required for full compliance. At December 31, 2012, a capital contribution of $7,917,000 would have been needed to meet the capital ratios specified in the Consent Order.

Included in the table are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at December 31.

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2012
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$10,760,348	7.88%	$10,928,836	8.00%	$15,027,149	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	9,032,034	6.61	5,464,418	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	9,032,034	4.53	7,976,194	4.00	16,949,413	8.50

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2011
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$10,350,300	6.40%	$12,944,731	8.00%	$17,799,005	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	8,287,231	5.12	6,472,366	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	8,287,231	3.79	8,756,307	4.00	18,607,152	8.50

Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general, only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2012, only $1,728,314 was counted as tier two capital and $1,654,663 was disallowed.  At December 31, 2011, $2,063,069 was counted as tier two capital and $3,236,385 was disallowed.

Under the Consent Order, the Bank is restricted from declaring or paying dividends without prior written authorization of the FDIC. The Bank is in full compliance with this restriction.

As required by the Consent Order, the Bank adopted a detailed liquidity plan on November 17, 2010 which provided for intended liquidity sources to meet the Bank’s assessed liquidity needs over the time horizons of 6, 12 and 18 months.  The liquidity plan was meant to address the stipulation in the Consent Order that prohibited the Bank from accepting brokered deposits. To meet this restriction, the Bank’s liquidity plan entailed replacing maturing brokered deposits with a combination of local deposits and internet based time deposits. Since the beginning of 2010, the Bank has successfully used this strategy. There were no brokered deposits outstanding at year-end 2012. The Bank has been able to maintain sufficient liquidity for its required payments despite the restriction on issuing brokered deposits.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements spelled out in the FDIC Rules and Regulations, and the continued deterioration of the Bank. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category within 60 days of the issuance of the Directive. Since the issuance of the Consent, the board has made many efforts to secure funding and comply with both the Consent and the Directive but has not been successful. As such, the Bank was not in compliance with the Directive at the end of 60 days and remains out of compliance. The board informed the FDIC in a letter dated October 14, 2011 that it was unable to comply with the Directive. There has been no further formal communications with the FDIC regarding the Directive.

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

The contractual amount of unfunded financial instruments with off-balance sheet risk was as follows at year-end:

	2012		2011
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$1,103,553	$20,452,062	$0	$21,349,655
Unused standby letters of credit	0	1,262,000	0	1,262,000
Commitments to make loans	253,000	0	0	0

Commitments to make loans are generally made for periods of 60 days or less.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS
December 31,

	2012	2011

ASSETS
Cash and cash equivalents	$7,746	$33,933
Investment in subsidiaries	9,344,766	8,686,686
Other assets	1,375	21,953

Total assets	$9,353,887	$8,742,572

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$1,092,983	$662,954
Notes payable	5,000,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	(1,239,096)	(1,420,382)

Total liabilities and shareholders’ equity	$9,353,887	$8,742,572

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,

	2012	2011
Other income	$83	$354
Interest expense	(429,959)	(418,243)
Other expense	(58,148)	(90,452)
Loss before income tax benefit and undistributed subsidiary income	(488,024)	(508,341)
Equity in undistributed subsidiary income (loss)	755,862	(1,959,068)
Federal income tax benefit	0	0

Net income (loss)	267,838	(2,467,409)
Other comprehensive income (loss)	(86,552)	201,240
Comprehensive income (loss)	$181,286	$(2,266,169)

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2012	2011
Cash flows from operating activities
Net income (loss)	$267,838	$(2,467,409)
Equity in undistributed subsidiary (income) loss	(755,862)	1,959,068
Net change in:
Other assets	20,578	1,186
Other liabilities	430,029	389,068
Net cash used in operating activities	(37,417)	(118,087)

Cash flows from investing activities
Capital investment redeemed from subsidiaries	11,230	26,561
Net cash from investing activities	11,230	26,561

Net change in cash and cash equivalents	(26,187)	(91,526)
Beginning cash and cash equivalents	33,933	125,459

Ending cash and cash equivalents	$7,746	$33,933

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS

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

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or internal evaluations. Management may add discounts to third party appraisals. The appraisals are generally obtained annually and are performed by qualified licensed appraisers approved by the Board of Directors. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area.  This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor’s required return.  This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Such adjustments can be significant and result in a Level 3 classification of the inputs for determining fair value.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Non-real estate collateral may be valued using appraisals, independent valuation tools, net book value per the borrower’s financial statements, or aging reports.  To determine the fair value, these values are adjusted or discounted based on several factors, including but not limited to: the Bank’s historical losses within that particular asset category; knowledge of the collateral, including age and condition; and  changes in market conditions from the time of the valuation,  resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed Assets:  Commercial and residential real estate properties classified as foreclosed assets are measured at fair value, less costs to sell. Fair values are generally based on recent real estate appraisals or internal evaluations. Management may add discounts to third party appraisals. The appraisals are generally obtained annually and are performed by qualified licensed appraisers approved by the Board of Directors. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area.  This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor’s required return.  This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Adjustments of the carrying amount utilizing this process result in a Level 3 classification.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ending December 31, 2012 and 2011:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
December 31, 2012	Total	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
US Treasury	$4,094,532	$4,094,532	$0	$0
US Government and federal agency	20,259,743	0	20,259,743	0
Municipals	2,333,741	0	2,333,741	0
Mortgage-backed and collateralized mortgage obligations– residential	14,772,380	0	14,772,380	0
Total	$41,460,396	$4,094,532	$37,365,864	$0

Servicing assets	$41,650	$0	$41,650	$0

December 31, 2011
Available for sale securities:
US Treasury	$4,067,656	$4,067,656	$0	$0
US Government and federal agency	15,572,588	0	15,572,588	0
Municipals	2,891,420	0	2,891,420	0
Mortgage-backed and collateralized mortgage obligations– residential	12,040,439	0	12,040,439	0
Total	$34,572,103	$4,067,656	$30,504,447	$0

Servicing assets	$76,276	$0	$76,276	$0

During the first quarter of 2011, there was a transfer of two federal agency securities with a fair value of $991,568 at March 31, 2011 from Level 1 to Level 2.  There were no transfers between Level 1 and Level 2 during the last three quarters of 2011 or at all during 2012.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below.  Impaired loans and foreclosed assets are included if the fair value of such assets was revised during the quarterly period then ended.

		Significant
		Unobservable Inputs
	Total	(Level 3)
December 31, 2012
Impaired loans:
Commercial	$84,755	$84,755
Commercial Real Estate:
General	786,282	786,282
Residential	140,269	140,269
Total	$1,011,306	$1,011,306
Foreclosed assets:
Commercial Real Estate:
General	$141,596	$141,596
Construction	380,142	380,142
Total	$521,738	$521,738

		Significant
		Unobservable Inputs
	Total	(Level 3)
December 31, 2011
Impaired loans:
Commercial Real Estate:
General	$3,871,595	$3,871,595
Construction	160,276	160,276
Consumer:
Lines of credit	39	39
Residential	198,244	198,244
Total	$4,230,154	$4,230,154
Foreclosed assets:
Commercial Real Estate:
General	$570,069	$570,069
Construction	6,160	6,160
Residential	204,668	204,668
Total	$780,897	$780,897

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The following describes the impairment charges recognized during the period:

The method used to determine the valuation of impaired loans depends on the anticipated source of repayment.  Collateral dependent impaired loans are measured using the fair value of the collateral which was determined using independent appraisals or internal evaluations and was adjusted for anticipated disposition costs. At December 31, 2012, impaired loans carried at fair value had a recorded investment of $2,394,211 and a valuation allowance of $1,382,905, resulting in additional provision of $13,000. At December 31, 2011, impaired loans carried at fair value had a recorded investment of $5,409,247 and a valuation allowance of $1,179,093, resulting in additional provision of $196,000.

Foreclosed assets carried at fair value at December 31, 2012 and 2011 were $521,738 and $780,897 respectively. During 2012, three properties included in this total were written down by $128,139. During 2011, one property included in this total was written down by $54,000. The fair value of other real estate owned was determined primarily using independent appraisals or internal evaluations and was adjusted for anticipated disposition costs.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents information as of December 31, 2012 about significant unobservable inputs related to the Bank’s individually material1 Level 3 financial assets, by class, measured on a non-recurring basis:

		Valuation	Significant Unobservable	Range		Weighted
	Fair Value	Technique (s)	Inputs	of Inputs		Average
December 31, 2012

Impaired loans:			Adjustments for differences between
Commercial Real Estate:		Sales comparison approach	the comparable sales	0%		0%
General	$698,475	Income approach	Capitalization rate	10%		10%
Total	$698,475
Foreclosed assets:
Commercial Real Estate:			Adjustments for differences between
Construction	$269,100	Sales comparison approach	the comparable sales	(45.0	) - 0%	(4.5	) %
Total	$269,100

_______________
1 For purposes of this disclosure, only material Level 3 assets are disclosed.  These assets are included in the total non-recurring Level 3 financial assets reported on page 78.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of financial instruments not previously presented above were as follows at year-end:

		Fair Value Measurements				December 31,
		at December 31, 2012 Using				2011
	Carrying					Carrying	Fair
	Amount	Level 1	Level 2	Level 3	Total	Amount	Value
	(in thousands)
Financial assets
Cash and cash equivalents	$20,297	$20,297	$0	$0	$20,297	$8,920	$8,920
Loans held for sale	6,041	0	6,183	0	6,183	5,535	5,940
Loans, net (including impaired)	122,447	0	0	116,004	116,004	144,359	139,176
FHLB stock	451	N/A	N/A	N/A	N/A	451	N/A
Accrued interest receivable	592	12	163	417	592	746	746

Financial liabilities
Deposits	184,176	88,959	94,185	0	183,144	191,545	193,775
Federal funds purchased and repurchase agreements	10,190	0	10,190	0	10,190	7,815	7,815
Subordinated debentures	4,500	0	0	1,125	1,125	4,500	1,125
Notes payable	5,000	0	0	500	500	5,000	2,500
Accrued interest payable	1,156	4	64	81	149	738	130

The methods and assumptions, not previously presented above, used to estimate fair values are described as follows:

(a) Cash and cash equivalents

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

(b) FHLB stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(c) Loans

Fair values of loans, excluding loans held for sale, are estimated as follows:  For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

(d) Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(e) Federal funds purchased and repurchase agreements

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, generally maturing within ninety days, approximate their fair values resulting in a Level 2 classification.

(f) Subordinated debentures and Notes payable

The fair value of the Company’s subordinated debentures is estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements and consideration of the Company’s liquidity, resulting in a Level 3 classification. The fair value of the Company’s notes payable is based upon an expected agreement for settlement of the loan with the creditor resulting in a Level 3 classification.

(g) Accrued interest receivable/payable

The carrying amounts of accrued interest approximate fair value resulting in a Level 1, 2 or 3 classification, depending on the associated asset or liability.

(h) Off-balance sheet instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - GOING CONCERN CONSIDERATION AND MANAGEMENT’S PLANS

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharges of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects of recoverability and classification of assets, or the amounts and classifications of liabilities, that may result should the Company be unable to continue as a going concern. Some of these conditions and events and management’s plans are further discussed below.

Management’s execution of cost saving strategies and balance sheet management along with an improvement in the credit quality of the loan portfolio helped the Bank return to a profitable condition in 2012. The Company’s consolidated net income of $267,838 in 2012 compares favorably with net losses of ($2,467,409) in 2011 and ($8,882,727) in 2010. It is management’s intention to continue similar practices at the Bank to create an ongoing trend of profitability in 2013.

At year-end 2012, the Company’s cash on hand was approximately $8,000. This limited cash to pay general operating expenses; the defaulted note payable; or provide any capital support to the Bank were concerns of the board and the main motivating factors behind the recent issuance of senior debt. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, Michigan limited liability company owned by nine individuals; three directors of the Company, one former director and five local businessmen, and settled its $5,000,000 debt in full with Fifth Third for $500,000. In addition to the payment to Fifth Third, the proceeds of the new senior debt will be used for interest carry, general operations and potential capital support for the Bank. The note bears interest at 8% per annum, until paid in full. Interest is payable in arrears. The note matures on March 31, 2015. The note is secured by all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC dated March 20, 2013.

After the issuance of the new senior debt and after the Company’s settlement with Fifth Third, the cash balance at the Company rose to $785,000 (unaudited). If cash needs continue at current levels, this cash would be enough to support the operations of the Company for the next several years. While the Company plans to pursue repaying the new senior debt prior to its maturity by selling stock, the Company’s ability to raise sufficient additional capital is uncertain.

In spite of the Company’s return to profitability in 2012, the settlement with Fifth Third and continued reduction in net risk weighted assets, the Bank remained undercapitalized throughout 2012; the same capital classification it had at December 31, 2011  and 2010.  As a result of the Bank’s capital classification and other elevated risk factors, the Bank is subject to a Consent Order and a Directive. For further discussion of the Bank’s capital requirements, refer to the discussion in Note 15.

COMMUNITY SHORES BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - GOING CONCERN CONSIDERATION AND MANAGEMENT’S PLANS (Continued)

The Bank plans to continue building capital by maintaining profitability and through earnings expects to achieve an adequately capitalized regulatory status as required by the Directive by the first quarter of 2013. Should the Bank be considered adequately capitalized, its assessed FDIC premiums will be notably lower, further increasing profits.

Conversely, it is unlikely that through earnings, the Bank will be able to comply with capital levels required in the Consent Order in the near term. It is likely that support will be needed from the Company. At year-end 2012, the Bank would have needed a capital contribution of $7,917,000 to comply with the capital level stipulated in the Consent. These funds would likely need to be raised through the sale of Company stock since the Company has limited cash resources. As previously stated, however, the Company’s ability to raise additional capital is uncertain.

In the meantime, failure to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.

SHAREHOLDER INFORMATION

SEC Form 10-K

Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request.  Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Stock Information

The Company’s common stock is traded on the OTC under the ticker symbol "CSHB".  At March 18, 2013, there were approximately 180 record holders of the Company’s common stock.  The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2012 and 2011, as reported by the OTC.  The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2012
First Quarter	$0.55	$0.05
Second Quarter	0.85	0.07
Third Quarter	0.75	0.15
Fourth Quarter	0.75	0.20

Calendar Year 2011
First Quarter	$1.01	$0.57
Second Quarter	0.75	0.32
Third Quarter	0.60	0.33
Fourth Quarter	0.45	0.05

Market Makers

At March 26, 2013, the following firms were registered with OTC as market makers in common stock of the Company:

Boenning & Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428	Monroe Securities, Inc. 100 North Riverside Plaza Suite 1620 Chicago, IL 60606	Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

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

Annual Meeting

This year’s Annual Meeting will be held at 9:00 a.m. on Thursday, May 16, 2013 at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Executive Officers

Heather D. Brolick	President and Chief Executive Officer
John M. Clark	Senior Vice President and Secretary
Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Steven P. Moreland	President and Chief Executive Officer, Automatic Spring Products Corporation

Management Team

Heather D. Brolick	President and Chief Executive Officer
John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary
Sharon L. Gary	Assistant Vice President / Human Resources Manager
Robert J. Jacobs	Senior Vice President / Business Development Officer
Susan M. Kane	Vice President / Mortgage Origination & Operations Manager
Amy L. Schultz	Senior Vice President and Technology/Operations Manager
Cerise A. Semrinec	Senior Vice President and Credit Administrator
Lori E. Versalle	Senior Vice President and Branch Administrator
Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Faith A. Biros	Deposit Processing Manager
Monica J. Bixeman	Retail Banking Officer
Sherri S. Campbell	Vice President / Deposit Operations Manager
Kelly M. Christian	Assistant Vice President / Controller
Jennifer L. Egeler	Assistant Controller
Jon M. Huizenga	Assistant Vice President / Commercial Lending Officer
Christopher J. Knoll	Credit Analyst
Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager
Kimberli A. LaVallee	Assistant Vice President / Grand Haven Branch Manager
Renee L. Nyblade	Vice President / Mortgage Loan Officer
Benjamin D. Robbins	Vice President / Commercial Lending Officer
Jamie J. Sheffer	Assistant Vice President / North Muskegon Branch Manager
Janet S. Smith	Main Office Branch Manager
Clinton A. Todd	Vice President / Retail Lending Officer