Form 10-K, Exhibit 13
period 2013-12-31
COMMUNITY SHORES BANK CORP
filed 2014-03-28
CIK 1070523

EXHIBIT 13

COMMUNITY SHORES

BANK

CORPORATION

2013 ANNUAL REPORT

DECEMBER 31, 2013

Selected Financial Information

At or For the Year-Ended December 31,	2013		2012	2011
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$6,347		$6,884	$7,496
Provision for loan losses	0		75	2,484
Non-interest income	6,943	[1]	1,687	1,922
Non-interest expense	7,645		8,228	9,505
Income (loss) before income tax	5,645		268	(2,571)
Income tax expense (benefit)	105		0	(104)
Net income (loss)	5,540		268	(2,467)

Financial Condition:
Total assets	190,779		204,231	208,651
Loans held for sale	240		6,041	5,535
Loans	131,554		125,830	149,659
Allowance for loan losses	2,810		3,383	5,299
Securities	31,230		41,460	34,572
Deposits	171,940		184,176	191,545
Federal funds purchased and repurchase agreements	8,428		10,190	7,815
Notes payable and other borrowings	5,780		9,500	9,500
Shareholders' equity	3,663		(1,239)	(1,420)

Performance Ratios:
Return on average assets	2.86%		0.13%	(1.07)%
Return on average shareholders' equity	196.56	[1]	N/A	N/A
Net interest margin	3.52		3.53	3.45
Efficiency ratio	57.52		96.00	100.93
Per Share Data:
Earnings (loss) per share - basic	$3.77	[1]	$0.18	$(1.68)
Earnings (loss) per share - diluted	3.77	[1]	0.18	(1.68)
Book value per share	2.49		(0.84)	(0.97)
Capital Ratios of Bank:
Tier 1 risk-based capital	7.22%		6.61%	5.12%
Total risk-based capital	8.48		7.88	6.40

1 Includes a gain on extinguishment of debt of $5,262,653 or $3.58 per share.

Dear Fellow Community Shores Shareholder,

We started 2013 with good news about the settlement of the Company’s senior debt and a return to a positive book value per share. Continuing to work hard through the balance of the year, we realized eight consecutive quarters of profitability at the Bank and consolidated earnings of $3.77 per share for Community Shores Bank Corporation, including a $3.58 per share gain on extinguishment of debt. Having maintained a return to profitability, our efforts are being recognized in the market place with an improvement of $3.04 in the per share price of CSHB stock from $0.21 at closing on December 31, 2012 to $3.25 per share at the close of business on December 31, 2013.

The Heart of the Story

While the end results were good, the heart of the story is in the additional improvements made to our regulatory capital position, asset quality and risk management factors. As forecast, the Bank achieved adequate regulatory capitalization on March 31, 2013. Through bank earnings combined with a capital injection of $25,000 from the Company, we attained a total risk based capital ratio of 8.00% and a tier one leverage ratio of 4.57%. We continued, through earnings, to increase these ratios quarterly, ending the year having improved the tier one leverage ratio to 5.24% and the total risk based capital to 8.48%.

A sound asset base is the foundation to improvements in earnings and capital levels and I am pleased to report that our asset quality trends have been positive for four consecutive years. All of our asset quality metrics continue to improve. Our non-performing assets (NPAs) further declined in 2013, improving an additional $1.2M or 17.6% from year-end 2012. Sustained improvement, over a 48 month period, indicates that the Bank’s asset base is well managed and that associated risks have been identified with appropriate allocations and valuations for troubled assets established. It is worth noting that 100% of the commercial non-accruing loans were paid current and considered performing, under various agreements, at December 31, 2013. With the underlying composition of performing non-accrual loans and other real estate owned comprising 89% of the NPA portfolio, management anticipates further reductions will occur in 2014, albeit at a slower pace.

As further indication of Community Shores’ return to overall health, the Bank’s commercial loan past dues were negligible throughout the year with virtually zero 90 day and under delinquencies at December 31, 2013. Total Past Due and Non-Accrual loans decreased 78 basis points from the prior year end, and while this continues to be above our stated goal of 2%, it remains below the peer group rate of 2.54% at year-end 2013. As forecast last year, with the decrease in delinquency rates, we experienced a significant reduction in related credit administration expenses of 31.4% or $163k. We anticipate that these expenses will continue to decline in proportion to the decrease in NPAs.

Material First Quarter 2014 Events

Having successfully improved our key regulatory capital ratios throughout the year and having maintained a position of adequate capitalization for four consecutive quarters, on February 7, 2014 the Bank received formal notification from the Federal Deposit Insurance Corporation (FDIC) that the Supervisory Prompt Corrective Action Directive, or PCA, was terminated. This is excellent news for the Company, as the Bank is no longer specifically required to curtail growth. Management will now have greater ability to pursue new business opportunities, increase loan production and add earning assets to the balance sheet. Additionally, the Bank will gain increased flexibility and realize certain administrative efficiencies, as the need to adhere to regulatory mandated deposit pricing has been eliminated.

The Next Chapter

On January 18, 2014 Community Shores Bank celebrated its 15th year in business. The industry has significantly changed since we opened our doors. We have been adapting and changing too; however, the one thing that we have not changed is our belief that community banking is important to the economic welfare of our local cities, townships and villages. Knowing and understanding our market, its industries, people, strengths, weaknesses and future opportunities, differentiates our Bank and provides us with significant opportunities.

With all of the mergers, acquisitions and new entrants in the market place, Community Shores continues to be the only locally headquartered community bank in Muskegon County. Shortly after we opened in Roosevelt Park, we made a commitment to the Tri-Cities area, establishing an office in Grand Haven. Our people are local, as is our business focus. With this in mind, in October of this year we were pleased to welcome Stanley L. Boelkins to our Board of Directors. Stan, having owned his own appraisal firm, has done business locally for over 48 years. He is committed to community banking and believes in the opportunities, vision and mission of Community Shores.

As we plan for further recovery and growth, we continue to attract new talent to the organization. The Company’s culture, values and business philosophy continue to make us an employer of choice. With strong staff as a foundation, we intend to pursue modest loan growth in tandem with core deposit development in 2014 and 2015. We also plan to expand upon our service offerings and recently introduced Mobile Banking. The branded CSB Mobile Banking Application is available from Apple’s App Store and from Google Play. The coming year will also bring a complete redesign of the Bank’s web site, making it more intuitive and enhancing our marketing capabilities. We have embraced digital media as an excellent form of communication and, in addition to being on Facebook, we look forward to establishing a presence on Twitter. Our goal for Community Shores Bank is to deliver all of the functionality and connectivity of a super-regional bank, but with a higher level of personalized service.

In preparing for the future through the addition and augmentation of technology and staff, we are mindful of the significant number of fiscal, operational and regulatory obstacles we have had to overcome. Management and your Board of Directors are committed to “staying on course” and working to make continuous, incremental improvements. In the best interest of our Shareholders, we continue to diligently evaluate and consider methods of securing additional capital, thereby reducing our regulatory oversight and tangentially enhancing our earnings potential. We are not passive in our efforts, but are actively pursuing means through which sufficient funding can be obtained to meet the deferred interest due under the terms of the Company’s trust preferred debt obligations, as well as to repay the subordinated debt, entered into in March of last year, and maturing on March 30, 2015. By “staying on course” we endeavor to ultimately enhance the investment you have made in Community Shores Bank Corporation.

Sincerely,

/s/ Heather D. Brolick

Heather D. Brolick

President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION

Muskegon, Michigan

2013 ANNUAL REPORT

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

For the second year since 2006, the Company recorded consolidated net income. The income stemmed mainly from continued credit quality stabilization and improved real estate valuations which translated into no calculated loan loss provision and fewer foreclosed asset impairment charges. In spite of the improved financial outcome for 2012 and 2013, the Company’s significant consolidated losses from 2007 through 2011 eroded capital and reduced regulatory capital ratios resulting in additional regulatory scrutiny.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

On September 2, 2010, the Bank entered into a Consent Order with the FDIC and State of Michigan’s Department of Insurance and Financial Services (“DIFS”), its primary regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and DIFS. Under the Consent Order, the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of Tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet these requirements within the required 90-day period and remained out of compliance with the Consent Order as of December 31, 2013.

The lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above as the Company has limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance which, as of December 31, 2013, was approximately $610,000 compared to $8,000 at year-end 2012. The increase in cash resulted from the issuance of senior debt during the first quarter of 2013.

On January 3, 2011, the Company was not able to repay its $5 million term loan owed to Fifth Third Bank (“Fifth Third”); nor was the Company able to make the preceding ten quarterly interest payments. The term loan was in default for 25 months. At December 31, 2012, the total amount owed Fifth Third was $5,763,000. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company-Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen, and settled its debt with Fifth Third for $500,000. Settling the Fifth Third debt resulted in a gain of approximately $5.3 million in the first quarter of 2013. As a result of this transaction, the Company was able to achieve positive shareholders’ equity of approximately $4 million at March 31, 2013.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In addition to the payment to Fifth Third, the proceeds of the new senior debt will be used for interest carry, general operations and potential capital support for the Bank. The note bears interest at 8% per annum until paid in full. Interest is payable quarterly in arrears. The note matures on March 31, 2015 and is secured by all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC dated March 20, 2013. The reduced amount of borrowings will decrease interest expense by approximately $201,000 annually. Refer to Note 10 for further discussion.

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements stipulated in the FDIC Rules and Regulations, and the continued deterioration of the Bank.

Through several quarters of earnings and a $25,000 capital contribution from the Company, the Bank reached the adequately capitalized regulatory capital category at March 31, 2013—see Note 15 to the consolidated financial statements. The Bank has maintained its adequately capitalized status since that time and ended 2013 with a total risk-based capital ratio of 8.48%. The FDIC officially released the Directive in a letter to the board dated February 6, 2014.

Although the Directive was terminated, failure to comply with the stipulated capital levels of the Consent Order or the provisions of the Written Agreement may subject the Company to further regulatory enforcement action. Management’s progress towards compliance with the Consent Order and the Written Agreement is further discussed in Note 15.

As of December 31, 2013, the Bank had 50 full-time employees and 24 part time employees, a decrease of 1.5 full-time equivalent positions since December 31, 2012. Management does not anticipate increasing staff in 2014.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2013. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Our significant accounting policies are discussed in detail in Note 1 of the Notes to the Consolidated Financial Statements. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

We view critical policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions and where changes in those estimates and assumptions could have a significant impact on the financial statements. We believe our critical accounting policies include determining the allowance for loan losses, determining the fair value of foreclosed assets and estimating state tax liabilities and the realization of deferred tax assets. A description of the critical policies is as follows. Actual results could differ from the estimate.

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

Income Taxes. Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets, liabilities and net operating loss carryovers using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Net deferred tax assets are recorded to the extent it is believed that they will more likely than not be realized. In making such a determination, all available positive and negative evidence is considered, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial results. In the event it is determined that deferred income tax assets are in excess of their realizable amount, an adjustment to the valuation allowance would be made which would increase the provision for income taxes.

In determining the possible realization of deferred tax assets, future taxable income from operations exclusive of reversing temporary differences and tax planning strategies that, if necessary, would be implemented to accelerate taxable income into periods in which net operating losses might otherwise expire is considered.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company had no unrecognized tax positions at December 31, 2013 or 2012.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest and penalties, if any, related to unrecognized tax benefits are recognized within the federal income tax expense (benefit) line in the accompanying consolidated statements of income. Accrued interest and penalties, if any, are included within the related tax liability line in the consolidated balance sheets.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

2013 OVERVIEW

The Company recorded net income for the second year since 2006. Consolidated net income for 2013 was $5.5 million which included a $5.3 million gain on the extinguishment of the Fifth Third note payable in the first quarter of the year. As a result of this transaction, the Company was able to achieve positive shareholders’ equity. General operating expenses also declined. As detailed herein, improving credit quality and generally stable real estate values translated into no calculated loan loss provision, fewer foreclosed asset valuation adjustments and lower incurred credit administration costs. Additionally, net earnings and a $25,000 capital contribution from the Company elevated the Bank’s regulatory capital status to adequately capitalized reducing FDIC insurance premiums by over $275,000 in 2013. Although there was earnings improvement suggested by the $3.59 increase in diluted earnings per share including a $3.58 per share attributable to the $5.3 million gain from extinguishment of debt, the Company’s total assets decreased by 6.6% in 2013 and were $190.8 million at December 31, 2013.The decrease in cash and investments was driven by a decrease in deposits and repurchase agreements. Total loans, both held for sale and portfolio, remained essentially unchanged since year-end 2012.

FINANCIAL CONDITION

Total assets decreased by $13.4 million to $190.8 million at December 31, 2013 from $204.2 million at December 31, 2012. The year over year decline in assets was evidenced by a decrease in cash and securities.

Cash and cash equivalents decreased by $3.2 million to $17.1 million at December 31, 2013 from $20.3 million at December 31, 2012. The decrease was essentially from lower balances on deposit at the FRB on the last business day of 2013 compared to the last business day of 2012. The FRB balance at both year-ends was above management’s desired range of $7 to $10 million. The preferred range is generally enough to cover the typical liquidity needs of the Bank’s operations as well as provide a surplus for unexpected events. Carrying amounts above the range indicated can negatively impact the earnings of the Company. The excess liquidity will be used to fund loan growth and the repayment of maturing internet time deposits until the cash balance returns to a level in the specified range.

The balance held at the FRB on December 31, 2012 was purposely elevated because management had implemented its contingency funding plan in order to prepare for known and unforeseen customer deposit withdrawals after the conclusion of the FDIC Transaction Account Guarantee Program (“TAG”) on December 31, 2012. The lower balance held at the FRB on December 31, 2013 was due to a decrease in deposits during the year.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Bank’s available for sale security portfolio was $31.2 million at December 31, 2013 and $41.5 million at December 31, 2012. At both December 31, 2013 and 2012, there were no securities classified as held to maturity. Investment activity for 2013 consisted of maturities, prepayments and calls totaling $9.2 million and market value adjustments of $(638,000). There were no sales or purchases of portfolio securities in 2013.

Similar to the additional liquidity at the FRB that existed at year-end 2012, management garnered additional securities to ensure that there would be an adequate amount available to pledge to the Bank’s public fund and repurchase agreement customers at the conclusion of TAG. At December 31, 2012, 35% of the investment portfolio was unencumbered and available to pledge whereas at December 31, 2013, just 15% was unpledged. Pledges to public fund and repurchase agreement customers as a result of the expiration of TAG were approximately $1.1 million. After the needs of the customers were met, maturing securities throughout 2013 were not replaced. The level of unencumbered securities at year-end 2013 is in line with management’s preferred range of 10% to 20%. The level of unpledged securities is regularly monitored. It is likely that future security maturities will be replaced in 2014.

At year-end 2013, $26.5 million of securities were pledged to public fund customers, the Federal Reserve Discount Window (“Discount Window”) and customer repurchase agreements.

Investment portfolio quality has received much scrutiny over the past several years. Recently, as a result of signs that global central banks may wind down monetary stimulus, the U.S. 10-year Treasury yield rose drastically having a significant impact on the market value of the Bank’s investment portfolio. The investment portfolio’s net unrealized gain was reduced by $638,000 since year-end 2012 causing the portfolio to end 2013 in a net unrealized loss position of $36,000. Included in this total are 16 securities with an amortized cost of $10.9 million having an unrealized loss of $304,000. Four of the 16 had an unrealized loss longer than 12 months.

Although there has been a significant change in the market value of the portfolio overall, none of the unrealized losses are expected to impact earnings. At December 31, 2013, the Bank conducted its standard review for other-than-temporary impairment (“OTTI”). The unrealized losses referenced above were not determined to be other-than-temporary given the fact that they are all fully guaranteed by the U.S. government and the Bank does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The portfolio will continue to be reviewed for impairment in accordance with the Bank’s investment policy.

To reduce exposure to future loss (both realized and unrealized) the Bank intends to adhere to the diversification principles outlined in its investment policy and limit issuer concentrations. Besides fully guaranteed U.S. government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2013.

Loans, including held for sale and portfolio loans, remained essentially the same since year-end 2012 after consideration of transfers made between the two portfolios in the second half of the 2013. Loans held for sale were $240,000 at December 31, 2013; down from $6.0 million at December 31, 2012. At December 31, 2013, portfolio loan balances were $131.6 million; up from $125.8 million at December 31, 2012.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Loans held for sale activity during 2013 included $8.9 million of loan originations, $5.9 million of loans transferred to the held for investment portfolio and $9.0 million of loan sales. The associated gain on the loan sales was $198,000. At year-end 2012, loans held for sale reflected residential mortgages, Small Business Administration (“SBA”) loans and U.S. Department of Agriculture (“USDA”) loans that had been originated and were in the process of or eligible to be sold to an investor. At year-end 2013, the balance was comprised solely of residential mortgage loans. The $5.9 million of loans transferred to the held for investment portfolio consisted of SBA and USDA loans. The transfer was based on management’s re-evaluation of the Bank’s intent to sell these loans in the short-term.

Portfolio loan activity, new originations, transfers and repayments, affected the commercial and commercial real estate categories the most. Commercial and commercial real estate categories increased by $9.8 million and the consumer and residential mortgage categories decreased by $4.0 million. The increase in the commercial and commercial real estate category was primarily due to a large loan transferred from the held for sale portfolio. That loan is essentially responsible for the entire increase in the commercial real estate portfolio from year-end 2012 to year-end 2013. Although elevated commercial real estate holdings contributed to an increase in the overall risk profile of the Bank during recent years, management feels that the risk is mostly mitigated because the transferred loan is 90% guaranteed by the USDA. Increases to the commercial portfolio were from both existing and new customers and a majority of the loans were for the purchase of new equipment. One new loan relationship comprising 32% of the growth is 75% guaranteed by the SBA.

As a result of the 10% growth in the total commercial and commercial real estate portfolio and the contraction in the retail portfolio, the concentration of commercial and commercial real estate loans increased 4% and was 81% of the Bank’s total loan portfolio. The outcome is in line with the Bank’s wholesale focus which has been maintained since opening in 1999.

Improvement in wholesale lending activity over the past 12 months supports management’s belief that the economy in our markets has stabilized substantially and is in fact growing.

The economic improvement has had a positive impact on borrowing activity and loan credit quality. Even so, the Bank remains diligent about adhering to underwriting standards and loan portfolio monitoring since credit risk contributes largely to the overall risk profile of the Bank. Simply put, credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. In both cases, avoiding portfolio concentrations in any one type of credit or in a specific industry helps to decrease risk; however, the risk of nonpayment for any reason exists with respect to all loans and investments. The Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The analysis of the allowance for loan losses is comprised of two portions: general credit allocations and specific credit allocations. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a borrower and its entire relationship resulting in an allocation being made to the allowance for that particular borrower. A loan becomes specifically identified when, based on current information and events related to that particular borrower, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Specifically identified loans are individually evaluated for impairement.

The allowance for loan losses is adjusted accordingly to maintain an adequate level based on the conclusion of the general and specific analysis. There are occasions when a specifically identified loan requires no allocated allowance for loan losses. To have no allocated allowance for loan loss, a specifically identified loan must be well secured and have either a collateral analysis or a present value of cashflow analysis that supports a loan loss reserve allocation of zero.

At December 31, 2013, the allowance for loan losses totaled $2.8 million; a decrease of $573,000 compared to the year-end 2012 balance. The ratio of allowance to gross loans outstanding decreased to a level of 2.14% at December 31, 2013 compared to 2.69% at year-end 2012. The decrease is comprised of specific allocations decreasing by $199,000 and general allocations decreasing by $374,000 in the 12 month period of 2013. Management believes that the trend of the general component of the allowance for loan losses is in line with improvement in the economy, local unemployment, a reduction in delinquency and an overall improvement in credit quality.

At December 31, 2013, the allowance contained $1.6 million in specific allocations on impaired loans whereas at December 31, 2012 there was $1.8 million specifically allocated. At year-end 2013, there was $9.6 million of recorded investment on specifically identified loans compared to $11.7 million at year-end 2012.

Out of the $9.6 million of recorded investment on specifically identified loans at year-end 2013, $2.3 million required no reserves. In many cases these loans had charge-offs since the time of their initial impairment, which reduced principal to the current value of assigned collateral or expected repayment, therefore no further reserve is required on these loans.

The recorded investment on specifically identified loans requiring reserves was $7.3 million at year-end 2013 compared to $6.6 million at year-end 2012. The increase is primarily attributable to one large loan with no reserve at year-end 2012 requiring a reserve of $7,277 by year-end 2013.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 1.37% at December 31, 2012. Although the national economy has not returned to pre-recession levels, management has observed stabilization in the local economy and believes that stabilization has translated into fewer instances of new, unforeseen impairment during the year. Additionally, improvement in credit quality is reflected in lower delinquency, fewer charge-offs, fewer loans on non-accrual and a decrease in substandard (grade 6 or higher) commercial and commercial real estate loans from year-end 2012 to year-end 2013. As a result of these improving trends, the general component of the allowance for loan losses was decreased to 0.98% of total non-specifically identified loans at December 31, 2013. Supplementing this coverage is $105,000 of unallocated reserves. Adding the unallocated portion of the allowance to the general reserves would increase the ratio to 1.07% of non-specifically identified loans at December 31, 2013.

The total of all allocations included in the allowance by loan segment at December 31, 2013 and 2012 was as follows:

	2013		2012
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period		Category to		Category to
Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$339,048	35.7%	$582,198	31.7%
Commercial Real Estate	1,713,193	45.0	2,266,302	45.0
Consumer	424,824	7.4	331,459	9.2
Residential	227,767	11.9	203,018	14.1
Unallocated	104,810	N/A	0	N/A
	$2,809,642	100.0%	$3,382,977	100.0%

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. Each year minor enhancements to the process employed to calculate historical loss migration and to evaluate collateral in the case of specifically identified credits are made.  Most recently management added a minimum historical loss percentage to be utilized when calculated historical losses fall below normal ranges.

Management continues to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due and non-accrual standpoint. Year over year, the Bank observed a decrease in the recorded investment of past due and non-accrual loans of $1.017 million consisting of a $83,000 decrease in total accruing past due loans and a $934,000 decrease in non-accrual loans.

The recorded investment in accruing loans past due 30-59 days was $64,000 at December 31, 2013, a decrease of $67,000 since year-end 2012. Bank staff works diligently with customers to keep the level of past due loans down by maintaining a program of regular communication with borrowers. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. As a result of this diligence, there were only two notes in this past due category at December 31, 2013, compared to seven at December 31, 2012.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The accruing 60-89 day past due category consisted of four loans with a recorded investment of $114,000 at December 31, 2013. This past due category decreased by $16,000 when compared to the year-end 2012 balance of $130,000.

There were no notes accruing interest past due 90 days or greater at either year-end 2013 or 2012.

The Bank’s delinquency has been reduced compared to prior periods and compares favorably to typical industry averages. The credit review process will continue to be stringent; however, it is possible that past dues could fluctuate in future periods.

Non-accrual loans totaled $3.0 million at December 31, 2013. This was an overall decrease of $934,000 compared to 2012 year-end totals. The majority of the non-accrual notes are secured by developed real estate, less than 1% of the total is secured by undeveloped real estate. At December 31, 2013, there were specific allocations of $1.2 million in the allowance for any estimated collateral deficiency on non-accrual loans.

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

One particular loan segment that received much scrutiny over the last few years is land development. At year-end 2013, the balance of land development loans was $1.7 million. Although management will continue to examine the remaining credits in this segment periodically as specified by our loan policy, the assessed risk for this category is considerably less than in recent years.

The other category that is delineated and separately analyzed is home equity loans where the Bank is a junior lien holder behind other lending institutions and where the borrower has some form of financial difficulty. The balance of these loans totaled slightly more than $1.0 million at year-end 2013. During 2013, home equity charge-offs were $238,000.

For 2013, the ratio of net charge-offs to average loans was 0.44% down from 1.44% in 2012. In 2013, net charge-offs aggregated $573,000, down considerably from net charge-offs of $2.0 million in 2012. A reduction in net charge-offs further supports management’s belief that the Bank’s credit quality has improved, lowering the risk profile of the Bank.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2013, 18% of the recorded loan charge-offs had specific reserves at year-end 2012. The remaining charge-offs were covered by the $374,000 decrease in general reserves resulting from the decline in the loan portfolio and the improvement in credit quality. Many considerations are made prior to charging off a loan. The Bank’s loan policies have very specific guidelines. Delinquency is however, one of the factors. Given the Bank’s recent delinquency trends it would seem that there are likely to be fewer impairments and charge-offs going forward, however charge-offs can also occur on long term specifically identified loans. The charge-off of a specifically identified loan could have a detrimental impact on future charge-off metrics and historical loss ratios.

There has always been an experienced officer leading the Bank’s credit area however, throughout the turbulent credit cycle, the Bank was challenged to make improvements to its credit administration process and all lenders remain focused on improving the quality of the loan portfolio. The credit administration process includes bi-weekly meetings where loan personnel discuss identified weak credits and there are also meetings specifically for the purpose of conducting an internal loan review. To supplement the internal processes, the Bank engages an independent firm to perform an annual credit review. Improvements made to the credit administration process are expected to continue even though the credit environment has stabilized.

Premises and equipment were $9.1 million at December 31, 2013. This was a decrease of $275,000 from the balance of $9.4 million on December 31, 2012. The decrease stems from depreciation expense of $426,000 for the twelve months of 2013 offset by purchases of $151,000 during the same period.

Foreclosed assets decreased $248,000 since December 31, 2012 and were $2.6 million at December 31, 2013. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. In 2013, 10 properties were added increasing the total of foreclosed assets by $655,000. Additionally, 11 properties and 13 lots were sold for $925,000 during the same year. There were net gains on these sales of $218,000. A majority of the gains stemmed from lot sales in the second half of the year. The lots sold were part of a development that was heavily written down during the credit crisis. At year-end 2013, there are 24 lots left with a zero book value. The average sales price is $21,000.

Each quarter foreclosed assets that are determined to have declined in fair value based on a professional appraisal or other common means of valuation are written down. As real estate values stabilize, valuation adjustments have decreased. In aggregate, the inventory of held properties was written down by $197,000 during 2013; $183,000 less than the prior year. Although we believe the current valuations of the properties held are fully justifiable, there may be cases where the Bank agrees to accept a sales price that is less than the current valuation and a loss is recorded. At December 31, 2013, there were 23 real estate holdings compared to 24 at December 31, 2012.

Deposit balances were $171.9 million at December 31, 2013, down from $184.2 million at December 31, 2012. The $12.2 million net decline was the result of non-interest bearing balances declining $7.0 million and interest bearing balances decreasing $5.3 million.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest bearing balances were $33.3 million on December 31, 2013 and $40.3 million on December 31, 2012. The FDIC TAG program that offered unlimited insurance coverage for non-interest-bearing transaction accounts expired on December 31, 2012 which had some effect on the shifting of existing customer balances. One non-interest bearing customer wired $2.2 million to another financial institution in January (2013) to diversify their deposits after the conclusion of TAG. Many customers moved their deposits to interest bearing deposit accounts.

Since year-end 2012, interest bearing demand deposit accounts rose $2.0 million and were $24.9 million at December 31, 2013.

Savings accounts increased 13% since year-end 2012. Savings accounts totaled $10.2 million at December 31, 2013 and $9.0 million at December 31, 2012. The increase in savings accounts stemmed mostly from one customer and was related to a new loan relationship.

Time deposits were $84.3 million at December 31, 2013 down from $93.4 million at December 31, 2012. The decrease in the time deposit portfolio was the result of the Bank using excess liquidity to repay maturing time deposits. Since year-end 2012, local time deposits were reduced by $3.3 million and time deposits solicited from an internet listing service were reduced by $5.8 million. Since excess liquidity remains at the FRB, the Bank will continue to fund the maturity of time deposits for a period of time.

Non-deposit funding sources for the Bank, at December 31, 2013, included customer repurchase agreements, Federal Home Loan Bank (“FHLB”) advances and FRB Discount Window borrowings. Typically, unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2013 or 2012 was customer repurchase agreements.

At year-end 2013, repurchase agreement balances were $8.4 million, a decrease of $1.8 million since year-end 2012. The decrease between the two period ends was primarily the result of one customer decreasing its balance by $2.0 million since year-end 2012.

There were no outstanding borrowings from either the FHLB or the Discount Window. Similar to repurchase agreements, the Bank is required to pledge assets to collateralize potential borrowings with the FHLB and the Discount Window. At December 31, 2013, the Bank had residential mortgage loans with a book value of $3.7 million pledged to the FHLB which provided the Bank with the ability to borrow approximately $2.7 million.

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essence, mandates that the Bank fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC.

At December 31, 2013, assets pledged to the Discount Window consisted of loans with a collateral value of $2.9 million and securities with a collateral value of $1.4 million.

At year-end 2013, the Bank has access to nearly $5 million of unencumbered securities in its investment portfolio that could be pledged to increase the borrowing capacity at either the FHLB or the Discount Window.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management does not believe the Bank is likely to utilize either the FHLB or the Discount Window for liquidity purposes in the foreseeable future. The available cash in the Bank’s FRB account would have to be completely exhausted before resorting to the utilization of either of these borrowing facilities. In 2013, the Bank’s balance at the FRB averaged $13.1 million. In 2014, the Bank’s FRB average balance may be lower. As discussed earlier, management is striving to maintain an FRB balance that ranges from $7 million to $10 million in order to assist in improving the Company’s net interest margin. Even with a lower target balance, management anticipates that there is sufficient liquidity to support regular and unforeseen funding needs based on the past history of the Bank’s cash management program.

Subordinated debentures outstanding at December 31, 2013 and 2012 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.30%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

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

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period. Among other things, and subject to certain exceptions, during the deferral period, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock. As of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval so it is likely that the deferral period will be the maximum allowed. At December 31, 2013, the accrued interest payable on the subordinated debentures was approximately $444,000.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2012, none of the $4.5 million of trust preferred securities qualified for either tier one or tier two capital at the Company because there was negative shareholder’s equity directly related to the erosion of core capital since 2007. In March, the $5.3 million gain on the extinguishment of debt brought shareholder’s equity back to positive allowing $1.3 million of trust preferred securities to be treated as tier one capital and the remaining $3.2 million to be treated as tier two capital.

The Company had a $5.0 million term loan with Fifth Third secured by the common stock of the Bank that was in default at year-end 2012. In addition to the outstanding principal due, there was accrued interest of $763,000 at December 31, 2012. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from a group of investors and settled its debt in full with Fifth Third for $500,000. At closing, Fifth Third released its secured interest in the common stock of the Bank. The new senior debt bears interest at a fixed rate of 8.00% per annum and is payable quarterly, in arrears. The new note matures on March 31, 2015 and is secured by a pledge of 100% of the common stock of the Bank owned by the Company. The extinguishment of debt resulted in a gain of $5.3 million.

Accrued expenses and other liabilities decreased $635,000 since December 31, 2012 and were $969,000 at December 31, 2013. The decrease resulted from the settlement with Fifth Third when $763,000 of interest previously accrued was reversed. The largest portion of the current balance is related to the deferred interest of $444,000 owed on trust preferred securities.

Shareholders’ equity was $3.7 million on December 31, 2013 compared to $(1.2) million on December 31, 2012. The net increase of $4.9 million was made up of net income recorded in 2013, largely attributable to settlement of the term loan with Fifth Third, and partially offset by $638,000 of other comprehensive loss resulting from a decrease in the market value of the investment portfolio. The book value per share was $2.49 at December 31, 2013.

According to prompt corrective action regulations, the Bank was considered undercapitalized at year-end 2012. At December 31, 2012, the Bank’s total risk-based capital ratio was 7.88% and its tier one to average assets ratio was 4.53%. Through a reduction of risk-weighted assets, earnings and a $25,000 capital contribution from the Company in the first quarter of 2013, the Bank’s total risk-based capital ratio at December 31, 2013 rose to 8.48%. Its tier one to average assets ratio rose to 5.24% at year-end 2013. The Bank was considered adequately capitalized beginning with the March 31, 2013 capital reporting period.

In spite of the 60 basis point improvement in its total risk-based capital ratio, under the Consent Order, the Bank is required to have and maintain its qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. Additionally, its level of tier one capital, as a percentage of its total assets, is required to be at a minimum of 8.5%. The Bank was not in compliance with the Consent Order capital ratios at year-end 2013 and has failed to achieve those levels since the requirements became effective beginning with the December 31, 2010 capital reporting period.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In order to attain the level of capital required by the Consent Order, the Bank would have needed additional capital of $6,051,000 on December 31, 2013 based on its asset mix and size. This is a decrease of $1.9 million compared to the $7,917,000 that would have been needed on December 31, 2012.

The Directive, issued by the FDIC to the Bank on August 17, 2011, stipulated that the Bank be restored to an “adequately capitalized” capital category by October 17, 2011. The Bank remained out of compliance with the Directive until March 31, 2013. Adequate capitalization was achieved through a reduction in risk-weighted assets, earnings and a $25,000 capital contribution from the Company. The FDIC formally released the Directive in a letter to the board dated February 6, 2014.

RESULTS OF OPERATIONS

The Company had consolidated earnings of $5.5 million for 2013 compared to earnings of $268,000 recorded a year earlier. The Company’s diluted earnings per share were $3.77 in 2013 attributable largely to the gain on the extinguishment of debt. Diluted earnings per share were $0.18 in 2012. On a per share basis there was an improvement of $3.59. The Company’s retained deficit was reduced to $9.3 million at December 31, 2013 compared to a retained deficit of $14.8 million at December 31, 2012. The earnings improvement is further depicted when comparing the operating ratios of each 12 month period. The table below illustrates three key performance measures for the years ended December 31, 2013 and 2012:

	2013	2012

Return on average assets	2.86%	0.13%
Return on average shareholders’ equity	196.59	N/A
Average equity to average assets	1.46	(0.55)

Although a majority of the earnings recorded in 2013 came from the gain on extinguishment of debt, earnings were also affected by a reduction in operating expenses and a decrease in net interest income. Although the Company focused on improving its cost of funds both from a mix and rate standpoint and succeeded in lowering the funding expense, there was an overall reduction in net interest income due to the significant loan repayments in 2012. The decline in net interest income did not have a material effect on the Company’s net interest margin.

For 2013, net interest income was $6.3 million compared to $6.9 million for 2012. The change represents an 8% decrease compared to 2012’s results derived mainly from a smaller loan portfolio. Although interest is earned on the securities portfolio and interest-bearing correspondent accounts, the loan portfolio makes up roughly 72% of the Company’s average earning assets so changes to its associated income will have a more meaningful impact on net interest income and net interest margin results.

For this reason, the Company is driven to comprehensively monitor and attempt to mitigate interest rate risk in its loan portfolio. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2013, there were 68% of the loan balances carrying a fixed rate and 32% a floating rate compared to 71% of the loan balances carrying a fixed rate and 29% a floating rate at year-end 2012. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that were originated or paid off during the year and shifts in customer preference at the time a loan is renewed.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Although the concentration of fixed rate loans went down in the last year, since 2007, the interest rate sensitivity of the portfolio has gone from nearly balanced to the mix described above. If the Bank does not have a balanced loan portfolio when rates begin to rise it may be detrimental to earnings. A more equitable balance between fixed and floating rate loans is desired and is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has influenced customer preference, having a fundamental impact on these internal goals. The imminence of rate changes remains unlikely based on communications from the Federal Open Market Committee that made it clear that the Fed Funds Rate is expected to remain between 0% and 0.25% for the foreseeable future.

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates, it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. Since the Bank enhanced its mortgage line of business in 2007, the intention has been to sell 75-90% of all long-term residential mortgages originated. In 2013, residential loan sales were 80% of the total originated; down slightly from the 86% experienced in 2012. Any increase in the residential mortgage loan portfolio resulting from the loans originated and not sold is not expected to markedly change the maturity distribution of the Bank’s total loan portfolio.

At December 31, 2013, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than five years) maturities. Short-term maturities comprise approximately 29% of the loan portfolio and 26% of the loan portfolio has a maturity greater than five years.

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2013 are included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial	$5,321,964	$19,268,797	$14,360,772	$8,075,550	$47,027,083
Commercial Real Estate:
General	4,819,850	6,080,233	39,944,323	6,257,533	57,101,939
Construction	1,379,868	34,912	650,528	0	2,065,308
Consumer:
Lines of credit	334,002	550,794	2,170,620	4,682,023	7,737,439
Other	99,257	149,052	797,760	514,315	1,560,384
Credit card	50,989	157,971	242,049	0	451,009
Residential	148,000	248,231	0	15,214,851	15,611,082
	$12,153,930	$26,489,990	$58,166,052	$34,744,272	$131,554,244
Loans at fixed rates	$8,191,018	$10,702,892	$44,712,843	$26,084,870	$89,691,623
Loans at variable rates	3,962,912	15,787,098	13,453,209	8,659,402	41,862,621
	$12,153,930	$26,489,990	$58,166,052	$34,744,272	$131,554,244

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

For 2013, average earning assets decreased $14.9 million. Although 52% of the decrease occurred in the loan portfolio, the distribution of earning assets remained relatively unchanged. The loan portfolio was 72% of total earning assets up one percent since year-end 2012. The Securities portfolio was the next largest category and was 20% of earning assets at year-end 2013 up also one percent since year-end 2012. The concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets was eight% for 2013 and had decreased two percent compared to 2012. On average, deposits at other financial institutions earn essentially 25 basis points. Because of this, management recognizes the detrimental impact to the Company’s net interest margin resulting from excess liquidity and intends on controlling the concentration whenever possible.

Average securities outstanding were essentially the same in 2013 and 2012; however, the average rate earned declined 33 basis points, decreasing interest income generated from this category in 2013 by $121,000 when compared to 2012. No bonds were purchased in 2013. The weighted average rate of the bonds that were called or matured in 2013 was 1.80%. The weighted average rate of securities maturing in 2014 is 1.67%. New purchases anticipated for 2014 are not likely to have an interest rate similar to 1.67% thus another decrease in interest income is likely in 2014.

Average loans outstanding decreased $7.8 million during 2013 and the weighted average rate on the total portfolio decreased 46 basis points. Changes to the average loans outstanding and the rate of those loans translated to $1.1 million less interest income.

The internal prime lending rate remained the same for both 2013 and 2012. Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. There is increasing competitive pressure to lend at rates that are below the Bank’s internal prime lending rate. It is a priority of the Bank to retain as many existing loans as possible and to grow the loan portfolio which may require lenders to selectively use lower rates to retain qualifying, existing customers or attract new ones. Recent growth in the portfolio should help to offset reductions in interest income that result from lower rates.

Interest-bearing liabilities are made up of deposits, repurchase agreements, FHLB advances, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $13.8 million during 2013. The average rate paid on overall funding costs decreased 32 basis points year over year. In spite of the decrease, the composition of interest-bearing liabilities did not change materially. The largest rate bearing funding category is deposits.

In 2013, deposits made up 90% of interest-bearing liabilities while the concentration was 89% in 2012. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. There was 23 basis point reduction in the blended rate paid on deposits year over year.

A majority of the progress achieved on lowering the blended cost of interest-bearing deposits came from reducing the level of time deposits outstanding as well as the average rate paid on the time deposit portfolio, the largest deposit category and typically the most expensive. The time deposit portfolio average balance was reduced by $15.2 million in 2013. The associated reduction in interest expense as a result was estimated to be $171,000. Additionally, the average rate on the time deposit portfolio was reduced by 18 basis points during the year and was 0.90%. In 2012, the estimated reduction to interest expense was $447,000 and the time deposit portfolio carried an average rate of 1.08%.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Although repricing opportunities on time deposits continue to exist it is to a lesser extent because of the duration of the low rate environment. Over the next 12 months, over $37 million in time deposits (22% of total deposits) will either mature and not be replaced or reprice to current market rates which are roughly 15 basis points lower.

The Bank’s customer repurchase agreements average balance outstanding was $465,000 more in 2013 and the average rate paid declined by 17 basis points. Rates have remained substantially the same. The product has tiered pricing which means that the mix of customer balances was different between the twelve month periods of 2013 and 2012 resulting in a lower rate paid.

The average rate paid on the Company’s notes payable and subordinated debentures decreased by 90 basis points in 2013. The reduction is directly related to the settlement with Fifth Third that occurred late in the first quarter of that year. The settlement reduced average outstanding principal by $4.0 million and although the new senior debt bears interest at a rate 2% higher than the former Fifth Third note payable, the increase in the average rate paid is more than offset by a much smaller balance outstanding. The Company’s subordinated debt carried an average rate of 2.33% in 2013 which is down slightly from the average rate of 2.52% paid for the same period in 2012.

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

	Years Ended December 31:
	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Federal funds sold and interest-
bearing deposits with banks	$13,529,787	$32,458	0.24%	$20,576,056	$49,898	0.24%
Securities [1]	36,620,577	548,340	1.50	36,638,032	668,981	1.83
Loans [2]	130,204,914	6,998,864	5.38	138,011,790	8,054,124	5.84
	180,355,278	7,579,662	4.20	195,225,878	8,773,003	4.49
Other assets	13,053,462			12,932,523
	$193,408,740			$208,158,401
Liabilities and Shareholders’ Equity
Interest-bearing deposits	$139,274,786	$976,814	0.70	$149,526,051	$1,389,337	0.93
FRB borrowings and
repurchase agreements	9,706,847	56,042	0.58	9,241,533	69,768	0.75
Subordinated debentures,
notes payable and FHLB
advances	5,506,466	199,767	3.63	9,500,000	429,959	4.53
	154,488,099	1,232,623	0.80	168,267,584	1,889,064	1.12
Noninterest-bearing deposits	34,039,434			39,721,283
Other liabilities	2,062,788			1,321,712
Shareholders’ Equity	2,818,419			(1,152,178)
	$193,408,740			$208,158,401
Net interest income		6,347,039			6,883,939
Net interest spread on earning assets			3.40%			3.37%
Net interest margin on earning assets			3.52			3.53
Average interest-earning assets to average interest-bearing liabilities			116.74			116.02

1 Includes Federal Home Loan Bank Stock

2 Includes loans held for sale and non-accrual loans

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As displayed in the preceding table, in 2013 the Company’s net interest spread improved by 3 basis points, from 3.37% in 2012 to 3.40% in 2013. The Company’s net interest margin on earning assets was 3.52% for the 12 months ended December 31, 2013 and 3.53% for the 12 months ended December 31, 2012. As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2013 over 2012

	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-
bearing deposits with banks	$(17,440)	$(16,910)	$(530)
Securities	(120,641)	(319)	(120,322)
Loans	(1,055,260)	(440,584)	(614,676)
Net change in interest income	(1,193,341)	(457,813)	(735,528)

Increase (decrease) in interest expense
Interest-bearing deposits	(412,523)	(152,984)	(259,539)
FRB borrowings and repurchase agreements	(13,726)	3,367	(17,093)
Subordinated debentures, notes payable and FHLB advances	(230,192)	(156,380)	(73,812)
Net change in interest expense	(656,441)	(305,997)	(350,444)
Net change in net interest income	$(536,900)	$(151,816)	$(385,084)

As shown above, the decreases to interest income resulted mainly from rate and volume differences within the loans portfolio while reductions in interest expense were derived primarily from decreases to the average rate paid and to a lesser extent on the reduced volume of interest bearing deposits. The Bank’s net interest margin will continue to be challenged in 2014. Although there is incremental repricing opportunity in the time deposit portfolio, it is uncertain whether it is enough to offset lower rates anticipated by the lending staff. In light of these factors, the Company’s net interest margin may decrease in 2014.

There was no provision for loan losses for 2013 and just $75,000 for 2012. The provision expense is associated with changes in historical loss calculations, economic condition (local and national) as well as delinquency, charge offs and changes to credit quality grades; up and down. A methodical assessment of these factors generates the reserves required for the risk in the Bank’s loan portfolio and the required provision expense. Management will continue to review the allowance with the intent of maintaining it at an appropriate level for the portfolio’s credit quality and perceived risk factors. The provision for loan losses is an estimate and may be increased or decreased in the future.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management continues to use the same process for monitoring credit quality, delinquency and impaired loans. The process is intended to assess the level of allowance for loan losses which appropriately reflects the risk in the loan portfolio. Although the methodology for calculating the allowance and the required provision for loan losses is considered by management to be consistent and reasonable, the allowance level and required provision are estimates. The provision may be increased or decreased in the future to achieve an adequate balance in the allowance. At December 31, 2013, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition).

Non-interest income recorded in 2013 was $6.9 million. Non-interest income recorded in 2012 was $1.7 million. The largest item contributing to the $5.2 million increase is a gain of $5.3 million associated with the settlement of debt with Fifth Third. On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from a group of investors and settled its debt in full with Fifth Third for $500,000. At closing, the balance owed to Fifth Third was approximately $5.8 million.

There was a decrease in 2013 in recorded gains on loan sales. In 2013, this revenue was $198,000 compared to $284,000 in 2012. Since opening, the Bank has actively sold residential mortgages to investors. As a result of a rise in Treasury rates during the second half of 2013, residential lending activity slowed substantially. The income derived from this line of business is very important to the profitability of the Bank. In spite of Treasury rate fluctuations, it is likely that the Bank will likely have gains similar to 2013 in 2014.

The Bank remains focused on reducing the number of foreclosed properties held. There were 11 foreclosed properties and13 lots sold in 2013, compared to 18 foreclosed properties, 11 lots and two parcels of vacant land sold in 2012. Although there were more sales in 2012, there was a $275,000 difference in the outcome of the transactions. In 2012, there was a net loss of $57,000. In 2013, there was a net gain of $218,000 on the sale of foreclosed property. A majority of the gains were on lot sales in a development that had been heavily impaired during the credit crisis. The development has no book value so every lot sale resulted in a gain of roughly $21,000. There are 24 lots left to sell in the development.

Gains on the sale of premises and equipment in 2013 were $1,000. Gains on the sale of premises and equipment were $221,000 in 2012. During that year, there was a gain of $218,000 recorded from the sale of land which the Bank had originally purchased for expansion of its branching system.

The Company recognized a $117,000 increase in other non-interest income between 2012 and 2013. The largest difference is related to rental income. In 2012, rental income from Bank premises and foreclosed assets was $74,000. In 2013, rental income from the same sources was $140,000. In the fourth quarter of 2013, the Bank signed a lease to rent office space at its Harvey Street location. The annual benefit to the Bank is estimated to be $142,000. The lease is for a term of 5 years with the possibility of a 3 year renewal. Future income from the rental of foreclosed assets is not assured since the Bank is actively marketing the properties for sale. Fee income from debit card and brokerage transactions increased by $49,000 in 2013 compared to 2012. The increase is mostly from internal incentive programs and the creation of a debit card reward program.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest expenses decreased $583,000 for the 12 month period ended December 31, 2013 compared to the similar period in 2012. Total non-interest expenses were $7.6 million for 2013 and $8.2 million in 2012. Three categories are primarily responsible for the decline.

Foreclosed asset impairment charges were $197,000 in 2013 compared to $380,000 in 2012. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. A reduction in this category reflects the referenced stability in local real estate over the last 12 months. Although impairment charges continue to occur, they are lower for two reasons; the Bank’s portfolio of foreclosed real property is declining and the values of the properties within the portfolio appear to be stabilizing. At December 31, 2013, the Company had 23 foreclosed assets totaling $2.6 million.

Beginning with the March 31, 2013 regulatory capital reporting period, the Bank achieved an adequately capitalized regulatory capital status and was no longer considered under-capitalized according to prompt corrective action guidance and for purposes of assessing FDIC premiums. The improvement in the Bank’s regulatory capital ratio translated into an FDIC premium reduction of 30% or more per quarter. For the entire year of 2012, the Bank was considered under-capitalized. FDIC insurance expenses were $435,000 for the 12 month period of 2013 compared to $711,000 for the 12 month period of 2012.

Other non-interest expenses were $1.3 million for the 12 month period of 2013 and $1.4 million for the like period in 2012; a reduction of $118,000. The improvement was led by a $163,000 decline in expenses to administer impaired assets. In 2013, these expenses totaled $357,000 compared to $520,000 in 2012. Fewer expenses related to administering impaired assets supports management’s assessment of improved credit quality over the past year.

As a result of the large gain on the extinguishment of debt, the Company recorded income tax expense from operations in the amount of $105,000. This amount represents projected taxable earnings subject to alternative minimum taxation which may fluctuate throughout the year with changes in operating results. Additionally, the gain on the extinguishment of debt may result in a reduction of net operating loss carry forward tax attributes by an estimated $5.3 million.  Even so, the Company’s estimated net operating loss carry forward remaining would be nearly $7.5 million.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Company’s Asset Liability Committee (“ALCO”), which includes Senior Management, the Bank’s Controller, and Assistant Controller, monitors and manages liquidity and interest rate risk. ALCO reports to the Board of Directors and operates within Board approved policy limits.

Liquidity risk is the risk that the Bank will not meet the cash flow requirements of the Bank’s customers. Liquidity management ensures that funding is available for customer activity, particularly borrowing and withdrawing funds.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In addition to normal loan funding and deposit flow, liquidity management involves planning for sufficient liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2013, the Bank had a total of $21.5 million in unfunded loan commitments and $1.3 million in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. The Bank monitors fluctuations in credit line balances and commitment levels, and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.

A successful liquidity management program provides a variety of resources to utilize to fund Bank operations. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, borrowing capacity at the FHLB, its unencumbered securities, the Discount Window secondary credit borrowing program and an internet time deposit listing service. At both year-end 2012 and 2013, the Bank had no established overnight federal funds purchase lines through correspondent banks. Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit.

To support the assessed liquidity needs of the Bank, the Cash Management Policy requires that excess liquidity at the FRB together with unencumbered securities be in a range of 7% to 10% of total assets. The combined total was 8.69% of total assets at year-end 2013.

At year-end 2013, the excess liquidity in the FRB balance was $11.8 million; the average balance held at the FRB for 2013 was $13.1 million. The entire FRB balance less reserve and clearing requirements is available for liquidity purposes.

The Bank had unencumbered securities of $4.7 million on December 31, 2013. The process of liquidating securities typically takes a few days. First the Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases, a security sale can occur in 2-3 days but sometimes it will take longer. The downside of security sales is the potential realization in earnings of market value and book value differences. At year-end 2013, there were $67,000 of unrealized gains and $46,000 of unrealized losses on securities available to be sold for liquidity purposes.

As mentioned previously, the Bank’s net interest income and net interest margin are detrimentally impacted when there is excess liquidity at the FRB; $7 million and $10 million being the optimal amount to cover the normal operating needs of the Bank’s customers and also provide an excess amount for unexpected events. When liquid assets are higher than required by the Cash Management Policy, excess liquidity at the FRB will be reduced rather than selling securities.

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2013, the Bank had the capacity to borrow $2.7 million from the FHLB based on a pledge of residential mortgage loans with a book value of $3.7 million and a fair market value of $2.7 million. The Bank has the ability to borrow $8.7 million based on its stock ownership. In order to borrow the allowable amount based on stock ownership, the Bank would need to pledge more collateral. To do this, management could consider utilizing some of its unencumbered securities or pledging additional residential loans or qualifying loans within the Bank’s commercial real estate portfolio. FHLB guidelines related to pledging this type of loan are very strict thus the Bank has not chosen to actively pursue this possibility since there has been sufficient liquidity and essentially no borrowing needs.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essences, mandates that the Bank must fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC. As such this resource is not reliable. At year-end 2013, the Bank had the ability to borrow $4.3 million based on a pledge of $1.4 million of municipal securities and $2.9 million of qualifying home equity loans and USDA guaranteed commercial real estate loans. The Bank did not utilize the Discount Window at all in 2013 or 2012.

One of the Bank’s core missions is to gather local deposits. However, local deposits are usually slower to accumulate and are often more costly than other alternatives. When liquidity is needed, internet deposits are considered a viable, more cost effective resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2013, the Bank gathered $22.0 million to maintain the liquidity of the Bank. The average term for these deposits was over 25 months and the average rate paid was 0.78%. This source of deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

Another important responsibility of the ALCO is to monitor interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. The Company employs a variety of measurement techniques to identify and manage this risk. A sophisticated simulation model is used to analyze net interest income sensitivity. The model incorporates actual cash flows and contractual repricing behavior as well as economic and market-based assumptions provided by Senior Management. ALCO strives to maintain a balance between interest-earning assets and interest-bearing liabilities. Overnight investments, on which rates change daily, and loans tied to internal and Wall Street Journal prime rate, differ considerably from long-term investment securities and fixed rate loans. Time deposits over $250,000 and money market accounts are more interest rate sensitive than regular savings accounts. Comparison of the repricing intervals of interest-earning assets to interest-bearing liabilities is a measure of interest sensitivity gap. When interest rate sensitivity is not well balanced, there could be a detrimental impact on net interest income in rising or falling rate environments.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Details of the Company’s repricing gap at December 31, 2013 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$13,374,206	$0	$0	$0	$13,374,206
Securities (includes FHLB stock)	4,231,292	3,998,470	21,497,686	1,953,598	31,681,046
Loans	56,689,134	11,242,418	44,255,962	19,606,785	131,794,299
	74,294,632	15,240,888	65,753,648	21,560,383	176,849,551
Interest-bearing liabilities
Savings and checking	54,278,944	0	0	0	54,278,944
Time deposits <$100,000	5,805,902	23,206,485	45,340,265	0	74,352,652
Time deposits >$100,000	2,290,730	5,857,729	1,846,674	0	9,995,133
Repurchase agreements and Federal funds purchased	8,428,046	0	0	0	8,428,046
Notes payable and other borrowings	4,500,000	0	1,280,000	0	5,780,000
	75,303,622	29,064,214	48,466,939	0	152,834,775
Net asset (liability) repricing gap	$(1,008,990)	$(13,823,326)	$17,286,709	$21,560,383	$24,014,776
Cumulative net asset (liability) repricing gap	$(1,008,990)	$(14,832,316)	$2,454,393	$24,014,776

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative 12-month repricing gap which indicates that the Company is liability sensitive in the next 12-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2013 balance sheet, repricing in the next 12 months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets.

The benefits stemming from the short-term repricing opportunities of time deposit liabilities are lessening due to the extended low rate cycle. In 2013, roughly $37 million in time deposits are scheduled to reprice to rates that are just 12 basis points lower. Although this is beneficial to the Company’s net interest, it could be more than offset by loan pricing for customer retention.

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

Since 2011, the Company had negative tier one capital and therefore a complete disallowance of supplemental capital. Trust preferred securities and allowance for loan losses are the main supplemental capital components of the Company. In 2013, when the Company settled with Fifth Third and recorded a $5.3 million gain on the transaction, its tier one capital became positive and at December 31, 2013, $1.3 million of trust preferred securities qualified to be considered tier one capital and $3.2 million considered supplemental capital (tier two). Furthermore, $1.7 million of the allowance for loan loss balance was eligible to counted as supplemental capital.

In March 2013, through a reduction of risk-weighted assets, earnings and a $25,000 capital contribution from the Company, the Bank became adequately capitalized according to prompt corrective action standards. The Bank’s earnings in each of the remaining three quarters of 2013 further improved its capital ratios. At December 31, 2013, the Bank’s total risk-based capital ratio was 8.48% at December 31, 2012 the ratio was 7.88% and the Bank was considered under-capitalized. The 12 month improvement came from recorded net earnings of $666,000, a $2.0 million reduction in the Bank’s net risk-weighted assets and a $25,000 capital contribution from the Company.

Further capital contributions from the Company are not assured. The Company’s only resource is its cash balance which averaged $561,000 for fiscal year 2013 after the issuance of senior debt and the settlement with Fifth Third. The cash balance of the Company was roughly $582,000 as of February 1, 2014. Since the cash balance is also the main liquidity resource for paying the Company’s expenses, it is unlikely that additional capital will be contributed to the Bank now that it has become adequately capitalized.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Although the Bank was able to meet the capital level specified in the Directive, the ability to fully comply with the capital requirements of the Consent Order is not entirely within the control of the board or management, and is not assured. Although the economy is improving and capital raises have become more common, capital raising still remains a challenge. Nonetheless, the board actively evaluates capital raising possibilities however, failure to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.

RECENT ACCOUNTING DEVELOPMENTS

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which is intended to improve the reporting of reclassifications out of accumulated other comprehensive income.  The ASU requires an entity to report, either on the face of the income statement or in the notes to the financial statements, the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in the income statement.  This ASU was adopted by the Company prospectively in the first quarter of 2013.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors.  ASU 2014-04 clarifies when a creditor should be considered to have received physical possession of residential real estate property during a foreclosure.  ASU 2014-04 establishes a loan receivable should be derecognized and the real estate property recognized upon the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy the loan.  The provisions of ASU 2014-04 are effective for annual periods beginning after December 15, 2014.  The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none apply or are material to the Company’s financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Community Shores Bank Corporation

Muskegon, Michigan

We have audited the accompanying consolidated balance sheet of Community Shores Bank Corporation and subsidiaries (Company) as of December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

March 28, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Shores Bank Corporation

Muskegon, Michigan

We have audited the accompanying consolidated balance sheet of Community Shores Bank Corporation (“the Company”) as of December 31, 2012 and the related consolidated statement of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Grand Rapids, Michigan
March 27, 2013

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
ASSETS
Cash and due from financial institutions	$3,758,535	$2,979,189
Interest-bearing deposits in other financial institutions	13,374,206	17,317,926
Cash and cash equivalents	17,132,741	20,297,115
Securities available for sale (at fair value)	31,230,246	41,460,396
Loans held for sale	240,055	6,040,869
Loans	131,554,244	125,830,250
Less: Allowance for loan losses	2,809,642	3,382,977
Net loans	128,744,602	122,447,273
Federal Home Loan Bank stock (at cost)	450,800	450,800
Premises and equipment, net	9,145,467	9,420,886
Accrued interest receivable	466,538	592,043
Foreclosed assets	2,558,299	2,806,781
Other assets	810,590	715,200
Total assets	$190,779,338	$204,231,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$33,313,136	$40,271,190
Interest-bearing	138,626,729	143,905,303
Total deposits	171,939,865	184,176,493
Federal funds purchased and repurchase agreements	8,428,046	10,190,059
Notes payable	1,280,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	968,558	1,603,907
Total liabilities	187,116,469	205,470,459
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(9,276,599)	(14,816,593)
Accumulated other comprehensive (loss) income	(357,223)	280,806
Total shareholders’ equity	3,662,869	(1,239,096)
Total liabilities and shareholders’ equity (deficit)	$190,779,338	$204,231,363

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2013 and 2012

	2013	2012
Interest and dividend income
Loans, including fees	$6,998,864	$8,054,124
Securities	532,562	654,561
Federal funds sold, FHLB dividends and other income	48,236	64,318
Total interest and dividend income	7,579,662	8,773,003
Interest expense
Deposits	976,814	1,389,337
Repurchase agreements, federal funds purchased, and other debt	56,042	69,768
Federal Home Loan Bank advances and notes payable	199,767	429,959
Total interest expense	1,232,623	1,889,064
Net Interest Income	6,347,039	6,883,939
Provision for loan losses	0	75,035
Net Interest Income After Provision for Loan Losses	6,347,039	6,808,904
Non-interest income
Service charges on deposit accounts	609,306	680,441
Gain on sale of loans	197,558	283,653
Gain on sale of securities	0	21,522
Gain (loss) on sale of foreclosed assets	218,137	(57,204)
Gain on sale of premises and equipment	1,000	220,889
Gain on the extinguishment of debt	5,262,653	0
Other	654,313	537,339
Total non-interest income	6,942,967	1,686,640
Non-interest expense
Salaries and employee benefits	3,706,438	3,774,039
Occupancy	652,892	638,722
Furniture and equipment	387,074	401,591
Advertising	45,321	54,827
Data processing	611,060	568,703
Professional services	340,321	310,499
Foreclosed asset impairment	196,650	380,084
FDIC Insurance	435,206	710,939
Other	1,270,050	1,388,302
Total non-interest expense	7,645,012	8,227,706
Income Before Federal Income Taxes	5,644,994	267,838
Federal income tax expense	105,000	0
Net Income	$5,539,994	$267,838
Basic average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic earnings per share	$3.77	$0.18
Diluted earnings per share	$3.77	$0.18

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013 and 2012

	2013	2012

Net income	$5,539,994	$267,838

Other comprehensive income (loss):
Unrealized holding losses on available for sale securities	(638,029)	(65,030)
Less reclassification adjustments for unrealized gains recognized in income	0	(21,522)
Net unrealized loss	(638,029)	(86,552)
Tax effect	0	0
Total other comprehensive loss	(638,029)	(86,552)

Comprehensive income	$4,901,965	$181,286

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2013 and 2012

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income (Loss)	Equity
Balance at January 1, 2012	1,468,800	$13,296,691	$(15,084,431)	$367,358	$(1,420,382)

Net income			267,838		267,838
Other comprehensive loss				(86,552)	(86,552)

Balance at December 31, 2012	1,468,800	13,296,691	(14,816,593)	280,806	(1,239,096)

Net income			5,539,994		5,539,994
Other comprehensive loss				(638,029)	(638,029)

Balance at December 31, 2013	1,468,800	$13,296,691	$(9,276,599)	$(357,223)	$3,662,869

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$5,539,994	$267,838
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	0	75,035
Depreciation and amortization	426,414	397,832
Net amortization of securities	364,524	320,645
Net realized gain on sale of securities	0	(21,522)
Net realized gain on sale of loans	(197,558)	(283,653)
Net realized gain on sale of premises and equipment	(1,000)	(220,889)
Net realized (gain) loss on sale of foreclosed assets	(218,137)	57,204
Net realized gain on the extinguishment of debt	(5,262,653)	0
Foreclosed asset impairment	196,650	380,084
Originations of loans for sale	(8,906,627)	(15,608,064)
Proceeds from loan sales	9,023,348	15,385,831
Net change in:
Accrued interest receivable and other assets	30,115	(174,576)
Accrued interest payable and other liabilities	127,304	392,205
Net cash from operating activities	1,122,374	967,970
Cash flows from investing activities
Activity in available for sale securities:
Sales	0	1,652,411
Maturities, prepayments and calls	9,227,597	11,231,294
Purchases	0	(20,157,673)
Loan originations and payments, net	(1,056,146)	20,587,970
Proceeds from the sale of premises and equipment	1,000	1,011,024
Additions to premises and equipment	(150,995)	(203,988)
Proceeds from the sale of foreclosed assets	910,437	1,281,968
Net cash from investing activities	8,931,893	15,403,006
Cash flows from financing activities
Net change in deposits	(12,236,628)	(7,368,743)
Net change in federal funds purchased and repurchase agreements	(1,762,013)	2,375,314
Other borrowing activity:
Repayment of note payable	(500,000)	0
Issuance of senior debt	1,280,000	0
Net cash used in financing activities	(13,218,641)	(4,993,429)
Net change in cash and cash equivalents	(3,164,374)	11,377,547
Beginning cash and cash equivalents	20,297,115	8,919,568
Ending cash and cash equivalents	$17,132,741	$20,297,115
Supplemental cash flows information:
Cash paid during the period for interest	$1,119,820	$1,470,959
Transfers from loans to foreclosed assets	654,801	1,352,547
Transfers from loans held for sale to portfolio loans	5,881,651	0
Foreclosed asset sales financed by the Bank	14,333	103,348

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

NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank is a Michigan banking corporation with depository accounts insured by the FDIC. The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2013, the loan portfolio was 36% commercial and 45% commercial real estate. Slightly more than 1% of total commercial real estate loans were classified as land development. The remaining 19% of the portfolio is more retail oriented and consists of residential real estate and consumer loans. There are no significant concentrations of loans to any one industry or customer; however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management centers the Bank’s retail banking strategy on providing traditional banking products and services, automated teller machines, internet banking, telephone banking and electronic bill-paying services to individuals and businesses in the Bank’s market area. The Bank began operations on January 18, 1999.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Community Shores Capital Trust I, (“the Trust”) was formed in December 2004. The Company owns all of the common securities of this special purpose trust. The Trust is not consolidated because it is a variable interest entity and the Company is not the primary beneficiary. It exists solely to issue capital securities.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In assessing OTTI losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and whether the Company has the intent to sell or is likely to be required to sell the security before its anticipated recovery. See Note 2.

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consisted of residential mortgage loans at year-end 2013, but at year-end 2012 also included Small Business Administration (“SBA”) and United States Department of Agriculture (“USDA”) guaranteed loans. Loans held for sale are reported at the lower of cost or fair value, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released. There were loans held for sale totaling $240,055 at December 31, 2013 compared to $6,040,869 at December 31, 2012. During 2013, $5.9 million of loans were transferred from held for sale into the held for investment portfolio. The loans that were transferred consisted of SBA and USDA loans. The transfer was based on management’s re-evaluation of the Bank’s intent to sell these loans in the short-term.

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

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters. The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment. These current economic factors are also reassessed at the end of each quarter and include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2013; only the addition of a defined minimum loss percentage as described below.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. A grade is assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. In 2013 and 2012, with charge-off activity lessening, the calculated historical loss factor assigned to general allocations was considerably reduced. The reduction was large enough that management prudently chose to define and implement a minimum loss percentage for these segments. The minimum specified was meant to ensure adequate coverage for loss expectation for non-impaired loans.

Within the commercial and industrial and commercial real estate portfolios, there are classes of loans with like risk characteristics that are periodically segregated because management has determined that the historical losses or current factors are unique and should be considered separately from the entire segment.

For the consumer segment, historical loss experience is based on the actual loss history of the following four classes; general consumer loans, personal lines of credit, home equity lines of credit and credit cards. The level of delinquencies and charge-off experience directly impacts the general allocations to the consumer classes.

For the residential segment loss experience is not segregated by grades or classes. The level of delinquencies, charge-off experience, and direction of real estate values directly impacts the general allocations to the residential real estate segment.

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

Factors considered by management in determining impairment include payment status and collateral value. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

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

Any loan within a segment can be considered for individual impairment if it meets the above criteria. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral less costs to sell.

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

There was no material change in these operating doctrines during 2013.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value and the amount is included with other non-interest income on the income statement. The Company seeks a third party valuation at least annually to adjust servicing assets to their fair value as of year-end. More frequent valuations may occur if management has reason to believe that there has been a meaningful change in data. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $37,217 at December 31, 2013 and $41,650 at December 31, 2012.

TRANSFERS OF FINANCIAL ASSETS: Transfers of financial assets, which include loan sales, are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FEDERAL HOME LOAN BANK (FHLB) STOCK: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends received are reported as income.

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

LONG-LIVED ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in certain deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets, liabilities and net operating loss carryforwards, computed using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company is subject to examinations of federal taxing authorities for years after 2009. The Company did not have any unrecognized tax benefits at December 31, 2013 or 2012 and does not expect any significant unrecognized tax benefits to arise in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, but did not have any amounts accrued for interest and penalties at either December 31, 2013 or December 31, 2012.

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

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. At year-end 2013, stock options for 6,000 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. In 2012, 15,300 shares of common stock were not considered for the same reason.

COMPREHENSIVE INCOME (LOSS): Comprehensive income consists of net income (loss) and other comprehensive income (loss), net of income taxes. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not currently believe there are such matters outstanding that will have a material effect on the consolidated financial statements.

RESTRICTIONS ON CASH: The Bank was required to have $1,426,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2013 and $1,750,000 at year-end 2012.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On December 16, 2010, the Company entered into a Written Agreement with the FRB. The Written Agreement contained several provisions related to dividends and distributions. Essentially the Company shall not declare or pay any dividends without the prior written approval of the FRB, and the Company shall not accept dividends or any other form of payment from the Bank without the prior written approval of the FRB. Similarly the Bank is prohibited from paying dividends. The Bank entered into a Consent Order with the FDIC and DIFS, its primary banking regulators, which became effective on September 2, 2010. The Consent Order, among other things, explicitly prohibits the Bank from declaring or paying a dividend without the prior written consent of the regulators.

In addition, under the terms of the subordinated debentures, the Company is precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures beginning in June of 2010. No dividends may be issued until the deferral ends and interest is brought current.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair value of financial instruments is estimated using relevant market information and other assumptions, as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

ADOPTION OF NEW ACCOUNTING STANDARDS:

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which is intended to improve the reporting of reclassifications out of accumulated other comprehensive income.  The ASU requires an entity to report, either on the face of the income statement or in the notes to the financial statements, the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in the income statement.  This ASU was adopted by the Company prospectively in the first quarter of 2013.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors.  ASU 2014-04 clarifies when a creditor should be considered to have received physical possession of residential real estate property during a foreclosure.  ASU 2014-04 establishes a loan receivable should be derecognized and the real estate property recognized upon the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy the loan.  The provisions of ASU 2014-04 are effective for annual periods beginning after December 15, 2014.  The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other issued but not yet effective accounting standards were reviewed and management has concluded that none apply or are material to the Company’s financial statements.

OPERATING SEGMENTS: While Management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered to be aggregated in one reportable segment, banking.

RECLASSIFICATION: Some items in the prior year financial statements may be reclassified to conform to the current presentation.

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The following tables represent the securities held in the Company’s portfolio at December 31, 2013 and 2012:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2013
US Treasury	$2,525,481	$16,551	$0	$2,542,032
US Government and federal agency	15,823,511	90,497	(46,602)	15,867,406
Municipals	1,563,394	27,747	0	1,591,141
Mortgage-backed and collateralized mortgage obligations– residential	11,354,185	132,797	(257,315)	11,229,667
	$31,266,571	$267,592	$(303,917)	$31,230,246
2012
US Treasury	$4,044,909	$49,623	$0	$4,094,532
US Government and federal agency	20,013,843	250,523	(4,623)	20,259,743
Municipals	2,260,272	73,469	0	2,333,741
Mortgage-backed and collateralized mortgage obligations– residential	14,539,668	264,090	(31,378)	14,772,380
	$40,858,692	$637,705	$(36,001)	$41,460,396

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the securities portfolio are shown by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment fees. Below is the schedule of contractual maturities for securities held at December 31, 2013:

	Amortized	Fair
2013	Cost	Value
Due in one year or less	$4,020,681	$4,038,324
Due from one to five years	15,540,166	15,601,541
Due from five to ten years	351,539	360,714
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	11,354,185	11,229,667
	$31,266,571	$31,230,246

Below is the table of securities with unrealized losses, aggregated by investment category and length of time such securities were in an unrealized loss position at December 31, 2013 and 2012:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2013	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,439,145	$(38,342)	$1,031,280	$(8,260)	$3,470,425	$(46,602)
Mortgage-backed and collateralized mortgage obligations - residential	5,604,925	(191,440)	1,473,265	(65,875)	7,078,190	(257,315)
	$8,044,070	$(229,782)	$2,504,545	$(74,135)	$10,548,615	$(303,917)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2012	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$3,050,187	$(4,623)	$0	$0	$3,050,187	$(4,623)
Mortgage-backed and collateralized mortgage obligations - residential	3,882,818	(21,580)	269,692	(9,798)	4,152,510	(31,378)
	$6,933,005	$(26,203)	$269,692	$(9,798)	$7,202,697	$(36,001)

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

At both year-end 2013 and 2012, all of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2013, 16 debt securities had unrealized losses with aggregate depreciation of 2.80% from the amortized cost basis. Six of the 16 securities are issued by government agencies and ten are issued by a government-sponsored entity. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At year-end 2013 and 2012, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2013 had a carrying amount of $26,527,366 and were pledged to secure public fund customers, the FRB ACH debit activity and customer repurchase agreements. Pledged securities at year-end 2012 had a carrying amount of $27,020,908.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at December 31, 2013 and 2012 were as follows:

	2013	2012

Commercial	$47,081,426	$39,915,144
Commercial Real Estate:
General	57,101,939	53,096,828
Construction	2,065,308	3,464,366
Consumer:
Lines of credit	7,737,439	9,105,387
Other	1,560,384	2,015,234
Credit card	451,009	490,802
Residential	15,611,082	17,798,131
Net deferred loan fees	(54,343)	(55,642)
	131,554,244	125,830,250
Less: Allowance for loan losses	(2,809,642)	(3,382,977)
Loans, net	$128,744,602	$122,447,273

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ending December 31, 2013 and 2012 by portfolio segment:

		Commercial
December 31, 2013	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Beginning balance	$582,198	$2,266,302	$331,459	$203,018	$3,382,977
Charge-offs	(66,048)	(25,025)	(316,995)	(264,902)	(672,970)
Recoveries	80,507	0	19,128	0	99,635
Provision for loan losses	(257,609)	(423,274)	391,232	289,651	0
Ending balance	$339,048	$1,818,003	$424,824	$227,767	$2,809,642

		Commercial
December 31, 2012	Commercial	Real Estate	Consumer	Residential	Total
Allowance for loan losses:
Beginning balance	$1,309,632	$3,386,433	$410,001	$193,388	$5,299,454
Charge-offs	(1,042,700)	(954,701)	(132,394)	(11,392)	(2,141,187)
Recoveries	86,663	37,164	25,848	0	149,675
Provision for loan losses	228,603	(202,594)	28,004	21,022	75,035
Ending balance	$582,198	$2,266,302	$331,459	$203,018	$3,382,977

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The remaining loan footnote tables on the following pages present loans at the recorded investment which includes unpaid principal, accrued interest receivable and net deferred, unearned fees. The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2013 and 2012:

2013	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$28,705	$1,302,677	$191,887	$87,635	$0	$1,610,904
Collectively evaluated for impairment	310,343	515,326	232,937	140,132	0	1,198,738
Unallocated	0	0	0	0	104,810	104,810
Total ending allowance balance	$339,048	$1,818,003	$424,824	$227,767	$104,810	$2,809,642

Loans:
Individually evaluated for impairment[1]	$1,165,730	$6,784,821	$518,428	$1,127,955	$0	$9,596,934
Collectively evaluated for impairment	46,016,674	52,490,365	9,267,130	14,524,492	0	122,298,661
Total ending loans balance	$47,182,404	$59,275,186	$9,785,558	$15,652,447	$0	$131,895,595

2012	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$104,727	$1,489,569	$89,050	$127,030	$0	$1,810,376
Collectively evaluated for impairment	477,471	776,733	242,409	75,988	0	1,572,601
Unallocated	0	0	0	0	0	0
Total ending allowance balance	$582,198	$2,266,302	$331,459	$203,018	$0	$3,382,977

Loans:
Individually evaluated for impairment[1]	$3,288,294	$7,322,850	$321,820	$782,732	$0	$11,715,696
Collectively evaluated for impairment	36,739,269	49,391,498	11,329,495	17,063,417	0	114,523,679
Total ending loans balance	$40,027,563	$56,714,348	$11,651,315	$17,846,149	$0	$126,239,375

1 Loans that are specifically identified.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2013	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,049,046	$1,059,514	$0	$1,326,391	$36,446	$34,382
Commercial Real Estate:
General	714,377	744,958	0	2,244,485	2,999	2,999
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	107,750	255,128	0	55,715	642	642
Other	47,106	109,603	0	28,021	0	0
Credit card	0	0	0	0	0	0
Residential	343,859	554,300	0	234,300	0	0
Subtotal	$2,262,138	$2,723,503	$0	$3,888,912	$40,087	$38,023
With an allowance recorded:
Commercial	$116,684	$116,194	$28,705	$273,051	$15,350	$14,995
Commercial Real Estate:
General	6,070,444	6,069,393	1,302,677	4,634,901	226,872	226,872
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	296,004	294,323	155,095	191,689	10,289	9,097
Other	67,568	67,406	36,792	89,464	1,877	1,877
Credit card	0	0	0	224	0	0
Residential	784,096	791,471	87,635	526,512	17,430	17,417
Subtotal	$7,334,796	$7,338,787	$1,610,904	$5,715,841	$271,818	$270,258
Total	$9,596,934	$10,062,290	$1,610,904	$9,604,753	$311,905	$308,281

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2012	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$2,147,075	$2,295,401	$0	$2,413,625	$66,634	$56,123
Commercial Real Estate:
General	2,662,984	2,739,027	0	2,783,388	66,501	64,093
Construction	0	0	0	167,274	0	0
Consumer:
Lines of credit	55,659	55,524	0	46,916	9,177	5,228
Other	26,221	26,221	0	17,290	106	0
Credit card	0	0	0	0	0	0
Residential	208,178	240,491	0	285,420	345	340
Subtotal	$5,100,117	$5,356,664	$0	$5,713,913	$142,763	$125,784
With an allowance recorded:
Commercial	$1,141,219	$1,139,885	$104,727	$1,510,788	$65,446	$38,083
Commercial Real Estate:
General	4,659,866	4,675,981	1,489,569	5,228,456	142,583	112,299
Construction	0	0	0	21,201	0	0
Consumer:
Lines of credit	135,111	134,976	40,180	176,507	3,897	3,431
Other	104,829	104,664	48,870	114,664	2,048	1,923
Credit card	0	0	0	988	0	0
Residential	574,554	594,307	127,030	486,301	12,907	12,541
Subtotal	$6,615,579	$6,649,813	$1,810,376	$7,538,905	$226,881	$168,277
Total	$11,715,696	$12,006,477	$1,810,376	$13,252,818	$369,644	$294,061

Non-performing loans, from a past due and accrual status, and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. However, non-accrual loans and loans past due 90 days still on accrual are all individually classified impaired loans.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans by class of loans as of December 31, 2013:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$0	$0	$0	$0	$47,146,126	$47,146,126
Commercial Real Estate:
General	0	0	0	0	54,827,857	54,827,857
Construction	0	0	0	0	2,071,737	2,071,737
Consumer:
Lines of credit	0	101,022	0	101,022	7,640,301	7,741,323
Other	1,583	10,824	0	12,407	1,500,086	1,512,493
Credit card	0	0	0	0	451,009	451,009
Residential	62,333	2,241	0	64,574	15,098,466	15,163,040
Total	$63,916	$114,087	$0	$178,003	$128,735,582	$128,913,585

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$0	$0	$0	$36,278	$36,278
Commercial Real Estate:
General	0	0	0	0	2,375,592	2,375,592
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	0	25,568	25,568	0	25,568
Other	0	25,360	0	25,360	29,805	55,165
Credit card	0	0	0	0	0	0
Residential	97,482	0	224,185	321,667	167,740	489,407
Total	$97,482	$25,360	$249,753	$372,595	$2,609,415	$2,982,010

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non accrual loans by class of loans as of December 31, 2012:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$1,956	$0	$0	$1,956	$39,465,435	$39,467,391
Commercial Real Estate:
General	97,605	0	0	97,605	50,193,607	50,291,212
Construction	0	0	0	0	3,479,043	3,479,043
Consumer:
Lines of credit	26,037	44,866	0	70,903	8,963,308	9,034,211
Other	3,707	0	0	3,707	2,015,334	2,019,041
Credit card	2,010	0	0	2,010	488,792	490,802
Residential	0	85,242	0	85,242	17,456,776	17,542,018
Total	$131,315	$130,108	$0	$261,423	$122,062,295	$122,323,718

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$8,958	$20,469	$320,592	$350,019	$210,153	$560,172
Commercial Real Estate:
General	8,414	280,399	406,792	695,605	2,248,488	2,944,093
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	21,583	0	21,583	79,628	101,211
Other	0	0	6,050	6,050	0	6,050
Credit card	0	0	0	0	0	0
Residential	0	0	195,649	195,649	108,482	304,131
Total	$17,372	$322,451	$929,083	$1,268,906	$2,646,751	$3,915,657

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $1,539,865 of specific reserves on $8,452,163 of unpaid principal balance of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and $1,699,851 of specific reserves on $10,441,218 of unpaid principal balance of loans as of December 31, 2012. At December 31, 2013, the Company had an additional $180,557 in performing loans outstanding to one of those customers. As of December 31, 2012, there was $184,364 committed to one customer.

During 2013 and 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; financing concessions; or a permanent reduction of the recorded investment in the loan.

In 2013, three modifications involved a stated interest rate below the current market rate for a period of 7 years, while another modification for 2.5 years involved interest-only payments on an amortizing note. One modification involved a reduced payment amount for a period of 28 years. Lastly, one note involved a permanent reduction of the recorded investment in the loan in a modification commonly referred to as an A-B note structure. In these types of modifications, a detailed analysis of the borrower’s financial condition is performed and the total debt is separated into two notes. The first note (“note A”) is underwritten to be supported by current cash flows and collateral and the second note (“note B”) is made for the remaining unsecured debt. Note B is immediately charged-off after closing with collection occurring only after note A is completely repaid.

In 2012, modifications involving a stated interest rate of the loan below the current market rate were for periods ranging from 11 months to 5 years. Modifications involving a reduced payment amount were for periods ranging from 7 months to 4 years. One modification involved a financing concession on an amortizing note for 12 months. Two modifications, for the same customer, involving interest only payments on amortizing notes were for a 12 month period. Lastly, two modifications involved a permanent reduction of the recorded investment in the loan.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed utilizing the Company’s internal underwriting policy.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2013:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded
2013	Number of Loans	Investment	Investment
Troubled Debt Restructurings:
Commercial	1	$143,136	$133,425
Commercial Real Estate:
General	0	0	0
Consumer:
Lines of credit	4	205,208	205,208
Residential	1	164,114	164,114
Total	6	$512,458	$502,747

In the 12 month period ended December 31, 2013, troubled debt restructurings incurred charge-offs of $10,000 of which all was related to the A-B note modification. As of December 31, 2013, an additional $80,000 of specific reserves were established on these troubled debt restructurings.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

For the 12 month period ended December 31, 2013, there was one troubled debt restructuring that experienced a payment default within 12 months following the modification. Below is a table which presents those loans by class:

		Recorded Investment
2013	Number of Loans	at time of default
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	1	$155,258
Commercial Real Estate:
General	0	0
Total	1	$155,258

For the 12 month period ended December 31, 2012, there were no troubled debt restructurings that experienced a payment default within 12 months following the modification.

		Recorded Investment
2012	Number of Loans	at time of default
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	0	$0
Commercial Real Estate:
General	0	0
Total	0	$0

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2013 and 2012, and based on the most recent analysis performed, the recorded investment by risk category and class of loans is as follows:

			Commercial Real Estate		Commercial Real Estate
	Commercial		General		Construction
	2013	2012	2013	2012	2013	2012
1	$0	$0	$0	$0	$0	$0
2	94,676	298,200	0	0	0	0
3	8,623,409	2,004,476	5,524,989	4,141,391	0	0
4	13,898,810	14,017,221	18,675,411	12,911,811	441,114	384,848
5	17,539,364	16,373,423	20,604,611	22,177,734	233,302	1,695,990
5M	4,255,639	3,318,016	5,114,931	3,675,131	1,397,321	1,398,205
6	1,699,009	2,180,119	4,908,058	7,365,970	0	0
7	1,052,903	1,369,803	229,576	287,682	0	0
8	18,594	466,305	2,145,873	2,675,586	0	0
Total	$47,182,404	$40,027,563	$57,203,449	$53,235,305	$2,071,737	$3,479,043

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity. The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2013 and 2012:

	Residential
	2013	2012
Performing	$14,524,492	$17,063,417
Impaired	1,127,955	782,732
Total	$15,652,447	$17,846,149

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2013	2012	2013	2012	2013	2012
Performing	$7,363,137	$8,944,652	$1,452,984	$1,894,041	$451,009	$490,802
Impaired	403,754	190,770	114,674	131,050	0	0
Total	$7,766,891	$9,135,422	$1,567,658	$2,025,091	$451,009	$490,802

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity for the year ended December 31:

	2013	2012
Beginning of year	$2,806,781	$3,276,838
Additions	654,801	1,352,547
Reductions from sales	(706,633)	(1,442,520)
Direct write-downs	(196,650)	(380,084)
End of year	$2,558,299	$2,806,781

Expenses related to foreclosed assets include:

	2013	2012
Operating expenses, net of rental income	$211,459	$220,976

A significant portion of the operating expenses is related to property taxes paid on the foreclosed assets. These amounts can vary from year-to-year depending on the number and types of foreclosed properties as well as the timing of the payments.

NOTE 5 - PREMISES AND EQUIPMENT

Period end premises and equipment were as follows at December 31:

	2013	2012
Land & land improvements	$4,700,464	$4,700,464
Buildings & building improvements	6,201,507	6,132,163
Furniture, fixtures and equipment	3,864,940	3,800,460
	14,766,911	14,633,087
Less: accumulated depreciation	5,621,444	5,212,201
	$9,145,467	$9,420,886

During 2013, there was a gain of $1,000 on the sale of premises and equipment. During 2012, the Company recorded a $220,889 gain on sale of premises and equipment. In addition to $2,500 received for fully depreciated bank equipment, land with a carrying value of $790,135 was sold resulting in a gain of $218,389.

Depreciation expense was $408,990 for 2013 and $397,832 for 2012.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

The components of the outstanding deposit balances at December 31, 2013 and 2012 were as follows:

	2013	2012
Non-interest-bearing DDA	$33,313,136	$40,271,190
Interest-bearing DDA	24,861,560	22,865,704
Money market	19,202,665	18,602,302
Savings	10,214,719	9,018,387
Certificate of deposit	84,347,785	93,418,910
	$171,939,865	$184,176,493

Time deposits of $100,000 or more were $9,995,133 at year-end 2013 and $10,002,735 at year-end 2012.

There were no brokered deposits at either December 31, 2013 or December 31, 2012. Since the Bank was not categorized as “well-capitalized” at December 31, 2013 and is under a Consent Order, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010.

Scheduled maturities of time deposits, as of December 31, 2013, were as follows:

2014	$37,160,846
2015	31,894,144
2016	11,762,926
2017	3,019,839
2018	510,030
$84,347,785

NOTE 7 – SHORT-TERM BORROWINGS

The Company’s short-term borrowings consisted entirely of repurchase agreements in 2013 and 2012. Information regarding repurchase agreements is summarized below:

	2013	2012
Outstanding at December 31,	$8,428,046	$10,190,059
Average interest rate at year end	0.56%	0.59%
Average balance during year	9,706,847	9,241,260
Average interest rate during year	0.58%	0.75%
Maximum month end balance during year	10,878,256	12,037,087

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS (Continued)

The Bank had securities of $10,561,358 pledged to repurchase agreements at December 31, 2013 and $9,283,494 pledged at December 31, 2012.

Another source of short-term borrowings is available through the Federal Reserve Discount Window (“Discount Window”).The Bank could request to borrow from the Discount Window under the secondary credit program. Any request to borrow would require approval by the FDIC and a pledge of collateral. At December 31, 2013, collateral available for Discount Window borrowings consisted of $1,403,319 in securities, $660,331 in home equity loans and $2,283,752 in one USDA loan. There have been no borrowings from the Discount Window since January 2010.

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the FHLB of Indianapolis. Based on its current FHLB stock holdings and collateral, the Bank has the capacity to borrow $2,657,121. Each borrowing requires a direct pledge of securities and or loans. To support potential borrowings with the FHLB, the Bank had residential loans with a carrying value of $3,709,600 pledged at year-end 2013 and $2,665,434 pledged at year-end 2012. The Bank had no outstanding borrowings with the FHLB at either December 31, 2012 or 2013.

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, as defined in Note 1, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.30% at December 31, 2013 and 2.36% at December 31, 2012. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par value on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures is payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (under the variable interest entity rules), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

During the deferral period, interest will continue to accrue on the subordinated debentures. Also, the deferred interest will accrue interest. At the expiration of the deferral period, all accrued and unpaid interest will become immediately due and payable. The end of the allowable deferral period will be March 31, 2015.

The indenture under which the subordinated debentures were issued prohibits certain actions by the Company during the deferral period. Among other things, during the deferral period and subject to certain exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock. Although the Company has not determined the duration of the deferral period, as of December 16, 2010, under the FRB Written Agreement, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval. The accrued interest payable on the subordinated debentures was $444,042 at December 31, 2013 and $325,911 at December 31, 2012 and is included in accrued expenses and other liabilities on the consolidated balance sheets at December 31, 2013 and 2012.

NOTE 10 – NOTES PAYABLE

On January 3, 2011, the Company’s $5,000,000 term loan with Fifth Third Bank (“Fifth Third”) matured. The Company did not have the resources to pay the amount due. The loan was in default at year-end 2012. In addition to the outstanding principal due, there was accrued interest of $763,000 at December 31, 2012. The outstanding principal had an interest rate of 6.00% per annum; 275 basis points above Fifth Third’s prime rate.

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company-Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen, and settled its debt in full with Fifth Third for $500,000. In addition to the payment to Fifth Third, the proceeds of the new senior debt will be used for interest carry, general operations and potential capital support for the Bank. The note bears interest at a fixed rate of 8.00% per annum until paid in full.

Interest is payable quarterly, in arrears. The note matures on March 31, 2015. The note is secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The accrued interest at December 31, 2013 was approximately $26,000. The entire interest balance due was paid on January 2, 2014.

Settling the Fifth Third debt resulted in a gain of approximately $5.3 million in the first quarter of 2013. As a result of this transaction, the Company was able to achieve positive shareholders’ equity of approximately $4 million at March 31, 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $17,500 for 2013 and $17,000 for 2012. The Company may, at its discretion, make a matching contribution. The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2012 or 2013. Upon reinstatement of the matching contribution, the plan will qualify as a Safe Harbor 401(k) Plan.

NOTE 12- INCOME TAXES

The consolidated provision for federal income tax expense at December 31, 2013 and 2012 was as follows:

	2013	2012
Current payable	$105,000	$0
Deferred liability	0	0
	$105,000	$0

The net deferred tax asset includes the following amounts of deferred tax assets and liabilities as of December 31, 2013 and 2012:

	2013	2012
Deferred tax asset
Allowance for loan losses	$527,146	$720,764
Non-accrual loans	84,892	122,734
Deferred loan costs, net	18,477	18,918
AMT credit carryforward	85,306	0
Accrued Expenses (461h)	20,163	0
Foreclosed assets	1,069,467	1,359,106
Other	1,916	20,497
Net operating loss carryforward	2,555,381	3,971,753
	4,362,748	6,213,772
Deferred tax liabilities
Depreciation	$(215,388)	$(236,196)
Accretion on securities	(2,695)	(1,520)
Unrealized gain on securities available for sale	(217,229)	(217,229)
Prepaid expenses	(24,856)	(43,003)
Other	(11,645)	(11,645)
	(471,813)	(509,593)
	$3,890,935	$5,704,179
Valuation allowance	(3,890,935)	(5,704,179)
Net deferred tax asset	$0	$0

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

Accounting guidance related to income taxes requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard.  In making such judgments, the Company considers both positive and negative evidence and analyzes changes in near-term market conditions as well as other factors which may impact future operating results. Significant weight is given to evidence that can be objectively verified. Consequently, the Company determined it necessary to carry a valuation allowance against our entire net deferred tax asset each reporting period since 2009.

The realization of the Company’s deferred tax assets is largely dependent upon the ability to generate future income. Although the Company recognized a profit in 2013 and 2012, there must be a consistent trend of profitability in order to support the realization of deferred tax assets. The valuation allowance against the Company’s deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required.  The Company will continue to monitor its deferred tax assets quarterly for changes affecting their realizability.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2013 and 2012 is as follows:

	2013	2012
Tax at statutory rate	$1,919,298	$91,065
Tax-exempt interest income	(22,650)	(28,643)
Other	21,596	10,184
Change in valuation allowance	(1,813,244)	(72,606)
Federal income tax expense	$105,000	$0

As a result of the large gain on the extinguishment of debt, the Company recorded income tax expense from operations in the amount of $105,000. This amount represents projected taxable earnings subject to alternative minimum taxation which may fluctuate in future periods with changes in operating results.

There were no unrecognized tax benefits at December 31, 2013, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months.

As of December 31, 2013, the Company has a net operating loss carryforward of $7,466,000 to be utilized to offset future taxable income that will begin expiring in 2029. The gain on the extinguishment of debt is primarily responsible for the $4.2 million reduction of net operation loss carry-forward since year-end 2012.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2013 and 2012 were as follows:

	2013	2012
Beginning balance	$2,456,594	$3,818,259
New loans and line advances	92,419	202,166
*Effect of changes in related parties	(99,000)	0
Repayments	0	(1,563,831)
Ending balance	$2,450,013	$2,456,594

Deposits from principal officers, directors and their affiliates were $4,583,666 at year-end 2013 and $6,885,332 at year-end 2012.

*The effect of a director resigning from the board and is no longer considered a related party.

NOTE 14 – STOCK OPTIONS

The Company has two share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2012 and 2013. Consequently, there was no income tax benefit recorded for either 2012 or 2013.

Stock Option Plans

Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plan of 2005. The plan provided for the issuance of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under this plan was not less than the market price per share as of the date of grant. The maximum option term is ten years. Outstanding options under the plan were exercisable in full as of the date the options were granted.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK OPTIONS (Continued)

A summary of the activity in the plans for 2013 is as follows:

			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value*
Outstanding at beginning of year	15,300	$11.94
Granted	0	0
Exercised	0	0
Forfeited or expired	(9,300)	(10.25)
Outstanding at end of year	6,000	$14.54	1.94	$0
Exercisable at end of year	6,000	$14.54	1.94	$0

*The stock price at December 31, 2013 did not exceed the weighted average option exercise price.

As of December 31, 2013, there were 2,000 shares available for grant in the Director Stock Option Plan of 2005 and 53,000 shares available to grant in the Employee Stock Option Plan of 2005.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

At December 31, 2012, the Bank was in the undercapitalized category; however, through earnings and a $25,000 capital contribution from the Company, the Bank was elevated to the adequately capitalized regulatory category as of March 31, 2013. At December 31, 2013, the total risk-based capital ratio of the Bank had risen to 8.48% and the Bank continues to be adequately capitalized.

The Bank’s Consent Order with the FDIC and the DIFS, its primary banking regulators, became effective on September 2, 2010. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and DIFS.

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

There were several directives related to loans contained in the Consent Order. All action plans were submitted to the FDIC as required. As of September 11, 2013, action plan submission is no longer required; however, management continues to update plans as needed and works diligently to mitigate and reduce associated credit risk.

Under the Consent Order, the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not in compliance with this requirement at December 31, 2013 or either December 31, 2010, 2011 or 2012. Management continues to explore options to raise the capital required for full compliance. At year- end 2013, a capital contribution of $6,051,000 would have been needed to meet the capital ratios specified in the Consent Order.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Included in the tables are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at December 31, 2013 and 2012.

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2013
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$11,420,073	8.48%	$10,769,246	8.00%	$14,807,713	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	9,723,466	7.22	5,384,623	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	9,723,466	5.24	7,423,426	4.00	15,774,781	8.50

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2012
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$10,760,348	7.88%	$10,928,836	8.00%	$15,027,149	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	9,032,034	6.61	5,464,418	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	9,032,034	4.53	7,976,194	4.00	16,949,413	8.50

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier two capital. In general, only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2013, only $1,696,607 was counted as tier two capital and $1,113,035 was disallowed. At December 31, 2012, $1,728,314 was counted as tier two capital and $1,654,663 was disallowed.

Under the Consent Order, the Bank is restricted from declaring or paying dividends without prior written authorization of the FDIC. The Bank is in full compliance with this restriction.

As required by the Consent Order, the Bank adopted a detailed liquidity plan on November 17, 2010 which provided for intended liquidity sources to meet the Bank’s assessed liquidity needs over the time horizons of 6, 12 and 18 months. The liquidity plan was meant to address the stipulation in the Consent Order that prohibited the Bank from accepting brokered deposits. To meet this restriction, the Bank’s liquidity plan entailed replacing maturing brokered deposits with a combination of local deposits and internet based time deposits. Since the beginning of 2010, the Bank has successfully used this strategy. There were no brokered deposits outstanding at year-end 2013 or 2012. The Bank has been able to maintain sufficient liquidity for its required payments despite the restriction on issuing brokered deposits.

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements stipulated in the FDIC Rules and Regulations, and the continued deterioration of the Bank. Through several quarters of earnings and a $25,000 capital contribution from the Company, the Bank reached an adequately capitalized regulatory capital category at March 31, 2013 and has maintained its adequately capitalized status since that time. The FDIC officially released the Directive in a letter to the board dated February 6, 2014.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – OFF-BALANCE SHEET ACTIVITIES (Continued)

The contractual amount of unfunded financial instruments with off-balance sheet risk was as follows at December 31, 2013 and 2012:

	2013		2012
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$1,711,768	$19,602,468	$1,103,553	$20,452,062
Unused standby letters of credit	0	1,262,000	0	1,262,000
Commitments to make loans	243,721	0	253,000	0

Commitments to make loans are generally made for periods of 60 days or less.

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS

December 31,

	2013	2012

ASSETS
Cash and cash equivalents	$609,536	$7,746
Investment in subsidiaries	9,408,524	9,344,766
Other assets	3,110	1,375

Total assets	$10,021,170	$9,353,887

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$578,301	$1,092,983
Notes payable	1,280,000	5,000,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity (deficit)	3,662,869	(1,239,096)

Total liabilities and shareholders’ equity	$10,021,170	$9,353,887

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,

	2013	2012
Other income	$227	$83
Gain on the extinguishment of debt	5,263,653	0
Interest expense	(199,767)	(429,959)
Other expense	(92,341)	(58,148)
Income (loss) before income tax benefit and undistributed subsidiary income	4,971,772	(488,024)
Equity in undistributed subsidiary income	673,222	755,862
Federal income tax expense	105,000	0

Net income	5,539,994	267,838
Other comprehensive loss	(638,029)	(86,552)
Comprehensive income	$4,901,965	$181,286

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2013	2012
Cash flows from operating activities
Net income	$5,539,994	$267,838
Equity in undistributed subsidiary income	(673,222)	(755,862)
Net realized gain on the extinguishment of debt	(5,262,653)	0
Net change in:
Other assets	(1,735)	20,578
Other liabilities	247,971	430,029
Net cash used by operating activities	(149,645)	(37,417)

Cash flows from (for) investing activities
Capital investment (into) redeemed from subsidiaries	(28,565)	11,230
Net cash from (used by) investing activities	(28,565)	11,230

Cash flows from financing activities
Draws on notes payable and line of credit	1,280,000	0
Repayment of note payable	(500,000)	0
Net cash from financing activities	780,000	0

Net change in cash and cash equivalents	601,790	(26,187)
Beginning cash and cash equivalents	7,746	33,933

Ending cash and cash equivalents	$609,536	$7,746

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ended December 31, 2013 and 2012:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
December 31, 2013	Total	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
US Treasury	$2,542,032	$2,542,032	$0	$0
US Government and federal agency	15,867,406	0	15,867,406	0
Municipals	1,591,141	0	1,591,141	0
Mortgage-backed and collateralized mortgage obligations– residential	11,229,667	0	11,229,667	0
Total	$31,230,246	$2,542,032	$28,688,214	$0

Servicing assets	$37,217		$37,217

December 31, 2012
Available for sale securities:
US Treasury	$4,094,532	$4,094,532	$0	$0
US Government and federal agency	20,259,743	0	20,259,743	0
Municipals	2,333,741	0	2,333,741	0
Mortgage-backed and collateralized mortgage obligations– residential	14,772,380	0	14,772,380	0
Total	$41,460,396	$4,094,532	$37,365,864	$0

Servicing assets	$41,650	$0	$41,650	$0

There were no transfers between Level 1 and Level 2 during 2013 or 2012.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below. Impaired loans and foreclosed assets are included if the fair value of such assets was revised during the quarterly period then ended.

		Significant
		Unobservable Inputs
	Total	(Level 3)
December 31, 2013
Impaired loans:
Commercial	$23,820	$23,820
Commercial Real Estate:
General	0	0
Consumer:
Lines of credit	140,859	140,859
Other	0	0
Residential	599,607	599,607
Total	$764,286	$764,286
Foreclosed assets:
Commercial Real Estate:
General	$513,000	$513,000
Residential	20,215	20,215
Total	$533,215	$533,215

		Significant
		Unobservable Inputs
	Total	(Level 3)
December 31, 2012
Impaired loans:
Commercial	$84,755	$84,755
Commercial Real Estate:
General	786,282	786,282
Residential	140,269	140,269
Total	$1,011,306	$1,011,306
Foreclosed assets:
Commercial Real Estate:
General	$141,596	$141,596
Construction	380,142	380,142
Total	$521,738	$521,738

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The following describes the impairment charges recognized during the period:

The method used to determine the valuation of impaired loans depends on the anticipated source of repayment. Collateral dependent impaired loans are measured using the fair value of the collateral which was determined using independent appraisals or internal evaluations and was adjusted for anticipated disposition costs. At December 31, 2013, impaired loans carried at fair value had a recorded investment of $1,022,525 and a valuation allowance of $258,239, resulting in additional provision of $199,427. At December 31, 2012, impaired loans carried at fair value had a recorded investment of $2,394,211 and a valuation allowance of $1,382,905 resulting in additional provision of $13,000.

Foreclosed assets carried at fair value at December 31, 2013 and 2012 were $533,215 and $521,738, respectively. During 2013, three properties included in this total were written down by $55,524. During 2012, three properties included in this total were written down by $128,139. The fair value of other real estate owned was determined primarily using independent appraisals or internal evaluations and was adjusted for anticipated disposition costs.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents information as of December 31, 2013 about significant unobservable inputs related to the Bank’s individually material1 Level 3 financial assets, by class, measured on a non-recurring basis:

		Valuation	Significant Unobservable	Range	Weighted
	Fair Value	Technique (s)	Inputs	of Inputs	Average
December 31, 2013

Impaired loans:			Adjustments for differences between
Residential	$536,524	Sales comparison approach	the comparable sales	17.1-29.8%	23.8%
			Adjustments for differences between
		Discounted cash flow	NPV of cash flow and RI	4.6-7.0%	N/A
Total	$572,682

Foreclosed assets:
Commercial Real Estate:			Adjustments for differences between
General	$463,500	Sales comparison approach	the comparable sales	0-12.5%	8.3%
		Income approach		(20)-10%	10%
Total	$463,500

1 For purposes of this disclosure, only material Level 3 assets are disclosed. These assets are included in the total non-recurring Level 3 financial assets reported on page 77.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of financial instruments, not previously presented above, were as follows at year-end:

		Fair Value Measurements
		at December 31, 2013 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$17,133	$17,133	$0	$0	$17,133
Loans held for sale	240	0	246	0	246
Loans, net (including impaired)	128,745	0	0	122,235	122,235
FHLB stock	451	N/A	N/A	N/A	N/A
Accrued interest receivable	467	8	117	342	467

Financial liabilities
Deposits	171,940	79,596	84,785	0	164,381
Federal funds purchased and repurchase agreements	8,428	0	8,428	0	8,428
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,280	1,280
Accrued interest payable	506	4	32	137	173

		Fair Value Measurements
		at December 31, 2012 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$20,297	$20,297	$0	$0	$20,297
Loans held for sale	6,041	0	6,183	0	6,183
Loans, net (including impaired)	122,447	0	0	116,004	116,004
FHLB stock	451	N/A	N/A	N/A	N/A
Accrued interest receivable	592	12	163	417	592

Financial liabilities
Deposits	184,176	88,959	94,185	0	183,144
Federal funds purchased and repurchase agreements	10,190	0	10,190	0	10,190
Subordinated debentures	4,500	0	0	1125	1,125
Notes payable	5,000	0	0	500	500
Accrued interest payable	1,156	4	64	81	149

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

Stock Information

The Company’s common stock is traded on the OTC under the ticker symbol "CSHB". At March 24, 2014, there were approximately 169 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2013 and 2012, as reported by the OTC. The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2013
First Quarter	$0.55	$0.16
Second Quarter	4.00	0.50
Third Quarter	3.35	1.76
Fourth Quarter	4.95	2.85

Calendar Year 2012
First Quarter	$0.55	$0.05
Second Quarter	0.85	0.07
Third Quarter	0.75	0.15
Fourth Quarter	0.75	0.20

Market Makers

At March 24, 2014 the following firms were registered with OTC as market makers in common stock of the Company:

Boenning & Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428	Monroe Securities, Inc. 100 North Riverside Plaza Suite 1620 Chicago, IL 60606	Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

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

BDO USA, LLP
200 Ottawa Avenue N.W., Suite 300
Grand Rapids, Michigan 49503

Additional Information

News media representatives and those seeking additional information about the Company should contact Heather D. Brolick, President and Chief Executive Officer of the Company, at (231) 780-1800, or by writing her at 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Annual Meeting

This year’s Annual Meeting will be held at 9:00 a.m. on Thursday, May 15, 2014 at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Management Team

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary

Sharon L. Gary	Assistant Vice President / Human Resources Manager

Robert J. Jacobs	Senior Vice President / Business Development Officer

Susan M. Kane	Vice President / Mortgage Origination & Operations Manager

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Cerise A. Semrinec	Senior Vice President and Credit Administrator

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Faith A. Biros	Deposit Processing Manager

Monica J. Bixeman	Retail Banking Officer

Sherri S. Campbell	Vice President / Deposit Operations Manager

Clement E. Coulombe	Assistant Vice President / Controller

Jennifer L. Egeler	Assistant Controller

Jon M. Huizenga	Assistant Vice President / Commercial Lending Officer

Christopher J. Knoll	Credit Analyst

Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager

Corena E. Leutscher	Harvey Branch Manager

Betsy S. Lobdell	Vice President / Commercial Lending Officer

Renee L. Nyblade	Vice President / Mortgage Loan Officer

Ronald A. Mann, Jr.	Vice President / Commercial Lending Officer

Jamie J. Sheffer	Assistant Vice President / North Muskegon Branch Manager

Janet S. Smith	Main Office Branch Manager

Clinton A. Todd	Vice President / Retail Lending Officer

