Form 10-K, Exhibit 13
period 2014-12-31
COMMUNITY SHORES BANK CORP
filed 2015-03-31
CIK 1070523

EXHIBIT 13

2014 ANNUAL REPORT OF THE COMPANY

COMMUNITY SHORES

BANK

CORPORATION

2014 ANNUAL REPORT

DECEMBER 31, 2014

Selected Financial Information

At or For the Year-Ended December 31,	2014		2013		2012
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$6,158		$6,347		$6,884
Provision for loan losses	0		0		75
Non-interest income	1,731		6,943	[2]	1,687
Non-interest expense	7,595		7,645		8,228
Income (loss) before income tax	294		5,645		268
Income tax expense (benefit)	(4,038)[1]		105		0
Net income (loss)	4,332		5,540		268

Financial Condition:
Total assets	184,677		190,779		204,231
Loans held for sale	148		240		6,041
Loans	129,787		131,554		125,830
Allowance for loan losses	1,978		2,810		3,383
Securities	31,691		31,230		41,460
Deposits	161,305		171,940		184,176
Federal funds purchased and repurchase agreements	8,611		8,428		10,190
Notes payable and other borrowings	5,780		5,780		9,500
Shareholders' equity	8,081		3,663		(1,239)

Performance Ratios:
Return on average assets	2.25%[1]		2.86%[2]		0.13%
Return on average shareholders' equity	107.63	[1]	196.56	[2]	N/A
Net interest margin	3.44		3.54		3.53
Efficiency ratio	96.27		57.52		96.00
Per Share Data:
Earnings (loss) per share - basic	$2.95	[1]	$3.77	[2]	$0.18
Earnings (loss) per share - diluted	2.95	[1]	3.77	[2]	0.18
Book value per share	5.50		2.49		(0.84)
Capital Ratios of Bank:
Tier 1 risk-based capital	7.82%		7.22%		6.61%
Total risk-based capital	9.07		8.48		7.88

1 Includes tax valuation allowance reversal of $4,106 or $2.80 per share.

2 Includes a gain on extinguishment of debt of $5,263 or $3.58 per share.

Dear Fellow Community Shores Shareholder,

In last year’s letter and at the 2014 Annual Shareholders’ Meeting, we indicated that our plan was to “stay the course,” working steadily, through improvements in earnings and asset quality, toward our goals of securing capital to meet the Company’s debt obligations and a release of the Bank’s regulatory Consent Order. We are pleased to report that, for the third consecutive year, we made material progress toward attaining those goals. As of the close of business on December 31, 2014, we had realized 12 consecutive quarters of profitability at the Bank and consolidated earnings of $2.95 per share for Community Shores Bank Corporation. Having surpassed annually budgeted revenue targets for 11 consecutive quarters, combined with 36 months of core earnings and continuous improvements in the Bank’s asset quality metrics, we made the strategic decision to reverse the Company’s valuation allowance on deferred tax assets. This resulted in a book value per share of $5.50 at December 31, 2014, an improvement of $3.01 compared to the per share book value of $2.49 at December 31, 2013.

Standing Firm on Fundamental Business Improvements

Assets

We are pleased to report that for the fifth consecutive year, our asset quality trends have been positive across all key indices. We believe this validates our commitment to the reestablishment of a strong, performing loan portfolio that will support future earnings growth. Contrary to our expectations of a deceleration in the pace at which non-performing assets (NPAs) would decline; we realized a decrease of 22.3%, mirroring what was achieved in 2013, for an improvement of $1.23 million. NPAs at December 31, 2014 totaled $4.3 million. This represents a 72% reduction in NPAs since they peaked in 2009.

Reductions in NPAs continue to be made across all three composite categories: consumer, commercial and other real estate owned (OREO). Importantly, there is a significant mitigation of risk in these assets, as a high percentage of these loans are performing under various agreements. As of this year end, 87% or $1.8 million of the $2.1 million of non-accrual loans were paid current. Additionally, risk is further reduced within the OREO and real estate dependent loan sector through our credit administration practice of analyzing each property valuation for every specifically impaired real estate collateral dependent loan, and assigning a specific allocation, which is more conservative than a general pool allocation.

Consistent with last year, the Bank’s commercial loan past dues were negligible. For the third consecutive year, commercial delinquencies 90 days and less totaled zero at year-end. Total past due and non-accrual loans decreased 58 basis points from December 31, 2013. We are very pleased to have surpassed our stated goal of delinquency at no more than 2% of total loans, ending 2014 at 1.81%. This remains below the peer group rate of 1.89% for the same period. In conjunction with this improvement, associated credit administration expenses declined 16.6% or $59,000 over year-end 2013. We anticipate incremental improvement in these expenses in 2015.

While the mitigation of risk associated with NPAs is certainly beneficial, we acknowledge that their present level continues to hamper achievement of attaining a normalized return on assets. Management and your Board of Directors recognize that meaningful expense reductions will be realized through aggressive elimination of these assets. Our goal is to return these loans to performing status, or migrate them away from the Bank, and liquidate OREO as quickly as improvements in earnings and capital allow.

Margin and Growth

For over two years the Bank has been shifting its focus away from stressed asset management toward growth and sales. Not reflected in our balance sheet numbers was significantly improved commercial loan origination. Commercial loans grew by $800,000 despite $3.8 million in unanticipated payoffs that resulted from insurance proceeds and private equity payments on 2 large relationships. We have a strong and capable commercial business development team out in the marketplace. They are communicating our desire to lend and are beginning to contribute to strategic growth.

While total assets declined by $6 million over the prior year-end, this was primarily due to a change in funds held at the Federal Reserve. Depleting these excess balances and reducing funds held in interest bearing certificates of deposit, has positioned us to improve our net interest margin in the first quarter of 2015. Adding to the potential for margin improvement, we took a hard look at our deposit offering mix and made some significant changes. We implemented a new Premier Savings account targeted at retaining maturing certificates of deposit and introduced a new E-Checking account. In the first quarter of 2015, we developed a Corporate Interest Checking account targeting businesses that maintain large average demand deposit balances. We believe these added product offerings will improve our core deposit balances and contribute to future improvement in our net interest margin.

Pressing Forward

Through earnings and reductions in problems assets, we have steadily been improving our key regulatory capital ratios. As of year-end 2014, the Bank would have needed a capital injection of approximately $1.25 million to be considered well capitalized by regulatory standards. Our tier one leverage ratio was 5.67% (well capitalized) and the total risk based capital ratio was 9.07% (adequately capitalized), up 59 basis points from year-end 2013. Driving these ratios up, and the dollar amount needed down, has been a key objective of your Board of Directors. In doing so, the Company ultimately reduces the total amount of capital needed to seek a release of the Bank’s regulatory Consent Order and the Company’s Written Agreement with the Federal Reserve Bank.

After an extensive review with an outside consultant and New York based investment banking firm, the Board of Directors determined that it would be in the best interest of the Shareholders to seek an extension of the Company’s $1.28 million in senior debt. The senior debt holders were amenable and the Federal Reserve Bank of Chicago did not object. On March 18, 2015, the purchase agreement and note were extended, at the original rate and terms for 24 months maturing March 31, 2017.

The Company continues to explore other financing alternatives that would allow it to inject capital into the Bank to achieve a regulatory position of well capitalized; to pay the deferred interest on the Company’s trust preferred debt obligation which is, due June 30, 2015; and to provide general operating funds for the Company. The results of such efforts will determine whether the Bank would meet the capital levels specified in its regulatory Consent Order.

Based upon consistent improvements in key risk metrics over the past five years, Management and your Board of Directors believe that the Bank has returned to health and is well positioned to use new capital to improve revenue generation. We remain committed to working diligently to insure that Community Shores Bank remains your community bank in Muskegon and Northern Ottawa counties.

Sincerely,

Heather D. Brolick
President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION

Muskegon, Michigan

2014 ANNUAL REPORT

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

For the third consecutive year, the Company recorded consolidated net income. The income stemmed mainly from continued credit quality stabilization and improved real estate valuations which translated into no calculated loan loss provision and fewer foreclosed asset impairment charges. In spite of the improved financial outcome since 2012, the Company’s significant consolidated losses from 2007 through 2011 eroded capital and reduced regulatory capital ratios resulting in additional regulatory scrutiny.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

On September 2, 2010, the Bank entered into a Consent Order with the FDIC and State of Michigan’s Department of Insurance and Financial Services (“DIFS”), its primary regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and DIFS. Under the Consent Order, the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of Tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet these requirements within the required 90-day period and remained out of compliance with the Consent Order as of December 31, 2014.

The lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above as the Company has limited resources with which to support the capital needs of the Bank. The Company’s main liquidity resource is its cash account balance which, as of December 31, 2014, was approximately $329,000 compared to $610,000 at year-end 2013. The decrease in cash is due to general operations as well as payment of quarterly interest due on the Company’s note payable.

On August 17, 2011, the Bank was issued a Supervisory Prompt Corrective Action Directive (the “Directive”) because of its undercapitalized capital category at December 31, 2010, its failure to submit a capital restoration plan that satisfies the requirements stipulated in the FDIC Rules and Regulations, and the continued deterioration of the Bank.

Through several quarters of earnings and a $25,000 capital contribution from the Company, the Bank reached the adequately capitalized regulatory capital category at March 31, 2013—see Note 15 to the consolidated financial statements. The Bank has maintained its adequately capitalized status since that time. The FDIC officially released the Directive in a letter to the board dated February 6, 2014. At December 31, 2014, the Bank’s total risk-based capital ratio had risen to 9.07% from a level of 8.48% at December 31, 2013.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Although the Directive was terminated and the total risk-based capital ratio of the Bank is slowly increasing, failure to fully comply with the stipulated capital levels of the Consent Order or the provisions of the Written Agreement may subject the Company to further regulatory enforcement action. Management’s progress towards compliance with the Consent Order and the Written Agreement is further discussed in Note 15.

As of December 31, 2014, the Bank had 52 full-time employees and 25 part time employees, an increase of 2.5 full-time equivalent positions since December 31, 2013. Management does not anticipate increasing staff in 2015.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2014. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Our significant accounting policies are discussed in detail in Note 1 of the Notes to the Consolidated Financial Statements. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

We view critical policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions and where changes in those estimates and assumptions could have a significant impact on the financial statements. We believe our critical accounting policies include determining the allowance for loan losses, the realization of deferred tax assets and determining the fair value of foreclosed assets. A description of the critical policies is as follows. Actual results could differ from the estimate.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Income Taxes. In 2014, the Company recorded a net federal income tax benefit of $4.0 million mostly due to the full reversal of the Company’s valuation allowance against deferred tax assets. A valuation allowance had been maintained on the Company’s deferred tax assets each reporting period beginning with the second quarter of 2009. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of taxable temporary differences and the ability to carryforward losses to future tax years. In assessing the need for a valuation allowance, management considered all available positive and negative evidence, including taxable income in the current year and expectations for future taxable income. The realization of our deferred tax assets is largely dependent on our ability to generate future taxable income. Although the Company achieved operational profitability for 12 consecutive quarters, 2014 was the first year that the Company recorded taxable income. Further, our projections show positive future taxable income. Earnings trends, taxable income and asset quality improvement are important criteria used in assessing the realizability of our deferred tax assets. As such, at December 31, 2014, management determined the positive evidence supporting the realizability of our deferred tax assets outweighed the negative evidence supporting the continued maintenance of the valuation allowance. Therefore, the full $4.1 million valuation allowance was reversed at December 31, 2014. Additionally, the Company recorded federal income tax expense of $68,000 in 2014. In 2013, as a result of the large gain on the extinguishment of debt, the Company recorded income tax expense from operations in the amount of $105,000. This amount represented projected taxable earnings subject to alternative minimum taxation.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Future factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; the Company’s ability to generate future taxable income; the ability of the Company to borrow money or raise additional capital to maintain or increase its or the Bank’s capital position or when desired to support future growth; failure to comply with provisions of the Consent Order or Written Agreement may result in further regulatory action that could have a material adverse effect on us and our shareholders, as well as the Bank; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. These risks and uncertainties should be considered when evaluating forward-looking statements. Undue reliance should not be placed on such statements.

OVERVIEW

In 2014, the Company recorded net income for the third consecutive year. Consolidated net income was $4.3 million which included a $4.1 million federal income tax benefit primarily from the reversal of the Company’s valuation allowance against deferred tax assets in the fourth quarter of the year and a net accrual for Federal tax expense of $68,000. Pre-tax income was $294,000 in 2014. Non-interest income included a full year of rental income from leasing unused space at the Company’s Harvey Street location. The lease was procured in the fourth quarter of 2013. Continued credit quality improvement in the loan portfolio and generally stable real estate values resulted in smaller foreclosed asset valuation adjustments and lower incurred credit administration costs positively impacting non-interest expense. The Company’s total assets decreased by 3.2% in 2014 and were $184.7 million at December 31, 2014. The proceeds from decreases to cash and loans were used to decrease time deposits, particularly those solicited from the internet. Other assets increased from the reversal of the valuation allowance against deferred tax assets which occurred in the fourth quarter of the year.

FINANCIAL CONDITION

Total assets decreased by $6.1 million to $184.7 million at December 31, 2014 from $190.8 million at December 31, 2013. The year over year decline in assets was evidenced by a decrease in cash and loans offset by an increase in other assets from the reversal of the valuation allowance against deferred tax assets.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Cash and cash equivalents decreased by $9.2 million to $7.9 million at December 31, 2014 from $17.1 million at December 31, 2013. The decrease was essentially from lower balances on deposit at the FRB on the last business day of 2014 compared to the last business day of 2013. The FRB balance at year-end 2013, $13.3 million, was above management’s desired range of $7 to $10 million however, the balance at year-end 2014 was slightly less. The preferred range is generally enough to cover the typical liquidity needs of the Bank’s operations as well as provide a surplus for unexpected events. Carrying amounts above the desired range for extended periods of time can negatively impact the earnings of the Company. The excess liquidity at year-end 2013 was used throughout 2014 for the repayment of maturing internet time deposits. The FRB balance at December 31, 2014 was $4.8 million. Although the balance is lower than the desired level, it is anticipated to organically grow in the first quarter of 2015 due to the seasonal deposit habits of the Bank’s public fund customers.

The Bank’s available for sale security portfolio was $31.7 million at December 31, 2014 and $31.2 million at December 31, 2013. At both December 31, 2014 and 2013, there were no securities classified as held to maturity. Investment activity for 2014 consisted of maturities, prepayments and calls totaling $6.4 million, purchases totaling $7.7 million and one security sale for $661,000. The sale resulted in a gain of roughly $7,400. The security was sold because it no longer met the criteria of the Bank’s Investment Policy.

A majority of the Bank’s security portfolio is used for pledging purposes. At year-end 2014, $25.5 million of securities were pledged to public fund customers, the Federal Reserve Discount Window (“Discount Window”) customer repurchase agreements; $26.5 million of securities were pledged to the same entities at year-end 2013. Unpledged securities are a valuable liquidity resource. The level of unpledged securities is regularly monitored. Management’s preferred range of unencumbered securities is 10% to 20% of the portfolio. At December 31, 2014, 20% of the portfolio was unencumbered while 15% was unpledged at December 31, 2013. To satisfy pledging obligations and maintain the preferred level for liquidity purposes, it is likely that future security maturities will be replaced in 2015.

Investment portfolio quality has received much scrutiny over the past several years. The investment portfolio had a net unrealized gain of $76,000 at year-end 2014. This is an improvement of $112,000 over a net unrealized loss position of $36,000 at year-end 2013. At year-end 2014, there were 20 securities with an amortized cost of $12.1 million having an unrealized loss of $113,000. Eleven of the 20 securities had an unrealized loss longer than 12 months up from just four at year-end 2013.

Although there has been an increase in the number of securities that have had unrealized losses longer than 12 months, none of the unrealized losses on these securities are considered to be other than temporary. At December 31, 2014, the Bank conducted its standard review for other-than-temporary impairment (“OTTI”). The unrealized losses referenced above were not determined to be other-than-temporary given the fact that they are all either issued by a U.S. government agency or a U.S. government-sponsored entity which the government has affirmed its commitment to support. Furthermore, the Bank does not have the intent to sell these securities nor is it likely that it will be required to sell the securities before their anticipated recovery. The portfolio will continue to be reviewed for impairment in accordance with the Bank’s investment policy.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

To reduce exposure to future loss (both realized and unrealized) the Bank intends to adhere to the diversification principles outlined in its investment policy and limit issuer concentrations. Besides fully guaranteed U.S. government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2014. Loans, including held for sale and portfolio loans, declined $1.9 million since year-end 2013. Loans held for sale at year-end 2014 were $148,000 and portfolio loans were $129.8 million.

Loans held for sale activity during 2014 included $5.9 million of loan originations and $6.1 million of loan sales. The associated gain on the loan sales was $157,000. At both year-end 2013 and 2014, loans held for sale consisted of residential mortgage loans.

Portfolio loans were $129.8 million at year-end 2014. Loan activity during the year included new originations, repayments, transfers amongst segments and charge-offs. The net activity affected the consumer and residential mortgage categories the most. Consumer and residential mortgage categories decreased by $2.6 million while the commercial and commercial real estate categories together had a small net increase of $800,000.

The net growth in the commercial and commercial real estate segments was comprised of a $3.9 million change in the commercial portfolio offsetting a $3.1 million decrease to the commercial real estate portfolio. A portion of the activity was the result of two loans being reclassified from the commercial real estate segment to the commercial segment during 2014. The loans were approximately $2.1 million at year-end 2013. Conversely, there was a large commercial relationship for $1.4 million that was repaid in full during 2014. Net growth in the year stemmed from existing customers increasing their borrowings.

The $3.1 million decrease in the commercial real estate segment consisted of the transfer out mentioned above, as well as the repayment of a $2.4 million impaired loan occurring in July of 2014. Finally, a portion of the balance of a specifically identified credit was reduced by $738,000 through a charge off. In spite of the year over year net balance decay in the commercial real estate segment, there was approximately $2.1 million of growth reducing the gross impact of the above activities.

The $2.6 million reduction in the consumer and residential mortgage segments was driven primarily by a $2.1 million decline in lines of credit between year-end 2013 and year-end 2014. Contributing to the outcome was the full repayment of four large home equity loans.

The 2014 loan activity left the portfolio’s concentration relatively unchanged. The commercial and commercial real estate segments represented 82% of the Bank’s total loan portfolio, increasing 1% since year-end 2013. The concentration is representative of the Bank’s wholesale focus which has been maintained since opening in 1999.

Wholesale lending activity over the past 12 months has been steady as both the national and local economies strengthen. To minimize future credit risk as lending activity slowly returns to customary levels, the Bank remains diligent about adhering to firm underwriting standards and enhanced loan portfolio monitoring since credit risk plays such a large part in the overall risk profile of a financial institution. Simply put, credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. There are ways to decrease this risk however; the risk of nonpayment for any reason exists with respect to all loans and investments.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The credit administration of the Bank is responsible for monitoring and assessing credit risk and is led by an experienced officer of the Bank. Beginning with the turbulent credit cycle occurring, permanent enhancements were made to the credit administration process including bi-weekly meetings with loan personnel to discuss identified weak credits and periodic meetings specifically for the purpose of conducting an internal loan review. To supplement the internal processes, an annual credit review is conducted by an independent firm. These changes to the credit administration process have made a difference in the Bank’s credit quality and although the local credit environment has stabilized, credit administration will remain a priority. Even with stringent oversight, the Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.

A large function of credit administration is estimating probable incurred credit losses and determining the proper allowance for loan loss level to absorb the loss. The Bank has developed a detailed process to form such estimations. The process is discussed at length in Note 1 to the Company’s financial statements. At each period end, the balance in the allowance for loan losses is assessed for adequacy.

The analysis of the allowance for loan losses is comprised of two portions: general credit allocations and specific credit allocations. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a borrower and its entire relationship resulting in an allocation being made to the allowance for that particular borrower. A loan becomes specifically identified when, based on current information and events related to that particular borrower, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Specifically identified loans are individually evaluated for impairment.

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

At December 31, 2014, the allowance for loan losses totaled $2.0 million; a decrease of $831,000 compared to the year-end 2013 balance. The ratio of allowance to gross loans outstanding decreased to a level of 1.52% at December 31, 2014 compared to 2.14% at year-end 2013. The decrease is comprised of specific allocations decreasing by $818,000, general allocations decreasing by $39,000 and unallocated reserves increasing by $26,000 in the 12-month period of 2014. The largest contributing factor was due to a partial charge-off on a specifically identified credit. There was only a minor decrease in general allocations which correlated with the reduction in the loan portfolio in 2014 as well as improvement in the economy, local unemployment and credit quality.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2014, the allowance contained $793,000 in specific allocations on impaired loans whereas at December 31, 2013 there was $1.6 million specifically allocated. The large decrease is mostly due to a partial charge-off of $738,000 on the Company’s largest specifically identified credit. The credit is still specifically identified and is included in the $9.2 million of recorded investment on specifically identified loans at year-end 2014. There was $9.6 million of recorded investment on specifically identified loans at year-end 2013.

Out of the $9.2 million of recorded investment on specifically identified loans at year-end 2014, $6.4 million required no reserves. In many cases these loans had charge-offs since the time of their initial impairment, which reduced principal to the current value of assigned collateral or expected repayment, therefore no further reserve is required on these loans.

The recorded investment on specifically identified loans requiring reserves was $2.8 million at year-end 2014 compared to $7.3 million at year-end 2013. The decrease is primarily attributable to two loans. One loan for $1.7 million required no reserve at year-end 2014 but had a $7,000 reserve at year-end 2013. Another loan for $2.4 million was repaid in July; the associated reserve of $158,000 was charged-off at that time.

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 0.89% at December 31, 2013 and 0.87% at December 31, 2014. Unallocated reserves are available to supplement this coverage. Unallocated reserves were $130,000 at year-end 2014 and $105,000 at year-end 2013. Adding the unallocated portion of the allowance to the general reserves would increase the ratio to 0.98% of non-specifically identified loans at both December 31, 2013 and 2014.

The total of all allocations included in the allowance by loan segment at December 31, 2014 and 2013 was as follows:

	2014		2013
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period		Category to		Category to
Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$500,776	39.2%	$339,048	35.7%
Commercial Real Estate	848,589	43.2	1,713,193	45.0
Consumer	294,039	5.9	424,824	7.4
Residential	204,485	11.7	227,767	11.9
Unallocated	130,283	N/A	104,810	N/A
	$1,978,172	100.0%	$2,809,642	100.0%

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management continues to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due and non-accrual standpoint. Year over year, the Bank observed a decrease in the recorded investment of past due and non-accrual loans of $806,000 consisting of a $105,000 increase in total accruing past due loans and a $911,000 decrease in non-accrual loans.

The recorded investment in accruing loans past due 30-59 days was $283,000 at December 31, 2014, an increase of $219,000 since year-end 2013. Although there was a significant jump in the recorded investment between the years, there were only six loans past due at December 31, 2014 compared to two loans at December 31, 2013. Bank staff works diligently with customers to keep the level of past due loans down by maintaining a program of regular communication with borrowers. This level of communication often assists lenders in proactively identifying troubled credits early which helps to minimize the magnitude of loss in some cases. In addition to our lenders, the Bank has two full-time employees dedicated to overseeing past due customer relationships. Two of the six loans past due at year-end 2014 had paid current by January 31, 2015. The two loans comprised 64% of the balance 30-59 days past due at year-end 2014.

There were no accruing loans 60-89 days past due at year-end 2014. The recorded investment of accruing loans 60-89 days past due was $114,000 at December 31, 2013.

There were no notes accruing interest past due 90 days or greater at either year-end 2014 or 2013.

Management believes the Bank’s delinquency is well managed and compares favorably to typical industry averages. The credit review process will continue to be stringent; however, it is possible that past dues could fluctuate in future periods.

Non-accrual loans totaled $2.1 million at December 31, 2014. This was an overall decrease of $911,000 compared to 2013 year-end totals. The majority of the non-accrual notes are secured by developed real estate. No non-accrual loan is secured by undeveloped real estate. At December 31, 2014, there were specific allocations of $454,000 in the allowance for any estimated collateral deficiency on non-accrual loans.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

One particular loan segment that received much scrutiny over the last few years is land development. At year-end 2014, the balance of land development loans was $1.4 million. Although management will continue to examine the remaining credits in this segment periodically as specified by our loan policy, the assessed risk for this category is considerably less than in recent years.

The other category that is delineated and separately analyzed is home equity loans where the Bank is a junior lien holder behind other lending institutions and where the borrower has some form of financial difficulty. The balance of these loans totaled $817,000 at December 31, 2014 down from just over $1.0 million at year-end 2013. During 2014, home equity charge-offs were $51,000.

For 2014, the ratio of net charge-offs to average loans was 0.63% up from 0.44% in 2013. In 2014, net charge-offs aggregated $831,000 compared to $573,000 in 2013. There was one $738,000 charge-off on a specifically identified loan that accounted for a majority of the total gross charge-offs during 2014. In fact, 80% of the recorded loan charge-offs had specific reserves at year-end 2013. The remaining charge-offs were covered by the general reserves.

Foreclosed assets decreased $319,000 since December 31, 2013 and were $2.2 million at December 31, 2014. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. In 2014, six properties were added increasing the total of foreclosed assets by $551,000. Additionally, nine properties and 12 lots were sold for $936,000 during the same year. There were net gains on these sales of $186,000. A majority of the gains stemmed from lot sales throughout the year. A majority of the lots sold were part of a development that was heavily written down during the credit crisis. At year-end 2014, there were 14 lots left in the development with a zero book value while the average sales price of the lots is $21,000.

Each quarter foreclosed assets that are determined to have declined in fair value based on a professional appraisal or other common means of valuation are written down. As real estate values stabilize, valuation adjustments have decreased. In aggregate, the inventory of held properties was written down by $120,000 during 2014; $77,000 less than the prior year. Although we believe the current valuations of the properties held are fully justifiable, there may be cases where the Bank agrees to accept a sales price that is less than the current valuation and a loss is recorded. At December 31, 2014, there were 20 real estate holdings in foreclosed assets compared to 23 at December 31, 2013.

Other assets were $5.0 million at December 31, 2014 increasing $4.2 million since December 31, 2013. The increase stemmed primarily from the reversal of the valuation allowance on deferred tax assets. The elimination of the valuation allowance against deferred tax assets resulted in deferred tax assets being counted fully in other assets. Deferred tax assets were $4.0 million at December 31, 2014.

Deposit balances were $161.3 million at December 31, 2014, down from $171.9 million at December 31, 2013. The $10.6 million net decline was the result of non-interest bearing balances increasing $903,000 and interest bearing balances decreasing $11.5 million.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest-bearing deposits consist of interest-bearing demand, money market, savings and time deposits accounts. Since year-end 2013, all interest bearing deposit accounts rose but were offset by significant decreases to the time deposit portfolio.

Interest-bearing demand accounts grew $3.5 million and were $28.4 million at December 31, 2014. A majority of the growth is from existing customers increasing their balances between the two year end periods. Two of the largest new accounts had balances totaling $820,000 at year-end 2014.

Money market accounts were $21.2 million at December 31, 2014 and $19.2 million at December 31, 2013. The $2.0 million of growth during 2014 was from existing public fund and regular customers increasing their balances held at the most recent year-end period.

Savings accounts increased 35% since year-end 2013. Savings accounts totaled $13.8 million at December 31, 2014 and $10.2 million at December 31, 2013. The increase in savings accounts stemmed mostly from new savings accounts opened in 2014.

Time deposits were $63.7 million at December 31, 2014 down from $84.3 million at December 31, 2013. The decrease in the time deposit portfolio was the result of the Bank using excess liquidity at the FRB to repay maturing time deposits; particularly those solicited from the internet. Since year-end 2013, time deposits solicited from an internet listing service were reduced by $17.4 million. Local time deposits were also reduced declining by $3.2 million in 2014. The repayment of maturing time deposits reduced the excess liquidity at the FRB. It is unknown whether time deposits will be solicited to bolster liquidity or repaid to reduce liquidity in 2015. Excess liquidity not needed to support earning asset growth will likely continue to fund the maturity of time deposits.

Non-deposit funding sources for the Bank, at December 31, 2014, included customer repurchase agreements, Federal Home Loan Bank (“FHLB”) line of credit and advances and FRB Discount Window borrowings. Typically, unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2014 or 2013 was customer repurchase agreements which were $8.6 million at year-end 2014 compared to a balance of $8.4 million at the end of 2013. There were no outstanding borrowings from either the FHLB or the Discount Window at either year-end 2013 or 2014 however; the FHLB line of credit was used twice during the year to provide short term liquidity. Each borrowing was repaid the next business day.

Similar to repurchase agreements, the Bank is required to pledge assets to collateralize potential borrowings with the FHLB and the Discount Window. At December 31, 2014, the Bank had residential mortgage loans with a book value of $7.5 million pledged to the FHLB which provided the Bank with the ability to borrow approximately $5.8 million; $2.0 million of this total is for the approved line of credit.

At December 31, 2014, assets pledged to the Discount Window consisted of loans with a collateral value of $3.9 million and securities with a collateral value of $990,000. As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essence, mandates that the Bank fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

At year-end 2014, the Bank had access to $6.2 million of unencumbered securities in its investment portfolio. These securities could be pledged to increase the borrowing capacity at either the FHLB or the Discount Window if the need arose. Management does not believe the Bank is likely to utilize a long term FHLB advance or the Discount Window for liquidity purposes in the foreseeable future. The Bank is most likely to use its $2.0 million line of credit with the FHLB to assist with temporary liquidity and internet time deposits for longer term needs.

Subordinated debentures outstanding at December 31, 2013 and 2014 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.31%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

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

During the deferral period, the indenture under which the subordinated debentures were issued prohibits certain actions by the Company. Among other things, and subject to certain exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock. Additionally, during the deferral period, interest will continue to accrue on the subordinated debentures and also, the deferred interest will accrue interest. At December 31, 2014, the accrued interest payable on the subordinated debentures was approximately $563,000. The last allowable deferral period is March 31, 2015. All accrued and unpaid interest will be due and payable and a corresponding amount of distributions will be payable on the trust preferred securities on June 30, 2015. The Company does not currently have the liquidity to pay the projected interest owed but is working on capital raising initiatives. In the event these efforts are unsuccessful, payment of this interest has been assured by certain members of the Company’s board. Nonetheless, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In the event the FRB does not grant the Company approval to repay the deferred interest or obtain an extension or other leniency, the holders of our trust preferred securities could elect to commence collection efforts. Such efforts would have a material adverse effect on the Company.

Should the Company obtain the liquidity and the permission to repay the deferred interest, it may elect to again defer interest payments at some point in the future.

Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element. The guidelines provide that the aggregate amount of restricted core elements that may be included in Tier 1 capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as Tier 2 capital for risk-based capital purposes. Additionally, Tier 2 capital cannot exceed Tier 1 capital.

At December 31, 2014 $1.4 million of trust preferred securities were treated as Tier 1 capital and the remaining $3.1 million was treated as Tier 2 capital. This is slightly more than at December 31, 2013, when $1.3 million of trust preferred securities were treated as Tier 1 capital and the remaining $3.2 million was treated as Tier 2 capital.

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen. On the same day, $500,000 of the proceeds was used to settle, in full, a defaulted debt with a financial institution1. The remaining proceeds of the senior debt are being used for interest carry and general operations. The note bears interest at a fixed rate of 8.00% per annum until paid in full. Interest is payable quarterly, in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The accrued interest at December 31, 2014 was approximately $26,000. The entire interest balance due was paid on January 2, 2015. The members of 1030 Norton LLC have agreed to extend the note for another two year period at the same terms. In a letter dated February 11, 2015, the FRB granted the Company permission to extend the note at the same terms and continue paying quarterly interest. The note now matures on March 31, 2017.

In management’s view the most pressing issue confronting the Company is the need for additional capital to pay the deferred interest on the subordinated debentures when it comes due on June 30, 2015. As of December 31, 2014, the Company had a cash balance of approximately $329,000, which at present is the Company’s primary source of liquidity due to the regulatory constraints on the Bank’s ability to declare dividends, as described below under the caption “Regulatory Matters.” Despite the improved health of the Bank, in order for the Company to remain solvent beyond the second quarter of 2015, the Company will require an infusion of cash and FRB authorization to use a portion of the proceeds to repay the deferred interest on the subordinated debentures (See Note 9 to the Company’s Consolidated Financial Statements for additional details). Management and the Board of Directors are actively seeking ways to raise capital. In the event these efforts are unsuccessful, payment of this interest has been assured by certain members of the Company’s board. Nonetheless, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010.

1 The book value of the liability was $5,763,000 resulting in a gain of $5,263,000 which appears in the condensed consolidated statement of income as a gain on extinguishment of debt.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In the event the FRB does not grant the Company approval to repay the deferred interest or obtain an extension or other leniency, the holders of our trust preferred securities could elect to commence collection efforts. Such efforts would have a material adverse effect on the Company.

Shareholders’ equity was $8.1 million on December 31, 2014 compared to $3.7 million on December 31, 2013. The net increase of $4.4 million was made up of net income recorded in 2014, largely attributable to the full reversal of the Company’s valuation allowance on deferred tax assets of $4.1 million and $86,000 of other comprehensive income resulting from an increase in the market value of the investment portfolio. The book value per share rose to $5.50 at December 31, 2014, an increase of $3.01 over the $2.49 book value per share at December 31, 2013.

According to prompt corrective action regulations, the Bank was considered adequately capitalized at both year-end 2013 and 2014. At December 31, 2014, the Bank’s total risk-based capital ratio was 9.07% and its tier 1 to average assets ratio was 5.67%. The Bank’s total risk-based capital ratio at December 31, 2013 rose to 8.48% through a reduction of risk-weighted assets, earnings and a $25,000 capital contribution from the Company in the first quarter of 2013. Its tier 1 to average assets ratio was 5.24% at year-end 2013. The Bank was considered adequately capitalized beginning with the March 31, 2013 capital reporting period and has maintained that capital for every reporting period since that time. Prior to the first quarter of 2013, the Bank was considered under-capitalized according to prompt corrective action regulations and was issued a Directive by the FDIC on August 17, 2011. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category by October 17, 2011. The Bank remained out of compliance with the Directive until March 31, 2013. The FDIC formally released the Directive in a letter to the board dated February 6, 2014.

In spite of the 59 basis point improvement in its total risk-based capital ratio, under the Consent Order, the Bank is required to have and maintain its qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. Additionally, its level of Tier 1 capital, as a percentage of its total assets, is required to be at a minimum of 8.5%. The Bank was not in compliance with the Consent Order capital ratios at year-end 2014 and has failed to achieve those levels since the requirements became effective beginning with the December 31, 2010 capital reporting period.

In order to attain the level of capital required by the Consent Order, the Bank would have needed additional capital of $5,202,000 on December 31, 2014 based on its asset mix and size. This is a decrease of $849,000 compared to the $6,051,000 that would have been needed on December 31, 2013.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

The Company had consolidated earnings of $4.3 million for 2014 compared to earnings of $5.5 million recorded a year earlier. Although the Company was operationally profitable, in both years, a majority of the earnings were from large, single events. The Company’s diluted earnings per share were $2.95 in 2014 and were due mostly to the reversal of a valuation allowance against deferred tax assets; whereas diluted earnings per share of $3.77 in 2013 were largely to the gain on the extinguishment of debt. The Company’s retained deficit was reduced to $4.9 million at December 31, 2014 compared to a retained deficit of $9.3 million at December 31, 2013. The elevated earnings are further depicted in the three operating ratios shown below for the years ended December 31, 2014 and 2013:

	2014	2013

Return on average assets	2.25%	2.86%
Return on average shareholders’ equity	107.63	196.59
Average equity to average assets	2.09	1.46

Although a majority of the earnings recorded in both years came from large, single events, operational earnings were affected by a decrease in net interest income. Although the Company focused on improving its cost of funds both from a mix and rate standpoint and succeeded in lowering the funding expense, there was an overall reduction in net interest income due to loan repayments and rates on renewed loans in 2014. The decline in net interest income decreased the Company’s net interest margin by 10 basis points.

For 2014, net interest income was $6.2 million compared to $6.3 million for 2013. The change represents a 3% decrease compared to 2013’s results. The decrease in the average rate earned on loans is mostly responsible for the decline since 2014. Although interest is earned on the securities portfolio and interest-bearing correspondent accounts, the loan portfolio makes up roughly 73% of the Company’s average earning assets so changes to its associated income will have a more meaningful impact on net interest income and net interest margin results.

For this reason, the Company is driven to comprehensively monitor and attempt to mitigate interest rate risk in its loan portfolio. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2014, there were 69% of the loan balances carrying a fixed rate and 31% a floating rate compared to 68% of the loan balances carrying a fixed rate and 32% a floating rate at year-end 2013. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that were originated or paid off during the year and shifts in customer preference at the time a loan is renewed.

The concentration of fixed rate loans has risen since 2007, the interest rate sensitivity of the portfolio has gone from nearly balanced to the mix described above. If the Bank does not have a balanced loan portfolio when rates begin to rise it may be detrimental to earnings. A more equitable balance between fixed and floating rate loans is desired and is useful for protecting net interest income during upward or downward movements in rates. Management strives to optimize the repricing mix in an effort to protect the earnings of the Company but the duration of this low rate environment has influenced customer preference, having a fundamental impact on these internal goals. Management believes imminent rate changes remain unlikely based on communications from the Federal Open Market Committee.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Avoidance of extension risk is the other important means to mitigate interest rate risk. In periods of low interest rates, it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. For most of it operating years, the Bank has sold 75-90% of the residential mortgage loans it has originated. In 2014, the percentage sold was below the normal range at just 56%. More loans were retained in order to use excess liquidity and replace earning asset runoff. In spite of more loans being retained, the concentration of residential mortgage loans remained at 12% of the total loan portfolio; the same as 2013. Similarly, there are no expected changes in the maturity distribution of the loan portfolio resulting from retaining a larger number of originations.

At December 31, 2014, the maturity distribution of the Bank’s loan portfolio was relatively balanced between short-term (less than one year) and long-term (greater than five years) maturities. Short-term maturities comprise approximately 28% of the loan portfolio and 25% of the loan portfolio has a maturity greater than five years.

The contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 2014 are included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial	$4,206,002	$18,946,270	$19,359,717	$8,409,273	$50,921,262
Commercial Real Estate:
General	4,544,880	6,756,391	37,079,385	5,799,737	54,180,393
Construction	1,354,869	29,888	506,989	0	1,891,746
Consumer:
Lines of credit	160,125	169,960	2,558,185	2,885,759	5,774,029
Other	61,663	43,889	963,932	287,230	1,356,714
Credit card	55,228	171,524	263,991	0	490,743
Residential	0	0	0	15,172,246	15,172,246
	$10,382,767	$26,117,922	$60,732,199	$32,554,245	$129,787,133
Loans at fixed rates	$7,739,397	$10,220,774	$48,275,580	$23,687,788	$89,923,539
Loans at variable rates	2,643,370	15,897,148	12,456,619	8,866,457	39,863,594
	$10,382,767	$26,117,922	$60,732,199	$32,554,245	$129,787,133

For 2014, total average earning assets were within $795,000 of 2013’s total, leaving the distribution of earning assets relatively unchanged between the two years. As mentioned previously, the loan portfolio was 73% of total earning assets. The Securities portfolio was the next largest category and was 17% of earning assets at year-end 2014 down three percent since year-end 2013. The concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets was 10% for 2014 and had increased two percent compared to 2013. It is expected that interest-bearing deposits at other financial institutions will decrease in 2015 because the Bank no longer has excess liquidity and is not expected to carry as high of a balance. This will help the net interest margin as these deposits earn essentially 25 basis points.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Average securities outstanding were lower in 2014 and the average rate earned declined seven basis points, decreasing interest income generated from this category in 2014 by $106,000 when compared to 2013. The Bank was able to shrink its portfolio and still meet its pledging and policy needs. The funds were used to repay time deposits. The weighted average rate of bonds that were called, sold or matured in 2014 was 1.96% and the weighted average rate of securities maturing in 2015 is 1.07%. New purchases anticipated for 2015 are not likely to have an interest rate similar to those of repaid securities thus another decrease in interest income is likely in 2015.

Average loans outstanding were $920,000 more during 2014 but the weighted average rate on the total portfolio decreased 24 basis points. Changes to the average loans outstanding and the rate of those loans translated to $258,000 less interest income.

The internal prime lending rate remained the same for both 2014 and 2013. Currently, the Bank’s internal prime lending rate is 5%; 175 basis points higher than the Wall Street Journal prime rate. There is increasing competitive pressure to lend at rates that are below the Bank’s internal prime lending rate. It is a priority of the Bank to retain as many existing loans as possible and to grow the loan portfolio which may require lenders to selectively use lower rates to retain qualifying, existing customers or attract new ones.

In total, the average rate earned on assets fell 18 basis points to 4.04% in 2014. Management expects growth in the loan portfolio during 2015 will help offset reductions in interest income resulting from lower rates.

Interest-bearing liabilities are made up of deposits, repurchase agreements, FHLB borrowings, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $593,000 during 2014. Although the average balance of these funds decreased minimally, the average rate paid decreased 12% or 10 basis points year over year. The main contributing factor to this outcome was a 12 basis decrease to interest-bearing deposits, the largest rate bearing funding category.

In both 2013 and 2014, deposits made up 90% of interest-bearing liabilities. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. The year over year reduction in the blended rate paid on interest-bearing deposits was achieved through a reduction in the amount of time deposits outstanding as well as a the average rate paid.

The time deposit portfolio average balance was reduced by $8.2 million in 2014. The associated reduction in interest expense as a result was $187,000. Additionally, the average rate on the time deposit portfolio was reduced by 14 basis points during the year and was 0.86%.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

There are limited repricing opportunities within the time deposits portfolio because of the duration of the low rate environment. The biggest benefit that could occur in regard to this type of funding would be to reduce its concentration by absorbing maturities with excess funding. In 2015, approximately $41 million of time deposits will either mature and not be replaced or reprice to current market rates. To ensure that the Bank pays similar rates to protect the net interest margin, the time deposit maturities will need to be shorter in duration based on recent market analysis.

There were no brokered deposits at either December 31, 2014 or 2013. Since the Bank was not categorized as “well-capitalized” at December 31, 2014 and is under a Consent Order, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010.

The Bank’s customer repurchase agreements average balance outstanding was $332,000 less in 2014 and the average rate paid declined by 6 basis points. Rates have remained substantially the same. The product has tiered pricing which means that the mix of customer balances was different between the twelve month periods of 2014 and 2013 resulting in a lower rate paid.

The average rate paid on the Company’s notes payable and subordinated debentures increased by 22 basis points in 2014. The increase stems from the length of time the note payable was outstanding between the years. The note payable became effective at the end of the first quarter of 2013 so it was essentially outstanding three quarters of 2013 but all year in 2014. The rate on the note payable, 8%, was large enough to make a notable impact on the overall average rate paid on these liabilities.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In total, the average rate paid on the Bank’s funding was 0.70% in 2014 compared to 0.80% in 2013. Some of the factors affecting both net interest spread and net interest margin were mentioned above, including the mix of interest-earning assets and liabilities as well as the interest rate sensitivity of the various categories. To illustrate the Company’s condition, the following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated on a tax equivalent basis. Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

	Years Ended December 31:
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Federal funds sold and interest-bearing deposits with banks	$17,057,725	$41,732	0.24%	$13,529,787	$32,458	0.24%
Securities	31,376,956	480,132	1.53	36,620,577	586,201	1.60
Loans [1]	131,125,109	6,740,567	5.14	130,204,914	6,998,864	5.38
	179,559,790	7,262,431	4.04	180,355,278	7,617,523	4.22
Other assets	13,282,687			13,053,462
	$192,842,477			$193,408,740
Liabilities and Shareholders’
Equity
Interest-bearing deposits	$138,739,711	$807,235	0.58	$139,274,786	$976,814	0.70
FRB borrowings and repurchase agreements	9,375,197	48,553	0.52	9,706,847	56,042	0.58
Subordinated debentures, notes payable and FHLB advances	5,780,000	222,402	3.85	5,506,466	199,767	3.63
	153,894,908	1,078,190	0.70	154,488,099	1,232,623	0.80
Noninterest-bearing deposits	34,044,251			34,039,434
Other liabilities	878,507			2,062,788
Shareholders’ Equity	4,024,811			2,818,419
	$192,842,477			$193,408,740
Net interest income		6,184,241			6,384,900
Net interest spread on earning assets			3.34%			3.42%
Net interest margin on earning assets			3.44			3.54
Average interest-earning assets to average interest-bearing liabilities			116.68			116.74
Tax equivalent adjustment		25,942			37,861
Net interest income		$6,158,299			$6,347,039

1 Includes loans held for sale and non-accrual loans

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As displayed in the preceding table, in 2014 the Company’s net interest spread declined by 8 basis points, from 3.42% in 2013 to 3.34% in 2014. The Company’s net interest margin on earning assets was 3.44% for the 12 months ended December 31, 2014 and 3.54% for the 12 months ended December 31, 2013. As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2014 over 2013
	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-bearing deposits with banks	$9,274	$8,619	$655
Securities	(94,150)	(76,396)	(17,754)
Loans	(258,297)	49,162	(307,459)
Net change in interest income	(343,173)	(18,615)	(324,558)

Increase (decrease) in interest expense
Interest-bearing deposits	(169,579)	(63,140)	(106,439)
FRB borrowings and repurchase agreements	(7,489)	(1,866)	(5,623)
Subordinated debentures, notes payable and FHLB advances	22,635	10,194	12,441
Net change in interest expense	(154,433)	(54,812)	(99,621)
Net change in net interest income	$(188,740)	$36,197	$(224,937)

As shown above, the decreases to interest income resulted mainly from rate differences within the loan portfolio while reductions in interest expense were derived primarily from decreases to the average rate paid on interest-bearing deposits and to a lesser extent on the reduced volume of interest bearing deposits. The Bank’s net interest margin will continue to be challenged in 2015. It is uncertain whether loan growth will be successful in offsetting lower rates which are anticipated by the lending staff. In light of these factors, the Company’s net interest margin may decrease in 2015.

There was no provision for loan losses for either 2013 or 2014. The provision expense is associated with changes in historical loss calculations, economic condition (local and national) as well as delinquency, charge offs and changes to credit quality grades; up and down. A methodical assessment of these factors generates the reserves required for the risk in the Bank’s loan portfolio and the required provision expense. Management will continue to review the allowance with the intent of maintaining it at an appropriate level for the portfolio’s credit quality and perceived risk factors. The provision for loan losses is an estimate and may be increased or decreased in the future depending on loan portfolio growth and incurred losses. At this time, management does not expect to have a loan loss provision in 2015.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management continues to use the same process for monitoring credit quality, delinquency and impaired loans. The process is intended to assess the level of allowance for loan losses which appropriately reflects the risk in the loan portfolio. Although the methodology for calculating the allowance and the required provision for loan losses is considered by management to be consistent and reasonable, the allowance level and required provision are estimates. The provision may be increased or decreased in the future to achieve an adequate balance in the allowance. At December 31, 2014, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition). Consequently, the Bank’s regulators could always require additional allowance be maintained and provided through a loan loss provision.

Non-interest income recorded in 2014 was $1.7 million. Non-interest income recorded in 2013 was $6.9 million. The largest item contributing to the $5.2 million decrease is a gain of $5.3 million associated with the settlement of debt with another financial institution in the first quarter of 2013.

Service charges were $582,000 in 2014 and were $27,000 less than 2013. Overdraft fees were down year over year. Customer overdraft fees were $464,000 in 2013, but were just $437,000 in 2014.

There was a decrease in 2014 in recorded gains on loan sales. In 2014, this revenue was $157,000 compared to $198,000 in 2013. Since opening, the Bank has actively sold residential mortgages to investors. Although refinancing activity has slowed down, home sales have risen. The lenders responsible for these originations are working with local realtors to increase financing referrals. The income derived from this line of business is very important to the profitability of the Bank. Management added an additional lender in the middle of 2014. This new lender covers the Grand Haven, Spring Lake market area. With additional resources, the Bank is projecting higher income from this area in 2015.

Reducing the Bank’s inventory of foreclosed properties is important since the total is used in various metrics when the FDIC assesses the asset quality of the Bank. Thus, foreclosed property sales are critical and the Bank remains focused on reducing the number of foreclosed properties held. There were 9 foreclosed properties and 12 lots sold in 2014, compared to 11 foreclosed properties and 13 lots sold in 2013. There was $32,000 less income derived from the outcome of these transactions. In 2013, there was a net gain of $218,000. In 2014, there was a net gain of $186,000 on the sale of foreclosed property. A majority of the gains were on lot sales in a development that had been heavily impaired during the credit crisis. The development has no book value so every lot sale resulted in a gain of roughly $21,000. There are 14 lots left to sell in the development.

The Company recognized a $145,000 increase in other non-interest income between 2013 and 2014. The largest difference is related to rental income. In 2013, rental income from Bank premises and foreclosed assets was $140,000. In 2014, rental income from the same sources was $227,000. In the fourth quarter of 2013, the Bank signed a lease to rent office space at its Harvey Street location so only 25% of the rental income was included in 2013 whereas an entire year was included in 2014. The annual benefit to the Bank is estimated to be $142,000. The lease is for a term of 5 years with the possibility of a 3 year renewal. Rental income on foreclosed assets was $10,000 less in 2014 compared to 2013. Future income from the rental of foreclosed assets is not assured since the Bank is actively marketing the properties for sale. Fee income from debit card transactions increased by $28,000 in 2014 compared to 2013. The increase is mostly from internal incentive programs and the creation of a debit card reward program. Non-interest expenses decreased $49,000 for the 12 month period ended December 31, 2014 compared to the similar period in 2013. Total non-interest expenses were $7.6 million for 2014. A variety of categories contributed to the net decrease.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Salary and employee benefit expenses were $3.9 million for 2014 and were $192,000 more than 2013. Salary expense increased $138,000 and employee benefits increased $54,000. The increase in salary expense is related to two additional staff members added in the second half of the year as well as salary increases for existing staff. Employee benefits increases were mostly increases from the carrier.

Occupancy expenses were $634,000 down $19,000 since 2013. The decrease is tied to the new tenant at the Bank’s Harvey Street location. Utility reimbursements are a component of the lease agreement. As a result, utility expenses for the Bank were $16,000 less in 2014 compared to 2013 when the lease was only in place for the last quarter of the year.

Furniture and equipment expenses declined $67,000 and were $320,000 for 2014. Depreciation on furniture, fixtures and equipment fell $51,000. Although there was new computer equipment added during the year, there was no effect on this expense because of assets that became fully depreciated during the year.

Data processing expenses were $655,000 in 2014, an increase of 7%. The increase is due to contractual increases built into the contract as well as the addition of mobile banking technology.

Foreclosed asset impairment charges were $120,000 in 2014 compared to $197,000 in 2013. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. A reduction in this category reflects the referenced stability in local real estate over the last 12 months. Although impairment charges continue to occur, they are lower for two reasons; the Bank’s portfolio of foreclosed real property is declining and the values of the properties within the portfolio appear to be stabilizing. At December 31, 2014, the Company had 20 foreclosed assets totaling $2.2 million.

Other non-interest expenses were $1.2 million for the 12 month period of 2014 and $1.3 million for the like period in 2013; a reduction of $111,000. The improvement was led by a $60,000 decline in expenses to administer impaired assets. In 2014, these expenses totaled $297,000 compared to $357,000 in 2013. Fewer expenses related to administering impaired assets supports management’s assessment of improved credit quality over the past year. Additionally, the premiums on Company’s main commercial insurance policy were reduced by $31,000 in 2014.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2014, the Company recorded a net federal income tax benefit of $4.0 million mostly due to the full reversal of the Company’s valuation allowance against deferred tax assets. A valuation allowance had been maintained on the Company’s deferred tax assets each reporting period beginning with the second quarter of 2009. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of taxable temporary differences and the ability to carryforward losses to future tax years. In assessing the need for a valuation allowance, management considered all available positive and negative evidence, including taxable income in the current year and expectations for future taxable income. The realization of our deferred tax assets is largely dependent on our ability to generate future taxable income. Although the Company achieved operational profitability for 12 consecutive quarters, 2014 was the first year that the Company recorded taxable income. Further, our projections show positive future taxable income. Earnings trends, taxable income and asset quality improvement are important criteria used in assessing the realizability of our deferred tax assets. As such, at December 31, 2014, management determined the positive evidence supporting the realizability of our deferred tax assets outweighed the negative evidence supporting the continued maintenance of the valuation allowance. Therefore, the full $4.1 million valuation allowance was reversed at December 31, 2014. Additionally, the Company recorded federal income tax expense of $68,000 in 2014. In 2013, as a result of the large gain on the extinguishment of debt, the Company recorded income tax expense from operations in the amount of $105,000. This amount represented projected taxable earnings subject to alternative minimum taxation.

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

In addition to normal loan funding and deposit flow, liquidity management involves planning for sufficient liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2014, the Bank had a total of $23.5 million in unfunded loan commitments and $1.4 million in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. Based on historical usage of lines of credit, the Bank can determine short term exposures to liquidity. The Bank monitors fluctuations in credit line balances and commitment levels, calculates potential exposures to liquidity and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO.

A successful liquidity management program provides a variety of resources to utilize to fund Bank operations. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, borrowing capacity at the FHLB, its unencumbered securities, the Discount Window secondary credit borrowing program and an internet time deposit listing service. At both year-end 2013 and 2014, the Bank had no established overnight federal funds purchase lines through correspondent banks. Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. In 2014, the Bank did secure a $2 million collateralized line of credit with the FHLB to support overnight liquidity needs. The line was used twice in the fourth quarter of 2014 and was repaid the next business day.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

To accommodate the normal liquidity needs of the Bank, the Cash Management Policy requires that excess liquidity at the FRB together with unencumbered securities and the FHLB overdraft line be in a range of 7% to 10% of total assets. The combined total was 6.64% of total assets at year-end 2014; roughly $700,000 less than required. Management evaluated the situation and gave consideration to the seasonal liquidity of various public fund customers in the first quarter of every year; a decision was made to forego soliciting internet deposits or securing an advance from the FHLB to meet the ratio since the Bank’s foreseeable cash needs were adequately addressed and the deficiencly was deemed to be short term in nature.

The entire FRB balance less reserve and clearing requirements is available for liquidity purposes. At year-end 2014, the excess liquidity in the FRB balance was $3.1 million however; the average balance held at the FRB for 2014 was $16.8 million. Throughout the year excess funds were used to repay maturing time deposits to reduce the Company’s cost of funds.

The Bank had unencumbered securities of $6.2 million on December 31, 2014. The process of liquidating securities typically takes a few days. First the Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases, a security sale can occur in 2-3 days but sometimes it will take longer. The downside of security sales is the potential realization in earnings of market value and book value differences. At year-end 2014, there were $33,000 of unrealized gains and $22,000 of unrealized losses on securities available to be sold for liquidity purposes.

As mentioned previously, the Bank’s net interest income and net interest margin are detrimentally impacted when there is excess liquidity at the FRB. When liquid assets are higher than required by the Cash Management Policy excess liquidity at the FRB will be reduced rather than selling securities.

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2014, the Bank had the capacity to borrow $5.8 million from the FHLB based on a pledge of residential mortgage loans with a book value of $7.5 million and a fair market value of $5.8 million. The Bank’s line of credit uses $2.0 million of the collateral, FHLB funded community programs uses $472,000 of the collateral, leaving $3.3 million to borrow in the form of an advance. Based on its stock ownership, the Bank has the ability to borrow $6.4 million. In order to borrow the allowable amount based on stock ownership, the Bank would need to pledge more collateral. To do this, management could consider utilizing some of its unencumbered securities or pledging additional residential loans or qualifying loans within the Bank’s commercial real estate portfolio. FHLB guidelines related to pledging this type of loan are very strict thus the Bank has not chosen to actively pursue this possibility since there have been only short term borrowing needs that have been covered by the line of credit.

As a result of the Consent Order, the Bank is only eligible for secondary credit at the Discount Window. Secondary credit, in essences, mandates that the Bank must fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC. As such, this resource is not reliable. At year-end 2014, the Bank had the ability to borrow $4.9 million based on a pledge of $1.0 million of municipal securities and $3.9 million of qualifying home equity loans and USDA guaranteed commercial real estate loans. The Bank did not utilize the Discount Window at all in 2014 or 2013.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

One of the Bank’s core missions is to gather local deposits. However, local deposits are usually slower to accumulate and are often more costly than other alternatives. When liquidity is needed, internet deposits are considered a viable, more cost effective resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2014, the Bank did not heavily utilize this source of funds. Only 24 internet time deposits were issued in 2014 totaling $2.1 million. Internet time deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below those in the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Details of the Company’s repricing gap at December 31, 2014 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$4,823,664	$0	$0	$0	$4,823,664
Securities (includes FHLB stock)	2,455,900	6,167,630	21,663,649	1,792,590	32,079,769
Loans (includes held for sale)	50,822,721	12,003,469	49,017,511	18,091,332	129,935,033
	58,102,285	18,171,099	70,681,160	19,883,922	166,838,466
Interest-bearing liabilities
Savings and checking	63,407,088	0	0	0	63,407,088
Time deposits <$100,000	6,173,997	28,447,634	20,055,568	0	54,677,199
Time deposits >$100,000	1,060,316	5,265,263	2,679,830	0	9,005,409
Repurchase agreements and
Federal funds purchased	8,610,621	0	0	0	8,610,621
Notes payable and other borrowings	5,780,000	0	0	0	5,780,000
	85,032,022	33,712,897	22,735,398	0	141,480,317
Net asset (liability) repricing gap	$(26,929,737)	$(15,541,798)	$47,945,762	$19,883,922	$25,358,149
Cumulative net asset (liability) repricing gap	$(26,929,737)	$(42,471,535)	$5,474,227	$25,358,149

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative 12-month repricing gap which indicates that the Company is liability sensitive in the next 12-month period. This position implies that decreases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went down by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2014 balance sheet, repricing in the next 12 months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. Unfortunately, most liabilities are at low rates and would not be able to be reduced much or at all even though they are contractually able to reprice immediately.

The benefits stemming from the short-term repricing opportunities of time deposit liabilities are lessening due to the extended low rate cycle. In 2015, roughly $28 million in time deposits are scheduled to reprice. The weighted average rate of these deposits is 0.80%. To replace these deposits at a similar rate, the duration will shorten based on current market rates. It is unlikely that these maturities will be funded by excess liquidity and it is questionable the market rate at the time of replacement. Anticipating any benefit to interest expense from these maturities is not prudent and should not be assumed.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Under applicable Federal Reserve Board guidelines, the trust preferred securities constitute a restricted core capital element. The guidelines provide that the aggregate amount of restricted core elements that may be included in tier 1 capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Any remaining amount is treated as Tier 2 capital for risk-based capital purposes. Additionally, Tier 2 capital cannot exceed Tier 1 capital.

According to prompt corrective action regulations, the Bank was considered adequately capitalized at both year-end 2013 and 2014. At December 31, 2014, the Bank’s total risk-based capital ratio was 9.07% and its tier 1 to average assets ratio was 5.67%. The Bank’s total risk-based capital ratio at December 31, 2013 rose to 8.48% through a reduction of risk-weighted assets, earnings and a $25,000 capital contribution from the Company in the first quarter of 2013. Its tier 1 to average assets ratio was 5.24% at year-end 2013. The Bank was considered adequately capitalized beginning with the March 31, 2013 capital reporting period and has maintained that capital for every reporting period since that time. Prior to the first quarter of 2013, the Bank was considered under-capitalized according to prompt corrective action regulations and was issued a Directive by the FDIC on August 17, 2011. The Directive stipulated that the Bank be restored to an “adequately capitalized” capital category by October 17, 2011. The Bank remained out of compliance with the Directive until March 31, 2013. The FDIC formally released the Directive in a letter to the board dated February 6, 2014.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In spite of the 59 basis point improvement in its total risk-based capital ratio, under the Consent Order, the Bank is required to have and maintain its qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. Additionally, its level of tier 1 capital, as a percentage of its total assets, is required to be at a minimum of 8.5%. The Bank was not in compliance with the Consent Order capital ratios at year-end 2014 and has failed to achieve those levels since the requirements became effective beginning with the December 31, 2010 capital reporting period.

In order to attain the level of capital required by the Consent Order, the Bank would have needed additional capital of $5,202,000 on December 31, 2014 based on its asset mix and size. This is a decrease of $849,000 compared to the $6,051,000 that would have been needed on December 31, 2013.

Capital contributions from the Company are not likely based on its current cash balance of $329,000 at year-end 2014. Since the Company’s cash balance is also the main liquidity resource for paying the Company’s expenses, it is unlikely that additional capital will be contributed to the Bank now that it has become adequately capitalized.

In management’s view the most pressing issue confronting the Company is the need for additional capital to pay the deferred interest on the subordinated debentures when it comes due on June 30, 2015. As of December 31, 2014, the Company’s had a cash balance of approximately $329,000, which at present is the Company’s primary source of liquidity due to the regulatory constraints on the Bank’s ability to declare dividends, as described below under the caption “Regulatory Matters.” Despite the improved health of the Bank, in order for the Company to remain solvent beyond the second quarter of 2015, the Company will require an infusion of cash and FRB authorization to use a portion of the proceeds to repay the deferred interest on the subordinated debentures (See Note 9 to the Company’s Consolidated Financial Statements for additional details). Management and the Board of Directors are actively seeking ways to raise capital. In the event these efforts are unsuccessful, payment of this interest has been assured by certain members of the Company’s board. Nonetheless, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010.

In the event the FRB does not grant the Company approval to repay the deferred interest or obtain an extension or other leniency, the holders of our trust preferred securities could elect to commence collection efforts. Such efforts would have a material adverse effect on the Company.

The capital raising environment is becoming more favorable but each situation is unique. The board actively evaluates capital raising possibilities but has no assurance of success. Failure to raise capital to meet the Company’s obligations and to comply with provisions of the Consent Order may result in further regulatory action that could have a material adverse effect on the Company and its shareholders, as well as the Bank.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

RECENT ACCOUNTING DEVELOPMENTS

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carryforward or Tax Credit Carryforward Exists. This update requires an unrecognized tax benefit, or portion of an unrecognized tax benefit, to be presented in the statement of financial position as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward. However, to the extent that a net operating loss carryforward or a tax credit carryforward at the reporting date is not available under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, the unrecognized tax benefit is to be presented in the statement of financial position as a liability. No new recurring disclosures are required. The adoption of this guidance in 2014 did not have a material effect on the Company’s financial position or results of operations.

In January 2014,  FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Loans Upon Foreclosure. ASU 2014-04 clarifies when a creditor should be considered to have received physical possession of residential real estate property during a foreclosure.  ASU 2014-04 establishes a loan receivable should be derecognized and the real estate property recognized upon the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy the loan.  The provisions of ASU 2014-04 are effective for annual periods beginning after December 15, 2014 and are not expected to have a material effect on the Company’s financial condition or results of operations.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU establishes a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance in this ASU is effective for annual and interim periods beginning after December 15, 2016, with three transition methods available – full retrospective, retrospective and cumulative effect approach. Although we are in process of evaluating the impact, the adoption of this ASU is not expected to have a material effect on the Company’s financial position or results of operations.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In June 2014, FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. This ASU requires two accounting changes. First, repurchase-to-maturity transactions will be accounted for as secured borrowing transactions on the balance sheet, rather than sales. Second, for repurchase financing arrangements, the ASU requires separate accounting for a transfer of a financial asset executed contemporaneously with (or in contemplation of) a repurchase agreement with the same counterparty, which also will generally result in secured borrowing accounting for the repurchase agreement. The ASU also introduces new disclosures to increase transparency about the types of collateral pledged for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions that are accounted for as secured borrowings. The ASU also requires a transferor to disclose information about transactions accounted for as a sale in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets through an agreement with the transferee. The accounting changes and disclosure for certain transactions accounted for as a sale are effective for the first interim period beginning in 2015. The disclosure for transactions accounted for as secured borrowings is required for interim periods beginning after March 15, 2015. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

In August 2014, FASB issued ASU 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. ASU 2014-14 requires creditors to reclassify loans that are within the scope of the ASU to “other receivables” upon foreclosure, rather than reclassifying them to other real estate owned. The separate other receivable recorded upon foreclosure is to be measured based on the amount of the loan balance (principal and interest) the creditor expects to recover from the guarantor. The new guidance is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none apply or are material to the Company’s financial statements.

RECENT REGULATORY DEVELOPMENT

In July 2013, the FDIC Board of Directors approved the Basel III interim final rule (new capital rule) which is intended to strengthen the quality and increase the required level of regulatory capital for a more stable and resilient banking system. The changes include (1) a new regulatory capital measure, Common Equity Tier 1 (CET1), which is limited to capital elements of the highest quality, (2) a new definition and increase of Tier 1 Capital which is now comprised of CET1 and Additional Tier 1, (3) changes in calculations of some risk-weighted assets and off-balance sheet exposure, and (4) a capital conservation buffer that will limit capital distributions, stock redemptions, and certain discretionary bonus payments if the institution does not maintain capital in excess of the minimum capital requirements.  This new capital rule takes effect for our bank on January 1, 2015 and reporting will begin with the March 31, 2015 call report.  The Company believes the implementation of the new capital rule will have no negative impact on the Bank’s capital measures and current ratios.

Tel: 616-774-7000 Fax: 616-776-3680 www.bdo.com	200 Ottawa Avenue NW, Suite 300 Grand Rapids, MI 49503

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Community Shores Bank Corporation

Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation and subsidiaries (Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation and subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

March 31, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS
Cash and due from financial institutions	$3,111,858	$3,758,535
Interest-bearing deposits in other financial institutions	4,823,664	13,374,206
Cash and cash equivalents	7,935,522	17,132,741
Securities available for sale (at fair value)	31,691,369	31,230,246
Loans held for sale	147,900	240,055
Loans	129,787,133	131,554,244
Less: Allowance for loan losses	1,978,172	2,809,642
Net loans	127,808,961	128,744,602
Federal Home Loan Bank stock (at cost)	388,400	450,800
Premises and equipment, net	9,080,781	9,145,467
Accrued interest receivable	418,249	466,538
Foreclosed assets	2,238,997	2,558,299
Net deferred tax asset	3,995,877	0
Other assets	971,391	810,590
Total assets	$184,677,447	$190,779,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$34,215,744	$33,313,136
Interest-bearing	127,089,696	138,626,729
Total deposits	161,305,440	171,939,865
Federal funds purchased and repurchase agreements	8,610,621	8,428,046
Notes payable	1,280,000	1,280,000
Subordinated debentures	4,500,000	4,500,000
Accrued expenses and other liabilities	900,449	968,558
Total liabilities	176,596,510	187,116,469
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(4,944,867)	(9,276,599)
Accumulated other comprehensive loss	(270,887)	(357,223)
Total shareholders’ equity	8,080,937	3,662,869
Total liabilities and shareholders’ equity	$184,677,447	$190,779,338

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2014 and 2013

	2014	2013
Interest and dividend income
Loans, including fees	$6,740,567	$6,998,864
Securities (including FHLB dividends)	454,190	548,340
Federal funds sold and other income	41,732	32,458
Total interest and dividend income	7,236,489	7,579,662
Interest expense
Deposits	807,235	976,814
Repurchase agreements, federal funds purchased, and other debt	48,553	56,042
Federal Home Loan Bank advances and notes payable	222,402	199,767
Total interest expense	1,078,190	1,232,623
Net Interest Income	6,158,299	6,347,039
Provision for loan losses	0	0
Net Interest Income After Provision for Loan Losses	6,158,299	6,347,039
Non-interest income
Service charges on deposit accounts	582,047	609,306
Gain on sale of loans	156,527	197,558
Gain on sale of securities	7,409	0
Gain on sale of foreclosed assets	185,927	218,137
Gain on the extinguishment of debt	0	5,262,653
Other	799,297	655,313
Total non-interest income	1,731,207	6,942,967
Non-interest expense
Salaries and employee benefits	3,898,235	3,706,438
Occupancy	633,833	652,892
Furniture and equipment	320,381	387,074
Advertising	45,472	45,321
Data processing	655,058	611,060
Professional services	331,890	340,321
Foreclosed asset impairment	120,190	196,650
FDIC Insurance	431,526	435,206
Other	1,159,005	1,270,050
Total non-interest expense	7,595,590	7,645,012
Income Before Federal Income Taxes	293,916	5,644,994
Federal income tax (benefit) expense	(4,037,816)	105,000
Net Income	$4,331,732	$5,539,994
Basic average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic earnings per share	$2.95	$3.77
Diluted earnings per share	$2.95	$3.77

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2014 and 2013

	2014	2013

Net income	$4,331,732	$5,539,994

Other comprehensive income:
Unrealized holding gains (losses) on available for sale securities	119,507	(638,029)
Less reclassification adjustments for unrealized gains recognized in income	(7,409)	0
Net unrealized gain (loss)	112,098	(638,029)
Tax effect	25,762	0
Total other comprehensive gain (loss)	86,336	(638,029)

Comprehensive income	$4,418,068	$4,901,965

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2014 and 2013

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income (Loss)	Equity
Balance at January 1, 2013	1,468,800	$13,296,691	$(14,816,593)	$280,806	$(1,239,096)

Net income			5,539,994		5,539,994
Other comprehensive loss				(638,029)	(638,029)

Balance at December 31, 2013	1,468,800	13,296,691	(9,276,599)	(357,223)	3,662,869

Net income			4,331,732		4,331,732
Other comprehensive income				86,336	86,336

Balance at December 31, 2014	1,468,800	$13,296,691	$(4,944,867)	$(270,887)	$8,080,937

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$4,331,732	$5,539,994
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	367,631	426,414
Net amortization of securities	299,526	364,524
Net realized gain on sale of securities	(7,409)	0
Net realized gain on sale of loans	(156,527)	(197,558)
Net realized loss (gain) on sale of premises and equipment	297	(1,000)
Net realized gain on sale of foreclosed assets	(185,927)	(218,137)
Net realized gain on the extinguishment of debt	0	(5,262,653)
Foreclosed asset impairment	120,190	196,650
Originations of loans for sale	(5,855,681)	(8,906,627)
Proceeds from loan sales	6,104,363	9,023,348
Federal income tax (benefit) expense	(4,037,816)	105,000
Net change in:
Accrued interest receivable and other assets	(96,335)	30,115
Accrued interest payable and other liabilities	(68,109)	22,304
Net cash from operating activities	815,935	1,122,374
Cash flows from investing activities
Activity in available for sale securities:
Sales	661,183	0
Maturities, prepayments and calls	6,406,843	9,227,597
Purchases	(7,709,168)	0
Loan originations and payments, net	434,282	(1,056,146)
Redemption of Federal Home Loan Bank Stock, net	62,400	0
Proceeds from the sale of premises and equipment	0	1,000
Additions to premises and equipment	(303,242)	(150,995)
Proceeds from the sale of foreclosed assets	886,398	910,437
Net cash from investing activities	438,696	8,931,893
Cash flows from financing activities
Net change in deposits	(10,634,425)	(12,236,628)
Net change in federal funds purchased and repurchase agreements	182,575	(1,762,013)
Other borrowing activity:
Repayment of note payable	0	(500,000)
Issuance of senior debt	0	1,280,000
Net cash used in financing activities	(10,451,850)	(13,218,641)
Net change in cash and cash equivalents	(9,197,219)	(3,164,374)
Beginning cash and cash equivalents	17,132,741	20,297,115
Ending cash and cash equivalents	$7,935,522	$17,132,741
Supplemental cash flows information:
Cash paid during the period for interest	$969,928	$1,119,820
Cash paid during the period for federal income tax	$86,000	$0
Transfers from loans to foreclosed assets	550,859	654,801
Transfers from loans held for sale to portfolio loans	0	5,881,651
Foreclosed asset sales financed by the Bank	49,500	14,333

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

NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank began operations on January 18, 1999 and is a Michigan banking corporation with depository accounts insured by the FDIC. The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2014, the loan portfolio was 39% commercial and 43% commercial real estate. Less than 1% of total commercial real estate loans were classified as land development. The remaining 18% of the portfolio is more retail oriented and consists of residential real estate and consumer loans. There are no significant concentrations of loans to any one industry or customer however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management centers the Bank’s retail banking strategy on providing traditional banking products and services, automated teller machines, internet banking, telephone banking and electronic bill-paying services to individuals and businesses in the Bank’s market area.

The Mortgage Company was formed on March 1, 2002 by transferring a majority of the Bank’s commercial and residential real estate loans at that date in exchange for 100% of the equity capital of the Mortgage Company. On the day of formation, the Mortgage Company commenced operations and became legally able to originate residential mortgage loans. The Bank services the entire portfolio of loans held by the Mortgage Company pursuant to a servicing agreement.

Berryfield is a limited liability company that was created in October 2010. The entity’s sole purpose is to oversee the development and sale of vacant lots that have been foreclosed on by the Mortgage Company.

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time, the Company formed CS Financial Services. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits. Lakeshore Employee

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Benefits offers, among other things, employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services. On April 16, 2009, the Company withdrew its election to be a financial holding company. The election was acknowledged by the Federal Reserve Bank of Chicago (“FRB”). The passive income derived from CS Financial Services affiliation with Lakeshore Employee Benefits is unaffected by this change.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In assessing OTTI losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and whether the Company has the intent to sell or is likely to be required to sell the security before its anticipated recovery (see Note 2).

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consisted of residential mortgage loans at year-end 2014 and 2013. Loans held for sale are reported at the lower of cost or fair value, on an aggregated basis. Residential mortgage loans are sold to outside investors servicing released.

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

Commercial Real Estate- Loans to individuals or businesses that are secured by improved and unimproved vacant land, farmland, commercial real property, 1-4 family and multifamily residential properties, and all other conforming, nonresidential properties. Proceeds may be used for land acquisition, development or construction. These loans typically fall into two general categories: property that is owner occupied and income or investment property. Owner occupied commercial real estate loans typically involve the same risks as commercial and industrial loans however, the underlying collateral is the real estate which is subject to changes in market value after the loan’s origination. Adverse economic events and changes in real estate market valuations generally describe the risks that accompany commercial real estate loans involving income or investment property. The ability of the borrower to repay tends to depend on the success of the underlying project or the ability of the borrower to sell or lease the property at certain anticipated values.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consumer- Term loans or lines of credit for the purchase of consumer goods, vehicles, or home improvement. The risk characteristics of the loans in this segment vary depending on the type of collateral but for the most part repayment is expected from an individual continuing to generate a cash flow that supports the calculated payment obligation. Secondary support could involve liquidation of collateral.

Residential- Loans to purchase or refinance single family residences. The risks associated with this segment are similar to the risks for consumer loans as far as individual payment obligations however, the underlying collateral is the real estate. Real estate is subject to changes in market valuation and can be unstable for a variety of reasons.

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

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters. The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment. These current economic factors are also reassessed at the end of each quarter and include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2014.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. A grade is assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. With charge-off activity lessening over the past 36 months, the calculated historical loss factor assigned to general allocations was considerably reduced. The reduction was large enough that management chose to define and implement a minimum loss percentage for these segments. The minimum loss percentage is meant to ensure adequate coverage for incurred losses in loan pools.

Within the commercial and industrial, and commercial real estate portfolios, there are classes of loans with like risk characteristics that are periodically segregated because management has determined that the historical losses or current factors are unique and should be considered separately from the entire segment.

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

Factors considered by management in determining impairment include payment status and collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

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

There was no material change in these operating doctrines during 2014.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value and the amount is included with other non-interest income on the income statement. The Company seeks a third party valuation at least annually to adjust servicing assets to their fair value as of year-end. More frequent valuations may occur if management has reason to believe that there has been a meaningful change in data. The fair value of servicing rights is subject to fluctuation as a result of changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $33,279 at December 31, 2014 and $37,217 at December 31, 2013.

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

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in certain deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets, liabilities and net operating loss carry-forwards, computed using enacted tax rates.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2014, it was determined that it was “more likely than not” that our deferred tax assets would be fully realized and a $4.1 million valuation allowance was reversed to income tax expense.

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

The Company is subject to examinations of federal taxing authorities for years after 2010. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, but did not have any amounts accrued for interest and penalties at either December 31, 2014 or 2013.

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

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. In 2014 and 2013, stock options for 6,000 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive.

COMPREHENSIVE INCOME : Comprehensive income consists of net income and other comprehensive income (loss), net of income taxes. The Company’s other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not currently believe there are such matters outstanding that will have a material effect on the consolidated financial statements.

RESTRICTIONS ON CASH: The Bank was required to have $1,607,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2014 and $1,426,000 at year-end 2013.

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

ADOPTION OF NEW ACCOUNTING STANDARDS:

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carryforward or Tax Credit Carryforward Exists. This update requires an unrecognized tax benefit, or portion of an unrecognized tax benefit, to be presented in the statement of financial position as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward. However, to the extent that a net operating loss carryforward or a tax credit carryforward at the reporting date is not available under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, the unrecognized tax benefit is to be presented in the statement of financial position as a liability. No new recurring disclosures are required. The adoption of this guidance in 2014 did not have a material effect on the Company’s financial position or results of operations.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2014, FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Loans Upon Foreclosure. ASU 2014-04 clarifies when a creditor should be considered to have received physical possession of residential real estate property during a foreclosure. ASU 2014-04 establishes a loan receivable should be derecognized and the real estate property recognized upon the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy the loan. The provisions of ASU 2014-04 are effective for annual periods beginning after December 15, 2014, and are not expected to have a material effect on the Company’s financial position or results of operations.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU establishes a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance in this ASU is effective for annual and interim periods beginning after December 15, 2016, with three transition methods available – full retrospective, retrospective and cumulative effect approach. Although the Company is in the process of evaluating the impact, the adoption of this ASU is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2014, FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. This ASU requires two accounting changes. First, repurchase-to-maturity transactions will be accounted for as secured borrowing transactions on the balance sheet, rather than sales. Second, for repurchase financing arrangements, the ASU requires separate accounting for a transfer of a financial asset executed contemporaneously with (or in contemplation of) a repurchase agreement with the same counterparty, which also will generally result in secured borrowing accounting for the repurchase agreement. The ASU also introduces new disclosures to increase transparency about the types of collateral pledged for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions that are accounted for as secured borrowings. The ASU also requires a transferor to disclose information about transactions accounted for as a sale in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets through an agreement with the transferee. The accounting changes and disclosure for certain transactions accounted for as a sale are effective for the first interim period beginning in 2015. The disclosure for transactions accounted for as secured borrowings is required for interim periods beginning after March 15, 2015. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2014, FASB issued ASU 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. ASU 2014-14 requires creditors to reclassify loans that are within the scope of the ASU to “other receivables” upon foreclosure, rather than reclassifying them to other real estate owned. The separate other receivable recorded upon foreclosure is to be measured based on the amount of the loan balance (principal and interest) the creditor expects to recover from the guarantor. The new guidance is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The following tables represent the securities held in the Company’s portfolio at December 31, 2014 and 2013:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2014
US Treasury	$2,012,021	$13,682	$0	$2,025,703
US Government and federal agency	15,172,847	52,755	(21,652)	15,203,950
Municipals	1,060,385	4,080	0	1,064,465
Mortgage-backed and collateralized mortgage obligations– residential	13,370,343	117,765	(90,857)	13,397,251
	$31,615,596	$188,282	$(112,509)	$31,691,369
2013
US Treasury	$2,525,481	$16,551	$0	$2,542,032
US Government and federal agency	15,823,511	90,497	(46,602)	15,867,406
Municipals	1,563,394	27,747	0	1,591,141
Mortgage-backed and collateralized mortgage obligations– residential	11,354,185	132,797	(257,315)	11,229,667
	$31,266,571	$267,592	$(303,917)	$31,230,246

There was one security sold 2014. Proceeds from the sale were $661,183 with a gain of $7,409 realized. No securities were sold in 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the securities portfolio are shown by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment fees. Below is the schedule of contractual maturities for securities held at December 31, 2014:

	Amortized	Fair
2014	Cost	Value
Due in one year or less	$4,522,750	$4,538,163
Due from one to five years	13,722,503	13,755,955
Due from five to ten years	0	0
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	13,370,343	13,397,251
	$31,615,596	$31,691,369

Below is the table of securities with unrealized losses, aggregated by investment category and length of time such securities were in an unrealized loss position at December 31, 2014 and 2013:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2014	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,521,604	$(6,844)	$1,951,087	$(14,808)	$4,472,691	$(21,652)
Mortgage-backed and collateralized mortgage obligations - residential	2,850,028	(9,012)	4,675,915	(81,845)	7,525,943	(90,857)
	$5,371,632	$(15,856)	$6,627,002	$(96,653)	$11,998,634	$(112,509)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2013	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,439,145	$(38,342)	$1,031,280	$(8,260)	$3,470,425	$(46,602)
Mortgage-backed and collateralized mortgage obligations - residential	5,604,925	(191,440)	1,473,265	(65,875)	7,078,190	(257,315)
	$8,044,070	$(229,782)	$2,504,545	$(74,135)	$10,548,615	$(303,917)

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

At both year-end 2014 and 2013, all of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2014, 20 debt securities had unrealized losses with aggregate depreciation of 0.93% from the amortized cost basis; 11 of the 20 had an unrealized loss greater than 12 months.

Four of the 20 securities which had an unrealized loss at year-end 2014 are issued by government agencies and 16 are issued by a government-sponsored entity. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2014 had a carrying amount of $25,471,385 and were pledged to secure public fund customers, customer repurchase agreements and to a much lesser extent, potential borrowings at the FRB Discount Window. Pledged securities at year-end 2013 had a carrying amount of $26,527,366.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at December 31, 2014 and 2013 were as follows:

	2014	2013

Commercial	$50,977,933	$47,081,426
Commercial Real Estate:
General	54,180,393	57,101,939
Construction	1,891,746	2,065,308
Consumer:
Lines of credit	5,774,029	7,737,439
Other	1,356,714	1,560,384
Credit card	490,743	451,009
Residential	15,172,246	15,611,082
Net deferred loan fees	(56,671)	(54,343)
	129,787,133	131,554,244
Less: Allowance for loan losses	(1,978,172)	(2,809,642)
Loans, net	$127,808,961	$128,744,602

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ending December 31, 2014 and 2013 by portfolio segment:

		Commercial
December 31, 2014	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$339,048	$1,713,193	$424,824	$227,767	$104,810	$2,809,642
Charge-offs	(23,819)	(941,666)	(71,151)	(115,586)	0	(1,152,222)
Recoveries	288,800	2,557	29,395	0	0	320,752
Provision for loan losses	(103,253)	74,505	(89,029)	92,304	25,473	0
Ending balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172

		Commercial
December 31, 2013	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$582,198	$2,266,302	$331,459	$203,018	$0	$3,382,977
Charge-offs	(66,048)	(25,025)	(316,995)	(264,902)	0	(672,970)
Recoveries	80,507	0	19,128	0	0	99,635
Provision for loan losses	(257,609)	(528,084)	391,232	289,651	104,810	0
Ending balance	$339,048	$1,713,193	$424,824	$227,767	$104,810	$2,809,642

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2014 and 2013:

2014	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$135,694	$411,996	$162,615	$82,753	$0	$793,058
Collectively evaluated for impairment	365,082	436,593	131,424	121,732	0	1,054,831
Unallocated	0	0	0	0	130,283	130,283
Total ending allowance balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172

Loans:
Individually evaluated for impairment[1]	$1,802,389	$6,474,866	$377,322	$553,880	$0	$9,208,457
Collectively evaluated for impairment	49,266,280	49,697,482	7,270,248	14,654,563	0	120,888,573
Total ending loans balance	$51,068,669	$56,172,348	$7,647,570	$15,208,443	$0	$130,097,030

2013	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$28,705	$1,302,677	$191,887	$87,635	$0	$1,610,904
Collectively evaluated for impairment	310,343	410,516	232,937	140,132	0	1,093,928
Unallocated	0	0	0	0	104,810	104,810
Total ending allowance balance	$339,048	$1,713,193	$424,824	$227,767	$104,810	$2,809,642

Loans:
Individually evaluated for impairment[1]	$1,165,730	$6,784,821	$518,428	$1,127,955	$0	$9,596,934
Collectively evaluated for impairment	46,016,674	52,490,365	9,267,130	14,524,492	0	122,298,661
Total ending loans balance	$47,182,404	$59,275,186	$9,785,558	$15,652,447	$0	$131,895,595

1 Loans that are specifically identified.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2014	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,436,684	$1,432,867	$0	$1,230,435	$41,167	$38,849
Commercial Real Estate:
General	4,734,250	4,797,634	0	4,428,492	186,401	177,219
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	87,646	97,188	0	81,978	0	0
Other	363	363	0	6,432	268	0
Credit card	0	0	0	0	0	0
Residential	160,580	193,074	0	315,394	1,946	1,946
Subtotal	$6,419,523	$6,521,126	$0	$6,062,731	$229,782	$218,014
With an allowance recorded:
Commercial	$365,705	$379,068	$135,694	$351,143	$16,016	$16,016
Commercial Real Estate:
General	1,740,616	2,478,367	411,996	3,308,305	0	0
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	277,650	276,294	151,074	305,232	18,010	16,842
Other	11,663	11,541	11,541	36,296	166	0
Credit card	0	0	0	0	0	0
Residential	393,300	401,270	82,753	594,203	20,052	19,592
Subtotal	$2,788,934	$3,546,540	$793,058	$4,595,179	$54,244	$52,450
Total	$9,208,457	$10,067,666	$793,058	$10,657,910	$284,026	$270,464

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2013	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,049,046	$1,059,514	$0	$1,326,391	$36,446	$34,382
Commercial Real Estate:
General	714,377	744,958	0	2,244,485	2,999	2,999
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	107,750	255,128	0	55,715	642	642
Other	47,106	109,603	0	28,021	0	0
Credit card	0	0	0	0	0	0
Residential	343,859	554,300	0	234,300	0	0
Subtotal	$2,262,138	$2,723,503	$0	$3,888,912	$40,087	$38,023
With an allowance recorded:
Commercial	$116,684	$116,194	$28,705	$273,051	$15,350	$14,995
Commercial Real Estate:
General	6,070,444	6,069,393	1,302,677	4,634,901	226,872	226,872
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	296,004	294,323	155,095	191,689	10,289	9,097
Other	67,568	67,406	36,792	89,464	1,877	1,877
Credit card	0	0	0	224	0	0
Residential	784,096	791,471	87,635	526,512	17,430	17,417
Subtotal	$7,334,796	$7,338,787	$1,610,904	$5,715,841	$271,818	$270,258
Total	$9,596,934	$10,062,290	$1,610,904	$9,604,753	$311,905	$308,281

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non-accrual loans by class of loans as of December 31, 2014:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$0	$0	$0	$0	$51,052,522	$51,052,522
Commercial Real Estate:
General	0	0	0	0	52,439,759	52,439,759
Construction	0	0	0	0	1,897,422	1,897,422
Consumer:
Lines of credit	133,353	0	0	133,353	5,576,570	5,709,923
Other	175	0	0	175	1,362,269	1,362,444
Credit card	4,958	0	0	4,958	485,785	490,743
Residential	144,798	0	0	144,798	14,928,488	15,073,286
Total	$283,284	$0	$0	$283,284	$127,742,815	$128,026,099

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$0	$0	$0	$16,147	$16,147
Commercial Real Estate:
General	0	0	310,442	310,442	1,524,725	1,835,167
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	0	84,262	84,262	0	84,262
Other	0	0	198	198	0	198
Credit card	0	0	0	0	0	0
Residential	86,482	0	48,675	135,157	0	135,157
Total	$86,482	$-	$443,577	$530,059	$1,540,872	$2,070,931

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non-accrual loans by class of loans as of December 31, 2013:

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $729,552 of specific reserves on $7,353,365 of unpaid principal balance of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2014 and $1,539,865 of specific reserves on $8,452,163 of unpaid principal balance of loans as of December 31, 2013.

During 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; financing concessions; or a permanent reduction of the recorded investment in the loan.

In 2014, two modifications involved financing concessions on amortizing notes ranging from 10 months to 12 months.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2014:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded	Current
2014	Number of Loans	Investment	Investment	Balance
Troubled Debt Restructurings:
Commercial	1	$249,249	$275,116	$230,000
Commercial Real Estate:
General	1	2,413,000	2,413,000	2,344,843
Total	2	$2,662,249	$2,688,116	$2,574,843

In the 12 month period ended December 31, 2014, there were no charge-offs related to the troubled debt restructurings. As of December 31, 2014, an additional $47,646 of specific reserves were established on these troubled debt restructurings.

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2013:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded	Current
2013	Number of Loans	Investment	Investment	Balance
Troubled Debt Restructurings:
Commercial	1	$143,136	$133,425	$52,504
Lines of credit	4	205,208	205,208	165,863
Residential	1	164,114	164,114	163,727
Total	6	$512,458	$502,747	$382,094

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

For the 12 month period ended December 31, 2014, there were two troubled debt restructuring that experienced a payment default within 12 months following the modification. Below is a table which presents those loans by class:

		Recorded Investment
2014	Number of Loans	at time of default
Commercial	1	$196,340
Residential	1	57,687
Total	2	$254,027

For the 12 month period ended December 31, 2013, there was one troubled debt restructuring that experienced a payment default within 12 months following the modification. Below is a table which presents those loans by class:

		Recorded Investment
2013	Number of Loans	at time of default
Commercial	1	$155,258
Total	1	$155,258

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Credit Quality Indicators:

The Bank utilizes a numeric grading system for commercial and commercial real estate loans to indicate the strength of the credit. At origination, grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation including cash flow analysis and the estimated collateral values. The loan grade is reassessed at each renewal or amendment but any credit may receive a review based on lender identification of changes in the situation or behavior of the borrower. All commercial and commercial real estate loans exceeding $500,000 are formally reviewed at least annually. Once a loan is graded a 5M or greater number, and is over $100,000, the loan grade will be reanalyzed once a quarter to assess the borrowers compliance with the Bank’s documented action plan. In addition to these methods for assigning loan grades, changes may occur through the external loan review or regulatory exam process. The loan grades are as follows:

1.	Exceptional. Loans with an exceptional credit rating.
2.	Quality. Loans with excellent sources of repayment that conform, in all respects, to Bank policy and regulatory requirements. These are loans for which little repayment risk has been identified.
3.	Above Average. Loans with above average sources of repayment and minimal identified credit or collateral exceptions and minimal repayment risk.
4.	Average. Loans with average sources of repayment that materially conform to Bank policy and regulatory requirements. Repayment risk is considered average.
5.	Acceptable. Loans with acceptable sources of repayment and risk.
5M.	Monitor. Loans considered to be below average quality. The loans are often fundamentally sound but require more frequent management review because of an adverse financial event. Risk of non-payment is elevated.
6.	Special Mention. Loans that have potential weaknesses and deserve close attention. If uncorrected, further deterioration is likely. Risk of non-payment is above average.
7.	Substandard. Loans that are inadequately protected by the borrower’s capacity to pay or the collateral pledged. Risk of non-payment is high.
8.	Doubtful. Loans in this grade have identified weaknesses that make full repayment highly questionable and improbable.

When a loan is downgraded to a nine, it is considered a loss and is charged-off.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2014 and 2013, and based on the most recent analysis performed, the recorded investment by risk category and class of loans is as follows:

			Commercial Real Estate		Commercial Real Estate
	Commercial		General		Construction
	2014	2013	2014	2013	2014	2013
1	$15,816	$0	$0	$0	$0	$0
2	0	94,676	0	0	0	0
3	10,755,378	8,623,409	5,743,647	5,524,989	0	0
4	15,207,227	13,898,810	23,551,631	18,675,411	351,678	441,114
5	21,175,719	17,539,364	15,460,915	20,604,611	186,594	233,302
5M	692,413	4,255,639	4,441,083	5,114,931	0	1,397,321
6	1,764,371	1,699,009	2,872,263	4,908,058	1,359,150	0
7	1,441,534	1,052,903	729,249	229,576	0	0
8	16,211	18,594	1,476,138	2,145,873	0	0
Total	$51,068,669	$47,182,404	$54,274,926	$57,203,449	$1,897,422	$2,071,737

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity. The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2014 and 2013:

	Residential
	2014	2013
Performing	$14,654,563	$14,524,492
Impaired	553,880	1,127,955
Total	$15,208,443	$15,652,447

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2014	2013	2014	2013	2014	2013
Performing	$5,428,889	$7,363,137	$1,350,616	$1,452,984	$490,743	$451,009
Impaired	365,296	403,754	12,026	114,674	0	0
Total	$5,794,185	$7,766,891	$1,362,642	$1,567,658	$490,743	$451,009

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity for the year ended December 31:

	2014	2013
Beginning of year	$2,558,299	$2,806,781
Additions	550,859	654,801
Reductions from sales	(749,971)	(706,633)
Direct write-downs	(120,190)	(196,650)
End of year	$2,238,997	$2,558,299

Expenses related to foreclosed assets include:

	2014	2013
Operating expenses, net of rental income	$141,068	$211,459

A significant portion of the operating expenses is related to property taxes paid on the foreclosed assets. These amounts can vary from year-to-year depending on the number and types of foreclosed properties as well as the timing of the payments.

NOTE 5 - PREMISES AND EQUIPMENT

Period end premises and equipment were as follows at December 31:

	2014	2013
Land & land improvements	$4,701,611	$4,700,464
Buildings & building improvements	6,214,971	6,201,507
Furniture, fixtures and equipment	3,604,543	3,864,940
	14,521,125	14,766,911
Less: accumulated depreciation	5,440,344	5,621,444
	$9,080,781	$9,145,467

Depreciation expense was $367,631 for 2014 and $408,990 for 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

The components of the outstanding deposit balances at December 31, 2014 and 2013 were as follows:

	2014	2013
Non-interest-bearing DDA	$34,215,744	$33,313,136
Interest-bearing DDA	28,371,828	24,861,560
Money market	21,206,133	19,202,665
Savings	13,829,127	10,214,719
Certificate of deposit	63,682,608	84,347,785
	$161,305,440	$171,939,865

Time deposits of $250,000 or more were $1,118,904 at year-end 2014 and $1,398,122 at year-end 2013.

Scheduled maturities of time deposits, as of December 31, 2014, were as follows:

2015	$40,947,210
2016	16,747,614
2017	5,423,210
2018	532,514
2019	32,060
$63,682,608

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS

The Company’s short-term borrowings outstanding consisted entirely of repurchase agreements at year-end 2014 and 2013. The Company utilized its line of credit with the FHLB twice during 2014 for overnight liquidity support. Information regarding repurchase agreements and borrowings from the FHLB is summarized below:

	Repurchase	Borrowings
	Agreements	from FHLB
Outstanding at December 31, 2014	$8,610,621	$0
Average interest rate at year end	0.49%	0%
Average balance during year	9,358,758	16,438
Average interest rate during year	0.52%	0.40%
Maximum month end balance during year	10,767,084	0

Outstanding at December 31, 2013	$8,428,046	$0
Average interest rate at year end	0.56%	0%
Average balance during year	9,706,847	0
Average interest rate during year	0.58%	0%
Maximum month end balance during year	10,878,256	0

The Bank had securities of $10,190,761 pledged to repurchase agreements at December 31, 2014 and $10,561,358 pledged at December 31, 2013. The Company had $2 million of residential mortgage loans pledged to support its line of credit with the FHLB at year-end 2014. The Company did not have a line of credit with the FHLB at year-end 2013.

Another source of short-term borrowings is available through the Federal Reserve Discount Window (“Discount Window”). The Bank could request to borrow from the Discount Window under the secondary credit program. Any request to borrow would require approval by the FDIC and a pledge of collateral. At December 31, 2014, collateral available for Discount Window borrowings consisted of $990,128 in securities, $369,816 in home equity loans and $3,518,333 in one USDA loan. There have been no borrowings from the Discount Window since January 2010.

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the FHLB of Indianapolis. Based on its current FHLB stock holdings and collateral, the Bank has the capacity to borrow $3,334,461 at December 31, 2014. Each borrowing requires a direct pledge of securities and/or loans. To support potential borrowings with the FHLB, the Bank had residential loans with a carrying value of $7,502,650 pledged at year-end 2014 and $3,709,600 pledged at year-end 2013. During 2014, the Bank used a portion of the residential loans pledged to the Federal Home Loan Bank to collateralize a $2,000,000 overdraft line of credit. The Bank had no outstanding borrowings with the FHLB at either December 31, 2014 or 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, as defined in Note 1, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.31% at December 31, 2014 and 2.30% at December 31, 2013. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par value on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures is payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (under the variable interest entity rules), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing. The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company has exercised its option to defer each regularly scheduled interest payment since that time. The Company’s deferral of interest does not constitute an event of default.

During the deferral period, interest will continue to accrue on the subordinated debentures. Also, the deferred interest will accrue interest. At the expiration of the deferral period, all accrued and unpaid interest will become immediately due and payable. The accrued interest payable on the subordinated debentures was $562,622 at December 31, 2014, and $444,042 at December 31, 2013 and is included in accrued interest expense and other liabilities on the consolidated balance sheets.

The last allowable deferral period is March 31, 2015. All accrued and unpaid interest will be due and payable and a corresponding amount of distributions will be payable on the trust preferred securities on June 30, 2015. The Company does not currently have the liquidity to pay the projected interest owed but is working on capital raising initiatives. In the event these efforts are unsuccessful, payment of this interest has been assured by certain members of the Company’s board. Nonetheless, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

In the event the FRB does not grant the Company approval to repay the deferred interest or obtain an extension or other leniency, the holders of our trust preferred securities could elect to commence collection efforts. Such efforts would have a material adverse effect on the Company.

Should the Company obtain the liquidity and the permission to repay the deferred interest, it may elect to again defer interest payments at some point in the future.

NOTE 10 – NOTES PAYABLE

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen. On the same day, $500,000 of the proceeds were used to settle, in full, a defaulted debt with a financial institution[1]. The remaining proceeds of the senior debt are being used for interest carry, general operations and potential capital support for the Bank. The note bears interest at a fixed rate of 8.00% per annum until paid in full. Interest is payable quarterly, in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The accrued interest at December 31, 2014 was approximately $26,000. The entire interest balance due was paid on January 2, 2015. The members of 1030 Norton LLC have agreed to extend the note for another two year period at the same terms. In a letter dated February 11, 2015, the FRB granted the Company permission to extend the note at the same terms and continue paying quarterly interest. The note now matures on March 31, 2017.

Settling the defaulted debt resulted in a gain of approximately $5.3 million in the first quarter of 2013. As a result of this transaction, the Company was able to achieve positive shareholders’ equity of approximately $4 million at March 31, 2013.

NOTE 11 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $17,500 for 2014 and 2013. The Company may, at its discretion, make a matching contribution. The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2014 or 2013. Upon reinstatement of the matching contribution, the plan will qualify as a Safe Harbor 401(k) Plan.

1 The book value of the liability was $5,763,000 resulting in a gain of $5,263,000 which appears in the condensed consolidated statement of income as a gain on extinguishment of debt.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES

The consolidated provision for federal income tax (benefit) expense at December 31, 2014 and 2013 was as follows:

	2014	2013
Current payable	$0	$105,000
Valuation allowance - change in estimate	(4,037,816)	0
Tax expense (benefit)	$(4,037,816)	$105,000

The net deferred tax asset includes the following amounts of deferred tax assets and liabilities as of December 31, 2014 and 2013:

	2014	2013
Deferred tax asset
Allowance for loan losses	$224,205	$527,146
Non-accrual loans	62,977	84,892
Deferred loan costs, net	2,328	18,477
AMT credit carryforward	85,822	85,306
Accrued Expenses (461h)	(36,719)	20,163
Foreclosed assets	979,224	1,069,467
Other	64,587	1,916
Net operating loss carryforward	2,892,045	2,555,381
	4,274,469	4,362,748
Deferred tax liabilities
Depreciation	$(220,932)	$(215,388)
Accretion on securities	(9,884)	(2,695)
Unrealized gain on securities available for sale	(25,763)	(217,229)
Prepaid expenses	(12,559)	(24,856)
Other	(9,454)	(11,645)
	(278,592)	(471,813)
	$3,995,877	$3,890,935
Valuation allowance	0	(3,890,935)
Net deferred tax asset	$3,995,877	$0

In 2009, the Company established a $1.8 million valuation allowance on deferred tax assets based primarily on our net operating losses from 2007 through 2009. The valuation allowance grew to $5.8 million at December 31, 2011. As a result of the gain on extinguishment of debt and the Company’s return to profitability, the valuation was reduced to $3.9 million at December 31, 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- INCOME TAXES (Continued)

The realization of deferred tax assets (net of recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carryforward losses to future tax years. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including taxable income in current year and expected future taxable income.

Over the past several quarters, the positive evidence has been increasing while the negative evidence has been decreasing. The Company has achieved 12 consecutive quarters of profit at December 31, 2014 which moved us into a cumulative income position since 2012. The Bank’s regulatory capital ratio has improved and the Bank’s troubled assets have been declining removing regulatory burden from an FDIC Directive. The Company’s projections also show positive future taxable income. As such, at December 31, 2014, the Company determined the positive evidence supporting the realizability of our deferred tax assets outweighed the negative evidence supporting the continued maintenance of the valuation allowance. Therefore, the full $4.1 million valuation allowance was reversed to income tax expense at December 31, 2014.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2014 and 2013 is as follows:

	2014	2013
Tax at statutory rate	$99,931	$1,919,298
Tax-exempt interest income	(15,681)	(22,650)
Other	(16,211)	21,596
Change in valuation allowance	(4,105,855)	(1,813,244)
Federal income tax expense (benefit)	$(4,037,816)	$105,000

As of December 31, 2014, the Company has a net operating loss carryforward of $8.5 million to be utilized to offset future taxable income that will begin expiring in 2030.

There were no unrecognized tax benefits at December 31, 2014 or 2013 and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Company is subject to examinations of federal taxing authorities for years after 2010.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2014 and 2013 were as follows:

	2014	2013
Beginning balance	$2,450,013	$2,456,594
New loans and line advances	25,221	92,419
*Effect of changes in related parties	0	(99,000)
Repayments	(408,657)	0
Ending balance	$2,066,577	$2,450,013

Deposits from principal officers, directors and their affiliates were $8,170,187 at year-end 2014 and $4,583,666 at year-end 2013.

*The effect of a director resigning from the board and is no longer considered a related party.

NOTE 14 – STOCK OPTIONS

The Company has two share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2014 and 2013. Consequently, there was no income tax benefit recorded for either 2014 or 2013.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – STOCK OPTIONS (Continued)

A summary of the activity in the plans for 2014 is as follows:

			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value*
Outstanding at beginning of year	6,000	$14.54
Granted	0	0
Exercised	0	0
Forfeited or expired	0	0
Outstanding at end of year	6,000	$14.54	0.94	$0
Exercisable at end of year	6,000	$14.54	0.94	$0

*The stock price at December 31, 2014 did not exceed the weighted average option exercise price.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

At December 31, 2014, the total risk-based capital ratio of the Bank was 9.07%. The Bank’s total risk-based capital ratio was 8.48% at December 31, 2013. At both year-end periods, the Bank was in the adequately capitalized regulatory capital category.

Since September 2, 2010, the Bank has been operating under a Consent Order with the FDIC and the DIFS, its primary banking regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and DIFS.

Under the Consent Order, the Bank is required to maintain higher capital levels than requested under prompt corrective action levels for a well-capitalized bank and the Bank may not declare or pay any dividend without the prior written consent of the regulators. Under the Consent Order, the Bank is required to have and maintain its level of tier 1 capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not in compliance with this requirement within the 90 days of the effective date of the Consent Order and has not attained those required levels at any reporting period including December 31, 2014. At year-end 2014, a capital contribution of $5,202,000 would have been needed to meet the capital ratios specified in the Consent Order. The Bank is in full compliance with the restrictions related to declaring and paying dividends.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Included in the tables are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at December 31, 2014 and 2013.

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total Capital (Tier 1 and
Tier 2) to risk-weighted assets of the Bank	$12,123,131	9.07%	$10,688,877	8.00%	$14,697,205	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	10,449,191	7.82	5,344,438	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	10,449,191	5.67	7,365,478	4.00	15,651,640	8.50

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2013
Total Capital (Tier 1 and
Tier 2) to risk-weighted assets of the Bank	$11,420,073	8.48%	$10,769,246	8.00%	$14,807,713	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	9,723,466	7.22	5,384,623	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	9,723,466	5.24	7,423,426	4.00	15,774,781	8.50

Federal Reserve guidelines limit the amount of allowance for loan losses that can be included in tier 2 capital. In general, only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2014, only $1,673,940 was counted as tier 2 capital and $304,232 was disallowed. At December 31, 2013, $1,696,607 was counted as tier 2 capital and $1,113,035 was disallowed.

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

The contractual amount of unfunded financial instruments with off-balance sheet risk was as follows at December 31, 2014 and 2013:

	2014		2013
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$1,036,126	$22,457,369	$1,711,768	$19,602,468
Unused standby letters of credit	0	1,362,000	0	1,262,000
Commitments to make loans	0	49,713	243,721	0

Commitments to make loans are generally made for periods of 60 days or less.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS

December 31,

	2014	2013

ASSETS
Cash and cash equivalents	$329,170	$609,536
Investment in subsidiaries	13,587,354	9,408,524
Other assets	538,293	3,110

Total assets	$14,454,817	$10,021,170

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$593,880	$578,301
Notes payable	1,280,000	1,280,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	8,080,937	3,662,869

Total liabilities and shareholders’ equity	$14,454,817	$10,021,170

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,

	2014	2013
Other income	$1,136	$227
Gain on the extinguishment of debt	0	5,263,653
Interest expense	(222,402)	(199,767)
Other expense	(90,666)	(92,341)
Income (loss) before income tax benefit and undistributed subsidiary income	(311,932)	4,971,772
Equity in undistributed subsidiary income	4,088,916	673,222
Federal income tax (benefit) expense	(554,748)	105,000

Net income	4,331,732	5,539,994
Other comprehensive income (loss)	86,336	(638,029)
Comprehensive income	$4,418,068	$4,901,965

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2014	2013
Cash flows from operating activities
Net income	$4,331,732	$5,539,994
Equity in undistributed subsidiary income	(4,088,916)	(673,222)
Net realized gain on the extinguishment of debt	0	(5,262,653)
Net change in:
Other assets	(535,183)	(1,735)
Other liabilities	15,579	247,971
Net cash used by operating activities	(276,788)	(149,645)

Cash flows from (for) investing activities
Capital investment into subsidiaries	(3,578)	(28,565)
Net cash used by investing activities	(3,578)	(28,565)

Cash flows from financing activities
Draws on notes payable and line of credit	0	1,280,000
Repayment of note payable	0	(500,000)
Net cash from financing activities	0	780,000

Net change in cash and cash equivalents	(280,366)	601,790
Beginning cash and cash equivalents	609,536	7,746

Ending cash and cash equivalents	$329,170	$609,536

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

Impaired Loans: The method used to determine the valuation of impaired loans depends on the anticipated source of repayment. Collateral dependent impaired loans with specific allocations of the allowance for loan losses are measured using the fair value of the collateral which is generally based on recent real estate appraisals or internal evaluations. Management may add discounts to third party appraisals. The appraisals are generally obtained annually and are performed by qualified licensed appraisers approved by the Board of Directors. These appraisals may utilize a single valuation approach

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area. This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor’s required return. This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Such adjustments can be significant and result in a Level 3 classification of the inputs for determining fair value.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ended December 31, 2014 and 2013:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
Available for sale securities:
US Treasury	$2,025,703	$2,025,703	$0	$0
US Government and federal agency	15,203,950	0	15,203,950	0
Municipals	1,064,465	0	1,064,465	0
Mortgage-backed and collateralized mortgage obligations– residential	13,397,251	0	13,397,251	0
Total	$31,691,369	$2,025,703	$29,665,666	$0

Servicing assets	$33,279	$0	$33,279	$0

December 31, 2013
Available for sale securities:
US Treasury	$2,542,032	$2,542,032	$0	$0
US Government and federal agency	15,867,406	0	15,867,406	0
Municipals	1,591,141	0	1,591,141	0
Mortgage-backed and collateralized mortgage obligations– residential	11,229,667	0	11,229,667	0
Total	$31,230,246	$2,542,032	$28,688,214	$0

Servicing assets	$37,217	$0	$37,217	$0

There were no transfers between Level 1 and Level 2 during 2014 or 2013.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below for the period ended December 31, 2014 and 2013.

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
Impaired loans[1]:	$1,596,474	$0	$0	$1,596,474
Foreclosed assets:	1,913,093	0	0	1,913,093
Total	$3,509,567	$0	$0	$3,509,567

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Impaired loans[1]:	$4,770,112	$0	$0	$4,770,112
Foreclosed assets:	2,278,579	0	0	2,278,579
Total	$7,048,691	$0	$0	$7,048,691

1Collateral dependent

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The following tables present information as of December 31, 2014 and 2013 about significant unobservable inputs related to the Bank’s individually material[1] Level 3 financial assets, by class, measured on a non-recurring basis:

		Valuation	Significant Unobservable	Range
December 31, 2014	Fair Value	Technique	Inputs	of Inputs

			Adjustments for differences between
Impaired loans	$1,294,790	Sales comparison approach	comparable sales	(25)-25%
		Income approach	Capitalization rate	10%

			Adjustments for differences between
Foreclosed assets	$1,056,514	Sales comparison approach	comparable sales	(30)-25%

		Valuation	Significant Unobservable	Range
December 31, 2013	Fair Value	Technique	Inputs	of Inputs

			Adjustments for differences between
Impaired loans	$536,524	Sales comparison approach	comparable sales	17.1-29.8%
		Discounted cash flow	NPV of cash flow and RI	4.6-7.0%

			Adjustments for differences between
Foreclosed assets	$463,500	Sales comparison approach	comparable sales	0-12.5%
		Income approach	Capitalization Rate	(20)-10%

1 For purposes of this disclosure, only material Level 3 assets are disclosed. These assets are included in the total non-recurring Level 3 financial assets.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of financial instruments, not previously presented above, were as follows at year-end:

		Fair Value Measurements
		at December 31, 2014 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$7,936	$7,936	$0	$0	$7,936
Loans held for sale	148	0	152	0	152
Loans, net (including impaired)	127,809	0	0	124,712	124,712
FHLB stock	388	N/A	N/A	N/A	N/A
Accrued interest receivable	418	6	102	310	418

Financial liabilities
Deposits	161,305	0	155,659	0	155,659
Federal funds purchased and repurchase agreements	8,611	0	8,611	0	8,611
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,280	1,280
Accrued interest payable	615	5	21	167	193

		Fair Value Measurements
		at December 31, 2013 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$17,133	$17,133	$0	$0	$17,133
Loans held for sale	240	0	246	0	246
Loans, net (including impaired)	128,745	0	0	122,235	122,235
FHLB stock	451	N/A	N/A	N/A	N/A
Accrued interest receivable	467	8	117	342	467

Financial liabilities
Deposits	171,940	0	164,381	0	164,381
Federal funds purchased and repurchase agreements	8,428	0	8,428	0	8,428
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,280	1,280
Accrued interest payable	506	4	32	137	173

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

(d) Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

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

Stock Information

The Company’s common stock is traded on the OTC under the ticker symbol "CSHB". At March 23, 2015, there were approximately 164 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2014 and 2013, as reported by the OTC. The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2014
First Quarter	$3.25	$2.55
Second Quarter	3.60	2.15
Third Quarter	3.35	2.50
Fourth Quarter	2.75	1.25

Calendar Year 2013
First Quarter	$0.55	$0.16
Second Quarter	4.00	0.50
Third Quarter	3.35	1.76
Fourth Quarter	4.95	2.85

Market Makers

At March 31, 2015 the following firms were registered with OTC as market makers in common stock of the Company:

Boenning & Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428	Monroe Securities, Inc. 100 North Riverside Plaza Suite 1620 Chicago, IL 60606	Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

Stock Registrar and Transfer Agent

Computershare, Inc

Regular Mail Delivery:
Computershare, Inc.
P.O. BOX 30170
College Station, TX 77842

For Overnight Delivery:
Computershare, Inc.
211 Quality Circle Suite 210
College Station, TX 77845

1-800-368-5948, via e-mail at their website, www.computershare.com

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

Annual Meeting

This year’s Annual Meeting will be held at 9:00 a.m. on Thursday, May 14, 2015 at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President and Secretary

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Management Team

Heather D. Brolick	President and Chief Executive Officer

John M. Clark	Senior Vice President/Commercial Loan Department Head and Secretary

Sharon L. Gary	Assistant Vice President / Human Resources Manager

Robert J. Jacobs	Senior Vice President / Business Development Officer

Susan M. Kane	Vice President / Mortgage Origination & Operations Manager

Amy L. Schultz	Senior Vice President and Technology/Operations Manager

Cerise A. Semrinec	Senior Vice President and Credit Administrator

Lori E. Versalle	Senior Vice President and Branch Administrator

Tracey A. Welsh	Senior Vice President, Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Monica J. Bixeman	Retail Banking Officer

Sherri S. Campbell	Vice President / Deposit Operations Manager

Clement E. Coulombe	Assistant Vice President / Controller

Jennifer L. Egeler	Assistant Controller

Jon M. Huizenga	Assistant Vice President / Commercial Lending Officer

Christopher J. Knoll	Credit Analyst

Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager

Mari K. Larson	Loan Operations Supervisor

Corena E. Leutscher	Harvey Branch Manager

Betsy S. Lobdell	Vice President / Commercial Lending Officer

Evan P. Luczak	Grand Haven Branch Manager

Renee L. Nyblade	Vice President / Mortgage Loan Officer

Ronald A. Mann, Jr.	Vice President / Commercial Lending Officer

Sharon P. Rindfusz	Mortgage Loan Officer

Jamie J. Sheffer	Assistant Vice President / North Muskegon Branch Manager

Janet S. Smith	Main Office Branch Manager

Clinton A. Todd	Vice President / Retail Lending Officer

Catherine M. VanPelt	Facilities and Processing Manager

