Form 10-K, Exhibit 13
period 2015-12-31
COMMUNITY SHORES BANK CORP
filed 2016-04-14
CIK 1070523

Exhibit 13

COMMUNITY SHORES

BANK

CORPORATION

2015 ANNUAL REPORT

DECEMBER 31, 2015

Selected Financial Information

At or For the Year-Ended December 31,	2015		2014 as restated[4]		2013
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$5,510	[1]	$6,158		$6,347
Provision for loan losses	0		0		0
Non-interest income	1,659		1,731		6,943	[3]
Non-interest expense	7,835		7,595		7,645
Income (loss) before income tax	(666)		294		5,645
Income tax expense (benefit)	(226)		(3,717)[2]		105
Net income (loss)	(440)		4,011		5,540

Financial Condition:
Total assets	181,021		184,677		190,779
Loans held for sale	0		148		240
Loans	122,742		129,787		131,554
Allowance for loan losses	1,671		1,978		2,810
Securities	25,210		31,691		31,230
Deposits	161,182		161,305		171,940
Repurchase agreements	4,921		8,611		8,428
Notes payable and other borrowings	5,780		5,780		5,780
Shareholders' equity	7,562		8,081		3,663

Performance Ratios:
Return (loss) on average assets	(0.24	)[1]%	2.08	[2]%	2.86	[3]%
Return (loss) on average shareholders' equity	(5.50)[1]		99.65	[2]	196.56	[3]
Net interest margin	3.28	[1]	3.44		3.54
Per Share Data:
Earnings (loss) per share - basic	$(0.30)[1]		$2.73	[2]	$3.77	[3]
Earnings (loss) per share - diluted	(0.30)[1]		2.73	[2]	3.77	[3]
Book value per share	5.15		5.50		2.49
Capital Ratios of Bank:
Tier 1 risk-based capital	8.22%		7.34%		7.22%
Total risk-based capital	9.46		8.59		8.48

1 Includes derivative recognition of ($427) or ($0.29) per share.

2 Includes tax valuation allowance reversal of $3,758 or $2.56 per share.

3 Includes a gain on extinguishment of debt of $5,263 or $3.58 per share.

4 Amounts have been restated to correct valuation allowance reversal amount – see Note 1.

Dear Fellow Community Shores Shareholder,

We are very happy to report that Community Shores Bank’s continuously improving risk metrics resulted in the December 2015 release of its regulatory Consent Order. This was achieved in advance of Community Shores Bank Corporation’s (the Company’s) capital raise, which was successfully completed the first quarter of 2016. As planned, proceeds from the offering were used to cure the Corporation’s condition of default on its trust preferred securities and to provide capital to the Bank.

As of March 31 2016, following a cash injection of $3.35 million, the Bank’s capital ratios met regulatory requirements and the Bank was considered “well capitalized” under the FDIC’s prompt corrective action standards. In conjunction with the capital raise, the Company also converted its senior debt of $1.28 million into shares of common stock, eliminating approximately $100,000 of annual interest expense. The debt conversion is ultimately good for the Company; however, the agreement to convert the debt into stock was reached in fiscal year 2015, while the actual debt conversion did not occur until the first quarter of 2016. This timing difference, and the associated derivative accounting treatment, contributed $427,000 to the consolidated net loss recognized in 2015. Upon conversion of the debt on March 28, 2016, the $427,000 was added back to equity, net of deferred taxes.

At the Bank, we experienced significant competitive pressure on rates in tandem with increased extension risk. Strategic pricing decisions were made to retain high quality assets. At the same time, we took a hard look at the return on credits with higher risk factors and made the decision not to compete on rate and structure. The aforementioned, in concert with general economic factors, negatively impacted the net interest margin. While we were greatly disappointed in the loss of $7 million in portfolio loans from year-end 2014, we note that a large portion of the reduction came from the borrowers’ own cash resources or through the sale of the borrowing entity to out of market equity investors.

In response to these market conditions, we have intensified our business development efforts with a focus not only on new relationships, but on the development of additional business and referrals from existing clients. Recognizing that quality loan growth is key to the deployment of new capital, we recruited a very talented and experienced commercial lender, Michael Skinner, who joined the Bank as its Chief Lending Officer. Mike has over 15 years of commercial banking experience in the West Michigan area.  In addition to banking, he grew up in a family owned business, and his professional acumen includes having been an owner/partner in a successful manufacturing business. We are confident that Mike’s lending and sales experience will be a catalyst for future loan growth at Community Shores Bank.

While asset retention and positioning for future growth is a priority, we also worked in 2015 to improve efficiency. In June, we implemented an initiative to renegotiate the Bank’s core data processing contract that will result in long term savings of approximately $1.8 million over 72 months. Clearly this was a win and a sound, long term strategic decision. Unfortunately, it had a negative impact on fiscal year 2015. A related one-time contract consulting expense of $319,000 was taken in the third quarter and contributed to the year’s consolidated net loss.

In addition to lower data processing expenses, there are benefits to be realized in 2016 stemming directly from the release of the regulatory Consent Order and the Bank’s additional capital. Among them are long anticipated insurance expense reductions. The Bank’s FDIC deposit insurance costs are projected to decrease by an estimated $140,000 in 2016 and the premiums for our commercial insurance policies will decrease approximately $48,000 on an annualized basis.

In addition to lowering operating expenses, growing earning assets is critical. To support future loan growth and secure cost effective funding, the Bank strengthened its deposit delivery tools. In the banking industry, deposit and transactional accounts must meet the needs of an increasingly larger population of technology based customers. To accomplish this, targeted investments were made in our delivery platform and electronic banking products during 2015 with others slated in the first half of 2016.

One of the projects included a reengineered web site. It was our goal to be more client-friendly and to enable web based data collection and progressive, targeted marketing. In our electronic banking area we implemented ACH Manager, a product that allows greater payment capabilities for commercial clients. We enhanced our products, creating a Corporate Interest Checking account and successfully migrated 34 high balance customers away from an antiquated sweep product while simultaneously freeing up pledged securities. Slated for 2016, are the implementation of Business Mobile Banking; Business Mobile Check Capture; Personal Mobile Check Capture; and a complete update of our online banking product. All of these initiatives keep our deposit products marketable and attractive to both business and retail users.

For the past several years our attention and the content of this letter have been focused on loss mitigation. We reported on reductions in non-performing assets, decreases in other real estate owned, non-accruals and troubled debt restructures—all internally focused asset quality metrics. I am pleased to report that all of these metrics continue to improve and are now at acceptable risk levels commensurate to peer. Strong risk mitigation will continue as a core principal of our organization, but our focus has changed. We are no longer absorbed by challenges from within, but are looking out toward our community, its financial needs and the ways in which Community Shores Bank can be both a resource and valued partner.

We sincerely appreciate the commitment and dedication of our Board, staff, clients and shareholders whom, working together, have allowed us to return to health. Your continued support, your business and your future referrals are important to us as we strive to profitably grow your community bank and provide a positive return on equity. There will be immeasurable value realized in the positive energy and renewed life the Company received as a result of the offering and associated decrease in regulatory oversight. We have learned hard lessons; we have survived; and we will achieve success as we work to provide sound financial stewardship in support of our shareholders, customers and community.

Sincerely,

/s/ Heather D. Brolick

Heather D. Brolick

President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION

Muskegon, Michigan

2015 ANNUAL REPORT

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

The Company’s risk profile continued to improve in 2015 as a result of credit quality stabilization and improved real estate valuations both of which translated into no calculated loan loss provision and fewer foreclosed assets requiring impairment charges and continued net gains on foreclosed asset sales; all of which favorably affect core earnings. Conversely, the significant consolidated losses stemming from declining credit quality from 2007 through 2011 caused capital erosion, reduced regulatory capital ratios and additional regulatory scrutiny.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

On September 2, 2010, the Bank entered into a Consent Order with the FDIC and State of Michigan’s Department of Insurance and Financial Services (“DIFS”), its primary regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposed no fines or penalties on the Bank.

At that time, the lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”), the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements.

In an effort to increase the Company’s liquidity, and assist the Bank in achieving the capital level required by the Consent Order, the Company conducted a Rights Offering in October 2015 and concurrent Private Placement (“the Offerings”). The details of the Rights Offering, Private Placement and debt conversion are described in Note 16 to the Financial Statements. The net proceeds from the Offerings, which closed on March 28,2016, were approximately $4.770 million. The Company used the proceeds of the Offerings to repay deferred and overdue interest on its subordinated debentures and contribute capital to the Bank to increase its regulatory capital ratios. The remaining proceeds, approximately $900,000, will be available for general corporate purposes. The Company’s main liquidity resource is its cash account balance. At December 31, 2015, prior to the closing of the Offerings, the Company’s cash balance was approximately $41,000.

As a result of its trend towards regulatory safety and soundness, on December 29, 2015, the Bank received official notice from the FDIC and the Michigan Department of Insurance and Financial Services that the regulatory Consent Order entered into on September 2, 2010 was terminated effective December 16, 2015. The Company’s $3.35 million equity contribution to the Bank, made on March 31, 2016 elevated the Bank’s regulatory capital classification to that of well-capitalized according to prompt corrective action capital standards. The Written Agreement between the Company and the FRB remains in effect.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As of December 31, 2015, the Bank had 51 full-time employees and 21 part time employees, a decrease of 3.0 full-time equivalent positions since December 31, 2014.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2015. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Our significant accounting policies are discussed in detail in Note 1 of the Notes to the Consolidated Financial Statements. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

We view critical policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions and where changes in those estimates and assumptions could have a significant impact on the financial statements. We believe our critical accounting policies include determining the allowance for loan losses, the fair value of financial instruments, the carrying value of foreclosed assets and the realization of deferred tax assets. A description of the critical policies is as follows. Actual results could differ from the estimate.

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

Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a Note 19.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Net deferred tax assets are recorded to the extent it is believed that they will more likely than not be realized. In making such a determination, all available positive and negative evidence is considered, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial results. In the event it is determined that deferred income tax assets are in excess of their realizable amount, an adjustment would be made which would increase the provision for income taxes.

In determining the possible realization of deferred tax assets, future taxable income from operations exclusive of reversing temporary differences and tax planning strategies that, if necessary, would be implemented to accelerate taxable income into periods in which net operating losses might otherwise expire is considered.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company had no unrecognized tax positions at either 2014 or 2015 year-end.

Interest and penalties related to unrecognized tax benefits are recognized within the federal income tax expense (benefit) line in the accompanying consolidated statements of income. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Future factors include, among others, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; the ability of the Company to borrow money or raise additional capital needed or when desired to support future growth; failure to comply with provisions of the Written Agreement or other regulatory directives or to seek to have such directives modified or eliminated; and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. These are representative of the Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. These risks and uncertainties should be considered when evaluating forward-looking statements. Undue reliance should not be placed on such statements.

OVERVIEW

Throughout the past four quarters, the Company cautioned that additional capital was required to pay the deferred and overdue interest on its trust preferred securities, continue to service its senior debt payments and otherwise satisfy its cash needed to fund general operations. Management is pleased to report that due to capital raising efforts commenced in the fourth quarter of 2015 and completed on March 28, 2016, the Company has successfully raised net proceeds, after expenses, of approximately $4.770 million. As described in more detail below, with these proceeds, the Company repaid the deferred and overdue interest on its trust preferred securities totaling approximately $722,000; made a capital contribution to the Bank of approximately $3.35 million and has retained approximately $900,000 for general operations.

The Company’s total assets decreased by 2.0% in 2015 and were $181.0 million at December 31, 2015. The proceeds from decreases to loans and investments were used to reduce the concentration of time deposits solicited from the internet and increase the Bank’s liquidity.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Heading into 2015, the Company produced three consecutive years of profitability. For the full year 2015, the Company recorded a net loss of $440,000 largely due to two non-recurring transactions that management believes will position the Company for future growth. The first being a derivative liability recognized in the second quarter and the other being a fee paid to a vendor in the third quarter for assistance in renegotiating the Bank’s data processing contract. The recognition of the derivative liability added $427,000 to interest expense. The derivative liability stemmed from the conversion feature embedded in the Company’s note payable that allowed the note to convert into equity at a 25% discount to the price per share in our recently concluded Rights Offering and concurrent private placement transactions (see Notes 10 and 11). The note has since been converted into equity of the Company, net of deferred taxes, relieving the Company of the debt service obligation and releasing the lien on the Bank’s stock. The vendor’s fee, which totaled $319,000, was based on the Bank’s imputed savings over the new contract. While the fee was concentrated in the third quarter, the anticipated savings in data processing expenses are estimated to be over $1.8 million and will be realized over the next 72 months.

FINANCIAL CONDITION

Total assets decreased by $3.7 million to $181.0 million at December 31, 2015 from $184.7 million at December 31, 2014. The year over year decline in assets was evidenced by an increase in cash and decreases to loans and investments.

Cash and cash equivalents increased by $10.0 million to $17.9 million at December 31, 2015 from $7.9 million at December 31, 2014. The increase was essentially from higher balances on deposit at the FRB on the last business day of 2015 compared to the last business day of 2014. The FRB balance at year-end 2015, $15.1 million, was above management’s desired range of $7 to $10 million however, the balance at year-end 2014, $4.8 million, was slightly less. The preferred range is generally enough to cover the typical liquidity needs of the Bank’s operations as well as provide a surplus for unexpected events. Carrying amounts above the desired range for extended periods of time can negatively impact the earnings of the Company. The excess liquidity at year-end 2015 is expected to be used to fund loans and to repay internet deposits.

The Bank’s available for sale security portfolio was $25.2 million at December 31, 2015 and $31.7 million at December 31, 2014. At both December 31, 2015 and 2014, there were no securities classified as held to maturity. Investment activity for 2015 consisted of maturities, prepayments and calls totaling $8.1 million and purchases totaling $2.0 million.

A majority of the Bank’s security portfolio is used for pledging purposes. At year-end 2015, $20.2 million of securities were pledged to public fund customers, the Federal Reserve Discount Window (“Discount Window”) and customer repurchase agreements; $25.5 million of securities were pledged to the same entities at year-end 2014. The Bank’s pledging needs were reduced during the first quarter of 2015 when several customers that were in the Bank’s repurchase agreement product (which is fully collateralized by high quality government and agency securities), were transferred to a newly created business interest checking account. The reduction in customer repurchase agreement balances allowed the Bank to remove the pledge of nearly $3.0 million of securities in the first quarter of 2015.

Unpledged securities are a valuable liquidity resource. The level of unpledged securities is regularly monitored. Management’s preferred range of unencumbered securities is 10% to 20% of the portfolio. At both December 31, 2015 and 2014, 20% of the portfolio was unencumbered.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In addition to quantity from a liquidity standpoint, the investment portfolio quality has also received much scrutiny over the past several years. The investment portfolio had a net unrealized loss of $44,000 at year-end 2015. This is a decline of $120,000 over a net unrealized gain position of $76,000 at year-end 2014. At year-end 2015, there were 28 securities with an amortized cost of $13.7 million having an unrealized loss of $127,000. Five of the 28 securities had an unrealized loss longer than 12 months down from ten at year-end 2014. None of the unrealized losses on these securities are considered to be other than temporary.

At December 31, 2015, the Bank conducted its quarterly review for other-than-temporary impairment (“OTTI”). The unrealized losses referenced above were not determined to be other-than-temporary given the fact that they are all either issued by a U.S. government agency or a U.S. government-sponsored entity which the government has affirmed its commitment to support. Furthermore, the Bank does not have the intent to sell these securities nor is it likely that it will be required to sell the securities before their anticipated recovery. The portfolio will continue to be reviewed for impairment in accordance with the Bank’s investment policy.

To reduce exposure to future loss (both realized and unrealized), the Bank intends to adhere to the diversification principles outlined in its investment policy and limit issuer concentrations. Besides fully guaranteed U.S. government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2015.

Loans, including held for sale and portfolio loans, declined $7.2 million since year-end 2014. Portfolio loans were $122.7 million at year-end 2015. There were no loans held for sale at December 31, 2015.

Although there were no loans held for sale at year-end 2015, the activity during the twelve months of 2015 included $4.8 million of loan originations and $5.0 million of loan sales. The associated gain on the loan sales was $123,000.

Loans held in portfolio were reduced by $7.0 million; the commercial and commercial real estate segments contracted by $8.2 million, while total residential loans grew $1.9 million. Also in 2015, consumer loans were reduced by $685,000. In spite of the decrease in the commercial segments in 2015, the overall loan concentration of the Bank’s portfolio loans remains representative of the wholesale focus which has been upheld since the Bank’s opening in 1999. The commercial and commercial real estate segments represented 80% of the Bank’s total loan portfolio at December 31, 2015; a small decrease from an 82% level held by these two segments at December 31, 2014.

The net decline in the commercial and commercial real estate segments was comprised of a $2.7 million reduction in the commercial portfolio and a $5.5 million decrease to the commercial real estate portfolio. In 2015, over $6.0 million of loans were repaid from cash when the borrower sold the underlying collateral or used personal liquidity. Additionally, competitive factors in the local market and lending staff turnover in the first half of the year incited some of the loan portfolio erosion. The Bank’s lending area is fully staffed and is positioned to grow the portfolio in 2016 in a manner that assesses multiple risk factors in conjunction with expected rate of return and related capital allocation.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Since 2007, the Bank has bolstered its credit program by strengthening underwriting standards and enhancing credit monitoring. Diligent credit oversight for the past several years played a large part in reducing the Bank’s credit risk which was a big factor in improving the Bank’s overall regulatory risk profile. Essentially, credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. There are ways to decrease this risk however; the risk of nonpayment for any reason exists with respect to all loans and investments. Although loan growth is needed to enhance earnings, management intends to adhere to its established underwriting standards as lending competition intensifies in the local market.

The Bank’s credit program is led by an experienced officer of the Bank. Credit administration entails assessing, monitoring and estimating credit risk. The credit administration process includes bi-weekly meetings with loan personnel to discuss identified weak credits and periodic meetings specifically for the purpose of conducting an internal loan review. To supplement the internal processes, an annual credit review is conducted by an independent firm. Even with stringent oversight, the Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.

To estimate probable incurred credit losses and determine the proper allowance for loan loss level to absorb the loss, the Bank utilizes a detailed process. The process is discussed at length in Note 1 to the Company’s financial statements. At each period end, the balance in the allowance for loan losses is assessed for adequacy.

The analysis of the allowance for loan losses is comprised of three portions: general credit allocations, specific credit allocations and unallocated. General credit allocations are made to various categories of loans based on loan ratings, delinquency trends, historical loss experience as well as current economic conditions. The specific credit allocation includes a detailed review of a borrower and its entire relationship resulting in an allocation being made to the allowance for that particular borrower. A loan becomes specifically identified when, based on current information and events related to that particular borrower, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Specifically identified loans are individually evaluated for impairment.

The allowance for loan losses is adjusted accordingly to maintain an adequate level based on the conclusion of the general and specific analysis. There are occasions when a specifically identified loan requires no allocated allowance for loan losses. To have no allocated allowance for loan loss, a specifically identified loan must be well secured and have either a collateral analysis or a present value of cash flow analysis that supports a loan loss reserve allocation of zero.

At December 31, 2015, the allowance for loan losses totaled $1.7 million. At year-end 2014, the allowance for loan losses was $2.0 million. The decrease in the allowance is the result of net loan charge-offs of $307,000 for the twelve month period of 2015. In March, the Bank charged off a specific allocation of $356,000 on an impaired loan. This single charge-off was responsible for 70% of total charge-offs for the entire year. Helping to offset 2015’s charge-offs were recoveries of $199,000. A majority of the total was a single recovery stemming from a legal settlement on a loan that was charged off several years ago. At December 31, 2015, the ratio of allowance to gross loans outstanding was 1.36% compared to 1.52% at year-end 2014. The reduction is due mostly to the specific allocation that was charged off in the first quarter of 2015.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The total of all allocations included in the allowance by loan segment at December 31, 2015 and 2014 was as follows:

	2015		2014
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period		Category to		Category to
Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$522,558	39.3%	$500,776	39.2%
Commercial Real Estate	432,145	41.2	848,589	43.2
Consumer	322,185	5.6	294,039	5.9
Residential	210,653	13.9	204,485	11.7
Unallocated	183,875	N/A	130,283	N/A
	$1,671,416	100.0%	$1,978,172	100.0%

The general component of the allowance for loan losses as a percentage of non-specifically identified loans was 0.89% at December 31, 2015, an increase of two basis points since year-end 2014. At year-end 2014, the general component of the allowance for loan losses was 0.87% of total non-specifically identified loans.

At December 31, 2015, the allowance contained $465,000 in specific allocations for impaired loans whereas at December 31, 2014 there was $793,000 specifically allocated. The decrease stemmed largely from the single charge-off of $356,000 mentioned above. The remaining balance of the impaired relationship is $922,000. Also during the first quarter of 2015, a $315,000 loan that was impaired at year-end 2014 was repaid in full. The recorded investment of impaired loans was $8.7 million at December 31, 2015 compared to $9.2 million at year-end 2014.

Not all impaired loans require an allocation of reserves. As in the case above, once the charge-off was made on the specifically identified loan, the principal was reduced to the current value of the assigned collateral or expected repayment, therefore no further reserve was required. There were 16 impaired loans requiring no reserve at December 31, 2015. Since year-end 2014, specifically identified loans requiring no reserves rose to 81% of the recorded investment of total specifically identified loans at December 31, 2015; up from 70% at year-end 2014. At December 31, 2015, the recorded investment on impaired loans requiring no reserves was $7.0 million, an increase of $608,000 since year-end 2014. The first quarter specific allocation charge off of $356,000 drove a majority of the increase. The remaining balance on the relationship was $922,000 and carried no reserve.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Recorded investment on specifically identified loans requiring reserves was $1.7 million at December 31, 2015 compared to $2.8 million at year-end 2014. The $1.1 million decrease in recorded investment was largely due to the relationship described above which carried no reserve after the charge-off occurred.

The methodology used to determine the adequacy of the allowance for loan losses is consistent with the prior year. Each year management makes minor enhancements to the process employed to calculate historical loss migration and to evaluate collateral in the case of specifically identified credits.

Management continues to monitor the allocation and make necessary adjustments based on portfolio concentration levels, actual loss experience, the financial condition of the borrowers and the economy. For more detailed information related to the calculation of the allowance for loan losses, see Note 1 to the financial statements.

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. From year-end 2014 to December 31, 2015, the recorded investment in accruing past due and non-accrual loans decreased by $610,000. This was evidenced by a $273,000 increase in the recorded investment in accruing past due loans and a decrease of $883,000 in the recorded investment in non-accrual loans during the twelve months of 2015.

The recorded investment of accruing loans past due 30-59 days was $451,000 at December 31, 2015; a $168,000 increase since December 31, 2014. There were four loans past due 30-59 days at December 31, 2015. Two of the borrowers made sufficient payments in February (2016) and are no longer past due. The biggest loan has a principal balance of $261,000. The loan is collateralized by the borrower’s residence. There was a payment made in February (2016) but the loan remains 30 days past due. The Bank’s credit administration staff will continue to monitor the loan but there are currently no plans to foreclose on the property.

The recorded investment of loans past due 60-89 days still accruing interest was $106,000 at December 31, 2015. There were no loans in this delinquency category at December 31, 2014. Two loans are responsible for the balance. Both loans were brought current by January 31, 2016.

There were no loans still accruing interest past due 90 days and greater at either December 31, 2015 or year-end 2014.

The Bank’s rate of delinquent loans compares favorably to the Bank’s FDIC peer group. The credit review process will continue to be stringent; however, it is possible that past dues may continue to fluctuate in future periods.

The recorded investment of non-accrual loans was $1.2 million at December 31, 2015 down from $2.1 million at year-end 2014. The reduction since year-end 2014 was the result of the charge-offs and the full repayment of the impaired relationships mentioned above. No non-accrual notes are secured by undeveloped real estate. At December 31, 2015, there were specific allocations of $139,000 in the allowance for any estimated collateral deficiency on non-accrual loans. A majority of the non-accrual notes are current and paying according to various arrangements.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Net charge-offs for 2015 were $307,000. This outcome is much less than 2014 when the Bank had net charge-offs of $831,000. The ratio of net charge-offs to average loans was 0.24% for 2015; the ratio of net charge-offs to average loans was 0.63% for 2014. The ratio of net charge-offs to average loans in 2015 was enhanced as a result of a $143,000 net recovery recorded in the third quarter of the year.

Foreclosed assets were $2.2 million at both December 31, 2014 and 2015. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. Although the balance was roughly the same at each year-end period, there was a fair amount of activity in the year. In 2015, four properties were added increasing the total of foreclosed assets by $349,000. Additionally, three properties and 15 lots were sold for $339,000 during the same year. There were net gains on these sales of $197,000. A majority of the gains stemmed from lot sales throughout the year. A majority of the lots sold were part of a development that was heavily written down during the credit crisis. At year-end 2015, there were 6 lots left in the development with a zero book value and the expected sales price of each lot is roughly $25,000.

Each quarter, foreclosed assets that are determined to have declined in fair value based on a professional appraisal or other common means of valuation are written down. As real estate values stabilize, valuation adjustments have decreased. In aggregate, the inventory of held properties was written down by $194,000 during 2015; $74,000 more than the prior year. One property from out of state required an $85,000 reduction in value to align with the results of an appraisal received in December. Although management believes the current valuations of the properties held are appropriate, there may be cases where the Bank agrees to accept a sales price that is less than the current valuation and a loss is recorded. At December 31, 2015, there were 21 real estate holdings in foreclosed assets compared to 20 at December 31, 2014.

Deposit balances were $161.2 million at December 31, 2015; within $124,000 of deposit balances of $161.3 million at December 31, 2014. Although there is little difference between total deposits at each year-end period, the composition is quite different. During the year, the concentration of internet deposits was significantly reduced and a new interest-bearing checking product was created for former repurchase customers whose balances were collateralized.

Interest-bearing checking accounts were $36.7 million on December 31, 2015. Since year-end 2014, interest-bearing checking accounts went up by $8.3 million. Of that increase, $6.4 million stemmed from the new business interest checking product created in 2015. All of the customers in this new product were existing Bank customers on December 31, 2014, however their balances were in other account types. In February (2015), fifteen repurchase agreement customers were moved to the new business interest checking product. The new account type is FDIC insured whereas the repurchase balances were collateralized by high quality government securities. The balances of these fifteen customers increased $2.5 million during 2015.

Savings deposits were $24.4 million at December 31, 2015 compared to $13.8 million at December 31, 2014. There were several new accounts added in 2015. New accounts totaled $14.0 million at year-end 2015. Growth from new accounts was slightly offset by a transfer of $2.6 million to the new business interest checking product discussed above.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The biggest change in the Bank’s deposit composition was a decrease in time deposits during 2015. Time deposits were $38.8 million at December 31, 2015. During 2015, the Bank’s time deposit portfolio decreased $24.9 million; local time deposits decreased $1.1 million and internet time deposits decreased by $23.8 million. The Bank used excess liquidity to fund the maturities. Internet time deposits are non-local time deposits that are solicited through an online marketplace. This is a funding source that the Bank relies on to boost liquidity. The Bank’s internet time deposit portfolio was $17.2 million at year-end 2015. During 2016, $13.9 million of this total is scheduled to mature or reprice depending on the liquidity needs of the Bank at the time of maturity.

Non-deposit funding sources for the Bank, at December 31, 2015, included customer repurchase agreements, Federal Home Loan Bank (“FHLB”) line of credit and advances, and FRB Discount Window borrowings. Typically, unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2015 or 2014 was customer repurchase agreements, which totaled $4.9 million at year-end 2015 compared to a balance of $8.6 million at the end of 2014. A majority of the $3.7 million decrease was due to customers transferring to the new business interest checking product. Consequently this decrease allowed management to reduce the size of the Bank’s investment portfolio because fewer securities were needed for pledging.

There were no outstanding borrowings from either the FHLB or the Discount Window at either year-end 2014 or 2015; however, the FHLB line of credit was used several times in the first half of the year to provide short term liquidity to repay maturing internet deposits.

Similar to repurchase agreements, the Bank is required to pledge assets to collateralize potential borrowings with the FHLB and the Discount Window. At December 31, 2015, the Bank had residential mortgage loans with a book value of $7.5 million pledged to the FHLB, which provided the Bank with the ability to borrow approximately $5.0 million; $2.0 million of this total is for the approved line of credit.

At December 31, 2015, assets pledged to the Discount Window consisted of one USDA loan and several qualifying home equity loans. The collateral value of the loans totaled $3.7 million. There was one municipal security pledged with a collateral value of $661,000.

At year-end 2015, the Bank had access to $5.0 million of unencumbered securities in its investment portfolio. These securities could be pledged to increase the borrowing capacity at either the FHLB or the Discount Window if the need should arise. For temporary liquidity needs, the Bank is most likely to use its $2.0 million line of credit with the FHLB. For longer term needs, the Bank is more likely to utlize internet time deposits or FHLB advances.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Subordinated debentures outstanding at December 31, 2014 and 2015 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55125%. The current rate of interest is 2.65%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are payable quarterly on March 30th, June 30th, September 30th and December 30th.

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

At December 31, 2015, the accrued interest payable on the subordinated debentures was approximately $687,000. The last allowable deferral period was March 31, 2015. All accrued and unpaid interest was due and payable and a corresponding amount of distributions were payable on the trust preferred securities on June 30, 2015. The Company did not have the liquidity to pay the interest owed and was in default.

Prior to the June 30, 2015 interest payment deadline, management was in contact with the trustees and holders of the trust preferred securities to make them aware of the situation. On July 31, 2015, the indenture trustee formally issued a notice of default to the administrative trustees and holders, but did not declare acceleration of the trust preferred securities or formally seek any remedies under the trust documents. Rather, the trustees and holders indicated their intention to cooperate with the Company during its Rights Offering.

Since funds from the Rights Offering were intended to cure the interest payment default, the Company was obligated to seek approval from the FRB because of its Written Agreement dated December 16, 2010. The Written Agreement prohibits the Company from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior approval. The Company applied to the FRB for approval to use a portion of the Rights Offering proceeds to cure the interest payment default and approval was granted on December 28, 2015. On March 30, 2016, the Company remitted an interest payment of approximately $722,000; $673,000 of accrued interest and $49,000 of interest on the deferred interest.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Although the Company is now current in its interest obligations and the holders of the trust preferred securities has waived the event of default, the Company may elect to again defer interest payments at some point in the future.

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

At December 31, 2015, $2.0 million of trust preferred securities were treated as Tier 1 capital and the remaining $2.5 million was treated as Tier 2 capital. This is more than at December 31, 2014, when $1.4 million of trust preferred securities were treated as Tier 1 capital and the remaining $3.1 million was treated as Tier 2 capital.

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen. On the same day, $500,000 of the proceeds was used to settle, in full, a defaulted debt with a financial institution. The remaining proceeds of the senior debt were used for interest carry and general operations. The note bore interest at a fixed rate of 8.00% per annum, payable quarterly, in arrears. The note was secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The original note maturity was March 31, 2015, however in the first quarter of 2015, the members of 1030 Norton LLC agreed to extend the note for another two year period at the same terms and the FRB granted the Company permission to extend and continue paying quarterly interest. As a result, the note’s maturity became March 31, 2017.

Another aspect of the note payable was a beneficial conversion feature allowing repayment of the outstanding principal, $1,280,000, with common stock, instead of cash, at a discount of 25% below the general offering price should an offering of stock be carried out by the Company.

The Company recorded a derivative liability stemming from the conversion right embedded in the Company’s note payable to 1030 Norton LLC in the second quarter of 2015 once the Company initiated a plan to raise capital via a sale of common stock. The value of the derivative liability was established at $427,000.

On October 2, 2015, the Company entered into a Debt Conversion Agreement with 1030 Norton LLC. The Debt Conversion Agreement provided that 1030 Norton LLC would convert 100% of the principal balance of its note, which totals $1,280,000, into shares of common stock of the Company at a conversion price of $1.91 per share, which is equal to 75% of the per share purchase price established by the Board of Directors of the Company in connection with its Rights Offering (See Note 16). There was no derivative liability at December 31, 2014.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The debt conversion was completed on March 28, 2016 simultaneously with the closing of the Rights Offering. Upon consummation of the conversion, 1030 Norton LLC released the Company’s pledge of 100% of the shares of Community Shores Bank, the Company’s wholly-owned bank subsidiary, which served as security for the note payable.

Shareholders’ equity was $7.6 million on December 31, 2015 compared to $8.1 million on December 31, 2014. The net decrease of $519,000 was made up of a net loss recorded in 2015, largely attributable to the recognition of the derivative liability and a third party fee to renegotiate the Bank’s data processing contract. Additionally, there was $79,000 of other comprehensive loss resulting from a decrease in the market value of the investment portfolio. The book value per share dropped $0.35 during 2015 and was $5.15 at December 31, 2015. At December 31, 2014 the Company’s book value per share was $5.50.

According to prompt corrective action regulations, the Bank was considered adequately capitalized at both year-end 2014 and 2015. Although the Bank was unable to move into a well-capitalized position during 2015, there were increases to both its total risk-based capital and Tier 1 to average assets ratios. At December 31, 2015, the Bank’s total risk-based capital ratio was 9.46% and its Tier 1 to average assets ratio was 6.12%. This is an improvement of 87 basis points in the total risk-based capital ratio and a 79 basis point increase in the Tier 1 to average assets ratio as restated.

On March 31, 2016, the Company contributed $3.35 million of capital into the Bank. The Bank was considered well capitalized according to prompt corrective action regulations as a result. For additional information about the Bank’s capital ratios see Note 16 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

The Company had consolidated loss of $440,000 for 2015 compared to restated earnings of $4.0 million for 2014. The Company’s diluted loss per share was $0.30 for 2015. The loss is primarily attributable to two transactions: the recognition of a derivative liability through interest expense in the second quarter of 2015 and a payment to a third party for the renegotiation of the Bank’s data processing contract in the third quarter. In 2014, the Company’s diluted earnings per share as restated were $2.73. The Company’s retained deficit was $5.7 million at December 31, 2015 compared to a retained deficit of $5.3 million as restated at December 31, 2014.

The three operating ratios shown below for the years ended December 31, 2015 and 2014 illustrate the impact of the expenses and tax valuation allowance reversal (for 2014) discussed above represented as proportion to average assets and equity:

		2014
	2015	as restated

Return (loss) on average assets	(0.24)%	2.08%
Return (loss) on average shareholders’ equity	(5.50)	99.65
Average equity to average assets	4.29	2.09

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The non-recurring items in both 2014 and 2015 are unique in nature and not indicative of core earnings from operations. However, earnings from operations were greatly affected by a decrease in net interest income. Although the Company focused on improving its cost of funds both from a mix and rate standpoint and succeeded in lowering the funding expense, there was an overall reduction in net interest income due to loan repayments and security maturities.

For 2015, net interest income was $5.5 million compared to $6.2 million for 2014. The change represents an 11% decrease compared to 2014’s results. The contraction of the loan portfolio is mostly responsible for the decline since 2014. Although there was also a reduction in interest earned on the securities portfolio and interest-bearing correspondent accounts, the loan portfolio makes up roughly 75% of the Company’s average earning assets, thus changes to its associated income will have a more meaningful impact on profitability and net interest margin results.

For this reason, the Company is driven to comprehensively monitor and attempt to mitigate interest rate risk in its loan portfolio. Two of the methods used are to balance the rate sensitivity of the portfolio and to avoid extension risk. At December 31, 2015, there were 65% of the loan balances carrying a fixed rate and 35% a floating rate compared to 69% of the loan balances carrying a fixed rate and 31% a floating rate at year-end 2014. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that were originated or paid off during the year and shifts in customer preference at the time a loan is renewed. Since the economic climate is leaning towards rate increases, management believes it is beneficial for the Bank to increase its concentration of floating rate loans.

A reduction of 4% in the concentration of fixed rate loans occurred in 2015. Before 2015, the concentration of fixed rate loans had risen annually since 2007. Achieving and maintaining a more equitable balance between fixed and floating rate loans is management’s goal as it is useful for protecting net interest income during upward or downward movements in rates. Unfortunately, the depth and duration of the low rate environment had a marked impact on the concentration of the Bank’s fixed rate loans. Bank lending personnel will continue efforts to decrease the concentration of fixed rate loans within the loan portfolio but not likely at the expense of foregoing the opportunity to originate loans, particularly for existing customers.

Avoidance of extension risk is another important means to mitigate interest rate risk. In periods of low interest rates, it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. For most of its operating years, the Bank has sold 75-90% of the residential mortgage loans it has originated. In 2014, the percentage sold was below the normal range at just 56%. More loans were retained in the residential segment to help offset the competitive loss that was occurring in the commercial real estate segment. With the increase in the residential segment since year-end 2014, the concentration of residential mortgage loans increased to 14% of the total loan portfolio; two percent more than at year-end 2014. Similarly, the maturity distribution of the loan portfolio resulting from retaining a larger number of originations was effected. Loans repricing after five years rose three percent. At year-end 2015, 28% of the Bank’s portfolio has a maturity longer than five years.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of loan portfolio segments at December 31, 2015 are included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial	$9,829,491	$12,447,327	$17,349,271	$8,611,433	$48,237,522
Commercial Real Estate:
General	6,529,377	2,861,842	31,558,393	7,377,462	48,327,074
Construction	222,761	1,798,563	167,803	0	2,189,127
Consumer:
Lines of credit	46,481	99,325	2,830,722	2,319,569	5,296,097
Other	53,287	21,660	814,863	277,899	1,167,709
Credit card	53,820	166,179	253,049	0	473,048
Residential	0	670,098	0	16,381,053	17,051,151
	$16,735,217	$18,064,994	$52,974,101	$34,967,416	$122,741,728
Loans at fixed rates	$7,548,632	$4,007,233	$43,690,834	$24,824,911	$80,071,610
Loans at variable rates	9,186,585	14,057,761	9,283,267	10,142,505	42,670,118
	$16,735,217	$18,064,994	$52,974,101	$34,967,416	$122,741,728

In spite of the addition of longer term loans, the maturity distribution of the Bank’s loan portfolio remained relatively balanced between short-term (less than one year) and long-term (greater than five years) maturities at year-end 2015. Both short-term and long term maturities comprise approximately 28% of the loan portfolio with a majority of the portfolio carrying a maturity between one and five years.

As mentioned previously, the loan portfolio comprised 75% of total earning assets at year-end 2015. The securities portfolio was the next largest category and was 17% of earning assets at the same period end while the concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets fell to eight percent. Along with the rate sensitivity and the term considerations, management seeks to maintain loans at a high level of earning assets.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

To illustrate the Company’s position, the following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated on a tax equivalent basis (a tax rate of 34% was utilized). Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

	Years Ended December 31:
	2015				2014
	Average			Average	Average		Average
	Balance	Interest		Yield/Rate	Balance	Interest	Yield/Rate
Assets
Federal funds sold and interest-bearing deposits with banks	$13,872,260	$35,535		0.26%	$17,057,725	$41,732	0.24%
Securities	28,283,472	401,107		1.42	31,376,956	480,132	1.53
Loans [1]	126,310,490	6,450,119		5.11	131,125,109	6,740,567	5.14
	168,466,222	6,886,761		4.09	179,559,790	7,262,431	4.04
Other assets	17,795,141				13,282,687
	$186,261,363				$192,842,477
Liabilities and Shareholders’ Equity
Interest-bearing deposits	$129,635,242	$680,235		0.52%	$138,739,711	$807,235	0.58%
FRB borrowings and repurchase agreements	5,546,657	24,406		0.44	9,375,197	48,553	0.52
Subordinated debentures, notes payable and FHLB advances	5,780,000	655,300	[2]	11.34 [2]	5,780,000	222,402	3.85
	140,961,899	1,359,941		0.96	153,894,908	1,078,190	0.70
Noninterest-bearing deposits	36,095,318				34,044,251
Other liabilities	1,208,556				878,507
Shareholders’ Equity	7,995,590				4,024,811
	$186,261,363				$192,842,477

Net interest income (tax equivalent basis)		5,526,820				6,184,241
Net interest spread on earning assets (tax equivalent basis)				3.13%			3.34%
Net interest margin on earning assets (tax equivalent basis)				3.28			3.44
Average interest-earning assets to average interest-bearing liabilities				119.51			116.68
Tax equivalent adjustment		17,184				25,942
Net interest income		$5,509,636				$6,158,299

1 Includes loans held for sale and non-accrual loans

2 Includes derivative recognition of $426,667

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The lowest earning asset concentration and the lowest yields are the interest-earning deposits held with other financial institutions. In 2015, the average of these deposits decreased $3.2 million. Throughout the year, excess liquidity in the Bank’s FRB account from loan repayments and security maturities were used to repay maturing time deposits. In 2016, management expects excess liquidity to be used for funding loans. One benefit that occurred at the end of 2015 was that the rate on interest-earning deposits at the FRB was increased 25 basis points.

Average securities outstanding were lower in 2015 and the average rate earned declined 11 basis points, decreasing interest income generated from this category in 2015 by $79,000 when compared to 2014. The Bank purposely downsized its portfolio to help repay maturing time deposits. In spite of the smaller portfolio, the Bank had no problem meeting its pledging and liquidity policy needs largely due to the reduction in pledging required by customer repurchase agreements. Management will carefully evaluate maturities in 2016 and will make purchases to ensure liquidity stability as well as interest income impact.

Average loans outstanding were $4.8 million less during 2015 and the weighted average rate on the total portfolio decreased three basis points. As such, changes to the average loans outstanding and the rate of those loans translated to $290,000 less interest income. Competitive factors in the local market and staff turnover in the first half of the year incited some of the loan portfolio erosion. The Bank’s lending area is fully staffed and is positioned to grow the portfolio in 2016 but will not compromise credit quality by utilizing risky loan structure.

In spite of an overall reduction in interest income of $376,000 between 2014 and 2015, the average rate earned on assets increased five basis points to 4.09% in 2015. The improvement stemmed from the differences in the mix of earning assets between the two years. In 2015, there was two percent less in interest bearing deposits with other financial institutions, the lowest interest earning category and two percent more in loans, the highest interest earning category. Management expects this redistribution of earning assets to continue as the Bank’s liquidity is used to fund loans.

Interest-bearing liabilities are made up of deposits, repurchase agreements, FHLB borrowings, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $12.9 million during 2015. The average rate paid on these interest-bearing liabilities was 0.96%; an increase of 26 basis points over 2014. The increase was mostly attributable to additional interest expense of $427,000 related to the recognition of a derivative liability. The derivative liability stems from a conversion right embedded in the note payable to 1030 Norton LLC explained earlier. There was no derivative liability recorded in 2014. Without the additional interest expense, the average rate paid on interest-bearing liabilities would have decreased four basis points and been 0.66% in 2015 compared to 0.70% in 2014.

In both 2014 and 2015, deposits made up 90 percent or more of interest-bearing liabilities. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. The year over year reduction in the blended rate paid on interest-bearing deposits was achieved through a reduction in the amount of time deposits outstanding as well as a the average rate paid.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The time deposit portfolio average balance was reduced by $21.9 million in 2015. The associated reduction in interest expense as a result was $206,000. Additionally, the average rate on the time deposit portfolio was reduced by three basis points during the year and was 0.83% for 2015. The decrease in the time deposit portfolio was driven by a decrease of $23.8 million in internet time deposits. Management used excess liquidity to fund the maturities.

Further reductions in average rate paid on deposits are uncertain. The rate environment is positioned to increase but it is uncertain as to how that will translate to non-maturing deposits and there are limited beneficial repricing opportunities within the time deposits portfolio. In 2016, approximately $14 million of internet time deposits will either mature and not be replaced or reprice to current market rates. The weighted average rate of these deposits is 0.95%. To benefit the Bank’s net interest margin, these deposits will need to be repaid at maturity with excess liquidity or repriced at a lower rate.

There were no brokered deposits at either December 31, 2015 or 2014. Since the Bank was not categorized as “well-capitalized” at either year-end, a regulatory waiver is required to accept, renew or rollover brokered deposits. The Bank has not issued brokered deposits since January 2010.

The Bank’s customer repurchase agreements average balance outstanding was $3.8 million less in 2015 and the average rate paid declined by eight basis points. In February (2015), the Bank created a new interest-bearing deposit account and transferred the balances of several customers out of repurchase agreements. The product has tiered pricing which means that the mix of customer balances was different after the transfers thus resulting in a lower rate paid.

The average rate paid on the Company’s notes payable and subordinated debentures included the interest from the derivative liability recognition and was 11.34%. Without the additional $427,000 of interest expense, the average rate paid on notes payable and subordinated debentures would have been 3.96%. The increase of 11 basis points was due to quarterly interest rate adjustments on the Company’s subordinated debentures.

Including the interest recorded for recognition of the derivative liability, the Company’s net interest spread declined by 21 basis points, from 3.34% in 2014 to 3.13% in 2015. The Company’s net interest margin on earning assets was 3.28% for the 12 months ended December 31, 2015 and 3.44% for the 12 months ended December 31, 2014.

Without the additional $427,000 of interest expense, the Company’s net interest spread would have improved by nine points, from 3.34% in 2014 to 3.43% in 2015. Further, the Company’s net interest margin on earning assets would have been 3.53% for the 12 months ended December 31, 2015; an improvement of nine basis points over 2014’s net interest margin.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2015 over 2014

	Total	Volume	Rate
Increase (decrease) in interest income
Federal funds sold and interest-bearing deposits with banks	$(6,197)	$(8,086)	$1,889
Securities	(70,267)	(43,070)	(27,197)
Loans	(290,448)	(246,111)	(44,337)
Net change in interest income	(366,912)	(297,267)	(69,645)

Increase (decrease) in interest expense
Interest-bearing deposits	(127,000)	(138,722)	11,722
FRB borrowings and repurchase agreements	(24,147)	(17,648)	(6,499)
Subordinated debentures, notes payable and FHLB advances	432,898 [1]	0	432,898 [1]
Net change in interest expense	281,751	(156,370)	438,121
Net change in net interest income	$(648,663)	$(140,897)	$(507,766)

As shown above, the decreases to interest income resulted mainly from volume differences within the loan and securities portfolio. The volume decrease of these earning assets in 2015 averaged $7.9 million. Similarly, reductions in interest expense were derived from decreases to the volume of interest bearing deposits, namely internet time deposits. In 2016, the Company’s net interest margin will be challenged because of the competitive rate environment particularly on the loan side. Management is focused on developing new loan volume to help offset local rate pressures.

There was no provision for loan losses for either 2014 or 2015. The provision expense is associated with changes in historical loss calculations, economic condition (local and national) as well as delinquency, charge-offs and changes to credit quality grades; up and down. A methodical assessment of these factors generates the reserves required for the risk in the Bank’s loan portfolio and the required provision expense. Management will continue to review the allowance with the intent of maintaining it at an appropriate level for the portfolio’s credit quality and perceived risk factors. The provision for loan losses is an estimate and may be increased or decreased in the future depending on loan portfolio growth and incurred losses.

1 Includes derivative valuation adjustment of $426,667

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management continues to use the same process for monitoring credit quality, delinquency and impaired loans. The process is intended to assess the level of allowance for loan losses which appropriately reflects the risk in the loan portfolio. Although the methodology for calculating the allowance and the required provision for loan losses is considered by management to be consistent and reasonable, the allowance level and required provision are estimates. The provision may be increased or decreased in the future to achieve an adequate balance in the allowance. At December 31, 2015, management believes that the allowance level was adequate and justifiable based on the factors discussed earlier (see Financial Condition). Consequently, the Bank’s regulators could always require additional allowance be maintained and provided through a loan loss provision.

Non-interest income recorded in 2015 was $1.7 million. Non-interest income recorded in 2014 was also $1.7 million; only a $72,000 difference between the two fiscal years.

Service charges were $567,000 in 2015 and were $15,000 less than 2014. Basic service charges on customer accounts were $11,000 more in 2015 but overdraft fees were down year over year. Customer overdraft fees were $437,000 in 2014, but were $411,000 in 2015.

There was a decrease in 2015 in recorded gains on loan sales. In 2015, this revenue was $123,000 compared to $157,000 in 2014. Since opening, the Bank has actively sold residential mortgages to investors. In 2015, the Bank chose to retain more of its residential mortgage loans selling roughly 50% of those originated. In past years, the Bank sold 75% or more. As a result, the gains were down but the portfolio of residential mortgages increased $1.9 million in 2015. The non-interest income derived from selling residential mortgages is very important to the profitability of the Bank. In February (2016), Management added an additional lender that will focus on the Grand Haven and Spring Lake market areas. With additional resources, the Bank is projecting higher income from this area in 2016.

Once again the Bank had net gains on the sale of foreclosed properties. In 2015, net gains were $197,000. In 2014, net gains were $186,000. Reducing the Bank’s inventory of foreclosed properties will continue to be a priority for the Bank. A majority of the gains were on lot sales in a development that had been heavily impaired during the credit crisis. The book value of this development, after the impairment charge, was such that the entire carrying value was recouped after selling 22 of the original 49 lots. The development now has no carrying value so the sale of each remaining lot results in a gain equal to the sales price. Eight lots were sold from this development in 2015. There were six lots remaining at year-end 2015.

Other non-interest income was $772,000 in 2015; $28,000 less than $800,000 for 2014. The largest difference is related to rental income on foreclosed assets. Rental income on foreclosed assets was $17,000 less in 2015 compared to 2014. Future income from the rental of foreclosed assets is not assured since the Bank is actively marketing the properties for sale.

Non-interest expenses increased $240,000 for the 12 month period ended December 31, 2015 compared to the similar period in 2014. Total non-interest expenses were $7.8 million for 2015. The increase is primarily attributable to an increase of $341,000 in professional services expense. The increase was somewhat tempered by a reduction in data processing and FDIC insurance expenses.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Data processing expenses were $593,000 in 2015; $62,000 less than 2014. In the third quarter of 2015, the Bank began realizing the benefit of lower data processing costs stemming from a renegotiated contract with its core data processor. The lower fee schedule will be in effect for the next 72 months. Management anticipates that the savings over the life of the contract to be over $1.8 million at the Bank’s current size and mix of electronic products. These savings could be offset by growth in the customer base as well as the addition of new technology.

Connected to the reduction in data processing expenses, professional services expense was higher for 2015 compared to 2014. Professional services expenses were $673,000 for 2015 compared to $332,000 2014. In the third quarter of 2015, the Bank paid a fee to a third party to renegotiate the Bank’s data processing contract. The $319,000 fee for performing this service was based on the imputed savings over the new contract’s life; estimated to be over $1.8 million and will be realized over the next 72 months.

Foreclosed asset impairment charges were $194,000 in 2015 compared to $120,000 in 2014. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. In the fourth quarter of 2015, the Bank wrote down property in a development out of state. The value had been stable for two years but the most recent appraisals included comparatives that indicated that an $85,000 reduction in value was necessary. Without that large impairment charge, there would have been little difference in total impairment charges from 2014 to 2015. Local property values seem to be stable however as in the case above, it is difficult to assume the direction of these charges going forward. At December 31, 2015, the Company had 21 properties in foreclosed assets totaling $2.2 million.

FDIC insurance expenses were $391,000 for 2015 and $431,000 for 2014. The $40,000 reduction in the Bank’s FDIC premium accruals were due to decreased assets size, strengthened regulatory capital position and improved risk profile. Management expects to see a further decrease in FDIC premiums as a result of the Bank’s regulatory capital ratios following the recent $3.35 million capital infusion from the Company.

Other non-interest expenses were $1.0 million for the 12 month period of 2015 and $1.1 million for the like period in 2014; a reduction of $122,000. The improvement was led by a $70,000 decline in expenses to administer impaired assets. In 2015, these expenses totaled $227,000 compared to $297,000 in 2014. Additionally, the premiums on Company’s main commercial insurance policy were reduced by $40,000 in 2015. The Company’s main commercial insurance policy renews in March 2016 and is expected to decline further as a result of the termination of the Bank’s Consent with the FDIC.

In 2014, the Company recorded a net federal income tax benefit of $3.7 million as restated mostly due to the full reversal of the Company’s $3.8 million valuation allowance against deferred tax assets and federal income tax expense of $68,000. A valuation allowance had been maintained on the Company’s deferred tax assets each reporting period beginning with the second quarter of 2009 when realization of deferred tax assets was in question. Earnings trends, taxable income and asset quality improvement are important criteria used in assessing the realizability of our deferred tax assets. The Company recorded a federal income tax benefit of $227,000 in 2015. Although there was a loss in 2015, the outcome was heavily impacted by the third party fee as well as the derivative recognition; neither are expected to be recurring or related to the Company’s expected future earnings from operations. Management still expects to fully realize all of its deferred tax assets.

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

In addition to normal loan funding and deposit flow, liquidity management involves planning for sufficient liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2015, the Bank had a total of $24.9 million in unfunded loan commitments and $1.4 million in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. Based on historical usage of lines of credit, the Bank can determine short term exposures to liquidity. The Bank monitors fluctuations in credit line balances and commitment levels, calculates potential exposures to liquidity and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO and the Board of Directors.

A successful liquidity management program provides a variety of resources to utilize to fund Bank operations. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, borrowing capacity at the FHLB, its unencumbered securities, the Discount Window and an internet time deposit listing service. At both year-end 2014 and 2015, the Bank had no established overnight federal funds purchase lines through correspondent banks. Many correspondent banks have actively reduced their credit exposure to other banks by either reducing or cancelling unsecured federal funds lines of credit. Since 2014, the Bank has maintained a $2 million collateralized line of credit with the FHLB to support overnight liquidity needs. The line was used several times in the first half of 2015 to repay maturing internet time deposits.

To accommodate the normal liquidity needs of the Bank, the Cash Management Policy requires that excess liquidity at the FRB together with unencumbered securities and the FHLB overdraft line be in a range of 7% to 10% of total assets. The combined total was 12.19% of total assets at year-end 2015; roughly $4.0 million more than required. The ratio is higher because of the excess liquidity at the FRB. The Bank’s FRB balance was $15.1 million; higher than the desirable level. The Bank’s excess liquidity at the FRB will be used to fund loans that are scheduled to close in the first quarter of 2016.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Bank had unencumbered securities of $5.0 million on December 31, 2015. The process of liquidating securities typically takes a few days. First the Bank needs to find a buyer for the offerings and then the transaction needs a day to settle. In most cases, a security sale can occur in 2-3 days but sometimes it will take longer. The downside of security sales is the potential realization into earnings differences between market value and book value. At year-end 2015, there were $6,000 of unrealized gains and $32,000 of unrealized losses on securities available to be sold for liquidity purposes.

As mentioned previously, the Bank’s net interest income and net interest margin are detrimentally impacted when there is excess liquidity at the FRB. When liquid assets are higher than required by the Cash Management Policy excess liquidity at the FRB will be reduced rather than selling securities.

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2015, the Bank had the capacity to borrow $5.8 million from the FHLB based on a pledge of residential mortgage loans with a book value of $7.5 million and a fair market value of $5.8 million. The Bank’s line of credit uses $2.2 million of the collateral, FHLB funded community programs uses $789,000 of the collateral, leaving $3.0 million to borrow in the form of an advance. In February (2016), the FHLB released its requirement that the Bank collateral in support of its sponsored community programs. Going forward all collateral at the FHLB will be available for the Bank’s borrowing needs. Another criterion for borrowing from the FHLB is the amount of FHLB stock that a financial institution owns. Based on the Bank’s stock ownership, it has the ability to borrow $4.5 million.

The Bank does not currently have enough collateral pledged to borrow the allowable amount; however, the Bank could either consider pledging some of its unencumbered securities or additional loans which meet the FHLB’s criteria. FHLB guidelines related to pledging this type of loan are very strict thus the Bank has not chosen to actively pursue this possibility since there have been only short term borrowing needs that have been covered by the line of credit.

In both 2014 and 2015 the Bank was eligible for secondary credit at the Discount Window. Secondary Credit, in essence, mandates that the Bank must fully utilize its other resources before it requests to borrow at the Discount Window. The request would then need to be authorized by the FDIC. At year-end 2015, the Bank had the ability to borrow $4.4 million based on a pledge of $661,000 of municipal securities and $3.7 million of qualifying home equity loans and USDA guaranteed commercial real estate loans. The Bank did not utilize the Discount Window at all in 2015 or 2014. On February 16, 2016, the Bank was notified that it was being moved to its Primary Credit program. The Bank is now authorized to borrow from the Discount Window without the permission of the FDIC.

One of the Bank’s core missions is to gather local deposits. However, local deposits are usually slower to accumulate and are often more costly than other alternatives. When liquidity is needed, internet deposits are considered a viable, more cost effective resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. In 2015, the Bank only issued 37 internet time deposits totaling $3.1 million. Internet time deposits has been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below those in the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

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

Details of the Company’s repricing gap at December 31, 2015 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$15,108,399	$0	$0	$0	$15,108,399
Securities (includes FHLB stock)	2,938,244	7,116,758	13,867,906	1,587,325	25,510,233
Loans (includes held for sale)	47,337,526	9,116,934	48,208,906	18,078,362	122,741,728
	65,384,169	16,233,692	62,076,812	19,665,687	163,360,360
Interest-bearing liabilities
Savings and checking	83,114,510	0	0	0	83,114,510
Time deposits <$100,000	4,088,520	15,162,840	10,364,953	0	29,616,313
Time deposits >$100,000	1,146,118	4,666,248	3,401,732	0	9,214,098
Repurchase agreements and Federal funds purchased	4,921,023	0	0	0	4,921,023
Notes payable and other borrowings	4,500,000	0	1,280,000	0	5,780,000
	97,770,171	19,829,088	15,046,685	0	132,645,944
Net asset (liability) repricing gap	$(32,386,002)	$(3,595,396)	$47,030,127	$19,665,687	$30,714,416
Cumulative net asset (liability) repricing gap	$(32,386,002)	$(35,981,398)	$11,048,729	$30,714,416

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative 12 month repricing gap which indicates that the Company is liability sensitive in the next 12 month period. This position implies that increases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went up by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2015 balance sheet, repricing in the next 12 months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. Management will carefully consider increases to its deposit rates as the economy improves and the FOMC makes changes to the National Federal Funds Rate. However, it is likely that the Company’s net interest spread will narrow should rates move too quickly in the next twelve months. Balancing the repricing and maturity gaps and managing interest rate sensitivity is a priority of management and will likely be challenging as rates begin to rise.

CAPITAL RESOURCES

Throughout the past four quarters, the Company cautioned that additional capital was required to pay the deferred and interest on its trust preferred securities, continue to service its senior debt payments and otherwise satisfy its cash needed to fund general operations. Management is pleased to report that due to capital raising efforts commenced in the fourth quarter of 2015 and completed on March 28, 2016, the Company has successfully raised net proceeds, after expenses, of approximately $4.770 million. As described in more detail below, with these proceeds, the Company repaid the deferred and overdue interest on its trust preferred securities totaling approximately $722,000; made a capital contribution to the Bank of approximately $3.35 million and has retained approximately $900,000 for general operations.

The Rights Offering consisted of a distribution of nontransferable subscription rights to its shareholders of record as of October 12, 2015. Each shareholder of record received 1.7488 rights for each share of the Company’s common stock they owned as of the record date. Each right enabled its holder to purchase one share of the Company’s common stock at price of $2.55 per share. Additionally, rights holders were given an oversubscription privilege to subscribe for a portion of the Rights Offering shares that were not purchased by other rights holders. The shares of the Company’s Common Stock sold in the Rights Offering totaled 1,383,299. The Rights Offering was closed on March 28, 2016 and garnered gross proceeds of approximately $3,500,000.

Concurrent with the closing of the Rights Offering, the Company closed on the sale of 579,412 shares of Common Stock through a private placement, also at $2.55 per share. Total proceeds received from this transaction were approximately $1,500,000.

Since the closing of the Rights Offering and private placement, the Company repaid deferred and overdue interest on its subordinated debentures and contributed capital to the Bank to increase the Bank's capital and regulatory capital ratios. After paying the offering costs of $225,000 there is approximately $900,000 which will be available to pay the Company’s continuing operating expenses.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As mentioned above, the Company used proceeds from the Rights Offering and private placement of stock to contribute capital to the Bank. On March 31, 2016, the Company contributed $3.35 million of equity to the Bank to strengthen its regulatory capital position. Both the Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. In general, capital amounts and classifications are subject to qualitative judgments by regulators about components, risk-weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

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

According to prompt corrective action regulations, prior to the capital contribution occurring in March 2016, the Bank was considered adequately capitalized. In fact, at both year-end 2014 and 2015 the Bank held an adequate capitalization status. At December 31, 2015, the Bank’s total risk-based capital ratio was 9.46% and its Tier 1 to average assets ratio was 6.12%. The Bank’s total risk-based capital as restated was 8.59% at December 31, 2014. The 87 basis point increase in this capital ratio since 2014 was accomplished through a reduction of risk-weighted assets and net earnings by the Bank in 2015.

As of March 31, 2016, the Bank was considered well capitalized as a result of the additional $3.35 million of capital. The Bank’s total risk-based capital exceeded 11% and its Tier 1 ratio was over 8%.

ADOPTION OF NEW ACCOUNTING STANDARDS—See Note 1

NEWLY ISSUED NOT YET EFFECTIVE ACCOUNTING STANDARDS—See Note 1

RECENT REGULATORY DEVELOPMENT—See Note 1

Tel: 616-774-7000 Fax: 616-776-3680 www.bdo.com	200 Ottawa Avenue NW, Suite 300 Grand Rapids, MI 49503

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Community Shores Bank Corporation

Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation and subsidiaries (Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation and subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

April 14, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014 as restated
ASSETS
Cash and due from financial institutions	$2,791,553	$3,111,858
Interest-bearing deposits in other financial institutions	15,108,399	4,823,664
Cash and cash equivalents	17,899,952	7,935,522
Securities available for sale (at fair value)	25,209,733	31,691,369
Loans held for sale	0	147,900
Loans	122,741,728	129,787,133
Less: Allowance for loan losses	1,671,416	1,978,172
Net loans	121,070,312	127,808,961
Federal Home Loan Bank stock (at cost)	300,500	388,400
Premises and equipment, net	8,820,502	9,080,781
Accrued interest receivable	369,442	418,249
Foreclosed assets	2,211,327	2,238,997
Net deferred tax asset	4,260,165	3,995,877
Other assets	879,367	971,391
Total assets	$181,021,300	$184,677,447

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$39,236,718	$34,215,744
Interest-bearing	121,944,921	127,089,696
Total deposits	161,181,639	161,305,440
Repurchase agreements	4,921,023	8,610,621
Note payable	1,280,000	1,280,000
Subordinated debentures	4,500,000	4,500,000
Derivative liability	426,667	0
Accrued expenses and other liabilities	1,149,544	900,449
Total liabilities	173,458,873	176,596,510
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 1,468,800 issued and outstanding	13,296,691	13,296,691
Retained deficit	(5,705,469)	(5,265,765)
Accumulated other comprehensive income (loss)	(28,795)	50,011
Total shareholders’ equity	7,562,427	8,080,937
Total liabilities and shareholders’ equity	$181,021,300	$184,677,447

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Years ended December 31, 2015 and 2014

	2015	2014 as restated
Interest and dividend income
Loans, including fees	$6,450,119	$6,740,567
Securities (including FHLB dividends)	383,923	454,190
Federal funds sold and other income	35,535	41,732
Total interest and dividend income	6,869,577	7,236,489
Interest expense
Deposits	680,235	807,235
Repurchase agreements and other debt	24,406	48,553
Federal Home Loan Bank advances and notes payable	228,633	222,402
Derivative valuation adjustment	426,667	0
Total interest expense	1,359,941	1,078,190
Net Interest Income	5,509,636	6,158,299
Provision for loan losses	0	0
Net Interest Income After Provision for Loan Losses	5,509,636	6,158,299
Non-interest income
Service charges on deposit accounts	567,361	582,047
Gain on sale of loans	122,735	156,527
Gain on sale of securities	0	7,409
Gain on sale of foreclosed assets	196,566	185,927
Gain (loss) on sale of premises and equipment	750	(297)
Other	772,182	799,594
Total non-interest income	1,659,594	1,731,207
Non-interest expense
Salaries and employee benefits	3,960,013	3,898,235
Occupancy	616,876	633,833
Furniture and equipment	348,525	320,381
Advertising	22,271	45,472
Data processing	593,001	655,058
Professional services	672,916	331,890
Foreclosed asset impairment	193,976	120,190
FDIC Insurance	391,300	431,526
Other	1,036,571	1,159,005
Total non-interest expense	7,835,449	7,595,590
Income (loss) Before Federal Income Tax	(666,219)	293,916
Federal income tax benefit	(226,515)	(3,716,918)
Net Income (loss)	$(439,704)	$4,010,834
Basic average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic earnings (loss) per share	$(0.30)	$2.73
Diluted earnings (loss) per share	$(0.30)	$2.73

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2015 and 2014

		2014
	2015	as restated

Net income (loss)	$(439,704)	$4,010,834

Other comprehensive income (loss):
Unrealized holding gains (losses) on available for sale securities	(119,402)	119,507
Less reclassification adjustments for unrealized
gains recognized in income	0	(7,409)
Net unrealized gain (loss)	(119,402)	112,098
Tax effect	(40,596)	25,762
Other comprehensive income adjustment	0	320,898
Total other comprehensive gain (loss)	(78,806)	407,234

Comprehensive income (loss)	$(518,510)	$4,418,068

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2015 and 2014

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income (Loss)	Equity
Balance at January 1, 2014	1,468,800	$13,296,691	$(9,276,599)	$(357,223)	$3,662,869

Net income, as restated			4,010,834		4,010,834
Other comprehensive income, as restated				407,234	407,234

Balance at December 31, 2014, as restated	1,468,800	13,296,691	(5,265,765)	50,011	8,080,937

Net loss			(439,704)		(439,704)
Other comprehensive loss				(78,806)	(78,806)

Balance at December 31, 2015	1,468,800	$13,296,691	$(5,705,469)	$(28,795)	$7,562,427

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015 and 2014

		2014
	2015	as restated
Cash flows from operating activities
Net income (loss)	$(439,704)	$4,010,834
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	371,461	367,631
Net amortization of securities	275,040	299,526
Net realized gain on sale of securities	0	(7,409)
Net realized gain on sale of loans	(122,735)	(156,527)
Net realized loss (gain) on sale of premises and equipment	(750)	297
Net realized gain on sale of foreclosed assets	(196,566)	(185,927)
Foreclosed asset impairment	193,976	120,190
Originations of loans for sale	(4,780,325)	(5,855,681)
Proceeds from loan sales	5,050,960	6,104,363
Deferred income tax benefit	(226,515)	(3,716,918)
Valuation adjustment on derivative	426,667	0
Net change in:
Accrued interest receivable and other assets	184,417	(96,335)
Accrued expenses and other liabilities	249,095	(68,109)
Net cash from operating activities	985,021	815,935
Cash flows from investing activities
Activity in available for sale securities:
Sales	0	661,183
Maturities, prepayments and calls	8,079,243	6,406,843
Purchases	(1,992,049)	(7,709,168)
Loan originations and payments, net	6,389,292	434,282
Redemption of Federal Home Loan Bank Stock, net	87,900	62,400
Additions to premises and equipment	(110,432)	(303,242)
Proceeds from the sale of foreclosed assets	338,854	886,398
Net cash from investing activities	12,792,808	438,696
Cash flows used in financing activities
Net change in deposits	(123,801)	(10,634,425)
Net change in repurchase agreements	(3,689,598)	182,575
Net cash used in financing activities	(3,813,399)	(10,451,850)
Net change in cash and cash equivalents	9,964,430	(9,197,219)
Beginning cash and cash equivalents	7,935,522	17,132,741
Ending cash and cash equivalents	$17,899,952	$7,935,522
Supplemental cash flows information:
Cash paid during the period for interest	$1,261,130	$969,928
Cash paid during the period for federal income tax	0	86,000
Transfers from loans to foreclosed assets	349,357	550,859
Transfers from foreclosed assets to SBA receivable	40,763	0
Foreclosed asset sales financed by the Bank	0	49,500

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

NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank began operations on January 18, 1999 and is a Michigan banking corporation with depository accounts insured by the FDIC. The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the city of Grand Haven. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2015, the loan portfolio was 39% commercial and 41% commercial real estate. Less than 4% of total commercial real estate loans were classified as land development. The remaining 20% of the portfolio is more retail oriented and consists of residential real estate and consumer loans. There are no significant concentrations of loans to any one industry or customer, however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management centers the Bank’s retail banking strategy on providing traditional banking products and services, automated teller machines, internet banking, telephone banking and electronic bill-paying services to individuals and businesses in the Bank’s market area.

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

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The primary estimates incorporated into the Company’s consolidated financial statements, which are susceptible to change in the near term, include the allowance for loan losses; the fair value of financial instruments, the carrying value of foreclosed assets and the realization of deferred tax assets.

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

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consisted of residential mortgage loans at year-end 2014. Loans held for sale are reported at the lower of cost or fair value, on an aggregated basis. Residential mortgage loans are sold to outside investors with servicing released.

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

Commercial Real Estate- Loans to individuals or businesses that are secured by improved and unimproved vacant land, farmland, commercial real property, 1-4 family and multifamily residential properties, and all other conforming, nonresidential properties. Proceeds may be used for land acquisition, development or construction. These loans typically fall into two general categories: property that is owner occupied and income or investment property. Owner occupied commercial real estate loans typically involve the same risks as commercial and industrial loans, however, the underlying collateral is the real estate which is subject to changes in market value after the loan’s origination. Adverse economic events and changes in real estate market valuations generally describe the risks that accompany commercial real estate loans involving income or investment property. The ability of the borrower to repay tends to depend on the success of the underlying project or the ability of the borrower to sell or lease the property at certain anticipated values.

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

Residential- Loans to purchase or refinance single family residences. The risks associated with this segment are similar to the risks for consumer loans as far as individual payment obligations, however, the underlying collateral is the real estate. Real estate is subject to changes in market valuation and can be unstable for a variety of reasons.

For all loan segments, interest income is accrued on the unpaid principal using the interest method assigned to the loan product and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt. A loan is moved to non-accrual status when it is past due over 90 days unless the loan is well secured and in the process of collection. If a loan is not past due but deemed to be impaired it may also be moved to non-accrual status. These rules apply to loans in all segments. However, certain classes of loans in the consumer segment may be charged-off as opposed to moving to non-accrual status.

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

The allowance for loan loss analysis is performed monthly. Management’s methodology consists of specific, general and unallocated components. The general component covers non-impaired loans and is based on historical loss experience adjusted for current economic factors.

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters. The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment. These current economic factors are also reassessed at the end of each quarter and include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2015.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the commercial and commercial real estate portfolio segments, the historical loss is tracked by original loan grade. The Bank utilizes a numeric grading system for commercial and commercial real estate loans. Grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation and the estimated collateral values. The description of the loan grade criteria is included in Note 3. In recent periods, with charge-off activity lessening, the calculated historical loss factor assigned to general allocations was considerably reduced.

Within the commercial and industrial, and commercial real estate portfolios, there are classes of loans with like risk characteristics that are periodically segregated because management has determined that the historical losses or current factors are unique and ought to be considered separately from the entire segment.

For the consumer segment, historical loss experience is based on the actual loss history of the following four classes: general consumer loans, personal lines of credit, home equity lines of credit, and credit cards. The level of delinquencies and charge-off experienced directly impacts the general allocations to the consumer classes. Similar to the commercial segment, charge-off activity in the consumer segment has been lessening, thus reducing the calculated historical loss factor assigned to the general allocations.

For the residential segment, loss experience is not segregated by grades or classes. The level of delinquencies, charge-off experience, and direction of real estate values directly impacts the general allocations to the residential real estate segment. Similar to the commercial and consumer segments, charge-off activity in the residential segment has been lessening, thus reducing the calculated historical loss factor assigned to the general allocations.

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

There was no material change in these operating doctrines during 2015.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value and the amount is included with other non-interest income on the income statement. The Company seeks a third party valuation at least annually to adjust servicing assets to their fair value as of year-end. More frequent valuations may occur if management has reason to believe that there has been a meaningful change in data. The fair value of servicing rights is subject to fluctuation as a result of pay-off and pay-down, conventional refinancing or changes in the underlying assumptions used by the third party to conduct its valuation. Servicing rights were $5,151 at December 31, 2015 and $33,279 at December 31, 2014. The decrease is due to loan repayments during 2015.

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

LONG-LIVED ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to fair value.

REPURCHASE AGREEMENTS: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. These balances are not deposits and are not covered by federal deposit insurance. Securities are pledged to cover these liabilities.

DERIVATIVE LIABILITY: This liability stems from a beneficial conversion feature embedded in the Company’s note payable to 1030 Norton LLC. The value of the liability is based on repayment of 100% of the principal balance of the Company’s note payable, which totals $1,280,000, in shares of common stock of the Company. The common stock value was set at a conversion price of $1.91 per share, which is equal to 75% of the per share purchase price established by the Board of Directors of the Company in connection with its registered offering of common stock.

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

The Company is subject to examinations of federal taxing authorities for years after 2011. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, but did not have any amounts accrued for interest and penalties at either December 31, 2015 or 2014.

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

EARNINGS (LOSS) PER COMMON SHARE: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share include the dilutive effect of additional potential common shares issuable under stock options. In 2014, stock options for 6,000 shares of common stock were not considered in computing diluted earnings per share because they were anti-dilutive. There were no stock options outstanding at year-end 2015.

COMPREHENSIVE INCOME (LOSS) : Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of income taxes. The Company’s other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.

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

RESTRICTIONS ON CASH: The Bank was required to have $1,813,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2015 and $1,607,000 at year-end 2014.

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

In addition, under the terms of the subordinated debentures, the Company was precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures beginning in June of 2010. The interest was brought current on March 30, 2016. At that time, dividends were allowable under the terms of the subordinated debentures.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ADOPTION OF NEW ACCOUNTING STANDARDS:

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2014. Adoption of this ASU by the Company in 2015 resulted in one residential real estate property totaling $30,000 being classified as other real estate owned earlier than they would have under previous guidance.

In June 2014, FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. This ASU requires two accounting changes. First, repurchase-to-maturity transactions will be accounted for as secured borrowing transactions on the balance sheet, rather than sales. Second, for repurchase financing arrangements, the ASU requires separate accounting for a transfer of a financial asset executed contemporaneously with (or in contemplation of) a repurchase agreement with the same counterparty, which also will generally result in secured borrowing accounting for the repurchase agreement. The ASU also introduces new disclosures to increase transparency about the types of collateral pledged for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions that are accounted for as secured borrowings. The ASU also requires a transferor to disclose information about transactions accounted for as a sale in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets through an agreement with the transferee. The accounting changes and disclosure for certain transactions accounted for as a sale are effective for the first interim period beginning in 2015. The disclosure for transactions accounted for as secured borrowings is required for interim periods beginning after March 15, 2015. The adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In August 2014, FASB issued ASU 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. This ASU requires creditors to reclassify loans that are within the scope of the ASU to “other receivables” upon foreclosure, rather than reclassifying them to other real estate owned. The separate other receivable recorded upon foreclosure is to be measured based on the amount of the loan balance (principal and interest) the creditor expects to recover from the guarantor. The new guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEWLY ISSUED NOT YET EFFECTIVE ACCOUNTING STANDARDS:

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU establishes a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance in this ASU is effective for annual and interim periods beginning after December 15, 2016, with three transition methods available – full retrospective, retrospective and cumulative effect approach. At the July 9, 2015 FASB meeting, the FASB voted to delay the effective date by one year. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2015, FASB issued ASU 2015-10, Technical Corrections and Improvements. This ASU contains amendments that will clarify and affect a variety of Topics in the FASB Accounting Standards Codification. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. All other amendments will be effective upon the issuance of this guidance. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02 "Leases." From the lessee's perspective, the new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. From the lessor's perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results.

The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

Other issued but not yet effective accounting standards were reviewed and management has concluded that none apply or are material to the Company’s financial statements.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT REGULATORY DEVELOPMENT:

In July 2013, the FDIC Board of Directors approved the Basel III interim final rule (new capital rule) which is intended to strengthen the quality and increase the required level of regulatory capital for a more stable and resilient banking system. The changes include (1) a new regulatory capital measure, Common Equity Tier 1 (CET1), which is limited to capital elements of the highest quality, (2) a new definition and increase of Tier 1 Capital which is now comprised of CET1 and Additional Tier 1, (3) changes in calculations of some risk-weighted assets and off-balance sheet exposure, and (4) a capital conservation buffer that will limit capital distributions, stock redemptions, and certain discretionary bonus payments if the institution does not maintain capital in excess of the minimum capital requirements.  This new capital rule took effect for our bank on January 1, 2015 and reporting began with the March 31, 2015 call report.  Implementation of the new capital rule had no negative impact on the Bank’s capital measures and current ratios.

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

PRIOR PERIOD ADJUSTMENT: During 2015, the Company determined that previously recorded deferred taxes related to unrealized gains on investment securities within accumulated other comprehensive income should have been reversed in 2014 in conjunction with the reversal of the deferred tax valuation allowance recorded in 2014. As a result, the Bank has restated its previously issued consolidated financial statements as of and for the year ended December 31, 2014 to correct this error. The impact of this prior period adjustment resulted in a $321,000 reduction in previously reported accumulated other comprehensive loss (such that the Company now reports accumulated other comprehensive income of $50,000), federal income tax benefit and net income, and a corresponding increase in retained deficit and other comprehensive income as of and for the year ended December 31, 2014. The prior period adjustment resulted in a decrease in earnings per share of $0.22 for 2014. The Company, using the SEC’s Staff Accounting Bulletin No. 99 guidance concerning Materiality, concluded that the error was not material to the 2014 consolidated financial statements. Further the Company, using guidance contained in the SEC’s Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, concluded that the corrections would have been material to our 2015 consolidated financial statements and accordingly corrected the 2014 consolidated financial statements and labeled them restated.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The following tables represent the securities held in the Company’s portfolio at December 31, 2015 and 2014:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2015
US Treasury	$1,505,941	$5,387	$0	$1,511,328
US Government and federal agency	11,545,640	13,215	(14,235)	11,544,620
Municipals	710,000	966	0	710,966
Mortgage-backed and collateralized mortgage obligations– residential	11,491,781	64,103	(113,065)	11,442,819
	$25,253,362	$83,671	$(127,300)	$25,209,733
2014
US Treasury	$2,012,021	$13,682	$0	$2,025,703
US Government and federal agency	15,172,847	52,755	(21,652)	15,203,950
Municipals	1,060,385	4,080	0	1,064,465
Mortgage-backed and collateralized mortgage obligations– residential	13,370,343	117,765	(90,857)	13,397,251
	$31,615,596	$188,282	$(112,509)	$31,691,369

No securities were sold in 2015. There was one security sold 2014. Proceeds from the sale were $661,183 with a gain of $7,409 realized.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the securities portfolio are shown by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment fees. Below is the schedule of contractual maturities for securities held at December 31, 2015:

	Amortized	Fair
2015	Cost	Value
Due in one year or less	$6,039,262	$6,045,938
Due from one to five years	7,722,319	7,720,976
Due from five to ten years	0	0
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	11,491,781	11,442,819
	$25,253,362	$25,209,733

Below is the table of securities with unrealized losses, aggregated by investment category and length of time such securities were in an unrealized loss position at December 31, 2015 and 2014:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2015	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$5,453,848	$(14,235)	$0	$0	$5,453,848	$(14,235)
Mortgage-backed and collateralized mortgage obligations - residential	4,842,868	(38,336)	3,268,525	(74,729)	8,111,393	(113,065)
	$10,296,716	$(52,571)	$3,268,525	$(74,729)	$13,565,241	$(127,300)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2014	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$2,521,604	$(6,844)	$1,951,087	$(14,808)	$4,472,691	$(21,652)
Mortgage-backed and collateralized mortgage obligations - residential	2,850,028	(9,012)	4,675,915	(81,845)	7,525,943	(90,857)
	$5,371,632	$(15,856)	$6,627,002	$(96,653)	$11,998,634	$(112,509)

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

At both year-end 2014 and 2015, all of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae, Freddie Mac, and Ginnie Mae, institutions which the government has affirmed its commitment to support. At December 31, 2015, 28 debt securities had unrealized losses with aggregate depreciation of 0.93% from the amortized cost basis; five of the 28 had an unrealized loss greater than 12 months.

Seven of the 28 securities which had an unrealized loss at year-end 2015 are issued by government agencies and 21 are issued by a government-sponsored entity. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2015.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At year-end 2014 and 2015, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2015 had a carrying amount of $20,201,813 and were pledged to secure public fund customers, customer repurchase agreements and to a much lesser extent, potential borrowings at the FRB Discount Window. Pledged securities at year-end 2014 had a carrying amount of $25,471,385.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at December 31, 2015 and 2014 were as follows:

	2015	2014

Commercial	$48,287,124	$50,977,933
Commercial Real Estate:
General	48,327,074	54,180,393
Construction	2,189,127	1,891,746
Consumer:
Lines of credit	5,296,097	5,774,029
Other	1,167,709	1,356,714
Credit card	473,048	490,743
Residential	17,051,151	15,172,246
Net deferred loan fees	(49,602)	(56,671)
	122,741,728	129,787,133
Less: Allowance for loan losses	(1,671,416)	(1,978,172)
Loans, net	$121,070,312	$127,808,961

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ending December 31, 2015 and 2014 by portfolio segment:

		Commercial
December 31, 2015	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172
Charge-offs	0	(469,041)	(36,755)	0	0	(505,796)
Recoveries	47,350	33	151,657	0	0	199,040
Provision for loan losses	(25,568)	52,564	(86,756)	6,168	53,592	0
Ending balance	$522,558	$432,145	$322,185	$210,653	$183,875	$1,671,416

		Commercial
December 31, 2014	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$339,048	$1,713,193	$424,824	$227,767	$104,810	$2,809,642
Charge-offs	(23,819)	(941,666)	(71,151)	(115,586)	0	(1,152,222)
Recoveries	288,800	2,557	29,395	0	0	320,752
Provision for loan losses	(103,253)	74,505	(89,029)	92,304	25,473	0
Ending balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2015 and 2014:

2015	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$198,222	$49,855	$145,955	$71,460	$0	$465,492
Collectively evaluated for impairment	324,336	382,290	176,230	139,193	0	1,022,049
Unallocated	0	0	0	0	183,875	183,875
Total ending allowance balance	$522,558	$432,145	$322,185	$210,653	$183,875	$1,671,416

Loans:
Individually evaluated for impairment[1]	$2,327,065	$5,332,786	$309,323	$729,178	$0	$8,698,352
Collectively evaluated for impairment	46,048,707	45,261,236	6,650,819	16,368,778	0	114,329,540
Total ending loans balance	$48,375,772	$50,594,022	$6,960,142	$17,097,956	$0	$123,027,892

2014	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$135,694	$411,996	$162,615	$82,753	$0	$793,058
Collectively evaluated for impairment	365,082	436,593	131,424	121,732	0	1,054,831
Unallocated	0	0	0	0	130,283	130,283
Total ending allowance balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172

Loans:
Individually evaluated for impairment[1]	$1,802,389	$6,474,866	$377,322	$553,880	$0	$9,208,457
Collectively evaluated for impairment	49,266,280	49,697,482	7,270,248	14,654,563	0	120,888,573
Total ending loans balance	$51,068,669	$56,172,348	$7,647,570	$15,208,443	$0	$130,097,030

1 Loans that are specifically identified.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2015 and 2014. The recorded investment includes unpaid principal net of interest payments applied to principal (non-accrual loans only) as well as accrued interest receivable, deferred fees and costs. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2015	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,376,371	$1,435,861	$0	$1,399,958	$43,691	$43,691
Commercial Real Estate:
General	5,220,711	6,381,061	0	5,441,287	197,049	197,049
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	15,740	15,740	0	37,181	0	0
Other	0	0	0	0	0	0
Credit card	0	0	0	0	0	0
Residential	414,528	446,950	0	310,890	1,707	1,707
Subtotal	$7,027,350	$8,279,612	$0	$7,189,316	$242,447	$242,447
With an allowance recorded:
Commercial	$950,694	$957,412	$198,222	$517,165	$25,498	$21,824
Commercial Real Estate:
General	112,075	148,165	49,855	282,592	0	0
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	277,230	276,275	129,617	276,204	16,298	16,298
Other	16,353	16,338	16,338	13,361	1,314	1,314
Credit card	0	0	0	0	0	0
Residential	314,650	321,821	71,460	347,398	13,029	12,068
Subtotal	$1,671,002	$1,720,011	$465,492	$1,436,720	$56,139	$51,504
Total	$8,698,352	$9,999,623	$465,492	$8,626,036	$298,586	$293,951

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2014	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,436,684	$1,432,867	$0	$1,230,435	$41,167	$38,849
Commercial Real Estate:
General	4,734,250	4,797,634	0	4,428,492	186,401	177,219
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	87,646	97,188	0	81,978	0	0
Other	363	363	0	6,432	268	0
Credit card	0	0	0	0	0	0
Residential	160,580	193,074	0	315,394	1,946	1,946
Subtotal	$6,419,523	$6,521,126	$0	$6,062,731	$229,782	$218,014
With an allowance recorded:
Commercial	$365,705	$379,068	$135,694	$351,143	$16,016	$16,016
Commercial Real Estate:
General	1,740,616	2,478,367	411,996	3,308,305	0	0
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	277,650	276,294	151,074	305,232	18,010	16,842
Other	11,663	11,541	11,541	36,296	166	0
Credit card	0	0	0	0	0	0
Residential	393,300	401,270	82,753	594,203	20,052	19,592
Subtotal	$2,788,934	$3,546,540	$793,058	$4,595,179	$54,244	$52,450
Total	$9,208,457	$10,067,666	$793,058	$10,657,910	$284,026	$270,464

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non-accrual loans by class of loans as of December 31, 2015:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$2,755	$0	$0	$2,755	$48,359,211	$48,361,966
Commercial Real Estate:
General	184,598	93,311	0	277,909	47,122,559	47,400,468
Construction	0	0	0	0	2,193,139	2,193,139
Consumer:
Lines of credit	0	0	0	0	5,273,114	5,273,114
Other	0	0	0	0	1,166,822	1,166,822
Credit card	0	12,481	0	12,481	460,567	473,048
Residential	263,553	0	0	263,553	16,708,219	16,971,772
Total	$450,906	$105,792	$0	$556,698	$121,283,631	$121,840,329

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$0	$0	$0	$13,806	$13,806
Commercial Real Estate:
General	0	0	113,290	113,290	887,125	1,000,415
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	0	41,336	41,336	0	41,336
Other	0	0	5,822	5,822	0	5,822
Credit card	0	0	0	0	0	0
Residential	50,702	75,482	0	126,184	0	126,184
Total	$50,702	$75,482	$160,448	$286,632	$900,931	$1,187,563

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non-accrual loans by class of loans as of December 31, 2014:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$0	$0	$0	$0	$51,052,522	$51,052,522
Commercial Real Estate:
General	0	0	0	0	52,439,759	52,439,759
Construction	0	0	0	0	1,897,422	1,897,422
Consumer:
Lines of credit	133,353	0	0	133,353	5,576,570	5,709,923
Other	175	0	0	175	1,362,269	1,362,444
Credit card	4,958	0	0	4,958	485,785	490,743
Residential	144,798	0	0	144,798	14,928,488	15,073,286
Total	$283,284	$0	$0	$283,284	$127,742,815	$128,026,099

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$0	$0	$0	$16,147	$16,147
Commercial Real Estate:
General	0	0	310,442	310,442	1,524,725	1,835,167
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	0	84,262	84,262	0	84,262
Other	0	0	198	198	0	198
Credit card	0	0	0	0	0	0
Residential	86,482	0	48,675	135,157	0	135,157
Total	$86,482	$0	$443,577	$530,059	$1,540,872	$2,070,931

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $401,072 of specific reserves on $7,965,816 of unpaid principal balance of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2015 and $729,552 of specific reserves on $7,353,365 of unpaid principal balance of loans as of December 31, 2014.

During 2014 and 2015, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; financing concessions; or a permanent reduction of the recorded investment in the loan.

In 2015, two modifications involved a stated interest rate below the current market rate for a period ranging from 22 months to 15 years, while three modifications for 5 months involved interest-only payments on an amortizing note. One modification involved a reduced payment amount for a period of 19 years.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2015:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded	Current
2015	Number of Loans	Investment	Investment	Balance
Troubled Debt Restructurings:
Commercial	4	$941,413	$941,081	$940,476
Commercial Real Estate:
General	1	249,821	249,821	249,821
Residential	1	272,800	272,800	$266,784
Total	6	$1,464,034	$1,463,702	$1,457,081

In the 12 month period ended December 31, 2015, there were no charge-offs related to the troubled debt restructurings. As of December 31, 2015, an additional $87,368 of specific reserves were established on these troubled debt restructurings.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

For the 12 month period ended December 31, 2015, there were no troubled debt restructurings that experienced a payment default within 12 months following the modification.

For the 12 month period ended December 31, 2014, there were two troubled debt restructurings that experienced a payment default within 12 months following the modification. Below is a table which presents those loans by class:

		Recorded Investment
2014	Number of Loans	at time of default
Commercial	1	$196,340
Residential	1	57,687
Total	2	$254,027

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Credit Quality Indicators:

The Bank utilizes a numeric grading system for commercial and commercial real estate loans to indicate the strength of the credit. At origination, grades are assigned to each commercial and commercial real estate loan by assessing information about the specific borrower’s situation including cash flow analysis and the estimated collateral values. The loan grade is reassessed at each renewal or amendment but any credit may receive a review based on lender identification of changes in the situation or behavior of the borrower. All commercial and commercial real estate loans exceeding $500,000 are formally reviewed at least annually. Once a loan is graded a 5M or greater number, and is over $100,000, the loan grade will be reanalyzed once a quarter. In addition to these methods for assigning loan grades, changes may occur through the external loan review or regulatory exam process. The loan grades are as follows:

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2015 and 2014, and based on the most recent analysis performed, the recorded investment by risk category and class of loans is as follows:

			Commercial Real Estate		Commercial Real Estate
	Commercial		General		Construction
	2015	2014	2015	2014	2015	2014
1	$871,535	$15,816	$0	$0	$0	$0
2	0	0	1,698,136	0	0	0
3	12,001,827	10,755,378	4,599,484	5,743,647	65,780	0
4	12,742,910	15,207,227	14,367,694	23,551,631	264,961	351,678
5	18,581,320	21,175,719	15,120,148	15,460,915	371,762	186,594
5M	1,426,772	692,413	3,940,477	4,441,083	0	0
6	798,475	1,764,371	7,472,404	2,872,263	1,490,636	1,359,150
7	1,939,064	1,441,534	333,169	729,249	0	0
8	13,869	16,211	869,371	1,476,138	0	0
Total	$48,375,772	$51,068,669	$48,400,883	$54,274,926	$2,193,139	$1,897,422

There was a large increase in commercial real estate loans in risk category 6 during 2015. The increase stemmed from one large note being downgraded during the year. The note is 90% guaranteed by the USDA so there was little impact to the Bank’s allowance for loan loss as a result of this occurrence.

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity. The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2015 and 2014:

	Residential
	2015	2014
Performing	$16,368,778	$14,654,563
Impaired	729,178	553,880
Total	$17,097,956	$15,208,443

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2015	2014	2015	2014	2015	2014
Performing	$5,021,480	$5,428,889	$1,156,291	$1,350,616	$473,048	$490,743
Impaired	292,970	365,296	16,353	12,026	0	0
Total	$5,314,450	$5,794,185	$1,172,644	$1,362,642	$473,048	$490,743

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity for the year ended December 31:

	2015	2014
Beginning of year	$2,238,997	$2,558,299
Additions	349,357	550,859
Reductions from sales	(142,288)	(749,971)
Direct write-downs	(193,976)	(120,190)
Transfer to SBA receivable	(40,763)	0
End of year	$2,211,327	$2,238,997

Expenses related to foreclosed assets include:

	2015	2014
Operating expenses, net of rental income	$158,384	$141,068

A significant portion of the operating expenses is related to property taxes paid on the foreclosed assets. These amounts can vary from year-to-year depending on the number and types of foreclosed properties as well as the timing of the payments.

The adoption of new accounting guidance related to foreclosed assets resulted in one residential real estate property totaling $30,000 being classified as other real estate owned earlier than it would have under previous guidance.

NOTE 5 - PREMISES AND EQUIPMENT

Period end premises and equipment were as follows at December 31:

	2015	2014
Land & land improvements	$4,703,312	$4,701,611
Buildings & building improvements	6,332,060	6,214,971
Furniture, fixtures and equipment	3,314,126	3,604,543
	14,349,498	14,521,125
Less: accumulated depreciation	5,528,996	5,440,344
	$8,820,502	$9,080,781

Depreciation expense was $371,461 for 2015 and $367,631 for 2014.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

The components of the outstanding deposit balances at December 31, 2015 and 2014 were as follows:

	2015	2014
Non-interest-bearing DDA	$39,236,718	$34,215,744
Interest-bearing DDA	36,675,745	28,371,828
Money market	21,992,206	21,206,133
Savings	24,446,559	13,829,127
Certificate of deposit	38,830,411	63,682,608
	$161,181,639	$161,305,440

Time deposits of $250,000 or more were $1,377,420 at year-end 2015 and $1,368,904 at year-end 2014.

Scheduled maturities of time deposits, as of December 31, 2015, were as follows:

2016	$25,063,725
2017	12,589,946
2018	1,121,647
2019	37,019
2020	18,074
$38,830,411

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS

The Company’s short-term borrowings outstanding consisted entirely of repurchase agreements at year-end 2014 and 2015. The Company utilized its line of credit with the FHLB during 2015 for overnight liquidity support. Information regarding repurchase agreements and borrowings from the FHLB is summarized below:

	Repurchase	Borrowings
	Agreements	from FHLB
Outstanding at December 31, 2015	$4,921,023	$0
Average interest rate at year end	0.42%	0%
Average balance during year	5,411,588	135,068
Average interest rate during year	0.44%	0.37%
Maximum month end balance during year	8,829,269	0

Outstanding at December 31, 2014	$8,610,621	$0
Average interest rate at year end	0.49%	0%
Average balance during year	9,358,758	16,438
Average interest rate during year	0.52%	0.40%
Maximum month end balance during year	10,767,084	0

The Bank had securities of $5,341,286 pledged to repurchase agreements at December 31, 2015 and $10,190,761 pledged at December 31, 2014.

The Bank has the ability to borrow $4.4 million from the Federal Reserve Discount Window (“Discount Window”). At December 31, 2015, collateral pledged for Discount Window borrowings consisted of $661,271 in securities, $332,768 in home equity loans and $3,408,161 in one USDA loan. There have been no borrowings from the Discount Window since January 2010.

Fair Market Value of Securities Pledged to Repurchase Agreements	December 31, 2015	December 31, 2014
U.S. Treasury and agency securities	$458,700	$4,003,454
Asset-backed securities	4,002,129	5,500,840
Other	880,457	686,467
Total	$5,341,286	$10,190,761

The Company had $2,244,402 of residential mortgage loans pledged to support its $2,000,000 overdraft line of credit with the FHLB at December 31, 2015.

The potential risk associated with the Repurchase Agreements and related pledge collateral, including obligations arising from a decline in fair value of the pledged collateral, are minimal due to the fact that the Repurchase Agreements pertain to overnight borrowings and therefore not subject to fluctuations in fair market value.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the FHLB of Indianapolis. Based on its current FHLB stock holdings and collateral, the Bank has the capacity to borrow $2,978,459 at December 31, 2015. Each borrowing requires a direct pledge of securities and/or loans. To support potential borrowings with the FHLB, the Bank had loans with a carrying value of $7,511,449 pledged at year-end 2015 and $7,502,650 pledged at year-end 2014. During 2015, the Bank used a portion of the loans pledged to the FHLB were assigned as collateral for the Bank’s $2,000,000 overdraft line of credit. The remaining pledged loans are available to collateralize longer term FHLB borrowings. The Bank had no balance outstanding on the line of credit and the Bank had no other borrowings with the FHLB at either December 31, 2015 or 2014.

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, as defined in Note 1, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 2.65% at December 31, 2015 and 2.31% at December 31, 2014. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par value on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures is payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (under the variable interest entity rules), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing. The deferral of interest payments on the subordinated debentures results in the deferral of distributions on the trust preferred securities. In May 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Company exercised its option to defer each regularly scheduled interest payment from June 2010 through March 2015. The Company’s deferral of interest during that period did not constitute an event of default.

During the deferral period, interest continued to accrue on the subordinated debentures. Also, the deferred interest accrued interest. The accrued interest payable on the subordinated debentures was $687,000 at December 31, 2015, and $563,000 at December 31, 2014 and is included in accrued expenses and other liabilities on the consolidated balance sheets.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

The last allowable deferral period was March 31, 2015. All accrued and unpaid interest was due and payable and a corresponding amount of distributions was payable on the trust preferred securities on June 30, 2015. The Company did not have the liquidity to pay the interest owed at that time.

Prior to the June 30, 2015 interest payment deadline, Management was in contact with the trustees and holders of the trust preferred securities to make them aware of the situation. On July 31, 2015, the indenture trustee formally issued a notice of default to the administrative trustees and holders, but did not declare acceleration of the trust preferred securities or formally seek any remedies under the trust documents. Rather, the trustees and holders indicated their intention to cooperate with the Company during its efforts to cure the default.

The Company launched a Rights Offering in October 2015 with the intention of increasing the Company’s liquidity in order to repay the accrued and unpaid interest on the subordinated debentures and also to contribute capital to raise the Bank’s regulatory capital level (see further details in Note 16).

Proceeds from the closing of the Rights Offering were received on March 28, 2016. On March 30, 2016, the Company remitted an interest payment of approximately $722,000; $673,000 of accrued interest and $49,000 of interest on the deferred interest curing the interest payment default.

Although the Company is now current in its interest obligations and the holders of the trust preferred securities has waived the event of default, the Company may elect to again defer interest payments at some point in the future.

NOTE 10 – NOTES PAYABLE

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen. On the same day, $500,000 of the proceeds was used to settle, in full, a defaulted debt with a financial institution. The remaining proceeds of the senior debt were used for interest carry and general operations. The note bore interest at a fixed rate of 8.00% per annum, payable quarterly, in arrears. The note was secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The original note maturity was March 31, 2015, however in the first quarter of 2015, the members of 1030 Norton LLC agreed to extend the note for another two year period at the same terms and the FRB granted the Company permission to extend and continue paying quarterly interest. As a result, the note’s maturity became March 31, 2017.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – NOTE PAYABLE (Continued)

The Company’s note payable with 1030 Norton LLC included a beneficial conversion feature allowing repayment of the outstanding principal with common stock instead of cash at a discount of 25% below the general offering price should an offering of stock be carried out by the Company. On October 2, 2015, the Company entered into a Debt Conversion Agreement with 1030 Norton LLC. The Debt Conversion Agreement provided that 1030 Norton LLC will convert 100% of the principal balance of its note, which totals $1,280,000, in shares of common stock of the Company at a conversion price of $1.91 per share, which is equal to 75% of the per share purchase price established by the Board of Directors of the Company in connection with its Rights Offering (See Note 16).

The debt conversion was completed on March 28, 2016 simultaneously with the closing of the Rights Offering. The balance of the note payable was settled in exchange for 670,153 shares of stock issued to 1030 Norton LLC. Upon consummation of the conversion, 1030 Norton LLC released the Company’s pledge of 100% of the shares of Community Shores Bank, the Company’s wholly-owned bank subsidiary, which served as security for the note payable.

NOTE 11 – DERIVATIVE LIABILITY

The beneficial conversion feature embedded in the Company’s note payable to 1030 Norton LLC is recorded as a liability and interest expense for the Company. At June 30, 2015, the conditions for the conversion were met and the liability was recorded. The value of the liability was established at $426,667, which represented a 25% per share discount on the stock to be issued in exchange for the outstanding note payable from the price per share of the Company established in the Rights Offering.

Similar to the related note payable discussed in Note 10, the derivative liability, net of related deferred tax, was reclassified to shareholder’s equity at conversion on March 28, 2016.

NOTE 12 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which were $17,500 and $18,000 for 2014 and 2015, respectively. The Company may, at its discretion, make a matching contribution. The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2014 or 2015. Upon reinstatement of the matching contribution, the plan will qualify as a Safe Harbor 401(k) Plan.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13- INCOME TAXES

The consolidated provision for federal income tax benefit at December 31, 2015 and 2014 was as follows:

	2015	2014 as restated
Deferred benefit	$(226,515)	$0
Valuation allowance - change in estimate	0	(3,716,918)
Tax benefit	$(226,515)	$(3,716,918)

The net deferred tax asset includes the following amounts of deferred tax assets and liabilities as of December 31, 2015 and 2014:

	2015	2014
Deferred tax asset
Allowance for loan losses	$64,742	$224,205
Non-accrual loans	59,279	62,977
Deferred loan costs, net	18,560	2,328
Derivative Valuation Adjustment	145,067	0
Unrealized loss (gain) on securities available for sale	14,834	(25,763)
AMT credit carryforward	85,822	85,822
Accrued Expenses (461h)	18,251	(36,719)
Foreclosed assets	989,662	979,224
Other	2,881	64,587
Net operating loss carryforward	3,104,264	2,892,045
	4,503,362	4,248,706
Deferred tax liabilities
Depreciation	$(208,821)	$(220,932)
Accretion on securities	(6,769)	(9,884)
Prepaid expenses	(18,291)	(12,559)
Other	(9,316)	(9,454)
	(243,197)	(252,829)
Net deferred tax asset	$4,260,165	$3,995,877

The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carryback losses to available tax years and carry-forward losses to future years. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including taxable income in carry-back years and expected future taxable income.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13- INCOME TAXES (Continued)

In 2009, the Company established a valuation allowance on deferred tax assets based primarily on our net operating losses from 2007 through 2009. The valuation allowance grew to $5.8 million at December 31, 2011 and was reduced to $3.9 million at December 31, 2013.

Throughout 2014, the positive evidence increased while the negative evidence decreased. The Company achieved 12 consecutive quarters of profit at December 31, 2014, which moved us into a cumulative income position since 2012. The Bank’s regulatory capital ratio improved and the Bank’s troubled assets have been declining removing regulatory burden from an FDIC Directive. The Company’s projections also showed positive future taxable income. As such, at December 31, 2014, the Company determined the positive evidence supporting the realizability of deferred tax assets outweighed the negative evidence supporting the continued maintenance of the valuation allowance. Therefore, the full $3.7 million valuation allowance (as restated) was reversed to income tax expense at December 31, 2014.

Earnings from core banking operations continued in 2015. The consolidated losses reflected in the financial statements were mainly attributable to two non-recurring transactions; a derivative liability recognition and a third party consulting expense. The expense related to the derivative was $427,000 (see Note 10). As a result of the note payable converting to equity, the Company will save over $26,000 per quarter in interest expense after the conversion which occurred on March 28, 2016. The consulting expense was $319,000 and is due to the renegotiation of the Bank’s data processing contract. Accordingly, the renegotiated contract will save the Bank around $1.8 million over 72 months. In addition to the savings created by the non-recurring items, the Bank’s FDIC premiums are expected to decrease by $160,000 in 2016 as a result of its improved regulatory risk profile.

Core earnings from banking operations in 2015 as well as the outlook for future earnings supported management’s conclusion that no valuation allowance on the Company’s net deferred tax asset was necessary at December 31, 2015.

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2014 and 2015 is as follows:

	2015	2014 as restated
Tax expense (benefit) at statutory rate	$(220,427)	$99,931
Tax-exempt interest income	(10,994)	(15,681)
Other	4,906	(16,211)
Change in valuation allowance	0	(3,784,957)
Federal income tax benefit	$(226,515)	$(3,716,918)

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13- INCOME TAXES (Continued)

As a result of the overall consolidated loss this in 2015, the Company’s net operating loss carryforward grew to $9.2 million at December 31, 2015, compared to 8.5 million at December 31, 2014, and will be utilized to offset future taxable income that will begin expiring in 2029 and will continue through 2035.

There were no unrecognized tax benefits at December 31, 2015 or 2014 and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Company is subject to examinations of federal taxing authorities for years after 2011.

NOTE 14 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2014 and 2015 were as follows:

	2015	2014
Beginning balance	$2,066,577	$2,450,013
New loans and line advances	3,683,834	25,221
Repayments	(999,332)	(408,657)
Ending balance	$4,751,079	$2,066,577

Deposits from principal officers, directors and their affiliates were $13,962,918 at year-end 2015 and $8,170,187 at year-end 2014.

NOTE 15 – STOCK OPTIONS

The Company has two share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $0 for both 2014 and 2015. Consequently, there was no income tax benefit recorded for either 2015 or 2014.

Stock Option Plans

Options to buy stock were granted to nonemployee directors of the Company under the Director Stock Option Plan of 2005. The plan provided for the issuance of options for up to 20,000 shares of stock of the Company. The exercise price for options issued under this plan was not less than the market price per share as of the date of grant. The maximum option term is ten years. Outstanding options under the plan were exercisable in full as of the date the options were granted. At year-end 2015, all of the options that had been granted under this plan expired.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – STOCK OPTIONS (Continued)

A summary of the activity in the plans for 2015 is as follows:

			Weighted
	Number of	Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Outstanding at beginning of year	6,000	$14.54	0.94	N/A
Granted	0	0	0	0
Exercised	0	0	0	0
Forfeited or expired	(6,000)	$14.54	(0.94)	N/A
Outstanding at end of year	0	0	0	N/A
Exercisable at end of year	0	0	0	N/A

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by the federal banking agencies. Since the Company is a one-bank holding company with consolidated assets less than $1 billion, regulatory minimum capital ratios are applied only to the Bank. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

In July 2013, the Board of Governors of the FRB and the FDIC approved the Basel III interim final rule (Basel III), which is intended to strengthen the quality and increase the required level of regulatory capital for a more stable and resilient banking system. The changes include (1) a new regulatory capital measure, Common Equity Tier 1 (CET1), which is limited to capital elements of the highest quality, (2) a new definition and increase of Tier 1 capital which is now comprised of CET1 and Additional Tier 1, (3) changes in calculation of some risk-weighted assets and off-balance sheet exposure, and (4) a capital conservation buffer that will limit capital distributions, stock redemptions, and certain discretionary bonus payments if the institution does not maintain capital in excess of the minimum capital requirements. These new capital rules took effect for the Bank on January 1, 2015 and reporting began with the March 31, 2015 Call Report.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Although Basel III strengthened the quality and raised the required levels of regulatory capital, the five prompt corrective action classifications remained the same. The classifications under this guidance are well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The capital classification of a financial institution may not necessarily represent the overall financial condition of the bank but certain capital levels will trigger operating limitations and higher FDIC insurance premiums. For instance, if a bank is not well-capitalized, regulatory approval is required to accept brokered deposits. And generally a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized. If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, acquisitions, new activities, new branches, payment of dividends or management fees are prohibited and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the bank at the discretion of the federal regulator.

Under Basel III regulatory capital requirements, the Bank was considered adequately capitalized at year-end 2015. To be adequately capitalized, a financial institution would need a CET1 ratio of 4.5%, a total risk-based capital ratio of 8.0% and a Tier 1 capital ratio of 6.0%.

At December 31, 2015, the Bank’s CET1 and Tier 1 capital ratios were both 8.22%; above the required minimum to be adequately capitalized. The total risk-based capital ratio of the Bank was 9.46% at the same period end; 54 basis points short of the highest regulatory capital classification and well above the minimum required for capital adequacy.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Included in the tables are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at December 31, 2015 and 2014.

					Minimum Required
					to Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Common Equity Tier 1 (CET1) to risk-weighted assets of the Bank	$11,112,069	8.22%	$6,082,087	4.50%	$8,785,237	6.50%
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	12,783,486	9.46	10,812,599	8.00	13,515,749	10.00
Tier 1 (Core) Capital to risk-weighted assets of the Bank	11,112,069	8.22	8,109,449	6.00	10,812,599	8.00
Tier 1 (Core) Capital to average assets of the Bank	11,112,069	6.12	7,257,858	4.00	9,072,322	5.00

The Bank had an adequately capitalized regulatory capital classification at December 31, 2014 as well. The capital ratios at December 31, 2014 (as restated), under the existing regulatory calculation rules were, total risked based capital ratio of 8.59% and a Tier 1 ratio to average assets of 5.33%.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014, as restated
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	$11,481,335	8.59%	$10,688,877	8.00%	$14,697,205	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	9,807,395	7.34	5,344,438	4.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	9,807,395	5.33	7,365,478	4.00	15,651,640	8.50

In determining capital for the regulatory ratio calculations, FRB guidelines limit the amount of allowance for loan losses that can be included in Tier 2 capital. In general, only 1.25% of net risk-weighted assets are allowed to be included. At December 31, 2015, the full balance of the allowance for loan losses, $1,671,416, was counted as Tier 2 capital and nothing was disallowed. At December 31, 2014, $1,673,940 was counted as Tier 2 capital and $304,232 was disallowed.

Although the Bank’s regulatory capital ratios improved year over year, the significant losses recorded from 2007 through 2011 caused capital erosion, reduced regulatory capital ratios and additional regulatory scrutiny.

On September 2, 2010, the Bank entered into a Consent Order with the FDIC and State of Michigan’s Department of Insurance and Financial Services, its primary regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposed no fines or penalties on the Bank.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

At that time, the lack of financial soundness of the Bank and the Company’s inability to serve as a source of strength for the Bank resulted in the board of directors entering into a Written Agreement with the FRB, the Company’s primary regulator. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements.

As a result its trend towards regulatory safety and soundness, on December 29, 2015, the Bank received official notice from the FDIC and the Michigan Department of Insurance and Financial Services that the regulatory Consent Order entered into on September 2, 2010 was terminated effective December 16, 2015. The Written Agreement between the Company and the FRB remains in effect.

Prior to the termination of the Consent, the Company launched a Rights Offering in October 2015 with the intention of increasing the Company’s liquidity and raising the Bank’s regulatory capital level to well- capitalized.

The Rights Offering consisted of a distribution of nontransferable subscription rights to its shareholders of record as of October 12, 2015. Each shareholder of record received 1.7488 rights for each share of the Company’s common stock they owned as of the record date. Each right enables its holder to purchase one share of the Company’s common stock at a price of $2.55 per share. Additionally, rights holders were given an oversubscription privilege to subscribe for a portion of the Rights Offering shares that were not purchased by other rights holders. The shares of the Company’s Common Stock sold in the Rights Offering totaled 1,383,299. The Rights Offering was closed on March 28, 2016 and garnered gross proceeds of approximately $3,500,000.

Concurrent with the closing of the Rights Offering, the Company closed on the sale of 579,412 shares of Common Stock through a private placement, also at $2.55 per share. Total proceeds received from this transaction were approximately $1,500,000.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

On March 31, 2016, utilizing proceeds from its recently closed capital raise, the Company contributed $3.35 million of additional capital into the Bank. With this additional capital, the Bank was considered well capitalized according to prompt corrective action regulations with a Tier 1 ratio to average assets of more than 8% and a total risk-based capital ratio above 11%.

NOTE 17 – OFF-BALANCE SHEET ACTIVITIES

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

The contractual amount of unfunded financial instruments with off-balance sheet risk was as follows at December 31, 2015 and 2014:

	2015		2014
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$2,728,791	$21,803,733	$1,036,126	$22,457,369
Unused standby letters of credit	0	1,362,000	0	1,362,000
Commitments to make loans	157,900	200,000	0	49,713

Commitments to make loans are generally made for periods of 60 days or less.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS

December 31,

	2015	2014

ASSETS
Cash and cash equivalents	$41,123	$329,170
Investment in subsidiaries	13,531,663	13,587,354
Other assets	951,424	538,293

Total assets	$14,524,210	$14,454,817

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$755,116	$593,880
Derivative liability	426,667	0
Note payable	1,280,000	1,280,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	7,562,427	8,080,937

Total liabilities and shareholders’ equity	$14,524,210	$14,454,817

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31,

	2015	2014 as restated
Other income	$435	$1,136
Interest expense	(228,633)	(222,402)
Derivative valuation adjustment	(426,667)	0
Other expense	(86,125)	(90,666)
Loss before income tax benefit and undistributed subsidiary income	(740,990)	(311,932)
Equity in undistributed subsidiaries income	49,349	3,768,018
Federal income tax benefit	(251,937)	(554,748)

Net income (loss)	(439,704)	4,010,834
Other comprehensive income (loss)	(78,806)	407,234
Comprehensive income (loss)	$(518,510)	$4,418,068

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2015	2014 as restated
Cash flows used by operating activities
Net income (loss)	$(439,704)	$4,010,834
Equity in undistributed subsidiaries income	(49,349)	(3,768,018)
Derivative liability	426,667	0
Net change in:
Other assets	(413,131)	(535,183)
Other liabilities	161,236	15,579
Net cash used by operating activities	(314,281)	(276,788)

Cash flows from (used by) investing activities
Capital investment redeemed from (into) subsidiaries	26,234	(3,578)
Net cash from (used by) investing activities	26,234	(3,578)

Net change in cash and cash equivalents	(288,047)	(280,366)
Beginning cash and cash equivalents	329,170	609,536

Ending cash and cash equivalents	$41,123	$329,170

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ended December 31, 2015 and 2014:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Available for sale securities:
US Treasury	$1,511,328	$1,511,328	$0	$0
US Government and federal agency	11,544,620	0	11,544,620	0
Municipals	710,966	0	710,966	0
Mortgage-backed and collateralized mortgage obligations– residential	11,442,819	0	11,442,819	0
Total	$25,209,733	$1,511,328	$23,698,405	$0

Servicing assets	$5,151	$0	$5,151	$0

	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
Available for sale securities:
US Treasury	$2,025,703	$2,025,703	$0	$0
US Government and federal agency	15,203,950	0	15,203,950	0
Municipals	1,064,465	0	1,064,465	0
Mortgage-backed and collateralized mortgage obligations– residential	13,397,251	0	13,397,251	0
Total	$31,691,369	$2,025,703	$29,665,666	$0

Servicing assets	$33,279	$0	$33,279	$0

There were no transfers between Level 1 and Level 2 during 2015 or 2014.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below for the period ended December 31, 2015 and 2014.

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Impaired loans[1]:	$1,728,358	$0	$0	$1,728,358
Foreclosed assets:	1,032,152	0	0	1,032,152
Total	$2,760,510	$0	$0	$2,760,510

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
Impaired loans[1]:	$1,596,474	$0	$0	$1,596,474
Foreclosed assets:	1,913,093	0	0	1,913,093
Total	$3,509,567	$0	$0	$3,509,567

1 Collateral dependent

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

The following tables present information as of December 31, 2015 and 2014 about significant unobservable inputs related to the Bank’s Level 3 financial assets, by class, measured on a non-recurring basis:

	Valuation	Significant Unobservable	Range
	Technique	Inputs	of Inputs
December 31, 2015

Impaired loans	Sales comparison approach	Adjustments for differences between comparable sales	(25)-19%
	Income approach	Capitalization rate	9.5-12.5%

Foreclosed assets	Sales comparison approach	Adjustments for differences between comparable sales	(25)-10%

	Valuation	Significant Unobservable	Range
	Technique	Inputs	of Inputs
December 31, 2014

Impaired loans	Sales comparison approach	Adjustments for differences between comparable sales	(25)-25%
	Income approach	Capitalization rate	10%

Foreclosed assets	Sales comparison approach	Adjustments for differences between comparable sales	(30)-25%

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of financial instruments, not previously presented above, were as follows at year-end:

		Fair Value Measurements
		at December 31, 2015 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$17,900	$17,900	$0	$0	$17,900
Loans, net (including impaired)	121,070	0	0	118,273	118,273
FHLB stock	301	N/A	N/A	N/A	N/A
Accrued interest receivable	369	5	78	286	369

Financial liabilities
Deposits	161,182	0	153,487	0	153,487
Repurchase agreements	4,921	0	4,921	0	4,921
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,707	1,707
Accrued interest payable	734	0	20	198	218

		Fair Value Measurements
		at December 31, 2014 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$7,936	$7,936	$0	$0	$7,936
Loans held for sale	148	0	152	0	152
Loans, net (including impaired)	127,809	0	0	124,712	124,712
FHLB stock	388	N/A	N/A	N/A	N/A
Accrued interest receivable	418	6	102	310	418

Financial liabilities
Deposits	161,305	0	155,659	0	155,659
Repurchase agreements	8,611	0	8,611	0	8,611
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,280	1,280
Accrued interest payable	615	0	26	167	193

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

NOTE 20 – SUBSEQUENT EVENT

On March 28, 2016, having received the required regulatory approvals, the Company closed its Rights Offering and private placement as well as converted its note payable to common stock.

Through the Rights Offering, the Company received subscriptions for 1,383,299 shares of Common Stock at $2.55 per share for gross proceeds of approximately $3.5 million.

Additionally, the Company closed on the sale of 579,412 shares of Common Stock through a concurrent private placement, also at $2.55 per share. Total gross proceeds as a result of the private placement were approximately $1.5 million.

The Company also converted its note payable of $1,280,000 into 670,153 shares of common stock at $1.91 per share.

Net proceeds, after offering expenses, totaled approximately $4.770 million.

SHAREHOLDER INFORMATION

SEC Form 10-K

Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Stock Information

The Company’s common stock is traded on the OTC under the ticker symbol "CSHB". At April 12, 2016, there were approximately 168 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2014 and 2015, as reported by the OTC. The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2015
First Quarter	$3.24	$1.50
Second Quarter	3.00	2.21
Third Quarter	3.00	2.30
Fourth Quarter	2.65	2.15

Calendar Year 2014
First Quarter	$3.25	$2.55
Second Quarter	3.60	2.15
Third Quarter	3.35	2.50
Fourth Quarter	2.75	1.25

Market Makers

At April 05, 2016 the following firms were registered with OTC as market makers in common stock of the Company:

Boenning & Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428	Monroe Financial Partners 100 N. Riverside Plaza Suite 1620 Chicago, IL 60606	Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

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

Annual Meeting

This year’s Annual Meeting will be held at 9:00 a.m. on Tuesday, May 24, 2016 at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

Michael E. Skinner	Senior Vice President / Chief Lending Officer

Tracey A. Welsh	Senior Vice President / Chief Financial Officer, Secretary and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Management Team

Heather D. Brolick	President and Chief Executive Officer

Sharon L. Gary	Assistant Vice President / Human Resources Manager

Robert J. Jacobs	Senior Vice President / Business Development Officer

Susan M. Kane	Vice President / Mortgage Origination & Operations Manager

Amy L. Schultz	Senior Vice President and Technology / Operations Manager

Cerise A. Semrinec	Senior Vice President / Credit Administrator

Michael E. Skinner	Senior Vice President / Chief Lending Officer

Lori E. Versalle	Senior Vice President / Branch Administrator

Tracey A. Welsh	Senior Vice President / Chief Financial Officer and Treasurer

DIRECTORS AND OFFICERS

Monica J. Bixeman	Investment Representative

Sherri S. Campbell	Vice President / Compliance & Electronic Banking Manager

Clement E. Coulombe	Assistant Vice President / Controller

Jennifer L. Egeler	Assistant Controller

Jon M. Huizenga	Assistant Vice President / Commercial Lending Officer

Christopher J. Knoll	Credit Manager

Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager

Mari K. Larson	Loan Operations Supervisor

Betsy S. Lobdell	Vice President / Commercial Lending Officer

Evan P. Luczak	Grand Haven Branch Manager

Ronald A. Mann, Jr.	Vice President / Commercial Lending Officer

Renee L. Nyblade	Vice President / Mortgage Loan Officer

Jamie J. Sheffer	Assistant Vice President / North Muskegon Branch Manager

Janet S. Smith	Assistant Vice President / Main Office Branch Manager

Laure A. Stovall	Harvey Branch Manager

Tracy L. Straight	Vice President / Mortgage Loan Originator

Clinton A. Todd	Vice President / Retail Lending Officer

Catherine M. VanPelt	Security Officer / Facilities and Processing Manager