Form 10-K, Exhibit 13
period 2016-12-31
COMMUNITY SHORES BANK CORP
filed 2017-03-30
CIK 1070523

EXHIBIT 13

COMMUNITY SHORES

BANK

CORPORATION

2016 ANNUAL REPORT

DECEMBER 31, 2016

Selected Financial Information

As of or for the Year-Ended December 31,	2016		2015		2014
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$5,913		$5,510	[2]	$6,158
Provision for loan losses	0		0		0
Non-interest income	1,580		1,659		1,731
Non-interest expense	7,251		7,835		7,595
Income (loss) before income tax	242		(666)		294
Income tax expense (benefit)	79		(226)		(3,717)
Net income (loss)	163		(440)		4,011

Financial Condition:
Total assets	191,410		181,021		184,677
Loans held for sale	128		0		148
Loans	140,825		122,742		129,787
Allowance for loan losses	1,612		1,671		1,978
Securities	15,766		25,210		31,691
Deposits	167,723		161,182		161,305
Repurchase agreements	4,640		4,921		8,611
Notes payable and other borrowings	4,500		5,780		5,780
Shareholders' equity	14,061	[1]	7,562		8,081

Performance Ratios:
Return (loss) on average assets	0.09%		(0.24	)[2]%	2.08%
Return (loss) on average shareholders' equity	1.30	[1]	(5.50)[2]		99.65
Net interest margin	3.55		3.28	[2]	3.44
Per Share Data:
Earnings (loss) per share - basic	$0.05		$(0.30)[2]		$2.73
Earnings (loss) per share - diluted	0.05		(0.30)[2]		2.73
Book value per share	3.43		5.15		5.50
Capital Ratios of Bank:
Tier 1 risk-based capital	10.03	[1]%	8.22%		7.58%
Total risk-based capital	11.12	[1]	9.46		8.83

1 Includes proceeds of $4,767 from capital raise – see Note 12 to the Consolidated Financial Statements.

2 Includes derivative recognition of ($427) or ($0.29) per share – see Note 11 to the Consolidated Financial Statements.

Dear Fellow Community Shores Shareholder,

The year 2016 was pivotal for Community Shores. Having completed capital raising efforts and injecting $3.475 million to the Bank in 2016, we began the earnest work of delivering upon our commitment to put those funds to good use. Recognizing the need to rebuild and reverse a seven year history of “shrinking the Bank,” we began the process of deploying funds toward healthy earning asset growth. Changes were made within our lending staff and a strong business development effort was established. We are pleased to report that we capitalized on opportunities and our strategies met with success. Positive balance sheet changes were realized. We increased the total loan portfolio by 15% or $18.1 million over year-end 2015. A stark contrast and strong reversal to the loan portfolio attrition of 5% or $7 million experienced in fiscal year 2015.

Increasing earning assets is strategic to improving revenue generation, and we are excited by this initial success. Yet we remain very cognizant of credit quality; its maintenance during periods of growth is critical. Adhering to that principle, approximately 84% of the new commercial loan outstandings booked are considered “above average” based on our internal loan rating system. We continue to invest in robust external loan reviews and audits, and maintain sound internal credit administration policies and procedures. Industry, loan type, extension risk, history, management and cost verses return on capital are all factors at the forefront of our credit decision making process.

Under strong credit administration, we believe our new loan quality is high and our overall loan portfolio is sound and continues to improve. All of our asset quality metrics have continued to trend positively. Non-performing assets declined for the 8th consecutive year to $2.7 million, representing a 33% decrease over year-end 2015. Past due and non-accrual loans at year-end 2016 were 0.94% of total loans and continue to remain below our FDIC peer group at 1.56%. Classified assets to total assets decreased 12%, with total classified assets declining to $5.1 million, showing marked improvement. While the list of problem credits has significantly diminished, performing, older, pre-crisis loans have not rehabilitated sufficiently for upward migration. We continue to work hard with these clients and are targeting another 6% reduction by year-end 2017.

On the liability side of the balance sheet, we saw total deposits increase 4% or $7 million over year-end 2015. The deposit mix has favorably changed with demand deposits increasing 20%; interest bearing accounts increasing 11%; and regular savings deposits growing 34% since the prior year end. Our liquidity position is strong and we are well positioned to fund future loan growth with existing, lower costing deposits.

Bank earnings slightly exceeded our expectations at $466,000 pre-tax, with net income on a consolidated basis at $163,000. Our cost of funds did not increase in the wake of the first prime rate increase in seven years on December 17, 2015. Interest expense to average earning assets was the lowest in our 18 year history at 0.39%, and for the first time was below the FDIC peer group at 0.40%. Conversely, and indicative of our market’s competitive rate environment, the Bank’s interest income to average earning assets did not increase. On a consolidated basis, primarily due to the elimination of the Company’s senior debt, the net interest margin on earning assets improved 27 basis points from year-end 2015. The positive changes in our balance sheet, combined with anticipated, incremental upward movement in net interest margin throughout 2017, should provide for net revenue improvement.

We will gain efficiency as we grow assets while continuing to control expenses. We made progress in 2016 decreasing the Bank’s non-interest expenses, by $574,000 compared to year-end 2015. Despite a 53% improvement in the gain on sale of mortgages, non-interest income, excluding losses on the sale of foreclosed property, remained relatively flat at $1.2 million. As with most banks, non-interest income was negatively impacted by regulations on the assessment of overdraft fees. In an effort to offset this loss of fee income, in March of 2017 we revised our checking account product offerings and expect to see positive change over the next 24 months.

We reached another milestone on March 16, 2017 with the termination of the Company’s Written Agreement with the Federal Reserve Bank. We are committed to insuring the Company has adequate resources to act as a source of strength to the Bank. Community Shores is well capitalized and our goal is to achieve budgeted growth through earnings. At the same time, we recognize that operating momentum and market opportunities should be acted upon in order to expedite an acceptable return on equity. For that reason, your Board of Directors is monitoring business opportunities and capital resources on a monthly basis as part of our capital management and planning process.

In the community, we have experienced renewed support and a resurgence of business opportunities. We believe this to be the result of our successful re-capitalization and release of the Bank’s Consent Order, and to the number of community bank acquisitions that have recently changed the face of banking in our market area. We have benefited by having experienced and talented sales people join our team, and by the void created when seasoned and professional bankers left the industry and exited the marketplace. Our prospects are extensive and we intend to work hard to gain market share and develop new client relationships.

While we are rebuilding, we remain focused on creating value. We have a committed team of invested Directors and talented, professional bankers all of whom value west Michigan as their home; bankers that want to help customers achieve their financial goals and their own unique vison of success. Because we are passionate about making our local communities economically vibrant; because we believe integrity, hard work and service to others speaks for itself; because we have Stockholders, Directors and customers that share our values and have supported us indefatigably, we are confident that we will achieve our goals and exceed expectations in the coming year.

Thank you for your investment and continued support. We hope that you will be able to join us at this year’s annual shareholder meeting on Wednesday, May 24th at 9:00 a.m. at the Muskegon Country Club.

Sincerely,

/s/ Heather D. Brolick
Heather D. Brolick
President and Chief Executive Officer

COMMUNITY SHORES BANK CORPORATION

Muskegon, Michigan

2016 ANNUAL REPORT

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

In the first quarter of 2016, the Company successfully completed a Rights Offering which commenced in the fourth quarter of 2015 and a concurrent private placement (See Note 12). On March 28, 2016, after receiving Federal Reserve Bank of Chicago (“FRB”) approval to repay the interest due on the Company’s subordinated debentures and to increase the ownership percentages of certain investors in relation to the guidelines of the FRB Change in Bank Control Act, the Company received gross proceeds of approximately $5.0 million from these two transactions. On the same date, the Company’s note payable with 1030 Norton LLC converted to 670,153 common shares, relieving the Company of any future interest payments. Two days later, on March 30, 2016, the Company repaid $722,000 of interest on its subordinated debentures and brought its obligations current. Finally, on March 31, 2016, the Company contributed $3.35 million of new capital into the Bank, enhancing its regulatory capital position.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company was subject to a Written Agreement with the FRB beginning in December 2010 but in light of improvements to the Company’s financial condition and the strengthened capital position of the Bank as a result of the capital raise, the FRB terminated the Written Agreement on March 16, 2017.

Going forward, the FRB has requested that the Company obtain written approval at least 30 days prior to declaring or paying a dividend on any class of its stock; increasing its debt, including the issuance of trust preferred securities; or redeeming any Company stock.

As of December 31, 2016, the Bank had 51 full-time employees and 23 part time employees, an increase of one full-time equivalent position since December 31, 2015.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the Annual Report is to provide a narrative discussion about the Company’s financial condition and results of operations during 2016. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as disclosures found elsewhere in the Annual Report are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Our significant accounting policies are discussed in detail in Note 1 of the Notes to the Consolidated Financial Statements. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a Note 20.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Foreclosed Assets. Foreclosed assets are acquired through or instead of loan foreclosure and are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. During the time that foreclosed assets are waiting to be sold, there will be occasions that the Bank will need to re-evaluate the individual market values of each asset. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the estimated fair value of the asset at the end of the reporting period. The Bank’s Credit Department analyzes foreclosed asset values on a quarterly basis, to determine the value at which they should be held.

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

In determining potential realization of deferred tax assets, future taxable income from operations is considered. The taxable income used is in the analysis is exclusive of temporary difference reversals and tax planning strategies that could be implemented , if necessary, to accelerate taxable income into periods in which net operating losses might otherwise expire.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company had no unrecognized tax positions at either 2015 or 2016 year-end.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

OVERVIEW

In the first quarter of 2016, the Company closed a Rights Offering and concurrent private placement garnering net proceeds, after expenses, of approximately $4.77 million. With the proceeds, the Company repaid the deferred and overdue interest on the trust preferred securities totaling approximately $722,000; made capital contributions to the Bank of approximately $3.48 million; and retained the remainder for the Company’s general operations. These transactions are described in more detail in Note 12 to the Consolidated Financial Statements.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

On March 31, 2016, the Company made a capital contribution of $3.35 million to the Bank elevating its capital ratios to a level of well-capitalized, according to prompt corrective action regulations. On that date, the Bank’s total risk-based capital ratio was 11.90% and its Tier 1 to average assets ratio was 8.06%; both above the minimum required to be well-capitalized according to prompt corrective action regulatory guidance. A second contribution of capital was made on September 30, 2016 for $125,000.

Including the balance sheet changes resulting from the capital raise, total assets grew by 5.7% ending the year at $191.4 million. Asset growth was driven by an $18.1 million increase in the loan portfolio. The loan growth was funded by a reduction in the security portfolio as well as a $6.5 million increase in deposits. Earnings for 2016 were also favorable. Recorded net income was $163,000.

FINANCIAL CONDITION

Total assets increased by $10.4 million to $191.4 million at December 31, 2016 from $181.0 million at December 31, 2015. The year-over -year change in assets was evidenced by an increase in cash and loans and a decrease in investments.

Cash and cash equivalents increased by $3.2 million to $21.1 million at December 31, 2016 from $17.9 million at December 31, 2015. The increase was from higher balances on deposit at the FRB and Federal Home Loan Bank of Indiana (“FHLB”) on the last business day of 2016 compared to the last business day of 2015. The FRB balance at year-end 2016, $16.6 million, was $1.5 million more than year-end 2015. In recent years, the Bank’s average balance at the FRB has grown. The growth is attributable to a larger core deposit base. Management’s desired balance at the FRB is a range of $7 to $10 million. The preferred range is generally enough to cover the typical liquidity needs of the Bank’s operations as well as provide a surplus for unexpected events. The FHLB balance was $1.1 million at year-end 2016; $1 million higher than year-end 2015. The inflated balance was the result of one security in safekeeping at the FHLB maturing on the last day of the year. The excess liquidity at year-end 2016 is expected to be used to fund loans and purchase securities.

The Bank’s available for sale security portfolio was $15.8 million at December 31, 2016 and $25.2 million at December 31, 2015. At both December 31, 2016 and 2015, there were no securities classified as held to maturity. Investment activity for 2016 consisted of maturities, prepayments and calls totaling $9.3 million and net amortization and fair value increase of $191,000.

Although the investment portfolio is declining in balance, the Bank seeks to diligently manage unencumbered securities to ensure there are enough available to meet parameters required by several of the Bank’s operating policies. Unencumbered securities are those that are not pledged to any other entity. As such, they serve as a key source of collateral or potential liquidity for the Bank. The level of unpledged securities is formally assessed monthly. Maintaining an adequate level of pledgeable assets is one of the driving forces behind investment activity.

Typically the Bank aims to leave between 10% and 20% of its investment portfolio unpledged.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2016, 10% of the investment portfolio was unencumbered compared to 20% at December 31, 2015. Management intentionally reduced the pledged component of the investment portfolio due to a $4 million reduction in the Bank’s pledging requirements. This action was driven by a reduction in pledging obligations which occurred in the second quarter of 2016. In that quarter, pledging for two of the Bank’s public fund customers was eliminated. The pledging was offered during the time the Bank was operating under a Consent Order with the FDIC which was terminated in December 2015. Management chose to reduce the size of the investment portfolio as securities matured in an effort to fund loan growth. Management will purchase securities in the first quarter of 2017 in order to maintain the unencumbered portion of the portfolio within the specified range.

As a result of the release of the pledged securities above, the amortized cost of securities pledged to remaining public fund customers, the Discount Window and customer repurchase agreements, decreased to $14.3 million from $20.2 million at year-end 2015.

In the financial services industry, investment portfolio quality typically receives scrutiny when instruments within the portfolio are higher risk. The Bank monitors the quality of the Company’s portfolio actively however the instruments held by the Company are deemed to be traditional and conservative from a risk standpoint; nonetheless, the fair value of even those investments can be impacted by national and global economic news. During 2016, the portfolio’s fair value increased but the entire portfolio still carried a net unrealized loss. At year-end 2016, there were net unrealized losses of $34,000. At year-end 2015, there were net unrealized losses on the entire portfolio of $44,000; a decrease of $10,000. At December 31, 2016, there were 17 securities with an amortized cost of $6.9 million having an unrealized loss of $90,000. None of the 17 is deemed to be other-than-temporarily impaired. See Note 2 for information regarding the Company’s assessment of other than temporary impairment on these investments.

To reduce exposure to future loss, both realized and unrealized, the Bank intends to adhere to the diversification principles outlined in the investment policy and limit issuer concentrations. Besides fully-guaranteed U.S. government and federal agency securities, there were no holdings of securities of any one issuer in an amount greater than 10% of the Bank’s common stock and surplus at December 31, 2016.

Loans held for sale were $128,000 at year-end 2016. There were no loans held for sale at year-end 2015. The absolute change between the year-end periods was insignificant; however, during the twelve months of 2016 the activity included $7.6 million of loan originations and $7.3 million of loan sales. The associated gain on the loan sales was $189,000.

Loans held in portfolio were increased by $18.1 million; the commercial and commercial real estate segments increased by $15.9 million, total consumer loans increased by $649,000 and total residential loans grew $1.6 million. The distribution of the Bank’s loan portfolio remains representative of the wholesale focus which has been upheld since the Bank’s opening in 1999. The commercial and commercial real estate segments represented 81% of the Bank’s total loan portfolio at December 31, 2016; a small increase from an 80% level held by these two segments at December 31, 2015.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The growth in the commercial and commercial real estate segments was comprised of a $2.6 million increase in the commercial portfolio and a $13.3 million increase to the commercial real estate portfolio. Management believes the Bank is well-positioned to continue expansion of these portfolios in 2017. The growth in consumer loans during 2016 was due to a home equity loan promotion that was conducted in the second half of 2016. The promotion involved waiving fees for new customers qualifying for a home equity loan under $100,000. Some additional growth may occur from this program in 2017.

Since the Bank focuses on originating salable residential loans, historically it has not been common to have growth of $1.6 million in residential loans a single year. Growth in 2016 stems primarily from two loans that were originated for well-qualified customers that were too large to qualify for the standard programs the Bank has established with its mortgage loan investors. The Bank does not anticipate meaningful residential segment growth in 2017. The 15% year-over-year portfolio loan growth was believed to be conducted in a manner that assessed multiple risk factors in conjunction with expected rate of return and related capital allocation; the same principles that will be used for future loan growth.

Diligent credit oversight for the past several years played a large part in reducing the Bank’s credit risk, which in turn was a significant factor in improving the Bank’s overall regulatory risk profile. Essentially, credit risk is the risk of borrower nonpayment typically on loans although it can be applicable to the investment portfolio as well. There are ways to decrease this risk however; the risk of nonpayment for any reason exists with respect to all loans and investments. Management intends to adhere to its established underwriting standards, even as lending competition intensifies in the local market, and will pursue growth based on the quality of its relationships and connections in the community.

The Bank’s credit program is led by an experienced officer of the Bank. Credit administration entails assessing, monitoring and estimating credit risk. The credit administration process includes bi-weekly meetings with loan personnel to discuss identified weak credits and periodic meetings specifically for the purpose of conducting an internal loan review. To supplement the internal processes, an annual credit review is conducted by an independent accounting firm. Even with stringent oversight, the Bank recognizes that credit losses will be experienced and will vary with, among other things, general economic conditions; the creditworthiness of the borrower over the term of the debt; and in the case of a collateralized loan, the quality of the collateral.

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

At December 31, 2016, the allowance for loan losses totaled $1.6 million. At year-end 2015, the allowance for loan losses was $1.7 million. The decrease in the allowance is the result of net loan charge-offs of $60,000 for the twelve month period of 2016.

The total of all allocations included in the allowance by loan segment at December 31, 2016 and 2015 was as follows:

	2016		2015
		Percent of		Percent of
		Loans in Each		Loans in Each
Balance at End of Period		Category to		Category to
Applicable to:	Amount	Total Loans	Amount	Total Loans
Commercial	$617,002	36.1%	$522,558	39.3%
Commercial Real Estate	459,805	45.3	432,145	41.2
Consumer	259,194	5.4	322,185	5.6
Residential	203,312	13.2	210,653	13.9
Unallocated	72,507	N/A	183,875	N/A
	$1,611,820	100.0%	$1,671,416	100.0%

At December 31, 2016, the ratio of allowance to gross loans outstanding was 1.14% compared to 1.36% at year-end 2015. The reduction in this ratio is due mostly to the growth in the loan portfolio. The allowance for loan losses was able to accommodate the growth due to the unallocated portion. The unallocated balance in the allowance for loan loss total was reduced by $111,000 since year-end 2015.

The general component of the allowance for loan losses increased by $85,000 since year-end 2015; however, the general reserves as a percentage of non-specifically identified loans decreased by five basis points. At December 31, 2016, the general component of the allowance for loan losses as a percentage of non-specifically identified loans was 0.84% but at December 31, 2015, the ratio was 0.89%. The change between the two year-end periods is due to a shift in the distribution of the loan portfolio. A majority of the year-over-year growth came from loans originated in risk categories that require smaller allocations within the allowance for loan losses. See Note 3 to the financial statements for a comparison of the distribution of the commercial and commercial real estate loans by risk category.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2016, the allowance contained $432,000 in specific allocations for impaired loans whereas at December 31, 2015 there was $465,000 specifically allocated; a decrease of $33,000. Conversely, the recorded investment of impaired loans increased since year-end 2015. The recorded investment of impaired loans was $9.3 million at December 31, 2016 compared to $8.7 million at year-end 2015. The decrease in specific allocations was driven by a $178,000 decrease in specifically identified impaired loans requiring reserves. At December 31, 2016, the recorded investment of specifically identified impaired loans requiring reserves was $1.5 million compared to $1.7 million at December 31, 2015.

Not all impaired loans require a specific allocation of reserves. Since year-end 2016, specifically identified impaired loans requiring no reserves rose to 84% of the recorded investment of total specifically identified impaired loans at December 31, 2016; up from 81% at year-end 2015. At December 31, 2016, the recorded investment on specifically identified impaired loans requiring no reserves was $7.8 million, an increase of $795,000 since year-end 2015. There were 14 impaired loans requiring no reserve at December 31, 2016, down from 16 at same period end in 2015.

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

Another factor considered in the assessment of the adequacy of the allowance is the quality of the loan portfolio from a past due standpoint. From year-end 2015 to December 31, 2016, the recorded investment in accruing past due and non-accrual loans decreased by $412,000. This was evidenced by a $652,000 increase in the recorded investment in accruing past due loans and a decrease of $1.1 million in the recorded investment in non-accrual loans during the twelve months of 2016.

The recorded investment of accruing loans past due 30-59 days was $472,000 at December 31, 2016; a $21,000 increase since December 31, 2015. There were seven loans past due 30-59 days at December 31, 2016. Six of the loans were paid current by January (2017). One loan for $36,000 was fully repaid in March (2017).

The recorded investment of loans past due 60-89 days still accruing interest was $737,000 at December 31, 2016. The recorded investment of loans in this delinquency category at December 31, 2015 was $106,000. Three loans are responsible for the balance. One loan comprising 75% of the total in this delinquency category at December 31, 2016, became a troubled debt restructuring when it was granted a payment modification. The Bank is actively trying to assist the borrowers as the underlying cash available for repayment is very seasonal. It is too early to tell if the borrowers will benefit enough from reduced payment obligations to continue operations. In the event the loan does not recover, 75% of the principal is guaranteed by the SBA. One loan with a recorded investment of $144,000 was placed on non-accrual in January (2017) and the Bank is pursuing the associated collateral. There is no loss expected as a result.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

There were no loans still accruing interest past due 90 days and greater at either December 31, 2016 or year-end 2015.

Although the Bank’s total delinquent loans still accruing interest increased since 2015, Management does not feel that the increase is out of line with reasonable, periodic fluctuations and the credit review process continues to be stringent in its oversight.

The recorded investment of non-accrual loans was $123,000 at December 31, 2016 down from $1.2 million at year-end 2015. The reduction since year-end 2015 was primarily concentrated in three relationships and four corresponding loans. Two loans were remediated and returned to an accruing status and two loans were charged-off and the real estate collateral was moved to foreclosed assets and later sold for a gain of $21,000. There were three non-accrual notes remaining at December 31, 2016. Two of the three carried specific allocations. These same two loans were also delinquent in their arranged payments.

Net charge-offs for 2016 were $60,000. This outcome is less than 2015 when the Bank had net charge-offs of $307,000. The ratio of net charge-offs to average loans was 0.05% for 2016; the ratio of net charge-offs to average loans was 0.24% for 2015.

Foreclosed assets decreased by a net figure of $751,000 during 2016. At December 31, 2016, foreclosed assets were $1.5 million. These assets consist of relinquished properties through the collection process which were previously customer collateral supporting various borrowings. These properties are held until they can be sold. The net reduction since year-end 2015 was made up of both additions and sales. Three properties were added, increasing the total of foreclosed assets by $89,000 and ten properties and seven lots were sold for $793,000. There were net gains on these sales of $144,000 recorded in 2016.

Each quarter, foreclosed assets that are determined to have declined in fair value based on a professional appraisal or other common means of valuation are written down. As real estate values stabilize, valuation adjustments have decreased. In aggregate, the inventory of held properties was written down by $190,000 during 2016; $4,000 less than the prior year. At December 31, 2016, there were 14 real estate holdings in foreclosed assets compared to 21 at December 31, 2015.

Some of the foreclosed assets have been held by the Bank for a long time. Management is comfortable with holding these assets at professionally determined fair values rather than forcing liquidation by discounting the properties far below market value less costs to sell. Nonetheless, management objectively evaluates each property quarterly and considers marketability, future costs associated with maintenance along with the selling environment, local economic factors and specific features or characteristics of a property. In some cases, management may agree to accept a sales price that is less than the current valuation which will result in a loss.

Deposit balances were $167.7 million at December 31, 2016; up $6.5 million over December 31, 2015 when deposit balances were $161.2 million. Both non-interest and interest bearing checking rose as well as savings account balances. Conversely, money market and certificates of deposits account balances fell.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest bearing checking accounts climbed $7.7 million during 2016 and were $46.9 million at December 31, 2016. This deposit type accounted for 28% of the Bank’s total deposit base at year-end 2016. A majority of the year-over-year increase stemmed from existing customers however, 28% of the growth was derived from new deposit relationships. Funding interest earning assets with non-interest bearing liabilities is very favorable for future earnings.

Interest-bearing checking accounts were $40.8 million on December 31, 2016. Since year-end 2015, interest-bearing checking accounts went up by $4.2 million. Over one third of the increase came from two additional deposits with the rest coming from existing customers.

Savings deposits were $32.7 million at December 31, 2016 compared to $24.4 million at December 31, 2015. There were many new accounts added in 2016 however, over 40% of the increase came from existing public fund customers.

The biggest change in the Bank’s deposit composition was a decrease in time deposits during 2016. Time deposits were $25.6 million at December 31, 2016. During 2016, the Bank’s time deposit portfolio decreased $13.2 million. The maturities were predominantly internet time deposits. As in previous years, the Bank used excess liquidity to fund the maturities. Internet time deposits are non-local time deposits that are solicited through an online marketplace. The Bank’s internet time deposit portfolio was $4.0 million at year-end 2016. During 2017, $3.7 million of this total is scheduled to mature.

Non-deposit funding sources for the Bank, at December 31, 2016, included customer repurchase agreements, FHLB line of credit and advances, Discount Window borrowings and lines of credit from correspondent banks. Typically, unexpected fluctuations in the Bank’s daily liquidity position beyond the amount available in the Bank’s FRB account drive borrowings from these resources. The only source with an outstanding balance at year-end 2016 or 2015 was customer repurchase agreements, which totaled $4.6 million at year-end 2016 compared to a balance of $4.9 million at the end of 2015. The FHLB line of credit was used once during 2016. During 2016, there was no utilization of the Discount Window or the Bank’s overnight fed funds lines with correspondent banks.

Some of the Bank’s non-deposit funding sources require a pledge of assets to collateralize potential borrowings. At December 31, 2016, Bank assets pledged to the FHLB consisted of residential mortgage loans with a book value of $7.2 million and providing the Bank with the ability to borrow approximately $5.5 million; $2.0 million of this total is for the approved line of credit.

Bank assets pledged to the Discount Window consisted of qualifying home equity loans that totaled $1.8 million.

During 2016, the Bank obtained $9 million of overnight federal fund lines from two of its correspondent banks. Neither required a pledge of collateral.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Subordinated debentures outstanding at December 31, 2015 and 2016 remained at $4.5 million. On December 17, 2004, the Trust, a business trust subsidiary of the Company, using the proceeds from the sale of 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security, purchased an equivalent amount ($4.5 million) of subordinated debentures from the Company. Similar to the rate on the trust preferred securities, the subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was initially set at 4.55%. The current rate of interest is 3.05%. The stated maturity is December 30, 2034. Interest payments on the subordinated debentures are due quarterly on March 30th, June 30th, September 30th and December 30th.

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

At December 31, 2016, $4.1 million of trust preferred securities were treated as Tier 1 capital and the remaining $400,000 was treated as Tier 2 capital. This is more than at December 31, 2015, when $2.0 million of trust preferred securities were treated as Tier 1 capital and the remaining $2.5 million was treated as Tier 2 capital.

The Company’s $1,280,000 note payable to 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, one former director and five local businessmen was extinguished on March 28, 2016 simultaneous to the closing of the Company’s Rights Offering. The balance of the note payable was settled in exchange for 670,153 shares of stock issued to the members of 1030 Norton LLC and a check for $7.77 due to fractional shares. Upon consummation of the conversion, the Company made a final interest payment of $24,747 and 1030 Norton LLC released the Company’s pledge of 100% of the shares of Community Shores Bank.

In 2015, the Company recorded a derivative liability stemming from the conversion right embedded in the Company’s note payable to 1030 Norton LLC once the Company initiated a plan to raise capital via a sale of common stock. The value of the liability was established at $426,667, which represented a 25% per share discount on the stock to be issued in exchange for the outstanding note payable from the price per share of the Company established in the Rights Offering. Similar to the related note payable, the derivative liability, net of related deferred tax, was reclassified to shareholder’s equity on March 28, 2016 in tandem with the extinguishment of the Company’s note payable.

Accrued interest expenses and other liabilities decreased $664,000 since year-end 2015. The decrease is mainly attributable to the Company’s repayment of deferred and overdue interest on its subordinated debentures. The amount of deferred and overdue interest was $687,000 at December 31, 2015. On March 30, 2016, utilizing proceeds from the Rights Offering, the Company remitted an interest payment of approximately $722,000; $673,000 of accrued interest and $49,000 of interest on the deferred interest. The payment on March 30, 2016 cured the interest payment default.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Recognizing the importance of preserving the Company’s cash for potential capital support for the Bank’s growth, on April 27, 2016, the Company’s Board of Directors voted to again defer interest payments on its subordinated debentures. The deferral of interest does not constitute an event of default. The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters. As such, it is expected that the accrued interest balance will increase during the deferral period. The accrued and unpaid interest was $99,000 at December 31, 2016.

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

Shareholders’ equity was $14.1 million on December 31, 2016 compared to $7.6 million on December 31, 2015. The net increase of $6.5 million was made up of $6.3 million of new capital from common stock transactions, earnings of $163,000 and accumulated other comprehensive income (security market value adjustments) of $6,000.

The $6.3 million of additional capital stemmed from the Rights Offering and a series of related transactions. The purpose of the Rights Offering was to increase the Company’s liquidity to allow repayment of the deferred and overdue interest on the Company’s subordinated debentures as well as allow a contribution of capital to the Bank so that it would achieve a well-capitalized regulatory capital level.

The Company sold a total of 1,383,299 shares of Common Stock at $2.55 per share in the Rights Offering. The Company closed the Rights Offering on March 28, 2016 and garnered net proceeds of approximately $3,300,000.

Concurrent with the closing of the Rights Offering, the Company closed on the sale of 579,412 shares of Common Stock through a private placement, also at $2.55 per share. Total proceeds received from this transaction were approximately $1,500,000. There were no issuance costs associated with the private placements.

Additionally, the Rights Offering permitted the conversion feature of the Company’s note payable to activate. At the close of the Rights Offering, the note payable and the derivative liability, net of taxes, were settled in exchange for 670,153 shares of stock. This transaction added $1,561,000 to equity.

Total shares outstanding at December 31, 2016 were 4,101,664 compared to 1,468,800 at December 31, 2015. The book value per share was $3.43 at December 31, 2016 compared to $5.15 at December 31, 2015.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The largest portion of the Rights Offering proceeds was used to contribute capital to the Bank. On March 31, 2016, the Company contributed $3.35 million of capital to the Bank. As a result, the Bank’s regulatory capital ratio rose to a level of well capitalized according to prompt corrective action guidance. Although the Bank continues to be well capitalized, the Company made an additional capital contribution of $125,000 in the third quarter of 2016 to maintain its well-capitalized regulatory capital status. At December 31, 2016, the Bank’s total risk-based capital ratio was 11.12% and its Tier 1 to average assets ratio was 8.30% compared to 9.46% and 6.12%, respectively, at December 31, 2015.

RESULTS OF OPERATIONS

The Company had consolidated earnings of $163,000 for 2016 compared to a consolidated loss of $440,000 for 2015. The Company’s diluted earnings per share were $0.05 for 2016. In 2015, the Company’s diluted loss per share was $0.30. The loss was attributable to two large financial transactions: the recognition of a derivative liability through interest expense and a payment to a third party for the renegotiation of the Bank’s data processing contract. The Company’s accumulated deficit was $5.5 million at December 31, 2016 compared to an accumulated deficit of $5.7 million at December 31, 2015.

The three operating ratios shown below for the years ended December 31, 2016 and 2015 represent the consolidated earnings (losses for 2015) as a proportion of average assets and equity:

	2016	2015

Return (loss) on average assets	0.09%	(0.24)%
Return (loss) on average shareholders’ equity	1.30	(5.50)
Average equity to average assets	6.85	4.29

In 2016, earnings from operations improved, including net interest income. Consequently, most of the improvement to net interest income is due to the recognition of a derivative liability through interest expense in 2015.

For 2016, net interest income was $5.9 million compared to $5.5 million for 2015. The change represents a 7% increase compared to 2015’s results. The increase in net interest income was $403,000. The derivative liability recognized through earnings expense was $427,000. Ignoring the effect of the derivative liability, there was only a $24,000 difference between the two years. The Company continues to focus on improving its mix of earnings assets as well as improve its cost of funds recognizing that these will have a meaningful impact on profitability and net interest margin results going forward, particularly in a rising rate environment.

To make improvements to the mix of interest earning assets, the Company focuses its efforts on reducing its liquidity and growing its loan portfolio. During 2016, loans represented 77% of the Company’s earning assets compared to 75% in 2015. Loan growth needs to be comprehensively monitored in an attempt to mitigate interest rate risk. The two methods used by the Company are balancing rate sensitivity of the portfolio and avoiding extension risk. At December 31, 2016, there were 64% of the loan balances carrying a fixed rate and 36% a floating rate compared to 65% of the loan balances carrying a fixed rate and 35% a floating rate at year-end 2015. Shifts in the rate sensitivity of the loan portfolio are typically the result of the types of loans that were originated or paid off during the year and shifts in customer preference at the time a loan is renewed. Since the rate environment is leaning toward further rate increases, management believes it is beneficial for the Bank to continue increasing its concentration of floating rate loans.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In the past two years the Bank had been able to reduce its concentration of fixed rate loans by 5%; 1% of the reduction occurred in 2016. Conversely, from 2007-2014, the concentration climbed annually. Achieving and maintaining a more equitable balance between fixed and floating rate loans is management’s goal as it is useful for protecting net interest income during upward or downward movements in rates. Unfortunately, the depth and duration of the low rate environment had a strong impact on the concentration of the Bank’s fixed rate loans. Bank lending personnel will continue efforts to decrease the concentration of fixed rate loans within the loan portfolio but not likely at the expense of quality loan origination, particularly for existing customers.

Avoidance of extension risk is another important means to mitigate interest rate risk. In periods of low interest rates, it is generally not advantageous for a financial institution to book long-term, fixed rate notes like 15 or 30 year residential mortgage loans. For most of its operating years, the Bank has sold 75-90% of the residential mortgage loans it has originated. In spite of a year-over-year increase in the residential segment since year-end 2015, the concentration of residential mortgage loans decreased to 13% of the total loan portfolio; one percent less than at year-end 2015. Similarly, the maturity distribution of the loan portfolio was impacted by a larger number of loan originations. Loans repricing after five years decreased one percent. At year-end 2016, 27% of the Bank’s portfolio has a maturity longer than five years.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The contractual loan maturities and rate sensitivity of loan portfolio segments at December 31, 2016 are included below:

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Commercial	$5,327,382	$15,341,393	$21,409,800	$8,710,600	$50,789,175
Commercial Real Estate:
General	4,270,311	12,659,427	31,232,750	7,250,213	55,412,701
Construction	2,127,979	1,701,420	2,717,270	1,836,366	8,383,035
Consumer:
Lines of credit	444,377	231,067	2,329,249	2,960,651	5,965,344
Other	41,503	65,888	759,729	302,245	1,169,365
Credit card	51,408	158,553	240,959	0	450,920
Residential	673,625	985,388	0	16,995,031	18,654,044
	$12,936,585	$31,143,136	$58,689,757	$38,055,106	$140,824,584
Loans at fixed rates	$5,398,320	$12,764,517	$45,776,050	$25,499,542	$89,438,429
Loans at variable rates	7,538,265	18,378,619	12,913,707	12,555,564	51,386,155
	$12,936,585	$31,143,136	$58,689,757	$38,055,106	$140,824,584

The maturity distribution of the Bank’s loan portfolio remained relatively balanced between short-term (less than one year) and long-term (greater than five years) maturities at year-end 2016. Short-term maturities comprised 31% of the portfolio and long term maturities comprised approximately 27% of the loan portfolio. Similar to prior years, over 40% of the portfolio carried a maturity between one and five years at December 31, 2016.

As mentioned previously, the loan portfolio comprised 77% of total earning assets at year-end 2016. The securities portfolio was the next largest category and was 13% of earning assets at the same period end; falling 4% in 2016. The Bank did not replace any of its maturing securities during the year. With a reduction of pledging obligations, the Bank chose to use the proceeds to originate loans. Conversely, the concentration of interest-bearing deposits at other financial institutions as a percentage of earning assets rose to ten percent. This increase occurred from growth in deposits. Along with the rate sensitivity and the term considerations, management will continue its efforts to improve the mix of earning assets.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

To illustrate the Company’s net interest income position, the following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated on a tax equivalent basis (a tax rate of 34% was utilized). Such yields and costs are derived by dividing income or expenses by the average daily balance of assets or liabilities, respectively, for the periods presented:

	Years Ended December 31:
	2016			2015
	Average		Average	Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest		Yield/Rate
Assets
Federal funds sold and interest-bearing deposits with banks	$16,710,873	$85,877	0.51%	$13,872,260	$35,535		0.26%
Securities	21,576,893	287,787	1.33	28,283,472	401,107		1.42
Loans [1]	128,312,375	6,335,165	4.94	126,310,490	6,450,119		5.11
Total interest earning assets	166,600,141	6,708,829	4.03	168,466,222	6,886,761		4.09
Other assets	16,952,290			17,795,141
	$183,552,431			$186,261,363
Liabilities and Shareholders’ Equity
Interest-bearing deposits	$121,781,498	$618,923	0.51%	$129,635,242	$680,235		0.52%
Repurchase agreements	4,284,173	17,615	0.41	5,546,657	24,406		0.44
Subordinated debentures, notes payable and FHLB advances	4,804,262	158,679	3.30	5,780,000	655,300	[2]	11.34 [2]
Total interest bearing liabilities	130,869,933	795,217	0.61	140,961,899	1,359,941		0.96
Noninterest-bearing deposits	39,450,947			36,095,318
Other liabilities	666,842			1,208,556
Shareholders’ Equity	12,564,709			7,995,590
	$183,552,431			$186,261,363
Net interest income (tax equivalent basis)		5,913,612			5,526,820
Net interest spread on earning assets (tax equivalent basis)			3.42%				3.13%
Net interest margin on earning assets (tax equivalent basis)			3.55				3.28
Average interest-earning assets to average interest-bearing liabilities			127.30				119.51
Tax equivalent adjustment		732			17,184
Net interest income		$5,912,880			$5,509,636

1 Includes loans held for sale and non-accrual loans

2 Includes derivative recognition of $426,667

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The lowest earning asset concentration and the lowest yields are the interest-earning deposits held with other financial institutions. In 2016, the average of these deposits increased $2.8 million. The average balance increased due to deposit growth and from proceeds related to maturing securities. Much of the liquidity during the year was used to repay maturing time deposits and fund loans. With fewer internet time deposit maturity obligations in 2017, the Bank will focus on using excess liquidity for funding loans and purchasing securities. Deposits at the FRB are immediately impacted when the fed funds rates are increased. Since late in 2015, the rate on excess deposits at the FRB has increased by 50 basis points.

Average securities outstanding were much lower in 2016 and the average rate earned declined nine basis points, decreasing interest income generated from this category in 2016 by $113,000 when compared to 2015. In spite of the smaller portfolio, the Bank was able to meet its pledging and liquidity policy needs. With over $9 million of securities maturing during 2017, it is likely that the Bank will be required to purchase securities in 2017 to continue to meet its pledging obligations.

Average loans outstanding were $2.0 million more during 2016 and conversely the weighted average rate on the total portfolio decreased 17 basis points. As such, changes to the yield on the loan portfolio translated to a decrease of $115,000 in interest income. As the economy continues to improve and rates increase, we expect that competition among banks for loans will increase. While some institutions may lower rates to compete on price alone, the Bank’s lending area will not compromise credit quality by utilizing risky loan structure and will instead compete on the quality of our service, relationships and connection to the local market.

Overall, interest income decreased by $178,000 between 2016 and 2015. The decline in interest income yielded an average rate on assets of 4.03%; six basis points less than 2015 when the average rate earned on earning assets was 4.09%. Management expects that future growth in interest income will be driven by changing the mix of earning assets to be more heavily concentrated in loans and securities. Management expects this redistribution of earning assets to continue throughout 2017 as the Bank’s liquidity is used to fund loan commitments and pursue loan growth.

Interest-bearing liabilities are made up of deposits, repurchase agreements, FHLB borrowings, notes payable and subordinated debentures. Together these interest-bearing liabilities, on average, decreased $10.1 million during 2016. The average rate paid on these interest-bearing liabilities was 0.61%; a decrease of 35 basis points over 2015. The decrease was mostly attributable to additional interest expense of $427,000 related to the recognition of a derivative liability in 2015. There was no derivative liability recorded in 2016. Excluding the $427,000 related to the derivative liability in 2015, total interest expense in 2016 was $138,000 less than in 2015 and the average rate paid on interest-bearing liabilities was 0.61 basis points. In 2015, average rate paid on interest-bearing liabilities was 0.66%, excluding the additional expense related to the derivative liability.

In both 2015 and 2016, deposits made up 90 percent or more of interest-bearing liabilities. Because of the heavy concentration of deposits, an improvement in the average rate paid on this liability category has a significant influence on the cost of funds. The year-over-year reduction in the blended rate paid on interest-bearing deposits was achieved through an increase in non-interest bearing deposits as well as a reduction in the amount of time deposits outstanding.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

The time deposit portfolio average balance was reduced by $22.0 million in 2016. The associated reduction in interest expense as a result was $161,000. The decrease in the time deposit portfolio was driven by a decrease of $13.2 million in internet time deposits. Management used excess liquidity to fund the maturities. Time deposits represent a much smaller portion of the Bank’s funding as compared to 2015.

Further reductions in average rate paid on deposits are uncertain given that the rate environment is positioned to increase. It is difficult to predict how rising rates will affect non-maturing deposits since rates are mostly driven by local competition. Future benefits to funding costs are unlikely to come from maturing internet time deposits as only $3.7 million is set to mature in 2017.

The Bank’s customer repurchase agreements average balance outstanding was $1.3 million less at year-end 2016 when compared to year-end 2015. The Bank replaced this product in 2015 with a new interest-bearing deposit account and transferred the balances of all but three customers out of repurchase agreements. The repurchase agreements have tiered pricing based on outstanding balance. The average rate paid can fluctuate with the customer balances. As a result of the decrease in average balance for 2016, the average rate paid declined by three basis points.

The average rate paid on the Company’s note payable and subordinated debentures was 3.30%. On March 28, 2016, the Company’s note payable, which carried a rate of 8%, was repaid (See Note 10). The average rate paid on the Company’s notes payable and subordinated debentures in 2015 was 11.34% because it included interest from the derivative liability recognition. Without the additional $427,000 of interest expense, the average rate paid on notes payable and subordinated debentures would have been 3.96%. The decrease of 66 basis points was due to the elimination of the note payable at the end of the first quarter of 2016.

The Company’s net interest spread increased by 29 basis points, from 3.13% in 2015 to 3.42% in 2016. The Company’s net interest margin on earning assets was 3.55% for the 12 months ended December 31, 2016 and 3.28% for the 12 months ended December 31, 2015. Ignoring the $427,000 interest expense, the Company’s 2015 net interest spread would have been 3.43% and the net interest margin would have been 3.53%; very comparable to 2016.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

As a further demonstration of the effect of rates and volume on this outcome, below is a table displaying the change in interest income and interest expense on interest-earning assets and interest-bearing liabilities segregated between change due to volume and change due to rate:

	Year-ended December 31,
	2016 over 2015
	Total	Volume	Rate
Increase (decrease) in interest income
Interest-bearing deposits with banks	$50,342	$8,508	$41,834
Securities	(96,868)	(89,364)	(7,504)
Loans	(114,954)	101,131	(216,085)
Net change in interest income	(161,480)	20,275	(181,755)

Increase (decrease) in interest expense
Interest-bearing deposits	(61,312)	(136,582)	75,270
Repurchase agreements	(6,791)	(5,272)	(1,519)
Subordinated debentures, notes payable and FHLB advances	(496,621)	(95,541)	(401,080)
Net change in interest expense	(564,724)	(237,395)	(327,329)
Net change in net interest income	$403,244	$257,670	$145,574

As shown above, the decreases to interest income resulted mainly from differences within the loan and securities portfolios. The securities portfolio averaged $6.7 million less between 2016 and 2015. The volume decrease of these earning assets explained over 90% of the decline in interest income in 2016. Interest income on loans declined $115,000 between 2016 and 2015. The change is related to both rate and volume. As discussed above, the average rate earned on the loan portfolio declined 17 basis points in 2016. The lower rates stemmed from both existing loans and new volume. The lower rates resulted in a $216,000 decrease in interest income. Nearly half of this decline was offset by higher volume of loans outstanding between the two years. The average loan portfolio was $2.0 million more in 2016. The additional volume increased interest by $101,000 in 2016.

The decrease to interest expense was largely attributable to the interest expense in 2015 related to the derivative liability recognition but there was also a noticeable decrease related to fewer time deposits. The total interest expense decrease related to volume on interest bearing deposits was $137,000; interest expenses on time deposits decreased by $161,000. With only $3.7 million of internet time deposits slated to mature in 2017, the Bank does not expect a significant decrease in interest expense from fewer time deposits. In general, Management expects the Company’s net interest margin will be challenged in 2017 because of the rising rate environment, coupled with heavy competition on both the deposit and loan side.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

There was no provision for loan losses for either 2015 or 2016. The provision expense is associated with changes in historical loss calculations, economic condition (local and national) as well as delinquency, charge-offs and changes to credit quality grades; up and down. A methodical assessment of these factors generates the reserves required for the risk in the Bank’s loan portfolio and the required provision expense. The process is intended to assess the level of allowance for loan losses which appropriately reflects the risk in the loan portfolio. Management used the same process for monitoring credit quality, delinquency and impaired loans for both 2015 and 2016. Management will continue to review the allowance with the intent of maintaining it at an appropriate level for the portfolio’s credit quality and perceived risk factors. The provision for loan losses is an estimate and may be increased or decreased in the future depending on loan portfolio growth and incurred losses.

Although the methodology for calculating the allowance and the required provision for loan losses is considered by management to be consistent and reasonable, the allowance level and required provision are estimates. The provision may be increased or decreased in the future to achieve an adequate balance in the allowance.

Non-interest income recorded in 2016 was $1.6 million compared to $1.7 million in 2015, with only a $79,000 difference between the two fiscal years.

Service charges were $450,000 in 2016 and were $117,000 less than 2015. Basic service charges on customer accounts were $13,000 less in 2016 and overdraft fees were down year-over-year. Customer overdraft fees were $411,000 in 2015, but were $306,000 in 2016. Although the fee associated with this transaction remained the same between 2015 and 2016, there were fewer customer overdrafts during 2016.

Recorded gains on loan sales increased in 2016. In 2016, this revenue was $189,000 compared to $123,000 in 2015. In February (2016), Management added an additional mortgage lender who focused on the Grand Haven and Spring Lake market areas. The Bank is projecting a further increase in income from the sales of residential mortgage loans in 2017.

Once again the Bank had net gains on the sale of foreclosed properties but less than in 2015. In 2016, net gains were $144,000. In 2015, net gains were $197,000. Reducing the Bank’s inventory of foreclosed properties will continue to be a priority for the Bank. A majority of the gains were on lot sales in a development that had been heavily impaired during the credit crisis. The book value of this development, after the impairment charge, was such that the entire carrying value was recouped after selling 22 of the original 49 lots. The development now has no carrying value so the sale of each remaining lot results in a gain equal to the sales price. The Bank sold four lots from this development in 2016 compared to eight lots in 2015. There were two lots remaining at year-end 2016.

Other non-interest income was $798,000 in 2016; $26,000 more than $772,000 for 2015. A large portion, 69%, of the increase was from the FHLB. The FHLB rewards its member banks for selling high credit, quality mortgages to them. Essentially, if the sold loans repay as agreed, the FHLB will give the Bank dollars that were originally set aside at the time of sale for potential loss. If the funds are not needed to cover non-performance, it is returned to the sellers. In 2016, the Bank received $18,000. Income from this source is not assured in future years.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-interest expenses decreased $584,000 for the 12 month period ended December 31, 2016 compared to the similar period in 2015. Total non-interest expenses were $7.3 million for 2016. While there were significant decreases recorded in data processing and FDIC insurance expenses, a large portion of the decline was attributable to a decrease of $293,000 in professional services expense.

Data processing expenses were $499,000 in 2016; $94,000 less than 2015. In the third quarter of 2015, the Bank began realizing the benefit of lower data processing costs stemming from a renegotiated contract with its core data processor. The lowered fee schedule has 60 months remaining.

Professional services expenses were $380,000 for 2016 compared to $673,000 in 2015. The $293,000 decrease was largely due to a fee paid to a third party to renegotiate the Bank’s data processing contract in 2015. The $319,000 fee for performing this service was based on the imputed savings over the new contract’s 72 month life.

Foreclosed asset impairment charges of $190,000 in 2016 were recorded; a total that was comparable to $194,000 in 2015. During the time that foreclosed real properties are waiting to be sold, there will be occasions that the Bank will need to reevaluate the individual market values of each property. If there is evidence that the fair value has declined since the last evaluation, the Bank will incur an impairment charge in order to properly reflect the fair value of the asset at the end of the reporting period. Local property values seem to be stable but there are occasions when an impairment will be taken to stimulate sales activity. There were ten properties and seven lots sold in 2016. Some of the Bank’s oldest were among them. At December 31, 2016, the Company held 14 properties in foreclosed assets totaling $1.5 million.

FDIC insurance expenses were $215,000 for 2016 and $391,000 for 2015. The $176,000 reduction in the Bank’s FDIC premium accruals was due to a strengthened regulatory capital position and improved risk profile as well as a change in the FDIC’s assessment process. The FDIC assessment calculation changed on June 30, 2016 because the Deposit Insurance Fund Reserve Ratio rose to a target level triggering the FDIC to make structural changes to deposit insurance assessments. The changes involved creating three tiers of assessment rates; one for newly established banks; one for banks up to $10 billion in consolidated assets and one for banks over $10 billion in consolidated assets. The revised rates for small banks equated to lower premium assessments for the second half of 2016.

Other non-interest expenses were $969,000 for the twelve month period of 2016; $67,000 less than 2015. The improvement was led by a $38,000 decline in expenses to administer impaired assets. In 2016, these expenses totaled $189,000 compared to $227,000 in 2015. Additionally, the premiums on Company’s main commercial insurance policy were reduced by $27,000 in 2016.

The Company recorded a federal income tax expense of $79,000 in 2016 and a federal income tax benefit of $227,000 in 2015.

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

In addition to normal loan funding and deposit flow, liquidity management involves planning for sufficient liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. At December 31, 2016, the Bank had a total of $28.4 million in unfunded loan commitments and $450,000 in unfunded standby letters of credit. Of the total unfunded loan commitments, nearly all were commitments available as lines of credit to be drawn at any time as customers’ cash needs vary. Based on historical usage of lines of credit, the Bank can determine short term exposures to liquidity. The Bank monitors fluctuations in credit line balances and commitment levels, calculates potential exposures to liquidity and includes such data in a liquidity snapshot that is distributed monthly to members of ALCO and the Board of Directors.

A successful liquidity management program provides a variety of resources to utilize to fund Bank operations. The Bank’s main sources of liquidity in times of unexpected customer activity are its excess liquidity at the FRB, borrowing capacity at the FHLB, overnight federal fund lines with correspondent banks, its unencumbered securities, the Discount Window and an internet time deposit listing service.

To accommodate the normal liquidity needs of the Bank, the Cash Management Policy requires that excess liquidity at the FRB together with unencumbered securities and the FHLB overdraft line be in a range of 7% to 10% of total assets. The combined total was 10.54% of total assets at year-end 2016. The ratio is higher because of the excess liquidity at the FRB. The Bank’s FRB balance was $16.6 million; much higher than the desirable level. The Bank’s excess liquidity at the FRB will be used to fund loans, purchase securities and repay maturing time deposits.

Based on Board approval, the Bank has the authority to borrow up to $20 million from the FHLB. At December 31, 2016, the Bank had the capacity to borrow $5.5 million from the FHLB based on a pledge of residential mortgage loans with a book value of $7.2 million and a fair market value of $5.5 million. The Bank’s line of credit uses $2.0 million of the collateral, leaving $3.5 million to borrow in the form of an advance. Another criterion for borrowing from the FHLB is the amount of FHLB stock that a financial institution owns. Based on the Bank’s stock ownership, it has the ability to borrow $4.5 million.

The Bank does not currently have enough collateral pledged to borrow the allowable amount; however, the Bank could either consider pledging some of its unencumbered securities or commercial real estate loans which meet the FHLB’s criteria. FHLB guidelines related to pledging this type of loan are very strict, thus the Bank has not chosen to actively pursue this possibility since there have been only short term borrowing needs that have been covered by the line of credit.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2016, the Bank was upgraded from secondary credit to primary credit at the Discount Window. The upgrade was based on many factors including a stronger regulatory capital position and the termination of its Consent Order with the FDIC in December of 2015. At year-end 2016, the Bank had the ability to borrow $1.8 million from the Discount Window based on a pledge of a like amount of qualifying home equity loans.

The Bank had $1.5 million unencumbered securities at December 31, 2016. This is much less than in past years. The Bank did not replace any of its securities repayments in 2016 due to the reduction in its pledging obligations. The Bank will likely be purchasing additional securities during 2017.

During 2016, the Bank secured two overnight federal funds lines with correspondent banks. The total of these lines is $9 million. This resource would only be used for very temporary liquidity situations.

When longer term liquidity is needed quickly, growing local deposits may not be preferable due to the slower gathering process. In these situations, internet deposits are considered a viable, cost effective resource. The Bank has been a member of an internet subscription service since December 2009. The internet subscription service allows the Bank to post rates for various terms within a closed network of pre-screened investors across the country. Deposits gathered this way are generally between $50,000 and $99,000 each; up to a maximum of $250,000. These deposits are not considered brokered. Internet time deposits have been instrumental as an ALCO tool because the Bank is able to add longer term funding at rates that are significantly below those in the local market. ALCO strives to maximize earnings and will make decisions about targeted deposit gathering using these external sources based on many factors including comparative rate data.

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

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Details of the Company’s repricing gap at December 31, 2016 were:

	Interest Rate Sensitivity Period
	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Earning assets
Interest-bearing deposits in other financial institutions	$17,742,525	$0	$0	$0	$17,742,525
Securities (includes FHLB stock)	1,656,093	7,472,872	6,700,120	237,179	16,066,264
Loans (includes held for sale)	51,473,677	18,955,186	50,122,644	20,401,077	140,952,584
	70,872,295	26,428,058	56,822,764	20,638,256	174,761,373
Interest-bearing liabilities
Savings and checking	95,210,793	0	0	0	95,210,793
Time deposits <$100,000	1,679,838	8,539,602	5,314,885	29,022	15,563,347
Time deposits >$100,000	1,444,092	4,641,301	3,970,614	0	10,056,007
Repurchase agreements and Federal funds purchased	4,639,766	0	0	0	4,639,766
Notes payable and other borrowings	4,500,000	0	0	0	4,500,000
	107,474,489	13,180,903	9,285,499	29,022	129,969,913
Net asset (liability) repricing gap	$(36,602,194)	$13,247,155	$47,537,265	$20,609,234	$44,791,460
Cumulative net asset (liability) repricing gap	$(36,602,194)	$(23,355,039)	$24,182,226	$44,791,460

The interest rate sensitivity table simply illustrates what the Company is contractually able to change in certain time frames. Currently, the Company has a negative 12 month repricing gap which indicates that the Company is liability sensitive in the next 12 month period. This position implies that increases to the national federal funds rate would have more of an impact on interest expense than on interest income during this period if there were a parallel shift in rates. For instance, if the Company’s internal prime rate went up by 25 basis points and every interest-earning asset and interest-bearing liability on the Company’s December 31, 2016 balance sheet, repricing in the next 12 months, adjusted simultaneously by the same 25 basis points, more liabilities would be affected than assets. Management will carefully consider increases to its deposit rates as the economy improves and the FOMC makes changes to the National Federal Funds Rate. However, it is likely that the Company’s net interest spread will narrow should rates move too quickly in the next 12 months. Balancing the repricing and maturity gaps and managing interest rate sensitivity is a priority of management and will likely be challenging as rates begin to rise.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

CAPITAL RESOURCES

Management’s capital raising efforts, commenced in the fourth quarter of 2015 and completed on March 28, 2016, successfully raised net proceeds, after expenses, of approximately $4.770 million for the Company. As described in more detail below, with these proceeds, the Company repaid the deferred and overdue interest on its trust preferred securities totaling approximately $722,000; made a capital contribution to the Bank of approximately $3.47 million; and retained approximately $600,000 for general operations.

The Rights Offering consisted of a distribution of nontransferable subscription rights to its shareholders of record as of October 12, 2015. Each shareholder of record received 1.7488 rights for each share of the Company’s common stock they owned as of the record date. Each right enabled its holder to purchase one share of the Company’s common stock at price of $2.55 per share. Additionally, rights holders were given an oversubscription privilege to subscribe for a portion of the Rights Offering shares that were not purchased by other rights holders. The shares of the Company’s Common Stock sold in the Rights Offering totaled 1,383,299. The Rights Offering was closed on March 28, 2016 and garnered gross proceeds of approximately $3,500,000. Offering expenses related to the Rights Offering were $225,000.

Concurrent with the closing of the Rights Offering, the Company closed on the sale of 579,412 shares of Common Stock through a private placement, also at $2.55 per share. Total proceeds received from this transaction were approximately $1,500,000.

Immediately following the closing of the Rights Offering and private placement, the Company repaid deferred and overdue interest on its subordinated debentures and contributed capital to the Bank to increase the Bank's capital and regulatory capital ratios. After paying the offering costs, there was approximately $900,000 available to pay the Company’s continuing operating expenses or provide capital support for the Bank.

In 2016, the Company, using proceeds from the Rights Offering and private placement of stock, made two capital contributions to the Bank. On March 31, 2016, the Company contributed $3.35 million of equity to the Bank to strengthen its regulatory capital position. On September 30, 2016, the Company contributed an additional $125,000 to maintain its well-capitalized regulatory status.

Both the Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. In general, capital amounts and classifications are subject to qualitative judgments by regulators about components, risk-weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial condition and results of operations of the Bank.

COMMUNITY SHORES BANK CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Since March 31, 2016, after the first capital contribution of $3.35 million, the Bank was considered well-capitalized according to prompt corrective action regulations. The Bank’s total risk-based capital exceeded 11% and its Tier 1 ratio was over 8%. An additional $125,000 of capital was contributed to the Bank on September 30, 2016 to maintain its well-capitalized regulatory status and at December 31, 2016 the Bank’s total risk-based capital ratio was 11.12% and its Tier 1 ratio to average assets was 8.30%. At December 31, 2015, the Bank’s total risk-based capital ratio was 9.46% and its Tier 1 to average assets ratio was 6.12%. The Bank was considered adequately capitalized.

The Company had a cash balance of $642,000 at year-end 2016 available for general operations and further capital support for the Bank. On April 27, 2016, the Company’s Board of Directors voted to again defer interest payments on its subordinated debentures to preserve the Company’s cash. The deferral of interest does not constitute an event of default. The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters. As such, it is expected that the accrued interest balance will increase during the deferral period. The accrued and unpaid interest was $99,000 at December 31, 2016.

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

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Community Shores Bank Corporation

Muskegon, Michigan

We have audited the accompanying consolidated balance sheets of Community Shores Bank Corporation and subsidiaries (Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation and subsidiaries at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Grand Rapids, Michigan
March 30, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015
ASSETS
Cash and due from financial institutions	$3,339,650	$2,791,553
Interest-bearing deposits in other financial institutions	17,642,525	15,108,399
Cash and cash equivalents	20,982,175	17,899,952
Term deposit	100,000	0
Securities available for sale (at fair value)	15,765,764	25,209,733
Loans held for sale	128,000	0
Loans	140,824,584	122,741,728
Less: Allowance for loan losses	1,611,820	1,671,416
Net loans	139,212,764	121,070,312
Federal Home Loan Bank stock (at cost)	300,500	300,500
Premises and equipment, net	8,486,355	8,820,502
Accrued interest receivable	393,444	369,442
Foreclosed assets	1,460,394	2,211,327
Net deferred tax asset	4,032,675	4,260,165
Other assets	547,638	879,367
Total assets	$191,409,709	$181,021,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$46,893,163	$39,236,718
Interest-bearing	120,830,147	121,944,921
Total deposits	167,723,310	161,181,639
Repurchase agreements	4,639,766	4,921,023
Note payable	0	1,280,000
Subordinated debentures	4,500,000	4,500,000
Derivative liability	0	426,667
Accrued expenses and other liabilities	485,153	1,149,544
Total liabilities	177,348,229	173,458,873
Shareholders’ equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0
Common Stock, no par value: 9,000,000 shares authorized; 4,101,664 issued and outstanding at December 31, 2016 and 1,468,800 issued and outstanding at December 31, 2015	19,626,201	13,296,691
Accumulated deficit	(5,542,341)	(5,705,469)
Accumulated other comprehensive loss	(22,380)	(28,795)
Total shareholders’ equity	14,061,480	7,562,427
Total liabilities and shareholders’ equity	$191,409,709	$181,021,300

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Years ended December 31, 2016 and 2015

	2016	2015
Interest and dividend income
Loans, including fees	$6,335,165	$6,450,119
Securities (including FHLB dividends)	287,055	383,923
Federal funds sold and other income	85,877	35,535
Total interest and dividend income	6,708,097	6,869,577
Interest expense
Deposits	618,923	680,235
Repurchase agreements and other short-term debt	17,615	24,406
Federal Home Loan Bank advances and notes payable	158,679	228,633
Derivative valuation adjustment	0	426,667
Total interest expense	795,217	1,359,941
Net Interest Income	5,912,880	5,509,636
Provision for loan losses	0	0
Net Interest Income After Provision for Loan Losses	5,912,880	5,509,636
Non-interest income
Service charges on deposit accounts	449,937	567,361
Gain on sale of loans	188,877	122,735
Gain on sale of foreclosed assets	143,901	196,566
Gain on sale of premises and equipment	0	750
Other	797,844	772,182
Total non-interest income	1,580,559	1,659,594
Non-interest expense
Salaries and employee benefits	3,999,999	3,960,013
Occupancy	616,476	616,876
Furniture and equipment	368,736	348,525
Advertising	12,473	22,271
Data processing	498,507	593,001
Professional services	380,313	672,916
Foreclosed asset impairment	190,378	193,976
FDIC Insurance	214,912	391,300
Other	969,399	1,036,571
Total non-interest expense	7,251,193	7,835,449
Income (loss) Before Federal Income Tax	242,246	(666,219)
Federal income tax expense (benefit)	79,118	(226,515)
Net Income (loss)	$163,128	$(439,704)
Basic average shares outstanding	3,475,819	1,468,800
Diluted average shares outstanding	3,476,803	1,468,800
Basic earnings (loss) per share	$0.05	$(0.30)
Diluted earnings (loss) per share	$0.05	$(0.30)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2016 and 2015

	2016	2015

Net income (loss)	$163,128	$(439,704)

Other comprehensive income (loss):
Unrealized holding gains (losses) on available for sale securities	9,721	(119,402)
Net unrealized gain (loss)	9,721	(119,402)
Tax effect	3,306	(40,596)
Total other comprehensive income (loss), net of tax	6,415	(78,806)

Comprehensive income (loss)	$169,543	$(518,510)

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2016 and 2015

				Accumulated
				Other	Total
		Common	Accumulated	Comprehensive	Shareholders’
	Shares	Stock	Deficit	Income (Loss)	Equity
Balance at January 1, 2015	1,468,800	13,296,691	(5,265,765)	50,011	8,080,937

Net loss			(439,704)		(439,704)
Other comprehensive loss				(78,806)	(78,806)

Balance at December 31, 2015	1,468,800	$13,296,691	$(5,705,469)	$(28,795)	$7,562,427

Proceeds from rights offering, net of issuance costs	1,383,299	3,289,904			3,289,904
Proceeds from private placement	579,412	1,477,501			1,477,501
Note payable conversion to common stock, including derivative liability, net of taxes	670,153	1,561,592			1,561,592
Expense related to share-based compensation		513			513
Net income			163,128		163,128
Other comprehensive income				6,415	6,415

Balance at December 31, 2016	4,101,664	$19,626,201	$(5,542,341)	$(22,380)	$14,061,480

See accompanying notes to consolidated financial statements.

COMMUNITY SHORES BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities
Net income (loss)	$163,128	$(439,704)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	363,928	371,461
Net amortization of securities	200,803	275,040
Net realized gain on sale of loans	(188,877)	(122,735)
Net realized gain on sale of premises and equipment	0	(750)
Net realized gain on sale of foreclosed assets	(143,901)	(196,566)
Foreclosed asset impairment	190,378	193,976
Originations of loans for sale	(7,550,970)	(4,780,325)
Proceeds from loan sales	7,512,847	5,050,960
Deferred income tax expense (benefit)	224,185	(226,515)
Valuation adjustment on derivative	0	426,667
Share based compensation	513	0
Net change in:
Accrued interest receivable and other assets	162,660	184,417
Accrued expenses and other liabilities	(664,392)	249,095
Net cash from operating activities	270,302	985,021
Cash flows from investing activities
Purchase of a Term Deposit	(100,000)	0
Activity in available for sale securities:
Maturities, prepayments and calls	9,252,887	8,079,243
Purchases	0	(1,992,049)
Loan originations and payments, net	(18,099,337)	6,389,292
Redemption of Federal Home Loan Bank Stock, net	0	87,900
Additions to premises and equipment	(29,781)	(110,432)
Proceeds from the sale of foreclosed assets	760,341	338,854
Net cash from (used in) investing activities	(8,215,890)	12,792,808
Cash flows used in financing activities
Net change in deposits	6,541,671	(123,801)
Repayment of note payable	(8)	0
Net change in repurchase agreements	(281,257)	(3,689,598)
Capital-raising activities
Proceeds from rights offering, net of issuance costs	3,289,904	0
Proceeds from private placement	1,477,501	0
Net cash from (used in) financing activities	11,027,811	(3,813,399)
Net change in cash and cash equivalents	3,082,223	9,964,430
Beginning cash and cash equivalents	17,899,952	7,935,522
Ending cash and cash equivalents	$20,982,175	$17,899,952
Supplemental cash flows information:
Cash paid during the period for interest	$1,389,627	$1,261,130
Transfers from loans to foreclosed assets	89,019	349,357
Transfers from loans held for sale to loans held for investment	99,000	0
Transfers from foreclosed assets to SBA receivable	0	40,763
Note payable conversion to common stock, including derivative liability and net of taxes	1,561,592	0
Foreclosed asset sales financed by the Bank	33,134	0

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

NATURE OF OPERATIONS: The Company was incorporated on July 23, 1998 under Michigan law and is a bank holding company owning all of the common stock of the Bank. The Bank began operations on January 18, 1999 and is a Michigan banking corporation with depository accounts insured by the FDIC. The Bank provides a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and Northern Ottawa County, which includes the cities of Grand Haven and Spring Lake. Those services reflect the Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans. At year-end 2016, the loan portfolio was 36% commercial and 45% commercial real estate. About 4% of total commercial real estate loans were classified as land development. The remaining 14% of the portfolio is more retail oriented and consists of residential real estate and consumer loans. There are no significant concentrations of loans to any one industry or customer, however, the borrowers’ ability to repay their loans is affected by the real estate market and general market conditions in the Bank’s market area. Management centers the Bank’s retail banking strategy on providing traditional banking products and services, automated teller machines, internet banking, telephone banking and electronic bill-paying services to individuals and businesses in the Bank’s market area.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company filed an election to become a financial holding company pursuant to Title I of the Gramm-Leach-Bliley Act and on September 27, 2002 received regulatory approval. At that time, the Company formed CS Financial Services. Currently the only source of revenue that CS Financial Services receives is referral fee income from a local insurance agency, Lakeshore Employee Benefits. Lakeshore Employee Benefits offers, among other things, employer-sponsored benefit plans. CS Financial Services has the opportunity to earn a referral fee for each sale of employer-sponsored benefits that is transacted by Lakeshore Employee Benefits as a result of a referral made by CS Financial Services. On April 16, 2009, the Company withdrew its election to be a financial holding company. The election was acknowledged by the FRB. The passive income derived from CS Financial Services affiliation with Lakeshore Employee Benefits is unaffected by this change.

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

CASH FLOW REPORTING: Cash and cash equivalents includes cash, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of one year or less.

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

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale consisted of residential mortgage loans at year-end 2016. Loans held for sale are reported at the lower of cost or fair value, on an aggregated basis. Residential mortgage loans are sold to outside investors with servicing released.

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

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent 12 quarters. The historical loss experience is recalculated at the end of each quarter. This actual loss experience is supplemented with current economic factors based on the risks present for each portfolio segment. These current economic factors are also reassessed at the end of each quarter and include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; quality of loan review system; degree of oversight by the Board of Directors; national and local economic trends and conditions; industry conditions; competition and legal and regulatory requirements; and effects of changes in credit concentrations. There were no significant changes to this methodology in 2016.

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

As noted, charge-off activity in each of the loan segments has been lessening which has been reducing the calculated historical loss factors assigned to the general loan allocation for each loan segment.  Therefore to maintain an adequate level of reserve, management has established a minimum loss factor unique to each segment.  In periods with lower loss factor calculations, the greater of the minimum loss factor or the calculated loss factor will be used.

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

The unallocated portion of the allowance for loan losses is an additional reserve for the uncertainty involved in a growing portfolio and expanding customer base.

There was no material change in these operating doctrines during 2016.

SERVICING RIGHTS: Servicing rights are recognized separately when they are acquired through the sales of loans where servicing is retained by the institution. At this time SBA guaranteed loans are the only loans that are sold where servicing is retained. When loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Under the fair value measurement method used by the Company, earnings are adjusted for the change in fair value and the amount is included with other non-interest income on the income statement. The fair value of servicing rights is subject to fluctuation as a result of pay-off and pay-down, conventional refinancing or changes in the underlying assumptions. Servicing rights were $1,576 at December 31, 2016 and $5,151 at December 31, 2015. The decrease is due to loan repayments and loans refinanced and transferred to portfolio during 2016. At year-end 2016 there was only one servicing asset remaining. In the past, the Company used a third party to obtain its valuation but now that the remaining balance of the Company’s servicing rights is immaterial, the Company chose not to incur the third party cost. The balance of servicing assets will remain at $1,576 until the loan is repaid. If the servicing asset balance and number of loans increases, third party services will again be considered.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SHARE BASED COMPENSATION: Compensation cost is recognized for stock based compensation awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

The Company is subject to examinations of federal taxing authorities for years after 2012. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, but did not have any amounts accrued for interest and penalties at either December 31, 2016 or 2015.

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

EARNINGS (LOSS) PER COMMON SHARE: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share include the dilutive effect of additional potential common shares issuable under share based compensation. On December 20, 2016, the Board granted 30,000 shares of restricted stock. The weighted average of the restricted, unvested shares was considered in computing diluted earnings per share. There were no share based compensation awards outstanding at year-end 2015.

COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of income taxes. The Company’s other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.

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

RESTRICTIONS ON CASH: The Bank was required to have $1,966,000 of cash on hand, or on deposit, with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2016 and $1,813,000 at year-end 2015.

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

The Company shall not declare or pay any dividends without 30 days prior written approval of the FRB.

In addition, under the terms of the subordinated debentures, the Company is precluded from paying dividends on its common stock because the Company exercised its right to defer payments of interest on the subordinated debentures on April 27, 2016. The terms of the subordinated debentures, the trust preferred securities and the agreements under which they were issued, give the Company the right, from time to time, to defer payment of interest for up to 20 consecutive quarters. During the deferral period, the indenture under which the subordinated debentures were issued prohibits the Company from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its common stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair value of financial instruments is estimated using relevant market information and other assumptions, as more fully disclosed in Note 20. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS:

In November 2015, FASB issued ASU 2015-17, Income Taxes; Balance Sheet Classification of Deferred Taxes. The amendments in this Update are intended to simplify the presentation of deferred income taxes and requires that deferred tax assets and liabilities be classified as non-current in a classified statement of financial position. The amendment is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. The Company does not classify its statement of financial positions so the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In March 2016, FASB issued ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU is part of the Simplification Initiative and involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or a liability, and classification on the statement of cash flows. The amendments in this Update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. In the fourth quarter of 2016, there were restricted stock grants made. The associated compensation expense was classified as equity on the Company’s statement of financial position. Prior to the adoption of ASU 2016-09, there were no stock compensation expenses so the adoption of this guidance did not represent a change in accounting procedures.

NEWLY ISSUED NOT YET EFFECTIVE ACCOUNTING STANDARDS:

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU establishes a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v)recognize revenue when (or as) the entity satisfies a performance obligation. The guidance in this ASU is effective for annual and interim periods beginning after December 15, 2016, with three transition methods available – full retrospective, retrospective and cumulative effect approach. At the July 9, 2015 FASB meeting, the FASB voted to delay the effective date by one year to January 1, 2018. The adoption of this guidance will not have a material impact because the core revenue of the Company, net interest income on financial assets and liabilities, is explicitly excluded from the scope of ASU 2014-09. The Company is currently reviewing the impact on the non-interest income but does not expect a significant effect on the Company’s results of operations.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. One such amendment requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option. The presentation addresses financial statement users’ feedback that presenting the total change in fair value of a liability in net income reduced the decision usefulness of an entity’s net income when it had deterioration in its credit worthiness. ASU 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The new guidance must be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption. The only financial instruments measured at fair value are the Company’s securities which have always been addressed separately in other comprehensive income so this guidance is not expected to have any material effect on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02 "Leases." From the lessee's perspective, the new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. From the lessor's perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company owns all of its branch locations so the impact of this ASU is not expected to have a material impact.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2016, the FASB issued ASU 2016-13 "Financial Instruments-Credit Losses" which introduces the current expected credit losses methodology (CECL) for estimating allowances for credit losses. The new accounting standard allows a financial institution to leverage its current internal credit risk systems as a framework for estimating expected credit losses. For public business entities (PBE) that are U.S. SEC filers, the new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is in process of evaluating this new ASU to determine the potential impact on the Company’s financial position and/or results of operations.

In August 2016, FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force). This ASU addresses concerns regarding diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. In particular, this ASU addresses eight specific cash flow issues in an effort to reduce this diversity in practice: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon bonds; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The amendments are effective for annual periods beginning after December 15, 2017, and for interim periods within those annual periods. Out of the eight specific cash flow issues addressed by this guidance many are not relevant to the Company’s current operations. As such, the adoption of this guidance is not expected to have a material effect on the Company’s financial position or results of operations.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The following tables represent the securities held in the Company’s portfolio at December 31, 2016 and 2015:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2016
US Treasury	$503,045	$1,721	$0	$504,766
US Government and federal agency	6,469,467	10,657	(147)	6,479,977
Municipals	0	0	0	0
Mortgage-backed and collateralized mortgage obligations– residential	8,827,160	43,455	(89,594)	8,781,021
	$15,799,672	$55,833	$(89,741)	$15,765,764
2015
US Treasury	$1,505,941	$5,387	$0	$1,511,328
US Government and federal agency	11,545,640	13,215	(14,235)	11,544,620
Municipals	710,000	966	0	710,966
Mortgage-backed and collateralized mortgage obligations– residential	11,491,781	64,103	(113,065)	11,442,819
	$25,253,362	$83,671	$(127,300)	$25,209,733

The Bank was holding one municipal security at December 31, 2015. The security had a maturity of May 2018. The security was called in January of 2016. A majority of the year-over-year reduction in securities stemmed mainly from maturities.

No securities were sold in 2016 or 2015.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the securities portfolio are shown by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment fees. Below is the schedule of contractual maturities for securities held at December 31, 2016:

	Amortized	Fair
2016	Cost	Value
Due in one year or less	$5,974,189	$5,985,165
Due from one to five years	998,323	999,578
Due from five to ten years	0	0
Due in more than ten years	0	0
Mortgage-backed and collateralized mortgage obligations – residential	8,827,160	8,781,021
	$15,799,672	$15,765,764

Below is the table of securities with unrealized losses, aggregated by investment category and length of time such securities were in an unrealized loss position at December 31, 2016 and 2015:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2016	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$499,633	$(147)	$0	$0	$499,633	$(147)
Mortgage-backed and collateralized mortgage obligations - residential	5,406,053	(69,170)	881,617	(20,424)	6,287,670	(89,594)
	$5,905,686	$(69,317)	$881,617	$(20,424)	$6,787,303	$(89,741)

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2015	Value	Losses	Value	Losses	Value	Losses
US Government and federal agency	$5,453,848	$(14,235)	$0	$0	$5,453,848	$(14,235)
Mortgage-backed and collateralized mortgage obligations - residential	4,842,868	(38,336)	3,268,525	(74,729)	8,111,393	(113,065)
	$10,296,716	$(52,571)	$3,268,525	$(74,729)	$13,565,241	$(127,300)

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

At both year-end 2015 and 2016, all of the mortgage-backed securities and collateralized mortgage obligations held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Ginnie Mae, Fannie Mae and Freddie Mac. Ginnie Mae has the full faith and credit of the US government. Fannie Mae and Freddie Mac are highly rated by the rating agencies and although their debt is not guaranteed by the US government, the US government in 2008, acknowledged its commitment to support their financial health. At December 31, 2016, 17 debt securities had unrealized losses with aggregate depreciation of 1.30% from the amortized cost basis; three of the 17 had an unrealized loss greater than 12 months.

Five of the 17 securities which had an unrealized loss at year-end 2016 are issued by government agencies and 12 are issued by a government-sponsored entity. It is likely that these debt securities will be retained given the fact that they are pledged to various public funds. The reported decline in value is not material and is deemed to be market driven. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

At year-end 2015 and 2016, there were no holdings of securities of any one issuer, other than U.S. Government and federal agencies, in an amount greater than 10% of common stock and surplus.

Securities pledged at year-end 2016 had a carrying amount of $14,266,378 and were pledged to secure public fund customers and customer repurchase agreements. Pledged securities at year-end 2015 had a carrying amount of $20,201,813.

NOTE 3 - LOANS

Outstanding loan balances by portfolio segment and class at December 31, 2016 and 2015 were as follows:

	2016	2015

Commercial	$50,869,327	$48,287,124
Commercial Real Estate:
General	55,412,701	48,327,074
Construction	8,383,035	2,189,127
Consumer:
Lines of credit	5,965,344	5,296,097
Other	1,169,365	1,167,709
Credit card	450,920	473,048
Residential	18,654,044	17,051,151
Net deferred loan fees	(80,152)	(49,602)
	140,824,584	122,741,728
Less: Allowance for loan losses	(1,611,820)	(1,671,416)
Loans, net	$139,212,764	$121,070,312

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ending December 31, 2016 and 2015 by portfolio segment:

		Commercial
December 31, 2016	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$522,558	$432,145	$322,185	$210,653	$183,875	$1,671,416
Charge-offs	(87,435)	(21,871)	(64,294)	0	0	(173,600)
Recoveries	50,953	25,710	37,341	0	0	114,004
Provision for loan losses	130,926	23,821	(36,038)[1]	(7,341)[1]	(111,368)	0
Ending balance	$617,002	$459,805	$259,194	$203,312	$72,507	$1,611,820

		Commercial
December 31, 2015	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Beginning balance	$500,776	$848,589	$294,039	$204,485	$130,283	$1,978,172
Charge-offs	0	(469,041)	(36,755)	0	0	(505,796)
Recoveries	47,350	33	151,657	0	0	199,040
Provision for loan losses	(25,568)	52,564	(86,756)	6,168	53,592	0
Ending balance	$522,558	$432,145	$322,185	$210,653	$183,875	$1,671,416

1 The negative provision in these loan segments resulted from a reductions in specific reserves, which were greater than the loan loss provision required for growth in outstanding principal.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2016 and 2015:

2016	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$268,274	$20,595	$80,503	$62,962	$0	$432,334
Collectively evaluated for impairment	348,728	439,210	178,691	140,350	0	1,106,979
Unallocated	0	0	0	0	72,507	72,507
Total ending allowance balance	$617,002	$459,805	$259,194	$203,312	$72,507	$1,611,820

Loans:
Individually evaluated for impairment[1]	$2,294,672	$6,328,334	$165,174	$526,736	$0	$9,314,916
Collectively evaluated for impairment	48,666,710	57,560,977	7,448,194	18,176,652	0	131,852,533
Total ending loans balance	$50,961,382	$63,889,311	$7,613,368	$18,703,388	$0	$141,167,449

2015	Commercial	Commercial Real Estate	Consumer	Residential	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment[1]	$198,222	$49,855	$145,955	$71,460	$0	$465,492
Collectively evaluated for impairment	324,336	382,290	176,230	139,193	0	1,022,049
Unallocated	0	0	0	0	183,875	183,875
Total ending allowance balance	$522,558	$432,145	$322,185	$210,653	$183,875	$1,671,416

Loans:
Individually evaluated for impairment[1]	$2,327,065	$5,332,786	$309,323	$729,178	$0	$8,698,352
Collectively evaluated for impairment	46,048,707	45,261,236	6,650,819	16,368,778	0	114,329,540
Total ending loans balance	$48,375,772	$50,594,022	$6,960,142	$17,097,956	$0	$123,027,892

1 Loans that are specifically identified.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2016 and 2015. The recorded investment includes unpaid principal net of interest payments applied to principal (non-accrual loans only) as well as accrued interest receivable, deferred fees and costs. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2016	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,334,036	$1,394,625	$0	$1,355,309	$60,397	$49,175
Commercial Real Estate:
General	6,270,915	7,349,245	0	5,148,859	191,666	186,453
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	35,868	35,791	0	71,397	5,010	5,010
Other	0	0	0	0	0	0
Credit card	0	0	0	0	0	0
Residential	181,557	214,031	0	297,361	981	490
Subtotal	$7,822,376	$8,993,692	$0	$6,872,926	$258,054	$241,128
With an allowance recorded:
Commercial	$960,636	$970,799	$268,274	$996,153	$43,517	$43,146
Commercial Real Estate:
General	57,419	57,323	20,595	51,826	2,556	2,556
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	108,825	108,217	60,132	153,010	7,904	7,512
Other	20,481	20,372	20,371	17,827	1,437	1,348
Credit card	0	0	0	0	0	0
Residential	345,179	353,232	62,962	314,968	14,314	14,314
Subtotal	$1,492,540	$1,509,943	$432,334	$1,533,784	$69,728	$68,876
Total	$9,314,916	$10,503,635	$432,334	$8,406,710	$327,782	$310,004

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
2015	Investment	Balance	Allowance	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$1,376,371	$1,435,861	$0	$1,399,958	$43,691	$43,691
Commercial Real Estate:
General	5,220,711	6,381,061	0	5,441,287	197,049	197,049
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	15,740	15,740	0	37,181	0	0
Other	0	0	0	0	0	0
Credit card	0	0	0	0	0	0
Residential	414,528	446,950	0	310,890	1,707	1,707
Subtotal	$7,027,350	$8,279,612	$0	$7,189,316	$242,447	$242,447
With an allowance recorded:
Commercial	$950,694	$957,412	$198,222	$517,165	$25,498	$21,824
Commercial Real Estate:
General	112,075	148,165	49,855	282,592	0	0
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	277,230	276,275	129,617	276,204	16,298	16,298
Other	16,353	16,338	16,338	13,361	1,314	1,314
Credit card	0	0	0	0	0	0
Residential	314,650	321,821	71,460	347,398	13,029	12,068
Subtotal	$1,671,002	$1,720,011	$465,492	$1,436,720	$56,139	$51,504
Total	$8,698,352	$9,999,623	$465,492	$8,626,036	$298,586	$293,951

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due and non-accrual loans by class of loans as of December 31, 2016:

			Greater Than 90	Total Accruing		Total Recorded
	30-59 Days Past	60-89 Days Past	Days Past	Past Due	Current	Investment of
Accruing Loans	Due	Due	Due	Loans	Accruing Loans	Accruing Loans
Commercial	$298,912	$592,498	$0	$891,410	$50,058,531	$50,949,941
Commercial Real Estate:
General	100,058	0	0	100,058	55,404,749	55,504,807
Construction	0	0	0	0	8,384,504	8,384,504
Consumer:
Lines of credit	36,652	0	0	36,652	5,951,862	5,988,514
Other	0	0	0	0	1,173,934	1,173,934
Credit card	0	0	0	0	450,920	450,920
Residential	36,621	144,039	0	180,660	18,410,821	18,591,481
Total	$472,243	$736,537	$0	$1,208,780	$139,835,321	$141,044,101

			Greater Than 90	Total	Current	Total Non Accrual
	30-59 Days Past	60-89 Days Past	Days Past	Non Accrual	Non Accrual	Recorded
Non Accrual Loans	Due	Due	Due	Past Due Loans	Loans	Investment
Commercial	$0	$0	$0	$0	$11,441	$11,441
Commercial Real Estate:
General	0	0	0	0	0	0
Construction	0	0	0	0	0	0
Consumer:
Lines of credit	0	0	0	0	0	0
Other	0	0	0	0	0	0
Credit card	0	0	0	0	0	0
Residential	63,049	0	48,858	111,907	0	111,907
Total	$63,049	$0	$48,858	$111,907	$11,441	$123,348

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

The Company has $9,102,558 at December 31, 2016 of unpaid principal balance to customers whose loan terms have been modified in troubled debt restructurings. There are specific reserves of $413,252 allocated on $1,458,542 of the total; the remainder of the troubled debt restructurings has no reserves allocated to it. These results are similar to 2015. At December 31, 2015, the Company had $7,965,816 of unpaid principal on troubled debt restructurings. There were specific reserves of $401,072 allocated on $1,500,475 of the total with the remainder having no reserves.

During 2015 and 2016, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; financing concessions; or a permanent reduction of the recorded investment in the loan.

In 2016, two modifications involved a stated interest rate below the current market rate for a period ranging from 4 months to 9 months, while three modifications involved interest rate concessions ranging from 10 months to 23 years.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2016:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded	Current
2016	Number of Loans	Investment	Investment	Balance
Troubled Debt Restructurings:
Commercial	1	$15,107	$15,107	$15,107
Commercial Real Estate:
General	2	1,459,234	1,447,566	1,446,718
Consumer:
Other	1	11,566	11,566	11,565
Residential	1	83,310	83,882	83,882
Total	5	$1,569,217	$1,558,121	$1,557,272

Five loans were modified during 2016. Two modifications involved a stated interest rate below the current market rate for a period of 7 and 21 years and two others involved a reduced payment for nine months or less. One residential loan was modified resulting in the borrower receiving a reduced payment for six months. This modification is expected to provide payment relief while the borrower markets the home for sale. After the six months, if the home has not sold, the borrower will receive an interest rate below the current market rate until a sale is completed.

In the 12 month period ended December 31, 2016, there were no charge-offs related to the troubled debt restructurings. As of December 31, 2016, an additional $31,417 of specific reserves were established on these troubled debt restructurings.

The following table presents loans by class modified as troubled debt restructurings that occurred during the 12 month period ended December 31, 2015:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded	Current
2015	Number of Loans	Investment	Investment	Balance
Troubled Debt Restructurings:
Commercial	4	$941,413	$941,081	$940,476
Commercial Real Estate:
General	1	249,821	249,821	249,821
Residential	1	272,800	272,800	266,784
Total	6	$1,464,034	$1,463,702	$1,457,081

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

Six loans were modified during 2015. The modifications for three commercial and one commercial real estate loan involved reduced payments ranging from 5-186 months. The fourth commercial loan and the residential loan involved permanent financing concessions as the borrowers could not obtain financing elsewhere.

In the 12 month period ended December 31, 2015, there were no charge-offs related to the troubled debt restructurings. As of December 31, 2015, an additional $87,368 of specific reserves were established on these troubled debt restructurings.

Generally, a modified loan is considered to be in payment default when the borrower is not performing according to the renegotiated terms.

For the 12 month period ended December 31, 2016, there was one troubled debt restructuring on a commercial loan that experienced a payment default within 12 months following the modification. The recorded investment of the loan at the time of default was $18,301.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

As of December 31, 2016 and 2015, and based on the most recent analysis performed, the recorded investment by risk category and class of loans is as follows:

			Commercial Real Estate		Commercial Real Estate
	Commercial		General		Construction
	2016	2015	2016	2015	2016	2015
1	$1,288,969	$871,535	$0	$0	$0	$0
2	0	0	1,577,808	1,698,136	0	0
3	10,420,192	12,001,827	5,738,500	4,599,484	800,501	65,780
4	16,356,758	12,742,910	17,176,904	14,367,694	4,310,495	264,961
5	17,186,851	18,581,320	18,089,577	15,120,148	1,782,945	371,762
5M	2,606,184	1,426,772	3,087,363	3,940,477	0	0
6	1,200,346	798,475	8,159,197	7,472,404	1,490,563	1,490,636
7	1,890,779	1,939,064	1,674,939	333,169	0	0
8	11,303	13,869	519	869,371	0	0
Total	$50,961,382	$48,375,772	$55,504,807	$48,400,883	$8,384,504	$2,193,139

There was a $1.2 million increase in weaker commercial real estate loans, specifically grades 6,7, and 8. The net change was primarily driven by grade changes to two large commercial real estate credits. Neither of the credits carried a specific allocation in the allowance for loan loss at year-end 2016.

The first of the two commercial real estate properties mentioned above was in the 5M risk category at December of 2015 but downgraded to a 7 by year-end 2016. The $1.4 million loan is secured by Class A medical office space. The loan was downgraded in 2016 because of weak cashflow, deficient collateral coverage and delinquent property taxes. In December (2016), the Bank obtained a professional evaluation of the property and the property’s value had improved which provided management with support for an allocation of zero within the allowance for loan losses at year-end 2016. Nonetheless, management has increased its oversight of this credit and will continue to work with the borrower to ensure that the property is well-managed.

The second of the two commercial real estate properties mentioned above was in risk category 8 at December of 2015 but was upgraded to a 6 by year-end 2016. Previous to the upgrade, the loan was on non-accrual. There were several positive developments occurring in 2016 supporting not only a return to accruing status but also a zero allocation within the allowance for loan losses at year-end 2016. During 2016, the borrower secured a new tenant for the building which strengthened the cashflow coverage of the loan. Additionally, the new tenant increased the occupancy rate which in turn positively impacted the appraisal. In spite of these improvements, the loan is being carefully watched by the Bank’s credit administration staff.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (Continued)

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity. The following tables present the recorded investment in residential and consumer loans based on payment activity as of December 31, 2016 and 2015:

	Residential
	2016	2015
Performing	$18,176,652	$16,368,778
Impaired	526,736	729,178
Total	$18,703,388	$17,097,956

	Consumer – Lines of credit		Consumer – Other		Consumer – Credit card
	2016	2015	2016	2015	2016	2015
Performing	$5,843,821	$5,021,480	$1,153,453	$1,156,291	$450,920	$473,048
Impaired	144,693	292,970	20,481	16,353	0	0
Total	$5,988,514	$5,314,450	$1,173,934	$1,172,644	$450,920	$473,048

NOTE 4 – FORECLOSED ASSETS

Foreclosed asset activity for the year ended December 31:

	2016	2015
Beginning of year	$2,211,327	$2,238,997
Additions	89,019	349,357
Reductions from sales	(649,574)	(142,288)
Direct write-downs	(190,378)	(193,976)
Transfer to SBA receivable	0	(40,763)
End of year	$1,460,394	$2,211,327

Expenses related to foreclosed assets include:

	2016	2015
Operating expenses, net of rental income	$80,782	$158,384

A significant portion of the operating expenses is related to property taxes paid on the foreclosed assets. These amounts can vary from year-to-year depending on the number and types of foreclosed properties as well as the timing of the payments.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Period end premises and equipment were as follows at December 31:

	2016	2015
Land & land improvements	$4,704,624	$4,703,312
Buildings & building improvements	6,334,070	6,332,060
Furniture, fixtures and equipment	3,231,264	3,314,126
	14,269,958	14,349,498
Less: accumulated depreciation	5,783,603	5,528,996
	$8,486,355	$8,820,502

Depreciation expense was $363,928 for 2016 and $371,461 for 2015.

NOTE 6 - DEPOSITS

The components of the outstanding deposit balances at December 31, 2016 and 2015 were as follows:

	2016	2015
Non-interest-bearing DDA	$46,893,163	$39,236,718
Interest-bearing DDA	40,848,573	36,675,745
Money market	21,637,723	21,992,206
Savings	32,724,497	24,446,559
Certificate of deposit	25,619,354	38,830,411
	$167,723,310	$161,181,639

Time deposits of $250,000 or more were $1,387,575 at year-end 2016 and $1,377,420 at year-end 2015.

Scheduled maturities of time deposits, as of December 31, 2016, were as follows:

2017	$16,304,833
2018	8,356,479
2019	473,193
2020	10,120
2021	445,706
2022	29,023
$25,619,354

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SHORT-TERM BORROWINGS

The Company’s short-term borrowings outstanding consisted entirely of repurchase agreements at year-end 2015 and 2016. The Company utilized its line of credit with the FHLB one time during 2016. Information regarding repurchase agreements and borrowings from the FHLB is summarized below:

	Repurchase	Borrowings
	Agreements	from FHLB
Outstanding at December 31, 2016	$4,639,766	$0
Average interest rate at year-end	0.40%	0%
Average balance during year	4,283,900	273
Average interest rate during year	0.41%	0.34%
Maximum month end balance during year	5,382,709	0

Outstanding at December 31, 2015	$4,921,023	$0
Average interest rate at year-end	0.42%	0%
Average balance during year	5,411,588	135,068
Average interest rate during year	0.44%	0.37%
Maximum month end balance during year	8,829,269	0

The Bank had securities of $4,000,396 pledged to repurchase agreements at December 31, 2016 and $5,341,286 pledged at December 31, 2015.

The Bank has the ability to borrow $1.8 million from the Discount Window. At December 31, 2016, collateral pledged for Discount Window borrowings consisted of $1,781,289 in home equity loans. There have been no borrowings from the Discount Window since January 2010.

Fair Market Value of Securities Pledged to Repurchase Agreements	December 31, 2016	December 31, 2015
U.S. Treasury and agency securities	$454,400	$458,700
Mortgage-backed securities	2,895,264	4,002,129
Collateralized mortgage obligations	650,732	880,457
Total	$4,000,396	$5,341,286

The Company had $2,614,102 of residential mortgage loans pledged to support its $2,000,000 overdraft line of credit with the FHLB at December 31, 2016.

The potential risk associated with the Repurchase Agreements and related pledge collateral, including obligations arising from a decline in fair value of the pledged collateral, are minimal due to the fact that the Repurchase Agreements pertain to overnight borrowings and therefore not subject to fluctuations in fair value.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS

The Bank is a member of the FHLB of Indianapolis. Based on its current FHLB stock holdings and collateral, the Bank has the capacity to borrow $3,520,839 at December 31, 2016. Each borrowing requires a direct pledge of securities and/or loans. To support potential borrowings with the FHLB, the Bank had loans with a carrying value of $7,216,020 pledged at year-end 2016 and $7,511,449 pledged at year-end 2015. During 2016, the Bank used a portion of the loans pledged to the FHLB as collateral for the Bank’s $2,000,000 overdraft line of credit. The remaining pledged loans are available to collateralize longer term FHLB borrowings. The Bank had no balance outstanding on the line of credit and the Bank had no other borrowings with the FHLB at either December 31, 2016 or 2015.

NOTE 9 – SUBORDINATED DEBENTURES

The Trust, as discussed in Note 1, sold 4,500 Cumulative Preferred Securities (“trust preferred securities”) at $1,000 per security in a December 2004 offering. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities and subordinated debentures carry a floating rate of 2.05% over the 3-month LIBOR and was 3.05% at December 31, 2016 and 2.65% at December 31, 2015. The stated maturity is December 30, 2034. The trust preferred securities are redeemable at par value on any interest payment date and are, in effect, guaranteed by the Company. Interest on the subordinated debentures is payable quarterly on March 30th, June 30th, September 30th and December 30th. The Company is not considered the primary beneficiary of the Trust (under the variable interest entity rules), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability, and the interest expense is recorded on the Company’s consolidated statement of income.

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

The last allowable deferral period was March 30, 2015. All accrued and unpaid interest was due and payable and a corresponding amount of distributions was payable on the trust preferred securities on June 30, 2015. The Company did not have the liquidity to pay the interest owed at that time. On March 30, 2016, the Company remitted an interest payment of approximately $722,000 (which consisted of $673,000 of accrued interest and $49,000 of interest on the deferred interest) curing the interest payment default utilizing proceeds from its Rights Offering and concurrent private placement discussed in Note 12.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – SUBORDINATED DEBENTURES (Continued)

On April 27, 2016, the Company’s Board of Directors voted to again defer interest payments in order to preserve its cash for general operations and potential capital support for the Bank as it grows. The deferral of interest does not constitute an event of default. The Company exercised its option to defer regularly scheduled quarterly interest payments beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2016. As of December 31, 2016, the accrued and unpaid interest owed on the subordinated debentures was $98,892.

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

The Company’s note payable with 1030 Norton LLC included a beneficial conversion feature allowing repayment of the outstanding principal with common stock instead of cash at a discount of 25% below the general offering price should an offering of stock be carried out by the Company. On October 2, 2015, the Company entered into a Debt Conversion Agreement with 1030 Norton LLC. The Debt Conversion Agreement provided that 1030 Norton LLC will convert 100% of the principal balance of its note, which totals $1,280,000, in shares of common stock of the Company at a conversion price of $1.91 per share, which is equal to 75% of the per share purchase price established by the Board of Directors of the Company in connection with its Rights Offering.

The note payable conversion to equity was completed on March 28, 2016 simultaneously with the closing of the Rights Offering. The balance of the note payable was settled in exchange for 670,153 shares of stock issued to the members of 1030 Norton LLC and a check for $7.77 due to fractional shares. Upon consummation of the conversion, the Company made a final interest payment of $24,747 and 1030 Norton LLC released the Company’s pledge of 100% of the shares of Community Shores Bank.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – DERIVATIVE LIABILITY

The beneficial conversion feature embedded in the Company’s note payable to 1030 Norton LLC was recorded as a liability through interest expense for the Company during 2015. At June 30, 2015, the conditions for the conversion were met and the liability was recorded. The value of the liability was established at $426,667, which represented a 25% per share discount on the stock to be issued in exchange for the outstanding note payable from the price per share of the Company’s stock established in the Rights Offering.

Similar to the related note payable discussed in Note 10, the derivative liability, net of related deferred tax, was reclassified to shareholder’s equity at conversion on March 28, 2016.

NOTE 12 – SHAREHOLDER’S EQUITY

Sale of Common Stock

The Company initiated a Rights Offering in October 2015 with the intention of increasing the Company’s liquidity, repaying deferred and overdue interest on its subordinated debentures and contributing capital to the Bank.

The Rights Offering consisted of a distribution of nontransferable subscription rights to its shareholders of record as of October 12, 2015. Each shareholder of record received 1.7488 rights for each share of the Company’s common stock they owned as of the record date. Each right enabled its holder to purchase one share of the Company’s common stock at a price of $2.55 per share. Additionally, rights holders were given an oversubscription privilege to subscribe for a portion of the Rights Offering shares that were not purchased by other rights holders. The shares of the Company’s Common Stock sold in the Rights Offering totaled 1,383,299. The Rights Offering was closed on March 28, 2016 and garnered proceeds of approximately $3,300,000 (gross proceeds of $3,527,000 net of offering costs of $237,000).

Concurrent with the closing of the Rights Offering, the Company finalized the sale of 579,412 shares of Common Stock through a private placement, also at $2.55 per share. Total proceeds received from this transaction were approximately $1,500,000. There was no issuance cost associated with the private placements.

NOTE 13 - BENEFIT PLANS

The Company’s 401(k) benefit plan allows employee contributions up to the dollar limit set by law which was $18,000 for 2016 and 2015. The Company may, at its discretion, make a matching contribution. The matching formula is 100% of the first 3% of compensation contributed and 50% of the next 3%. The Company did not make any matching contributions in 2016 or 2015. Upon reinstatement of the matching contribution, the plan will qualify as a Safe Harbor 401(k) Plan.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14- INCOME TAXES

The consolidated income tax expense (benefit) was as follows:

	2016	2015
Current benefit	$(145,067)	$(2,824)
Deferred expense (benefit)	224,185	(223,691)
Tax expense (benefit)	$79,118	$(226,515)

A reconciliation of the difference between federal income tax expense and the amount computed by applying the statutory rate of 34% in 2016 and 2015 is as follows:

	2016	2015
Tax expense (benefit) at statutory rate	$73,282	$(220,427)
Tax-exempt interest income	(474)	(10,994)
Other	6,310	4,906
Federal income tax expense (benefit)	$79,118	$(226,515)

Despite the overall consolidated pre-tax income in 2016, there were temporary difference reversals related to foreclosed asset transactions and impaired loans which were recognized during the year. The net result was an increase to the Company’s net operating loss carryforward which grew to $9.3 million at December 31, 2016 from $9.2 million at December 31, 2015. In spite of this occurrence, the net operating loss carryforward is expected to be fully utilized against future taxable income. The Company’s net operating loss carryforward begins expiring in 2030 and continue through 2036.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14- INCOME TAXES (Continued)

The net deferred tax asset includes the following amounts of deferred tax assets and liabilities as of December 31, 2016 and 2015:

	2016	2015
Deferred tax asset
Allowance for loan losses	$66,047	$64,742
Non-accrual loans	779	59,279
Deferred loan costs, net	27,252	18,560
Derivative Valuation Adjustment	0	145,067
Unrealized loss on securities available for sale	11,529	14,834
AMT credit carryforward	85,822	85,822
Accrued Expenses (461h)	19,592	18,251
Foreclosed assets	862,459	989,662
Other	11,002	(16,625)
Net operating loss carryforward	3,172,378	3,104,264
	4,256,860	4,483,856
Deferred tax liabilities
Depreciation	$(185,863)	$(208,821)
FHLB Stock Dividends	(6,769)	(6,769)
Prepaid expenses	(15,669)	(18,291)
Other	(15,884)	10,190
	(224,185)	(223,691)
Net deferred tax asset	$4,032,675	$4,260,165

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

Core earnings from banking operations in 2016 as well as the outlook for future earnings supported management’s conclusion that no valuation allowance on the Company’s net deferred tax asset was necessary at December 31, 2016.

There were no unrecognized tax benefits at December 31, 2016 or 2015 and the Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Company is subject to examinations of federal taxing authorities for years after 2012.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – RELATED PARTY TRANSACTIONS

Loans and commitments to principal officers, directors and their affiliates in 2015 and 2016 were as follows:

	2016	2015
Beginning balance	$4,751,079	$2,066,577
New loans and line advances	30,343	3,683,834
Repayments	(666,092)	(999,332)
Ending balance	$4,115,330	$4,751,079

Deposits from principal officers, directors and their affiliates were $15,519,612 at year-end 2016 and $13,962,918 at year-end 2015.

NOTE 16 – SHARE-BASED COMPENSATION

The Company has one share-based compensation plan as described below. Total compensation cost that has been charged against income for that plan was $513 for 2016. There was no compensation cost charged against income for 2015.

Stock Incentive Plan of 2016

Under the Stock Incentive Plan of 2016, incentive awards may include, but are not limited to stock options, restricted stock, restricted stock unit, stock appreciation rights and other stock-related awards. Incentive awards that are stock options or stock appreciation rights are granted with an exercise price not less than the closing price of our common stock on the date of grant. Price, vesting and expiration date parameters are determined by the Board or a committee of the Board on a grant by grant basis. There were 500,000 shares available for incentive awards upon adoption of the plan.

On December 20, 2016, the Board granted 30,000 shares of restricted stock. The restricted stock will vest over five years. At year-end 2016, there were 470,000 shares available for future rewards.

A summary of the restricted stock activity in the plan for 2016 is as follows:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
Non-vested at beginning of year	0	$0
Granted	30,000	2.27
Exercised	0	0
Forfeited	0	0
Non-vested at end of year	30,000	$2.27

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by the federal banking agencies. Since the Company is a one-bank holding company with consolidated assets of less $500 million, regulatory minimum capital ratios are applied only to the Bank. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

The five prompt corrective action classifications are well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. For instance, if a bank is not well capitalized, regulatory approval is required to accept brokered deposits. And generally, a bank may not make a capital distribution if, after making the distribution, it would be undercapitalized. If a bank is undercapitalized, it is subject to being closely monitored by its principal federal regulator, its asset growth and expansion are restricted, acquisitions, new activities, new branches, payment of dividends or management fees are prohibited and plans for capital restoration are required. In addition, further specific types of restrictions may be imposed on the Bank at the discretion of the federal regulator.

Under final Basel III capital rules that became effective on January 1, 2015, there was a requirement for a capital conservation buffer of 2.5% of risk-weighted assets to be phased in over four years at an incremental rate of 0.625% each year beginning in 2016. When fully phased in, this will result in a minimum CET1 ratio of 7%, a minimum total capital to risk-weighted asset ratio of 10.5%, and a minimum Tier 1 capital to risk-weighted asset ratio of 8.5%. Banks that do not maintain this required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases, and on the payment of discretionary bonuses to senior executive management. As of December 31, 2016, the capital conservation buffer was 3.12%.

On March 31, 2016, following a $3.35 million contribution of capital from the Company, the Bank’s capital ratios were elevated to a level of well-capitalized, according to prompt corrective action regulations. On that date, the Bank’s total risk-based capital ratio was 11.90% and its Tier 1 to average assets ratio was 8.06%; both above the minimum required to be well-capitalized. Another capital contribution of $125,000 was made on September 30, 2016.

At December 31, 2016, the Bank’s total risk-based capital ratio was 11.12% and its Tier 1 to average assets ratio was 8.30%.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Included in the tables below are the actual capital amounts and ratios for the Bank and the required capital amounts and ratios for the Bank at both December 31, 2016 and 2015.

					Minimum Required
					to Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Common Equity Tier 1 (CET1) to risk-weighted assets of the Bank	$14,917,302	10.03%	$6,689,791	4.50%	$9,663,031	6.50%
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	16,529,122	11.12	11,892,961	8.00	14,866,201	10.00
Tier 1 (Core) Capital to risk-weighted assets of the Bank	14,917,302	10.03	8,919,721	6.00	11,892,961	8.00
Tier 1 (Core) Capital to average assets of the Bank	14,917,302	8.30	7,184,813	4.00	8,981,016	5.00

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prior to the capital contribution on March 31, 2016, the Bank had an adequately capitalized regulatory capital classification.

The capital ratios at December 31, 2015 were a total risked based capital ratio of 9.46% and a Tier 1 ratio to average assets of 6.12%.

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

In determining capital for the regulatory ratio calculations, FRB guidelines limit the amount of allowance for loan losses that can be included in Tier 2 capital. In general, only 1.25% of net risk-weighted assets are allowed to be included. At both year-end periods of 2015 and 2016, the full balance of the allowance for loan losses was counted as Tier 2 capital and nothing was disallowed. At December 31, 2016 the balance of the allowance for loan losses was $1,611,820 and at December 31, 2015, the balance of the allowance for loan losses was $1,671,416.

The Company was subject to a Written Agreement with the FRB beginning in December 2010 but in light of improvements to the Company’s financial condition and the strengthened capital position of the Bank as a result of the capital raise, the FRB terminated the Written Agreement on March 16, 2017.

Going forward, the FRB has requested that the Company obtain written approval at least 30 days prior to declaring or paying a dividend on any class of its stock; increasing its debt, including the issuance of trust preferred securities; or redeeming any Company stock.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – OFF-BALANCE SHEET ACTIVITIES

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

The contractual amount of unfunded financial instruments with off-balance sheet risk was as follows at December 31, 2016 and 2015:

	2016		2015
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit	$1,912,012	$25,263,371	$2,728,791	$21,803,733
Unused standby letters of credit	0	450,000	0	1,362,000
Commitments to make loans	191,890	1,007,120	157,900	200,000

Commitments to make loans are generally made for periods of 60 days or less.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS

December 31,

	2016	2015
ASSETS
Cash and cash equivalents	$642,215	$41,123
Investment in subsidiaries	17,313,844	13,531,663
Other assets	716,233	951,424

Total assets	$18,672,292	$14,524,210

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$110,812	$755,116
Derivative liability	0	426,667
Note payable	0	1,280,000
Subordinated debentures	4,500,000	4,500,000
Shareholders’ equity	14,061,480	7,562,427

Total liabilities and shareholders’ equity	$18,672,292	$14,524,210

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31,

	2016	2015
Other income	$1,422	$435
Interest expense	(158,679)	(228,633)
Derivative valuation adjustment	0	(426,667)
Other expense	(78,191)	(86,125)
Loss before income tax benefit and undistributed subsidiary income	(235,448)	(740,990)
Equity in undistributed subsidiaries income	318,524	49,349
Federal income tax benefit	(80,052)	(251,937)

Net income (loss)	163,128	(439,704)
Other comprehensive income (loss)	6,415	(78,806)
Comprehensive income (loss)	$169,543	$(518,510)

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2016	2015
Cash flows used by operating activities
Net income (loss)	$163,128	$(439,704)
Equity in undistributed subsidiaries income	(318,524)	(49,349)
Derivative liability	0	426,667
Change in federal tax benefit	219,849	(251,937)
Share-based compensation expense	513	0
Net change in:
Other assets	(129,725)	(161,194)
Other liabilities	(644,304)	161,236
Net cash used by operating activities	(709,063)	(314,281)

Cash flows from (used by) investing activities
Capital investment redeemed from (into) subsidiaries	(3,457,242)	26,234

Cash flows from financing activities
Repayment of note payable	(8)	0
Proceeds from rights offering, net of issuance costs	3,289,904	0
Proceeds from private placement	1,477,501	0
Net cash from financing activities	4,767,397	0

Net change in cash and cash equivalents	601,092	(288,047)
Beginning cash and cash equivalents	41,123	329,170

Ending cash and cash equivalents	$642,215	$41,123
Supplemental cash flows information:
Note payable conversion to common stock, including derivative liability and net of taxes	$1,561,592	$0

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

Non-real estate collateral may be valued using appraisals, independent valuation tools or aging reports.  To determine the fair value, these values are adjusted or discounted based on several factors, including but not limited to: the Bank’s historical losses within that particular asset category;  knowledge of the collateral, including age and condition; and  changes in market conditions from the time of the valuation,  resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

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

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis are summarized below for the years ended December 31, 2016 and 2015:

		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2016
Available for sale securities:
US Treasury	$504,766	$504,766	$0	$0
US Government and federal agency	6,479,977	0	6,479,977	0
Mortgage-backed and collateralized mortgage obligations– residential	8,781,021	0	8,781,021	0
Total	$15,765,764	$504,766	$15,260,998	$0

	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Available for sale securities:
US Treasury	$1,511,328	$1,511,328	$0	$0
US Government and federal agency	11,544,620	0	11,544,620	0
Municipals	710,966	0	710,966	0
Mortgage-backed and collateralized mortgage obligations– residential	11,442,819	0	11,442,819	0
Total	$25,209,733	$1,511,328	$23,698,405	$0

There were no transfers between Level 1 and Level 2 securities during 2016 or 2015.

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a non-recurring basis are summarized below for the period ended December 31, 2016 and 2015.

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2016
Impaired loans[1]:	$3,210,340	$0	$0	$3,210,340
Foreclosed assets:	1,460,394	0	0	1,460,394
Total	$4,670,734	$0	$0	$4,670,734

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant
		Identical Assets	Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Impaired loans[1]:	$1,728,358	$0	$0	$1,728,358
Foreclosed assets:	2,211,327	0	0	2,211,327
Total	$3,939,685	$0	$0	$3,939,685

1 Collateral dependent

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

The following tables present information as of December 31, 2016 and 2015 about significant unobservable inputs related to the Bank’s Level 3 financial assets, by class, measured on a non-recurring basis:

	Valuation	Significant Unobservable	Range
	Technique	Inputs	of Inputs
December 31, 2016

Impaired loans	Sales comparison approach	Adjustments for differences between comparable sales	(25)-19%
	Income approach	Capitalization rate	9-12.5%

Foreclosed assets	Sales comparison approach	Adjustments for differences between comparable sales	(22)-14%

	Valuation	Significant Unobservable	Range
	Technique	Inputs	of Inputs
December 31, 2015

Impaired loans	Sales comparison approach	Adjustments for differences between comparable sales	(25)-19%
	Income approach	Capitalization rate	9.5-12.5%

Foreclosed assets	Sales comparison approach	Adjustments for differences between comparable sales	(25)-10%

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of financial instruments, not previously presented above, were as follows at year-end:

		Fair Value Measurements
		at December 31, 2016 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$21,082	$20,982	$100	$0	$21,082
Loans held for sale	128	0	131	0	131
Loans, net (including impaired)	139,213	0	0	136,902	136,902
FHLB stock	301	N/A	N/A	N/A	N/A
Accrued interest receivable	393	5	45	343	393

Financial liabilities
Deposits	167,723	0	155,546	0	155,546
Repurchase agreements	4,640	0	4,640	0	4,640
Subordinated debentures	4,500	0	0	4,686	4,686
Notes payable	0	0	0	0	0
Accrued interest payable	119	0	20	99	119

		Fair Value Measurements
		at December 31, 2015 Using
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets
Cash and cash equivalents	$17,900	$17,900	$0	$0	$17,900
Loans held for sale	0	0	0	0	0
Loans, net (including impaired)	121,070	0	0	118,273	118,273
FHLB stock	301	N/A	N/A	N/A	N/A
Accrued interest receivable	369	5	78	286	369

Financial liabilities
Deposits	161,182	0	153,487	0	153,487
Repurchase agreements	4,921	0	4,921	0	4,921
Subordinated debentures	4,500	0	0	1,125	1,125
Notes payable	1,280	0	0	1,707	1,707
Accrued interest payable	734	0	20	198	218

COMMUNITY SHORES BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

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

NOTE 20 - FAIR VALUE MEASUREMENTS (Continued)

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

NOTE 21 – SUBSEQUENT EVENT

On March 16, 2017, the FRB publicly announced the termination of its Written Agreement with the Company. The Written Agreement was entered into in December of 2010.

Going forward, the FRB requests that the Company obtain written approval at least 30 days prior to declaring or paying a dividend on any class of its stock; increasing its debt, including the issuance of trust preferred securities; or redeeming any Company stock.

SHAREHOLDER INFORMATION

SEC Form 10-K

Copies of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, are available to shareholders without charge, upon written request. Please mail your request to Tracey A. Welsh, Senior Vice President and Chief Financial Officer, at Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441.

Stock Information

The Company’s common stock is traded on the OTC under the ticker symbol "CSHB". At March 22, 2017, there were approximately 163 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2015 and 2016, as reported by the OTC. The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2016
First Quarter	$2.45	$1.85
Second Quarter	2.38	2.10
Third Quarter	2.29	2.17
Fourth Quarter	2.41	2.17

Calendar Year 2015
First Quarter	$3.24	$1.50
Second Quarter	3.00	2.21
Third Quarter	3.00	2.30
Fourth Quarter	2.65	2.15

Market Makers

At March 31, 2017 the following firms were registered with OTC as market makers in common stock of the Company:

Boenning & Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428	Monroe Financial Partners 100 N. Riverside Plaza Suite 1620 Chicago, IL 60606	Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

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

Annual Meeting

This year’s Annual Meeting will be held at 9:00 a.m. on Wednesday, May 24, 2017 at the Muskegon Country Club, 2801 Lakeshore Drive, Muskegon, Michigan.

DIRECTORS AND OFFICERS

Community Shores Bank Corporation Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Former Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Executive Officers

Heather D. Brolick	President and Chief Executive Officer

Michael E. Skinner	Senior Vice President / Chief Lending Officer

Tracey A. Welsh	Senior Vice President / Chief Financial Officer, Secretary and Treasurer

DIRECTORS AND OFFICERS

Community Shores Bank Board of Directors

Gary F. Bogner	Real Estate Developer
(Chairman, non-officer)

Stanley L. Boelkins	Associate Broker, Capstone Real Estate LLC

Heather D. Brolick	President and Chief Executive Officer

Robert L. Chandonnet	Owner and President, The Nugent Sand Company, Inc.
(Vice Chairman, non-officer)

Bruce J. Essex	Former Chairman, Port City Die Cast

Julie K. Greene	Chief Executive Officer, Muskegon Surgery Center

Management Team

Heather D. Brolick	President and Chief Executive Officer

Sharon L. Gary	Assistant Vice President / Human Resources Manager

Susan M. Kane	Vice President / Mortgage Origination & Operations Manager

Amy L. Schultz	Senior Vice President and Technology / Operations Manager

Cerise A. Semrinec	Senior Vice President / Credit Administrator

Michael E. Skinner	Senior Vice President / Chief Lending Officer

Lori E. Versalle	Senior Vice President / Branch Administrator

Tracey A. Welsh	Senior Vice President / Chief Financial Officer, Secretary and Treasurer

DIRECTORS AND OFFICERS

Sherri S. Campbell	Vice President / Compliance & Electronic Banking Manager

Brenda S. Carlson	Electronic Banking Operations Specialist Coordinator

Clement E. Coulombe	Assistant Vice President / Controller

Jennifer L. Egeler	Senior Accountant

Jon M. Huizenga	Vice President / Commercial Lending Officer

Christopher J. Knoll	Credit Manager

Alan W. Kowalski	Assistant Vice President / Loan Adjustment - Collections Manager

Christopher M. Kuhn	Vice President / Commercial Lending Officer

Mari K. Larson	Loan Operations Supervisor

Evan P. Luczak	Grand Haven Branch Manager

Ronald A. Mann, Jr.	Vice President / Commercial Lending Officer

Renee L. Nyblade	Vice President / Mortgage Loan Officer

Jennifer K. Pallasch	Senior Accountant

Jamie J. Sheffer	Assistant Vice President / North Muskegon Branch Manager

Laure A. Stovall	Harvey Branch Manager

Tracy L. Straight	Vice President / Mortgage Loan Originator

Clinton A. Todd	Vice President / Retail Lending Officer

Catherine M. VanPelt	Assistant Vice President / Security and Processing Manager

Bretta D. Young	Main Office Branch Manager

